UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
EVOQUA WATER TECHNOLOGIES CORP.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT
Dear Shareholders of Xylem Inc. and Stockholders of Evoqua Water Technologies Corp.:
On behalf of the boards of directors of Xylem Inc. (“Xylem”) and Evoqua Water Technologies Corp. (“Evoqua”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the merger of Xylem and Evoqua. We are requesting that you take certain actions as a Xylem shareholder or an Evoqua stockholder.
On January 22, 2023, Xylem, Fore Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Xylem (“Merger Sub”), and Evoqua entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), providing for the merger of Merger Sub with and into Evoqua, with Evoqua surviving the merger as a direct, wholly-owned subsidiary of Xylem (the “Merger”). In the Merger, Evoqua stockholders will be entitled to receive, in exchange for each share of Evoqua common stock, par value $0.01 per share (“Evoqua Common Stock”), owned by them immediately prior to the Merger, 0.48 shares of Xylem common stock, par value $0.01 per share (“Xylem Common Stock”), with cash paid in lieu of the issuance of any fractional shares, which we refer to collectively as the “Merger Consideration.”
Xylem and Evoqua will each hold special meetings of their shareholders and stockholders, respectively, in connection with the proposed Merger (respectively, the “Xylem Special Meeting” and the “Evoqua Special Meeting”).
At the Xylem Special Meeting, holders of Xylem Common Stock (the “Xylem shareholders”) will be asked to vote on proposals to (i) approve the issuance of shares of Xylem Common Stock to the holders of Evoqua Common Stock (the “Evoqua stockholders”) in connection with the Merger pursuant to the terms of the Merger Agreement (the “Share Issuance Proposal”); and (ii) approve the adjournment of the Xylem Special Meeting to solicit additional proxies if a quorum is not present or if there are not sufficient votes cast at the Xylem Special Meeting to approve the Share Issuance Proposal or to ensure that any supplemental or amended disclosure, including any supplement or amendment to the enclosed joint proxy statement/prospectus, is timely provided to Xylem shareholders (the “Xylem Adjournment Proposal”). Approval of the Share Issuance Proposal requires the affirmative vote of a majority of votes cast at the Xylem Special Meeting by Xylem shareholders. Approval of the Xylem Adjournment Proposal requires the affirmative vote of holders of a majority of the Xylem Common Stock present in person or represented by proxy at the Xylem Special Meeting. Under the Indiana Business Corporation Law (the “IBCL”), virtual attendance at the Xylem Special Meeting constitutes presence in person for purposes of the vote required.
The Xylem Special Meeting will be held virtually at www.virtualshareholdermeeting.com/XYL2023SM, on May 11, 2023, at 11:00 a.m., Eastern Time. Xylem’s board of directors (the “Xylem Board”) unanimously recommends that Xylem shareholders vote “FOR” the Share Issuance Proposal.
At the Evoqua Special Meeting, Evoqua stockholders will be asked to vote on proposals to (i) adopt the Merger Agreement (the “Merger Proposal”), (ii) approve, on an advisory (non-binding) basis, the compensation that will or may be paid to Evoqua’s named executive officers in connection with the Merger (the “Advisory Compensation Proposal”) and (iii) approve the adjournment of the Evoqua Special Meeting to solicit additional proxies if there are not sufficient votes cast at the Evoqua Special Meeting to approve the Merger Proposal or to ensure that any supplemental or amended disclosure, including any supplement or amendment to the enclosed joint proxy statement/prospectus, is timely provided to Evoqua stockholders (the “Evoqua Adjournment Proposal”). If a quorum is present at the Evoqua Special Meeting, approval of the Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Evoqua Common Stock entitled to vote on the proposal. If a quorum is present at the Evoqua Special Meeting, approval of the Advisory Compensation Proposal and the Evoqua Adjournment Proposal each requires the affirmative vote of the holders of a majority of the voting power of shares of Evoqua Common Stock, present in person or by proxy and entitled to vote thereon at the Evoqua Special Meeting. The chairperson of the meeting will have the right and authority to (for any or no reason) recess and/or adjourn the Evoqua Special Meeting and, if a quorum is not present, Evoqua stockholders holding a majority in voting power of shares of Evoqua Common Stock, present in person or by proxy and entitled to vote thereat, will have the power to adjourn the meeting as provided in the Third Amended and Restated Bylaws of Evoqua and the General Corporation Law of the State of Delaware. Virtual attendance by stockholders of record at the Evoqua Special Meeting constitutes presence in person for purposes of the vote required.
The Evoqua Special Meeting will be held virtually at www.virtualshareholdermeeting.com/AQUA2023SM, on May 11, 2023, at 11:00 a.m., Eastern Time. The board of directors of Evoqua (the “Evoqua Board”) unanimously recommends that Evoqua stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Evoqua Adjournment Proposal.
If the Merger is consummated, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of Evoqua Common Stock as of immediately prior to the Effective Time, other than Evoqua Common Stock held in treasury by Evoqua or owned directly or indirectly by Xylem or Merger Sub, will be converted into the right to receive 0.48 shares of Xylem Common Stock (the “Exchange Ratio”), with cash paid in lieu of the issuance of fractional shares, if any. Although the number of shares of Xylem Common Stock that Evoqua stockholders will receive in exchange for their shares of Evoqua Common Stock is fixed, the market value of the Merger Consideration will fluctuate with the market value of Xylem Common Stock and will not be known at the time Evoqua stockholders vote to approve the Merger Proposal or at the time Xylem shareholders vote to approve the Share Issuance Proposal. Based on the closing price of Xylem Common Stock on the New York Stock Exchange (“NYSE”) on January 20, 2023, the last trading day before the public announcement of the parties entering into the Merger Agreement, the exchange ratio represented approximately $52.89 in value for each share of Evoqua Common Stock. Based on the closing price of Xylem Common Stock on NYSE on April 5, 2023, the last practicable trading day before the date of the enclosed joint proxy statement/prospectus, the exchange ratio represented approximately $48.13 in value for each share of Evoqua Common Stock. Based on the estimated number of shares of Xylem Common Stock and estimated number of shares of Evoqua Common Stock, as well as the outstanding equity awards of the parties, that will be outstanding immediately prior to the consummation of the Merger, we estimate that, upon consummation of the Merger, Xylem shareholders as of immediately prior to the Merger will hold approximately 75% and Evoqua stockholders as of immediately prior to the Merger will hold approximately 25%, of the issued and outstanding shares of Xylem Common Stock (in each case based on fully diluted shares outstanding of each company). We urge you to obtain current market quotations for Xylem Common Stock (trading symbol “XYL”) and Evoqua Common Stock (trading symbol “AQUA”).
The obligations of Xylem and Evoqua to consummate the Merger are subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, a copy of which is attached as Annex A to the enclosed joint proxy statement/prospectus. The enclosed joint proxy statement/prospectus describes the Xylem Special Meeting and the proposals to be considered thereat, the Evoqua Special Meeting and the proposals to be considered thereat, the Merger and the documents and agreements related to the Merger. It also contains or references information about Xylem and Evoqua and certain related agreements and matters. Please carefully read the entire enclosed joint proxy statement/prospectus prior to voting, including the section titled “Risk Factors” beginning on page 20 of the enclosed joint proxy statement/prospectus, for a discussion of the risks relating to the proposed Merger and the combined company. You also can obtain information about Xylem and Evoqua from documents that each has filed with the Securities and Exchange Commission. Please see the section titled “Where You Can Find More Information” beginning on page 207 of the enclosed joint proxy statement/prospectus for how you may obtain such information.
Sincerely,

Patrick K. Decker	Ron C. Keating
President and Chief Executive Officer	President and Chief Executive Officer
Xylem Inc.	Evoqua Water Technologies Corp.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Merger described in the enclosed joint proxy statement/prospectus or determined if the enclosed joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The enclosed joint proxy statement/prospectus is dated April 11, 2023 and is first being mailed to Xylem shareholders of record and Evoqua stockholders of record on or about April 11, 2023.

Xylem Inc.
301 Water Street SE
Washington, D.C. 20003
(202) 869-9150

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
OF
XYLEM INC.
TO BE HELD ON MAY 11, 2023
To the Shareholders of Xylem Inc.:
You are cordially invited to attend the special meeting of shareholders (the “Xylem Special Meeting”) of Xylem Inc. (“Xylem”), to be held at 11:00 a.m., Eastern Time, on May 11, 2023 virtually at www.virtualshareholdermeeting.com/XYL2023SM for the following purposes:
1.
to consider and vote on a proposal to approve the issuance of shares of Xylem’s common stock, par value $0.01 per share (the “Xylem Common Stock”) to the holders of Evoqua Common Stock (the “Evoqua stockholders”), pursuant to the Agreement and Plan of Merger, dated as of January 22, 2023 (as amended from time to time, the “Merger Agreement”), by and among Xylem, Fore Merger Sub, Inc. (“Merger Sub”), and Evoqua Water Technologies Corp. (“Evoqua”), a copy of which is attached as Annex A to the enclosed joint proxy statement/prospectus (the “Share Issuance Proposal”); and

2.
to consider and vote on a proposal to approve the adjournment of the Xylem Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Share Issuance Proposal or to ensure that any supplemental or amended disclosure, including any supplement or amendment to the enclosed joint proxy statement/prospectus, is timely provided to Xylem shareholders (the “Xylem Adjournment Proposal”).

Xylem will transact no other business at the Xylem Special Meeting or any adjournment or postponement thereof, except such business as may be properly brought before the Xylem Special Meeting or any adjournment or postponement thereof by or at the direction of the board of directors of Xylem (the “Xylem Board”) in accordance with Xylem’s Fifth Amended and Restated Bylaws. These items of business are described in the enclosed joint proxy statement/prospectus. The Xylem Board has designated the close of business on April 5, 2023 as the record date (the “Xylem Record Date”) for the purpose of determining the holders of shares of Xylem Common Stock who are entitled to receive notice of, and to vote at, the Xylem Special Meeting and any adjournment or postponement thereof, unless a new record date is fixed in connection with any adjournment or postponement of the Xylem Special Meeting. Only holders of record of Xylem Common Stock (the “Xylem shareholders”) at the close of business on the Xylem Record Date are entitled to notice of, and to vote at, the Xylem Special Meeting and at any adjournment or postponement thereof.
The Xylem Board has unanimously (i) determined that the Merger Agreement, the merger of Merger Sub with and into Evoqua, with Evoqua surviving the merger as a direct, wholly-owned subsidiary of Xylem (the “Merger”), the Share Issuance Proposal and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, Xylem and the Xylem shareholders, (ii) approved, authorized, adopted and declared advisable the Merger Agreement, the Merger, the Share Issuance Proposal and the other transactions contemplated by the Merger Agreement and (iii) recommended that the Xylem shareholders vote in favor of the Share Issuance Proposal. The Xylem Board recommends that the Xylem shareholders vote “FOR” the Share Issuance Proposal and “FOR” the Xylem Adjournment Proposal.
Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Share Issuance Proposal and “FOR” the Xylem Adjournment Proposal. Even if you plan to attend the Xylem Special Meeting virtually, Xylem requests that you complete, sign, date and return the enclosed proxy card in the accompanying envelope prior to the Xylem Special Meeting to ensure that your shares will be represented and voted at the Xylem Special Meeting if you later decide not to or become unable to attend virtually.
You may also submit a proxy over the Internet using the Internet address on the enclosed proxy card or by telephone using the toll-free number on the enclosed proxy card. If you submit your proxy through the Internet or by telephone, you will be asked to provide the control number from the enclosed proxy card. If you are not a shareholder of record, but instead hold your shares in “street name” through a broker, bank, trust or other nominee, you must provide a proxy executed in your favor from your broker, bank, trust or other nominee in order to be able to vote at the Xylem Special Meeting.
Please vote as promptly as possible, whether or not you plan to attend the Xylem Special Meeting virtually. If your shares are held in the name of a broker, bank, or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank, or other nominee. If you hold your shares in your own name, submit a proxy to vote your shares as promptly as possible by (i) visiting the Internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) submitting your proxy card by mail by using the self-addressed, stamped envelope provided. Submitting a proxy will not prevent you from voting virtually, but it will help to secure a quorum and avoid added solicitation costs. Any eligible Xylem shareholder who is virtually present at the Xylem Special Meeting may vote, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the Xylem Special Meeting in the manner described in the enclosed joint proxy statement/prospectus.
The enclosed joint proxy statement/prospectus provides a detailed description of the Merger, the Merger Agreement and the other matters to be considered at the Xylem Special Meeting. We urge you to read carefully the enclosed joint proxy statement/prospectus—including any documents incorporated by reference therein—and the annexes in their entirety. If you have any questions concerning the Merger or the enclosed joint proxy statement/prospectus, would like additional copies or need help voting your shares of Xylem Common Stock, please contact Innisfree M&A Incorporated:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders May Call: (877) 456-3422 (toll-free from the U.S. and Canada)
Banks and Brokers May Call: (212) 750-5833
By Order of the Board of Directors

Kelly C. O’Shea
Vice President, Corporate Counsel and Corporate Secretary

Washington, D.C.
April 11, 2023
Your vote is very important, regardless of the number of shares of Xylem Common Stock you own. The Merger cannot be consummated unless both the Xylem shareholders and the Evoqua stockholders approve certain proposals related to the Merger. Whether or not you plan to attend the Xylem Special Meeting virtually, please submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the Xylem Special Meeting.

Evoqua Water Technologies Corp.
210 Sixth Avenue
Pittsburgh, PA 15222
(724) 772-0044

NOTICE OF SPECIAL MEETING OF
STOCKHOLDERS OF EVOQUA WATER TECHNOLOGIES CORP.
TO BE HELD MAY 11, 2023
To the Stockholders of Evoqua Water Technologies Corp.:
You are cordially invited to attend the special meeting of stockholders (the “Evoqua Special Meeting”) of Evoqua Water Technologies Corp. (“Evoqua”) virtually, to be held at 11:00 a.m., Eastern Time, on May 11, 2023 at www.virtualshareholdermeeting.com/AQUA2023SM, for the following purposes:
1.
to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 22, 2023 (as amended from time to time, the “Merger Agreement”), by and among Xylem Inc. (“Xylem”), Fore Merger Sub, Inc. (“Merger Sub”) and Evoqua, a copy of which is attached as Annex A to the enclosed joint proxy statement/prospectus (the “Merger Proposal”);

2.
to vote on a proposal to approve, on an advisory (non-binding) basis, the compensation that will or may be paid to Evoqua’s named executive officers in connection with the Merger (as defined below) (the “Advisory Compensation Proposal”); and

3.
to vote on a proposal to approve the adjournment of the Evoqua Special Meeting to solicit additional proxies if there are not sufficient votes cast at the Evoqua Special Meeting to approve the Merger Proposal or to ensure that any supplemental or amended disclosure, including any supplement or amendment to the enclosed joint proxy statement/prospectus, is timely provided to Evoqua stockholders (the “Evoqua Adjournment Proposal”).

Evoqua will transact no other business at the Evoqua Special Meeting or any adjournment or postponement thereof, except such business as may properly be brought before the Evoqua Special Meeting or any adjournment or postponement thereof in accordance with the Third Amended and Restated Bylaws of Evoqua (the “Evoqua Bylaws”). The enclosed joint proxy statement/prospectus, of which this notice is a part, describes the proposals listed above in more detail. Please refer to the attached documents, including the Merger Agreement and all other annexes and any documents incorporated by reference, for further information with respect to the business to be transacted at the Evoqua Special Meeting. You are encouraged to read the entire document carefully before voting. In particular, please see the sections titled “The Merger” beginning on page 66 of the enclosed joint proxy statement/prospectus for a description of the transactions contemplated by the Merger Agreement and “Risk Factors” beginning on page 20 of the enclosed joint proxy statement/prospectus for an explanation of the risks associated with the Merger and the other transactions contemplated by the Merger Agreement.
If a quorum is present at the Evoqua Special Meeting, approval of the Merger Proposal by the affirmative vote of the holders of a majority of the outstanding shares of Evoqua common stock, par value $0.01 per share (“Evoqua Common Stock”), entitled to vote on the proposal is required to consummate the merger of Merger Sub with and into Evoqua, with Evoqua surviving the merger as a direct, wholly-owned subsidiary of Xylem, as contemplated by the Merger Agreement (the “Merger”). Holders of Evoqua Common Stock (“Evoqua stockholders”) will also be asked to approve the Advisory Compensation Proposal and the Evoqua Adjournment Proposal. If a quorum is present at the Evoqua Special Meeting, approval of the Advisory Compensation Proposal and the Evoqua Adjournment Proposal each requires the affirmative vote of the holders of a majority of the voting power of shares of Evoqua Common Stock present in person or represented by proxy and entitled to vote thereon at the Evoqua Special Meeting. The chairperson of the meeting will have the right and authority to (for any or no reason) recess and/or adjourn the Evoqua Special Meeting and, if a quorum is not present at the Evoqua Special Meeting, Evoqua stockholders holding a majority in voting power of shares of Evoqua Common Stock, present in person or by proxy and entitled to vote thereat, will have the power to adjourn the meeting as provided in the Evoqua Bylaws and the General Corporation Law of the State of Delaware. In addition, the Evoqua Special Meeting may be postponed, rescheduled or canceled by the Evoqua board of directors (the “Evoqua Board”) in its discretion. For additional information regarding the conduct of the Evoqua Special Meeting, please see the section titled “Evoqua Special Meeting” beginning on page 57 of the enclosed joint proxy statement/prospectus.

The Evoqua Board has fixed the close of business on April 5, 2023, as the record date (the “Evoqua Record Date”) for the determination of the Evoqua stockholders entitled to receive notice of, and to vote at, the Evoqua Special Meeting or any adjournment or postponement thereof. The Evoqua stockholders of record as of the close of business on the Evoqua Record Date are the only Evoqua stockholders who are entitled to receive notice of, and to vote at, the Evoqua Special Meeting and any adjournment or postponement thereof unless a new record date is fixed in connection with any adjournment or postponement of the Evoqua Special Meeting. A list of Evoqua stockholders entitled to vote at the Evoqua Special Meeting as of the Evoqua Record Date will be open to the examination of any Evoqua stockholder for any legally valid purpose at Evoqua’s principal executive offices for a period of 10 days prior to the Evoqua Special Meeting. The list of eligible Evoqua stockholders of record also will be available for inspection during the Evoqua Special Meeting at www.virtualshareholdermeeting.com/AQUA2023SM by entering the 16-digit control number provided on your proxy card or voting instruction form and completing the required online attestation form. For additional information regarding the Evoqua Special Meeting, see the section titled “Evoqua Special Meeting” beginning on page 57 of the enclosed joint proxy statement/prospectus.
The Evoqua Board, at a meeting duly called and held, has by unanimous vote (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair and in the best interest of, and are advisable to, Evoqua and the Evoqua stockholders, (ii) approved and adopted the Merger Agreement and approved the Merger and the other transactions contemplated by the Merger Agreement and (iii) recommended that the Evoqua stockholders approve the Merger Agreement. The Evoqua Board unanimously recommends that Evoqua stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Evoqua Adjournment Proposal.
Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Evoqua Adjournment Proposal. Even if you plan to attend the Evoqua Special Meeting, Evoqua requests that you complete, sign, date and return the enclosed proxy card in the accompanying envelope prior to the Evoqua Special Meeting to ensure that your shares will be represented and voted at the Evoqua Special Meeting if you later decide not to or are unable to attend.
You may also submit a proxy over the Internet using the Internet address on the enclosed proxy card or by telephone using the toll-free number on the enclosed proxy card. If you submit your proxy through the Internet or by telephone, you will be asked to provide the control number from the enclosed proxy card. If you are not a stockholder of record, but instead hold your shares in “street name” through a broker, bank, trustee or other nominee, you must provide a proxy executed in your favor from your broker, bank, trustee or other nominee in order to be able to vote at the Evoqua Special Meeting.
Please vote as promptly as possible, whether or not you plan to attend the Evoqua Special Meeting. If your shares are held in the name of a broker, bank or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank or other nominee. If you hold your shares in your own name, submit a proxy to vote your shares as promptly as possible by (i) visiting the Internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) submitting your proxy card by mail by using the self-addressed, stamped envelope provided. Submitting a proxy will not prevent you from voting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible Evoqua stockholder entitled to vote and who is virtually present at the Evoqua Special Meeting may vote, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the Evoqua Special Meeting in the manner described in the enclosed joint proxy statement/prospectus.

The enclosed joint proxy statement/prospectus provides a detailed description of the Merger, the Merger Agreement and the other matters to be considered at the Evoqua Special Meeting. We urge you to read carefully the enclosed joint proxy statement/prospectus—including any documents incorporated by reference—and the annexes in their entirety. If you have any questions concerning the Merger Proposal, the Advisory Compensation Proposal, the Evoqua Adjournment Proposal, the Merger or the enclosed joint proxy statement/prospectus, would like additional copies, or need help voting your shares of Evoqua Common Stock, please contact:

1212 Avenue of the Americas, 17th Floor
New York, New York 10036
Banks and Brokerage Firms Call: (212) 297-0720
Stockholders and All Others Call Toll-Free: (877) 259-6290
Email: info@okapipartners.com
By Order of the Board of Directors

Vincent Grieco
Executive Vice President, General Counsel and Secretary

Pittsburgh, Pennsylvania
April 11, 2023
Your vote is very important. The Merger cannot be consummated without the approval of the Merger Proposal by the affirmative vote of the holders of a majority of the outstanding shares of Evoqua Common Stock entitled to vote on the proposal.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Xylem Inc., an Indiana corporation (“Xylem”), constitutes a prospectus of Xylem under Section 5 of the Securities Act of 1933 (as amended, the “Securities Act”) with respect to the shares of Xylem common stock, par value $0.01 per share (“Xylem Common Stock”) to be issued to the stockholders of Evoqua Water Technologies Corp., a Delaware corporation (“Evoqua”), pursuant to the Agreement and Plan of Merger, dated as of January 22, 2023 (as amended from time to time, the “Merger Agreement”) by and among Xylem, Fore Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Xylem (“Merger Sub”) and Evoqua. This document also constitutes a proxy statement of each of Xylem and Evoqua under Section 14(a) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and a notice of meeting with respect to the special meeting of Evoqua stockholders (the “Evoqua Special Meeting”) and the special meeting of Xylem shareholders (the “Xylem Special Meeting”).
You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. Neither Xylem nor Evoqua have authorized anyone to provide you with information that is different from, or in addition to, that contained in or incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated April 11, 2023. The information contained in this joint proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this joint proxy statement/prospectus to Xylem shareholders and Evoqua stockholders nor the issuance by Xylem of Xylem Common Stock pursuant to the Merger Agreement will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Xylem has supplied all information contained in this joint proxy statement/prospectus relating to Xylem, and Evoqua has supplied all such information relating to Evoqua. Xylem and Evoqua have both contributed to the information related to the Merger (as defined in the section titled “Questions and Answers” beginning on page vii of this joint proxy statement/prospectus) contained in this joint proxy statement/prospectus.
Unless the context otherwise requires, all references in this joint proxy statement/prospectus to “Xylem” refer to Xylem Inc., an Indiana corporation. Unless the context otherwise requires, all references in this joint proxy statement/prospectus to “Evoqua” refer to Evoqua Water Technologies Corp., a Delaware corporation. All references in this joint proxy statement/prospectus to “Xylem Common Stock” refer to the common stock of Xylem, par value $0.01 per share, and all references in this joint proxy statement/prospectus to “Evoqua Common Stock” refer to the common stock of Evoqua, par value $0.01 per share. All references in this joint proxy statement/prospectus to “Xylem shareholders” refer to the holders of Xylem Common Stock, and all references in this joint proxy statement to “Evoqua stockholders” refer to the holders of Evoqua Common Stock. All references in this joint proxy statement/prospectus to “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of January 22, 2023, by and among Xylem, Merger Sub and Evoqua, as it may be amended from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. All references in this joint proxy statement/prospectus to the “Exchange Ratio” refer to the ratio of 0.48 shares of Xylem Common Stock per outstanding share of Evoqua Common Stock that will be issued to Evoqua stockholders in connection with the Merger.
i

ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates by reference important business and financial information about Xylem and Evoqua from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, see the section titled “Where You Can Find More Information” beginning on page 207 of this joint proxy statement/prospectus.
You may request copies of this joint proxy statement/prospectus and any of the documents incorporated by reference herein or other information concerning Xylem or Evoqua, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and phone numbers of such principal executive offices are listed below.
For Xylem Shareholders:	For Evoqua Stockholders:
Xylem Inc. 301 Water Street SE Washington, D.C. 20003 Attention: Corporate Secretary Telephone: (202) 869-9150	Evoqua Water Technologies Corp. 210 Sixth Avenue Pittsburgh, Pennsylvania 15222 Attention: Secretary Telephone: (724) 772-0044
If you would like to request any of the Xylem or Evoqua documents that are incorporated by reference into this joint proxy statement/prospectus, please do so by May 4, 2023 in order to receive them before the Xylem Special Meeting and the Evoqua Special Meeting.
You may also obtain any of the documents incorporated by reference into this joint proxy statement/prospectus without charge through the SEC’s website at www.sec.gov. In addition, you may obtain copies of documents filed by Xylem with the SEC by accessing Xylem’s website at https://xylem.com/en-us/investors/financial information. You may also obtain copies of documents filed by Evoqua with the SEC by accessing Evoqua’s website at https://aqua.evoqua.com/financials/sec-filings/default.aspx.
We are not incorporating the contents of the websites of the SEC, Xylem, Evoqua or any other entity into this joint proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites only for your convenience.
For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see the section titled “Where You Can Find More Information” beginning on page 207 of this joint proxy statement/prospectus.
In addition, if you have questions about the Merger or this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, contact Innisfree M&A Incorporated, the proxy solicitor for Xylem, toll-free at (877) 456-3422 or, for brokers and banks, collect at (212) 750-5833, or Okapi Partners LLC, the proxy solicitor for Evoqua, toll-free at (877) 259-6290 or, for brokers and banks, at (212) 297-0720. You will not be charged for any of these documents that you request.

v

QUESTIONS AND ANSWERS
The following questions and answers briefly address some commonly asked questions about the Evoqua Special Meeting, the Xylem Special Meeting and the Merger. They may not include all the information that is important to Evoqua stockholders and Xylem shareholders. Evoqua stockholders and Xylem shareholders should carefully read this entire joint proxy statement/prospectus, including the annexes and the other documents referred to herein.
Q:	Why am I receiving this joint proxy statement/prospectus?
A:
This joint proxy statement/prospectus serves as a proxy statement for the Evoqua Special Meeting and the Xylem Special Meeting. You are receiving this joint proxy statement/prospectus because Xylem and Evoqua have agreed to an all stock merger transaction. Pursuant to the Merger Agreement, at the Effective Time (as defined below), Merger Sub will merge with and into Evoqua, with Evoqua surviving the merger (the “Surviving Corporation”) as a direct, wholly-owned subsidiary of Xylem (the “Merger”). As referred to in this joint proxy statement/prospectus, the “Effective Time” means the effective time of the Merger as set forth in the Merger Agreement. The Merger Agreement governs the terms of the Merger and is attached to this joint proxy statement/prospectus as Annex A.

In order to consummate the Merger, among other things, Evoqua stockholders must adopt the Merger Agreement in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and Xylem shareholders must approve the issuance of shares of Xylem Common Stock in connection with the Merger.
This joint proxy statement/prospectus serves as both the proxy statement through which Evoqua will solicit proxies to obtain the necessary stockholder approval for the Merger and Xylem will solicit proxies to obtain the necessary shareholder approval to issue shares of Xylem Common Stock as consideration in the Merger and the prospectus by which Xylem will issue shares of Xylem Common Stock as consideration in the Merger.
This joint proxy statement/prospectus, which you should carefully read in its entirety, contains important information about the Evoqua Special Meeting and the Xylem Special Meeting, the Merger and other matters.
Q:	What will happen in the Merger?
A:
The Merger Agreement sets forth the terms and conditions of the proposed Merger. Under the Merger Agreement, Merger Sub will merge with and into Evoqua, the separate corporate existence of Merger Sub will cease and Evoqua will continue as the Surviving Corporation and as a direct, wholly-owned subsidiary of Xylem.

The Merger Agreement is attached to this joint proxy statement/prospectus as Annex A. For a more complete discussion of the proposed Merger, its effects and the other transactions contemplated by the Merger Agreement, please see the section titled “The Merger” beginning on page 66 of this joint proxy statement/prospectus.
Q:	What are Evoqua stockholders being asked to vote on?
A:
Evoqua is holding a special meeting of Evoqua stockholders to vote on a proposal to adopt the Merger Agreement (the “Merger Proposal”) pursuant to which each outstanding share of Evoqua Common Stock (other than any Excluded Shares (as defined in the section titled “Summary” beginning on page 1 of this joint proxy statement/prospectus)) will be canceled and converted into the right to receive 0.48 shares of Xylem Common Stock, with cash paid in lieu of the issuance of any fractional shares.

Evoqua stockholders will also be asked to approve (i) the proposal to approve, on an advisory (non-binding) basis, the compensation that will or may be paid to Evoqua’s named executive officers in connection with the Merger (the “Advisory Compensation Proposal”) and (ii) the proposal to approve the adjournment of the Evoqua Special Meeting to solicit additional proxies if there are not sufficient votes cast at the Evoqua Special Meeting to approve the Merger Proposal or to ensure that any supplemental or amended disclosure, including any supplement or amendment to this joint proxy statement/prospectus, is timely provided to Evoqua stockholders (the “Evoqua Adjournment Proposal”).
Your vote is very important, regardless of the number of shares of Evoqua Common Stock that you own. The approval of the Evoqua stockholders of the Merger Proposal (the “Evoqua Stockholder Approval”) is a condition to the obligations of Xylem, Merger Sub and Evoqua to consummate the Merger.
Q:	What are Xylem shareholders being asked to vote on?
A:
Xylem is holding a special meeting of Xylem shareholders to vote on the approval of the issuance of shares of Xylem Common Stock to the Evoqua stockholders in connection with the Merger pursuant to the terms of the Merger Agreement (the “Share Issuance Proposal”).

Xylem shareholders will also be asked to approve the proposal to adjourn the Xylem Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Share Issuance Proposal or to ensure that any supplemental or amended disclosure, including any supplement or amendment to this joint proxy statement/prospectus, is timely provided to Xylem shareholders (the “Xylem Adjournment Proposal”).
Your vote is very important, regardless of the number of shares of Xylem Common Stock that you own. The approval of the Xylem shareholders of the Share Issuance Proposal (the “Xylem Shareholder Approval”) is a condition to the obligations of each of Xylem and Evoqua to consummate the Merger.
Q:	How important is my vote as an Evoqua stockholder?
A:
Your vote “FOR” each proposal presented at the Evoqua Special Meeting is very important, and you are encouraged to submit a proxy as soon as possible. The Merger cannot be consummated without obtaining the Evoqua Stockholder Approval.

Q:	How important is my vote as a Xylem shareholder?
A:
Your vote “FOR” each proposal presented at the Xylem Special Meeting is very important, and you are encouraged to submit a proxy as soon as possible. The Merger cannot be consummated without obtaining the Xylem Shareholder Approval.

Q:	What constitutes a quorum, and what vote is required to approve each proposal at the Evoqua Special Meeting?
A:
The holders of record of a majority of the voting power of the issued and outstanding shares of Evoqua Common Stock as of April 5, 2023 (the “Evoqua Record Date”) entitled to vote at the Evoqua Special Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Evoqua Special Meeting. Virtual attendance by stockholders of record at the Evoqua Special Meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Evoqua Special Meeting. Shares of beneficial owners who hold such shares in “street name” through a bank, broker, trustee or other nominee and who fail to give voting instructions to their bank, broker, trustee or other nominee will not be counted towards a quorum. Beneficial owners who attend the Evoqua Special Meeting will not count towards a quorum unless they instruct their shares or hold a legal proxy executed by their bank, broker, trustee or other nominee.

If a quorum is present at the Evoqua Special Meeting, approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Evoqua Common Stock entitled to vote on the proposal. Accordingly, if a quorum is present, the failure of an Evoqua stockholder to vote on the Merger Proposal (including the failure of an Evoqua stockholder who holds shares in “street name” through a bank, broker, trustee or other nominee to give any voting instructions to that bank, broker, trustee or other nominee) or the failure of an Evoqua stockholder to attend the Evoqua Special Meeting, either in person or represented by proxy, will have the same effect as a vote “AGAINST” the Merger Proposal.
If a quorum is present at the Evoqua Special Meeting, approval of the Advisory Compensation Proposal and the Evoqua Adjournment Proposal each requires the affirmative vote of the holders of a majority of the voting power of shares of Evoqua Common Stock present in person or represented by proxy and entitled to vote thereon at the Evoqua Special Meeting. Accordingly, failure of an Evoqua stockholder who holds shares in “street name” through a bank, broker, trustee or other nominee to give voting instructions to its bank, broker, trustee or other nominee on the Advisory Compensation Proposal or the Evoqua Adjournment Proposal will have no effect on the Advisory Compensation Proposal or Evoqua Adjournment Proposal, respectively, regardless of whether such stockholder gives voting instructions on other proposals.
All abstentions from voting will have the same effect as a vote “AGAINST” each of the Merger Proposal, the Advisory Compensation Proposal and the Evoqua Adjournment Proposal.
Assuming that a quorum is present, the failure of record owners who are not present in person or represented by proxy at the Evoqua Special Meeting to vote will have no effect on the outcome of a vote on either of the Advisory Compensation Proposal or the Evoqua Adjournment Proposal.
The chairperson of the meeting will have the right and authority to (for any or no reason) recess and/or adjourn the Evoqua Special Meeting and, if a quorum is not present at the Evoqua Special Meeting, Evoqua stockholders holding a majority in voting power of shares of Evoqua Common Stock, present in person or by proxy and entitled to vote thereat, will have the power to adjourn the meeting as provided in the Evoqua Bylaws and the DGCL. In addition, the Evoqua Special Meeting may be postponed, rescheduled or canceled by the Evoqua Board in its discretion.

Q:	What constitutes a quorum, and what vote is required to approve each proposal at the Xylem Special Meeting?
A:
The holders of a majority of the outstanding shares of Xylem Common Stock as of the close of business on April 5, 2023 (the “Xylem Record Date”) entitled to vote at the Xylem Special Meeting must be represented at the Xylem Special Meeting in person or by proxy in order to constitute a quorum. Under the Indiana Business Corporation Law (the “IBCL”), virtual attendance at the Xylem Special Meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Xylem Special Meeting.

Assuming a quorum is present, approval of the Share Issuance Proposal requires the affirmative vote of a majority of votes cast at the Xylem Special Meeting by Xylem shareholders. Accordingly, a Xylem shareholder’s abstention from voting, broker non-vote or the failure of a Xylem shareholder to vote (including the failure of a Xylem shareholder who holds shares in “street name” through a bank, broker, trust or other nominee to give voting instructions to the bank, broker, trust or other nominee) will have no effect on the outcome of the Share Issuance Proposal.
Approval of the Xylem Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Xylem Common Stock as of the Xylem Record Date present in person or represented by proxy at the Xylem Special Meeting. Accordingly, with respect to a Xylem shareholder who is present in person or represented by proxy at the Xylem Special Meeting, such shareholder’s abstention from voting or the failure of a Xylem shareholder to vote will have the same effect as a vote “AGAINST” the Xylem Adjournment Proposal. Assuming a quorum is present, the failure of a Xylem shareholder who holds shares in “street name” through a bank, broker, trust or other nominee to give voting instructions to the bank, broker, trust or other nominee will have no effect on the outcome of the Xylem Adjournment Proposal. However, if a Xylem shareholder instructs its bank, broker, trust or other nominee regarding the Share Issuance Proposal but not the Xylem Adjournment Proposal, the resulting broker non-vote will have the same effect as voting “AGAINST” the Xylem Adjournment Proposal. Regardless of whether there is a quorum, the chair of the Xylem Board may also adjourn the Xylem Special Meeting.
Q:	How can I attend the Evoqua Special Meeting?
A:
Evoqua stockholders of record as of the close of business on the Evoqua Record Date may attend, vote and submit questions at the Evoqua Special Meeting by logging in at www.virtualshareholdermeeting.com/AQUA2023SM. To log in, Evoqua stockholders (or their authorized representatives) will need the control number provided on their proxy card or voting instruction form. Attendance at the Evoqua Special Meeting is limited to such Evoqua stockholders and to any invitees of Evoqua.

Q:	How can I attend the Xylem Special Meeting?
A:
Xylem shareholders as of the Xylem Record Date may attend, vote and submit questions virtually at the Xylem Special Meeting by logging in at www.virtualshareholdermeeting.com/XYL2023SM. To log in, Xylem shareholders (or their authorized representatives) will need the control number provided on their proxy card, voting instruction form or notice. If you are not a Xylem shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to participate.

Q:	What will Evoqua stockholders receive if the Merger is consummated?
A:
If the Merger is consummated, eligible shares of Evoqua Common Stock outstanding at the Effective Time will be converted into the right to receive 0.48 shares of Xylem Common Stock and each Evoqua stockholder will receive cash in lieu of any fractional share of Xylem Common Stock that such stockholder would otherwise be entitled to receive in the Merger (collectively, the “Merger Consideration”).

Because Xylem will issue a fixed number of shares of Xylem Common Stock in exchange for each share of Evoqua Common Stock, the value of the Merger Consideration that Evoqua stockholders will receive in the Merger will depend on the market value of shares of Xylem Common Stock at the Effective Time. The market value of shares of Xylem Common Stock that Evoqua stockholders receive at the Effective Time could be greater than, less than or the same as the market value of shares of Xylem Common Stock on the date of this joint proxy statement/prospectus or at the time of the Evoqua Special Meeting or the Xylem Special Meeting. Accordingly, you should obtain current market quotations for Xylem Common Stock and Evoqua Common Stock before deciding how to vote with respect to the Merger Proposal or the Share Issuance Proposal, as applicable. Xylem Common Stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “XYL.” Evoqua Common Stock is traded on the NYSE under the symbol “AQUA.”

For more information regarding the Merger Consideration to be received by Evoqua stockholders if the Merger is consummated, please see the section titled “The Merger Agreement—Conversion of Capital Stock” beginning on page 140 of this joint proxy statement/prospectus.
Q:	Who will own Xylem immediately following the Merger?
A:
Xylem and Evoqua estimate that upon the consummation of the Merger, current Xylem shareholders, collectively, will own approximately 75% of the issued and outstanding shares of Xylem Common Stock and current Evoqua stockholders, collectively, will own approximately 25% of the issued and outstanding shares of Xylem Common Stock (in each case, based on the number fully diluted shares outstanding of each company).

Q:	Will Evoqua equity and other long-term incentive awards be affected by the Merger?
A:	Treatment of Evoqua Stock Options
As of the Effective Time, each option to purchase shares of Evoqua Common Stock under any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of Evoqua (such plan, an “Evoqua Equity Plan” and each such option an “Evoqua Option”), whether vested or unvested, that is then outstanding will be converted into an option to purchase shares of Xylem Common Stock upon the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, a “Xylem Option”) except that:
•
such Xylem Option will provide the right to purchase that whole number of shares of Xylem Common Stock (rounded down to the nearest whole share) equal to the number of shares of Evoqua Common Stock subject to such Evoqua Option, multiplied by the Exchange Ratio; and

•
the exercise price per share for each such Xylem Option will be equal to the exercise price per share of such Evoqua Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest whole cent).

Notwithstanding the foregoing, the conversion of the Evoqua Options will be made in a manner consistent with Section 424(a) and Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
Treatment of Evoqua RSUs
As of the Effective Time, each unvested restricted stock unit constituting the right to be issued a share of Evoqua Common Stock upon vesting granted under an Evoqua Equity Plan (each, an “Evoqua RSU”) that is outstanding immediately prior to the Effective Time will be converted into a restricted stock unit award that will settle in shares of Xylem Common Stock (each, a “Xylem RSU Award”) with the same terms and conditions as were applicable to such Evoqua RSU immediately prior to the Effective Time, including with respect to vesting and termination-related provisions. Such Xylem RSU Award will be comprised of that number of Xylem restricted stock units as is equal to the product of:
•	the number of shares of Evoqua Common Stock subject to each Evoqua RSU immediately prior to the Effective Time; and
•	the Exchange Ratio, with any fractional restricted stock units rounded down to the nearest whole share of Xylem Common Stock.
Treatment of Evoqua PSUs
As of the Effective Time, each unvested performance stock unit constituting the right to be issued a share of Evoqua Common Stock upon vesting granted under an Evoqua Equity Plan (each, an “Evoqua PSU”) that is outstanding immediately prior to the Effective Time will be converted into a Xylem RSU Award that will vest based on the passage of time with the same terms and conditions as were applicable to such Evoqua PSU immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (provided, that the performance-vesting component will be deemed to have been satisfied in full at the target level of performance). Such Xylem RSU Award will be comprised of that number of Xylem restricted stock units as is equal to the product of:
•	the number of shares of Evoqua Common Stock subject to each Evoqua PSU immediately prior to the Effective Time; and
x

•	the Exchange Ratio, with any fractional restricted stock units rounded down to the nearest whole share of Xylem Common Stock.
Treatment of Evoqua SARs
As of the Effective Time, each cash-settled stock appreciation right granted under an Evoqua Equity Plan, whether vested or unvested (each, an “Evoqua SAR”), that is outstanding immediately prior to the Effective Time, will, at the Effective Time, cease to represent an award that relates to the shares of Evoqua Common Stock and will be converted, at the Effective Time, into a cash-settled award that relates to shares of Xylem Common Stock (each, a “Xylem SAR”) with substantially similar terms and conditions as were applicable to such Evoqua SAR immediately prior to the Effective Time, including with respect to vesting and termination-related provisions. Such conversion will be made by multiplying the number of shares of Evoqua Common Stock relating to each such Evoqua SAR immediately prior to the Effective Time by the Exchange Ratio (rounded down to the nearest whole share of Xylem Common Stock). Each such Xylem SAR will have a base price per share (rounded up to the nearest whole cent) equal to:
•	the base price per share of Evoqua Common Stock otherwise relating to such Evoqua SAR immediately prior to the Effective Time; divided by
•	the Exchange Ratio.
Notwithstanding the foregoing, the conversion of the Evoqua SARs will be made in a manner consistent with Section 409A of the Code.
Treatment of the Evoqua ESPP
With respect to any offering period under the Evoqua Employee Stock Purchase Plan (the “Evoqua ESPP”) as in effect on the date of the Merger Agreement, no Evoqua employee who is not already a participant in the Evoqua ESPP as of such date may become a participant in the Evoqua ESPP and no participating employee may increase the percentage of his or her payroll deduction election in effect as of the current Evoqua ESPP offering period. Upon consummation of the Merger, the Evoqua ESPP will terminate immediately. Prior to the Effective Time and if any Evoqua ESPP offering period is then in effect, the last day of such offering period will be accelerated to a date before the Closing Date (as defined in the section titled “The Merger Agreement—Closing; Effective Time” beginning on page 139 of this joint proxy statement/prospectus) as determined by the Evoqua Board (or relevant committee thereof) in its discretion, and the final settlement or purchase of Evoqua Common Stock thereunder will be made on that day.
Certain Actions
Prior to the Effective Time, Evoqua will take all action necessary for the adjustment of the Evoqua Options, Evoqua SARs, Evoqua RSUs and Evoqua PSUs. Evoqua will ensure that, as of the Effective Time, no holder of an Evoqua Option, Evoqua SAR, Evoqua RSU or Evoqua PSU (or former holders of such Evoqua equity awards) and no participant in any Evoqua Equity Plan will have any rights thereunder to acquire, or other rights in respect of, the capital stock of Evoqua, the Surviving Corporation or any of their subsidiaries, or any other equity interest therein.
Xylem will reserve for issuance a number of shares of Xylem Common Stock at least equal to the number of shares of Xylem Common Stock that will be subject to the Xylem Options and the Xylem restricted stock units in connection with the conversion of Evoqua equity awards into Xylem equity awards as described above. As soon as practicable following the Effective Time, Xylem will file a registration statement on Form S-8 with respect to the shares of Xylem Common Stock subject to the assumed awards described in the Merger Agreement.
Q:	What will the composition of the board of directors of Xylem be following consummation of the Merger?
A:
The Xylem board of directors (the “Xylem Board”) at the Effective Time will be composed of (i) each member of the Xylem Board as of immediately prior to the closing of the Merger (the “Closing”), including each member of the Xylem Board that stands for reelection at the annual meeting of shareholders occurring prior to the Closing (each a “Legacy Xylem Director” and collectively the “Legacy Xylem Directors”) and (ii) two individual members of the Evoqua Board that are selected by the Evoqua Board and approved by the Xylem Board (each an “Evoqua Appointed Director” and collectively, the “Evoqua Appointed Directors”). For additional information regarding the Xylem Board following the consummation of the Merger, please see the section titled “The Merger Agreement—Covenants—Governance Matters” beginning on page 166 of this joint proxy statement/prospectus.

Q:	How does the Evoqua Board recommend that I vote at the Evoqua Special Meeting?
A:
The Evoqua Board unanimously recommends that you vote “FOR” the Merger Proposal (such recommendation, the “Evoqua Recommendation”), “FOR” the Advisory Compensation Proposal and “FOR” the Evoqua Adjournment Proposal. For additional information regarding the recommendation of the Evoqua Board, please see the section titled “The Merger—Recommendation of the Evoqua Board and its Reasons for the Merger” beginning on page 100 of this joint proxy statement/prospectus.

Q:	Who is entitled to vote at the Evoqua Special Meeting?
A:
The Evoqua Record Date for the Evoqua Special Meeting is April 5, 2023. The Evoqua stockholders of record as of the close of business on the Evoqua Record Date are the only Evoqua stockholders entitled to receive notice of, and to vote at, the Evoqua Special Meeting. Please see the section titled “Evoqua Special Meeting—Voting at the Evoqua Special Meeting” beginning on page 60 of this joint proxy statement/prospectus for instructions on how to vote your shares without attending the Evoqua Special Meeting.

Q:	How does the Xylem Board recommend that I vote at the Xylem Special Meeting?
A:
The Xylem Board unanimously recommends that you vote “FOR” the Share Issuance Proposal (such recommendation, the “Xylem Recommendation”) and “FOR” the Xylem Adjournment Proposal. For additional information regarding the recommendation of the Xylem Board, please see the section titled “The Merger—Recommendation of the Xylem Board and its Reasons for the Merger” beginning on page 81 of this joint proxy statement/prospectus.

Q:	Who is entitled to vote at the Xylem Special Meeting?
A:
The Xylem Record Date for the Xylem Special Meeting is April 5, 2023. The Xylem shareholders of record who held shares at the close of business on the Xylem Record Date are entitled to receive notice of, and to vote at, the Xylem Special Meeting. Please see the section titled “Xylem Special Meeting—Voting at the Xylem Special Meeting” beginning on page 52 of this joint proxy statement/prospectus for instructions on how to vote your shares without attending the Xylem Special Meeting.

Q:	What is a proxy?
A:
A stockholder’s or shareholder’s legal designation of another person to vote shares of such stockholder’s or shareholder’s common stock at a special or annual meeting is referred to as a proxy. The document used to designate a proxy to vote your shares of common stock is called a proxy card.

Q:	How many votes do I have for the Evoqua Special Meeting?
A:
Each Evoqua stockholder is entitled to one vote for each share of Evoqua Common Stock that is outstanding in his, her or its name on Evoqua’s books as of the close of business on the Evoqua Record Date for each proposal. As of the close of business on the Evoqua Record Date, there were 122,348,878 outstanding shares of Evoqua Common Stock.

Q:	How many votes do I have for the Xylem Special Meeting?
A:
Each Xylem shareholder is entitled to one vote for each share of Xylem Common Stock held of record as of the close of business on the Xylem Record Date for each proposal. As of the close of business on the Xylem Record Date, there were 180,617,802 outstanding shares of Xylem Common Stock.

Q:	What will happen to my shares of Xylem Common Stock?
A:
Nothing. You will continue to own the same shares of Xylem Common Stock that you own prior to the Effective Time. As a result of the Share Issuance Proposal, however, the overall ownership percentage of current Xylem shareholders will be diluted after Xylem acquires Evoqua.

Q:	What happens if the Merger is not consummated?
A:
If the Evoqua stockholders do not approve the Merger Proposal or the Xylem shareholders do not approve the Share Issuance Proposal, or if the Merger is not consummated for any other reason, Evoqua stockholders will not receive any Merger Consideration for their shares of Evoqua Common Stock in connection with the Merger. Instead, Xylem and Evoqua will each remain independent public companies. Xylem Common Stock and Evoqua Common Stock will continue to be separately listed and traded on the NYSE. If the Merger Agreement is terminated under certain specified circumstances, (i) Xylem or Evoqua may be required to reimburse certain expenses of the other party up to a maximum amount of $50 million, (ii) Xylem may be required to pay to Evoqua a termination fee of $225 million (the “Xylem Termination Fee”) under certain specified circumstances or a termination fee of $325 million (the “Regulatory Failure Fee”) under other specified circumstances or (iii) Evoqua may be required to pay to Xylem a termination fee of $225 million (the “Evoqua Termination Fee”). Please see the section titled “The Merger Agreement—Termination Fee” beginning on page 170 of this joint proxy statement/prospectus for a more detailed discussion of each of the termination fees.
Q:	How can I vote my shares and participate at the Evoqua Special Meeting?
A:	If you are an Evoqua stockholder of record as of the close of business on the Evoqua Record Date, you may submit your proxy before the Evoqua Special Meeting in one of the following ways:
•	Telephone: use the toll-free number shown on your proxy card;
•	Internet: visit the website shown on your proxy card to vote via the Internet; or
•	Mail: complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.
If you are an Evoqua stockholder of record, you may also cast your vote at the Evoqua Special Meeting by following the instructions at www.virtualshareholdermeeting.com/AQUA2023SM. If you decide to attend the Evoqua Special Meeting and vote at the meeting, your vote will revoke any proxy previously submitted.
The Evoqua Special Meeting will begin promptly at 11:00 a.m., Eastern Time, on May 11, 2023. Evoqua encourages Evoqua stockholders to access the meeting prior to the start time, leaving ample time for check-in. Please follow the instructions as outlined in this joint proxy statement/prospectus.
Even if you plan to attend the Evoqua Special Meeting, Evoqua recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to or are unable to attend the Evoqua Special Meeting.
For more information on voting procedures, please see the section titled “Evoqua Special Meeting—Voting at the Evoqua Special Meeting” beginning on page 60 of this joint proxy statement/prospectus.
Q:	How can I vote my shares without attending the Evoqua Special Meeting?
A:
Whether you hold your shares directly as an Evoqua stockholder of record or beneficially in “street name,” you may direct your vote by proxy without attending the Evoqua Special Meeting. If you are an Evoqua stockholder of record, you can vote by proxy by mail, over the Internet or by telephone by following the instructions provided on the enclosed proxy card. If you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Additional information on voting procedures can be found under the section titled “Evoqua Special Meeting—Voting at the Evoqua Special Meeting” beginning on page 60 of this joint proxy statement/prospectus.
Q:	How can I vote my shares and participate at the Xylem Special Meeting?
A:	If you are a Xylem shareholder of record as of the close of business on the Xylem Record Date, you may submit your proxy before the Xylem Special Meeting in one of the following ways:
•	Telephone: use the toll-free number shown on your proxy card;
•	Internet: visit the website shown on your proxy card to vote via the Internet; or
•	Mail: complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.
If you are a Xylem shareholder of record, you may also cast your vote virtually at the Xylem Special Meeting by following the instructions at www.virtualshareholdermeeting.com/XYL2023SM. If you decide to attend the Xylem Special Meeting virtually and vote at the meeting, your vote will revoke any proxy previously submitted.
The Xylem Special Meeting will begin promptly at 11:00 a.m., Eastern Time, on May 11, 2023. Xylem encourages Xylem shareholders to access the meeting prior to the start time leaving ample time for check-in. Please follow the instructions as outlined in this joint proxy statement/prospectus.

Even if you plan to attend the Xylem Special Meeting virtually, Xylem recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to or become unable to attend the Xylem Special Meeting.
For more information on voting procedures, see the section titled “Xylem Special Meeting—Voting at the Xylem Special Meeting” beginning on page 52 of this joint proxy statement/prospectus.
Q:	How can I vote my shares without attending the Xylem Special Meeting?
A:
Whether you hold your shares directly as a Xylem shareholder of record or beneficially in “street name,” you may direct your vote by proxy without attending the Xylem Special Meeting. If you are a Xylem shareholder of record, you can vote by proxy by mail, over the Internet or by telephone by following the instructions provided on the enclosed proxy card. If you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker, trust or other nominee.

Additional information on voting procedures can be found under the section titled “Xylem Special Meeting—Voting at the Xylem Special Meeting” beginning on page 52 of this joint proxy statement/prospectus.
Q:	When and where is the Evoqua Special Meeting? What must I do to attend the Evoqua Special Meeting?
A:
The Evoqua Special Meeting will be held virtually at www.virtualshareholdermeeting.com/AQUA2023SM, on May 11, 2023, at 11:00 a.m., Eastern Time. Online access will begin at 10:45 a.m., Eastern Time, and Evoqua encourages Evoqua stockholders to access the meeting prior to the start time.

Even if you plan to attend the Evoqua Special Meeting, Evoqua recommends that you vote your shares in advance as described in the section titled “Evoqua Special Meeting—Voting at the Evoqua Special Meeting” beginning on page 60 of this joint proxy statement/prospectus so that your vote will be counted if you later decide not to or are unable to attend the Evoqua Special Meeting.
Q:	When and where is the Xylem Special Meeting? What must I bring to attend the Xylem Special Meeting?
A:
The Xylem Special Meeting will be held virtually at www.virtualshareholdermeeting.com/XYL2023SM, on May 11, 2023, at 11:00 a.m., Eastern Time. Online access will begin at 10:45 a.m., Eastern Time, and Xylem encourages Xylem shareholders to access the meeting prior to the start time.

Even if you plan to attend the Xylem Special Meeting virtually, Xylem recommends that you vote your shares in advance as described in the section titled “Xylem Special Meeting—Voting at the Xylem Special Meeting” beginning on page 52 of this joint proxy statement/prospectus so that your vote will be counted if you later decide not to or become unable to attend the Xylem Special Meeting.
Q:	What is the difference between holding shares as a shareholder or stockholder of record and as a beneficial owner of shares held in “street name?”
A:
If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide your bank, broker, trustee or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Evoqua or Xylem, as applicable, or by voting at the Evoqua Special Meeting or Xylem Special Meeting, as applicable, unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Q:
If my shares of Evoqua Common Stock or Xylem Common Stock are held in “street name” by my bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee automatically vote those shares for me?

A:
Under the rules of the NYSE, your bank, broker, trustee or other nominee will be permitted to vote your shares of Evoqua Common Stock or Xylem Common Stock, as applicable, with respect to “non-routine” matters only if you instruct your bank, broker, trustee or other nominee how to vote. All of the proposals scheduled for consideration at the Evoqua Special Meeting and the Xylem Special Meeting are “non-routine” matters. As a result, if you fail to provide voting instructions to your broker, bank or other nominee, your shares will not be counted as present at the Evoqua Special Meeting or Xylem Special Meeting, as applicable, for purposes of determining a quorum and will not be voted on any of the proposals. If you provide voting instructions to your broker, bank, trustee or other nominee on one or more of the proposals but not on one or more of the other proposals, then your shares will be counted as present for the purposes of determining a quorum but will not be voted on any proposal for which you fail to provide instructions. To make sure that your shares are voted with respect to each of the proposals, you should instruct your bank, broker, trustee or other nominee how you wish to vote your shares in accordance with the procedures provided by your bank, broker, trustee or other nominee regarding the voting of your shares.
Assuming that a quorum is present (other than with respect to the Xylem Adjournment Proposal), the effect of not instructing your bank, broker, trustee or other nominee on how you wish to vote your shares will be the same as a vote “AGAINST” the Merger Proposal and will not have any effect on the outcome of the Advisory Compensation Proposal, the Evoqua Adjournment Proposal, the Share Issuance Proposal or the Xylem Adjournment Proposal, as applicable. However, assuming that a quorum is present (other than with respect to the Xylem Adjournment Proposal), if you instruct your bank, broker, trustee or other nominee on how you wish to vote your shares on other proposals, but do not instruct your bank, broker, trustee or other nominee on how you wish to vote your shares on the Merger Proposal, or the Xylem Adjournment Proposal, the resulting broker non-vote will have the same effect as voting “AGAINST” the Merger Proposal and the Xylem Adjournment Proposal, respectively.
Q:	What should I do if I receive more than one set of voting materials for the Evoqua Special Meeting or the Xylem Special Meeting?
A:
If you hold shares of Evoqua Common Stock or Xylem Common Stock in “street name” and also directly in your name as a stockholder or shareholder, respectively, of record or otherwise, or if you hold shares of Evoqua Common Stock or Xylem Common Stock in more than one brokerage account, you may receive more than one set of voting materials relating to the Evoqua Special Meeting or the Xylem Special Meeting.

•
Record Holders. For shares held directly, please complete, sign, date and return each proxy card, or you may cast your vote by telephone or Internet as provided on each proxy card, or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of Evoqua Common Stock or Xylem Common Stock are voted.

•
“Street Name” Holders. For shares held in “street name” through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee to vote your shares.

Q:	If a stockholder or shareholder gives a proxy, how are the shares of Evoqua Common Stock or Xylem Common Stock, as applicable, voted?
A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Evoqua Common Stock or Xylem Common Stock, as applicable, in the way that you indicate. When completing the proxy card or the Internet or telephone processes, you may specify whether your shares of Evoqua Common Stock or Xylem Common Stock, as applicable, should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the Evoqua Special Meeting or Xylem Special Meeting.

Q:	How will my shares of Evoqua Common Stock or Xylem Common Stock be voted if I return a blank proxy?
A:
If you sign, date and return your proxy card and do not indicate how you want your shares of Evoqua Common Stock to be voted, then your shares of Evoqua Common Stock will be voted “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Evoqua Adjournment Proposal.

If you sign, date and return your proxy card and do not indicate how you want your shares of Xylem Common Stock to be voted, then your shares of Xylem Common Stock will be voted “FOR” the Share Issuance Proposal and “FOR” the Xylem Adjournment Proposal.
Q:	Can I change my vote of shares of Evoqua Common Stock after I have submitted my proxy?
A:	Yes. Any stockholder of record as of the Evoqua Record Date giving a proxy has the right to revoke it before the proxy is voted at the Evoqua Special Meeting by:
•
subsequently submitting a new proxy, whether by submitting a new proxy card or by submitting a proxy via the Internet or telephone, that is received by the deadline specified on the accompanying proxy card;

•	giving written notice of your revocation to Evoqua’s Secretary;
•	voting at the Evoqua Special Meeting; or
•	revoking your proxy and voting at the Evoqua Special Meeting.

Your attendance at the Evoqua Special Meeting will not revoke your proxy unless you give written notice of revocation to Evoqua’s Secretary before your proxy is exercised or unless you vote your shares at the Evoqua Special Meeting.
Execution or revocation of a proxy will not in any way affect your right to attend the Evoqua Special Meeting and vote. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:
Evoqua Water Technologies Corp.
Attn: Secretary
210 Sixth Avenue
Pittsburgh, PA 15222
For more information, please see the section titled “Evoqua Special Meeting—Revocation of Proxies” beginning on page 60 of this joint proxy statement/prospectus.
Q:	Can I change my vote of shares of Xylem Common Stock after I have submitted my proxy?
A:	Yes. Any shareholder of record as of the Xylem Record Date giving a proxy has the right to revoke it before the proxy is voted at the Xylem Special Meeting by:
•
subsequently submitting a new proxy, whether by submitting a new proxy card or by submitting a proxy via the Internet or telephone, that is received by the deadline specified on the accompanying proxy card;

•	giving written notice of your revocation to Xylem’s Corporate Secretary;
•	voting virtually at the Xylem Special Meeting; or
•	revoking your proxy and voting at the Xylem Special Meeting.
Your attendance at the Xylem Special Meeting will not revoke your proxy unless you give written notice of revocation to Xylem’s Corporate Secretary before your proxy is exercised or unless you vote your shares virtually at the Xylem Special Meeting.
Execution or revocation of a proxy will not in any way affect your right to attend the Xylem Special Meeting and vote. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:
Xylem Inc.
Attn: Corporate Secretary
301 Water Street SE
Washington, D.C. 20003
For more information, please see the section titled “Xylem Special Meeting—Revocation of Proxies” beginning on page 53 of this joint proxy statement.
Q:	If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker, trustee or other nominee?
A:
If your shares are held in the name of a bank, broker, trustee or other nominee and you previously provided voting instructions to your bank, broker, trustee or other nominee, you should follow the instructions provided by your bank, broker, trustee or other nominee to revoke or change your voting instructions.

Q:	Where can I find the voting results of the Evoqua Special Meeting and the Xylem Special Meeting?
A:
The preliminary voting results for the Evoqua Special Meeting and the Xylem Special Meeting will be announced at their respective meetings. In addition, Evoqua and Xylem each intend to file the final voting results of their respective meetings with the SEC on a Current Report on Form 8-K following the Evoqua Special Meeting and Xylem Special Meeting.

Q:	Do Evoqua stockholders or Xylem shareholders have appraisal rights or dissenters’ rights?
A:	No. Neither Evoqua stockholders nor Xylem shareholders are entitled to appraisal or dissenters’ rights in connection with the Merger under the DGCL or IBCL, respectively.
Q:
As an Evoqua stockholder or Xylem shareholder, are there any risks that I should consider in deciding whether to vote for the approval of the Merger Proposal or Share Issuance Proposal (as applicable)?

A:
Yes. You should read and carefully consider the risk factors set forth in the section titled “Risk Factors” beginning on page 20 of this joint proxy statement/prospectus as well as the factors considered by the Evoqua Board in determining to approve the Merger Agreement and related transactions in the section titled “The Merger—Recommendation of the Evoqua Board and its Reasons for the Merger” beginning on page 100 of this joint proxy statement/prospectus and the factors considered by the Xylem Board in determining to approve the Merger Agreement and related transactions in the section titled “The Merger—Recommendation of the Xylem Board and its Reasons for the Merger” beginning on page 81 of this joint proxy statement/prospectus. You also should read and carefully consider the risk factors of Evoqua and Xylem contained in the reports that are incorporated by reference herein.
Q:	Do any of the officers or directors of Evoqua have interests in the Merger that may differ from or be in addition to my interests as an Evoqua stockholder?
A:
Yes. In considering the recommendation of the Evoqua Board that Evoqua stockholders vote to approve the Merger Proposal, Evoqua stockholders should be aware that Evoqua’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Evoqua stockholders generally. The Evoqua Board was aware of and considered these differing interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement and the Merger and in unanimously recommending that the Merger Agreement be approved by Evoqua stockholders. See the section titled “The Merger—Interests of Evoqua’s Directors and Executive Officers in the Merger” beginning on page 125 of this joint proxy statement/prospectus.

Q:	Do any of the officers or directors of Xylem have interests in the Merger that may differ from or be in addition to my interests as a Xylem shareholder?
A:
Other than with respect to continued service for, employment by and the right to continued indemnification by the combined company, as of the date of this joint proxy statement/prospectus, Xylem’s directors and executive officers do not have interests in the Merger that are different from, or in addition to, the interests of Xylem shareholders generally. See the section titled “The Merger—Interests of Xylem’s Directors and Executive Officers in the Merger” beginning on page 130 of this joint proxy statement/prospectus.

Q:	What happens if I sell my shares of Evoqua Common Stock after the Evoqua Record Date but before the Evoqua Special Meeting?
A:
The Evoqua Record Date is earlier than the date of the Evoqua Special Meeting. If you transfer your shares of Evoqua Common Stock after the Evoqua Record Date but before the Evoqua Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Evoqua Special Meeting.

Q:	What happens if I sell my shares of Xylem Common Stock after the Xylem Record Date but before the Xylem Special Meeting?
A:
The Xylem Record Date is earlier than the date of the Xylem Special Meeting. If you transfer your shares of Xylem Common Stock after the Xylem Record Date but before the Xylem Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Xylem Special Meeting.

Q:	Who will solicit and pay the cost of soliciting proxies in connection with the Evoqua Special Meeting?
A:
The Evoqua Board is soliciting the Evoqua stockholders’ proxies in connection with the Evoqua Special Meeting, and the expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus will be shared equally by Evoqua and Xylem. Evoqua has retained Okapi Partners LLC (“Okapi Partners”) as proxy solicitor to assist with the solicitation of proxies in connection with the Evoqua Special Meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers and other nominees to the beneficial owners of shares of Evoqua Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by certain of Evoqua’s directors, officers and employees, without additional compensation.

Evoqua also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Evoqua Common Stock.
Q:	Who will solicit and pay the cost of soliciting proxies in connection with the Xylem Special Meeting?
A:
The Xylem Board is soliciting the Xylem shareholders’ proxies in connection with the Xylem Special Meeting, and the expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus will be shared equally by Evoqua and Xylem. Xylem has retained Innisfree M&A Incorporated (“Innisfree”) as proxy solicitor to assist with the solicitation of proxies in connection with the Xylem Special Meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers and other nominees to the beneficial owners of shares of Xylem Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by certain of Xylem’s directors, officers and employees, without additional compensation.
Xylem also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Xylem Common Stock.
Q:	What are the United States federal income tax consequences of the Merger to Evoqua U.S. stockholders?
A:
It is intended that, for U.S. federal income tax purposes, (i) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) Evoqua, Merger Sub and Xylem will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code (the “Intended Tax Treatment”). Assuming that the Merger so qualifies, U.S. Evoqua Stockholders (as defined in the section titled “The Merger—Material U.S. Federal Income Tax Considerations of the Merger” beginning on page 134 of this joint proxy statement/prospectus) will generally not recognize any gain or loss for U.S. federal income tax purposes upon the surrender of their shares of Evoqua Common Stock solely in exchange for shares of Xylem Common Stock in the Merger, except for any gain or loss that may result from the receipt of cash in lieu of a fractional share of Xylem Common Stock. Xylem and Evoqua have not sought and will not seek any ruling from the Internal Revenue Service (the “IRS”) regarding any matters relating to the Merger and, as a result, there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth herein.

For a more complete discussion of the U.S. federal income tax considerations of the Merger, see the section titled “The Merger—Material U.S. Federal Income Tax Considerations of the Merger” beginning on page 134 of this joint proxy statement/prospectus.
Q:	When is the Merger expected to be consummated?
A:
Subject to the satisfaction or waiver of the conditions to the Closing described in the section titled “The Merger Agreement—Conditions Precedent” beginning on page 166 of this joint proxy statement/prospectus, including the approval of the Merger Proposal and the Share Issuance Proposal, the Merger is expected to close in mid-2023. However, neither Xylem nor Evoqua can predict the actual date on which the Merger will be consummated, or if the Merger will be consummated at all, because consummation of the Merger is subject to conditions and factors outside the control of both companies, including the receipt of, making of or expiration or earlier termination of any applicable waiting period under certain antitrust, competition, investment, trade regulation, foreign direct investment or similar consents, authorizations, orders or approvals. Xylem and Evoqua hope to consummate the Merger as soon as reasonably practicable.

Q:	What are the conditions to consummation of the Merger?
A:
The Merger is subject to a number of conditions to Closing as specified in the Merger Agreement. These conditions to Closing include (i) obtaining the Evoqua Stockholder Approval; (ii) obtaining the Xylem Shareholder Approval; (iii) (a) the expiration or earlier termination of any applicable waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) or any other applicable antitrust law (together with the HSR Act, the “Antitrust Laws”) relating to the transactions contemplated by the Merger Agreement, as well as any agreement not to close embodied in a “timing agreement” between the parties and a governmental entity, (b) the receipt of, making of or expiration or earlier termination of any applicable waiting period of the other antitrust, competition, investment, trade regulation or similar consents, authorizations, orders or approvals, in each case, that are required under certain Antitrust Laws set forth in Evoqua’s disclosure letter to the Merger Agreement will have been obtained and (c) the receipt of, making of or expiration or earlier termination of any applicable waiting period of any consents, authorizations, orders or approvals, in each case, that are required under any foreign investment law, the absence of which would prohibit the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including in certain jurisdictions agreed to by the parties as set forth in Evoqua’s disclosure letter to the Merger Agreement; (iv) no governmental authority or court of competent jurisdiction having issued a temporary restraining order, preliminary or permanent injunction or other judgment, order or decree, and no other legal restraint or prohibition being in effect, and no law will have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any such case, prohibits or makes illegal the consummation of the Merger; (v) the NYSE having approved the listing of the shares of Xylem Common Stock to be issued in the Merger, subject to official notice of issuance; (vi) the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, having been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness being in effect, and no proceedings for that purpose having been initiated or threatened; (vii) subject to specified materiality standards, the accuracy of certain representations and warranties of the parties; (viii) compliance by the parties in all material respects with their respective obligations under the Merger Agreement; (ix) the delivery of an officer’s closing certificate by each of Evoqua and Xylem; (x) the absence of a material adverse effect with respect to each of Xylem and Evoqua; and (xi) the receipt by Evoqua of a tax opinion from Jones Day (“Evoqua Tax Counsel”), which will be (a) solely for the use of Evoqua and may not be relied upon by any other person (including, but not limited to, Evoqua stockholders, Xylem and Xylem shareholders), (b) based on the accuracy, correctness and completeness of certain covenants, representations and statements made by Xylem and Evoqua and (c) subject to customary conditions, including certain limitations and qualifications, as stated in such opinion (provided that if Evoqua Tax Counsel is unwilling or unable to deliver such tax opinion, from Gibson, Dunn & Crutcher LLP (“Xylem Tax Counsel”) or, if Xylem Tax Counsel does not deliver such opinion, subject to Evoqua using reasonable best efforts to obtain such opinion, from another nationally recognized tax counsel reasonably acceptable to Evoqua and Xylem) that the Merger will qualify for the Intended Tax Treatment (the “Closing Tax Opinion”). More information may be found in the section titled “The Merger Agreement—Conditions Precedent” beginning on page 166 of this joint proxy statement/prospectus.
Q:	How will I receive the Merger Consideration to which I am entitled?
A:
If you hold your shares of Evoqua Common Stock in book-entry form, you will not be required to take any specific actions to exchange your shares of Evoqua Common Stock for shares of Xylem Common Stock. After the consummation of the Merger, shares of Evoqua Common Stock held in book-entry form will be automatically exchanged for shares of Xylem Common Stock in book-entry form and an exchange agent selected by the parties (the “Exchange Agent”) will deliver to you a check in the amount of any cash to be paid in lieu of any fractional shares of Xylem Common Stock to which you would otherwise be entitled. If you hold your shares of Evoqua Common Stock in certificated form, after receiving the proper documentation from you, following the Effective Time, the Exchange Agent will deliver to you the Xylem Common Stock and a check in the amount of any cash in lieu of fractional shares to which you would otherwise be entitled. More information may be found in the section titled “The Merger Agreement—Exchange and Payment” beginning on page 141 of this joint proxy statement/prospectus.

Q:	What should I do now?
A:
You should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card by mail in the enclosed postage-paid envelope, or you may submit your voting instructions by telephone or over the Internet as soon as possible so that your shares will be voted in accordance with your instructions.

Q:	Whom do I contact if I have questions about the Evoqua Special Meeting, the Xylem Special Meeting or the Merger?
A:
If you are an Evoqua stockholder and have questions about the Evoqua Special Meeting or the Merger, or desire additional copies of this joint proxy statement/prospectus or additional proxy cards, you may contact:

Evoqua Water Technologies Corp.
Attn: Secretary
210 Sixth Avenue
Pittsburgh, PA 15222
If you are a Xylem shareholder and have questions about the Xylem Special Meeting or the Merger, or desire additional copies of this joint proxy statement/prospectus or additional proxy cards, you may contact:
Xylem Inc.
Attn: Corporate Secretary
301 Water Street SE
Washington, D.C. 20003

SUMMARY
For your convenience, provided below is a brief summary of certain information contained in this joint proxy statement/prospectus. This summary highlights selected information from this joint proxy statement/prospectus and does not contain all of the information that may be important to you as an Evoqua stockholder or Xylem shareholder. To understand the Merger fully and for a more complete description of the terms of the Merger, you should read this entire joint proxy statement/prospectus carefully, including its annexes and the other documents to which you are referred. Additionally, important information, which you are urged to read, is contained in the documents incorporated by reference into this joint proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 207 of this joint proxy statement/prospectus. Items in this summary include a page reference directing you to a more complete description of those items.
The Parties to the Merger (See page 49)
Xylem Inc.
Xylem is a leading global water technology company with 2022 revenues of $5.5 billion and approximately 17,800 employees worldwide. Xylem designs, manufactures and services highly engineered products and solutions across a wide variety of critical applications, primarily in the water sector but also in energy. Xylem’s broad portfolio of products, services and solutions addresses customer needs of scarcity, resilience, and affordability across the water cycle, from the delivery, measurement and use of drinking water, to the collection, testing, analysis and treatment of wastewater, to the return of water to the environment. Xylem Common Stock is listed and traded on the NYSE under the ticker symbol “XYL.” Xylem, which is incorporated in Indiana, has its principal executive offices located at 301 Water Street SE, Washington, D.C. 20003, and can be reached by phone at (202) 869-9150.
Fore Merger Sub, Inc.
Merger Sub is a Delaware corporation and a direct, wholly-owned subsidiary of Xylem. Merger Sub was formed by Xylem solely in contemplation of the Merger, has not conducted any business and has no assets, liabilities or other obligations of any nature other than as set forth in the Merger Agreement. Following the Merger, Merger Sub will cease to exist.
Evoqua Water Technologies Corp.
Evoqua is a provider of water and wastewater treatment solutions, offering a broad portfolio of products, services and expertise to support industrial, municipal and recreational customers. Evoqua operates in more than 150 locations across nine countries and has served more than 38,000 customers and 200,000 installations. Its business is organized into two reportable segments: (i) Integrated Solutions and Services, which provides application-specific solutions and full lifecycle services for critical water and wastewater applications across numerous end markets, and (ii) Applied Product Technologies, which provides water and wastewater products and technologies as stand-alone offerings or components in integrated solutions. Evoqua Common Stock is listed and traded on the NYSE under the ticker symbol “AQUA.” Evoqua, which is incorporated in Delaware, has its principal executive offices located at 210 Sixth Avenue, Pittsburgh, PA 15222, and can be reached by phone at (724) 772-0044.
The Merger and the Merger Agreement (See page 66 and 139)
The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the Merger Agreement carefully and in its entirety, as it is the primary legal document that governs the Merger.
Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into Evoqua, the separate corporate existence of Merger Sub will cease and Evoqua will continue as a direct, wholly-owned subsidiary of Xylem. Following the Merger, Evoqua Common Stock will be delisted from the NYSE, will be deregistered under the Exchange Act and will cease to be publicly traded.
Consideration to Evoqua Stockholders (See page 66)
At the Effective Time, each share of Evoqua Common Stock (other than Evoqua Common Stock held in the treasury of Evoqua or owned, directly or indirectly, by Xylem or Merger Sub immediately prior to the Effective Time (the “Excluded Shares”)) will be canceled and converted into the right to receive 0.48 shares of Xylem Common Stock.

The Exchange Ratio is fixed, which means that it will not change between now and the Effective Time, regardless of changes in the market value of Evoqua Common Stock and Xylem Common Stock. No fractional shares of Xylem Common Stock will be issued upon the conversion of shares of Evoqua Common Stock pursuant to the Merger Agreement. Each Evoqua stockholder who otherwise would have been entitled to receive a fraction of a share of Xylem Common Stock will be entitled to receive cash in lieu of such fractional share.
Xylem shareholders will continue to own their existing shares of Xylem Common Stock, and it is expected that Xylem shareholders will own approximately 75% of the issued and outstanding shares of Xylem Common Stock and Evoqua stockholders will own approximately 25% of the issued and outstanding shares of Xylem Common Stock immediately following the Effective Time.
The Xylem Special Meeting (See page 50)
The Xylem Special Meeting will be held virtually at www.virtualshareholdermeeting.com/XYL2023SM, on May 11, 2023, at 11:00 a.m., Eastern Time. The Xylem Special Meeting is being held to consider and vote on the following proposals:
•	the Share Issuance Proposal; and
•	the Xylem Adjournment Proposal.
Consummation of the Merger is conditioned on, among other things, the approval of the Share Issuance Proposal by Xylem shareholders. Approval of the Xylem Adjournment Proposal is not a condition to the obligations of Evoqua, Xylem or Merger Sub to consummate the Merger.
Only holders of record of outstanding shares of Xylem Common Stock as of the Xylem Record Date, are entitled to notice of, and to vote at, the Xylem Special Meeting or any adjournment or postponement of the Xylem Special Meeting. Xylem shareholders may cast one vote for each share of Xylem Common Stock owned as of the Xylem Record Date for each proposal.
Assuming holders of a majority of the outstanding shares of Xylem Common Stock entitled to vote at a meeting of shareholders are present in person or represented by proxy at the Xylem Special Meeting (for purposes of the Xylem Special Meeting, a “quorum”), approval of the Share Issuance Proposal requires the affirmative vote of a majority of votes cast at the Xylem Special Meeting by Xylem shareholders. Accordingly, a Xylem shareholder’s abstention from voting, a broker non-vote or the failure of a Xylem shareholder to vote (including the failure of a Xylem shareholder who holds shares in “street name” through a bank, broker, trust or other nominee to give voting instructions to the bank, broker, trust or other nominee) will have no effect on the outcome of the Share Issuance Proposal.
Under the Fifth Amended and Restated Bylaws of Xylem (the “Xylem Bylaws”), approval of the Xylem Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Xylem Common Stock as of the Xylem Record Date present in person or represented by proxy at the Xylem Special Meeting. Accordingly, with respect to a Xylem shareholder who is present in person or represented by proxy at the Xylem Special Meeting, such shareholder’s abstention from voting or the failure of a Xylem shareholder to vote will have the same effect as a vote “AGAINST” the Xylem Adjournment Proposal. Assuming a quorum is present, the failure of a Xylem shareholder who holds shares in “street name” through a bank, broker, trust or other nominee to give voting instructions to its bank, broker, trust or other nominee will have no effect on the outcome of the Xylem Adjournment Proposal. However, if a Xylem shareholder instructs its bank, broker, trust or other nominee regarding the Share Issuance Proposal but not Xylem Adjournment Proposal, the resulting broker non-vote will have the same effect as voting “AGAINST” the Xylem Adjournment Proposal. Regardless of whether there is a quorum, the chair of the Xylem Special Meeting may also adjourn the Xylem Special Meeting.
Under the IBCL, virtual attendance at the Xylem Special Meeting constitutes presence in person for purposes of the vote required.
Recommendation of the Xylem Board and its Reasons for the Merger (See page 81)
The Xylem Board has unanimously (i) determined that the Merger Agreement, the Merger, the Share Issuance Proposal and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, Xylem and Xylem shareholders, (ii) approved, authorized, adopted and declared advisable the Merger Agreement, the Merger, the Share Issuance Proposal and the other transactions contemplated by the Merger Agreement and (iii) recommended that the Xylem shareholders vote in favor of the Share Issuance Proposal. The Xylem Board unanimously recommends that Xylem shareholders vote “FOR” the Share Issuance Proposal and “FOR” the Xylem Adjournment Proposal, if necessary or appropriate to reach a quorum or solicit additional proxies. For additional information on the factors considered by the Xylem

Board in reaching this decision and the recommendation of the Xylem Board, please see the section titled “The Merger—Recommendation of the Xylem Board and its Reasons for the Merger” beginning on page 81 of this joint proxy statement/prospectus.
Opinions of Xylem’s Financial Advisors (See page 83)
Xylem retained Lazard Frères & Co. LLC (“Lazard”) and Guggenheim Securities, LLC (“Guggenheim Securities” and, collectively with Lazard, “Xylem’s financial advisors”) as its financial advisors in connection with the Merger. On January 21, 2023, each of Lazard and Guggenheim Securities rendered to the Xylem Board its oral opinion, subsequently confirmed in written opinions, each dated January 22, 2023, to the effect that, as of such date, and based upon and subject to the various assumptions, limitations and qualifications set forth therein, the Exchange Ratio was fair, from a financial point of view, to Xylem.
The full text of each of Lazard’s written opinion, dated January 22, 2023, and Guggenheim Securities’ written opinion, dated January 22, 2023, which describe the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of review undertaken by Lazard and Guggenheim Securities, respectively, in preparing the opinions, are attached as Annex D and Annex E, respectively, and are incorporated by reference into this joint proxy statement/prospectus. The summaries of the written opinions of Lazard, dated January 22, 2023, and Guggenheim Securities, dated January 22, 2023, set forth in this joint proxy statement/prospectus are qualified in their entirety by the full text of such written opinions attached as Annex D and Annex E, respectively. You are encouraged to read each of Lazard’s and Guggenheim Securities’ opinions carefully and in their entirety.
Lazard’s and Guggenheim Securities’ financial advisory services and opinions were provided for the use and benefit of the Xylem Board (in their capacity as directors and not in any other capacity) in connection with its evaluation of the Merger, and addressed only the fairness, from a financial point of view, as of the date thereof, of the Exchange Ratio to Xylem. Neither Lazard’s nor Guggenheim Securities’ opinion is intended to and does not constitute a recommendation to any Xylem shareholder or any other person as to how such Xylem shareholder or person should vote or act with respect to the Share Issuance Proposal or any matter relating thereto. For a more complete discussion of Lazard’s and Guggenheim Securities’ opinions, see the section titled “The Merger—Opinions of Xylem’s Financial Advisors” beginning on page 83 of this joint proxy statement/prospectus. You are encouraged to read the written opinion of each of Lazard and Guggenheim Securities, attached as Annex D and Annex E, respectively, and the section titled “The Merger—Opinion of Xylem’s Financial Advisors” beginning on page 83 of this joint proxy statement/prospectus carefully and in their entirety.
Interests of Xylem’s Directors and Executive Officers in the Merger (See page 130)
Other than with respect to continued service for, employment by and the right to continued indemnification by the combined company, as of the date of this joint proxy statement/prospectus, Xylem’s directors and executive officers do not have interests in the Merger that are different from, or in addition to, the interests of other Xylem shareholders generally. These interests may create the appearance of conflicts of interest. The Xylem Board was aware of these potential conflicts of interest during its deliberations on the merits of the Merger and in making its decision to approve the Merger Agreement and the Merger. See the section titled “The Merger—Interests of Xylem Directors and Executive Officers in the Merger” beginning on page 130 of this joint proxy statement/prospectus.
The Evoqua Special Meeting (See page 57)
The Evoqua Special Meeting will be held virtually at www.virtualshareholdermeeting.com/AQUA2023SM, on May 11, 2023, at 11:00 a.m., Eastern Time. The Evoqua Special Meeting is being held to consider and vote on the following proposals:
•	the Merger Proposal;
•	the Advisory Compensation Proposal; and
•	the Evoqua Adjournment Proposal.
Consummation of the Merger is conditioned on, among other things, obtaining the Evoqua Stockholder Approval. Approval of the Evoqua Adjournment Proposal and the Advisory Compensation Proposal are not conditions to the obligations of Evoqua, Xylem or Merger Sub to consummate the Merger.
Only holders of record of outstanding shares of Evoqua Common Stock as of the Evoqua Record Date are entitled to notice of, and to vote at, the Evoqua Special Meeting or any adjournment or postponement of the Evoqua Special Meeting. Each Evoqua stockholder is entitled to one vote for each share of Evoqua Common Stock that is outstanding in his, her or its name on Evoqua’s books as of close of business on the Evoqua Record Date for each proposal.

If holders of record of a majority of the voting power of the issued and outstanding shares of Evoqua Common Stock as of the Evoqua Record Date entitled to vote at the Evoqua Special Meeting are present in person or represented by proxy at the Evoqua Special Meeting (for purposes of the Evoqua Special Meeting, a “quorum”), approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Evoqua Common Stock entitled to vote on the proposal. Accordingly, the failure of an Evoqua stockholder to vote on the Merger Proposal (including the failure of an Evoqua stockholder who holds shares in “street name” through a bank, broker, trustee or other nominee to give any voting instructions to that bank, broker, trustee or other nominee) or the failure of an Evoqua stockholder to attend the Evoqua Special Meeting, in person or represented by proxy, will have the same effect as a vote “AGAINST” the Merger Proposal.
If a quorum is present at the Evoqua Special Meeting, approval of the Advisory Compensation Proposal and the Evoqua Adjournment Proposal each requires the affirmative vote of the holders of a majority of the voting power of shares of Evoqua Common Stock present in person or represented by proxy and entitled to vote thereon at the Evoqua Special Meeting. Accordingly, the failure of an Evoqua stockholder who holds shares in “street name” through a bank, broker, trustee or other nominee to give voting instructions to its bank, broker, trustee or other nominee on the Advisory Compensation Proposal or the Evoqua Adjournment Proposal will have no effect on the Advisory Compensation Proposal or Evoqua Adjournment Proposal, respectively, regardless of whether such stockholder gives voting instructions on other proposals.
All abstentions from voting will have the same effect as a vote “AGAINST” each of the Merger Proposal, the Advisory Compensation Proposal and the Evoqua Adjournment Proposal.
Assuming a quorum is present, the failure of record owners who are not present in person or represented by proxy at the Evoqua Special Meeting to vote will have no effect on the outcome of a vote on either of the Advisory Compensation Proposal or the Evoqua Adjournment Proposal.
The chairperson of the meeting will have the right and authority to (for any or no reason) recess and/or adjourn the Evoqua Special Meeting and, if a quorum is not present at the Evoqua Special Meeting, Evoqua stockholders holding a majority in voting power of shares of Evoqua Common Stock, present in person or by proxy and entitled to vote thereat, will have the power to adjourn the meeting as provided in the Evoqua Bylaws and the DGCL. In addition, the Evoqua Special Meeting may be postponed, rescheduled or canceled by the Evoqua Board in its discretion.
Virtual attendance by stockholders of record at the Evoqua Special Meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Evoqua Special Meeting.
Recommendation of the Evoqua Board and its Reasons for the Merger (See page 57)
The Evoqua Board has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair and in the best interest of, and are advisable to, Evoqua and the Evoqua stockholders, (ii) approved and adopted the Merger Agreement and approved the Merger and the other transactions contemplated by the Merger Agreement and (iii) recommended that the Evoqua stockholders approve the Merger Agreement. The Evoqua Board unanimously recommends that Evoqua stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal, and “FOR” the Evoqua Adjournment Proposal. For additional information on the factors considered by the Evoqua Board in reaching this decision and the recommendation of the Evoqua Board, please see the section titled “The Merger—Recommendation of the Evoqua Board and its Reasons for the Merger” beginning on page 100 of this joint proxy statement/prospectus.
Opinions of Evoqua’s Financial Advisors (See page 105)
Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the Evoqua Board that, as of January 22, 2023 and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders (other than Xylem and its affiliates) of Evoqua Common Stock.
The full text of the written opinion of Goldman Sachs, dated January 22, 2023, which sets forth assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Evoqua Board in connection with its consideration of the Merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Evoqua Common Stock should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between Evoqua and Goldman Sachs, Evoqua has agreed to pay Goldman Sachs a transaction fee of approximately $40 million, $2.5 million of which became payable upon the execution of the Merger Agreement and the remainder of which is contingent upon consummation of the Merger.

In connection with the Merger, BofA Securities, Inc. (“BofA Securities”), Evoqua’s financial advisor, delivered to the Evoqua Board a written opinion, dated January 22, 2023, as to the fairness, from a financial point of view and as of the date of the opinion, of the Exchange Ratio to the holders of Evoqua Common Stock (other than holders of Excluded Shares). The full text of the written opinion, dated January 22, 2023, of BofA Securities, which describes, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. Pursuant to an engagement letter between Evoqua and BofA Securities, Evoqua has agreed to pay BofA Securities for its services in connection with the Merger an aggregate fee of $20 million, $2.5 million of which was payable upon delivery of its opinion and the remainder of which is payable immediately prior to or upon the consummation of the Merger. BofA Securities provided its opinion to the Evoqua Board (in its capacity as such) for the benefit and use of the Evoqua Board in connection with and for purposes of its evaluation of the Exchange Ratio from a financial point of view. BofA Securities’ opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Evoqua or in which Evoqua might engage or as to the underlying business decision of Evoqua to proceed with or effect the Merger. BofA Securities’ opinion does not constitute a recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.
You are encouraged to read the written opinion of each of Goldman Sachs and BofA Securities, attached as Annex B and Annex C, respectively, and the section titled “The Merger—Opinions of Evoqua’s Financial Advisors” beginning on page 105 of this joint proxy statement/prospectus carefully and in their entirety.
Interests of Evoqua’s Directors and Executive Officers in the Merger (See page 125)
In considering the recommendations of the Evoqua Board, Evoqua stockholders should be aware that Evoqua’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of other Evoqua stockholders generally. The Evoqua Board was aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the Merger, in approving the Merger Agreement and in recommending the applicable Merger-related proposals.
These interests include:
•
the executive officers of Evoqua have arrangements with Evoqua that provide for certain severance payments or benefits, accelerated vesting of certain equity-based awards and other rights and other payments or benefits in the event of a qualifying termination of employment following the consummation of the Merger;

•
the Evoqua directors have arrangements with Evoqua that provide for accelerated vesting of certain equity-based awards in the event of a qualifying termination of services following the consummation of the Merger;

•	executive officers and directors of Evoqua have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive the consummation of the Merger;
•
two current Evoqua directors will join the board of directors of the combined company following the Closing (as defined in the section titled “The Merger Agreement—Closing; Effective Time” beginning on page 139 of this joint proxy statement/prospectus); and

•
at the Effective Time, Rodney Aulick will be appointed to continue to lead the Integrated Services and Solutions for the combined company as its President, and Snehal Desai will be appointed Xylem’s Chief Growth and Innovation Officer to lead growth, innovation, and integration execution for the combined company.

The Evoqua Board was aware of these additional interests of Evoqua’s directors and executive officers and considered these potential interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement and in recommending the applicable Merger-related proposals. For a further discussion of the interests of Evoqua directors and executive officers in the Merger, see the section titled “The Merger—Interests of Evoqua’s Directors and Executive Officers in the Merger” on page 125 of this joint proxy statement/prospectus.
Treatment of Options and Other Equity-Based Awards (See page 140)
Evoqua Stock Options
As of the Effective Time, each Evoqua Option, whether vested or unvested, that is outstanding immediately prior to Effective Time will be converted into a Xylem Option with the same terms and conditions (including any vesting provisions and any provisions providing for accelerated vesting upon certain events) as were applicable to such Evoqua Option immediately prior to the Effective Time and specifically subject to any provisions providing for accelerated vesting upon certain terminations of employment following the consummation of the transactions contemplated by the Merger Agreement; provided that:
•
such Xylem Option will provide the right to purchase a whole number of shares of Xylem Common Stock (rounded down to the nearest whole share, if necessary) equal to the number of shares of Evoqua Common Stock subject to such Evoqua Option, multiplied by the Exchange Ratio; and

•
the exercise price per share for each such Xylem Option will be equal to the exercise price per share of such Evoqua Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest whole cent).

Notwithstanding the foregoing, the conversion of the Evoqua Options will be made in a manner consistent with Section 424(a) and Section 409A of the Code.
Evoqua RSUs and Evoqua PSUs
As of the Effective Time, each unvested Evoqua RSU and unvested Evoqua PSU that is then outstanding immediately prior to the Effective Time will be converted into a Xylem RSU Award that will vest based on the passage of time with the same terms and conditions as were applicable to such Evoqua RSU or Evoqua PSU, as applicable, immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, except that such Xylem RSU Award will be comprised of that number of Xylem restricted stock units as is equal to the product of the number of shares of Evoqua Common Stock subject to each Evoqua RSU or Evoqua PSU, as applicable, immediately prior to the Effective Time and the Exchange Ratio (with any fractional restricted stock units rounded down to the nearest whole share of Xylem Common Stock). With respect to any Evoqua PSU, the performance-vesting component will be deemed to have been satisfied in full at the target level of performance.
Evoqua SARs
As of the Effective Time, each Evoqua SAR, whether vested or unvested, that is then outstanding will be converted into a Xylem SAR, with substantially the same terms and conditions as were applicable to such Evoqua SAR immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, except that such Xylem SAR will be comprised of that number of Xylem SARs as is equal to the product of the number of shares of Evoqua Common Stock relating to each such Evoqua SAR immediately prior to the Effective Time and the Exchange Ratio (rounded down to the nearest whole share of Xylem Common Stock). Each such Xylem SAR will have a base price per share (rounded up to the nearest whole cent) equal to the base price per share of Evoqua Common Stock otherwise relating to such Evoqua SAR immediately prior to the Effective Time divided by the Exchange Ratio. Notwithstanding the foregoing, in the case of any Evoqua SAR to which Section 409A of the Code applies as of the Effective Time, the base price of the number of shares of Xylem Common Stock to which it will relate, and the terms and conditions of exercise of such Xylem SAR, in each case following conversion, will be determined in a manner consistent with the requirements of Section 409A of the Code.
Evoqua ESPP
With respect to any offering period under the Evoqua ESPP as in effect on the date of the Merger Agreement, no Evoqua employee who is not already a participant in the Evoqua ESPP as of such date may become a participant in the Evoqua ESPP and no participating employee may increase the percentage of his or her payroll deduction election in effect as of the current Evoqua ESPP offering period. Upon consummation of the Merger, the Evoqua ESPP will terminate immediately. Prior to the Effective Time and if any Evoqua ESPP offering period is then in effect, the last day of such offering period will be accelerated to a date before the Closing Date as determined by the Evoqua Board (or relevant committee thereof) in its discretion, and the final settlement or purchase of Evoqua Common Stock thereunder will be made on that day.
Certain Actions
Prior to the Effective Time, Evoqua will take all action necessary for the adjustment of the Evoqua Options, Evoqua SARs, Evoqua RSUs and Evoqua PSUs. Evoqua will ensure that, as of the Effective Time, no holder of an Evoqua Option, Evoqua SAR, Evoqua RSU or Evoqua PSU (or former holders of such Evoqua equity awards) and no participant in any Evoqua Equity Plan will have any rights thereunder to acquire, or other rights in respect of, the capital stock of Evoqua, the Surviving Corporation or any of their subsidiaries, or any other equity interest therein.

Xylem will reserve for issuance a number of shares of Xylem Common Stock at least equal to the number of shares of Xylem Common Stock that will be subject to the Xylem Options and the Xylem restricted stock units in connection with the conversion of Evoqua equity awards into Xylem equity awards as described above. As soon as practicable following the Effective Time, Xylem will file a registration statement on Form S-8 with respect to the shares of Xylem Common Stock subject to the Xylem Options and Xylem restricted stock units described in the Merger Agreement.
Financing Matters (See page 132)
Evoqua will, and will cause its subsidiaries to, use reasonable best efforts to deliver to Xylem at or prior to the Closing Date executed payoff letters with respect to the contracts relating to indebtedness of Evoqua that Xylem has requested be paid off (each, a “Payoff Letter”) in form and substance customary for transactions of this type (and drafts reasonably in advance thereof), from the applicable agent on behalf of the persons to whom such indebtedness is owed.
From the date of the Merger Agreement until the earlier of the Closing and the termination of the Merger Agreement, Evoqua and Xylem will, and will cause each of their subsidiaries and Representatives (as defined below) to, use reasonable best efforts to:
•	obtain certain necessary waivers, consents, amendments or approvals with respect to indebtedness;
•	if requested by Xylem, refinance, renew or replace, where possible, certain indebtedness on terms mutually agreeable to Xylem and Evoqua; or
•
to the extent waivers, consents, amendments or approvals are not obtained and such indebtedness is not refinanced, renewed or replaced, in the case of Xylem’s indebtedness, to ensure that sufficient cash is available for the prompt payment in full of any indebtedness under any such contract and termination of any such contract, or with respect to Evoqua’s indebtedness, Xylem will ensure that satisfactory arrangements have been made to repay in full, or cause the repayment in full of, any indebtedness under any such contract and terminate any such contract upon the consummation of the Merger, in each case at or prior to the Closing Date.

As of the date of this joint proxy statement/prospectus, Xylem intends to repay and terminate certain of Evoqua’s indebtedness in connection with the Closing. For a more detailed description of the treatment of Xylem and Evoqua indebtedness in the Merger, see the section titled “The Merger Agreement—Covenants—Financing Matters” beginning on page 164 of this joint proxy statement/prospectus.
Security Ownership of Certain Beneficial Owners of Xylem Common Stock and Xylem Management (See page 174 )
At the close of business on April 5, 2023, the latest practicable date prior to the date of this joint proxy statement/prospectus, Xylem’s directors and executive officers and their affiliates, as a group, beneficially owned and were entitled to vote approximately 1,627,493 shares of Xylem Common Stock, collectively representing 0.9% of the shares of Xylem Common Stock outstanding on that date. Xylem currently expects that all of its directors and executive officers will vote their shares “FOR” the Share Issuance Proposal and “FOR” the Xylem Adjournment Proposal (if necessary). For more information regarding the security ownership of Xylem directors and executive officers, please see the section titled “Security Ownership of Certain Beneficial Owners of Xylem Common Stock and Xylem Management” beginning on page 174 of this joint proxy statement/prospectus.
Security Ownership of Certain Beneficial Owners of Evoqua Common Stock and Evoqua Management (See page 177)
At the close of business on April 5, 2023, the latest practicable date prior to the date of this joint proxy statement/prospectus, Evoqua’s directors and executive officers and their affiliates, as a group, beneficially owned and were entitled to vote approximately 1,339,127 shares of Evoqua Common Stock, collectively representing 1.1% of the shares of Evoqua Common Stock outstanding on that date. Evoqua currently expects that all of its directors and executive officers will vote their shares “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Evoqua Adjournment Proposal (if necessary). For more information regarding the security ownership of Evoqua directors and executive officers, please see the section titled “Security Ownership of Certain Beneficial Owners of Evoqua Common Stock and Evoqua Management” beginning on page 177 of this joint proxy statement/prospectus.
Ownership of Xylem After Consummation of the Merger (See page 131)
As of the date of this joint proxy statement/prospectus, based on the Exchange Ratio and the number of outstanding shares of Evoqua Common Stock and Xylem Common Stock (in each case, on a fully diluted basis), it is estimated that legacy Xylem shareholders will own approximately 75% and legacy Evoqua stockholders will own approximately 25% of the issued and outstanding shares of Xylem Common Stock on a fully diluted basis immediately following the Effective Time. The relative ownership interests of legacy Xylem shareholders and legacy Evoqua stockholders in the combined company immediately following the Merger will depend on the number of shares of Xylem Common Stock and Evoqua Common Stock issued and outstanding immediately prior to the Merger.
Governance Matters (See page 166)
The Xylem Board at the Effective Time will consist of 12 directors and be composed of (i) the Legacy Xylem Directors and (ii) the Evoqua Appointed Directors. The Evoqua Appointed Directors will be two members from the current Evoqua Board and will be selected by the Evoqua Board and approved by the Xylem Board. During the 12-month period following the Effective Time, the Xylem Board will not propose to remove any Evoqua Appointed Director other than for cause. As of the date of this joint proxy statement/prospectus, the Evoqua Appointed Directors who will join the Xylem Board have not been determined.
In the event that the Closing occurs before Xylem’s annual meeting of shareholders for the year in which the Closing takes place, subject to each such Evoqua Appointed Director’s continued willingness and ability to serve, Xylem will take such actions as may be necessary to nominate each such Evoqua Appointed Director for election to the Xylem Board at Xylem’s annual meeting for such year.
Conditions Precedent (See page 166)
Xylem, Merger Sub and Evoqua will not be obligated to effect the Merger unless the following conditions are satisfied:
•	Evoqua has obtained the Evoqua Stockholder Approval;
•	Xylem has obtained the Xylem Shareholder Approval;
•
(i) the expiration or earlier termination of any applicable waiting period (and any extension of such period) under the HSR Act or any other applicable Antitrust Law relating to the transactions contemplated by the Merger Agreement, as well as any agreement not to close under a “timing agreement” between the parties and a governmental entity; (ii) the receipt of, making of or expiration or earlier termination of any applicable waiting period of the other antitrust, competition, investment, trade regulation or similar consents, authorizations, orders or approvals, in each case, that are required under certain Antitrust Laws set forth in Evoqua’s disclosure letter to the Merger Agreement will have been obtained; and (iii) the receipt of, making of or expiration or earlier termination of any applicable waiting period of any consents, authorizations, orders or approvals, in each case, that are required under any foreign investment law, the absence of which would prohibit the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including in certain jurisdictions agreed to by the parties as set forth in Evoqua’s disclosure letter to the Merger Agreement;

•
no governmental authority or court of competent jurisdiction has issued a temporary restraining order, preliminary or permanent injunction or other judgment, order or decree, and no other legal restraint or prohibition will be in effect, and no law will have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any such case, prohibits or makes illegal the consummation of the Merger;

•	the NYSE has approved the listing of the shares of Xylem Common Stock to be issued in the Merger, subject to official notice of issuance; and
•
the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, has been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness is in effect, and no proceedings for that purpose will have been initiated or threatened.

Xylem and Merger Sub will not be obligated to effect the Merger unless the following conditions are satisfied (or waived by Xylem):
•	certain representations and warranties of Evoqua:
•
regarding capitalization were true and correct in all respects (other than de minimis inaccuracies) as of the date of the Merger Agreement and will be true and correct in all material respects (other than de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•
regarding organization, standing and power; capital stock, Evoqua stock awards, Evoqua Equity Plans and Evoqua Options; authority; conflicts with Evoqua and its subsidiaries’ organizational documents; takeover laws;

stockholder rights plans; and brokers were true and correct in all material respects as of the date of the Merger Agreement and will be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and
•
regarding the matters contained in each of the other representations and warranties of Evoqua set forth in the Merger Agreement, were true and correct as of the date of the Merger Agreement and will be true and correct as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (as defined in the section titled “The Merger Agreement—Representations and Warranties”) on Evoqua (it being understood that, for purposes of determining the accuracy of such representations and warranties, all references to “materially,” “in all material respects,” “Material Adverse Effect” and similar materiality qualifications and exceptions contained in such representations and warranties will be disregarded except in the case of the representations with respect to an absence of a material adverse effect);

•	Evoqua has performed in all material respects all its obligations required under the Merger Agreement;
•	Xylem has received a certificate signed by an executive officer of Evoqua certifying as to the matters set forth in the immediately preceding bullets; and
•
since the date of the Merger Agreement, there has not been any event, change, circumstance, occurrence, effect, or state of facts that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Evoqua.

Xylem’s and Merger Sub’s obligations to effect the Merger are not conditioned upon obtaining any financing.
Evoqua will not be obligated to effect the Merger unless the following conditions are satisfied (or waived by Evoqua):
•	certain representations and warranties of Xylem and Merger Sub:
•
regarding capitalization were true and correct in all respects (other than de minimis inaccuracies) as of the date of the Merger Agreement and will be true and correct in all material respects (other than de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•
regarding organization, standing, and power; capital stock; authority; conflicts with Xylem or Merger Sub’s organizational documents; brokers; and takeover laws were true and correct in all material respects as of the date of the Merger Agreement and will be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and

•
regarding the matters contained in each of the other representations and warranties of Xylem set forth in the Merger Agreement were true and correct as of the date of the Merger Agreement and will be true and correct as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Xylem (it being understood that, for purposes of determining the accuracy of such representations and warranties, all references to “materially,” “in all material respects,” “Material Adverse Effect” and similar materiality qualifications and exceptions contained in such representations and warranties will be disregarded except in the case of the representations with respect to the absence of a Material Adverse Effect);

•	Xylem and Merger Sub have performed in all material respects of all of their respective obligations required to be performed by them under the Merger Agreement;
•	Evoqua has received a certificate signed by an executive officer of Xylem certifying as to the matters set forth in the immediately preceding bullets;

•
since the date of the Merger Agreement, there has not been any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Xylem; and

•
Evoqua has received, on the Closing Date, but before the Effective Time, the Closing Tax Opinion, and such opinion will not have been withdrawn or adversely modified; provided, that if Evoqua Tax Counsel indicates that it is unwilling or unable to deliver its Closing Tax Opinion, (i) Xylem Tax Counsel may, at the election of Xylem, deliver the Closing Tax Opinion to Evoqua in satisfaction of the condition, or (ii) if Xylem does not elect to have Xylem Tax Counsel deliver such Closing Tax Opinion, Evoqua will use its reasonable best efforts to obtain a Closing Tax Opinion from another nationally recognized tax counsel reasonably acceptable to Evoqua and Xylem.

No Solicitation (See page 154)
As more fully described in the section titled “The Merger Agreement—Covenants—No Solicitation” beginning on page 154 of this joint proxy statement/prospectus:
•
Each of Evoqua and Xylem will, and will cause their respective subsidiaries and any directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or any other advisors, agents or representatives (collectively, “Representatives”) to (A) immediately terminate all existing discussions and negotiations with respect to any actual or potential Evoqua Acquisition Proposal or Xylem Acquisition Proposal (as further described in the section titled “The Merger Agreement—Covenants—No Solicitation” beginning on page 154 of this joint proxy statement/prospectus and which we refer to in this section as an “acquisition proposal”), as applicable, and immediately terminate all data room access previously granted to any person; (B) request the prompt return or destruction of all confidential information previously furnished with respect to any actual or potential acquisition proposal; and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which they or any of their affiliates or Representatives is a party with respect to any actual or potential acquisition proposal, and will use commercially reasonable efforts to enforce the provisions of any such agreement, which will include seeking any injunctive relief available to enforce such agreement (provided, that Evoqua and Xylem will be permitted to grant waivers of, and not enforce, any standstill agreement, but solely to the extent that the Evoqua Board or Xylem Board, as applicable, has determined in good faith, after consultation with its outside counsel, that failure to take such action (i) would prohibit or delay the counterparty from making an unsolicited acquisition proposal and (ii) would be reasonably likely to be inconsistent with its fiduciary duties under applicable law).

•
From the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, each of Evoqua and Xylem will not, and will not authorize or permit any of their Representatives to, directly or indirectly:

•	solicit, initiate, endorse, knowingly encourage or knowingly facilitate any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal;
•
enter into or participate in any discussions or negotiations with, or furnish any non-public information or data to, any person that is reasonably likely to be considering or seeking to make an acquisition proposal, in each case relating to, or as would reasonably be expected to lead to, an acquisition proposal; or

•	agree or propose to take such action.
•
Evoqua and Xylem will not provide (and will not permit any of their Representatives to provide) any commercially or competitively sensitive non-public information in connection with the actions permitted by the Merger Agreement, except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on Evoqua or Xylem, which procedures will be consistent in all material respects with their respective practices in dealing with the disclosures of such information to each other.

•
Evoqua and Xylem will not, and will cause their subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of the Merger Agreement that would restrict their ability to comply with any of the terms of the non-solicitation covenants of the Merger Agreement.

•	Evoqua and Xylem:
•
will promptly (and in any case within 24 hours of receipt) provide the other with notice in writing of any inquiries, proposals or offers received, that would reasonably be expected to lead to an acquisition proposal, and disclose the identity of the other person and a description of the material terms and conditions of and facts surrounding any such inquiry, offer, or proposal and, in the case of written materials, provide copies of such written proposal, offer or draft agreement provided by such person; and

•
will keep the other informed (orally and in writing) in all material respects on a timely basis of the status and details (and, in any case, within 24 hours after the occurrence of any material amendment or modification of such proposal and the status of any discussions or negotiations relating thereto) of any such acquisition proposal, inquiry, offer, or proposal, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.

•
Evoqua and Xylem will not take any action to exempt any person (other than the parties to the Merger and their respective affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL or Chapter 43 of the IBCL, as applicable, (or any similar provision of any other applicable state takeover law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing.

However, if at any time after the date of the Merger Agreement and prior to obtaining the Evoqua Stockholder Approval or Xylem Shareholder Approval, as applicable, Evoqua or Xylem receives a written acquisition proposal from a third party that the Evoqua Board or Xylem Board, as applicable, believes in good faith to be bona fide and such acquisition proposal was unsolicited and did not otherwise result from a breach of the non-solicitation covenants of the Merger Agreement, then Evoqua or Xylem, as applicable, may, before (but not after) obtaining the Evoqua Stockholder Approval or Xylem Shareholder Approval, directly or indirectly through their Representatives:
•
furnish information (including material non-public information) and provide access to their businesses, properties, assets, books and records to the person making such acquisition proposal pursuant to an acceptable confidentiality agreement (provided, that (i) Evoqua or Xylem will provide each other non-redacted copies of such confidentiality agreements executed in accordance with the Merger Agreement and (ii) that any non-public information provided to any such person will have been previously provided or will be provided to Evoqua or Xylem prior to or concurrently with the time it is provided to such person); and

•	participate in discussions or negotiations with the person and its Representatives regarding such acquisition proposal.
Evoqua and Xylem may take such actions only if (i) the Evoqua Board or Xylem Board, as applicable, determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to lead to an Evoqua Superior Proposal or Xylem Superior Proposal (as defined and further described in the section titled “The Merger Agreement—Covenants—No Change of Recommendation” beginning on page 157 of this joint proxy statement/prospectus and which we refer to in this section as a “superior proposal”), as applicable, and (ii) the Evoqua Board or Xylem Board determines in good faith, after consultation with outside counsel, that the failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.
No Change of Recommendation (See page 157)
Subject to certain exceptions described below, neither the Xylem Board nor Evoqua Board, including any committee thereof, may make an Evoqua Adverse Recommendation Change or Xylem Adverse Recommendation Change (as defined and further described in the section titled “The Merger Agreement—Covenants—No Change of Recommendation” beginning on page 157 of this joint proxy statement/prospectus), as applicable.
Permitted Change of Recommendation—Superior Proposal
Prior to, in the case of the Xylem Board, obtaining the Xylem Shareholder Approval, or in the case of the Evoqua Board, obtaining the Evoqua Stockholder Approval, the Xylem Board or the Evoqua Board may effect a change of recommendation if such party receives a superior proposal and the Xylem Board or Evoqua Board, as applicable, determines in good faith (after consultation with its outside counsel) that a failure to take action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, and meets certain other conditions, including compliance with matching right obligations, as described in the section titled “The Merger Agreement—Covenants—No Change of Recommendation” beginning on page 157 of this joint proxy statement/prospectus.

Permitted Change of Recommendation—Intervening Event
Prior to, in the case of the Xylem Board, obtaining the Xylem Shareholder Approval, or in the case of the Evoqua Board, obtaining the Evoqua Stockholder Approval, the Xylem Board or Evoqua Board, as applicable, may effect a change of recommendation if an Evoqua Intervening Event or Xylem Intervening Event (as defined and further described in the section titled “The Merger Agreement—Covenants—No Change of Recommendation” of this joint proxy statement/prospectus), as applicable, has occurred and is continuing, and the Xylem Board or Evoqua Board, as applicable, determines in good faith, after consultation with its outside counsel and financial advisor, that the failure to make a change in recommendation in response to such intervening event would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, and meets certain other conditions, including compliance with matching right obligations, as described in the section titled “The Merger Agreement—Covenants—No Change of Recommendation” beginning on page 157 of this joint proxy statement/prospectus.
Termination (See page 168)
By Mutual Consent
Xylem and Evoqua may agree in writing to terminate the Merger Agreement and abandon the Merger at any time prior to the Effective Time, whether before or after the Evoqua Stockholder Approval or Xylem Shareholder Approval have been obtained (with any termination by Xylem also being an effective termination by Merger Sub).
By Either Xylem or Evoqua
Xylem or Evoqua may terminate the Merger Agreement and abandon the Merger at any time prior to the Effective Time, whether before or after the Evoqua Stockholder Approval or Xylem Shareholder Approval have been obtained (with any termination by Xylem also being an effective termination by Merger Sub) if:
•
the Merger is not consummated on or before January 22, 2024 (the “Outside Date”); provided, that neither Xylem nor Evoqua can terminate the Merger Agreement if their material breach of the Merger Agreement was the primary cause of, or the primary factor that resulted in, the failure of the Merger to be consummated by January 22, 2024;

•
any court of competent jurisdiction or other governmental entity has issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement and such judgment, order, injunction, rule, decree or other action will have become final and non-appealable or if any law will have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any such case, prohibits or makes illegal the consummation of the Merger; provided, that neither Xylem nor Evoqua can terminate the Merger Agreement if their material breach of the Merger Agreement has been the primary cause of, or the primary factor that resulted in, the issuance of such judgment, order, injunction, rule or decree or the failure to obtain a required governmental consent;

•
Evoqua has not obtained the Evoqua Stockholder Approval at the Evoqua Special Meeting duly convened or at any adjournment or postponement thereof at which a vote on the adoption of the Merger Agreement was taken; provided that Evoqua cannot terminate the Merger Agreement if the failure to obtain the Evoqua Stockholder Approval is proximately caused by Evoqua’s material breach of the Merger Agreement; or

•
Xylem has not obtained the Xylem Shareholder Approval at the Xylem Special Meeting duly convened or at any adjournment or postponement thereof at which a vote on the approval of the Share Issuance Proposal was taken; provided that Xylem cannot terminate the Merger Agreement if the failure to obtain the Xylem Shareholder Approval is proximately caused by Xylem’s or Merger Sub’s material breach of the Merger Agreement.

By Xylem
Xylem may terminate the Merger Agreement and abandon the Merger at any time prior to the Effective Time, whether before or after the Evoqua Stockholder Approval or Xylem Shareholder Approval have been obtained (with any termination by Xylem also being an effective termination by Merger Sub) if:
•
Evoqua breaches or fails to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, or if any representation or warranty of Evoqua becomes untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time:

•
would result in the failure of conditions to each party’s obligations to consummate the Merger or to Xylem’s and Merger Sub’s obligations to consummate the Merger set forth in the Merger Agreement; and

•	cannot be, or has not been, cured by the earlier of (i) January 22, 2024, and (ii) 30 days after the giving of written notice to Evoqua of such breach or failure to perform;
provided, however, that Xylem cannot terminate the Merger Agreement pursuant to the foregoing if Xylem or Merger Sub is then in material breach of its covenants or agreements in the Merger Agreement such that its conditions regarding the truthfulness of its representations and warranties or its performance of its covenants or obligations in the Merger Agreement would not be satisfied;
•
the Evoqua Board makes an Evoqua Adverse Recommendation Change (as defined in the section titled “The Merger Agreement—Covenants—No Change of Recommendation”), or Evoqua materially breaches or fails to perform its obligations to include in this joint proxy statement/prospectus the Evoqua Recommendation or materially breaches or fails to perform its obligations under the non-solicitation provisions of the Merger Agreement; or

•	at any time before the Xylem Shareholder Approval is obtained, in order to accept a Xylem Superior Proposal if:
•
simultaneously with the termination of the Merger Agreement, Xylem entered into an Alternative Acquisition Agreement with respect to a Xylem Superior Proposal that did not result from a breach of its non-solicitation obligations under the Merger Agreement;

•
the Xylem Board complied, in all non-de minimis respects, with its obligations under the applicable terms and conditions of the Merger Agreement in respect of such Xylem Superior Proposal (including the notice provisions); and

•	Xylem paid, prior to or simultaneously with the termination of the Merger Agreement, the Xylem Termination Fee.
By Evoqua
Evoqua may terminate the Merger Agreement and abandon the Merger at any time prior to the Effective Time, whether before or after the Evoqua Stockholder Approval or Xylem Shareholder Approval have been obtained if:
•
Xylem or Merger Sub breach or fail to perform any of their respective representations, warranties, covenants or agreements set forth in the Merger Agreement, or if any representation or warranty of Xylem or Merger Sub becomes untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time:

•	would result in the failure of any conditions to each party’s obligations to consummate the Merger or to Evoqua’s obligations to consummate the Merger set forth in the Merger Agreement; and
•	cannot be or has not been cured by the earlier of (i) January 22, 2024, and (ii) 30 days after the giving of written notice to Xylem of such breach or failure;
provided, however, that Evoqua cannot terminate the Merger Agreement pursuant to the foregoing if Evoqua is then in material breach of its covenants or agreements in the Merger Agreement such that its conditions regarding the truthfulness of its representations and warranties or its performance of its covenants or obligations to the Merger would not be satisfied;
•
the Xylem Board makes a Xylem Adverse Recommendation Change (as defined in the section titled “The Merger Agreement—Covenants—No Change of Recommendation”), Xylem materially breaches or fails to perform its obligations to include in this joint proxy statement/prospectus the Xylem Recommendation or materially breaches or fails to perform its obligations under the non-solicitation provisions of the Merger Agreement; or

•	at any time before the Evoqua Stockholder Approval is obtained, in order to accept an Evoqua Superior Proposal if:
•
simultaneously with its termination of the Merger Agreement, Evoqua entered into an Alternative Acquisition Agreement with respect to an Evoqua Superior Proposal that did not result from a breach of its non-solicitation obligations under the Merger Agreement;

•
the Evoqua Board complied, in all non-de minimis respects, with its obligations under the applicable terms and conditions of the Merger Agreement in respect of such Evoqua Superior Proposal (including the notice provisions); and

•	Evoqua paid, prior to or simultaneously with the termination of the Merger Agreement, the Evoqua Termination Fee.

Expenses (See page 170)
Except as otherwise provided in the Merger Agreement, the incurring party will pay all fees and expenses incurred by it in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, whether or not the Merger is consummated, except that (i) Xylem and Evoqua will share equally the expenses incurred in connection with the filing, printing and mailing of this Form S-4 and this joint proxy statement/prospectus, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), and (ii) Xylem will pay all filing fees under the Antitrust Laws in connection with the Merger.
Evoqua’s Requirement to Pay the Xylem Expenses
If the Merger Agreement is terminated by Evoqua or Xylem due to a failure to obtain the Evoqua Stockholder Approval under circumstances in which the Evoqua Termination Fee is not then payable pursuant to the Merger Agreement, then Evoqua will reimburse Xylem and its affiliates for all of their reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Xylem and Merger Sub and their affiliates) incurred by Xylem, Merger Sub and their affiliates or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement up to a maximum amount of $50 million (the “Xylem Expenses”); provided, that the payment by Evoqua of the Xylem Expenses (i) will not relieve Evoqua of any subsequent obligation to pay the Evoqua Termination Fee pursuant to the Merger Agreement and (ii) will not relieve Evoqua from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or fraud.
Xylem’s Requirement to Pay the Evoqua Expenses
If the Merger Agreement is terminated by Xylem or Evoqua due to the failure to obtain the Xylem Shareholder Approval under circumstances in which the Xylem Termination Fee is not then payable pursuant to the Merger Agreement, then Xylem will reimburse Evoqua and its affiliates for all of their reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Evoqua and its affiliates) incurred by Evoqua and its affiliates or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement up to a maximum amount of $50 million (the “Evoqua Expenses”); provided, that the payment by Xylem of the Evoqua Expenses, (i) will not relieve Xylem of any subsequent obligation to pay the Xylem Termination Fee pursuant to the Merger Agreement or the Regulatory Failure Fee and (ii) will not relieve Xylem from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or fraud.
Termination Fee (See page 168)
Evoqua Payment of Termination Fee
Evoqua must pay to Xylem the Evoqua Termination Fee (less the amount of Xylem Expenses previously paid to Xylem (if any)) if:
•
an Evoqua Acquisition Proposal (whether or not conditional) or Evoqua’s intention to make an Evoqua Acquisition Proposal (whether or not conditional) is made directly to Evoqua’s stockholders or is otherwise publicly disclosed after the date of the Merger Agreement, and:

•
the Merger Agreement is terminated by (i) Evoqua or Xylem due to either (A) the failure to consummate the Merger on or before January 22, 2024, or (B) the failure to obtain the Evoqua Stockholder Approval, or (ii) Xylem due to a failure of Evoqua to perform its representations, warranties, covenants or agreements (other than the non-solicitation covenant discussed below) under the Merger Agreement (and such Evoqua Acquisition Proposal or stated intention to make an Evoqua Acquisition Proposal has not been publicly withdrawn prior to the date of the Evoqua Special Meeting (in the case of the failure to obtain Evoqua Stockholder Approval) or prior to the date of such termination (in the case of the failure to consummate the Merger on or before January 22, 2024 or the failure of Evoqua to perform certain of its representations, warranties, covenants or agreements under the Merger Agreement); and

•
within 12 months after the date of such termination, Evoqua enters into an agreement in respect of any Evoqua Acquisition Proposal, or recommends or submits an Evoqua Acquisition Proposal to Evoqua stockholders for adoption, or a transaction in respect of any Evoqua Acquisition Proposal is consummated, which, in each case, need not be the same Evoqua Acquisition Proposal that was made, disclosed or communicated prior to termination of the Merger Agreement (provided, that for such purposes, each reference to “20%” in the definition of “Evoqua Acquisition Proposal” will be deemed to be a reference to “50%”);
•
the Merger Agreement is terminated by Xylem due to an Evoqua Adverse Recommendation Change, Evoqua’s material breach or failure to perform its obligations under the non-solicitation provisions or to include in this joint proxy statement/prospectus the Evoqua Recommendation; or

•	the Merger Agreement is terminated by Evoqua in order to accept an Evoqua Superior Proposal.
If the Evoqua Termination Fee or Xylem Expenses become payable by, and are paid by, Evoqua, then such Evoqua Termination Fee or Xylem Expenses, as applicable, will be Xylem’s sole and exclusive remedy for damages against Evoqua and its affiliates and its and their Representatives in connection with the termination of the Merger Agreement (other than Xylem’s right, after having received the Xylem Expenses, to receive the Evoqua Termination Fee less the Xylem Expenses, as applicable), and in no event will Xylem or any other person seek to recover any other money damages or seek any other remedy based on a claim in law or equity for any reason in connection with the termination of the Merger Agreement; provided, that the payment by Evoqua of the Evoqua Termination Fee pursuant to the foregoing or Xylem Expenses will not relieve Evoqua from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or fraud.
Xylem Payment of Termination Fee
Xylem Termination Fee
Xylem must pay to Evoqua the Xylem Termination Fee (less the amount of Evoqua Expenses previously paid to Evoqua (if any)), if:
•
a Xylem Acquisition Proposal (whether or not conditional) or Xylem’s intention to make a Xylem Acquisition Proposal (whether or not conditional) is made directly to Xylem’s shareholders or is otherwise publicly disclosed after the date of the Merger Agreement, and:

•
the Merger Agreement is terminated by (i) Xylem or Evoqua due to either (A) failure to consummate the Merger on or before January 22, 2024, or (B) failure to obtain the Xylem Shareholder Approval or (ii) Evoqua due to a failure of Xylem to perform its representations, warranties, covenants or agreements (other than the non-solicitation covenant discussed below) under the Merger Agreement (and such Xylem Acquisition Proposal or stated intention to make a Xylem Acquisition Proposal has not been publicly withdrawn prior to the date of the Xylem Special Meeting (in the case of the failure to obtain Xylem Shareholder Approval) or prior to the date of such termination (in the case of the failure to consummate the Merger on or before January 22, 2024 or the failure of Xylem to perform certain of its representations, warranties, covenants or agreements under the Merger Agreement); and

•
within 12 months after the date of such termination, Xylem enters into an agreement in respect of any Xylem Acquisition Proposal, or recommends or submits a Xylem Acquisition Proposal to Xylem shareholders for adoption, or a transaction in respect of any Xylem Acquisition Proposal is consummated, which, in each case, need not be the same Xylem Acquisition Proposal that was made, disclosed or communicated prior to termination of the Merger Agreement (provided, that for such purposes, each reference to “20%” in the definition of “Xylem Acquisition Proposal” will be deemed to be a reference to “50%”);

•
the Merger Agreement is terminated by Evoqua due to a Xylem Adverse Recommendation Change, Xylem’s material breach or failure to perform its obligations under the non-solicitation provisions of the Merger Agreement or Xylem’s failure to include in this joint proxy statement/prospectus the Xylem Recommendation; or

•	the Merger Agreement is terminated by Xylem in order to accept a Xylem Superior Proposal.
Regulatory Failure Fee
Xylem must pay to Evoqua the Regulatory Failure Fee, less than the amount of Evoqua Expenses previously paid to Evoqua (if any) if the Merger Agreement is terminated by Xylem or Evoqua (as applicable) because of (i) the failure to consummate the Merger on or before January 22, 2024, or (ii) the failure to consummate the Merger as a result of a governmental entity, court, or law preventing the consummation of the Merger, at a time when either (x) the condition to obtain the required antitrust or foreign investment approvals (including expiration of the waiting period under the HSR Act) has not been satisfied or waived or (y) the condition that there are no temporary restraining orders, preliminary or permanent injunctions or other judgments, orders or decrees issued by any court of competent jurisdiction or other legal restraints or prohibitions in effect or laws that have been enacted, entered, promulgated, enforced or deemed applicable that, in each case, prohibit or make illegal the Merger, has not been satisfied or waived (other than any such conditions that have not been satisfied as a result of a breach of the Merger Agreement by Evoqua that was the primary cause of, or the primary factor that resulted in, the failure of such conditions having been satisfied) and, in each case, at the time of such termination, all of the other conditions to Closing set forth in the Merger Agreement have otherwise been satisfied or waived (other than those conditions (A) that by their nature are to be satisfied at the Closing, which would have been satisfied at the Closing had the Closing occurred at the time of such termination or (B) that have not been satisfied as a result of Xylem’s or Merger Sub’s breach of the Merger Agreement that was the primary cause of, or the primary factor that resulted in, the failure of such conditions having been satisfied). In no event will Evoqua be entitled to receive both the Xylem Termination Fee and the Regulatory Failure Fee.
If the Xylem Termination Fee, Regulatory Failure Fee or Evoqua Expenses become payable by, and are paid by, Xylem, then such Xylem Termination Fee, Regulatory Failure Fee or Evoqua Expenses, as applicable, will be Evoqua’s sole and exclusive remedy for damages against Xylem and its affiliates and its and their Representatives in connection with the Merger Agreement (other than Evoqua’s right, after having received the Evoqua Expenses, to receive the Xylem Termination Fee less the Evoqua Expenses in the circumstances expressly contemplated in the Merger Agreement), and in no event will Evoqua or any other person seek to recover any other money damages or seek any other remedy based on a claim in law or equity for any reason in connection with the Merger Agreement; provided, that the payment by Xylem of the Xylem Termination Fee, the Regulatory Failure Fee or Evoqua Expenses will not relieve Xylem from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or fraud.
Material U.S. Federal Income Tax Considerations of the Merger (See page 134)
For U.S. federal income tax purposes, it is intended that:
•	the Merger will qualify for the Intended Tax Treatment; and
•
with respect to the Merger, the Merger Agreement constitutes a “plan or reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

Each of Xylem and Evoqua will be required to (i) use commercially reasonable efforts to cause the Merger to qualify for the Intended Tax Treatment and (ii) not take or cause to be taken or knowingly fail to take or cause to be taken any action which could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.
Pursuant to the Merger Agreement, Evoqua has agreed to certain restrictions on its activities until the Effective Time of the Merger. In general, Evoqua has agreed that, except as otherwise contemplated or permitted by the Merger Agreement, it will not, and will not permit any of its subsidiaries, to do any of the following:
•	settle or compromise any material liability for taxes;
•	amend any material tax return, or file any claims for material tax refunds;
•	make, revoke or modify any material tax election;
•	file any material tax return other than on a basis consistent with past practice;
•	consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material amount of taxes;
•
enter into any tax agreement (other than a customary tax indemnification provision contained in an ordinary course commercial agreement not primarily related to taxes) or any closing or other similar agreement, in each case, with respect to material taxes; or

•	change any material method of accounting for tax purposes.
It is a condition to the obligation of Evoqua to consummate the Merger that Evoqua receive the Closing Tax Opinion. Nevertheless, the parties have not sought and will not seek any ruling from the IRS regarding any matters relating to the Merger, and, as a result, there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth therein.

For a more complete discussion of the U.S. federal income tax considerations of the Merger, see the section titled “The Merger—Material U.S. Federal Income Tax Considerations of the Merger” beginning on page 134 of this joint proxy statement/prospectus.
The discussion of the material U.S. federal income tax considerations contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax considerations of the Merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws, or federal tax laws other than U.S. federal income tax laws.
The tax considerations of the Merger to any particular Evoqua stockholder will depend on that stockholder’s particular circumstances. You should consult your tax advisor as to the specific tax considerations of the Merger to you in light of your particular circumstances.
Conversion of Capital Stock (See page 140)
Xylem will not issue fractional shares of Xylem Common Stock upon the conversion of Evoqua Common Stock pursuant to the Merger Agreement, and such fractional share interests will not entitle the owner thereof to any dividends or other distributions with respect to Xylem Common Stock or to vote or to any other rights of a Xylem shareholder.
In lieu of fractional shares, each Evoqua stockholder otherwise entitled to a fractional share of Xylem Common Stock will be entitled to receive an amount in cash, without interest, representing such Evoqua stockholder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent in one or more transactions of an aggregate number of shares of Xylem Common Stock equal to the excess of (i) the aggregate number of shares of Xylem Common Stock to be delivered to the Exchange Agent by Xylem over (ii) the aggregate number of whole shares of Xylem Common Stock to be issued to the Evoqua stockholders.
As soon as practicable after the determination of the amount of cash to be paid to Evoqua stockholders, if any, the Exchange Agent will pay the applicable amount, without interest, to each of the Evoqua stockholders entitled to receive such cash.
The payment of cash in lieu of fractional share interests pursuant to the Merger Agreement is not a separately bargained-for consideration.
Comparison of Stockholders’ and Shareholders’ Rights (See page 179)
Upon the consummation of the Merger, Evoqua stockholders receiving shares of Xylem Common Stock will become shareholders of Xylem, and their rights will be governed by Indiana law and the governing corporate documents of Xylem in effect at the Effective Time.
Evoqua stockholders will have different rights once they become shareholders of Xylem due to differences between the governing corporate documents of Evoqua and Xylem and differences between the DGCL and the IBCL, as further described in the section titled “Comparison of Stockholders’ and Shareholders’ Rights” beginning on page 179 of this joint proxy statement/prospectus.
Listing of Xylem Common Stock; Delisting and Deregistration of Evoqua Common Stock (See page 133)
Before consummation of the Merger, Xylem must use its reasonable best efforts to cause the shares of Xylem Common Stock to be issued in the Merger, and such other shares of Xylem Common Stock to be reserved for issuance in connection with the Merger, to be approved for listing on the NYSE, subject to official notice of issuance. The approval for listing of such shares of Xylem Common Stock on the NYSE (subject to official notice of issuance) is a condition to the consummation of the Merger.
If the Merger is consummated, Evoqua Common Stock will cease to be listed on the NYSE and will be deregistered under the Exchange Act.
Accounting Treatment of the Merger (See page 136)
The Merger will be accounted for using the acquisition method of accounting in accordance with ASC 805—Business Combinations, which we refer to as “ASC 805.” Xylem management has evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the Merger and concluded, based on a consideration of the pertinent facts and circumstances, that Xylem will be the acquirer for financial accounting purposes. Accordingly, Xylem’s cost to acquire Evoqua has been allocated to Evoqua’s acquired assets and assumed liabilities based upon their estimated fair values. The allocation of the purchase price is dependent upon estimates of certain valuations that are subject to change. In addition, the final purchase price of Xylem’s acquisition of Evoqua will not be known until the date of the consummation of the Merger and could vary materially from the preliminary purchase price. Accordingly, the final acquisition accounting adjustments may be materially different from the preliminary unaudited pro forma adjustments presented.
Regulatory Matters (See page 137)
The consummation of the Merger is subject to various regulatory approvals (as further described in the section titled “The Merger Agreement—Covenants—Regulatory Approvals; Consents” beginning on page 151 of this joint proxy statement/prospectus), including:
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any applicable waiting period (and any extension thereof) under the HSR Act and other Antitrust Laws relating to the transactions contemplated by the Merger Agreement, as well as any agreement not to close embodied in a “timing agreement” between the parties and a governmental entity, having expired or terminated;

•
the other antitrust, competition, investment, trade regulation or similar consents, authorizations, orders or approvals that are required under certain Antitrust Laws set forth in Evoqua’s disclosure letter to the Merger Agreement having been obtained or made or any applicable waiting period in respect thereof having expired or been terminated;

•
any consents, authorizations, orders or approvals that are required under any foreign investment law, the absence of which would prohibit the consummation of the Merger and the other transactions contemplated by the Merger Agreement, having been obtained or made or any applicable waiting period in respect thereof having expired or been terminated; and

•
no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition being in effect, and no law having been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that prohibits or makes illegal the consummation of the Merger.

Subject to the terms and conditions of the Merger Agreement (including certain exceptions described in the Merger Agreement), Xylem, Merger Sub and Evoqua will use their respective reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, including, among other things, using reasonable best efforts to obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary registrations, declarations and filings and make all reasonable best efforts to obtain an approval or waiver from, or to avoid any action by, any governmental entity, including making filings and submissions in connection with the applicable antitrust and foreign investment law authorities.
On February 3, 2023, Xylem and Evoqua each filed notification and report forms under the HSR Act with the FTC and the DOJ with respect to the proposed Merger. At 11:59 p.m. Eastern Time on March 6, 2023, the 30-day HSR waiting period expired without issuance of a Request for Additional Information and Documentary Material. Accordingly, the condition to the consummation of the Merger requiring that the waiting period (or any extension thereof) relating to the transactions contemplated by the Merger Agreement under the HSR Act shall have expired or been terminated has been satisfied.
On March 6, 2023, notification and report forms were filed by the parties with certain foreign merger control and foreign direct investment authorities as required under certain Antitrust Laws and foreign investment laws as set forth in Evoqua’s disclosure letter to the Merger Agreement. As of April 10, 2023, the parties have obtained the necessary approvals, clearances or consents, as applicable, from the relevant merger control authorities in Germany, Colombia and Austria to consummate the transactions contemplated by the Merger Agreement.
No Appraisal Rights (See page 137)
Under the IBCL and DGCL, neither Xylem shareholders nor Evoqua stockholders are entitled to appraisal rights or dissenters’ rights in connection with the Merger or the issuance of shares of Xylem Common Stock in the Merger.
Litigation Relating to the Merger (See page 138)
On March 13, 2023, a purported Evoqua stockholder filed an action against Evoqua and the Evoqua Board captioned O’Dell v. Evoqua Water Technologies Corp., et al., No. 23-cv-2122, in the United States District Court for the Southern District of New York (the “O’Dell Action”). The O’Dell Action generally alleges that Evoqua and the Evoqua Board violated federal securities laws, including Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated under the Exchange Act, by issuing a materially incomplete and misleading registration statement on Form S-4. The plaintiff in the O’Dell Action seeks, among other things, to enjoin the transactions contemplated by the Merger Agreement and an award of attorneys’ and expert fees and expenses.
Xylem and Evoqua believe that the allegations in the O’Dell Action are without merit. Additional lawsuits arising out of the Merger may also be filed in the future. If additional similar lawsuits are filed, Xylem and Evoqua may choose not to announce them unless they contain material new or different allegations. See the section titled “The Merger—Litigation Relating to the Merger” beginning on page 138 of this joint proxy statement/prospectus.
Risk Factors (See page 20)
In evaluating the Merger Agreement and the Merger, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section titled “Risk Factors” beginning on page 20 of this joint proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 207 of this joint proxy statement/prospectus.

RISK FACTORS
In deciding how to vote on the proposals to be considered and voted on at the Xylem Special Meeting and the Evoqua Special Meeting, Xylem shareholders and Evoqua stockholders should carefully consider the following risk factors and all of the information contained in this joint proxy statement/prospectus or incorporated by reference in this joint proxy statement/prospectus, including, but not limited to, the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 47 of this joint proxy statement/prospectus and particularly the risk factors contained in Xylem’s and Evoqua’s other filings with the SEC incorporated herein by reference. See the section titled “Where You Can Find More Information” beginning on page 207 of this joint proxy statement/prospectus.
Risks Relating to the Merger
The Merger is subject to customary closing conditions to the obligations of both Evoqua and Xylem to consummate the Merger, and if these conditions are not satisfied or waived, the Merger may not be consummated on a timely basis or at all.
The consummation of the Merger is subject to several customary conditions to Closing and there can be no assurance that such conditions to Closing that remain outstanding will be satisfied or waived (to the extent permitted by law). The failure to timely satisfy the required conditions could delay the consummation of the Merger for a significant period of time or prevent the consummation of the Merger from occurring at all. These conditions to Closing include, among others: (i) obtaining the Evoqua Stockholder Approval; (ii) obtaining the Xylem Shareholder Approval; (iii) (a) the expiration or earlier termination of any applicable waiting period under the HSR Act or any other Antitrust Laws, (b) the receipt of, making of or expiration or earlier termination of any applicable waiting period of the other antitrust, competition, investment, trade regulation or similar consents, authorizations, orders or approvals, in each case, that are required under certain Antitrust Laws set forth in Evoqua’s disclosure letter to the Merger Agreement will have been obtained and (c) receipt of, making of or expiration or earlier termination of any applicable waiting period of any consents, authorizations, orders or approvals, in each case, that are required under any foreign investment law, the absence of which would prohibit the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including in certain jurisdictions agreed to by the parties as set forth in Evoqua’s disclosure letter to the Merger Agreement; (iv) no governmental authority or court of competent jurisdiction has issued a temporary restraining order, preliminary or permanent injunction or other judgment, order or decree, and no other legal restraint or prohibition will be in effect, and no law will have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any such case, prohibits or makes illegal the consummation of the Merger; (v) the NYSE having approved the listing of the shares of Xylem Common Stock to be issued in the Merger, subject to official notice of issuance; (vi) the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, having been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness being in effect, and no proceedings for that purpose having been initiated or threatened; (vii) subject to specified materiality standards, the accuracy of certain representations and warranties of the parties; (viii) compliance by the parties in all material respects with their respective obligations under the Merger Agreement; (ix) the delivery of an officer’s closing certificate by each of Evoqua and Xylem; (x) the absence of a Material Adverse Effect with respect to each of Xylem and Evoqua; and (xi) the receipt by Evoqua of the Closing Tax Opinion.
Many of the conditions to consummation of the Merger are not within either Evoqua’s or Xylem’s control, and neither Evoqua nor Xylem can predict when, or if, these conditions will be satisfied. There can be no assurance as to when, or if, the conditions to Closing will be satisfied or waived or that other events will not intervene to delay or result in the termination of the Merger. If any of these conditions are not satisfied or waived prior to the Outside Date, it is possible that the Merger Agreement may be terminated. See the section titled “The Merger Agreement—Termination” beginning on page 168 of this joint proxy statement/prospectus for more information on the circumstances under which the Merger Agreement may be terminated. Although Evoqua and Xylem have agreed in the Merger Agreement to use reasonable best efforts to consummate the Merger in the most expeditious manner practicable, including to obtain certain governmental and regulatory clearances and approvals, subject to certain limitations (including that Xylem will not be required to make divestitures or commit to certain other remedies that would have or would reasonably be expected to have, individually or in the aggregate, a material impact on (i) Evoqua and its subsidiaries (taken as a whole) or Xylem and its subsidiaries (taken as a whole, but assuming Xylem and its subsidiaries are the same size as Evoqua and its subsidiaries) or (ii) the reasonably expected benefits of the Merger), these and other conditions to Closing may fail to be satisfied. See the section titled “The Merger Agreement—Covenants—Regulatory Approvals; Consents” beginning on page 151 of this joint proxy statement/prospectus for more information regarding the obligations of the parties to consummate the Merger and obtain regulatory approvals. In addition, satisfying the conditions to and consummating the Merger may take longer, and could cost more, than Evoqua and Xylem expect. Neither Evoqua nor Xylem can predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the consummation of the Merger for a significant period of time or prevent the consummation of the Merger. Any delay in consummating the Merger may adversely affect the cost savings and other benefits that Evoqua and Xylem expect to achieve if the Merger and the integration of the companies’ respective businesses are not consummated within the expected timeframe. There can be no assurance that all required regulatory approvals will be obtained or applicable waiting periods will have expired or been terminated prior to the Outside Date, or at all. The governmental agencies from which the parties have sought or are seeking certain approvals in connection with the Merger have broad discretion in administering applicable governing regulations, and may impose requirements, limitations or costs, require divestitures or place restrictions on the conduct of the combined company’s business after the Closing. Such requirements, limitations, costs, divestitures or restrictions could delay or prevent the consummation of the Merger or have a material adverse effect on the combined company’s business and results of operations. Even after the expiration of the waiting period under the HSR Act or other applicable Antitrust Laws, the United States Federal Trade Commission (“FTC”) or the United States Department of Justice (“DOJ”) or other applicable antitrust regulators could take action under the Antitrust Laws to prevent or unwind the Merger, require the divestiture of assets, impose conditions on the consummation of the Merger or require changes to the terms of the Merger or Merger Agreement. Additionally, state attorneys general could seek to block or challenge the Merger as they deem necessary or desirable in the public interest at any time, including after consummation of the Merger. In addition, in some circumstances, a third party could initiate a private action under the Antitrust Laws challenging or seeking to enjoin the Merger, before or after it is consummated.
See the section titled “The Merger Agreement—Conditions Precedent” beginning on page 166 of this joint proxy statement/prospectus for a more detailed description of these closing conditions.
Failure to consummate the Merger could negatively impact the share price and the future business and financial results of each of Evoqua and Xylem.
If the Merger is not consummated for any reason, including because Xylem shareholders fail to approve the Share Issuance Proposal or because Evoqua stockholders fail to approve the Merger Proposal, the ongoing businesses and financial results of Evoqua and Xylem may be adversely affected and, without realizing any of the potential benefits of having consummated the Merger, each of Evoqua and Xylem may experience certain negative effects, including the following:
•	Evoqua and Xylem may experience negative reactions from the financial markets, including negative impacts on their respective stock prices;
•	Evoqua and Xylem may experience negative reactions from their respective customers, distributors, suppliers, vendors, business partners and employees;
•	Evoqua and Xylem will be required to pay certain costs and expenses relating to the Merger whether or not the Merger is consummated, such as legal, accounting, financial advisor and printing fees;
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matters relating to the Merger (including integration planning during the pendency of the Merger) may require substantial management time and resources, which could otherwise have been devoted to the pursuit of other opportunities that could have been beneficial to Evoqua or Xylem, as applicable, as an independent company;

•
Evoqua and Xylem may become subject to litigation related to any failure to consummate the Merger or related to any enforcement proceeding commenced against Evoqua and Xylem to perform their respective obligations under the Merger Agreement;

•	Evoqua and Xylem may be subject to negative publicity and reputational damage in the capital markets and among the investment community; and
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if the Merger Agreement is terminated in certain circumstances, Evoqua may be required to pay Xylem the Evoqua Termination Fee or Xylem Expenses as required by the Merger Agreement or Xylem may be required to pay Evoqua the Xylem Termination Fee, the Regulatory Failure Fee or Evoqua Expenses as required by the Merger Agreement.

If the Merger is not consummated, these risks may materialize and may materially and adversely affect Evoqua’s and Xylem’s respective businesses, operations, financial results and share prices.
The Merger Agreement subjects each of Evoqua and Xylem to restrictions on its business activities prior to the Effective Time.
The Merger Agreement restricts Evoqua and Xylem from taking specified actions without the consent of the other party prior to the Effective Time. The Merger Agreement obligates each of Evoqua and Xylem to generally use their respective reasonable best efforts to carry on their respective businesses in all material respects in the ordinary course of business consistent with past practice until the Effective Time and to use their respective reasonable best efforts to (i) preserve their respective business organizations and assets, (ii) keep available the services of their respective current officers and key employees and consultants and (iii) preserve their respective goodwill and relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with such party. These restrictions could prevent Evoqua or Xylem from pursuing certain attractive business opportunities that arise prior to the Effective Time, executing on their respective business strategies and attaining financial goals.
See the section titled “The Merger Agreement—Covenants—Conduct of Business” beginning on page 147 of this joint proxy statement/prospectus for a more detailed description of these restrictions.
Neither the Evoqua stockholders nor the Xylem shareholders will be entitled to appraisal rights in the Merger.
Under the DGCL with respect to Evoqua stockholders, and under the IBCL with respect to Xylem shareholders, neither the Evoqua stockholders nor the Xylem shareholders are entitled to appraisal rights in connection with the Merger. See the section titled “The Merger—No Appraisal Rights” beginning on page 137 of this joint proxy statement/prospectus.
The Merger Agreement contains provisions that limit Evoqua’s and Xylem’s ability to pursue alternatives to the Merger, may discourage other companies from making a favorable alternative transaction proposal and, in specified circumstances, could require Evoqua or Xylem to pay the other party a termination fee.
Under the Merger Agreement, each of Evoqua and Xylem is subject to certain restrictions on its ability to solicit alternative business combination proposals from third parties or, subject to certain exceptions relating to the exercise of fiduciary duties by the Evoqua Board or the Xylem Board, as applicable, participate in discussions or negotiations with respect to such proposals or provide information in connection with such proposals. Evoqua and Xylem may terminate the Merger Agreement and enter into an agreement providing for an Evoqua Superior Proposal or Xylem Superior Proposal, respectively, only if specified conditions have been satisfied, and such a termination would result in Xylem being required to pay to Evoqua the Xylem Termination Fee or Evoqua being required to pay to Xylem the Evoqua Termination Fee, as applicable. If the Merger Agreement is terminated and Evoqua or Xylem determines to seek another business combination, such party may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the Merger. While Evoqua and Xylem believe these provisions and agreements are reasonable and customary and are not preclusive of other offers, these provisions and the associated termination fees could discourage a third party that may have an interest in acquiring all or a significant part of Evoqua or Xylem from considering or proposing such acquisition, even if such third party were prepared to pay consideration with a higher value than the Merger Consideration. These provisions might also result in a potential third-party acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of a termination fee that may become payable in certain circumstances.
See the sections titled The Merger Agreement—Covenants—No Solicitation,” “The Merger Agreement—Termination” and “The Merger Agreement—Termination Fee” beginning on pages 154, 168 and 170 of this joint proxy statement/prospectus, respectively.
In specified circumstances, Evoqua or Xylem could terminate the Merger Agreement to accept an alternative proposal.
Each of Evoqua and Xylem may in certain circumstances terminate the Merger Agreement to enter into an agreement providing for an Evoqua Superior Proposal or Xylem Superior Proposal, respectively, prior to obtaining the Xylem Shareholder Approval or Evoqua Stockholder Approval, respectively. In such event, Xylem would be obligated to pay to Evoqua the Xylem Termination Fee or Evoqua would be obligated to pay to Xylem the Evoqua Termination Fee, as applicable, but such party would have no further material obligations or liabilities to the other relating to or arising out of the Merger Agreement or the Merger. Such termination would deny the other party and its stockholders or shareholders (as applicable) any benefits from the Merger and could materially and negatively impact the other party’s share price.
See the sections titled “The Merger Agreement—Covenants—No Solicitation,” “The Merger Agreement—Covenants—No Change of Recommendation,” “The Merger Agreement—Termination” and “The Merger Agreement—Termination Fee” beginning on pages 154, 157, 168 and 170 of this joint proxy statement/prospectus, respectively.
Because the number of shares of Xylem Common Stock that Evoqua stockholders will be entitled to receive as a result of the Merger will be based on a fixed exchange ratio, and the value of shares of Xylem Common Stock has fluctuated and will continue to fluctuate, the value of the Merger Consideration that Evoqua stockholders will receive in the Merger is uncertain.
Upon consummation of the Merger, each share of Evoqua Common Stock issued and outstanding immediately prior to the Effective Time, other than Evoqua Common Stock held in treasury by Evoqua or owned directly or indirectly by Xylem or Merger Sub, will be converted into the right to receive 0.48 shares of Xylem Common Stock. Because the Exchange Ratio is fixed and will only be adjusted in certain limited circumstances (including stock splits or stock dividends, reorganization, recapitalization or other like change with respect to Evoqua Common Stock or Xylem Common Stock), any changes in the market value of shares of Evoqua Common Stock or Xylem Common Stock may affect the value that Evoqua stockholders will be entitled to receive upon consummation of the Merger. Share price changes may result from a variety of factors, including changes in the business, operations or prospects of Evoqua or Xylem or their competitors, market assessments of the likelihood that the Merger will be consummated, the timing of the Merger and receipt of required regulatory approvals, regulatory considerations, interest rates, general market and economic conditions and other factors. Such factors are difficult to predict and in many cases may be beyond the control of Evoqua and Xylem. Consequently, at the time of the Evoqua Special Meeting the Evoqua stockholders will not know the actual market value of the Merger Consideration they will receive for each of their shares of Evoqua Common Stock when the Merger is consummated. Similarly, Xylem shareholders will not know or be able to determine at the time of the Xylem Special Meeting the market value of the shares of Xylem Common Stock to be issued pursuant to the Merger Agreement compared to the market value of the shares of Evoqua Common Stock that are being exchanged in the Merger. You are urged to obtain current market quotations for Evoqua Common Stock and Xylem Common Stock in determining whether to vote in favor of the Share Issuance Proposal, in the case of Xylem shareholders, or the Merger Proposal, in the case of Evoqua stockholders.
While the Merger is pending, Evoqua and Xylem will be subject to business uncertainties that could adversely affect their respective businesses, results of operations, prospects, financial conditions and cash flows.
Uncertainty about the effect of the Merger on Evoqua’s and Xylem’s employees, customers, distributors, suppliers, vendors and other business partners may have an adverse effect on Evoqua and Xylem. These uncertainties may impair each company’s ability to attract, retain and motivate key personnel until the Merger is consummated and for a period thereafter, and the attention of each of Evoqua and Xylem management may be directed to Merger-related considerations and may be diverted from the day-to-day operations. No assurance can be given that the combined company will be able to attract, hire, retain and motivate key personnel and other employees of Evoqua and Xylem to the same extent that Evoqua and Xylem have been able to attract, hire, retain and motivate key personnel and other employees in the past. If, despite their retention efforts, key employees of Evoqua or Xylem depart because of issues relating to the uncertainty about their future roles and difficulty of integration or a desire not to remain with the combined company, the combined company’s (or, if the Merger is not consummated, Evoqua’s or Xylem’s) business could be harmed and its ability to realize the anticipated benefits of the Merger could be adversely affected. Evoqua and Xylem may not be able to locate suitable replacements for key employees that leave either company or offer employment to potential replacements on reasonable terms. In addition, there could be disruptions to or distractions for the workforce and management, including disruptions associated with integrating employees into the combined company. Parties with which Evoqua and Xylem do business may experience uncertainty associated with the Merger, including with respect to current or future business relationships with Evoqua and Xylem. Evoqua’s and Xylem’s respective business relationships may be subject to disruption as customers, distributors, suppliers, vendors and other business partners that deal with Evoqua or Xylem may attempt to renegotiate changes in existing business relationships or consider entering into alternative relationships with third parties other than Evoqua and Xylem. These disruptions could have an adverse effect on the businesses, financial condition, results of operations or prospects of Evoqua and Xylem, including an adverse effect on the anticipated benefits of the Merger. The risk and adverse effect of such disruptions could be exacerbated by a delay in consummation of the Merger or the termination of the Merger Agreement. Further, any disruption to Evoqua’s or Xylem’s business resulting from the announcement and pendency of the Merger, including any adverse impact in relationships with employees, customers, distributors, suppliers, vendors and other business partners could continue or accelerate in the event of a failure to consummate the Merger.
Consummation of the Merger may trigger change in control or other provisions in certain agreements to which Evoqua is a party.
Certain contracts entered into by Evoqua contain change in control or other provisions that may be triggered as a result of the Merger. If the counterparties to such agreements do not consent to the Merger or waive such provisions, the counterparties may have the ability to exercise certain rights (including termination rights), resulting in the combined company incurring liabilities as a consequence of breaching such agreements, or causing the combined company to lose the benefit of such agreements or incur costs in seeking replacement agreements. Even if Evoqua and Xylem are able to obtain consents or negotiate waivers, the counterparties may require consideration for granting such consents or waivers or seek to renegotiate the agreements on terms less favorable to Evoqua and the combined company.
If consummated, the Merger may not achieve its intended results.
Evoqua and Xylem entered into the Merger Agreement with the expectation that the Merger will result in various benefits and cost savings from combining the Evoqua and Xylem businesses. Achieving the anticipated benefits of the Merger is subject to several uncertainties, including whether the businesses of Evoqua and Xylem can be integrated in an efficient and effective manner. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected revenues and cost savings from the Merger and could adversely affect the combined company’s future business, financial condition, operating results and cash flows.
The Merger involves numerous operational, strategic, financial, accounting, legal, tax and other functions that must be integrated, as well as integrating relationships with customers, vendors and business partners. Evoqua and Xylem may be unable to successfully integrate their respective operations. Failure to successfully integrate the businesses of Evoqua and Xylem in the expected timeframe may adversely affect the future results of the combined company, and, consequently, the value of the Xylem Common Stock that Evoqua stockholders will receive as the Merger Consideration.
It is possible that the integration process could take longer than anticipated, could give rise to unanticipated costs and delays or performance shortfalls and could result in the loss of valuable employees, the disruption of each of Evoqua’s and Xylem’s ongoing businesses, processes and systems or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements, any of which could adversely affect the combined company’s ability to achieve the anticipated benefits of the Merger. The combined company’s results of operations could also be adversely affected by any issues attributable to either company’s operations that arise or are based on events or actions that occur prior to the consummation of the Merger. Evoqua and Xylem may have difficulty addressing possible differences in corporate cultures and management philosophies. The integration process is subject to several uncertainties, and no assurance can be given that the anticipated benefits will be realized or, if realized, the timing of their realization.
The shares of Xylem Common Stock to be received by Evoqua stockholders upon the consummation of the Merger will have different rights from shares of Evoqua Common Stock.
Upon the consummation of the Merger, Evoqua stockholders will no longer be stockholders of Evoqua. Instead, former Evoqua stockholders will become Xylem shareholders and their rights as Xylem shareholders will be governed by the laws of the State of Indiana, and subject to and governed by the terms of the Fourth Amended and Restated Articles of Incorporation of Xylem (the “Xylem Charter”) and the Xylem Bylaws. The terms of the Xylem Charter and the Xylem Bylaws are in some respects different than the terms of the Amended and Restated Certificate of Incorporation of Evoqua (the “Evoqua Charter”) and the Evoqua Bylaws, respectively, which currently govern the rights of Evoqua stockholders. See the section titled “Comparison of Stockholders’ and Shareholders’ Rights” beginning on page 179 of this joint proxy statement/prospectus for a discussion of these rights.
Evoqua and Xylem may be targets of legal proceedings that could result in substantial costs and may delay or prevent the Merger from being consummated.
On March 13, 2023, a purported Evoqua stockholder filed the O’Dell Action. The O’Dell Action generally alleges that Evoqua and the Evoqua Board violated federal securities laws, including Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated under the Exchange Act, by issuing a materially incomplete and misleading registration statement on Form S-4. The plaintiff in the O’Dell Action seeks, among other things, to enjoin the transactions contemplated by the Merger Agreement and an award of attorneys’ and expert fees and expenses. Additional lawsuits in connection with the Merger may be filed in the future. Even if such legal proceedings are without merit, defending against these claims can be time consuming, result in substantial costs and divert management time and resources away from their regular businesses. There can be no assurance that any of the defendants will be successful in defending current or any potential future legal proceedings. An adverse judgment could result in monetary damages, which could have a negative impact on Evoqua’s and Xylem’s respective liquidity and financial condition. One of the conditions to the consummation of the Merger is that no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition will be in effect. As such, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Merger, such injunction may delay or prevent the Merger from being consummated, or from being consummated within the expected timeframe, which may adversely affect Evoqua’s or Xylem’s respective business, financial position and results of operations. The existence of litigation relating to the Merger could also impact the likelihood of obtaining the Evoqua Stockholder Approval or the Xylem Shareholder Approval.
See the section titled “The Merger—Litigation Relating to the Merger” beginning on page 138 of this joint proxy statement/prospectus.
Evoqua and Xylem will incur substantial transaction fees and costs in connection with the Merger.
Evoqua and Xylem have each incurred, and will continue to incur, non-recurring transaction-related costs associated with consummating the Merger, combining the operations of the two organizations and achieving the desired benefits of the Merger.

These costs, expenses, and fees have been, and will continue to be, significant. Non-recurring transaction costs include, or may include, but are not limited to, fees paid to legal, financial, accounting and other advisors or business consultants, fees paid to proxy solicitors, retention, severance, change in control and other integration-related costs, filing fees and printing costs. Additional unanticipated costs may be incurred in the Merger and the integration of the businesses of Evoqua and Xylem. There can be no assurance that the integration process will deliver all or substantially all of the benefits of the Merger in the near term, the long term or at all. The costs described above and any unanticipated costs and expenses, many of which will be payable by Evoqua or Xylem regardless of whether or not the Merger is consummated, could have an adverse effect on Evoqua’s or Xylem’s financial condition and operating results and may exceed the costs historically borne by Evoqua and Xylem as separate companies.
Directors and executive officers of Evoqua have interests in the Merger that may be different from, or in addition to, the interests of the Evoqua stockholders generally.
Evoqua’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Evoqua stockholders generally. The interests of Evoqua’s directors and executive officers include, among others, severance rights, vesting protections for equity awards in the event of termination of employment in connection with a change in control, rights to continuing indemnification and directors’ and officers’ liability insurance. See the section titled “The Merger—Interests of Evoqua’s Directors and Executive Officers in the Merger” beginning on page 125 of this joint proxy statement/prospectus for a more detailed description of these interests. In addition, Xylem has agreed to appoint two current members of the Evoqua Board, who will be selected by the Evoqua Board and consented to by the Xylem Board effective as of the Closing. Evoqua stockholders should be aware of these interests when they consider the recommendations of the Evoqua Board that they vote to approve the Merger Proposal. Evoqua’s Board was aware of and considered the interests of Evoqua’s respective directors and officers, among other matters, in evaluating the terms and structure, and overseeing the negotiation of the Merger, in approving the Merger Agreement, the Merger and the other transactions contemplated thereby, and the recommendation of the Evoqua Board that the Evoqua stockholders adopt the Merger Agreement.
Evoqua or Xylem may waive one or more of the closing conditions without re-soliciting Evoqua Stockholder Approval or Xylem Shareholder Approval, respectively.
To the extent permitted by law, Evoqua or Xylem may determine to waive, in whole or part, one or more of the conditions to their respective obligations to consummate the Merger. If such a situation arises, Evoqua and Xylem currently expect to evaluate the materiality of any proposed waiver and its effect on Evoqua stockholders or Xylem shareholders, as applicable, in light of the facts and circumstances at the time to determine whether any amendment of this joint proxy statement/prospectus or any re-solicitation of proxies is required or warranted in light of such waiver. In some cases, if the Evoqua Board or the Xylem Board, as applicable, determines that such a waiver is warranted, but that such waiver or its effect on Evoqua stockholders or Xylem shareholders, respectively, is not sufficiently material to warrant re-solicitation of proxies, the Evoqua Board and the Xylem Board, as applicable, have the discretion to consummate the Merger and the issuance of Xylem Common Stock without seeking further approval from Evoqua stockholders or Xylem shareholders, respectively. Any determination as to whether to waive any condition to the Merger, and as to whether to re-solicit Evoqua Stockholder Approval or Xylem Shareholder Approval or amend this joint proxy statement/prospectus as a result of such waiver, will be made by Evoqua or Xylem, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.
The Merger may be less accretive than expected, or dilutive, to Xylem’s earnings per share, which may negatively affect the market value of Xylem Common Stock.
The Merger may be less accretive than expected, or may be dilutive, to Xylem’s earnings per share. Future events and conditions could decrease or delay any accretion, result in dilution, or cause greater dilution than is currently expected, including adverse changes in market conditions, operating results, competitive conditions, laws and regulations affecting the water and wastewater treatment business, capital expenditure obligations, higher than expected integration costs, lower than expected synergies and general economic conditions.
The unaudited pro forma condensed combined financial information and unaudited forecasted financial information included in this joint proxy statement/prospectus is presented for illustrative purposes only and does not represent the actual financial position or results of operations of the combined company following the consummation of the Merger. Future results of the combined company may differ, possibly materially, from the unaudited pro forma condensed combined financial information and unaudited forecasted financial information presented in this joint proxy statement/prospectus.
The unaudited pro forma condensed combined financial information and unaudited forecasted financial information included in this joint proxy statement/prospectus is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and does not represent the actual financial position or results of operations of Evoqua and Xylem prior to the Merger or that of the combined company following the Merger for several reasons. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 32 of this joint proxy statement/prospectus for a more detailed description of the unaudited pro forma condensed combined financial information and see section titled “The Merger—Certain Unaudited Forecasted Financial Information” beginning on page 118 of this joint proxy statement/prospectus. In addition, the Merger and post-Merger integration process may give rise to unexpected liabilities and costs, including costs associated with potential transaction-related litigation or other claims. Unexpected delays in consummating the Merger or in connection with the post-Merger integration process may significantly increase the related costs and expenses incurred by Xylem. The actual financial positions and results of operations of Evoqua and Xylem prior to the Merger and that of the combined company following the Merger may be different, possibly materially, from the unaudited pro forma condensed combined financial information or unaudited forecasted financial information included in this joint proxy statement/prospectus. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial information and unaudited forecasted financial information included in this joint proxy statement/prospectus may not prove to be accurate and may be affected by other factors. Any significant changes in the market value of Xylem Common Stock may cause a significant change in the purchase price used for Xylem’s accounting purposes and the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus.
The opinions of Evoqua’s and Xylem’s respective financial advisors will not reflect changes in circumstances between the signing of the Merger Agreement and the consummation of the Merger.
In connection with the signing of the Merger Agreement, (i) the Evoqua Board received (a) a written opinion from Goldman Sachs regarding the fairness, from a financial point of view, of the Exchange Ratio to Evoqua stockholders (other than Xylem and its affiliates), and (b) a written opinion from BofA Securities regarding the fairness, from a financial point of view, of the Exchange Ratio to Evoqua Stockholders (other than holders of Excluded Shares), and (ii) the Xylem Board received opinions from Lazard and Guggenheim Securities, which were delivered orally on January 21, 2023, and subsequently confirmed in written opinions dated January 22, 2023, regarding the fairness, from a financial point of view, of the Exchange Ratio to Xylem shareholders. Evoqua and Xylem have not requested or obtained updated opinions from their respective financial advisors as of the date of this joint proxy statement/prospectus, nor do they anticipate requesting or obtaining updated opinions in the future, including as of the Closing. Changes in the operations and prospects of Evoqua or Xylem, general market and economic conditions and other factors that may be beyond the control of Evoqua or Xylem, and on which Evoqua’s and Xylem’s financial advisors’ opinions were based, may significantly alter the value of Evoqua or Xylem or the prices of the Evoqua Common Stock or of the shares of Xylem Common Stock by the time the Merger is consummated. The opinions do not speak as of the time the Merger will be consummated or as of any date other than the dates referenced in such opinions. Because Evoqua and Xylem do not currently anticipate asking their respective financial advisors to update their opinions, the opinions will not address the fairness of the Exchange Ratio, from a financial point of view, at the time of the Evoqua Special Meeting or Xylem Special Meeting, respectively, or at the time the Merger is consummated. The Xylem Board’s recommendation that Xylem shareholders vote “FOR” approval of the Share Issuance Proposal and the Evoqua Board’s recommendation that Evoqua stockholders vote “FOR” the Merger Proposal, however, are each made as of the date of this joint proxy statement/prospectus. For a description of the opinions that Evoqua and Xylem received from their respective financial advisors, please see the sections titled “The Merger—Opinions of Evoqua’s Financial Advisors” and “The Merger—Opinions of Xylem’s Financial Advisors” beginning on pages 105 and 83 of this joint proxy statement/prospectus, respectively.
Risks Relating to the Combined Company
The combined company may not be able to retain customers or suppliers or customers or suppliers may seek to modify contractual obligations with the combined company, which could have an adverse effect on the combined company’s business and operations.
As a result of the Merger, the combined company may experience a strain in relationships with customers or suppliers that may harm the combined company’s business and results of operations. Certain customers or suppliers may seek to terminate or modify contractual obligations following the Merger whether or not contractual rights are triggered as a result of the Merger. There can be no guarantee that customers and suppliers will remain with or continue to have a relationship with the combined company or do so on the same or similar contractual terms following the Merger. In addition, Xylem has limited experience operating a business similar to Evoqua’s ISS Segment and the market for the types of services offered by Evoqua’s ISS Segment is fragmented. The combined company could lose existing customers or fail to acquire new customers, may not adequately address this market in terms of the products and services it offers, and may fail to compete successfully with firms offering similar products or services. If any of the customers or suppliers seek to terminate or modify contractual obligations or discontinue the relationship with the combined company, then the combined company’s business and results of operations may be harmed.
Xylem may be unable to successfully integrate Evoqua’s operations and may not realize the anticipated benefits of acquiring Evoqua.
Until the consummation of the Merger, Xylem and Evoqua will continue to operate as independent publicly traded companies. The success of the Merger will depend, in part, on Xylem’s ability to successfully integrate Evoqua’s operations. This integration will be complex and time consuming. The failure to successfully integrate and manage the challenges presented by the integration process may result in the combined company not fully achieving the anticipated benefits of the Merger. Potential difficulties that Xylem may encounter as part of the integration process, many of which may be beyond the control of management, include the following:
•
the inability of Xylem to successfully integrate Evoqua’s business in a manner that permits Xylem to achieve the full anticipated cost and revenue synergies and other benefits anticipated to result from the Merger, including as a result of Xylem’s limited experience operating a business similar to Evoqua’s ISS Segment, and the combined company’s success will depend, in part, on the effectiveness of the integration strategy pertaining to Evoqua’s ISS Segment;

•	the loss of key employees that may be difficult to replace;
•	the disruption of each company’s ongoing business, which may adversely affect each company’s ability to maintain relationships with suppliers, creditors, partners or customers;
•	coordinating geographically disparate organizations, systems and facilities;
•	unanticipated changes in applicable laws and regulations;
•	integrating the workforces and systems of the two companies while maintaining focus on achieving the combined company’s operating and strategic goals;
•	the possibility of faulty assumptions underlying expectations about Evoqua’s prospects as part of the combined company;
•
geopolitical, macroeconomic and industry factors, including, among other things, epidemics, pandemics, or public health related outbreaks, threat, outbreak, uncertainty or escalation of terrorism, political instability, insurrection, war or other armed conflict, including between Russia and Ukraine, and inflation, tariffs, customs duties and other increases in manufacturing and operating cost; and

•	potential unknown liabilities and unforeseen increased or new expenses, delays or regulatory conditions associated with the Merger.
Among the factors considered by the Xylem Board in connection with its approval of the Merger Agreement were the synergistic and other benefits that could result from the Merger. Xylem cannot provide assurance that such benefits will be realized within the time periods contemplated or at all.
Xylem and Evoqua will incur significant direct and indirect costs and expenses as a result of the Merger.
Xylem and Evoqua have incurred and will incur a significant amount of costs and expenses in connection with and as a result of consummating the Merger. A portion of the transaction costs related to the Merger will be incurred regardless of whether the Merger is consummated. Xylem may also incur unanticipated accounting and other costs in the integration of the businesses of Evoqua, including costs which may lead to reserves in the future. While Xylem and Evoqua have assumed that a certain magnitude of transaction expenses will be incurred, factors beyond Xylem’s and Evoqua’s control could affect the total amount or the timing of these expenses. These expenses may exceed the costs historically borne by Xylem and Evoqua as separate companies. These costs could adversely affect the financial condition and results of operations of Xylem and Evoqua or the combined company.
The combined company’s actual financial positions and results of operations following the Merger may differ materially from the unaudited pro forma financial information included in this joint proxy statement/prospectus.
The pro forma financial information contained in this joint proxy statement/prospectus is presented for informational purposes only and may not be an indication of what the combined company’s financial position or results of operations would have been had the Merger been consummated on the date indicated. The pro forma financial information has been derived from the audited and unaudited historical financial statements of Xylem and Evoqua and certain adjustments and assumptions after giving effect to the Merger. The assets and liabilities of Xylem have been measured at historical values.
In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the consummation of the Merger. Any material variance from the pro forma financial information may cause significant variations in the market value of the Xylem Common Stock. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 32 of this joint proxy statement/prospectus.
The financial forecasts relating to Xylem and Evoqua prepared in connection with the Merger may not be realized, which may adversely affect the market value of the Xylem Common Stock following the consummation of the Merger.
This joint proxy statement/prospectus includes certain financial forecasts considered by Xylem and Evoqua in connection with their respective businesses. None of the financial forecasts prepared by Xylem or Evoqua were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, the United States generally accepted accounting principles (“GAAP”) or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. These forecasts are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These forecasts are also subject to significant economic, geopolitical, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Xylem and Evoqua. Important factors that may affect the actual results of Xylem and Evoqua and cause the internal financial forecasts to not be achieved include risks and uncertainties relating to Xylem’s and Evoqua’s businesses, industry performance, the regulatory environment, general business, economic and geopolitical conditions and other factors described under the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 47 of this joint proxy statement/prospectus.
In addition, the financial forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for Xylem’s and Evoqua’s businesses, changes in general business or economic conditions or any other transaction or event that has occurred (including the Merger) or that may occur and that was not anticipated at the time the financial forecasts were prepared. In addition, since such financial forecasts cover multiple years, the information by its nature becomes less predictive with each successive year. There can be no assurance that Xylem’s, Evoqua’s or the combined company’s financial condition or results of operations will be consistent with those set forth in such forecasts.
The market value and trading volume of the Xylem Common Stock may be volatile following the Merger.
The market value and trading volume of the Xylem Common Stock may be volatile following consummation of the Merger. The stock markets in general have experienced profound volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market value or liquidity of the Xylem Common Stock, regardless of Xylem’s actual operating performance. As a result, you may suffer a loss on your investment.
The market for Xylem Common Stock will depend on a number of conditions, most of which the combined company cannot control, including:
•	general economic conditions within the U.S. and internationally, including changes in interest and exchange rates;
•	general market conditions, including fluctuations in commodity prices;
•	domestic and international economic, political, legal and regulatory factors unrelated to the combined company’s performance;
•	volatility in the financial or securities markets or other global economic factors;
•	actual or anticipated fluctuations in the combined company’s quarterly and annual results and those of its competitors;
•	quarterly variations in the rate of growth of the combined company’s financial indicators, such as revenue, EBITDA, net income and net income per share;
•	the businesses, operations, financial results and prospects of the combined company, including the operating and financial performance of the combined company;
•	future mergers, acquisitions, dispositions and strategic alliances;

•	market conditions in the industries in which Xylem and Evoqua operate;
•	changes in government regulation, taxes, legal proceedings or other developments;
•	shortfalls in the combined company’s operating results from levels forecasted by equity research analysts;
•	changes in revenue or earnings estimates, or changes in recommendations by equity research analysts;
•
failure of the combined company to achieve the perceived benefits of the Merger, including financial results and anticipated synergies, as rapidly as or to the extent anticipated by financial or industry analysts (or at all);

•	speculation in the industry, press or investment community;
•	the failure of equity research analysts to cover the combined company’s common stock;
•	sales of Xylem Common Stock by the combined company, large shareholders or management, or the perception that such sales may occur;
•	changes in accounting principles, policies, guidance, interpretations or standards;
•	announcements concerning the combined company or its competitors;
•	public reaction to the combined company’s press releases, other public announcements and filings with the SEC;
•	strategic actions taken by competitors;
•	actions taken by the combined company’s shareholders;
•	additions or departures of key management personnel;
•	access to the bank and capital markets on acceptable terms;
•	maintenance of acceptable credit ratings or credit quality; and
•	the risk factors described in this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus.
These and other factors may impair the market for the Xylem Common Stock and the ability of the combined company’s shareholders to sell their shares of Xylem Common Stock at an attractive price. These factors also could cause the market value and demand for the Xylem Common Stock to fluctuate substantially, which may negatively affect the price and liquidity of the Xylem Common Stock. Many of these factors and conditions are beyond the control of the combined company or the shareholders of the combined company.
The market value of Xylem Common Stock after the Merger may be affected by factors different from, or in addition to, those affecting the prices of shares of Evoqua Common Stock or Xylem Common Stock before the Merger.
The results of operations of the combined company, as well as the market value of the common stock of the combined company, after the Merger may be affected by other factors in addition to those currently affecting Evoqua’s or Xylem’s results of operations and the market values of Evoqua Common Stock and Xylem Common Stock. These factors include:
•	a greater number of shares of the combined common stock outstanding as compared to the number of currently outstanding shares of Xylem Common Stock;
•	different shareholders;
•	different assets and capitalizations; and
•	differing lines of businesses.
Accordingly, the historical market values and financial results of Evoqua and Xylem may not be indicative for the combined company after the Merger. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, Xylem Common Stock, regardless of Xylem’s actual operating performance. For a discussion of the businesses of Evoqua and Xylem and certain risks to consider in connection with investing in those businesses, see the documents incorporated by reference by Evoqua and Xylem in the section titled “Where You Can Find More Information” beginning on page 207 of this joint proxy statement/prospectus.

Future sales or issuances of Xylem Common Stock could have a negative impact on the price of Xylem Common Stock.
The Xylem Common Stock that Xylem will issue to Evoqua stockholders if the Merger is consummated generally may be sold immediately in the public market. It is possible that some Evoqua stockholders will decide to sell some or all of the shares of Xylem Common Stock that they receive in the Merger. Other Xylem shareholders may also seek to sell shares of Xylem Common Stock held by them following, or in anticipation of, the consummation of the Merger. Any disposition by a significant Xylem shareholder, or the perception in the market that such dispositions could occur, may cause the price of Xylem Common Stock to fall. Any such decline could impair the combined company’s ability to raise capital through future sales of Xylem Common Stock. Further, Xylem Common Stock may not qualify for investment indices and any such failure may discourage new investors from investing in Xylem Common Stock.
After the Merger, Evoqua stockholders and Xylem shareholders will have a lower ownership and voting interest in the combined company than they currently have in Evoqua and Xylem, respectively, and will exercise less influence over management.
Based on the number of shares of Xylem Common Stock outstanding as of January 20, 2023, legacy Evoqua stockholders are expected to own Xylem Common Stock representing approximately 25% of the combined company and legacy Xylem shareholders are expected to own Xylem Common Stock representing approximately 75% of the combined company. Following the consummation of the Merger, the shares of Xylem Common Stock that each legacy Evoqua stockholder will receive as Merger Consideration will represent a percentage ownership of the combined company that is smaller than such stockholder’s percentage ownership of Evoqua before the consummation of the Merger. Further, following the consummation of the Merger, Xylem Common Stock that each legacy Xylem shareholder will continue to hold will represent a percentage ownership of the combined company that is smaller than such shareholder’s percentage ownership of Xylem before the consummation of the Merger. As a result of this reduced ownership percentage, legacy Evoqua stockholders and legacy Xylem shareholders will have less influence over the management and policies of the combined company than they currently have over the management and policies of Evoqua and Xylem as separate companies, respectively.
Combined company shareholders may experience dilution in the future.
Following consummation of the Merger, the percentage ownership of combined company shareholders may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise in the future, including, without limitation, equity awards that the combined company may grant to its directors, officers and employees, including employees acquired from Evoqua. Such issuances may have a dilutive effect on the combined company’s earnings per share, which could adversely affect the market value of Xylem Common Stock.
Certain employees of Evoqua will have rights to purchase or receive shares of Xylem Common Stock after the Merger as a result of the conversion of their Evoqua equity awards into Xylem equity awards. The conversion of these Evoqua equity awards into Xylem equity awards is described in further detail in the section titled “The Merger Agreement—Treatment of Options and Other Equity-Based Awards” beginning on page 140 of this joint proxy statement/prospectus. The issuance of shares of Xylem Common Stock pursuant to these awards will dilute the percentage ownership of combined company shareholders. It is also expected that, from time to time after the consummation of the Merger, the Leadership Development & Compensation Committee of the Xylem Board will grant additional equity awards to employees and directors of the combined company under the combined company’s compensation and employee benefit plans. These additional equity awards will have a dilutive effect on the combined company’s earnings per share, which could adversely affect the market value of Xylem Common Stock.
In addition, the combined company’s articles of incorporation will authorize the combined company to issue, without the approval of shareholders, one or more classes or series of preferred stock having such designations, powers, preferences and relative, participating, optional and other special rights, including preferences over Xylem Common Stock with respect to dividends and distributions, as the Xylem Board generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of Xylem Common Stock. For example, the repurchase or redemption rights or liquidation preferences that could be assigned to holders of preferred stock could affect the residual value of Xylem Common Stock. For more information, see the section titled “Description of Xylem Capital Stock” beginning on page 176 of this joint proxy statement/prospectus.
The combined company may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.
The combined company will account for the Merger as an acquisition of a business in accordance with GAAP. Under the acquisition method of accounting, the assets acquired and liabilities assumed of Evoqua and its subsidiaries will be recognized, at their respective fair values and consolidated with Xylem’s net assets. The combined company’s reported financial condition and results of operations for periods after consummation of the Merger will reflect Evoqua’s balances and results after consummation of the Merger but will not be restated retroactively to reflect the historical financial position or results of operations of Evoqua and its subsidiaries for periods prior to the Merger.
Under the acquisition method of accounting, the total purchase price is allocated to Evoqua’s identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair market values as of the date of consummation of the Merger, with any excess purchase price allocated to goodwill. To the extent the value of goodwill or intangibles, if any, becomes impaired in the future, the combined company may be required to incur material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.
The combined company cannot assure you that it will be able to continue paying dividends at or above the rates currently paid by Xylem or at all.
The shareholders of the combined company may not receive dividends at all or at the same rate they received dividends as Xylem shareholders following the Merger for various reasons, including the following:
•	the combined company may not have enough cash to pay such dividends due to changes in the combined company’s cash requirements, capital spending plans, cash flow or financial position;
•
decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the Xylem Board, which reserves the right to change Xylem’s current dividend practices at any time and for any reason; and

•	the combined company may desire to retain cash to maintain or improve its credit ratings.
Shareholders of the combined company will have no contractual or other legal right to dividends that have not been declared by the Xylem Board.
The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.
The combined company may be exposed to increased litigation from shareholders, customers, suppliers, distributors, consumers and other third parties due to the combination of Xylem’s and Evoqua’s businesses following the consummation of the Merger. Such litigation may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s operations.
Risks Relating to Xylem’s Business
You should read and consider risk factors specific to Xylem’s business that will also affect the combined company after the Merger. These risks are described in the sections titled “Risk Factors” in Xylem’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section titled “Where You Can Find More Information” beginning on page 207 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.
Risks Relating to Evoqua’s Business
You should read and consider risk factors specific to Evoqua’s business that will also affect the combined company after the Merger. These risks are described in the sections titled “Risk Factors” in Evoqua’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022, and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section titled “Where You Can Find More Information” beginning on page 207 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
On January 22, 2023, Xylem and Merger Sub entered into the Merger Agreement with Evoqua. The Merger Agreement provides for, among other things, the Merger. Please see the sections titled “The Merger” and “The Merger Agreement” beginning on pages 66 and 139 of this joint proxy statement/prospectus for a description of the Merger, the Merger Agreement and the transactions contemplated thereby.
The unaudited pro forma condensed combined financial information presented in this section titled “Unaudited Pro Forma Condensed Combined Financial Information” has been prepared pursuant to Article 11 of Regulation S-X. Xylem and Evoqua have different fiscal years. Xylem’s fiscal year ends on December 31, whereas Evoqua’s fiscal year ends on September 30. The unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined income statement have been prepared utilizing period ends that differ by one fiscal quarter or less, as permitted by Rule 11-02 of Regulation S-X of the Exchange Act.
The unaudited pro forma condensed combined balance sheet as of December 31, 2022 gives effect to the Merger as if this transaction had been consummated on December 31, 2022 and combines the audited consolidated balance sheet of Xylem as of December 31, 2022 with Evoqua’s audited consolidated balance sheet as of September 30, 2022.
The unaudited pro forma condensed combined income statement for the fiscal year ended December 31, 2022 gives effect to the Merger as if it had been consummated on January 1, 2022, the first day of Xylem’s fiscal year, and combines the historical results of Xylem and Evoqua. The unaudited pro forma condensed combined income statement for the fiscal year ended December 31, 2022 combines the audited consolidated income statement of Xylem for the fiscal year ended December 31, 2022 and Evoqua’s audited consolidated statement of operations for the fiscal year ended September 30, 2022.
The historical financial statements of Xylem and Evoqua have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that constitute transaction accounting adjustments, which are necessary to account for the Merger in accordance with GAAP. The unaudited pro forma adjustments are based upon available information and certain assumptions that Xylem management believes are reasonable.
The unaudited pro forma condensed combined financial information should be read in conjunction with:
•	the accompanying notes to the unaudited pro forma condensed combined financial information;
•
the separate audited consolidated financial statements of Xylem as of and for the fiscal year ended December 31, 2022 and the related notes, included in Xylem’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022; and

•
the separate audited consolidated financial statements of Evoqua as of and for the fiscal year ended September 30, 2022 and the related notes, included in Evoqua’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022.

Description of the Merger
Pursuant to the Merger Agreement, Merger Sub will be merged with and into Evoqua, with Evoqua surviving the Merger as a direct, wholly-owned subsidiary of Xylem. Each share of Evoqua Common Stock issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, will be converted into the right to receive 0.48 shares of Xylem Common Stock. Upon the Closing, legacy Evoqua stockholders are expected to own shares of Xylem Common Stock representing approximately 25% of the combined company and legacy Xylem shareholders are expected to own shares of Xylem Common Stock representing approximately 75% of the combined company. Following the Closing, shares of Xylem Common Stock will continue to be listed on the NYSE. If the Merger Agreement is terminated under certain specified circumstances, Xylem or Evoqua may be required to reimburse certain expenses of the other party, or (i) in the case of Xylem, pay to Evoqua the Xylem Termination Fee under certain specified circumstances or the Regulatory Failure Fee under other specified circumstances and (ii) in the case of Evoqua, pay to Xylem the Evoqua Termination Fee.
Further, under the terms of the Merger Agreement, as of the Effective Time (i) each Evoqua Option, whether vested or unvested, that is then outstanding will be converted into a Xylem Option with the same terms and conditions as were applicable to such Evoqua Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (subject to certain adjustments as provided in the Merger Agreement), (ii) each Evoqua RSU that is then outstanding will be converted into a Xylem restricted stock unit with the same terms and conditions as were applicable to such Evoqua

RSU immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, except that such Xylem restricted stock unit will be comprised of that number of Xylem restricted stock units as is equal to the product of the number of shares of Evoqua Common Stock subject to each Evoqua RSU immediately prior to the Effective Time and the Exchange Ratio (with any fractional restricted stock units rounded down to the nearest whole share of Xylem Common Stock), (iii) each Evoqua PSU that is then outstanding will be converted into a Xylem restricted stock unit that vests based on the passage of time with the same terms and conditions as were applicable to such Evoqua PSU immediately upon the consummation of the Merger, including with respect to vesting and termination-related provisions, except that such Xylem restricted stock unit will be comprised of that number of Xylem restricted stock units as is equal to the product of the number of shares of Evoqua Common Stock subject to each Evoqua PSU immediately prior to the Effective Time and the Exchange Ratio (with any fractional restricted stock units rounded down to the nearest whole share of Xylem Common Stock); and (iv) each Evoqua SAR that is then outstanding will be converted into a Xylem SAR, with substantially the same terms and conditions as were applicable to such Evoqua SAR immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, except that such Xylem SAR will be comprised of that number of Xylem SARs as is equal to the product of the number of shares of Evoqua Common Stock relating to each such Evoqua SAR immediately prior to the Effective Time and the Exchange Ratio (rounded down to the nearest whole share of Xylem Common Stock) (clauses (i), (ii), (iii) and (iv) collectively, the “Converted Awards”).
Accounting for the Merger
The Merger will be accounted for using the acquisition method of accounting in accordance with ASC 805—Business Combinations, which we refer to as “ASC 805.” Xylem’s management has evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the Merger and concluded, based on a consideration of the pertinent facts and circumstances, that Xylem will be the acquirer for financial accounting purposes. Accordingly, Xylem’s cost to acquire Evoqua has been allocated to Evoqua’s acquired assets and liabilities based upon their estimated fair values. The allocation of the purchase price is estimated and is dependent upon estimates of certain valuations that are subject to change. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill. In addition, the final purchase price of Xylem’s acquisition of Evoqua will not be known until the date of the consummation of the Merger and could vary materially from the preliminary purchase price. Accordingly, the allocation of the aggregate Merger Consideration and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value. Refer to Note 1—Basis of Presentation for more information.
The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Merger occurred as of the dates indicated. The unaudited pro forma condensed combined financial information also should not be considered indicative of the future results of operations or financial position of Xylem.
The Merger is subject to closing adjustments that have not yet been finalized. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information as required by SEC rules. Differences between these preliminary estimates and the final business combination accounting may be material.

XYLEM INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2022
(In Millions)
	Historical
	Xylem Inc.	Evoqua Water Technologies Corp Reclassified (Note 2)			Pro Forma Combined
	As of December 31, 2022	As of September 30, 2022	Transaction Accounting Adjustments	Notes	As of December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$944	$134	$(921)	4(a)	$157
Receivables, net	1,096	408	—		1,504
Inventories	799	229	41	4(b)	1,069
Prepaid and other current assets	173	60	—		233
Total current assets	$3,012	$831	$(880)		$2,963
Property, plant and equipment, net	630	405	106	4(c)	1,141
Goodwill	2,719	474	3,423	4(e)	6,616
Other intangible assets, net	930	318	2,656	4(d)	3,904
Other non-current assets	661	163	30	4(a), 4(f)	854
Total assets	$7,952	$2,191	$5,335		$15,478
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$723	$214	$—		$937
Accrued and other current liabilities	867	252	—		1,119
Short-term borrowings and current maturities of long-term debt	—	17	(3)	4(g)	14
Total current liabilities	$1,590	$483	$(3)		$2,070
Long-term debt, net	1,880	864	(758)	4(g)	1,986
Accrued post-retirement benefit obligations	286	9	—		295
Deferred income tax liabilities	222	16	701	4(f)	939
Other non-current accrued liabilities	471	109	(20)	4(a)	560
Total liabilities	$4,449	$1,481	$(80)		$5,850
Stockholders’ equity:
Common stock	2	1	—	4(h)	3
Capital in excess of par value	2,134	608	5,591	4(h)	8,333
Retained earnings	2,292	61	(136)	4(h)	2,217
Treasury stock	(708)	(3)	3	4(h)	(708)
Accumulated other comprehensive loss	(226)	43	(43)	4(h)	(226)
Total stockholders’ equity	$3,494	$710	$5,415		$9,619
Non-controlling interest	9	—	—		9
Total equity	3,503	710	5,415		9,628
Total liabilities and stockholders’ equity	$7,952	$2,191	$5,335		$15,478
See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

XYLEM INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
For the fiscal year ended December 31, 2022
(In Millions, except per share data)
	Historical
	Xylem Inc.	Evoqua Water Technologies Corp Reclassified (Note 2)			Pro Forma Combined
	For the fiscal year ended December 31, 2022	For the fiscal year ended September 30, 2022	Transaction Accounting Adjustments	Notes	For the fiscal year ended December 31, 2022
Revenue	$5,522	$1,737	$—		$7,259
Cost of revenue	3,438	1,201	116	5(a)	4,755
Gross profit	2,084	536	(116)		2,504
Selling, general and administrative expenses	1,227	417	246	5(b)	1,890
Research and development expenses	206	15	7	5(c)	228
Restructuring and asset impairment charges	29	—	—		29
Operating income	622	104	(369)		357
Interest expense	50	35	(26)	5(e)	59
UK pension settlement expense	140	—	—		140
Other non-operating income (expense), net	7	—	—		7
Gain on sale of businesses	1	—	—		1
Income before taxes	440	69	(343)		166
Income tax expense (benefit)	85	(3)	(86)	5(d)	(4)
Net income	$355	$72	$(257)		$170
Earnings per share:
Basic	$1.97			5(f)	$0.71
Diluted	$1.96			5(f)	$0.70
Weighted average number of shares:
Basic	180.2			5(f)	239.2
Diluted	181.0			5(f)	241.5
See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

XYLEM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1—Basis of Presentation
The unaudited pro forma condensed combined financial information has been prepared by Xylem in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information presented is for illustrative purposes only and is not necessarily indicative of what Xylem’s condensed combined income statement or condensed combined balance sheet would have been had the Merger been consummated as of the dates indicated or will be for any future periods. The unaudited pro forma condensed combined financial information does not purport to project the future financial position or results of operations of Xylem following the consummation of the Merger. The pro forma condensed combined financial information reflects transaction accounting adjustments Xylem management believes are necessary to present fairly Xylem’s unaudited pro forma financial position and results of operations following the Closing as of and for the periods indicated. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies, or revenue enhancements that the combined company may achieve as a result of the Merger, nor does it reflect the costs to integrate the operations of Xylem and Evoqua or the costs necessary to achieve any cost savings, operating synergies, and revenue enhancements.
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with Xylem as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical consolidated financial statements of Xylem and Evoqua. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. The excess of Merger Consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.
The allocation of the aggregate Merger Consideration depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the aggregate Merger Consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed relating to the Merger could differ materially from the preliminary allocation of aggregate Merger Consideration. The final valuation will be based on the actual net tangible and intangible assets of Evoqua existing at the Closing Date.
The transaction accounting adjustments represent Xylem management’s best estimates and are based upon currently available information and certain assumptions that Xylem believes are reasonable under the circumstances. Xylem is not aware of any material transactions between Xylem and Evoqua (prior to the announcement of the Merger) during the periods presented. Accordingly, adjustments to eliminate transactions between Xylem and Evoqua have not been reflected in the unaudited pro forma condensed combined financial information.
Upon consummation of the Merger, Xylem will perform a comprehensive review of Evoqua’s accounting policies. As a result of the review, Xylem may identify differences between the accounting policies of the two companies, which when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. With the information currently available, Xylem has determined that no significant adjustments are necessary to conform Evoqua’s consolidated financial statements to the accounting policies used by Xylem. As a result, the unaudited pro forma condensed combined financial information presented assumes there are no differences in accounting policies. However, as discussed in footnote 2, certain reclassification adjustments have been made to conform Evoqua’s historical financial statement presentation to Xylem’s historical financial statement presentation.
Note 2—Xylem and Evoqua reclassification adjustments
During the preparation of this unaudited pro forma condensed combined financial information, Xylem management performed a preliminary analysis of Evoqua’s financial information to identify differences in financial statement presentation as compared to the presentation of Xylem. With the information currently available, Xylem has made reclassification adjustments to conform Evoqua’s historical financial statement presentation to Xylem’s historical financial statement presentation. Following the Merger, the combined company will finalize the review of its financial statement presentation, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

Refer to the table below for a summary of adjustments made to present Evoqua’s consolidated balance sheet as of December 31, 2022 to conform with that of Xylem’s (amounts in millions):
Evoqua Historical Consolidated Balance Sheet Line Items	Xylem Historical Consolidated Balance Sheet Line Items	Evoqua Historical Consolidated Balances as of September 30, 2022	Reclassifications	Notes	Evoqua Reclassified as of September 30, 2022
Cash and cash equivalents	Cash and cash equivalents	$134	$—		$134
Contract assets		102	(102)	(a)	—
Receivables, net	Receivables, net	306	102	(a)	408
Inventories, net	Inventories	229	—		229
Prepaid and other current assets	Prepaid and other current assets	60	—		60
Property, plant, and equipment, net	Property, plant and equipment, net	405	—		405
Goodwill	Goodwill	474	—		474
Intangible assets, net	Other intangible assets, net	318	—		318
Deferred income taxes, net		6	(6)	(b)	—
Operating lease right-of-use assets, net		54	(54)	(c)	—
Other non-current assets	Other non-current assets	103	60	(b),(c)	163
Accounts payable	Accounts payable	214	—		214
Current portion of debt, net	Short-term borrowings and current maturities of long-term debt	17	—		17
Contract liabilities		62	(62)	(d)	—
Product warranties		7	(7)	(e)	—
Income tax payable		5	(5)	(f)	—
Accrued expenses and other liabilities	Accrued and other current liabilities	178	74	(d),(e),(f)	252
Long-term debt, net	Long-term debt, net	864	—		864
Product warranties		4	(4)	(g)	—
Obligation under operating leases		44	(44)	(h)	—
	Accrued post-retirement benefit obligations	—	9	(i)	9
Other non-current liabilities	Other non-current accrued liabilities	70	39	(g),(h),(i)	109
Deferred income taxes	Deferred income tax liabilities	16	—		16
Common stock	Common stock	1	—		1
Treasury stock	Treasury stock	(3)	—		(3)
Additional paid-in capital	Capital in excess of par value	608	—		608
Retained earnings (deficit)	Retained earnings	61	—		61
Accumulated other comprehensive income, net of tax	Accumulated other comprehensive loss	43	—		43
(a)	Represents a reclassification of $(102) million of Contract assets to Receivables, net.
(b)	Represents a reclassification of $(6) million of Deferred income taxes, net to Other non-current assets.
(c)	Represents a reclassification of $(54) million of Operating lease right-of-use assets, net to Other non-current assets.
(d)	Represents a reclassification of $(62) million of Contract liabilities to Accrued and other current liabilities.

(e)	Represents a reclassification of $(7) million of Product warranties to Accrued and other current liabilities.
(f)	Represents a reclassification of $(5) million of Income tax payable to Accrued and other current liabilities.
(g)	Represents a reclassification of $(4) million of Product warranties to Other non-current accrued liabilities.
(h)	Represents a reclassification of $(44) million of Obligation under operating leases to Other non-current accrued liabilities.
(i)	Represents a reclassification of $9 million of Other non-current liabilities to Accrued post-retirement benefit obligations.
Refer to the table below for a summary of adjustments made to present Evoqua’s statement of operations for the fiscal year ended September 30, 2022 to conform with that of Xylem’s (amounts in millions):
Evoqua Historical Consolidated Statement of Operations Line Items	Xylem Historical Consolidated Income Statement Line Items	Evoqua fiscal year ended September 30, 2022	Reclassification	Notes	Evoqua Reclassified fiscal year ended September 30, 2022
Revenue from product sales		$1,052	$(1,052)	(a)	$—
Revenue from services		685	(685)	(b)	—
	Revenue		1,737	(a), (b)	1,737
Cost of product sales		740	(740)	(c)	—
Cost of services		461	(461)	(d)	—
	Cost of revenue	1,201		(c), (d)	1,201
General and administrative expense		261	(261)	(e)	—
Sales and marketing expense		161	(161)	(f)	—
Other operating income, net		(5)	5	(g)	—
	Selling, general and administrative expenses		417	(e), (f), (g)	417
Research and development expense	Research and development expenses	15	—		15
Interest expense	Interest expense	35	—		35
Income tax benefit (expense)	Income tax expense (benefit)	(3)	—		(3)
(a)	Represents a reclassification of $(1,052) million of Revenue from product sales to Revenue.
(b)	Represents a reclassification of $(685) million of Revenue from services to Revenue.
(c)	Represents a reclassification of $(740) million of Cost of product sales to Cost of revenue.
(d)	Represents a reclassification of $(461) million of Cost of services to Cost of revenue.
(e)	Represents a reclassification of $(261) million of General and administrative expense to Selling, general, and administrative expenses.
(f)	Represents a reclassification of $(161) million of Sales and marketing expense to Selling, general, and administrative expenses.
(g)	Represents a reclassification of $5 million of Other operating income to Selling, general, and administrative expenses.
Note 3—Calculation of estimated Merger Consideration and preliminary purchase price allocation
Estimated Merger Consideration
In accordance with the terms and conditions of the Merger Agreement, (i) each share of Evoqua Common Stock issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, will be converted into the right to receive 0.48 shares of Xylem Common Stock (the “Stock Consideration”) and (ii) cash in lieu of any fractional share of Xylem Common Stock that such stockholder would otherwise be entitled to receive in the Merger. The estimated Merger Consideration for the purpose of this unaudited pro forma condensed combined financial information is approximately $6,971 million. The actual Merger Consideration will change based on fluctuations in the share price of Xylem’s share price and the number of common shares of Evoqua issued and outstanding on the Closing Date.

The following table summarizes the preliminary estimate of the Merger Consideration to be transferred as a result of the Merger:
Preliminary calculation of estimated Merger Consideration (in millions, except share price and exchange ratio)		Amount
Share Consideration
Shares of Evoqua as of December 31, 2022	121,903,000
Exchange Ratio	0.48
Xylem Common Stock to be issued	58,513,440
Xylem share price on February 22, 2023	$103.02
Estimated value of Xylem Common Stock to be issued to Evoqua stockholders pursuant to the Merger Agreement(i)		$6,028
Estimated replacement Xylem equity awards for Evoqua equity awards(ii)		172
Estimated repayment of Evoqua debt(iii)		771
Preliminary fair value of estimated total Merger Consideration		$6,971
(i)
The Stock Consideration component of the estimated Merger Consideration is computed based on 121,903,000 total outstanding shares of Evoqua Common Stock as of December 31, 2022, multiplied by the Exchange Ratio and the Xylem Common Stock closing share price of $103.02 on February 22, 2023.

(ii)
Estimated consideration for replacement of Evoqua equity awards. All outstanding Evoqua equity awards for continuing employees will be replaced by Xylem’s equity awards with substantially the same general terms and conditions. The final value will be impacted by changes in the price of Xylem Common Stock and the number of Evoqua awards outstanding at the Closing Date.

(iii)
The estimated cash paid by Xylem to repay Evoqua’s term loan, revolving credit facility, and securitization facility of $470 million, $151 million, and $150 million, respectively. The unaudited pro forma condensed combined financial information currently reflects the utilization of cash on hand and cash flows from operations to repay Evoqua’s term loan, revolving credit facility and securitization facility in connection with the Closing. Alternatively, Xylem may elect to draw upon its existing credit facilities or may enter into new financing arrangements in order to finance the expected repayment of Evoqua’s existing debt obligations in connection with the Closing. Refer to footnote 4(a).

The cash in lieu of any fractional share of Xylem Common Stock that an Evoqua stockholder would otherwise be entitled to receive in the Merger that may become payable in respect of shares of Evoqua Common Stock outstanding as of immediately prior to the Closing has not been separately presented as cash consideration in the purchase price presented for pro forma purposes.
The final Merger Consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in Xylem’s share price up to the Closing Date. A sensitivity analysis related to the fluctuation in the Xylem share price was performed to assess the impact of a hypothetical change of 10% on the Xylem share closing price on the estimated purchase consideration and goodwill as of the Closing Date.
The following table shows the estimated Merger Consideration and goodwill resulting from a 10% increase or decrease in the Xylem share price:
Change in Share Price (in millions, except share price)	Xylem Share Price	Estimated Merger Consideration	Estimated Goodwill
Increase of 10%	$113.32	$7,597	$4,517
Decrease of 10%	$92.72	$6,346	$3,278
Preliminary Purchase Price Allocation
Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed of Evoqua will be recognized and measured at fair value as of the Closing Date and added to those of Xylem. The determination of fair value used in the transaction-related adjustments presented herein are preliminary and based on Xylem management estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger. The costs of finite-lived intangible assets are amortized through expense over their estimated lives. The final determination of the purchase price allocation, upon the consummation of the Merger, will be based on Evoqua’s assets acquired and liabilities assumed as of that date and will depend on a number of factors that cannot be predicted with certainty at this time. Therefore, the actual allocations will differ from the transaction accounting adjustments presented. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation will be subject to further adjustments as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated Merger Consideration to the identifiable tangible and intangible assets acquired and liabilities assumed by Xylem, as if the Merger had been consummated on December 31, 2022 based on the audited consolidated balance sheet of Evoqua as of September 30, 2022, with the excess recorded as goodwill:
Description (in millions)	Preliminary Purchase Price Allocation
Preliminary fair value of estimated total Merger Consideration	$6,971
Assets
Cash and cash equivalents(i)(v)	59
Receivables, net	408
Inventories	270
Prepaid and other current assets	60
Property, plant and equipment, net	511
Other intangible assets, net	2,974
Other non-current assets(ii)(v)	193
Total assets	4,475
Liabilities
Accounts payable	214
Accrued and other current liabilities	252
Short-term borrowings and current maturities of long-term debt(iii)	14
Long-term debt, net(iii)	106
Accrued post-retirement benefits	9
Deferred income taxes(iv)	717
Other non-current accrued liabilities(v)	89
Total liabilities	1,401
Less: Net assets	3,074
Goodwill	$3,897
(i)	Adjusted for an estimated $68 million of transaction costs to be incurred by Evoqua through the Closing Date. Refer to footnote 4(a)(i).
(ii)
As a result of the Merger, Xylem will be required to assess the ability to realize the benefit of certain Evoqua deferred tax assets. Any resulting change in valuation allowances associated with Evoqua deferred tax assets will be recorded in purchase accounting. No change in valuation allowances has been reflected within this unaudited pro forma condensed combined financial information.

(iii)	Adjusted to eliminate an estimated $761 million of Evoqua debt, net of $10 million of unamortized debt issuance costs, that will be repaid by Xylem in connection with the Closing using cash on hand.
(iv)	Deferred tax liabilities were derived based on the step up in fair value of certain acquired tangible and intangible assets.
(v)
Adjusted to reflect the settlement of $20 million of other non-current accrued liabilities related to pre-existing deferred compensation plans for Evoqua employees which will be paid by Evoqua prior to the Closing using (i) the expected proceeds from the liquidation of $13 million of deferred compensation plan assets reflected in other non-current assets and (ii) $7 million of cash on hand. Refer to footnote 4(a).

Note 4—Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
(a)	Reflects adjustment to Cash and cash equivalents:
Description (in millions)	Amount
Estimated transaction costs(i)	$(143)
Estimated repayment of Evoqua debt(ii)	(771)
Estimated pre-Merger settlement of Evoqua deferred compensation plans(iii)	$(7)
Pro forma net adjustment to cash and cash equivalents	$(921)
(i)
These estimated transaction costs consist of legal advisory, financial advisory, accounting and consulting costs of Xylem and Evoqua of $75 million and $68 million, respectively. Refer to footnotes 4(h) and 3, respectively.

(ii)	The estimated cash paid by Xylem to repay Evoqua’s term loan, revolving credit facility, and securitization facility of $470 million, $151 million, and $150 million, respectively.

(iii)
The estimated use of $7 million of cash on hand to settle, in combination with the expected proceeds from the liquidation of $13 million of deferred compensation plan assets reflected in other non-current assets, $20 million of other non-current accrued liabilities related to pre-existing deferred compensation plans for Evoqua employees which will be paid in cash by Evoqua prior to the Closing.

(b)
Represents the adjustment of acquired inventories to its preliminary estimated fair value. After the Closing, the step up in inventories to fair value will increase cost of goods sold as the inventories are sold which, for purposes of the unaudited pro forma condensed combined financial information is assumed to occur within twelve months after the Closing. Refer to footnote 5(a).

(c)	Reflects the preliminary purchase accounting adjustment for the estimated fair value of the acquired property, plant and equipment based on the acquisition method of accounting.
Description	Preliminary Fair Value (in millions)	Estimated Useful Life (in years)
Machinery and equipment	$171	4
Equipment held for lease or rental	164	4
Land, buildings and improvements	97	20
Construction work in progress	79	N/A
Total	$511
Eliminate historical Evoqua property, plant and equipment	(405)
Pro forma net adjustment to property, plant and equipment	$106
A 10% change in the valuation of property, plant and equipment would cause a corresponding increase or decrease in the pro forma depreciation expense of approximately $9 million for the year ended December 31, 2022. Pro forma depreciation expense is preliminary and based on the use of the straight-line method of depreciation. The amount of depreciation expense recognized following the Closing may differ significantly between periods based upon the final fair value assigned and depreciation methodology used for each category of property, plant and equipment.
(d)	Reflects the preliminary purchase accounting adjustment for the estimated fair value of intangible assets acquired based on the acquisition method of accounting.
Description	Preliminary Fair Value (in millions)	Estimated Useful Life (in years)
Trademarks	$170	10
Proprietary technology and patents	650	12
Customer and distributor relationships	2,000	15
Backlog	140	2
Software	14	2
Total	$2,974
Eliminate historical Evoqua intangible assets	(318)
Pro forma net adjustment to intangibles, net	$2,656
A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the pro forma amortization expense of approximately $28 million for the year ended December 31, 2022. Pro forma amortization expense is preliminary and based on the use of straight-line amortization. The amount of amortization expense recognized following the Closing may differ significantly between periods based upon the final fair value assigned and amortization methodology used for each identifiable intangible asset.

(e)
Reflects the elimination of Evoqua’s historical goodwill and the capitalization of the preliminary goodwill for the estimated Merger Consideration in excess of the fair value of the net assets acquired in connection with the Merger:

Description (in millions)	Amount
Fair value of consideration transferred in excess of the preliminary fair value of assets acquired and liabilities assumed(i)	$3,897
Elimination of Evoqua’s historical goodwill	(474)
Pro forma net adjustment to goodwill	$3,423
(i)
Refer to the table in footnote 3 above for the calculation of the fair value of consideration transferred in excess of the preliminary fair value of assets acquired and liabilities assumed based on the preliminary allocation of the estimated Merger Consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Evoqua.

(f)
Reflects the originating deferred taxes resulting from pro forma fair value adjustments of the acquired assets and assumed liabilities based on an estimate of the applicable statutory tax rate of 25% with the respective estimated purchase price allocation. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law and finalization of the purchase price allocations. Because the tax rates used for the unaudited pro forma condensed combined financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to consummation of the Merger. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities. The unaudited pro forma condensed combined financial information does not include adjustments for potential changes in the combined company’s ability to realize deferred tax assets.

(g)
Reflects adjustments to Short-term borrowings and current maturities of long-term debt and Long-term debt of $3 million and $758 million, respectively, to reflect the cash repayment of Evoqua’s term loan, revolving credit facility and securitization facility, net of unamortized deferred financing costs in connection with the Closing.

(h)	Reflects adjustments to Stockholders’ equity:
Description (in millions)	Common stock	Capital in excess of par value	Retained earnings	Treasury stock	Accumulated other comprehensive loss
Value of estimated shares of Xylem common stock issued to Evoqua stockholders	$1	$6,027	$—	$—	$—
Estimated replacement Xylem equity awards for Evoqua Equity Awards attributable to pre-merger service	—	172	—	—	—
Estimated Xylem transaction costs(i)	—	—	(75)	—	—
Elimination of Evoqua’s historical stockholders’ equity	(1)	(608)	(61)	3	(43)
Pro forma net adjustment to total equity	$—	$5,591	$(136)	$3	$(43)
(i)	Reflects the adjustment to recognize estimated legal advisory, financial advisory, accounting, and consulting costs for Xylem resulting in an adjustment to Retained earnings. Refer to footnote 4(a).

Note 5—Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income
Adjustments included in the Transaction Accounting Adjustments column and in the accompanying unaudited pro forma condensed combined income statement for the fiscal year ended December 31, 2022 are as follows:
(a)
Reflects the adjustments to Cost of revenue for the estimated step-up in fair value of inventories recognized through Cost of revenue during the twelve months after the Closing and the incremental depreciation expense from the fair value adjustment to property, plant and equipment.

(in millions)	For the year ended December 31, 2022
Inventory fair value step-up recognized through Cost of revenue(i)	41
Amortization of acquired intangible assets(ii)	70
Removal of historical Evoqua depreciation of property, plant and equipment	(69)
Recognition of depreciation of acquired property, plant and equipment(iii)	74
Net pro forma transaction accounting adjustment to Cost of revenue	$116
(i)
Represents incremental Cost of revenue associated with the step-up in fair value of the acquired inventory as discussed in footnote 4(b) above. These costs are non-recurring in nature and not anticipated to affect the condensed combined income statement beyond twelve months after the Closing.

(ii)
The amortization of intangible assets is calculated on a straight-line basis. The amortization is based on the periods over which the economic benefits of the intangible assets are expected to be realized, which are subject to adjustment as additional information becomes available. Refer to footnote 4(d) for additional information on the useful lives of the acquired intangible assets expected to be recognized. Amortization expenses is allocated among Cost of revenue, Selling, general and administrative expenses (“SG&A”) and Research and development expense based upon the nature of the activities associated with the expected use of the intangible assets.

(iii)
Represents the recognition of depreciation expense on a straight-line basis based on the estimated fair value of the acquired property, plant and equipment as discussed in footnote 4(c) above. Depreciation expense is allocated to Cost of revenue and SG&A based upon the nature of the activities associated with the expected use of the property, plant, & equipment.

(b)
Reflects the adjustments to SG&A including the amortization of the estimated fair value of intangibles, the preliminary incremental stock-based compensation expense for Xylem replacement equity awards and the estimated transaction costs expected to be incurred in connection with the Merger.

(in millions)	For the year ended December 31, 2022
Removal of historical Evoqua amortization of intangible assets	$(43)
Amortization of acquired intangible assets(i)	203
Removal of historical Evoqua depreciation of property, plant and equipment	(14)
Depreciation of acquired property, plant and equipment(ii)	15
Removal of historical Evoqua stock-based compensation expense	(23)
Record stock-based compensation expense(iii)	33
Expected Xylem transaction costs(iv)	75
Net pro forma transaction accounting adjustment to SG&A	$246
(i)
The amortization of intangible assets is calculated on a straight-line basis. The amortization is based on the periods over which the economic benefits of the intangible assets are expected to be realized, which are subject to adjustment as additional information becomes available. Refer to footnote 4(d) for additional information on the useful lives of the acquired intangible assets expected to be recognized. Amortization expense is allocated among Cost of revenue, SG&A and Research and development expense based upon the nature of the activities associated with the expected use of the intangible assets.

(ii)
Represents the recognition of depreciation expense based on the estimated fair value of the acquired property, plant and equipment as discussed in footnote 4(c) above. Depreciation expense is allocated to Cost of revenue and SG&A based upon the nature of the activities associated with the use of the property, plant, & equipment.

(iii)
Represents the recognition of stock-based compensation expense resulting from the estimated differences between historical amounts recorded in the financial statements and the estimated preliminary fair value related to the modification of outstanding Evoqua equity awards that will be replaced and converted into Xylem equity awards per the terms of the Merger Agreement.

(iv)
Represents an estimate of the additional transaction costs expected to be incurred by Xylem subsequent to the fiscal year ended December 31, 2022. These costs will not affect Xylem’s income statement beyond twelve months after the Closing.

(c)	Reflects the adjustments to Research and development expenses (“R&D”) including the amortization of the estimated fair value of intangibles.
(in millions)	For the year ended December 31, 2022
Removal of historical Evoqua amortization of intangible assets	$(2)
Amortization of acquired intangible assets(i)	9
Net pro forma transaction accounting adjustment to R&D	$7
(i)
The amortization of intangible assets is calculated on a straight-line basis. The amortization is based on the periods over which the economic benefits of the intangible assets are expected to be realized, which are subject to adjustment as additional information becomes available. Refer to footnote 4(d) for additional information on the useful lives of the acquired intangible assets expected to be recognized. Amortization expense is allocated among Cost of revenue, SG&A and R&D based upon the nature of the activities associated with the expected use of the intangible assets.

(d)
The pro forma adjustments for the tax provision utilize a blended statutory income tax rate of 25% for the year ended December 31, 2022. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the unaudited pro forma condensed combined financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to consummation of the Merger. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(e)
Reflects the elimination of historical interest expense of $26 million associated with Evoqua’s term loan, revolving credit facility and securitization facility that will be repaid by Xylem in connection with the Closing.

(f)
The pro forma basic net income per share attributable to common stock is calculated using (i) the historical basic weighted average shares of Xylem Common Stock outstanding and (ii) the issuance of shares in connection with the Merger. Pro forma diluted net income per share attributable to common stock is calculated using (i) the historical diluted weighted average shares of Xylem Common Stock outstanding, (ii) the issuance of shares in connection with the Merger and (iii) the replacement of outstanding Evoqua equity awards with Xylem equity awards. The pro forma basic and diluted weighted average shares outstanding are as follows:

Description (in millions)	For the year ended December 31, 2022
Numerator:
Pro forma net income attributable to common stock	$170
Denominator:
Historical Xylem weighted average shares outstanding – basic	180.2
Issuance of Xylem shares to Evoqua stockholders pursuant to the Merger	58.5
Vested Xylem replacement awards to Evoqua equity awards	0.5
Pro forma weighted average shares – basic	239.2
Historical Xylem dilutive common stock equivalents	0.8
Xylem replacement awards to Evoqua equity awards common stock equivalents	1.5
Pro forma weighted average shares – diluted	241.5
Pro forma net income per share attributable to common stock:
Basic	$0.71
Diluted	$0.70

SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED
PER SHARE INFORMATION
The following table sets forth (i) historical per share information of Xylem for the fiscal year ended December 31, 2022, (ii) the unaudited pro forma combined per share information of Xylem after giving pro forma effect to the Merger, including Xylem’s issuance of 0.48 of a share of Xylem Common Stock for each issued and outstanding share of Evoqua Common Stock (other than any Excluded Shares) not owned by Xylem or its subsidiaries for the fiscal year ended December 31, 2022, and (iii) the historical per share information of Evoqua for the three months ended December 31, 2022, and the fiscal year ended September 30, 2022.
The financial data provided in the table below is unaudited, although the historical financial data presented therein for fiscal year end September 30, 2022 and fiscal year end December 31, 2022 has been derived from audited financial statements. This financial data should be read together with (i) the historical consolidated financial statements and related notes of Xylem, as filed by Xylem with the SEC in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which is incorporated by reference into this joint proxy statement/prospectus, and (ii) the historical consolidated financial statements and related notes of Evoqua, as filed by Evoqua with the SEC in its Annual Report on Form 10-K for the fiscal year ended September 30, 2022, which is incorporated by reference into this joint proxy statement/prospectus, and with the unaudited pro forma condensed combined financial information, including the related notes, appearing in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 32 of this joint proxy statement/prospectus.
	Historical Evoqua	Historical Xylem	Pro Forma
Basic net earnings (loss) per share of common stock
Three months ended December 31, 2022	0.08	$—	$—
Fiscal Year ended December 31, 2022	—	$1.97	$0.71
Fiscal Year ended September 30, 2022	$0.60	—	—
Diluted net earnings (loss) per share of common stock	—	—	—
Three months ended December 31, 2022	0.07	$—	$—
Fiscal Year ended December 31, 2022	—	$1.96	$0.70
Fiscal Year ended September 30, 2022	$0.58	—	—
Cash dividends declared per share (diluted)
Three months ended December 31, 2022	—	—	—
Fiscal Year ended December 31, 2022	—	1.20	N/A(1)
Fiscal Year ended September 30, 2022	—	—	—
Book value per share (diluted)
As of the Fiscal Year ended December 31, 2022	—	$19.36	$39.87
As of the Fiscal Year ended September 30, 2022	$5.69	—	—
(1)
Pro forma combined dividends per share data is not provided due to the fact that the dividend policy for the combined company will be determined by the Xylem Board following consummation of the Merger.

COMPARATIVE PER SHARE MARKET VALUE AND DIVIDEND INFORMATION
Comparative Per Share Market Value
The following table sets forth the closing sale prices per share of Evoqua Common Stock and Xylem Common Stock on the NYSE on January 20, 2023, the last trading day prior to the public announcement of the Merger, and on April 5, 2023, the last practicable trading day prior to the mailing of this joint proxy statement/prospectus. Evoqua Common Stock is traded on the NYSE under the symbol “AQUA” and Xylem Common Stock is traded on the NYSE under the symbol “XYL.” The high and low trading prices for Evoqua Common Stock on January 20, 2023, the last trading day immediately before the public announcement of the Merger, were $41.05 and $39.81, respectively. The high and low trading prices for Xylem Common Stock on January 20, 2023, the last trading day immediately before the public announcement of the Merger, were $110.22 and $108.20, respectively. The table also shows the estimated implied value of the Merger Consideration proposed for each share of Evoqua Common Stock as of the same two dates. The implied value for share consideration was calculated by multiplying the closing sale price of a share of Xylem Common Stock on the relevant date by the Exchange Ratio.
	Xylem Common Stock	Evoqua Common Stock	Implied Per Share Value of Merger Consideration
January 20, 2023	$110.18	$41.03	$52.89
April 5, 2023	$100.27	$47.66	$48.13
The market values of Evoqua Common Stock and Xylem Common Stock have fluctuated since the date of the announcement of the Merger Agreement and will continue to fluctuate prior to the consummation of the Merger. No assurances can be given concerning the market values of Evoqua Common Stock or Xylem Common Stock before or after consummation of the Merger. Because the Exchange Ratio, which determines the Merger Consideration, is fixed and will not be adjusted for changes in the market values of either Evoqua Common Stock or Xylem Common Stock, the market value of Xylem Common Stock (and, therefore, the value of the Merger Consideration) when received by Evoqua stockholders after the Merger is consummated could be greater than, less than or the same as shown in the table above. Accordingly, these comparisons may not provide meaningful information to Evoqua stockholders or Xylem shareholders in determining how to vote with respect to the proposals described in this joint proxy statement/prospectus. We urge you to obtain current market quotations for Evoqua Common Stock and Xylem Common Stock and to review carefully the other information contained in this joint proxy statement/prospectus. Please see the section titled “Risk Factors—Risks Relating to the Merger” beginning on page 20 of this joint proxy statement/prospectus. Because the number of shares of Xylem Common Stock that Evoqua stockholders will be entitled to receive as a result of the Merger will be based on a fixed exchange ratio, and the value of the shares of Xylem Common Stock has fluctuated and will continue to fluctuate, the value of the Merger Consideration that Evoqua stockholders will receive in the Merger is uncertain.
In addition, because the Exchange Ratio is fixed, the number of shares of Xylem Common Stock to be received by Evoqua stockholders in the Merger will not change between now and the time the Merger is consummated to reflect changes in the market values of Xylem Common Stock or Evoqua Common Stock.
For more information on the market for Xylem’s or Evoqua’s common equity, related stockholder matters and issuer purchases of equity securities, see Part II, Item 5 “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” of Xylem’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, or Evoqua’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022, which are each incorporated by reference into this joint proxy statement/prospectus.
Dividend Information
Xylem has historically paid regular quarterly cash dividends on Xylem Common Stock. Xylem most recently declared a cash dividend of $0.33 per share that was paid on March 22, 2023. Aggregate quarterly dividends declared were $1.20, $1.12, $1.04 and $0.96 during fiscal years 2022, 2021, 2020 and 2019, respectively. Xylem currently expects to continue to pay quarterly cash dividends, although any future payment of cash dividends on Xylem Common Stock will be at the discretion of the Xylem Board and will depend upon Xylem’s results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by the Xylem Board. The Merger Agreement permits Xylem to declare, set aside or pay regular quarterly cash dividends payable in respect of Xylem Common Stock with declaration, record and payment dates consistent with Xylem’s past practices and in an amount per share of Xylem Common Stock as approved by the Xylem Board in the ordinary course of business.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements and information in this joint proxy statement/prospectus and the documents incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “predict,” “budget,” “should,” “would,” “could,” “attempt,” “appears,” “forecast,” “outlook,” “estimate,” “continue,” “project,” “projection,” “goal,” “aim,” “model,” “target,” “potential,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “are likely” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature and convey the uncertainty of future events or outcomes, although not all forward-looking statements contain such identifying words. These forward-looking statements, which include statements about the beliefs and expectations of Xylem and Evoqua management relating to the Merger and the future financial condition and performance of the combined company, are based on Xylem’s and Evoqua’s respective current expectations and beliefs concerning future developments and their potential effect on their respective businesses.
The forward-looking statements contained in this document speak only as of the date of this joint proxy statement/prospectus and are largely based on Xylem’s and Evoqua’s respective expectations for the future, which reflect certain estimates and assumptions made by their respective managements. These estimates and assumptions reflect Xylem’s and Evoqua’s best judgment based on currently known market conditions, operating trends and other factors. Although Xylem and Evoqua believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond Xylem’s and Evoqua’s control. As such, managements’ assumptions about future events may prove to be inaccurate. For a more detailed description of the risks and uncertainties involved, see “Risk Factors” in each of Xylem’s and Evoqua’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other SEC filings. See the section titled “Where You Can Find More Information” beginning on page 207 of this joint proxy statement/prospectus.
These cautionary statements qualify all forward-looking statements attributable to Xylem or Evoqua, or persons acting on either’s behalf. Xylem management and Evoqua management caution you that the forward-looking statements contained in this joint proxy statement/prospectus are not guarantees of future performance, and neither Xylem nor Evoqua can assure you that such statements will be realized or that the events and circumstances they describe will occur. These risks and uncertainties also include those set forth under the section titled “Risk Factors” beginning on page 20 of this joint proxy statement/prospectus. Factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements herein include, but are not limited to:
•
the risk that Xylem or Evoqua may be unable to consummate the Merger on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary stockholder or shareholder approvals and satisfaction of other closing conditions to consummate the Merger;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including a termination of the Merger Agreement under circumstances that could require Xylem to pay the Xylem Termination Fee, Regulatory Failure Fee or Evoqua Expenses to Evoqua or require Evoqua to pay the Evoqua Termination Fee or Xylem Expenses to Xylem;

•	the length of time necessary to consummate the Merger, which may be longer than anticipated for various reasons;
•
uncertainties related to the timing of the receipt of required regulatory approvals for the Merger and the possibility that Xylem and Evoqua may be required to accept conditions that could reduce or eliminate the anticipated benefits of the Merger as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all;

•
the price of Xylem Common Stock and Evoqua Common Stock could change before the consummation of the Merger, including as a result of uncertainty as to the long-term value of Xylem Common Stock following consummation of the Merger or as a result of broader stock market movements;

•	the risk that the businesses will not be integrated successfully;
•	the risk that the cost savings, synergies and growth from the Merger may not be fully realized or may take longer to realize than expected;
•	the diversion of management time on transaction-related issues;
•	the effect of future regulatory or legislative actions on the companies or the industries in which they operate;

•	the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect;
•	the potential impact of the announcement or consummation of the Merger on relationships with employees, customers, distributors, suppliers, vendors and other business partners;
•	certain restrictions during the pendency of the proposed Merger that may impact the ability of Xylem or Evoqua to pursue certain business opportunities or strategic transactions;
•	the ability to attract and retain key personnel;
•	the risks associated with assumptions the parties make in connection with the parties’ critical accounting estimates and legal proceedings;
•	the potentially significant amount of any costs, fees, expenses, impairments or changes related to the Merger;
•	the uncertainties, costs and risks involved in Xylem’s and Evoqua’s operations, including as a result of employee misconduct;
•	natural disasters, pandemics and epidemics;
•	counterparty credit risks;
•	risks relating to Xylem’s and Evoqua’s indebtedness;
•	competition for assets, materials, people and capital;
•	regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to environmental matters;
•	cyberattack risks;
•	the extent to which insurance covers any losses Evoqua or Xylem may experience;
•	risks related to investors attempting to effect change or opposing the Merger;
•	risks relating to the Xylem and Evoqua brands;
•
general domestic and international economic and political conditions, including due to wars, armed conflicts, recessions, supply chain disruptions, the impact of COVID-19 and any other public health-related crises;

•	changes in tax, environmental and other laws, including court rulings, applicable to Xylem’s and Evoqua’s businesses.
•	the risk of stockholder or shareholder litigation in connection with the Merger, including resulting expense or delay;
•	Xylem and Evoqua directors and executive officers having interests in the Merger that are different from, or in addition to, the interests of Xylem shareholders and Evoqua stockholders generally; and
•
risks related to the market value of the Xylem Common Stock to be issued in the Merger. All subsequent written and oral forward-looking statements concerning Xylem, Evoqua, the Merger, the combined company or other matters and attributable to Xylem or Evoqua or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Xylem and Evoqua assume no duty to update or revise their respective forward-looking statements based on new information, future events, changes in circumstances or otherwise, except as required by law.

THE PARTIES TO THE MERGER
Xylem Inc.
301 Water Street SE
Washington, District of Columbia 20003
(202) 869-9150
Xylem is a leading global water technology company with 2022 revenues of $5.5 billion and approximately 17,800 employees worldwide. Xylem designs, manufactures and services highly engineered products and solutions across a wide variety of critical applications, primarily in the water sector but also in energy. Xylem’s broad portfolio of products, services and solutions addresses customer needs of scarcity, resilience, and affordability across the water cycle, from the delivery, measurement and use of drinking water, to the collection, testing, analysis and treatment of wastewater, to the return of water to the environment. Xylem Common Stock is listed and traded on the NYSE under the ticker symbol “XYL.” Xylem, which is incorporated in Indiana, has its principal executive offices located at 301 Water Street SE, Washington, District of Columbia 20003, and can be reached by phone at (202) 869-9150.
For more information about Xylem, please visit www.xylem.com. The information contained on Xylem’s website or accessible through it does not constitute a part of this joint proxy statement/prospectus.
Fore Merger Sub, Inc.
301 Water Street SE
Washington, District of Columbia 20003
(202) 869-9150
Merger Sub is a Delaware corporation and a direct, wholly-owned subsidiary of Xylem. Merger Sub was formed by Xylem solely in contemplation of the Merger, has not conducted any business and has no assets, liabilities or other obligations of any nature other than as set forth in the Merger Agreement. Following the Merger, Merger Sub will cease to exist.
Evoqua Water Technologies Corp.
210 Sixth Avenue
Pittsburgh, Pennsylvania 15222
(724) 772-0044
Evoqua is a provider of water and wastewater treatment solutions, offering a broad portfolio of products, services and expertise to support industrial, municipal and recreational customers. Evoqua operates in more than 150 locations across nine countries and has served more than 38,000 customers and 200,000 installations. Its business is organized into two reportable segments: (i) Integrated Solutions and Services, which provides application-specific solutions and full lifecycle services for critical water and wastewater applications across numerous end markets, and (ii) Applied Product Technologies, which provides water and wastewater products and technologies as stand-alone offerings or components in integrated solutions. Evoqua Common Stock is listed and traded on the NYSE under the ticker symbol “AQUA.” Evoqua, which is incorporated in Delaware, has its principal executive offices located at 210 Sixth Avenue, Pittsburgh, Pennsylvania 15222, and can be reached by phone at (724) 772-0044.
For more information about Evoqua, please visit www.evoqua.com. The information contained on Evoqua’s website or accessible through it does not constitute a part of this joint proxy statement/prospectus.

XYLEM SPECIAL MEETING
General
This joint proxy statement/prospectus is first being mailed on or about April 11, 2023 and constitutes notice of the Xylem Special Meeting in conformity with the requirements of the IBCL and the Xylem Bylaws.
This joint proxy statement/prospectus is being provided to Xylem shareholders as part of a solicitation of proxies by the Xylem Board for use at the Xylem Special Meeting and at any adjournment or postponement of the Xylem Special Meeting. Xylem shareholders are encouraged to read the entire document carefully, including the annexes to this document, for more detailed information regarding the Merger Agreement and the transactions contemplated by the Merger Agreement.
Date, Time and Place
The Xylem Special Meeting will be held virtually at www.virtualshareholdermeeting.com/XYL2023SM, on May 11, 2023, at 11:00 a.m., Eastern Time. The Xylem Special Meeting can be accessed by visiting www.virtualshareholdermeeting.com/XYL2023SM, where Xylem shareholders will be able to participate and vote online. This joint proxy statement/prospectus is first being furnished to Xylem shareholders on or about April 11, 2023.
Purpose of the Xylem Meeting
At the Xylem Special Meeting, Xylem shareholders will be asked to consider and vote on the following:
•	the Share Issuance Proposal; and
•	the Xylem Adjournment Proposal.
Xylem will transact no other business at the Xylem Special Meeting or any adjournment or postponement thereof. This joint proxy statement/prospectus, including the Merger Agreement attached hereto as Annex A, contains further information with respect to these matters.
Recommendation of the Xylem Board
The Xylem Board has unanimously (i) determined that the Merger Agreement, the Merger, the Share Issuance Proposal and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, Xylem and Xylem shareholders, (ii) approved, authorized, adopted and declared advisable the Merger Agreement, the Merger, the Share Issuance Proposal and the other transactions contemplated by the Merger Agreement and (iii) recommended that the Xylem shareholders vote in favor of the Share Issuance Proposal. A description of factors considered by the Xylem Board in reaching its decision to approve and declare advisable the Share Issuance Proposal can be found in the section titled “The Merger—Recommendation of the Xylem Board and its Reasons for the Merger” beginning on page 81 of this joint proxy statement/prospectus.
The Xylem Board unanimously recommends that Xylem shareholders vote “FOR” the Share Issuance Proposal and “FOR” the Xylem Adjournment Proposal.
Obtaining the Xylem Shareholder Approval is a condition for the Merger to occur. If Xylem shareholders fail to approve the Share Issuance Proposal by the requisite vote, the Merger will not occur.
Record Date; Shareholders Entitled to Vote
Only Xylem shareholders of record at the close of business on April 5, 2023, the Xylem Record Date for the Xylem Special Meeting, will be entitled to notice of, and to vote at, the Xylem Special Meeting or any adjournment or postponement of the Xylem Special Meeting. At the close of business on the Xylem Record Date, 180,617,802 shares of Xylem Common Stock were issued and outstanding.
Xylem shareholders are entitled to one vote for each share of Xylem Common Stock they own at the close of business on the Xylem Record Date.
A complete list of Xylem shareholders entitled to vote at the Xylem Special Meeting will be available for a period of at least five days prior to the Xylem Special Meeting. If you would like to inspect the list of Xylem shareholders of record, please call the Investor Relations department at (914) 260-8612 or email Andrea van der Berg at andrea.vanderberg@xylem.com to schedule an appointment or request access. A certified list of eligible Xylem shareholders will be available for inspection during the Xylem Special Meeting at www.virtualshareholdermeeting.com/XYL2023SM by entering the control number provided on your proxy card, voting instruction form or notice.

Quorum; Adjournment
The presence at the Xylem Special Meeting of the holders of a majority of the outstanding shares of Xylem Common Stock entitled to vote at the meeting, represented in person or by proxy, will constitute a quorum. As a result, there must be 90,308,902 shares represented by proxy or by shareholders present and entitled to vote at the Xylem Special Meeting in order to have a quorum. Virtual attendance at the Xylem Special Meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Xylem Special Meeting. There must be a quorum for business to be conducted at the Xylem Special Meeting.
The chair of the Xylem Board or the Xylem shareholders, by the affirmative vote of a majority of the voting power of the shares so represented in person or by proxy, may adjourn the meeting from time to time, whether or not there is such a quorum. Failure of a quorum to be represented at the Xylem Special Meeting will result in an adjournment of the Xylem Special Meeting and may subject Xylem to additional expense. Even if a quorum is present, the Xylem Special Meeting may also be adjourned in order to provide more time to solicit additional proxies in favor of approval of the Share Issuance Proposal if sufficient votes are cast in favor of the Xylem Adjournment Proposal or the chair of the Xylem Board so moves. In addition, the Xylem Special Meeting could be postponed before it commences.
Notice need not be given of the adjourned meeting if the date, time and place thereof are announced at the meeting at which the adjournment is taken unless, after the adjournment, a new record date is fixed for the adjourned meeting, in which case notice of the adjourned meeting will be given to each Xylem shareholder of record entitled to vote at the meeting.
If the Xylem Special Meeting is adjourned or postponed for the purpose of soliciting additional votes, Xylem shareholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you submit your proxy over the Internet or by telephone or submit a properly executed proxy card, even if you abstain from voting, your shares will be counted as present for purposes of determining whether a quorum exists at the Xylem Special Meeting.
Required Vote
Approval of the Share Issuance Proposal requires the affirmative vote of a majority of votes cast at the Xylem Special Meeting by Xylem shareholders. Accordingly, assuming a quorum is present, a Xylem shareholder’s abstention from voting, a broker non-vote or the failure of a Xylem shareholder to vote (including the failure of a Xylem shareholder who holds shares in “street name” through a bank, broker, trust or other nominee to give voting instructions to the bank, broker, trust or other nominee) will have no effect on the outcome of the Share Issuance Proposal.
Under the Xylem Bylaws, approval of the Xylem Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Xylem Common Stock as of the Xylem Record Date present in person or represented by proxy at the Xylem Special Meeting, whether or not a quorum is present. Accordingly, with respect to a Xylem shareholder who is present in person or represented by proxy at the Xylem Special Meeting, such shareholder’s abstention from voting or the failure of a Xylem shareholder to vote will have the same effect as a vote “AGAINST” the Xylem Adjournment Proposal. Under the IBCL, virtual attendance at the Xylem Special Meeting constitutes presence in person for purposes of the vote required. Regardless of whether a quorum is present at the Xylem Special Meeting, the chair of the Xylem Board may also adjourn the Xylem Special Meeting.
Abstentions and Broker Non-Votes
An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting. At the Xylem Special Meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Abstaining from voting will have no effect on the outcome of the Share Issuance Proposal and will have the same effect as voting “AGAINST” the Xylem Adjournment Proposal.
If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” the Share Issuance Proposal and “FOR” the Xylem Adjournment Proposal.
Broker non-votes occur when (i) a bank, broker, trust or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker, trust or other nominee with such instructions. Under NYSE rules, banks, brokers and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the Xylem proposals described in this joint proxy statement/prospectus. Accordingly, if a beneficial owner of shares of Xylem Common Stock held in “street name” does not give voting instructions to the bank, broker, trust or other nominee, then those shares will not be counted as present in person or by proxy at the Xylem Special Meeting.
Failure to Vote
If you are a Xylem shareholder of record and you do not sign and return your proxy card or vote over the Internet, by telephone or at the Xylem Special Meeting, your shares will not be voted at the Xylem Special Meeting, will not be counted as present in person or by proxy at the Xylem Special Meeting and will not be counted as present for purposes of determining whether a quorum exists.
For purposes of the Share Issuance Proposal, provided a quorum is present, a failure to vote, or a failure to instruct your bank, broker, trust or other nominee to vote, will have no effect on the outcome of a vote on the Share Issuance Proposal.
Provided a quorum is present, a failure to vote, or a failure to instruct your bank, broker, trust or other nominee to vote, will have no effect on the outcome of a vote on the Xylem Adjournment Proposal. An abstention from voting will have the same effect as a vote “AGAINST” the Xylem Adjournment Proposal.
Voting by Xylem’s Directors and Executive Officers
At the close of business on April 5, 2023, directors and executive officers of Xylem were entitled to vote 1,627,493 shares of Xylem Common Stock, or approximately 0.9% of the shares of Xylem Common Stock issued and outstanding on that date. Directors and executive officers of Xylem have informed Xylem that they intend to vote their shares in favor of the Share Issuance Proposal and the Xylem Adjournment Proposal, although none of the directors and executive officers are obligated to do so.
Voting at the Xylem Special Meeting
The Xylem Special Meeting will be a completely virtual meeting. There will be no physical meeting location and the meeting will only be conducted via live webcast. The virtual Xylem Special Meeting will be held on May 11, 2023 at 11:00 a.m., Eastern Time. To participate in the Xylem Special Meeting and submit questions during the Xylem Special Meeting, visit www.virtualshareholdermeeting.com/XYL2023SM and enter the 16-digit control number on the proxy card, voting instruction form or notice you received. Online check-in will begin at 10:45 a.m., Eastern Time. Please allow time for online check-in procedures.
The virtual shareholder meeting format uses technology designed to increase shareholder access, save Xylem and Xylem shareholders time and money, and provide Xylem shareholders rights and opportunities to participate in the meeting similar to what they would have at an in-person meeting. In addition to online attendance, Xylem provides Xylem shareholders with an opportunity to hear all portions of the official meeting, submit written questions and comments during the meeting, and vote online during the open poll portion of the meeting.
Although Xylem offers four different voting methods, Xylem encourages you to submit a proxy to vote either over the Internet or by telephone to ensure that your shares are represented and voted at the Xylem Special Meeting.
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To Submit a Proxy to Vote over the Internet: To submit a proxy to vote over the Internet, go to www.proxyvote.com and follow the steps outlined on the secured website. You will need the number included on your proxy card to obtain your records and to create an electronic voting instruction form. If you submit your proxy to vote over the Internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the Internet, you must do so prior to 11:59 p.m., Eastern Time, on May 10, 2023.

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To Submit a Proxy by Telephone: To submit a proxy to vote by telephone, call toll-free at 1-800-690- 6903 within the U.S., U.S. territories and Canada on a touch-tone telephone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to submit your vote by proxy by telephone. If you submit your proxy to vote by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to 11:59 p.m., Eastern Time, on May 10, 2023.

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To Submit a Proxy by Mail: To submit a proxy to vote by mail, complete, sign and date the proxy card and return it promptly to the address indicated on the proxy card in the postage paid enveloped provided. If you sign and return your proxy card without indicating how you want your shares of Xylem Common Stock to be voted with regard to a particular proposal, your shares of Xylem Common Stock will be voted in favor of such proposal. If you return your proxy card without a signature, your shares will not be counted as present at the Xylem Special Meeting and cannot be voted.

•	Voting Virtually at the Xylem Special Meeting: Voting virtually at the Xylem Special Meeting.
If your shares are held by your bank, broker, trust or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a voting instruction form from your bank, broker, trust or other nominee seeking instruction from you as to how your shares should be voted.
If you sign your proxy, but do not indicate how you wish to vote, your shares will be voted “FOR” the Share Issuance Proposal and “FOR” the Xylem Adjournment Proposal.
Revocation of Proxies
You can change or revoke your proxy at any time before the final vote at the Xylem Special Meeting. If you are the shareholder of record of your shares, you may revoke your proxy by:
•	submitting another proxy over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on May 10, 2023;
•	timely delivering a written notice that you are revoking your proxy to Xylem’s Corporate Secretary;
•	timely delivering a valid, later-dated proxy;
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attending the Xylem Special Meeting and voting. Your attendance at the Xylem Special Meeting will not revoke your proxy unless you give written notice of revocation to Xylem’s Corporate Secretary before your proxy is exercised or unless you vote your shares in person at the Xylem Special Meeting; or

•	if you are the beneficial owner of shares held in “street name,” you should contact your bank, broker, trust or other nominee with questions about how to change or revoke your voting instructions.
Solicitation of Proxies
The Xylem Board is soliciting your proxy in connection with the Xylem Special Meeting, and Xylem will bear the cost of soliciting such proxies, including the costs of printing and mailing this joint proxy statement/prospectus. Xylem has retained Innisfree as proxy solicitor to assist with the solicitation of proxies in connection with the Xylem Special Meeting. Xylem estimates it will pay Innisfree a fee of approximately $65,000, in addition to the reimbursement of expenses, for these services. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers and other nominees to the beneficial owners of shares of Xylem Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of Xylem’s directors, officers and employees, without additional compensation.
Tabulation of Votes
Broadridge Financial Solutions, Inc. will tabulate the votes at the Xylem Special Meeting.
Appraisal Rights
Xylem shareholders are not entitled to appraisal or dissenters’ rights in connection with the Merger. For additional information, please see the section titled “The Merger—No Appraisal Rights” beginning on page 137 of this joint proxy statement/prospectus.
Householding of Xylem Special Meeting Materials
Each Xylem shareholder of record will receive one copy of this joint proxy statement/prospectus per account, regardless of whether you have the same address as another shareholder of record. SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, commonly called “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. For more details, see the section titled “Householding of Proxy Materials” beginning on page 206 of this joint proxy statement/prospectus.
Questions
If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Xylem’s Corporate Secretary, at Xylem’s principal executive offices, 301 Water Street SE, Washington, D.C. 20003, (202) 869-9150.

Assistance
If you need assistance voting or in completing your proxy card or have questions regarding the Xylem Special Meeting, please contact Innisfree:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders May Call: (877) 456-3422 (toll-free from the U.S. and Canada)
Banks and Brokers May Call: (212) 750-5833

XYLEM PROPOSAL 1—THE SHARE ISSUANCE PROPOSAL
This joint proxy statement/prospectus is being furnished to Xylem shareholders as part of the solicitation of proxies by the Xylem Board for use at the Xylem Special Meeting to consider and vote upon a proposal to approve the Share Issuance Proposal pursuant to the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus.
The Xylem Board, after due and careful discussion and consideration, unanimously (i) determined that the Merger Agreement, the Merger, the Share Issuance Proposal and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, Xylem and Xylem shareholders, (ii) approved, authorized, adopted and declared advisable the Merger Agreement, the Merger, the Share Issuance Proposal and the other transactions contemplated by the Merger Agreement and (iii) recommended that the Xylem shareholders vote in favor of the Share Issuance Proposal.
Required Vote of Shareholders
The Xylem Board accordingly unanimously recommends that Xylem shareholders vote “FOR” the Share Issuance Proposal. Obtaining the Xylem Shareholder Approval is a condition to consummation of the Merger.
The vote on the Share Issuance Proposal is a vote separate and apart from the vote to approve the Xylem Adjournment Proposal. Accordingly, a Xylem shareholder may vote to approve the Share Issuance Proposal and vote not to approve the Xylem Adjournment Proposal, and vice versa.
Assuming a quorum is present, approval of the Share Issuance Proposal requires the affirmative vote of a majority of votes cast at the Xylem Special Meeting by Xylem shareholders. Under the IBCL, virtual attendance at the Xylem Special Meeting constitutes presence in person for purposes of the vote required.
THE XYLEM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE SHARE
ISSUANCE PROPOSAL

XYLEM PROPOSAL 2—THE XYLEM ADJOURNMENT PROPOSAL
The Xylem Special Meeting may be adjourned to another date, time and place, including, if necessary to permit solicitation of additional proxies if a quorum is not present or there are not sufficient votes to approve the Share Issuance Proposal or to ensure that any supplemental or amended disclosure, including any supplement or amendment to this joint proxy statement/prospectus, is timely provided to Xylem shareholders.
Xylem is asking Xylem shareholders to authorize the holder of any proxy solicited by the Xylem Board to vote in favor of any adjournment of the Xylem Special Meeting to solicit additional proxies if a quorum is not present or there are not sufficient votes to approve the Share Issuance Proposal or to ensure that any supplemental or amended disclosure, including any supplement or amendment to this joint proxy statement/prospectus, is timely provided to Xylem shareholders.
Required Vote of Shareholders
The Xylem Board unanimously recommends that Xylem shareholders vote “FOR” the Xylem Adjournment Proposal, if necessary.
The vote on the Xylem Adjournment Proposal is a vote separate and apart from the vote to approve the Share Issuance Proposal. Accordingly, a Xylem shareholder may vote to approve the Share Issuance Proposal and vote not to approve the Xylem Adjournment Proposal, and vice versa.
Whether or not a quorum is present, approval of the Xylem Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Xylem Common Stock as of the Xylem Record Date present in person or represented by proxy at the Xylem Special Meeting. Under the IBCL, virtual attendance at the Xylem Special Meeting constitutes presence in person for purposes of the vote required.
THE XYLEM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE XYLEM
ADJOURNMENT PROPOSAL

EVOQUA SPECIAL MEETING
General
This joint proxy statement/prospectus is first being mailed on or about April 11, 2023, and constitutes notice of the Evoqua Special Meeting in conformity with the requirements of the DGCL and the Evoqua Bylaws.
This joint proxy statement/prospectus is being provided to Evoqua stockholders as part of a solicitation of proxies by the Evoqua Board for use at the Evoqua Special Meeting and at any adjournment or postponement of the Evoqua Special Meeting. Before voting, Evoqua stockholders are encouraged to read the entire document carefully, including the annexes to this document, for more detailed information regarding the Merger Agreement and the transactions contemplated by the Merger Agreement.
Date, Time and Place
The Evoqua Special Meeting will be held virtually at www.virtualshareholdermeeting.com/AQUA2023SM, on May 11, 2023, at 11:00 a.m., Eastern Time. The Evoqua Special Meeting can be accessed by visiting www.virtualshareholdermeeting.com/AQUA2023SM, where Evoqua stockholders will be able to participate and vote online. This joint proxy statement/prospectus is first being mailed to Evoqua’s stockholders on or about April 11, 2023.
Purpose of the Evoqua Special Meeting
At the Evoqua Special Meeting, Evoqua stockholders will be asked to consider and vote on the following:
•	the Merger Proposal;
•	the Advisory Compensation Proposal; and
•	the Evoqua Adjournment Proposal.
Evoqua will transact no other business at the Evoqua Special Meeting except such business as may properly be brought before the Evoqua Special Meeting or any adjournment or postponement thereof by or at the direction of the Evoqua Board in accordance with the Evoqua Bylaws. This joint proxy statement/prospectus, including the Merger Agreement attached hereto as Annex A, contains further information with respect to these matters.
Recommendation of the Evoqua Board
The Evoqua Board has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair and in the best interest of, and are advisable to, Evoqua and the Evoqua stockholders, (ii) approved and adopted the Merger Agreement and approved the Merger and the other transactions contemplated by the Merger Agreement and (iii) recommended that the Evoqua stockholders approve the Merger Agreement. A description of factors considered by the Evoqua Board in reaching its decision to approve and declare advisable the foregoing proposals can be found in the section titled “The Merger—Recommendation of the Evoqua Board and its Reasons for the Merger” beginning on page 100 of this joint proxy statement/prospectus.
The Evoqua Board unanimously recommends that Evoqua stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Evoqua Adjournment Proposal at the Evoqua Special Meeting.
Evoqua Stockholder Approval is a condition for the Merger to occur. If Evoqua stockholders fail to approve the Merger Proposal by the requisite vote, the Merger will not occur.
Record Date; Stockholders Entitled to Vote
Only Evoqua stockholders at the close of business on April 5, 2023, the record date for the Evoqua Special Meeting, will be entitled to notice of, and to vote at, the Evoqua Special Meeting or any adjournment or postponement of the Evoqua Special Meeting. At the close of business on the Evoqua Record Date, 122,348,878 shares of Evoqua Common Stock were issued and outstanding.
Each Evoqua stockholder is entitled to one vote for each share of Evoqua Common Stock that is outstanding in his, her or its name on Evoqua’s books as of close of business on the Evoqua Record Date.
A list of stockholders of record entitled to vote at the Evoqua Special Meeting will be available at Evoqua’s principal executive offices for a period of at least ten days prior to the Evoqua Special Meeting in accordance with the Evoqua Bylaws and the DGCL. If you would like to inspect the list of Evoqua stockholders of record, please call Evoqua’s Secretary’s Office at (724) 772-0044 to schedule an appointment. The list of eligible Evoqua stockholders of record will also be available for inspection during the Evoqua Special Meeting at www.virtualshareholdermeeting.com/AQUA2023SM by entering the 16-digit control number provided on your proxy card or voting instruction form and completing the required online attestation form.
Quorum; Adjournment
The holders of record of a majority of the voting power of the issued and outstanding shares of Evoqua Common Stock as of the Evoqua Record Date entitled to vote at the Evoqua Special Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Evoqua Special Meeting. Virtual attendance by stockholders of record at the Evoqua Special Meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Evoqua Special Meeting. If you hold shares of Evoqua Common Stock in “street name,” your shares will not be counted towards a quorum unless you give voting instructions to your bank, broker, trustee or other nominee or obtain a legal proxy from your bank, broker, trustee or other nominee that enables you to attend the Evoqua Special Meeting. There must be a quorum for business to be conducted at the Evoqua Special Meeting.
Failure of a quorum to be represented at the Evoqua Special Meeting will result in an adjournment of the Evoqua Special Meeting and may subject Evoqua to additional expense. The chairperson of the meeting will have the right and authority to (for any or no reason) recess and/or adjourn the Evoqua Special Meeting and, if a quorum is not present at the Evoqua Special Meeting, Evoqua stockholders holding a majority in voting power of shares of Evoqua Common Stock, present in person or by proxy and entitled to vote thereat, will have the power to adjourn the meeting as provided in the Evoqua Bylaws and the DGCL. In addition, the Evoqua Special Meeting may be postponed, rescheduled or canceled by the Evoqua Board in its discretion.
Notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken or displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication unless the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for the stockholders entitled to vote is fixed for the adjourned meeting, the Evoqua Board must fix a record date for the adjourned meeting in accordance with the DGCL and the Evoqua Bylaws and provide a new notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting. In addition, the Evoqua Special Meeting could be postponed before it commences.
If the Evoqua Special Meeting is adjourned or postponed for the purpose of soliciting additional votes, Evoqua stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you submit your proxy over the Internet or by telephone or submit a properly executed proxy card, even if you abstain from voting, your shares will be counted as present for purposes of determining whether a quorum exists at the Evoqua Special Meeting.
Required Vote
You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the Merger Proposal, the Advisory Compensation Proposal and the Evoqua Adjournment Proposal.
If a quorum is present at the Evoqua Special Meeting:
•	approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Evoqua Common Stock entitled to vote on the proposal;
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approval of the Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the voting power of shares of Evoqua Common Stock present in person or represented by proxy and entitled to vote thereon at the Evoqua Special Meeting;

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approval of the Evoqua Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of shares of Evoqua Common Stock present in person or represented by proxy and entitled to vote thereon at the Evoqua Special Meeting;

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an Evoqua stockholder’s “ABSTAIN” vote or failure to vote (including the failure of an Evoqua stockholder who holds shares in “street name” through a bank, broker, trustee or other nominee to give any voting instructions to that bank, broker, trustee or other nominee) will have the same effect as a vote “AGAINST” the Merger Proposal;

•	an Evoqua stockholder’s “ABSTAIN” vote will have the same effect as a vote “AGAINST” the Advisory Compensation Proposal and the Evoqua Adjournment Proposal; and
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an Evoqua stockholder’s failure to vote on the Advisory Compensation Proposal or the Evoqua Adjournment Proposal (including the failure of an Evoqua stockholder who holds shares in “street name” through a bank, broker, trustee or other nominee to give voting instructions to its bank, broker, trustee or other nominee) will, in each case, have no effect on the Advisory Compensation Proposal or the Evoqua Adjournment Proposal.

The Merger is conditioned on, among other things, obtaining the Evoqua Stockholder Approval at the Evoqua Special Meeting. Failure to return a properly executed proxy card or to vote will have the same effect as a vote “AGAINST” the Merger Proposal. Broker non-votes and abstentions will have the same effect as voting “AGAINST” the Merger Proposal. The Merger Proposal is not conditioned on the approval of any other proposal set forth in this joint proxy statement/prospectus.
Abstentions and Broker Non-Votes
An abstention occurs when a stockholder votes “ABSTAIN.” At the Evoqua Special Meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. “ABSTAIN” votes will have the same effect as voting “AGAINST” the Merger Proposal, Advisory Compensation Proposal and Evoqua Adjournment Proposal.
If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted in accordance with the Evoqua Board’s recommendation with respect to each proposal and consequently, will be voted “FOR” each of (i) the Merger Proposal, (ii) the Advisory Compensation Proposal and (iii) the Evoqua Adjournment Proposal.
Broker non-votes occur as to shares held in “street name” through a bank, broker, trustee or other nominee when (i) the bank, broker, trustee or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Under NYSE rules, banks, brokers and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the Evoqua proposals described in this joint proxy statement/prospectus. Accordingly, if a beneficial owner of shares of Evoqua Common Stock held in “street name” does not give voting instructions to the bank, broker, trustee or other nominee, then those shares will not be counted as present in person or by proxy at the Evoqua Special Meeting and accordingly will not count as present for purposes of determining whether a quorum exists.
Therefore, assuming that a quorum is present, if you hold Evoqua Common Stock in “street name” and you do not instruct your bank, broker, trustee or other nominee on how to vote your shares:
•	your bank, broker, trustee or other nominee may not vote your shares on the Merger Proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” such proposal; and
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your bank, broker, trustee or other nominee may not vote your shares on the Advisory Compensation Proposal or Evoqua Adjournment Proposal, which broker non-votes, if any, will have no effect for such proposal.

Failure to Vote
If you are a stockholder of record and you do not sign and return your proxy card or vote over the Internet, by telephone or at the Evoqua Special Meeting, your shares will not be voted at the Evoqua Special Meeting, will not be counted as present in person or by proxy at the Evoqua Special Meeting and will not be counted as present for purposes of determining whether a quorum exists.
If a quorum is present at the Evoqua Special Meeting:
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the failure of an Evoqua stockholder to vote on the Merger Proposal (including the failure of an Evoqua stockholder who holds shares in “street name” through a bank, broker, trustee or other nominee to give any voting instructions to that bank, broker, trustee or other nominee) will have the same effect as a vote “AGAINST” the Merger Proposal; and

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the failure of an Evoqua stockholder to vote on the Advisory Compensation Proposal or the Evoqua Adjournment Proposal (including the failure of an Evoqua stockholder who holds shares in “street name” through a bank, broker, trustee or other nominee to give voting instructions to its bank, broker, trustee or other nominee) will have no effect on the Advisory Compensation Proposal or Evoqua Adjournment Proposal, respectively.

If you sign, date and return your proxy card and do not indicate how you want your shares of Evoqua Common Stock to be voted, then your shares of Evoqua Common Stock will be voted “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Evoqua Adjournment Proposal.

Voting by Evoqua’s Directors and Executive Officers
At the close of business on April 5, 2023, directors and executive officers of Evoqua were entitled to vote 1,339,127 shares of Evoqua Common Stock, or approximately 1.1% of the shares of Evoqua Common Stock issued and outstanding on that date. Directors and executive officers of Evoqua have informed Evoqua that they intend to vote their shares in favor of the Merger Proposal, the Advisory Compensation Proposal and the Evoqua Adjournment Proposal, although none of the directors and executive officers are obligated to do so.
Voting at the Evoqua Special Meeting
The Evoqua Special Meeting will be a virtual-only meeting. There will be no physical meeting location and the meeting will only be conducted via live webcast. The virtual Evoqua Special Meeting will be held on May 11, 2023 at 11:00 a.m., Eastern Time. To participate in the Evoqua Special Meeting and submit questions during the Evoqua Special Meeting, visit www.virtualshareholdermeeting.com/AQUA2023SM and enter the 16-digit control number on the proxy card or voting instruction form you received. Online check-in will begin at 10:45 a.m., Eastern Time. Please allow time for online check-in procedures.
The virtual stockholder meeting format uses technology designed to increase stockholder access, save Evoqua and Evoqua stockholders time and money, and provide Evoqua stockholders rights and opportunities to participate in the meeting similar to what they would have at an in-person meeting. In addition to online attendance, Evoqua provides stockholders with an opportunity to hear all portions of the official meeting, submit written questions and comments during the meeting, and vote online during the open poll portion of the meeting. Although Evoqua offers four different voting methods, Evoqua encourages you to submit a proxy to vote either over the Internet or by telephone to ensure that your shares are represented and voted at the Evoqua Special Meeting.
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To Submit a Proxy to Vote over the Internet: To submit a proxy to vote over the Internet, go to www.proxyvote.com and follow the steps outlined on the secured website. You will need the number included on your proxy card to obtain your records and to create an electronic voting instruction form. If you submit your proxy to vote over the Internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the Internet, you must do so prior to 11:59 p.m., Eastern Time, on May 10, 2023.

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To Submit a Proxy by Telephone: To submit a proxy to vote by telephone call toll-free at 1-800-690- 6903 within the U.S., U.S. territories and Canada on a touch-tone telephone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to submit your vote by proxy by telephone. If you submit your proxy to vote by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to 11:59 p.m., Eastern Time, on May 10, 2023.

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To Submit a Proxy by Mail: To submit a proxy to vote by mail, complete, sign and date the proxy card and return it promptly to the address indicated on the proxy card in the postage paid enveloped provided. If you sign and return your proxy card without indicating how you want your shares of Evoqua Common Stock to be voted with regard to a particular proposal, your shares of Evoqua Common Stock will be voted in favor of such proposal. If you return your proxy card without a signature, your shares will not be counted as present at the Evoqua Special Meeting and cannot be voted.

•	To Vote at the Evoqua Special Meeting: To vote at the Evoqua Special Meeting, follow the instructions at www.virtualshareholdermeeting.com/AQUA2023SM.
If your shares are held by your bank, broker, trustee or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a voting instruction form from your bank, broker, trustee or other nominee seeking instruction from you as to how your shares should be voted. If you plan to attend the Evoqua Special Meeting, you must obtain a legal proxy from your bank, broker, trustee or other nominee that enables you to access and attend the Evoqua Special Meeting.
If you sign your proxy, but do not indicate how you wish to vote, your shares will be voted “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Evoqua Adjournment Proposal.
Revocation of Proxies
You can change or revoke your proxy at any time before the final vote at the Evoqua Special Meeting. If you are the stockholder of record of your shares, you may revoke your proxy by:
•	submitting another proxy over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on May 10, 2023;
•	timely delivering a written notice that you are revoking your proxy to Evoqua’s Secretary;

•	timely delivering a valid, later-dated proxy; or
•	attending the Evoqua Special Meeting and voting.
Your attendance at the Evoqua Special Meeting will not revoke your proxy unless you give written notice of revocation to Evoqua’s Secretary before your proxy is exercised or unless you vote your shares in person at the Evoqua Special Meeting.
If you are the beneficial owner of shares held in “street name,” you should contact your bank, broker, trustee or other nominee with questions about how to change or revoke your voting instructions.
Solicitation of Proxies
The Evoqua Board is soliciting your proxy in connection with the Evoqua Special Meeting, and Evoqua will bear the cost of soliciting such proxies, including the costs of printing and filing this joint proxy statement/prospectus. Evoqua has retained Okapi Partners as proxy solicitor to assist with the solicitation of proxies in connection with the Evoqua Special Meeting. Evoqua estimates it will pay Okapi Partners a fee not to exceed $30,000, plus reimbursement of reasonable expenses. Evoqua has agreed to indemnify Okapi Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers and other nominees to the beneficial owners of shares of Evoqua Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of Evoqua’s directors, officers and employees, without additional compensation.
Tabulation of Votes
Broadridge Financial Solutions, Inc. will tabulate the votes at the Evoqua Special Meeting.
Appraisal Rights
Evoqua stockholders are not entitled to appraisal or dissenters’ rights in connection with the Merger. For additional information, please see the section titled “The Merger—No Appraisal Rights” beginning on page 137 of this joint proxy statement/prospectus.
Householding of Evoqua Special Meeting Materials
Each registered Evoqua stockholder will receive one copy of this joint proxy statement/prospectus per account, regardless of whether you have the same address as another stockholder of record. SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, commonly called “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. For more details, see the section titled “Householding of Proxy Materials” beginning on page 206 of this joint proxy statement/prospectus.
Questions
If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Evoqua’s Secretary at (724) 772-0044, or write to Evoqua’s Secretary at Evoqua’s principal executive offices at 210 Sixth Avenue, Pittsburgh, Pennsylvania 15222.

Assistance
If you need assistance voting or in completing your proxy card or have questions regarding the Evoqua Special Meeting, please contact the Evoqua solicitation agent:

1212 Avenue of the Americas, 17th Floor
New York, New York 10036
Banks and Brokerage Firms Call: (212) 297-0720
Stockholders and All Others Call Toll-Free: (877) 259-6290
Email: info@okapipartners.com

EVOQUA PROPOSAL 1—THE MERGER PROPOSAL
This joint proxy statement/prospectus is being furnished to Evoqua stockholders as part of the solicitation of proxies by the Evoqua Board for use at the Evoqua Special Meeting to consider and vote upon a proposal to adopt the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus, and approve the transactions contemplated thereby, including the Merger.
The Evoqua Board, after due and careful discussion and consideration, unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair and in the best interest of, and are advisable to, Evoqua and the Evoqua stockholders, (ii) approved and adopted the Merger Agreement and approved the Merger and the other transactions contemplated by the Merger Agreement and (iii) recommended that the Evoqua stockholders approve the Merger Agreement.
Required Vote of Stockholders
The Evoqua Board accordingly unanimously recommends that Evoqua stockholders vote “FOR” the proposal to adopt the Merger Agreement, as disclosed in this joint proxy statement/prospectus, particularly the related narrative disclosures in the sections of this joint proxy statement/prospectus titled “The Merger” and “The Merger Agreement” beginning on pages 66 and 139, respectively, and as attached as Annex A to this joint proxy statement/prospectus.
Obtaining the Evoqua Stockholder Approval is a condition to consummation of the Merger.
The vote on the Merger Proposal is a vote separate and apart from the vote to approve either the Advisory Compensation Proposal or the Evoqua Adjournment Proposal. Accordingly, an Evoqua stockholder may vote to approve the Merger Proposal and vote not to approve the Advisory Compensation Proposal or the Evoqua Adjournment Proposal, and vice versa.
Assuming that a quorum is present, the approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Evoqua Common Stock entitled to vote on the proposal. A failure to vote (including a failure to instruct your bank, broker, trustee or other nominee to vote) or an abstention will have the same effect as a vote “AGAINST” the Merger Proposal.
THE EVOQUA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER
PROPOSAL

EVOQUA PROPOSAL 2—THE ADVISORY COMPENSATION PROPOSAL
Pursuant to Section 14A of the Exchange Act, Evoqua is asking Evoqua stockholders to approve, on an advisory (non-binding) basis, the compensation that will or may be paid to Evoqua’s named executive officers in connection with the Merger as described in the section titled “The Merger—Interests of Evoqua’s Directors and Executive Officers in the Merger—Summary of Potential Transaction Payments to Named Executive Officers of Evoqua” beginning on page 129 of this joint proxy statement/prospectus. The Advisory Compensation Proposal gives Evoqua stockholders the opportunity to express their views on the Merger-related compensation of Evoqua’s named executive officers.
Required Vote of Stockholders
Evoqua is asking Evoqua stockholders to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:
“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Evoqua that is based on or otherwise relates to the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the section “The Merger—Interests of Evoqua’s Directors and Executive Officers in the Merger—Summary of Potential Transaction Payments to Named Executive Officers of Evoqua” beginning on page 129 of this joint proxy statement/prospectus, including the associated narrative discussion, and the agreements, plans and other arrangements pursuant to which such compensation may be paid or become payable, be, and are hereby APPROVED.”
Because the vote on the Advisory Compensation Proposal is advisory only, it will not be binding on either Evoqua or Xylem. Accordingly, if the Merger Proposal is approved and the Merger is consummated, the Merger-related compensation will be payable to Evoqua’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the approval of the Advisory Compensation Proposal.
Assuming a quorum is present, approval of the Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the voting power of shares of Evoqua Common Stock present in person or represented by proxy and entitled to vote thereon at the Evoqua Special Meeting. Accordingly, for Evoqua stockholders of record who are not present in person or represented by proxy at the Evoqua Special Meeting and for beneficial owners who fail to instruct their bank, broker, trustee or other nominee to vote on the Advisory Compensation Proposal, a failure to vote will have no effect on the outcome of the vote for the Advisory Compensation Proposal. All abstentions will have the same effect as a vote “AGAINST” the Advisory Compensation Proposal.
The vote on the Advisory Compensation Proposal is a vote separate and apart from the vote to approve either the Merger Proposal or the Evoqua Adjournment Proposal. Accordingly, an Evoqua stockholder may vote to approve the Advisory Compensation Proposal and vote not to approve the Merger Proposal or the Evoqua Adjournment Proposal, and vice versa.
THE EVOQUA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
ADVISORY COMPENSATION PROPOSAL

EVOQUA PROPOSAL 3—THE EVOQUA ADJOURNMENT PROPOSAL
The Evoqua Special Meeting may be adjourned to another time and place, including, if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the Merger Proposal or to ensure that any supplemented or amended disclosure, including any supplement or amendment to this joint proxy statement/prospectus, is timely provided to Evoqua stockholders.
Evoqua is asking Evoqua stockholders to authorize the holder of any proxy solicited by the Evoqua Board to vote in favor of any adjournment of the Evoqua Special Meeting to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal or to ensure that any supplemental or amended disclosure, including any supplement or amendment to this joint proxy statement/prospectus, is timely provided to Evoqua stockholders.
Required Vote of Stockholders
The Evoqua Board unanimously recommends that Evoqua stockholders vote “FOR” the proposal to adjourn the Evoqua Special Meeting, if necessary.
Assuming a quorum is present at the Evoqua Special Meeting, approval of the Evoqua Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of shares of Evoqua Common Stock present in person or represented by proxy and entitled to vote thereon at the Evoqua Special Meeting. Accordingly, a failure to vote on the Evoqua Adjournment Proposal by an Evoqua stockholder of record who is not present in person or represented by proxy at the Evoqua Special Meeting or a failure of an Evoqua stockholder who holds shares in “street name” through a bank, broker, trustee or other nominee to give voting instructions to its bank, broker, trustee or other nominee on the Evoqua Adjournment Proposal will, in each case, have no effect on the Evoqua Adjournment Proposal.
All abstentions will have the same effect as a vote “AGAINST” the Evoqua Adjournment Proposal.
The vote on the Evoqua Adjournment Proposal is a vote separate and apart from the vote to approve the Merger Proposal or the Advisory Compensation Proposal. Accordingly, an Evoqua stockholder may vote to approve the Evoqua Adjournment Proposal and vote not to approve the Merger Proposal or the Advisory Compensation Proposal, and vice versa.
THE EVOQUA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE EVOQUA
ADJOURNMENT PROPOSAL

THE MERGER
The following discussion contains certain information about the Merger. This discussion is subject, and qualified in its entirety by reference, to the Merger Agreement attached as Annex A to this joint proxy statement/prospectus. You are urged to carefully read this entire joint proxy statement/prospectus, including the Merger Agreement, before making any investment or voting decision.
Transaction Structure
Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into Evoqua, the separate corporate existence of Merger Sub will cease, and Evoqua will continue as the Surviving Corporation and as a direct, wholly-owned subsidiary of Xylem.
Consideration to Evoqua Stockholders
At the Effective Time, by virtue of the Merger and without any further action on the part of Xylem, Merger Sub, Evoqua or any holder of capital stock thereof:
•	each Excluded Share will automatically be canceled and cease to exist, and no consideration will be delivered in exchange therefor or in respect thereof;
•
each share of Evoqua Common Stock issued and outstanding immediately prior to the Effective Time (other than holders of Excluded Shares) will thereupon be converted into and become exchangeable for, in accordance with the terms of the Merger Agreement, the Merger Consideration;

•
each share of Evoqua Common Stock to be converted into the right to receive the Merger Consideration as provided in the Merger Agreement will, as of the Effective Time, no longer be outstanding and will be automatically canceled and will cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”), which immediately prior to the Effective Time represented such Evoqua Common Stock, will cease to have any rights with respect to such Evoqua Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with the Merger Agreement, the Merger Consideration and any dividends or other distributions payable to such holder pursuant to the Merger Agreement; and

•
each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

In addition, each outstanding Evoqua equity award in respect of Evoqua Common Stock will be treated as described in the section titled “The Merger Agreement—Treatment of Options and Other Evoqua-Based Awards” beginning on page 140 of this joint proxy statement/prospectus.
Background of the Merger
As part of Xylem’s ongoing strategic planning process, the Xylem Board, together with Xylem senior management, periodically reviews and assesses Xylem’s operations, financial performance and competitive position, as well as industry trends and potential strategic initiatives in order to enhance shareholder value, including through, among other things, business combinations, acquisitions and divestitures. In connection with these reviews and assessments, from time to time, the Xylem Board and Xylem senior management enlist the assistance of financial advisors and outside legal advisors.
The Evoqua Board, together with Evoqua senior management, regularly reviews and analyzes Evoqua’s business and operations and periodically reviews and analyzes various potential strategic alternatives and transactions available to enhance value to Evoqua stockholders. As part of such reviews and analyses, certain representatives of Evoqua senior management, with the support of and in consultation with the Evoqua Board, from time to time have held preliminary informal and formal discussions with potential strategic transaction partners and engaged third parties to assist in connection with such analyses, including as further described below.
During the period between May 2017 and November 2017 and prior to Evoqua’s initial public offering, at the direction of the Evoqua Board, financial advisors to the Evoqua Board conducted a process to explore potential strategic alternatives, including potential strategic transactions with third-party counterparties selected by Evoqua’s financial advisors, including Xylem, and an initial public offering. Evoqua, through its financial advisors, received preliminary indications of interest to acquire Evoqua, including an all-cash, non-binding proposal from Xylem.

In August 2017, the Evoqua Board, following discussion with certain representatives of Evoqua senior management and its financial advisors, concluded that the potential value of Evoqua as a stand-alone company was higher than the implied value(s) of the preliminary non-binding strategic transaction proposals received from third-party counterparties, including from Xylem, and that Evoqua would continue to pursue an initial public offering.
In November 2017, Evoqua priced and closed its initial public offering and Evoqua Common Stock began trading on the NYSE on November 2, 2017.
In January and February 2020, at the direction of the Evoqua Board, certain representatives of Evoqua senior management held a series of meetings with and held initial discussions with third-party counterparties, including Xylem, to explore potential strategic transactions. Following the meetings, the Evoqua Board, in consultation with Evoqua senior management and its financial advisors, determined not to further explore strategic transactions with such third-party counterparties based on the Evoqua Board’s belief that remaining an independent, stand-alone entity and continued execution of Evoqua’s stand-alone strategic plan would deliver greater value to Evoqua stockholders as compared to a potential strategic transaction.
On February 16, 2020, Patrick Decker, President and Chief Executive Officer of Xylem, had a phone conversation with Ronald Keating, President and Chief Executive Officer of Evoqua, to discuss Xylem’s and Evoqua’s respective businesses. During this conversation, Mr. Decker raised the possibility of Xylem and Evoqua engaging in a strategic transaction. Mr. Decker did not convey a specific proposal or terms of a potential strategic transaction at this time. Mr. Keating informed Mr. Decker that, although Evoqua was focused on executing its stand-alone strategic plan and was not interested in pursuing a potential strategic transaction with Xylem, he understood the potential strategic benefits of a transaction. Mr. Keating suggested that Mr. Decker deliver on behalf of Xylem a formal written proposal with respect to a potential strategic transaction that could be presented to the Evoqua Board for consideration. No such proposal was delivered to Mr. Keating or to Evoqua at this time.
In April 2020, Mr. Keating met with a representative of senior management of a potential strategic partner (“Party A”) and informally discussed a potential strategic transaction between Evoqua and Party A. The parties agreed to reconnect and discuss such a transaction at a later time. Neither Evoqua nor Party A made a specific proposal of a potential strategic transaction at this time or at any time after April 2020.
In September 2020, certain representatives of Evoqua senior management further discussed a potential strategic transaction between Party A and Evoqua with representatives of Party A senior management. During these discussions, Party A indicated interest in such a transaction, but the parties agreed to reconnect after various strategic priorities of each company were resolved.
On February 15, 2021, Mr. Decker contacted Mr. Keating by phone and again raised the possibility of Xylem and Evoqua engaging in a strategic transaction. Mr. Decker did not convey a specific proposal or terms of a potential strategic transaction at this time, though he requested that Mr. Keating communicate Xylem’s interest in a potential strategic transaction to the Evoqua Board. Mr. Keating informed Mr. Decker that Evoqua was continuing to execute on its stand-alone strategic plan and was not seeking to pursue a strategic transaction with Xylem. Mr. Keating suggested again that Mr. Decker deliver on behalf of Xylem a formal written proposal with respect to a potential strategic transaction that could be presented to the Evoqua Board for consideration. No such proposal was delivered to Mr. Keating or to Evoqua at this time.
On February 17, 2021, the Evoqua Board held a virtual regular meeting. At the meeting, Mr. Keating described his February 15, 2021 conversation with Mr. Decker to the Evoqua Board, including communicating to the Evoqua Board Xylem’s interest in a potential strategic transaction with Evoqua and Mr. Keating’s request for a formal written proposal. Following this discussion, the Evoqua Board indicated to Mr. Keating that the Evoqua Board would consider such a potential strategic transaction with Xylem on the basis of a formal, non-binding proposal, if any was delivered to the Evoqua Board, but that Evoqua senior management should otherwise continue executing Evoqua’s strategic stand-alone plan.
On March 8, 2021, Mr. Decker had a phone conversation with Mr. Keating. Mr. Decker discussed with Mr. Keating the strategic benefits of a potential strategic transaction between Xylem and Evoqua and indicated that Xylem was considering delivering to the Evoqua Board a formal, non-binding proposal to acquire Evoqua. Mr. Decker did not convey a specific proposal or terms of a potential strategic transaction at this time. Mr. Keating indicated to Mr. Decker that the Evoqua Board would consider a formal written proposal if delivered by Xylem but advised Mr. Decker that Evoqua was currently focused on its growth prospects and executing its stand-alone strategic plan.
On March 29, 2021, Mr. Decker had a phone conversation with Mr. Keating. Mr. Decker reiterated the strategic benefits of a potential strategic transaction between Xylem and Evoqua and again indicated that Xylem was considering a formal, non-binding proposal to acquire Evoqua and desired to commence discussions regarding a potential strategic transaction. Mr. Decker did not convey a specific proposal or terms of a potential strategic transaction at this time. Mr. Keating stated that Evoqua would be open to discussing such a transaction on the basis of a formal written proposal. No such proposal was delivered to Mr. Keating or to Evoqua at this time.
In early August 2021, a representative of Evoqua senior management met with a representative of Party A senior management to renew discussions with respect to a potential strategic transaction between Evoqua and Party A. The parties indicated a mutual interest in exploring such a transaction and in engaging in a limited reciprocal due diligence investigation.
On August 11, 2021, the Xylem Board held a virtual regular meeting at which representatives of Xylem senior management and Xylem’s outside financial advisor, Lazard Frères & Co. LLC (“Lazard”), were present. Representatives of senior management and Lazard discussed with the directors the financial aspects and the strategic rationale for a potential strategic transaction with Evoqua together with their preliminary perspectives on timing and integration. The directors then discussed the terms of a possible non-binding proposal and authorized Mr. Decker to engage in initial outreach to Mr. Keating to present a non-binding proposal to acquire all of the outstanding shares of Evoqua Common Stock in a mixed consideration transaction for which approximately 25% of the consideration would consist of cash and approximately 75% of the consideration would consist of Xylem Common Stock. The directors and Mr. Decker also discussed the merits of waiting to make the non-binding proposal until after Xylem’s anticipated investor day on September 30, 2021.
On August 16, 2021, a representative of Jones Day, outside legal counsel to Evoqua (“Jones Day”), provided a draft mutual non-disclosure agreement with customary standstill provisions to legal counsel to Party A. From August 16, 2021 to August 18, 2021, representatives of legal counsel to Party A and representatives of Jones Day negotiated the terms of the mutual non-disclosure agreement.
On August 17, 2021, the Evoqua Board held a regular meeting at which a financial advisor to the Evoqua Board reviewed and discussed with the Evoqua Board preliminary research and analyses with respect to a potential strategic transaction between Evoqua and Party A. At the conclusion of the discussion, the Evoqua Board instructed Evoqua senior management, Jones Day and a financial advisor to the Evoqua Board to assist in exploring and evaluating the relative merits and risks of such a transaction.
On August 28, 2021, a representative of Party A had a phone conversation with a representative of Evoqua senior management during which the representative of Party A indicated that Party A would not move forward with further discussions of a strategic transaction with Evoqua at this time because Party A was focused on other strategic priorities and suggested that the parties reconnect at a later time. The parties did not execute a mutual non-disclosure agreement and did not conduct a due diligence investigation. However, the Evoqua Board and its advisors, including representatives of Goldman Sachs & Co. LLC, an outside financial advisor to Evoqua (“Goldman Sachs”), continued to discuss the benefits and considerations of a potential strategic transaction involving Party A for the remainder of the calendar year.
On October 25, 2021, Mr. Decker met with Mr. Keating and again raised the possibility of Xylem and Evoqua engaging in a strategic transaction. During the meeting, Mr. Decker indicated that, based on conversations with the Xylem Board, a formal, non-binding proposal to acquire Evoqua could be delivered in the following days. Mr. Decker and Mr. Keating discussed the potential strategic transaction and the strategic value of such a potential strategic transaction. Mr. Keating indicated to Mr. Decker that the Evoqua Board was aware of Xylem’s interest and that he would deliver to and discuss with the Evoqua Board a formal, written proposal if delivered by Xylem. Mr. Keating also affirmed that Evoqua was continuing to execute its stand-alone strategic plan and growth initiatives and was not seeking to pursue a strategic transaction with Xylem.
On October 30, 2021, Mr. Decker had a phone conversation with Mr. Keating during which Mr. Decker delivered an oral, non-binding proposal to acquire all of the outstanding shares of Evoqua Common Stock in a mixed consideration transaction consisting of $11.00 per share cash consideration and shares of Xylem Common Stock at a fixed per share exchange ratio of 0.28 shares of Xylem Common Stock per share of Evoqua Common Stock (representing an aggregate consideration consisting approximately 25% of cash and approximately 75% of Xylem Common Stock). Later on the same day, Mr. Decker delivered to Mr. Keating a written, non-binding proposal on the same terms (the “October 2021 Proposal”), which Mr. Keating delivered to the Evoqua Board.
On October 31, 2021, Mr. Keating informed Jones Day and Goldman Sachs about the potential strategic transaction with Xylem, at which time Evoqua commenced working with Jones Day and Goldman Sachs in connection with the potential strategic transaction.
On November 3, 2021, Goldman Sachs delivered to the Evoqua Board a customary relationship disclosure letter.

On November 4, 2021, the Evoqua Board held a virtual special meeting to discuss the October 2021 Proposal at which certain representatives of Evoqua senior management, Goldman Sachs and Jones Day were present. A representative of Jones Day reviewed and discussed with the Evoqua Board the directors’ fiduciary duties in the context of Xylem’s outreach. Mr. Keating provided a summary of and discussed with the Evoqua Board his communications with Mr. Decker on October 25, 2021 and on October 30, 2021. Following this discussion, a representative of Goldman Sachs reviewed and discussed with the Evoqua Board a preliminary financial analysis of the October 2021 Proposal. Throughout the meeting, the Evoqua Board asked questions of Goldman Sachs and Jones Day. At the close of this discussion, the Evoqua Board requested additional financial and strategic analyses from Goldman Sachs in connection with a potential strategic transaction with Xylem.
On November 10, 2021, the Xylem Board held a virtual regular meeting at which representatives of Xylem senior management were present. Among other things, the directors and senior management discussed the October 2021 Proposal as well as movement in Evoqua’s share price since the October 2021 Proposal was made, regulatory developments, the financial aspects of the potential strategic transaction and timing matters, including whether it was preferable to delay further discussions with Evoqua regarding a potential strategic transaction in order to focus on other strategic initiatives.
On November 12, 2021, the Evoqua Board held a virtual special meeting to further discuss the October 2021 Proposal at which certain representatives of Evoqua senior management, Goldman Sachs and Jones Day were present. A representative of Jones Day again reviewed and discussed with the Evoqua Board the directors’ fiduciary duties in the context of Xylem’s outreach and various legal considerations with respect to the evaluation and negotiation of a potential strategic transaction with Xylem. Following this discussion, a representative of Goldman Sachs reviewed and discussed with the Evoqua Board an updated financial analysis of Evoqua as an independent, stand-alone entity and the October 2021 Proposal along with an analysis of other strategic alternatives and transactions potentially available to Evoqua, including other potential counterparties. Goldman Sachs then reviewed and discussed with the Evoqua Board a preliminary strategic and financial analysis of a potential strategic transaction with Party A, including an overview of certain recent strategic initiatives announced by Party A, an analysis of the impact of such initiatives on Party A’s business and a preliminary financial analysis of a potential strategic transaction between Party A and Evoqua. As part of this discussion, Mr. Keating indicated to the Evoqua Board that Party A had not responded to any recent outreach from Evoqua senior management and that Party A was unlikely to be interested in a strategic transaction with Evoqua given Party A’s recently announced strategic initiatives. At the close of this discussion, the Evoqua Board authorized Evoqua senior management to continue to explore a potential strategic transaction with Xylem and to simultaneously attempt to reengage with Party A with respect to a potential strategic transaction. The Evoqua Board also requested additional financial and strategic analyses from Goldman Sachs in connection with each such potential strategic transaction.
On November 14, 2021, Mr. Decker had an email exchange with Mr. Keating to discuss the Evoqua Board’s reaction to the October 2021 Proposal to acquire Evoqua. Mr. Keating informed Mr. Decker that the Evoqua Board had engaged in initial discussions of the October 2021 Proposal and that the Evoqua Board intended to further discuss the October 2021 Proposal, with the benefit of further analysis by its advisors, at the next regularly scheduled meeting of the Evoqua Board on November 30, 2021. Mr. Keating suggested that the parties reconnect regarding the October 2021 Proposal after that time.
On November 16, 2021, Evoqua announced earnings results for the fiscal year ended September 30, 2021, reporting better than expected results. From the time of the October 2021 Proposal through November 17, 2021 (the day following Evoqua’s earnings announcement), the per share market price of Evoqua Common Stock increased 14.3% while the per share market price of Xylem Common Stock decreased 0.3%.
On November 30, 2021, the Evoqua Board held a hybrid in-person and virtual regular meeting at which certain representatives of Evoqua senior management, Goldman Sachs and Jones Day were present to discuss a potential strategic transaction with Xylem and a potential strategic transaction with Party A. A representative of Goldman Sachs reviewed and discussed with the Evoqua Board an updated preliminary financial analysis with respect to Evoqua as an independent, stand-alone entity, a potential strategic transaction with Xylem (particularly in light of Evoqua’s recent earnings announcement) and a potential strategic transaction with Party A. Following Goldman Sachs’ presentation, a representative of Jones Day reviewed certain legal and timing considerations with respect to a potential strategic transaction with Xylem on the terms set forth in the October 2021 Proposal. The Evoqua Board discussed the Goldman Sachs analyses and Evoqua senior management’s view of potential strategic transactions with Xylem and with Party A, respectively, the synergies available in a potential strategic transaction with Xylem, the feasibility of such a transaction with Party A and the value available in each potential strategic transaction to Evoqua stockholders as compared to Evoqua remaining an independent, stand-alone entity, particularly in light of Evoqua’s recently announced earnings results. As part of this discussion, Mr. Keating indicated to the Evoqua Board that, since late August 2021, Party A had been unwilling to engage with Evoqua senior management with respect to a potential strategic transaction with Evoqua. At the conclusion of this discussion, the Evoqua Board instructed Goldman

Sachs to inform Lazard that the October 2021 Proposal did not represent a sufficient basis for the parties to start negotiations or exchange information with respect to a potential strategic transaction, but that Evoqua was open to further discussions with respect to such a potential strategic transaction if Xylem were to provide sufficient value.
On December 1, 2021, representatives of Goldman Sachs had a phone conversation with representatives of Lazard in which the representatives of Goldman Sachs indicated to representatives of Lazard that, while Evoqua recognized the strategic benefits of a potential transaction, the Evoqua Board did not believe that the October 2021 Proposal was a sufficient basis for Xylem and Evoqua to exchange information or pursue a potential strategic transaction. As part of this discussion, representatives of Goldman Sachs indicated that, if Xylem could improve the October 2021 Proposal, the Evoqua Board would be willing to revisit a potential strategic transaction.
On December 10, 2021, Mr. Decker had a phone conversation with Mr. Keating during which Mr. Decker and Mr. Keating discussed Xylem’s and Evoqua’s respective businesses, Evoqua’s recently announced earnings and the October 2021 Proposal. At the close of the conversation, Mr. Decker indicated that Xylem had determined to prioritize other strategic initiatives instead of a potential strategic transaction with Evoqua and withdrew the October 2021 Proposal.
Throughout the spring and summer of 2022, certain representatives of Evoqua senior management, Goldman Sachs, BofA Securities, an outside financial advisor to Evoqua (“BofA Securities”), Jones Day, and McKinsey & Company, a strategy consultant to Evoqua (“McKinsey”), met with the Evoqua Board from time to time to discuss various potential strategic alternatives and transactions for Evoqua, including potential strategic transactions with strategic partners that we refer to as “Party B”, “Party C” and “Party D”. During this period, certain representatives of Evoqua senior management, with the authorization of the Evoqua Board, met with other water industry participants, including Party B, Party C and Party D, to discuss such potential strategic alternatives and transactions.
In March 2022, certain representatives of Evoqua senior management and representatives of BofA Securities, at the direction of the Evoqua Board, contacted representatives of senior management of Party D and discussed a potential acquisition of Party D by Evoqua. Neither Evoqua nor Party D made a specific proposal of a potential strategic transaction at this time or at any time after March 2022.
In early April 2022, Mr. Keating met with a representative of senior management of Party D and BofA Securities. Mr. Keating and the representative of senior management of Party D discussed a potential acquisition of Party D by Evoqua and the representative of senior management of Party D indicated that Party D’s board of directors was unlikely to have interest in a transaction with Evoqua at that time.
From May 2022 through August 2022, certain representatives of Evoqua senior management, at the direction of the Evoqua Board, engaged, from time to time, in discussions with representatives of senior management of Party B regarding a potential “merger of equals” transaction between Evoqua and Party B. Neither Evoqua nor Party B made a specific proposal of a potential strategic transaction at this time or at any time after May 2022.
On May 11, 2022, the Evoqua Board held a meeting at which certain representatives of Evoqua senior management and Goldman Sachs were present. A representative of Goldman Sachs reviewed and discussed with the Evoqua Board an analysis of strategic alternatives and transactions potentially available to Evoqua, including a potential acquisition of Party B, Party C or Party D.
On February 24, 2022 and again on May 12, 2022, the Xylem Board held regular virtual meetings at which certain representatives of Xylem senior management were present. Among other things, representatives of Xylem senior management discussed with the Xylem Board the strategic rationale for a potential strategic transaction with Evoqua, as well as potential shareholder value creation and synergies and other financial metrics relating to the potential strategic transaction. The Xylem Board discussed next steps with respect to a potential strategic transaction with Evoqua and authorized Mr. Decker to reengage with Mr. Keating regarding the potential merits of a strategic transaction between Xylem and Evoqua.
On June 20, 2022, Mr. Decker met with Mr. Keating. Mr. Decker indicated that the Xylem Board was interested in revisiting a potential strategic transaction between Xylem and Evoqua and that the Xylem Board was considering a revised, non-binding proposal to acquire Evoqua that could be delivered to Mr. Keating in the coming weeks. Mr. Keating indicated to Mr. Decker that Evoqua’s Board remained confident in Evoqua’s stand-alone strategic plan and repeated the Evoqua Board’s view that Evoqua intended to continue to execute its stand-alone strategic plan and pursue other growth and strategic initiatives. Following the meeting, Mr. Keating informed the Evoqua Board of the Xylem Board’s interest in revisiting a potential strategic transaction. The Evoqua Board authorized Evoqua senior management to engage McKinsey to prepare an analysis of strategic alternatives and transactions potentially available to Evoqua to be presented at the July 26, 2022 regular meeting of the Evoqua Board.

On July 26, 2022, the Evoqua Board held a regular meeting at which certain representatives of Evoqua senior management, BofA Securities, Jones Day and McKinsey were present. A representative of McKinsey reviewed and discussed with the Evoqua Board an analysis of strategic alternatives and transactions potentially available to Evoqua, including potential strategic transactions with Party B, Party C and Party D, and McKinsey’s view of certain aspects of a potential strategic transaction with Xylem. The Evoqua Board asked questions of McKinsey and representatives of Evoqua senior management regarding the potential benefits and risks of such transactions, and the Evoqua Board authorized Mr. Keating to contact Party C with respect to a potential strategic transaction. Following this discussion, a representative of BofA Securities reviewed and discussed with the Evoqua Board a preliminary financial analysis with respect to a potential strategic transaction with Party B. At the conclusion of the discussion, the Evoqua Board authorized Mr. Keating to contact Party B’s chief executive officer to suggest a meeting to further discuss a potential strategic transaction.
On August 5, 2022, Evoqua and Party B entered into a mutual non-disclosure agreement with customary 18-month non-disclosure and 12-month standstill provisions that contained customary fall-away provisions, including in the event of Evoqua’s public announcement of a definitive agreement for the acquisition by a third party of greater than 50% of the voting power of Evoqua’s equity interests.
On August 9, 2022, certain representatives of Evoqua senior management met with representatives of Party B to discuss a potential strategic transaction and a due diligence investigation in connection with such a transaction. From August 10, 2022 through the end of August 2022, Evoqua and Party B periodically engaged in a limited, reciprocal due diligence investigation as well as preliminary negotiations regarding a potential strategic transaction. However, after further consideration, at the end of August 2022 the Evoqua Board, in consultation with Evoqua senior management, BofA Securities and Jones Day, determined not to proceed further with a potential strategic transaction with Party B due to a lack of strategic fit.
Also on August 9, 2022, Mr. Keating had a phone conversation with a representative of senior management of Party D and informed such representative that he intended to contact a member of Party D’s board of directors with whom Mr. Keating had a personal relationship in order to discuss a potential acquisition of Party D by Evoqua.
On August 16, 2022, Mr. Keating had separate phone conversations with a representative of senior management of Party D and a director of Party D to discuss a potential acquisition of Party D by Evoqua. In each instance, such representative and director informed Mr. Keating that Party D was focused on other strategic priorities and was not interested in discussing an acquisition of Party D by Evoqua at such time.
On October 17, 2022, the Xylem Board held a special virtual meeting at which certain representatives of Xylem senior management, Lazard, Guggenheim Securities, LLC, an outside financial advisor to Xylem (“Guggenheim Securities”), and McKinsey, a strategy consultant to Xylem for which Xylem had engaged a dedicated team separate from the McKinsey team dedicated to Evoqua, were present. The Xylem Board and Xylem senior management discussed the strategic rationale for and merits of a potential strategic transaction with Evoqua. Representatives of each of McKinsey, Lazard and Guggenheim Securities reviewed with the Xylem Board their respective observations with respect to the potential strategic transaction, and representatives of Lazard and Guggenheim Securities discussed with the Xylem Board their respective preliminary views with respect to the financial aspects of the potential strategic transaction, including potential value creation opportunities and synergies. At the conclusion of the meeting, the Xylem Board, acting in executive session without Mr. Decker present, authorized Mr. Decker to present to Mr. Keating a revised, non-binding proposal to acquire all of the outstanding shares of Evoqua Common Stock in an all-stock transaction at a fixed per share exchange ratio of 0.47 shares of Xylem Common Stock per share of Evoqua Common Stock.
On October 21, 2022, Mr. Decker had a phone conversation with Mr. Keating and indicated that Xylem intended to make a revised, non-binding proposal to Evoqua to acquire all of the outstanding shares of Evoqua Common Stock in an all-stock transaction at a fixed per share exchange ratio of 0.47 shares of Xylem Common Stock per share of Evoqua Common Stock. Mr. Decker reiterated the strategic benefits of such a strategic transaction. Mr. Keating again informed Mr. Decker that Evoqua intended to continue to execute its stand-alone strategic plan and was not seeking a strategic transaction with Xylem, but that if Xylem desired to initiate discussions, Xylem should deliver a formal, written proposal for consideration by the Evoqua Board. Later that day, Mr. Decker delivered a written, non-binding proposal on the same terms as were communicated in the earlier phone conversation (the “October 2022 Proposal”).
Later on October 21, 2022, Mr. Keating informed the Evoqua Board and Jones Day about the potential strategic transaction with Xylem and delivered a copy of the October 2022 Proposal to the Evoqua Board.
Also on October 21, 2022, Mr. Keating informed Goldman Sachs about the potential strategic transaction with Xylem. Evoqua commenced working with Goldman Sachs in connection with the potential strategic transaction with Xylem.

Subsequently, on November 16, 2022, Goldman Sachs delivered to the Evoqua Board, and the Evoqua Board reviewed, a customary relationship disclosure letter, which was later updated on December 21, 2022 and January 20, 2023. The disclosure letter, as updated, did not indicate any material relationship between Goldman Sachs and Xylem. Evoqua decided to work with Goldman Sachs in connection with the potential strategic transaction based on, among other things, its substantial experience in transactions similar to the proposed transaction and its familiarity with the water treatment industry.
On October 24, 2022, the Evoqua Board held a special virtual meeting to discuss the October 2022 Proposal at which certain representatives of Evoqua’s senior management, Goldman Sachs and Jones Day were present. A representative of Goldman Sachs reviewed and discussed with the Evoqua Board a preliminary financial analysis of the October 2022 Proposal, including a comparison of the October 2022 Proposal to the October 2021 Proposal. The Evoqua Board discussed with Evoqua senior management, Goldman Sachs and Jones Day the merits of and risks related to a potential strategic transaction with Xylem and the likelihood that Xylem would increase or modify the October 2022 Proposal. Following this discussion, a representative of Jones Day reviewed and discussed with the Evoqua Board the directors’ fiduciary duties in the context of the October 2022 Proposal. The Evoqua Board, Goldman Sachs and Jones Day discussed an appropriate response to the October 2022 Proposal. At the conclusion of this discussion, the Evoqua Board directed Goldman Sachs to contact Lazard and indicate that the October 2022 Proposal did not represent a sufficient basis for the parties to start negotiations or exchange information with respect to a potential strategic transaction and to invite Xylem to consider improving the October 2022 Proposal. The Evoqua Board instructed Goldman Sachs to emphasize that incremental value could be provided in the form of stock or cash consideration, though the addition of cash consideration could be viewed favorably.
Later on October 24, 2022, representatives of Goldman Sachs had a phone conversation with representatives of Lazard in which the representatives of Goldman Sachs indicated to Lazard that, while Evoqua recognized the strategic benefits of a potential strategic transaction, the Evoqua Board did not believe that the October 2022 Proposal was a sufficient basis for Xylem and Evoqua to exchange information. As part of this discussion, representatives of Goldman Sachs indicated that, if Xylem could improve the October 2022 Proposal, the Evoqua Board would be happy to revisit a potential strategic transaction, particularly if cash consideration was included. Following the phone conversation, representatives of Lazard conveyed to Mr. Decker the Evoqua Board’s feedback that Xylem’s proposal was insufficient.
On October 28, 2022, Mr. Keating informed a representative of BofA Securities about the potential strategic transaction with Xylem and discussed engaging BofA Securities as a second financial advisor to Evoqua in connection with Evoqua’s review of potential strategic transactions. Subsequently, on November 29, 2022, BofA Securities delivered to the Evoqua Board, and the Evoqua Board reviewed, a customary relationship disclosure letter, which was later updated on December 21, 2022 and January 22, 2023. The disclosure letter, as updated, did not indicate any material relationship between BofA Securities and Xylem.
On November 8, 2022, Mr. Keating met with a representative of senior management of Party C and the Chairman of the Board of Directors of Party C. During the meeting, Mr. Keating expressed Evoqua’s interest in a potential strategic transaction between Party C and Evoqua. The representative of senior management of Party C and the Chairman of the Board of Directors of Party C requested that Party C schedule an opportunity for Party C senior management to meet with Mr. Keating in Pittsburgh, PA in the coming months. Neither Evoqua nor Party C made a specific proposal of a potential strategic transaction at this time or at any time after the November 8, 2022 meeting. Following the meeting, Mr. Keating informed Gary Cappeline, Chairman of the Evoqua Board, of his discussions with Party C with respect to a potential strategic transaction in advance of discussing such potential strategic transaction with the Evoqua Board at its next regularly scheduled meeting.
On November 9, 2022 and November 10, 2022, the Xylem Board held regular virtual meetings at which certain representatives of Xylem’s senior management were present. Among other things, Mr. Decker discussed the October 2022 Proposal with the Xylem Board and noted Evoqua’s feedback that the October 2022 Proposal was insufficient. The Xylem Board discussed its continued belief in the strategic merits of a potential strategic transaction with Evoqua.
On November 22, 2022, the Xylem Board held a special virtual meeting at which certain representatives of Xylem senior management were present. Representatives of Xylem senior management updated the Xylem Board with respect to market developments since the October 2022 Proposal and an overview of the impact on the financial aspects of the proposed strategic transaction previously reviewed by the representatives of Lazard and Guggenheim Securities. The Xylem Board and Xylem senior management discussed the strategic merits of the potential strategic transaction, potential value creation for Xylem shareholders and various additional financial metrics. At the conclusion of the meeting, the Xylem Board authorized Mr. Decker to present to Evoqua a revised, non-binding proposal to acquire all of the outstanding shares of Evoqua Common Stock in an all-stock transaction at a fixed per share exchange ratio of 0.48 shares of Xylem Common Stock per share of Evoqua Common Stock.

On November 23, 2022, Mr. Decker had a phone conversation with Mr. Keating. During this conversation, Mr. Decker made a verbal, non-binding proposal to acquire all of the outstanding shares of Evoqua Common Stock in an all-stock transaction at an improved per share exchange ratio of 0.48 shares of Xylem Common Stock per share of Evoqua Common Stock (the “November 2022 Proposal”) and noted that the Xylem Board would be unwilling to provide a cash consideration component. Lazard separately conveyed this same message to Goldman Sachs on the same day. Later that day, Mr. Keating informed the Evoqua Board of the November 2022 Proposal.
On December 1, 2022, the Evoqua Board held a regular meeting at which certain representatives of Evoqua senior management, Goldman Sachs and Jones Day were present. A representative of Goldman Sachs described the November 2022 Proposal in detail and reviewed and discussed with the Evoqua Board a preliminary financial analysis of Evoqua as an independent, stand-alone entity and the November 2022 Proposal. The Evoqua Board then discussed potential responses to Xylem, including Goldman Sachs’ and Mr. Keating’s views, based on discussions with Lazard and Mr. Decker, respectively, that Xylem would be unlikely to consider including a cash consideration component in a potential strategic transaction. The Evoqua Board discussed with Goldman Sachs certain potential alternative transaction counterparties, including Party A, Party B, Party C and Party D, the form of consideration that other potential acquirers could be willing to offer to Evoqua stockholders, the advisability of outreach to such other alternative counterparties in light of Xylem’s revised proposal, Evoqua senior management’s previous discussions with such alternative counterparties, the likelihood that such alternative counterparties would be willing to enter into a potential strategic transaction with Evoqua and the speed with which such a potential strategic transaction could be negotiated, and the ability of the Evoqua Board to entertain proposals from such alternative counterparties following execution of a definitive agreement with Xylem. As part of this discussion, representatives of Goldman Sachs reviewed with the Evoqua Board their view that there were unlikely to be other potential strategic partners, including Party A, Party B, Party C and Party D, that, at the time, would be interested in entering into a potential strategic transaction with Evoqua on terms superior to the November 2022 Proposal. At the conclusion of this discussion, the Evoqua Board, in consideration of the advice of Goldman Sachs and Evoqua senior management, determined that outreach to potential alternative counterparties was not advisable at such time. In light of these considerations and after lengthy discussion, the Evoqua Board instructed Goldman Sachs to inform Lazard that the November 2022 Proposal warranted further engagement and discussion and the exchange of limited financial information. The Evoqua Board also authorized Evoqua’s senior management, subject to entering into a customary confidentiality agreement, to share limited financial information with Xylem and to meet with representatives of Xylem to enable Xylem to better understand the potential value of Evoqua, to enable Evoqua to better understand Xylem’s integration plans in a potential strategic transaction, to enable Evoqua and Xylem to better understand potential synergies in connection with a transaction with Xylem, and to determine if Xylem could improve its most recent proposal.
Later on December 1, 2022, representatives of Goldman Sachs had a phone conversation with representatives of Lazard, in which the representatives of Goldman Sachs indicated that the Evoqua Board had reviewed the November 2022 Proposal and suggested that the parties exchange limited financial information and meet to discuss their respective operations and the benefits of a potential strategic transaction in an attempt to find increased value for Evoqua stockholders. During this conversation, representatives of Goldman Sachs stated that Jones Day would provide a draft mutual non-disclosure agreement for Xylem’s review.
Also on December 1, 2022, Mr. Keating informed representatives of BofA Securities about and invited such representatives to attend a potential meeting between the senior management teams of each of Evoqua and Xylem to discuss their respective operations and further explore the benefits of a potential strategic transaction. In advance of this meeting, Evoqua commenced working with BofA Securities in connection with the potential strategic transaction with Xylem. Evoqua decided to work with BofA Securities in connection with the potential transaction based on, among other things, its substantial experience in transactions similar to the proposed strategic transaction and its familiarity with the water treatment industry.
On December 2, 2022, a representative of Jones Day provided a draft mutual non-disclosure agreement with customary standstill provisions to Xylem. From December 2, 2022 to December 6, 2022, certain representatives of Xylem senior management, Evoqua senior management, Jones Day and Gibson, Dunn & Crutcher LLP, outside legal counsel to Xylem (“Gibson Dunn”), negotiated the terms of the mutual non-disclosure agreement.
On December 4, 2022, Mr. Decker had a phone conversation with Mr. Keating to discuss certain logistical matters with respect to the upcoming meetings between Xylem, Evoqua and their advisors in New York, NY.
On December 6, 2022, Evoqua and Xylem entered into a mutual non-disclosure agreement with customary 18-month non-disclosure and 12-month standstill provisions. Following execution of the mutual non-disclosure agreement, each of Evoqua and Xylem provided the other party with limited non-public diligence information.

On December 12, 2022, Evoqua delivered to Xylem certain non-public unaudited prospective financial information with respect to Evoqua on a stand-alone basis and Xylem delivered to Evoqua certain non-public unaudited prospective financial information with respect to Xylem on a stand-alone basis.
On December 13, 2022 and December 14, 2022, representatives of Xylem, including Mr. Decker, and Evoqua, including Mr. Keating, together with representatives of Lazard, Guggenheim Securities, McKinsey, Goldman Sachs and BofA Securities, met in New York, NY to discuss their respective operations and financial condition and the benefits of a potential strategic transaction, including potential synergies in connection with the potential strategic transaction. At these meetings, Evoqua and Xylem each provided the other with a management presentation regarding its business and forecasted performance and the parties held detailed working discussions regarding potential cost synergies available in a potential strategic transaction.
On December 14, 2022, following the meetings between Xylem, Evoqua and their advisors, Mr. Decker had an in-person conversation with Mr. Keating. During this discussion, Mr. Decker indicated that, though he was pleased with the outcome of the meetings held on December 13, 2022 and December 14, 2022, it was unlikely that the Xylem Board would improve the November 2022 Proposal.
On December 21, 2022, the Xylem Board held a special virtual meeting at which certain representatives of Xylem senior management, Lazard and Guggenheim Securities were present to discuss Xylem management’s and Xylem’s financial advisors’ respective observations arising out of due diligence of Evoqua and various strategic considerations for the potential strategic transaction, including potential synergies and integration matters. Based on information learned in due diligence, representatives of Xylem senior management reaffirmed their belief in the strategic rationale for the potential strategic transaction, and the Xylem Board agreed that Xylem should reiterate to Evoqua the November 2022 Proposal.
On December 22, 2022, Mr. Decker had a phone conversation with Mr. Keating. During this discussion, Mr. Decker informed Mr. Keating that the Xylem Board had determined that it would not increase or modify the consideration to be offered to Evoqua stockholders and affirmed the Xylem Board’s November 2022 Proposal (the “December 2022 Proposal”). Mr. Decker stated during this phone conversation that the November 2022 Proposal was at the upper limit of the price that Xylem would be willing to pay in a transaction with Evoqua and that Xylem intended to move quickly to negotiate a transaction if the terms of the December 2022 Proposal were acceptable to the Evoqua Board. Lazard separately conveyed this same message to Goldman Sachs on the same day. Later that day, Mr. Keating informed the Evoqua Board of the Xylem Board’s determination and the December 2022 Proposal.
Later on December 22, 2022, Mr. Keating had a phone conversation with a representative of senior management of Party C. The representative of senior management of Party C suggested that representatives of senior management of Party C meet with Mr. Keating in-person in Pittsburgh, PA the following month to further discuss a potential partnership and transaction opportunities.
On December 23, 2022, the Evoqua Board held a virtual special meeting to further discuss the December 2022 Proposal at which certain representatives of Evoqua senior management, Goldman Sachs, BofA Securities, and Jones Day were present. Mr. Keating described to the Evoqua Board the management meetings that took place with Xylem and its representatives on December 13, 2022, and December 14, 2022, and his conversation with Mr. Decker on December 22, 2022, noting that Mr. Decker stated that the December 2022 Proposal was at the upper limit of the price that Xylem would be willing to pay in a transaction with Evoqua. A representative of Goldman Sachs reviewed and discussed with the Evoqua Board an updated preliminary financial analysis of Xylem’s proposal. Following Goldman Sachs’ presentation, representatives of BofA Securities reviewed and discussed with the Evoqua Board a preliminary financial analysis of the December 2022 Proposal and an analysis of potential alternative transaction counterparties, including Party A, Party B, Party C and Party D, which analysis indicated that there were unlikely to be other strategic partners, including Party A, Party B, Party C or Party D, that, at the time, would be interested in entering into a potential strategic transaction with Evoqua on terms superior to the December 2022 Proposal. As part of the discussion of the preliminary financial analyses, Evoqua senior management reviewed and discussed with the Evoqua Board certain non-public unaudited prospective financial information with respect to Evoqua, Xylem and the combined company, and the assumptions underlying such information. The Evoqua Board asked questions of Evoqua senior management, Goldman Sachs and BofA Securities with respect to the unaudited prospective financial information. At the conclusion of this discussion, each of Goldman Sachs and BofA Securities discussed with the Evoqua Board their preliminary view that, based on the information available at the time, the December 2022 Proposal was attractive relative to comparable acquisitions in Evoqua’s industry and for industrial transactions generally. Representatives of Goldman Sachs reviewed with the Evoqua Board the run rate cost synergies in certain precedent water sector transactions, and noted that the percentage of target revenue represented by the synergies estimate of approximately $140 million provided by Xylem and discussed with Xylem at the December 13, 2022 and December 14, 2022 management meetings was in line with the median percentage of target revenue represented by the estimated synergies for such precedent transactions. The Evoqua Board asked questions with respect to and discussed with Evoqua senior management the synergies available in a potential strategic transaction, the achievability of such synergies, the integration challenges posed by a potential strategic transaction with Xylem and the value available to Evoqua stockholders in a potential strategic transaction with Xylem as compared to Evoqua remaining as an independent, stand-alone entity. Certain representatives of Evoqua senior management indicated their view that the synergy estimates provided by Xylem and discussed with Xylem at the December 13, 2022 and December 14, 2022 management meetings were reasonable. Next, the Evoqua Board revisited its prior discussions about the advisability of contacting alternative counterparties and determined that outreach to such alternative counterparties at such time presented an undue risk to a potential strategic transaction with Xylem, particularly given the attractiveness of Xylem’s offer. Following this discussion, a representative of Jones Day again reviewed and discussed with the Evoqua Board the directors’ fiduciary duties in the context of Xylem’s proposal. In light of the view that contacting alternative counterparties would present undue risk and the other considerations discussed by the Evoqua Board, Goldman Sachs, BofA Securities and Jones Day at the meeting, the Evoqua Board authorized Mr. Keating to contact Mr. Decker and indicate that Evoqua was prepared to start negotiations and exchange information with respect to a potential strategic transaction on the terms of the December 2022 Proposal.
Later on December 23, 2022, Mr. Decker and Mr. Keating had a phone conversation during which they agreed that the companies would engage in a due diligence investigation and negotiation of a definitive merger agreement on the basis of the December 2022 Proposal. Mr. Decker and Mr. Keating also discussed immediate next steps for the transaction process, including the parties’ intended timeline for negotiating a definitive merger agreement, the scope of due diligence to be performed by the parties and the critical importance of maintaining confidentiality given the nature of the potential strategic transaction.
Also on December 23, 2022, Dorothy Capers, Senior Vice President and General Counsel of Xylem, and Vincent Grieco, Executive Vice President, General Counsel and Secretary of Evoqua, had an introductory phone conversation to discuss the initial due diligence investigation process and the scope of due diligence to be performed. Ms. Capers and Mr. Grieco agreed to kick off due diligence after the Christmas holiday.
On December 28, 2022, a representative of Jones Day provided a draft clean team confidentiality agreement, under which Xylem and Evoqua would grant certain representatives of the other party access to certain competitively sensitive information on a range of financial, management, and operational issues related to their respective businesses, to a representative of Gibson Dunn. From December 28, 2022 to January 6, 2023, representatives of Jones Day and Gibson Dunn negotiated the terms of the clean team confidentiality agreement.
Later on December 28, 2022, certain representatives of Xylem senior management, Evoqua senior management, Lazard, Guggenheim Securities, Gibson Dunn, Goldman Sachs, BofA Securities and Jones Day held a virtual meeting to discuss the timeline for negotiating a definitive merger agreement, the initial due diligence investigation process, the scope of due diligence to be performed by the parties and the potential schedule for due diligence conference calls. During the period commencing on December 28, 2022, through the execution of the Merger Agreement on January 22, 2023, Xylem and Evoqua continued to conduct their business and financial due diligence investigations, with the assistance of their respective advisors, including various subject matter specific due diligence conference calls. In addition to customary due diligence regarding finance, legal, tax, accounting, environmental, human resources, operations and related matters, the parties focused significant effort on the identification and validation of potential cost synergies and understanding each party’s financial plan and the achievability of such synergies by the combined company.
On December 29, 2022, representatives of Lazard, on behalf and at the direction of Xylem, delivered to representatives of Goldman Sachs certain due diligence information requests relating to Evoqua.
On December 30, 2022, Jones Day, on behalf of Evoqua, delivered a preliminary term sheet to Gibson Dunn outlining certain key transaction terms and considerations of the Evoqua Board in the negotiation of the Merger Agreement, including proposals that, among other things, (i) three members of the Evoqua Board would join the Xylem Board in connection with the transaction, (ii) (a) the parties be required to use reasonable best efforts to obtain regulatory approvals and (b) Xylem bear certain regulatory risks, including a requirement that Xylem divest assets up to an undefined monetary cap in connection with obtaining regulatory approvals and litigate to obtain regulatory approvals, (iii) the Evoqua Board be permitted to change its recommendation of the potential strategic transaction in connection with a superior proposal or an intervening event and to terminate the Merger Agreement in connection with a superior proposal, (iv) the Xylem Board not be permitted to change its recommendation of the potential strategic transaction in any event, (v) Evoqua be required to pay to Xylem a $200 million break-up fee in the event of a termination by Evoqua for a superior proposal, (vi) Xylem be required to pay to Evoqua a

$450 million reverse break-up fee in the event of a termination due to a failure to obtain required regulatory approvals, and (vii) each party be required to reimburse the other party for its expenses in the event of a termination due to such party’s failure to obtain shareholder approval of the potential strategic transaction.
Also on December 30, 2022, representatives of Goldman Sachs and BofA Securities, on behalf of Evoqua, delivered to representatives of Lazard certain due diligence information requests relating to Xylem.
On January 1, 2023, representatives of Jones Day met virtually with representatives of Gibson Dunn regarding the potential strategic transaction and discussed certain logistical and process matters, including drafting and negotiating the Merger Agreement, the scope of due diligence to be performed and the potential schedule for due diligence calls.
On January 3, 2023, Evoqua engaged McKinsey to provide certain consulting services in connection with the potential strategic transaction, including, among other things, to assist in certain aspects of Evoqua’s due diligence investigation with respect to regulatory assessment, synergy assessment, and business plan assessment and validation.
On January 4, 2023, Evoqua opened a virtual data room and invited Xylem and its advisors to review due diligence materials relating to Evoqua. Also on January 4, 2023, Xylem opened a virtual data room and invited Evoqua and its advisors to review certain due diligence materials relating to Xylem. Thereafter, the parties and their advisors continued to conduct financial, accounting, tax, operational and legal due diligence through mid-January 2021, including through several virtual due diligence sessions.
On January 6, 2023, Gibson Dunn, on behalf of Xylem, sent an initial draft of the Merger Agreement for the proposed strategic transaction to Jones Day, which initial draft included proposals that, among other things, (i) two members of the Evoqua Board would join the Xylem Board in connection with the transaction, (ii) (a) the parties be required to use commercially reasonable efforts to obtain regulatory approvals, (b) Xylem be required to divest assets and litigate to obtain regulatory approvals except where doing so would have a material and adverse impact on Evoqua or Xylem or materially detract from or impair the benefits of the transaction to be received by Xylem, and (c) Xylem not be required to obtain prior approval or submit notice to any governmental entity in connection with future transactions, (iii) the Evoqua Board be permitted to change its recommendation of the transaction in connection with a superior proposal but not an intervening event, (iv) the Xylem Board be permitted to change its recommendation of the transaction in connection with a superior proposal but not an intervening event, (v) neither Xylem nor Evoqua be permitted to terminate the Merger Agreement in connection with a superior proposal (i.e., a mutual “force the vote” provision), (vi) Evoqua be required to pay to Xylem a break-up fee equal to 3.5% of the equity value of Evoqua in the event of a termination by Evoqua for a superior proposal, (vii) Xylem be required to pay to Evoqua a reverse break-up fee equal to 3.5% of the equity value of Evoqua in the event of termination by Xylem for a superior proposal (but not in the event of a failure to obtain regulatory approval), and (viii) each party be required to reimburse the other party for its expenses, up to 1% of the equity value of Evoqua, in the event of a termination due to such party’s failure to obtain shareholder approval of the transaction.
From January 6, 2023, until the execution of the Merger Agreement on January 22, 2023, the parties and their respective legal advisors exchanged numerous drafts of, and engaged in numerous discussions and negotiations concerning, the terms of the Merger Agreement and the related ancillary documents. During the course of these negotiations, significant areas of discussion and negotiation involved, among other things, (i) the number of members of the Evoqua Board that would join the Xylem Board in connection with the transaction, (ii) the efforts required by each party to obtain regulatory approvals and the regulatory risk allocation between the parties, (iii) the circumstances under which the board of directors of each party could change its recommendation of the transaction, (iv) the circumstances under which the parties would be permitted to terminate the Merger Agreement (including, among other things, whether the parties would be permitted to terminate the agreement in connection with a superior proposal), (v) the amount of termination-related fees payable and expense reimbursement in connection therewith, (vi) the scope and degree of reciprocity of the representations, warranties and covenants, including the interim operating restrictions, (vii) the closing conditions for the transaction, (viii) the continuation of Evoqua employee compensation and benefits following closing of a transaction, (ix) the treatment of Evoqua employee equity awards in the transaction and (x) the restrictions on each of the parties’ operations during the period between execution of the Merger Agreement and consummation of the transaction, including reserving Evoqua’s ability to modify and take certain actions with respect to compensation arrangements and employment agreements for certain members of Evoqua senior management following execution of the Merger Agreement, provided that the Compensation Committee deemed such changes to be appropriate and advisable (as further described below).

On January 6, 2023, Claudia Toussaint, Xylem’s Senior Vice President, Chief People and Sustainability Officer, had a phone conversation with Anthony Webster, Evoqua’s Executive Vice President and Chief Human Resources Officer, to review and discuss certain integration related topics, including Xylem’s plans with respect to the retention of certain employees and members of Evoqua senior management.
Also on January 6, 2023, Evoqua and Xylem entered into a customary clean team confidentiality agreement and a customary oral joint defense agreement in connection with the parties’ regulatory due diligence. Thereafter, certain representatives of senior management of Evoqua and Xylem and their respective advisors commenced several discussions and the exchange of information to advance their respective regulatory due diligence investigations.
On January 9, 2023, Mr. Keating, following discussions with independent legal counsel to certain members of the Evoqua senior management team and in connection with the potential strategic transaction, proposed to Mr. Cappeline, in his capacity as Chairman of the Evoqua Board and Chairman of the Evoqua Compensation Committee (the “Compensation Committee”) that the Evoqua Board and the Compensation Committee consider and reserve the ability to make certain changes to the compensation arrangements and employment agreements for certain members of Evoqua senior management to align with current market practices for public company executives following a change of control transaction.
Also on January 9, 2023, Mr. Webster at Mr. Cappeline’s request, retained a third-party compensation advisor, Meridian Compensation Partners, LLC (“Meridian”) to perform an analysis of the compensation practices of Evoqua’s peer companies and Mr. Keating’s recommended changes to the executive change of control arrangements and employment agreements for certain members of senior management of Evoqua.
On January 11, 2023, Mr. Decker and Mr. Keating spoke by telephone to discuss the status of the potential strategic transaction, including progress with respect to the due diligence investigation, their respective board review and approval processes, the overall timing for the potential strategic transaction and the proposed changes to the compensation arrangements and employment agreements for certain members of senior management of Evoqua.
Also on January 11, 2023, certain representatives of Xylem senior management and certain representatives of Evoqua senior management, including Mr. Keating, together with their respective financial and legal advisors, met virtually to review and discuss the parties’ respective business and financial plans, potential synergies available in the potential strategic transaction and a potential communications plan in connection with announcement of the potential strategic transaction and the Merger Agreement.
Later on January 11, 2023, Ms. Toussaint had a phone conversation with Mr. Webster to review and discuss certain integration related topics, including Xylem’s plans with respect to the retention of certain employees and members of Evoqua senior management and the proposed changes to the compensation arrangements and employment agreements for certain members of senior management of Evoqua.
On January 12, 2023, Mr. Decker and Ms. Toussaint met virtually with Mr. Keating and Mr. Webster to further review and discuss certain integration related topics, including Xylem’s plans with respect to the retention of certain employees and members of Evoqua senior management and the proposed changes to the compensation arrangements and employment agreements for certain members of Evoqua senior management.
On January 13, 2023, Meridian delivered to Mr. Cappeline, in his capacity as Chairman of the Compensation Committee, an analysis of the executive change of control arrangements of Evoqua’s peer companies and Mr. Keating’s recommended changes to the compensation arrangements and employment agreements for certain members of senior management of Evoqua.
Later on January 13, 2023, the Evoqua Board held a virtual meeting to discuss progress in Evoqua’s negotiations with and due diligence investigation of Xylem at which certain representatives of Evoqua senior management, Goldman Sachs, BofA Securities, Jones Day and McKinsey were present. A representative of Jones Day again reviewed and discussed with the Evoqua Board the directors’ fiduciary duties in the context of Xylem’s proposal. In addition, Jones Day summarized the progress of ongoing negotiations with Xylem and Gibson Dunn and certain key terms of the Merger Agreement, with a particular concentration on regulatory risk allocation, the circumstances under which the parties would be permitted to terminate the Merger Agreement (including, among other things, whether the parties would be permitted to terminate the agreement in connection with a superior proposal), and the amount of termination-related fees payable and expense reimbursement in connection therewith. A representative of Goldman Sachs reviewed and discussed with the Evoqua Board an updated preliminary financial analysis of the December 2022 Proposal and representatives of BofA Securities reviewed and discussed with the Evoqua Board an updated preliminary financial analysis of the December 2022 Proposal. The Evoqua Board again asked questions of representatives of Evoqua senior management and its advisors with respect to potential alternative transaction counterparties, including Party A, Party B, Party C and Party D. Representatives of Goldman Sachs and BofA

Securities reiterated the view that there were unlikely to be other strategic partners, including Party A, Party B, Party C and Party D, that, at the time, would be interested in entering into a potential strategic transaction with Evoqua on terms superior to the December 2022 Proposal. Each of Goldman Sachs and BofA Securities also reiterated their preliminary view that, based on the information available at the time, the potential strategic transaction with Xylem was attractive relative to comparable acquisitions in Evoqua’s industry and for industrial transactions generally. At the conclusion of this discussion, the Evoqua Board, in consideration of its discussion with Goldman Sachs and BofA Securities and the advice of Evoqua senior management, determined that outreach to potential alternative counterparties was not advisable in advance of a potential strategic transaction with Xylem and instructed Evoqua senior management and Jones Day to focus on negotiating a reasonable termination fee and accompanying “fiduciary out” provisions with Xylem that would be unlikely to deter a competing proposal from a third party. Representatives of McKinsey then reviewed and discussed with the Evoqua Board an analysis of the past and forecasted financial performance of Xylem and the other results of McKinsey’s due diligence investigation of Xylem. Following McKinsey’s presentation, the Evoqua Board excused Goldman Sachs, BofA Securities, McKinsey and certain members of Evoqua’s senior management from the meeting. At this time, the Evoqua Board discussed Mr. Keating’s January 9, 2023 proposal that the Evoqua Board and the Compensation Committee consider and reserve the ability to make certain changes to the compensation arrangements and employment agreements for certain members of senior management of Evoqua to align with current market practices for public company executives following a change of control transaction and Meridian’s related analysis. Mr. Cappeline summarized the proposed changes and indicated that the proposed changes, and Meridian’s analysis of the proposed changes, would be considered by the Compensation Committee following execution of the Merger Agreement. After discussion, the Evoqua Board directed Jones Day to propose to Gibson Dunn revisions to the Merger Agreement and accompanying disclosure letter that would reserve the ability of the Evoqua Board to take corresponding actions following execution of the Merger Agreement, provided that the Compensation Committee deemed such changes to be necessary, appropriate and advisable.
Also on January 13, 2023, Xylem and Evoqua exchanged limited information with respect to each party’s upcoming earnings announcements.
In addition, on January 13, 2023, Mr. Keating had a phone conversation with a representative of senior management of Party C. During the conversation, Mr. Keating indicated to the representative of senior management of Party C that an in-person meeting was not necessary at that time because Evoqua intended to focus on other strategic initiatives.
From January 13, 2023, until the announcement of execution of the Merger Agreement on January 23, 2023, representatives of Xylem senior management and representatives of Evoqua senior management held virtual meetings each day to discuss the potential communications and investor relations plan in connection with the announcement of the potential strategic transaction and the Merger Agreement.
On January 16, 2023, Mr. Decker had a phone conversation with Mr. Keating to discuss transaction progress, the parties’ diligence findings and the Evoqua Board’s current view of the potential strategic transaction. During this conversation, Mr. Keating indicated that the Evoqua Board remained generally supportive of the transaction but that Xylem would need to improve its positions with respect to regulatory risk allocation, the circumstances under which the parties would be permitted to terminate the Merger Agreement (including, among other things, whether the parties would be permitted to terminate the agreement in connection with a superior proposal), the amount of termination-related fees payable and certain other terms of the Merger Agreement if the parties were to reach agreement with respect to a potential strategic transaction.
On January 17, 2023, the Xylem Board held a special virtual meeting at which certain representatives of Xylem senior management, Lazard, Guggenheim Securities and Gibson Dunn were present. A representative of Gibson Dunn reviewed with the Xylem Board its fiduciary duties in the context of a potential strategic transaction with Evoqua. Representatives of Xylem’s senior management team updated the Xylem Board with respect to the status of due diligence and negotiation of the Merger Agreement. A representative of Lazard then reviewed and discussed with the Xylem Board Lazard’s preliminary financial analysis of the Exchange Ratio, and a representative of Guggenheim Securities also reviewed and discussed with the Xylem Board Guggenheim Securities’ preliminary financial analysis of the Exchange Ratio. A representative of Gibson Dunn then summarized the key terms of the Merger Agreement, including with respect to termination rights and fees and representation of Evoqua directors on the post-Closing Xylem Board. Representatives of Xylem senior management discussed with the Xylem Board certain matters relating to communications and integration planning should the parties execute the Merger Agreement.

Also on January 17, 2023, Mr. Decker had a phone conversation with Mr. Keating to discuss transaction progress, the potential communications and investor relations plan in connection with the announcement of the potential strategic transaction and the Merger Agreement and the Xylem Board’s current view of the potential strategic transaction. During this conversation, Mr. Decker indicated that, like the Evoqua Board, the Xylem Board remained generally supportive of the potential strategic transaction.
On each of January 19, 2023, January 20, 2023 and January 21, 2023, Ms. Toussaint had a phone conversation with Mr. Webster to further review and discuss certain integration related topics, including Xylem’s plans with respect to the retention of certain employees and members of Evoqua senior management and to discuss and negotiate the proposed changes to the compensation arrangements and employment agreements for certain members of senior management of Evoqua.
On January 20, 2023, Mr. Decker had a phone conversation with Mr. Keating to discuss transaction progress and certain terms of the Merger Agreement. During this conversation, Mr. Keating again indicated that Xylem would need to improve its positions with respect to regulatory risk allocation, the circumstances under which the parties would be permitted to terminate the Merger Agreement (including, among other things, whether the parties would be permitted to terminate the agreement in connection with a superior proposal), the amount of termination-related fees payable and certain other terms of the Merger Agreement if the parties were to reach agreement with respect to a potential strategic transaction.
Later on January 20, 2023, certain representatives of Xylem senior management, including Mr. Decker, and certain representatives of Evoqua senior management, including Mr. Keating, together with their respective financial and legal advisors, met virtually to review and discuss the potential communications plan in connection with announcement of the potential strategic transaction and the Merger Agreement.
Throughout the morning of January 21, 2023, certain representatives of Xylem senior management, including Mr. Decker and Ms. Capers, certain representatives of Evoqua senior management, including Mr. Keating and Mr. Grieco, and representatives of Gibson Dunn and Jones Day held virtual meetings and phone conversations to discuss and negotiate certain final terms of the Merger Agreement and the accompanying disclosure letters, including (i) the circumstances under which the parties would be permitted to terminate the Merger Agreement, (ii) the amount of termination-related fees payable in connection therewith and (iii) the restrictions on each of the parties’ operations during the period between execution of the Merger Agreement and consummation of the transaction, including Evoqua’s desire to reserve the ability of the Evoqua Board to take actions with respect to compensation arrangements for certain members of Evoqua senior management following execution of the Merger Agreement, provided that the Compensation Committee deemed such changes to be appropriate and advisable.
Later in the morning on January 21, 2023, the Xylem Board held a special virtual meeting at which certain representatives of Xylem senior management, Lazard, Guggenheim Securities and Gibson Dunn were present. Representatives of Xylem senior management provided the Xylem Board with an update with respect to negotiation of the Merger Agreement since the prior Xylem Board meeting on January 17, 2022. Representatives of Lazard and Guggenheim Securities then reviewed and discussed with the Xylem Board their respective financial analyses with respect to the potential strategic transaction in light of the most recent trading prices of Xylem Common Stock and Evoqua Common Stock. Lazard then delivered its oral opinion to the Board, which opinion was subsequently confirmed in a written opinion dated January 22, 2023, to the effect that, as of such date, and based upon and subject to the assumptions, procedures, matters, qualifications and limitations set forth therein, the Exchange Ratio provided for in the Merger was fair, from a financial point of view, to Xylem. Guggenheim Securities also delivered its oral opinion to the Board, which opinion was subsequently confirmed in a written opinion dated January 22, 2023, to the effect that, as of such date, and based on and subject to the matters considered, procedures followed and the assumptions, limitations, qualifications and other conditions described therein, the Exchange Ratio provided for in the Merger was fair, from a financial point of view, to Xylem. Thereafter, the Xylem Board unanimously (i) determined that the Merger Agreement, the Merger, the Share Issuance Proposal and the other transactions contemplated by the Merger Agreement were advisable and fair to, and in the best interests of, Xylem and the Xylem shareholders, (ii) approved, authorized, adopted and declared advisable the Merger Agreement, the Merger, the Share Issuance Proposal and the other transactions contemplated by the Merger Agreement and (iii) recommended that the Xylem shareholders vote in favor of the Share Issuance Proposal. For a description of the various factors considered by the Xylem Board, see the section entitled “The Merger—Recommendation of the Xylem Board and its Reasons for the Merger” beginning on page 81 of this joint proxy statement/prospectus.
Later on January 21, 2023, Jones Day, on behalf of Evoqua, delivered to Gibson Dunn a revised draft of the Merger Agreement, which draft reflected the conversations among the parties and their advisors and included proposals that, among other things, (i) two members of the Evoqua Board would join the Xylem Board in connection with the transaction, (ii) (a) the parties be required to use reasonable best efforts to obtain regulatory approvals, (b) Xylem be required to divest assets to obtain regulatory approvals except where doing so would have a material impact on Evoqua (taken as a whole) or Xylem (taken as a whole, assuming that Xylem is the same size as Evoqua) or the reasonably expected benefits of the transaction, (c) Xylem be required to litigate to obtain regulatory approvals, and (d) filings in certain specified jurisdictions be required for antitrust and foreign direct investment approvals, (iii) the Evoqua Board be permitted to change its recommendation of the potential strategic transaction in connection with a superior proposal or an intervening event, (iv) the Xylem Board be permitted to change its recommendation of the potential strategic transaction in connection with a superior proposal or an intervening event, (v) each of Xylem and Evoqua be permitted to terminate the Merger Agreement in connection with a superior proposal, (vi) each of Xylem and Evoqua be required to pay to the other party a break-up fee of $225 million (less any previously paid expense reimbursement) in the event of a termination to accept a superior proposal, (vii) Xylem be required to pay a $325 million reverse break-up fee (less any previously paid expense reimbursement) in the event of termination due to a failure to obtain regulatory approvals or due to an injunction on or before the outside date of the Merger Agreement, and (viii) each party be required to reimburse the other party for its expenses, up to $50 million, in the event of a termination due to such party’s failure to obtain shareholder approval of the potential strategic transaction. The foregoing provisions reflected the terms agreed by Xylem’s and Evoqua’s senior management teams and advisors throughout several discussions over the preceding days and on the morning of January 21, 2023. Throughout the remainder of the day on January 21, 2023 and on January 22, 2023, representatives of Xylem senior management, Evoqua senior management, Gibson Dunn and Jones Day teams finalized the Merger Agreement and accompanying disclosure letters by exchanging several drafts and engaging in several discussions and negotiations concerning the terms of the Merger Agreement and the related ancillary documents, including the accompanying disclosure letters.
Also on January 21, 2023, Mr. Decker informed Mr. Keating by phone that the Xylem Board had met earlier that day and had unanimously (i) determined that the Merger Agreement, the Merger, the Share Issuance Proposal and the other transactions contemplated by the Merger Agreement were advisable and fair to, and in the best interests of, Xylem and the Xylem shareholders, (ii) approved, authorized, adopted and declared advisable the Merger Agreement, the Merger, the Share Issuance Proposal and the other transactions contemplated by the Merger Agreement and (iii) recommended that the Xylem shareholders vote in favor of the Share Issuance Proposal.
On January 22, 2023, the Evoqua Board held a virtual meeting to consider approval and recommendation of the transaction with Xylem and the Merger Agreement at which certain representatives of Evoqua senior management, Goldman Sachs, BofA Securities and Jones Day were present. Mr. Keating reported that the Xylem Board had unanimously approved the Merger Agreement at the Xylem Board’s meeting the previous day. A representative of Goldman Sachs and representatives of BofA Securities each reviewed their respective financial analyses of the potential strategic transaction and Goldman Sachs and BofA Securities each delivered to the Evoqua Board an oral opinion, each of which was subsequently confirmed by delivery of a written opinion dated January 22, 2023, to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth in the respective written opinions (i) in the case of the opinion delivered by Goldman Sachs, the Exchange Ratio was fair, from a financial point of view, to Evoqua stockholders (other than Xylem and its affiliates) and (ii) in the case of the opinion delivered by BofA Securities, the Exchange Ratio was fair, from a financial point of view, to Evoqua Stockholders (other than holders of Excluded Shares), as more fully described below under the section “The Merger—Opinions of Evoqua’s Financial Advisors” beginning on page 105 of this joint proxy statement/prospectus. Representatives of Jones Day then reviewed and discussed with the Evoqua Board, among other things, the Evoqua Board’s fiduciary duties under Delaware law and the principal legal terms of the Merger Agreement and changes to such terms since the January 13, 2023 meeting of the Evoqua Board. Following a discussion, the Evoqua Board unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, were fair and in the best interest of, and were advisable to, Evoqua and the Evoqua stockholders, (ii) approved and adopted the Merger Agreement and approved the Merger and the other transactions contemplated by the Merger Agreement, (iii) recommended that Evoqua stockholders approve the Merger Agreement and (iv) directed that the Merger Agreement be submitted to the Evoqua stockholders for consideration at a special meeting of the Evoqua stockholders. For a description of the various factors considered by the Evoqua Board, see the section titled “The Merger—Recommendation of the Evoqua Board and its Reasons for the Merger” beginning on page 100 of this joint proxy statement/prospectus. In addition, the Evoqua Board reviewed and approved the formal engagement of Goldman Sachs and BofA Securities as financial advisors to the Evoqua Board pursuant to customary engagement letters.
Later on January 22, 2023, following their respective board meetings, representatives of Xylem senior management, including Mr. Decker, and of Evoqua senior management, including Mr. Keating, held virtual meetings to discuss the communications and investor relations plan for the following day.
Xylem and Evoqua executed and delivered the Merger Agreement on the evening of January 22, 2023.

Prior to the open of trading on the NYSE on the morning of January 23, 2023, Xylem and Evoqua issued a joint press release announcing the transactions contemplated by the Merger Agreement, and Xylem and Evoqua hosted a joint investor call to discuss the transaction.
Recommendation of the Xylem Board and its Reasons for the Merger
The Xylem Board unanimously recommends that Xylem shareholders vote “FOR” the Share Issuance Proposal and “FOR” the Xylem Adjournment Proposal, if necessary or appropriate to reach a quorum or solicit additional proxies. In evaluating the Merger, the Xylem Board consulted with Xylem’s management, as well as Xylem’s legal and financial advisors, and, in reaching its conclusions and recommendations, considered a variety of factors, including:
•
the expectation that the Merger would create considerable value for Xylem’s shareholders due to the strategic and financial merits of the transaction, including its belief that the combined company would be well-positioned to generate future growth and significant additional returns for Xylem’s shareholders;

•	the expectation that the combined company would have a global reach in resilient and attractive end-markets;
•
the expectation that the Merger would result in new growth opportunities for the combined company and generate run-rate cost synergies of approximately $140 million within three years, driven by efficiencies in procurement, selling, general and administrative costs, including corporate costs, and footprint rationalization and continuous improvement;

•
the expectation that the combination of Xylem’s and Evoqua’s cash flows will better position the combined company to make continued strategic organic and inorganic investments and pursue additional value-creation opportunities;

•	the belief that Evoqua complements Xylem’s portfolio in a manner that will avail the combined company of attractive industrial markets with resilient, recurring revenue streams;
•
that, given the businesses of Xylem and Evoqua are highly complementary and their respective cultures are generally aligned, the integration of the two companies is anticipated to be completed in a timely and efficient manner with minimal disruption;

•
that Xylem’s global leadership in innovative water technology solutions across the lifecycle of water and Evoqua’s leadership in advanced treatment solutions and services will uniquely position the combined company to address the critical water needs of the combined company’s customers and the communities in which they operate by developing and delivering an even more comprehensive offering of innovative water-related solutions;

•
Xylem’s management team’s knowledge of Evoqua’s business, financial condition, results of operations, industry and competitors, taking into account the results of Xylem’s management’s due diligence review of Evoqua, and Xylem’s management’s recommendation of the Merger;

•	that the Merger’s all-stock transaction structure would allow Xylem to maintain its balance sheet flexibility for the combined company while creating strategic flexibility;
•
that the combined company would continue to be led by Xylem’s experienced management team, including its Chief Executive Officer, Patrick K. Decker, its Chief Financial Officer, Sandra Rowland, and its Chief Operating Officer, Matthew Pine, who will each remain in their current positions;

•
the governance arrangements contained in the Merger Agreement, including that all of the current members of the Xylem Board will continue to serve as directors of the combined company and that two members of the Evoqua Board are expected to join the Xylem Board, and Xylem will therefore benefit from their experience and expertise;

•
the terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties and covenants, the circumstances under which each party may terminate the Merger Agreement, restrictions on Evoqua’s ability to solicit acquisition proposals, and the fact that upon termination of the Merger Agreement in certain circumstances, Evoqua would be required to pay to Xylem a termination fee of $225 million;

•
that the Merger Agreement provides Xylem with sufficient operating flexibility between the signing of the Merger Agreement and the Effective Time to conduct its business in ordinary course consistent with past practice;

•	the fact that the Exchange Ratio is fixed and will not be adjusted for fluctuations in the market value of Xylem Common Stock or Evoqua Common Stock;

•	the requirement that Xylem’s shareholders approve the Share Issuance Proposal as a condition to and in connection with the Merger;
•
the fact that Xylem’s shareholders will own, in the aggregate, approximately 75% of the issued and outstanding shares of Xylem Common Stock immediately following consummation of the Merger, and that Evoqua’s stockholders will own, in the aggregate, approximately 25% of the issued and outstanding shares of Xylem Common Stock immediately following consummation of the Merger (in each case, on a fully diluted basis), in line with the relative contributions of revenue and EBITDA by Xylem and Evoqua;

•
certain other factors, including historical information concerning Xylem’s and Evoqua’s respective businesses, financial conditions, results of operations, earnings, market values, management, competitive positions and prospects on a projected combined basis and the current and prospective business environment in which Xylem and Evoqua operate;

•
the belief that, although the consummation of the Merger is subject to various regulatory approvals, such approvals are likely to be obtained and the Merger consummated on a timely basis and that the Outside Date, allows for sufficient time to consummate the Merger; and

•
the financial analyses of each of Lazard and Guggenheim Securities, as reviewed and discussed with the Xylem Board, as well as the opinion of each of Lazard and Guggenheim Securities, to the effect that, as of January 22, 2023, and based upon and subject to the various assumptions, limitations and qualifications set forth in Lazard’s and Guggenheim Securities’ respective written opinions, that the Exchange Ratio is fair, from a financial point of view, to Xylem. Such opinions are more fully described below under “The Merger—Opinions of Xylem’s Financial Advisors” beginning on page 83 of this joint proxy statement/prospectus and the full text of the written opinions of each of Lazard and Guggenheim Securities are attached to this joint proxy statement/prospectus as Annex D and Annex E, respectively.

The Xylem Board also considered potential risks and potentially negative factors concerning the Merger in connection with its deliberations of the proposed transaction, including:
•
the possibility that the Merger may not be consummated, or that completion may be unduly delayed, for reasons beyond the control of Xylem and Evoqua, which could result in significant costs and disruption to both Xylem’s and Evoqua’s normal business;

•
the potential for diversion of management and employee attention and for increased employee attrition during the period prior to completion of the Merger and the potential effect of the Merger on Xylem’s and Evoqua’s business and relations with customers and suppliers;

•	the substantial costs to be incurred in connection with the Merger, including the costs of integrating the businesses of Xylem and Evoqua and the transaction expenses arising from the Merger;
•	the risk of not capturing all of the anticipated synergies and the risk that other anticipated benefits might not be realized;
•	the risk that certain members of Xylem’s or Evoqua’s management or other key employees might choose not to remain employed with the combined company;
•	the potential impact on the market value of Xylem Common Stock as a result of the issuance of the Merger Consideration to Evoqua stockholders;
•
the fact that the percentage ownership of legacy Xylem shareholders will be diluted as a result of the Merger and combined company shareholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that the combined company may grant to its directors, officers and employees;

•
the fact that the Merger Agreement includes customary restrictions on the ability of Xylem to solicit offers for alternative proposals or to engage in discussions regarding such proposals, subject to exceptions, which could have the effect of discouraging such proposals from being made or pursued. The Xylem Board understood that these provisions may have the effect of discouraging alternative proposals and may make it less likely that the transactions related to such proposals would be negotiated or pursued, even if potentially more favorable to the Xylem shareholders than the Merger;

•
the fact that Evoqua may terminate the Merger Agreement prior to the receipt of the Evoqua Stockholder Approval and enter into an acquisition agreement with respect to a superior proposal (subject to compliance with the provisions of the Merger Agreement regarding customary restrictions on Evoqua’s ability to solicit offers for alternative proposals or to engage in discussions regarding such proposals) upon payment by Evoqua to Xylem of a termination fee of $225 million;

•
the fact that the Merger Agreement includes a provision requiring Xylem to pay Evoqua the Regulatory Termination Fee or the Xylem Termination Fee and/or reimburse the Evoqua Expenses in an amount up to $50 million if the Merger Agreement is terminated under specified circumstances and the potential that certain of such termination payment provisions could have the effect of discouraging an alternative proposal for Xylem;

•	the restrictions on the conduct of Xylem’s business during the period between the signing of the Merger Agreement and consummation of the Merger.
The foregoing discussion of the information and factors considered by the Xylem Board is not exhaustive. In view of the Xylem Board’s consideration of a wide variety of factors in connection with its evaluation of the Merger Agreement and the transactions contemplated thereby, including the Merger, and the complexity of these matters, the Xylem Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The actual benefits from the Merger could be different from the foregoing estimates and those differences could be material. Accordingly, there can be no assurance that any of the potential benefits described above or included in the factors considered by the Xylem Board will be realized. For a discussion of various factors that could prevent or limit the parties from realizing some or all of these benefits, see the section titled “Risk Factors” beginning on page 20 of this joint proxy statement/prospectus.
The foregoing discussion of the information and factors considered by the Xylem Board is forward-looking in nature and should be read in light of the factors described in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 47 of this joint proxy statement/prospectus.
Opinions of Xylem’s Financial Advisors
Opinion of Lazard Frères & Co. LLC
Xylem retained Lazard to act as its financial advisor in connection with the Merger. In connection with this engagement, the Xylem Board requested that Lazard evaluate the fairness, from a financial point of view, to Xylem of the Exchange Ratio provided for in the Merger. Lazard delivered its oral opinion to the Xylem Board on January 21, 2023, which opinion was subsequently confirmed in a written opinion dated January 22, 2023, to the effect that, as of January 22, 2023, and based upon and subject to the assumptions, procedures, matters, qualifications and limitations set forth therein, the Exchange Ratio provided for in the Merger was fair, from a financial point of view, to Xylem.
The full text of Lazard’s written opinion, dated January 22, 2023, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this joint proxy statement/prospectus as Annex D and is incorporated by reference herein in its entirety. The summary of Lazard’s opinion is qualified in its entirety by reference to the full text of the opinion, and Xylem shareholders are encouraged to read the opinion carefully and in its entirety.
Lazard’s engagement and its opinion were for the benefit of the Xylem Board (in its capacity as such) and its opinion was rendered to the Xylem Board in connection with its evaluation of the Merger and addressed only the fairness, as of the date of the opinion, from a financial point of view, to Xylem of the Exchange Ratio provided for in the Merger. Lazard’s opinion is not intended to and does not constitute a recommendation to any Xylem shareholder as to how such Xylem shareholder should vote or act with respect to the Merger or any matter relating thereto.
Lazard’s opinion was necessarily based on economic, monetary, market, and other conditions as in effect on, and the information made available to Lazard as of, January 22, 2023. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after such date. Lazard noted that the recent volatility in the financial markets may or may not have an effect on Xylem and Evoqua, and Lazard did not express an opinion as to the effects of such volatility or such disruption on Xylem or Evoqua. Lazard did not express any opinion as to the prices at which Xylem Common Stock or Evoqua Common Stock may trade at any time subsequent to the announcement of the Merger. Lazard’s opinion did not address the relative merits of the Merger as compared to any other transaction or business strategy in which Xylem might engage or the merits of the underlying decision by Xylem to engage in the Merger.

In connection with its opinion, Lazard:
•	Reviewed the financial terms and conditions of a draft, dated January 21, 2023, of the Merger Agreement;
•	Reviewed certain publicly available historical business and financial information relating to Evoqua and Xylem;
•
Reviewed various financial forecasts and other data provided to Lazard by Evoqua relating to the business of Evoqua (referred to herein as the “Evoqua Management Forecasted Financial Information” and summarized in the section titled “The Merger—Certain Unaudited Forecasted Financial Information” beginning on page 118 of this joint proxy statement/prospectus), and extrapolations thereof in respect of the fourth calendar quarter of 2025 based on the guidance of Xylem senior management and approved by Xylem for Lazard’s use (referred to herein as the “Xylem View of Evoqua Forecasted Financial Information” and summarized in the section titled “The Merger—Certain Unaudited Forecasted Financial Information” beginning on page 118 of this joint proxy statement/prospectus), financial forecasts and other data provided to Lazard by Xylem relating to the business of Xylem (referred to herein as the “Xylem Management Forecasted Financial Information” and summarized in the section titled “The Merger—Certain Unaudited Forecasted Financial Information” and, together with the Xylem View of Evoqua Forecasted Financial Information, referred to in this section titled “The Merger—Opinions of Xylem’s Financial Advisors—Opinion of Lazard Frères & Co. LLC” beginning on pages 118 and 83 of this joint proxy statement/prospectus, respectively, collectively, the “Forecasts”), and the projected cost synergies (estimated at $140 million in run-rate cost synergies and a cost to achieve such synergies of $90 million (referred to in this section titled “The Merger—Opinions of Xylem’s Financial Advisors—Opinion of Lazard Frères & Co. LLC” as the “Estimated Cost Synergies”)) and other benefits, including the amount and timing thereof, anticipated by Xylem senior management to be realized from the Merger;

•
Held discussions with members of the senior management of Evoqua and Xylem with respect to the businesses and prospects of Evoqua and Xylem, respectively, and with members of senior management of Xylem and Evoqua with respect to the Estimated Cost Synergies and other benefits anticipated by the management of Xylem to be realized from the Merger;

•	Reviewed public information with respect to certain other companies in lines of business that Lazard believes to be generally relevant in evaluating the businesses of Evoqua and Xylem, respectively;
•	Reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of Evoqua;
•	Reviewed historical stock prices and trading volumes of Evoqua Common Stock and Xylem Common Stock;
•
Reviewed the potential pro forma financial impact of the Merger on Xylem based on the financial forecasts referred to above relating to Evoqua and Xylem and the Estimated Cost Synergies and other benefits anticipated by the management of Xylem to be realized from the Merger (referred to herein as the “Xylem Integrated Forecasted Financial Information” and, together with the Forecasts, the “Xylem Forecasted Financial Information,” which forecasts are summarized in the section of this joint proxy statement/prospectus titled “The Merger—Certain Unaudited Forecasted Financial Information” beginning on page 118 of this joint proxy statement/prospectus); and

•	Conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.
Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Evoqua or Xylem or concerning the solvency or fair value of Evoqua or Xylem, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard’s analyses, including those related to Estimated Cost Synergies anticipated by Xylem management to be realized from the Merger, Lazard assumed, with the consent of Xylem, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Evoqua and Xylem, respectively, and such synergies. In addition, Lazard assumed, with the consent of Xylem, that the financial forecasts and Estimated Cost Synergies will be realized in the amounts and at the times contemplated thereby. Lazard assumed no responsibility for and expressed no view as to any such forecasts or synergies or the assumptions on which either of them were based.
In rendering its opinion, Lazard assumed, with the consent of Xylem, that the Merger would be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions. Representatives of Xylem advised Lazard, and Lazard assumed, that the Merger Agreement, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with the consent of Xylem, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Merger will not have an adverse effect on Xylem or the Merger. Lazard further assumed, with the consent of Xylem, that the Merger will qualify for the Intended Tax Treatment. Lazard did not express any opinion as to any tax or other consequences that might result from the Merger, nor did Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Xylem obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the Exchange Ratio to the extent expressly specified in its opinion) of the Merger, including, without limitation, the form or structure of the Merger or any agreements or arrangements entered into in connection with, or contemplated by, the Merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise.
Summary of Lazard’s Financial Analyses
The following is a summary of the material financial analyses reviewed with the Xylem Board in connection with Lazard’s written opinion, dated January 22, 2023. The summary of Lazard’s analyses provided below is not a complete description of the analyses underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.
In arriving at its opinion, Lazard considered the results of all of the analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any factor or method of analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Considering selected portions of its analyses in the summary set forth below, without considering its analyses as a whole, could create an incomplete or misleading view of the analyses underlying Lazard’s opinion.
For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, monetary, market and financial conditions and other matters, many of which are beyond the control of Xylem. No company, business or transaction considered in Lazard’s analyses is identical to Xylem or the Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Lazard’s analyses. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.
The summary of the analyses provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s analyses. Considering the data in the tables below without considering the full description of its analyses, including the methodologies and assumptions underlying its analyses, could create a misleading or incomplete view of Lazard’s analyses.
Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 22, 2023, and is not necessarily indicative of current market conditions.
Financial Analyses
Public Market Analysis
Lazard performed a public market analysis, which is designed to provide an implied trading value of a company by comparing it to selected companies with similar characteristics to the company. Lazard compared the 2023 EV / EBITDA of each of Xylem and Evoqua to the 2023 EV / EBITDA of the selected companies listed in the two tables below referred to, respectively, as the “Xylem selected companies” and the “Evoqua selected companies.” The Xylem selected companies and the Evoqua selected companies were chosen based on Lazard’s knowledge of the industry and because these companies have businesses that may be considered similar to Xylem and Evoqua, respectively. For each of the analyses performed by Lazard, financial and market data for the selected companies were based on the most recent publicly available information, including Wall Street research consensus estimates.

The 2023 EV / EBITDA multiples calculated by Lazard for the Xylem selected companies are as follows:
Xylem Selected Companies	2023 EV / EBITDA
Badger Meter	26.6
Ecolab	17.5
Evoqua	19.7
Franklin Electric	13.7
IDEX	20.0
Itron	20.9
Pentair	12.1
Watts	14.2
Peer Median	18.6
The 2023 EV / EBITDA multiples calculated by Lazard for the Evoqua selected companies are as follows:
Evoqua Selected Companies	2023 EV / EBITDA
Badger Meter	26.6
Ecolab	17.5
Franklin Electric	13.7
IDEX	20.0
Itron	20.9
Pentair	12.1
Watts	14.2
Xylem	21.2
Peer Median	18.7
Based on the analysis of the 2023 EV / EBITDA for each of the selected companies and its experience and professional judgment, Lazard selected a range of multiples and applied this range of multiples to the relevant financial statistics for Xylem and Evoqua, as applicable.
For the purposes of this analysis, with respect to Xylem, Lazard utilized estimated 2023 EV / EBITDA based on Xylem Management Forecasted Financial Information for 2023. Lazard estimated the implied share price for Xylem Common Stock as of January 20, 2023 (rounded to the nearest 25 cents), as follows:
	Multiple Statistic Range	Implied Value Per Share of Xylem Common Stock
2023 EV /EBITDA	18.0x – 22.0x	$92.75 – $114.25
For reference only, Lazard also calculated and presented a range reflecting the implied value per share of Xylem Common Stock based on Wall Street research consensus estimates for Xylem’s 2023 EV / EBITDA (rather than using Xylem Management Forecasted Financial Information for 2023 EV / EBITDA). Using Wall Street research consensus estimates, the implied value per share of Xylem Common Stock as of January 20, 2023 (rounded to the nearest 25 cents) was $92.75—$114.50.
For the purposes of this analysis, with respect to Evoqua, Lazard utilized estimated 2023 EV / EBITDA based on the Xylem View of Evoqua Forecasted Financial Information for 2023. Lazard estimated the implied share price for Evoqua Common Stock as of January 20, 2023 (rounded to the nearest 25 cents), as follows:
	Multiple Statistic Range	Implied Value Per Share of Evoqua Common Stock
2023 EV / EBITDA	18.0x – 22.0x	$38.50 – $48.50
For reference only, Lazard also calculated and presented a range reflecting the implied value per share of Evoqua Common Stock based on Wall Street research consensus estimates for Evoqua’s 2023 EV / EBITDA (rather than using the Xylem View of Evoqua Forecasted Financial Information for 2023 EV / EBITDA). Using Wall Street research consensus estimates, the implied value per share of Evoqua Common Stock as of January 20, 2023 (rounded to the nearest 25 cents) was $37.00 – $46.50.
Applying the foregoing analyses and valuation methodologies, Lazard then calculated the implied exchange ratio with respect to Evoqua on a standalone basis by dividing (i) the minimum Evoqua share price implied by the respective valuation methodology divided by the maximum Xylem share price implied by the corresponding methodology and (ii) the maximum Evoqua share price implied by the respective valuation methodology divided by the minimum Xylem share price implied by the corresponding methodology. This analysis indicated a range of implied exchange ratios from 0.337 and 0.522 based on Xylem Management Forecasted Financial Information for 2023 and the Xylem View of Evoqua Forecasted Financial Information, as compared to the Exchange Ratio provided for in the Merger of 0.48. For reference only, Lazard also calculated and presented a range of implied exchange ratios based on the Xylem and Evoqua per share common stock values implied by Wall Street research consensus estimates for Xylem’s and Evoqua’s 2023 EV / EBITDA, which range was 0.323 to 0.502, as compared to the Exchange Ratio provided for in the Merger of 0.48.
No company in the public market analysis is identical to Xylem or Evoqua. In evaluating the Xylem selected companies and the Evoqua selected companies, Lazard made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Xylem and Evoqua, such as the impact of competition on the respective businesses of Xylem and Evoqua or the industry generally, industry growth and the absence of any material adverse change in the respective financial condition and prospects of Xylem or Evoqua or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.
Discounted Cash Flow Analysis
Using the Forecasts, Lazard performed a discounted cash flow analysis of each of Xylem and Evoqua. A discounted cash flow analysis is a valuation methodology used to derive a valuation of a company by calculating the present value of the company’s estimated future cash flows. A company’s “estimated future cash flows” are its projected unlevered free cash flows, and “present value” refers to the value today or as of an assumed date of the future cash flows or amounts and is obtained by discounting the estimated future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors.
Xylem
Based on the Forecasts, Lazard performed a discounted cash flow analysis of Xylem based on the estimated net present value of (i) forecasted unlevered, after-tax free cash flows for fiscal years 2021 through 2025 and (ii) the terminal value for Xylem. The terminal value for Xylem was calculated using terminal EBITDA multiples ranging from 16.0x – 20.0x, with a midpoint of 18.0x, which were selected by Lazard using its professional judgment and expertise, utilizing historical and current EBITDA multiples calculated for Xylem as well as various peer companies. Lazard discounted the forecasted unlevered, after-tax free cash flows and the terminal value using discount rates ranging from 9.5% to 10.5%, with a midpoint of 10.0%, which were chosen by Lazard based upon its analysis of Xylem’s weighted average cost of capital (determined using the capital asset pricing model and based on considerations that Lazard deemed relevant in its professional judgment and experience, taking into account certain financial metrics, including capital structure, betas for a comparable group of companies, market risk and tax rates).
This analysis resulted in a range of implied value (rounded to the nearest 25 cents) per share of Xylem Common Stock of $89.50 to $113.75 based on the Forecasts, as compared to Xylem’s share price of $110.18 as of January 20, 2023.
Evoqua
Based on the Forecasts, Lazard performed a discounted cash flow analysis of Evoqua based on the estimated net present value of forecasted (i) unlevered, after-tax free cash flows for fiscal years 2021 through 2025 and (ii) the terminal value for Evoqua. The terminal value for Evoqua was calculated using terminal EBITDA multiples ranging from 16.0x – 20.0x, with a midpoint of 18.0x, which were selected by Lazard using its professional judgment and expertise, utilizing historical and current EBITDA multiples calculated for Evoqua as well as various peer companies. Lazard discounted the forecasted unlevered, after-tax free cash flows of the Estimated Cost Synergies to December 31, 2022, using discount rates ranging from 9.5% to 10.5%, with a midpoint of 10.0%, which were chosen by Lazard based upon its analysis of Evoqua’s weighted average cost of capital (determined using the capital asset pricing model and based on considerations that Lazard deemed relevant in its professional judgment and experience, taking into account certain financial metrics, including capital structure, betas for a comparable group of companies, market risk and tax rates). The value of the discounted cash flows of the Estimated Cost Synergies ranged from $12.75 to $16.25 per share of Evoqua Common Stock (rounded to the nearest 25 cents) with reference to the Estimated Cost Synergies.
Excluding the value of Estimated Cost Synergies, the discounted cash flow analysis resulted in a range of implied values (rounded to the nearest 25 cents) per share of Evoqua Common Stock of $32.50 to $42.50 based on the Forecasts. Including the value of Estimated Cost Synergies, the discounted cash flow analysis resulted in a range of implied value (rounded to the nearest 25 cents) per share of Evoqua Common Stock of $45.25 to $58.50 based on the Forecasts and such Estimated Cost Synergies, as compared to Evoqua’s share price of $41.03 as of January 20, 2023, and an implied offer price of $52.89 based on the 0.48 Exchange Ratio.
Implied Exchange Ratio
Applying the foregoing discounted cash flow analyses, Lazard calculated the implied exchange ratio with respect to Evoqua on a standalone basis and exclusive of synergies anticipated as a result of the Merger by dividing (i) the minimum Evoqua share price implied by the respective valuation methodology divided by the maximum Xylem share price implied by the corresponding methodology and (ii) the maximum Evoqua share price implied by the respective valuation methodology divided by the minimum Xylem share price implied by the corresponding methodology. This analysis indicated a range of implied exchange ratios from 0.286 to 0.475 based on the Forecasts.
Lazard also calculated the implied exchange ratio using the discounted cash flow model described above with respect to Evoqua including the Estimated Cost Synergies. This analysis indicated a range of implied exchange ratios from 0.397 to 0.654, as compared to the Exchange Ratio provided for in the Merger of 0.48.
Selected Precedent Transactions Analysis
Lazard analyzed certain publicly available information and information provided by Xylem senior management relating to certain acquisition transactions (excluding mergers-of-equals) announced since February 1, 2021, involving comparable industrials companies. While none of the target companies in the selected transactions is directly comparable to Evoqua and none of the selected transactions is directly comparable to the Merger, the target companies in the selected transactions are companies with certain operations that, for the purposes of analysis, may be considered similar to certain operations of Evoqua and, as such, for purposes of the analysis, the selected transactions may be considered similar to the Merger.
Using publicly available information and certain analyses provided by Xylem senior management, Lazard calculated the ratio of EV / LTM EBITDA for each of the selected transactions. The selected transactions and the implied multiples calculated for the transactions are set forth below (asterisks denote transactions for which the relevant data was not available):
Precedent Industrials Transactions (Date Announced)	EV / LTM EBITDA
Chart Industries / Howden (November 2022)	12.9
SUEZ / SUEZ R&R UK (September 2022)	16.9
Clayton Dubilier & Rice / Roper Technologies Industrial Businesses (June 2022)	13.3
Pentair / Manitowoc Ice (March 2022)	17.3
Lone Star Funds / SPX Flow (December 2021)	18.9
Ecolab / Purolite (October 2021)	~23
Avantor / Masterflex (September 2021)	*
Valmet / Neles (July 2021)	20.9
BDT Capital Partners / Culligan International (May 2021)	16.2
Blackstone / Desotec (March 2021)	~22
Autodesk / Innovyze (February 2021)	~34
Lazard then applied the above results to the 2022E EBITDA for Evoqua. For purpose of this analysis, Lazard utilized EV / 2022E EBITDA and the price per share of Evoqua’s Common Stock as of January 20, 2023. This analysis resulted in an implied range of values per share of Evoqua’s Common Stock (rounded to the nearest 25 cents) between $35.25 and $53.75, as compared to Evoqua’s Common Stock price of $41.03 as of January 20, 2023, and an implied offer price of $52.89, based on the 0.48 Exchange Ratio.
Other Analyses
The analyses and data described below were presented to the Xylem Board for reference only and did not provide the basis for, and were not otherwise material to, the rendering of Lazard’s opinion.
Value Creation Analysis
Lazard prepared an illustrative value creation analysis for Xylem and Evoqua which compared certain financial metrics of the respective companies as of January 20, 2023, on a standalone basis to projections for the combined company. Lazard performed this analysis using two methodologies: (i) a trading-basis value creation analysis and (ii) a discounted cash flow-based value analysis.

Xylem
In the trading basis value creation analysis, Lazard compared the closing price of Xylem Common Stock on January 20, 2023, to the hypothetical share price of the combined company implied by (i) Xylem shareholders’ post-Merger ownership of 75% of the combined company, and (ii) the Estimated Cost Synergies capitalized at (x) a weighted average 2023 EV / EBITDA multiple of 20.9x, which implied approximately 5% value creation to Xylem shareholders, and (y) Xylem’s 2023 EV / EBITDA multiple of 21.2x, which implied approximately 7% value creation to Xylem shareholders.
In the discounted cash flow-based value creation analysis, Lazard compared the midpoint of the standalone discounted cash flow equity value per share reference range for Xylem Common Stock to the total equity value per share of the combined company implied by Xylem shareholders’ post-Merger ownership. The implied midpoint of the discounted cash flow equity value per share of the combined company was derived based on (i) the sum of standalone Xylem and Evoqua discounted cash flow values, and (ii) the midpoint discounted cash flow value of the Estimated Cost Synergies. This analysis implied approximately 2% value creation to Xylem shareholders based on the Xylem Management Forecasted Financial Information including Estimated Cost Synergies.
Evoqua
In the trading basis value creation analysis, Lazard compared the closing price of Evoqua Common Stock on January 20, 2023, to the hypothetical share price of the combined company implied by (i) Evoqua stockholders’ post-transaction ownership of 25% of the combined company, and (ii) the Estimated Cost Synergies capitalized at (x) a weighted average 2023 EV / EBITDA multiple of 20.9x, which implied approximately 35% value creation to Evoqua stockholders, and (y) Xylem’s 2023 EV / EBITDA multiple of 21.2x, which implied approximately 38% value creation to Evoqua stockholders.
In the discounted cash flow-based value creation analysis, Lazard compared the midpoint of the standalone discounted cash flow equity value per share reference range for Evoqua Common Stock to the total equity value per share of the combined company implied by Evoqua stockholders’ post-Merger ownership. The implied midpoint of the discounted cash flow equity value per share of the combined company was derived based on (i) the sum of standalone Xylem and Evoqua discounted cash flow values and (ii) the midpoint discounted cash flow value of the Estimated Cost Synergies. This analysis implied approximately 33% value creation to Evoqua stockholders.
Analyst Price Targets
Lazard reviewed and presented publicly available equity research analyst stock price targets with respect to Xylem, which indicated target prices that ranged from $92.00 to $129.00 per share for Xylem Common Stock with a median of $110.00.
Lazard also reviewed and presented publicly available equity research analyst stock price targets with respect to Evoqua, which indicated target prices that ranged from $33.00 to $54.00 for Evoqua’s Common Stock with a median of $47.00.
52-Week Range
Lazard reviewed and presented the 52-week range of Xylem’s stock prices as of January 20, 2023, which range was between $72.91 and $116.93.
Lazard also reviewed and presented the 52-week range of Evoqua’s stock prices as of January 20, 2023, which range was between $30.73 and $47.61.
General
In connection with Lazard’s services as financial advisor to Xylem, Xylem has agreed to pay Lazard an aggregate fee for such services equal to $25 million, $5 million of which became payable upon the rendering of Lazard’s opinion and the remainder of which is contingent upon the consummation of the Merger. In addition, Xylem agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement, and to indemnify Lazard and certain related persons against certain liabilities that may arise from or related to Lazard’s engagement.
Lazard has in the past provided, currently is providing and in the future may provide certain investment banking services to Xylem, for which Lazard has received and may receive compensation, including, in the past two years, advising Xylem with respect to a contemplated minority investment in another company. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Xylem, Evoqua and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Xylem, Evoqua and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the Opinion Committee of Lazard.

Lazard did not recommend any specific exchange ratio or other consideration to Xylem or that any given exchange ratio or other consideration constituted the only appropriate exchange ratio or other consideration for the Merger. Lazard’s opinion and analyses were only one of many factors taken into consideration by the Xylem Board in its evaluation of the transaction. Consequently, the analyses described in this section titled “The Merger—Opinions of Xylem’s Financial Advisors—Opinion of Lazard Frères & Co. LLC” should not be viewed as determinative of the views of the Xylem Board or Xylem senior management with respect to the Exchange Ratio provided for in the Merger or as to whether the Xylem Board would have been willing to determine that a different exchange ratio or other consideration was fair.
Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as investment banker to Xylem because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with the business of Xylem.
Opinion of Guggenheim Securities, LLC
Xylem retained Guggenheim Securities as its financial advisor in connection with the potential acquisition of Evoqua. In selecting Guggenheim Securities as its financial advisor, Xylem considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, industrial machinery and water treatment sectors. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.
At the January 21, 2023 meeting of the Xylem Board, Guggenheim Securities rendered an oral opinion, which was confirmed by delivery of a written opinion, to the Xylem Board to the effect that, as of January 22, 2023, and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Exchange Ratio was fair, from a financial point of view, to Xylem.
This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex E to this joint proxy statement/prospectus and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities advised Xylem that global economic conditions and the global capital markets have been experiencing and remain subject to significant volatility, and that Guggenheim Securities expresses no view or opinion as to any potential effects of such volatility on Xylem, Evoqua or the Merger. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.
In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith):
•	was provided to the Xylem Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Exchange Ratio;
•	did not constitute a recommendation to the Xylem Board with respect to the Merger;
•	does not constitute advice or a recommendation to any holder of Xylem or Evoqua Common Stock as to how to vote or act in connection with the Merger or otherwise;
•
did not address Xylem’s underlying business or financial decision to pursue or effect the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Xylem, or the effects of any other transaction in which Xylem might engage;

•	addressed only the fairness, from a financial point of view and as of the date of such opinion, of the Exchange Ratio to Xylem;
•
expressed no view or opinion as to (i) any other term, aspect or implication of (a) the Merger (including, without limitation, the form or structure of the Merger) or the Merger Agreement or (b) any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger or (ii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities, creditors or other constituencies of Xylem or Evoqua; and
•
expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Xylem’s or Evoqua’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Exchange Ratio or otherwise.

In the course of performing its reviews and analyses for rendering its opinion, Guggenheim Securities:
•	reviewed a draft of the Merger Agreement dated January 20, 2023;
•	reviewed certain publicly available business and financial information regarding each of Xylem and Evoqua;
•
reviewed certain non-public business and financial information regarding Xylem’s and Evoqua’s respective businesses and future prospects (including (i) certain financial projections for Xylem for the years ending December 31, 2022 through December 31, 2025 (referred to herein as the “Xylem Management Forecasted Financial Information” and summarized in the section titled “The Merger—Certain Unaudited Forecasted Financial Information” beginning on page 118 of this joint proxy statement/prospectus) and for Evoqua for the years ending December 31, 2022 through December 31, 2025 (referred to herein as the “Xylem View of Evoqua Forecasted Financial Information” and summarized in the section titled “The Merger—Certain Unaudited Forecasted Financial Information” beginning on page 118 of this joint proxy statement/prospectus and, together with the Xylem Management Forecasted Financial Information, referred to in this section titled “The Merger—Opinions of Xylem’s Financial Advisors—Opinion of Guggenheim Securities LLC” as the “Xylem-Provided Financial Projections”) and (ii) certain other estimates and other forward-looking information), all as prepared and approved for Guggenheim Securities’ use by Xylem senior management (collectively with the synergy estimates referred to below, referred to in this section titled “The Merger—Opinions of Xylem’s Financial Advisors—Opinion of Guggenheim Securities LLC” as the “Xylem-Provided Information”);

•
reviewed certain non-public business and financial information regarding Evoqua’s business and future prospects (including certain financial projections for Evoqua on a stand-alone basis for the fiscal years ending September 30, 2022 through September 30, 2025 (referred to herein as the “Evoqua Management Forecasted Financial Information” and summarized in the section titled “The Merger—Certain Unaudited Forecasted Financial Information” beginning on page 118 of this joint proxy statement/prospectus, and, together with the Xylem-Provided Financial Projections, and, together with the Xylem-Provided Financial Projections, referred to in this section titled “The Merger—Opinions of Xylem’s Financial Advisors—Opinion of Guggenheim Securities LLC” as the “Financial Projections”) and certain other estimates and other forward-looking information), all as prepared and approved for Guggenheim Securities’ use by Evoqua senior management and reviewed by, discussed with and approved for Guggenheim Securities’ use by Xylem senior management (collectively, referred to in this section titled “The Merger—Opinions of Xylem’s Financial Advisors—Opinion of Guggenheim Securities LLC” as the “Evoqua-Provided Information”);

•
reviewed certain estimated operating and financial synergies expected to result from the Merger, and estimated costs to achieve the same (collectively, referred to in this section titled “The Merger—Opinions of Xylem’s Financial Advisors—Opinion of Guggenheim Securities LLC” as the “synergy estimates” or the “synergies”) all as prepared and approved for Guggenheim Securities’ use by Xylem senior management;

•
discussed with Xylem senior management their strategic and financial rationale for the Merger as well as their views of Xylem’s and Evoqua’s respective businesses, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in their respective sectors;

•
discussed with Evoqua senior management their views of Evoqua’s business, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the water treatment sector;

•	performed discounted cash flow analyses of Xylem and Evoqua based on the Xylem-Provided Financial Projections and the synergy estimates;
•	reviewed the valuation and financial metrics of certain mergers and acquisitions that Guggenheim Securities deemed relevant in evaluating the Merger;

•	reviewed the historical prices, trading multiples and trading activity of Xylem Common Stock and Evoqua Common Stock;
•
compared the financial performance of Xylem and Evoqua and the trading multiples and trading activity of Xylem Common Stock and Evoqua Common Stock with corresponding data for certain other publicly traded companies that Guggenheim Securities deemed relevant in evaluating Xylem and Evoqua;

•	reviewed the pro forma financial results, financial condition and capitalization of Xylem after giving effect to the Merger; and
•	conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.
With respect to the information used in arriving at its opinion, Guggenheim Securities noted that:
•
Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with Xylem or Evoqua (including, without limitation, the Xylem-Provided Information and the Evoqua-Provided Information) or obtained from public sources, data suppliers and other third parties.

•
Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the Xylem-Provided Information and the Evoqua-Provided Information), (ii) expressed no view or opinion regarding the reasonableness or achievability of the Financial Projections, the synergy estimates, any other estimates and any other forward-looking information provided by Xylem or Evoqua or the assumptions upon which any of the foregoing are based and (iii) relied upon the assurances of Xylem senior management that they were (in the case of the Xylem-Provided Information) and have assumed that Evoqua senior management was (in the case of the Evoqua-Provided Information) unaware of any facts or circumstances that would make the Xylem-Provided Information or the Evoqua-Provided Information incomplete, inaccurate or misleading.

•
specifically, with respect to (i) the Xylem-Provided Financial Projections and the synergy estimates utilized in Guggenheim Securities’ analyses, (a) Guggenheim Securities was advised by Xylem’s senior management, and Guggenheim Securities assumed, that the Xylem-Provided Financial Projections and the synergy estimates had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Xylem’s senior management as to the expected future performance of Xylem and Evoqua and the expected amounts and realization of the synergies estimates and (b) Guggenheim Securities assumed that the Xylem-Provided Financial Projections and the synergy estimates had been reviewed by the Xylem Board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion, (ii) the Evoqua-Provided Financial Projections, Guggenheim Securities assumed that such financial projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Evoqua senior management as to the expected future performance of Evoqua on a stand-alone basis and (iii) any financial projections/forecasts, any other estimates and/or other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties, Guggenheim Securities assumed that such information was reasonable and reliable.

Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of its opinion:
•
Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Xylem, Evoqua, or any other entity or the solvency or fair value of Xylem, Evoqua, or any other entity, nor was Guggenheim Securities furnished with any such appraisals.

•
Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in Guggenheim Securities’ opinion should be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of Xylem senior management, Evoqua senior management and Xylem’s and Evoqua’s respective other professional advisors with respect to such matters. Guggenheim Securities assumed that the Merger will qualify for the Intended Tax Treatment. Guggenheim Securities did not express any view or render any opinion regarding the tax consequences of the Merger to Xylem, Evoqua or their respective securityholders.

Guggenheim Securities further assumed that:
•
in all respects meaningful to its analyses, (i) the final executed form of the Merger Agreement will not differ from the draft that Guggenheim Securities reviewed, (ii) Xylem and Evoqua and Merger Sub will comply with all terms and provisions of the Merger Agreement and (iii) the representations and warranties of Xylem, Evoqua and Merger Sub contained in the Merger Agreement were true and correct and all conditions to the obligations of each party to the Merger Agreement to consummate the Merger would be satisfied without any waiver, amendment or modification thereof.

•
the Merger will be consummated in a timely manner in accordance with the terms of the Merger Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, divestiture or other requirements, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Xylem, Evoqua, Merger Sub or the Merger (including its contemplated benefits) in any way meaningful to Guggenheim Securities’ analyses or opinion.

•
Guggenheim Securities did not express any view or opinion as to (i) the prices at which the shares of common stock or other securities or financial instruments of or relating to Xylem or Evoqua may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets on Xylem or Evoqua, their respective securities or other financial instruments, the Merger or any related refinancing or (iii) the impact of the Merger on the solvency or viability of Xylem, Evoqua or Merger Sub or the ability of Xylem, Evoqua or Merger Sub to pay their respective obligations when they come due.

Summary of Financial Analyses
Overview of Financial Analyses
This “Summary of Financial Analyses” presents a summary of the principal financial analyses performed by Guggenheim Securities and presented to the Xylem Board in connection with Guggenheim Securities’ rendering of its opinion. Such presentation to the Xylem Board was supplemented by Guggenheim Securities’ oral discussion, the nature and substance of which may not be fully described herein.
Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ financial analyses.
The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities’ view create an incomplete and misleading picture of the processes underlying the financial analyses considered in rendering Guggenheim Securities’ opinion.
In arriving at its opinion, Guggenheim Securities:
•
based its financial analyses on various assumptions, including assumptions concerning general business, economic and capital markets conditions and industry-specific and company-specific factors, all of which are beyond the control of Xylem, Evoqua and Guggenheim Securities;

•	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;
•	considered the results of all of its financial analyses and did not attribute any particular weight to any one analysis or factor; and
•
ultimately arrived at its opinion based on the results of all of its financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view and as of the date of such opinion, of the Exchange Ratio, to Xylem.

With respect to the financial analyses performed by Guggenheim Securities in connection with rendering its opinion:
•
such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•
none of the selected precedent merger and acquisition transactions used in the selected precedent merger and acquisition transactions analysis described below is identical or directly comparable to the Merger, and none of the selected publicly traded companies used in the selected publicly traded companies analysis described below is identical or directly comparable to Xylem or Evoqua. However, such transactions and companies were selected by Guggenheim Securities, among other reasons, because they involved target companies or represented publicly traded companies which may be considered broadly similar, for purposes of Guggenheim Securities’ financial analyses, to Xylem and Evoqua based on Guggenheim Securities’ familiarity with their respective sectors.

•
in any event, selected precedent merger and acquisition transactions analysis and selected publicly traded comparable companies analysis are not mathematical. Rather, such analyses involve complex considerations and judgments concerning the differences in business, financial, operating and capital markets-related characteristics and other factors regarding the selected precedent merger and acquisition transactions to which the Merger was compared and the selected publicly traded companies to which Xylem and Evoqua were compared.

•	such financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.
Certain Definitions
Throughout this section titled “The Merger—Opinions of Xylem’s Financial Advisors—Opinion of Guggenheim Securities—Summary of Financial Analyses,” the following financial terms are used in connection with Guggenheim Securities’ various financial analyses:
•	“CY” means calendar year.
•	“Adjusted EBITA” or “Adj. EBITA” means the relevant company’s operating earnings before interest, taxes and amortization, shown after the deduction of stock-based compensation expense.
•	“EBITA multiple” represents the relevant company’s enterprise value divided by its historical or projected adjusted EBITA, as applicable.
•	“Adjusted EBITDA” or “Adj. EBITDA” means the relevant company’s operating earnings before interest, taxes, depreciation and amortization, shown after the deduction of stock-based compensation expense.
•	“EBITDA multiple” represents the relevant company’s enterprise value divided by its historical or projected adjusted EBITDA, as applicable.
•
“Enterprise value” represents the relevant company’s market capitalization plus (i) the principal or face amount of total debt and preferred stock and (ii) the book value of any non-controlling/minority interests less (iii) cash, cash equivalents, short- and long-term marketable investments and certain other cash-like items.

•	“Unlevered free cash flow” or “ULFCF” means the relevant company’s after-tax unlevered operating cash flow minus capital expenditures and changes in working capital.
Evoqua Stand-Alone Financial Analyses
Recap of Evoqua Stand-Alone Financial Analyses
In evaluating Evoqua in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including discounted cash flow analyses and selected publicly traded comparable companies analyses. Solely for informational reference purposes, Guggenheim Securities also reviewed the Implied Merger Premiums, Synergy-Adjusted Merger Premiums, Selected Precedent M&A Transactions, Analyst Price Targets and 52 Week High/Low Closing Prices described below.
Recap of Evoqua Stand-Alone Financial Analyses
Evoqua Per Share Value Implied by Exchange Ratio and Last Closing Xylem Share Price	$52.89
Last Closing Evoqua Share Price	$41.03

	Reference Range for Evoqua Valuation
Financial Analyses	Low	High
Discounted Cash Flow Analyses:
Excluding Synergies	$22	$33
Including Synergies	$33	$53
Selected Publicly Traded Companies Analyses:
2023E Adj. EBITDA
Excluding Synergies	$38	$58
Including Synergies	$58	$87
2023E Adj. EBITA
Excluding Synergies	$33	$47
Including Synergies	$57	$80
For Informational Reference Purposes
Implied Merger Premiums	$49	$54
Synergy-Adjusted Implied Merger Premiums	$49	$62
Selected Precedent M&A Transactions	$28	$44
Analyst Price Targets	$33	$54
52 Week High/Low Closing Prices	$31	$48
Evoqua Financial Analyses
Evoqua Discounted Cash Flow Analyses
Guggenheim Securities performed discounted cash flow analyses of Evoqua based on the forecasted after-tax unlevered free cash flows (after deduction of stock-based compensation) for Evoqua, an estimated interim growth rate for an interim growth period and an estimate of its terminal/continuing value at the end of the forecast horizon.
In performing its discounted cash flow analyses with respect to Evoqua:
•
Guggenheim Securities prepared separate analyses utilizing the Xylem-Provided Financial Projections excluding synergies and utilizing the Xylem-Provided Financial Projections including synergies, in each case as provided and approved for Guggenheim Securities’ use by Xylem’s senior management.

•	Guggenheim Securities used a discount rate range of 8.75% – 10.25% based on its estimate of Evoqua’s weighted average cost of capital.
•
In estimating Evoqua’s terminal/continuing value, Guggenheim Securities used an interim growth rate of 7.5% for an interim growth period in the years 2026 – 2035 and a reference range of perpetual growth rates of Evoqua’s terminal year after the interim growth period of normalized after-tax unlevered free cash flow of 3.50% – 4.00%. The terminal/continuing values implied by the foregoing interim growth rates and perpetual growth rate reference range were cross-checked for reasonableness by reference to Evoqua’s implied terminal year EBITDA multiples.

Guggenheim Securities’ discounted cash flow analyses for purposes of evaluating Evoqua Common Stock resulted in an overall reference range of $22.20 – $33.43 per share utilizing the Xylem-Provided Financial Projections excluding synergies and an overall reference range of $32.72 – $48.73 per share utilizing the Xylem-Provided Financial Projections including synergies.

Evoqua Selected Publicly Traded Companies Analysis
Guggenheim Securities reviewed and analyzed Evoqua’s historical stock price performance, trading metrics and historical and projected/forecasted financial performance compared to corresponding data for publicly traded companies in the sectors that Guggenheim Securities deemed relevant for purposes of this analysis. Guggenheim Securities calculated, among other things, various public market trading multiples for the selected publicly traded companies, which are summarized in the table below:
Evoqua Selected Publicly Traded Companies Analysis(1)
	Enterprise Value / CY 2023E Adj. EBITDA	Enterprise Value / CY 2023E Adj. EBITA
Primary Water Treatment Peers
Badger Meter	26.4x	30.1x
Ecolab	17.5x	22.2x
Secondary Water Treatment Peers (primarily for reference)
Itron	21.3x	29.0x
IDEX	19.9x	20.7x
Watts Water	14.6x	15.7x
Zurn Elkay	13.9x	14.8x
Franklin Electric	13.8x	15.1x
AO Smith	12.4x	13.7x
Pentair	12.4x	13.5x
Mueller Water	9.9x	11.8x
Statistical Summary
Primary Peer Median	22.0x	26.2x
Secondary Peer Median	13.8x	15.0x
(1)	Selected publicly traded company metrics reflect historical information per public SEC filings, Bloomberg and FactSet as of January 20, 2023.
In performing its selected publicly traded companies analysis with respect to Evoqua, Guggenheim Securities selected a reference range of CY 2023E Adjusted EBITDA multiples of 18.0x to 26.0x and a reference range of CY 2023E Adjusted EBITA multiples of 22.0x – 30.0x. Guggenheim Securities’ selected publicly traded companies analysis resulted in an overall reference range for purposes of evaluating Evoqua Common Stock on a stand-alone public market trading basis of (i) $38 – $58 per share (excluding synergies) and $58 – $87 per share (including synergies) based on CY 2023E Adjusted EBITDA in the Xylem-Provided Financial Projections and (ii) $33 – $47 per share (excluding synergies) and $57 – $80 per share (including synergies) based on CY 2023E Adjusted EBITA in the Xylem-Provided Financial Projections.
Evoqua Reference Information
In order to provide certain context for the financial analyses of Evoqua in connection with its opinion as described above, Guggenheim Securities undertook various additional financial reviews and analyses as summarized below solely for informational reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews and analyses to be determinative methodologies for purposes of its opinion.
Implied Merger Premiums
Guggenheim Securities reviewed and analyzed the premiums paid to the unaffected share price in the stock-for-stock and mixed consideration mergers in which shareholders of a publicly-traded U.S. target owned 20% – 30% of the pro forma combined company and that have been announced since January 2013. Excluding the transactions in the top and bottom quartiles resulted in a range of premiums of 19% – 32%, which Guggenheim Securities applied to Evoqua’s closing stock price of $41.03 on January 20, 2023, to calculate an overall reference range of implied Evoqua share prices of $49 – $54 for informational reference purposes.
Synergy Adjusted Implied Merger Premiums
Guggenheim Securities reviewed and analyzed the premiums paid to the unaffected share price in the stock-for-stock and mixed consideration mergers in which shareholders of a publicly-traded U.S. target owned 20% – 30% of the pro forma combined company and that have been announced since January 2013 as described above and including the premiums implied by the portion of the publicly announced synergy value captured by the target assuming publicly announced synergies are capitalized at the blended multiple. Excluding the transactions in the top and bottom quartiles resulted in a range of premiums of 20% – 51%, which Guggenheim Securities applied to Evoqua’s closing stock price of $41.03 on January 20, 2023, to calculate an overall reference range of implied Evoqua share prices of $49 – $62 for informational reference purposes.
Evoqua Selected Precedent Merger and Acquisition Transactions
Guggenheim Securities reviewed and analyzed certain financial metrics associated with selected precedent merger and acquisition transactions in the industrial machinery industry with publicly available data that were announced after January 1, 2016, and had a transaction value in excess of $900 million that Guggenheim Securities deemed relevant for purposes of this analysis. Guggenheim Securities calculated, among other things and to the extent publicly available, certain implied change-of-control transaction multiples for the selected precedent merger and acquisition transactions (based on Wall Street equity research consensus estimates, each company’s most recent publicly available financial filings and certain other publicly available information).
Guggenheim Securities selected a reference range of transaction multiples of 15.0x – 22.0x last twelve month adjusted EBITDA and applied this range to Evoqua’s 2022E Adjusted EBITDA to calculate a reference range of implied Evoqua share prices of $28 – $44 for informational reference purposes.
Wall Street Equity Research Analyst Stock Price Targets
Guggenheim Securities reviewed selected Wall Street equity research analyst stock price targets for Evoqua on a standalone basis that were published on or after November 11, 2022, and prior to January 20, 2023 (the last trading day prior to announcement of the Merger Agreement). Guggenheim Securities noted that such Wall Street equity research analyst stock price targets for shares of Evoqua Common Stock were $33 – $54 per share, with a median stock price target of $47.
52-Week High / Low
Guggenheim Securities reviewed Evoqua’s stock price trading history since Evoqua’s initial public offering on November 2, 2017. Guggenheim Securities noted that for the year-ended January 20, 2023 (the last trading day prior to the announcement of the Merger Agreement), the lowest closing price was $31 on June 16, 2022, and the highest closing price was $48 on March 30, 2022.
Xylem Stand-Alone Financial Analyses
Recap of Xylem Stand-Alone Financial Analyses
In evaluating Xylem in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including discounted cash flow analysis and selected publicly traded companies analyses.
Recap of Xylem Stand-Alone Financial Analyses
Last Closing Xylem Share Price	$110.18
	Reference Range for Xylem Valuation
Financial Analysis	Low	High
Discounted Cash Flow Analysis	$69	$98
Selected Publicly Traded Companies Analyses:
2023E Adj. EBITDA	$93	$136
2023E Adj. EBITA	$101	$139
For Informational Reference Purposes
Analyst Price Targets	$92	$129
52 Week High/Low Closing Prices	$73	$117
Xylem Discounted Cash Flow Analysis
Guggenheim Securities performed stand-alone discounted cash flow analysis of Xylem based on forecasted after-tax unlevered free cash flows (after deduction of stock-based compensation) for Xylem, an estimated interim growth rate for an interim growth period and an estimate of its terminal/continuing value at the end of the forecast horizon.

In performing its discounted cash flow analysis with respect to Xylem:
•	Guggenheim Securities utilized the Xylem-Provided Financial Projections as provided and approved for Guggenheim Securities’ use by Xylem senior management.
•	Guggenheim Securities used a discount rate range of 8.75% – 10.25% based on its estimate of Xylem’s weighted average cost of capital.
•
In estimating Xylem’s terminal/continuing value, Guggenheim Securities used an interim growth rate of 6.00% for an interim growth period in the years 2026 – 2035 and a reference range of perpetual growth rates of Xylem’s terminal year after the interim growth period of normalized after-tax unlevered free cash flow of 3.50% – 4.00%. The terminal/continuing values implied by the foregoing perpetual growth rate reference range were cross-checked for reasonableness by reference to Xylem’s implied terminal year EBITDA multiples.

Guggenheim Securities’ discounted cash flow analysis resulted in an overall reference range of $68.86 – $97.95 per share.
Xylem Selected Publicly Traded Companies Analysis
Guggenheim Securities reviewed and analyzed Xylem’s historical stock price performance, trading metrics and historical and projected/forecasted financial performance compared to corresponding data for publicly traded companies in the sectors that Guggenheim Securities deemed relevant for purposes of this analysis. Guggenheim Securities calculated, among other things, various public market trading multiples for the selected publicly traded companies, which are summarized in the table below:
Xylem Selected Publicly Traded Companies Analysis(1)
	Enterprise Value / CY 2023E Adj. EBITDA	Enterprise Value / CY 2023E Adj. EBITDA
Primary Water Treatment Peers
Badger Meter	26.4x	30.1x
Ecolab	17.5x	22.2x
Secondary Water Treatment Peers (primarily for reference)
Itron	21.3x	29.0x
IDEX	19.9x	20.7x
Watts Water	14.6x	15.7x
Zurn Elkay	13.9x	14.8x
Franklin Electric	13.8x	15.1x
AO Smith	12.4x	13.7x
Pentair	12.4x	13.5x
Mueller Water	9.9x	11.8x
Statistical Summary
Primary Peer Median	22.0x	26.2x
Secondary Peer Median	13.8x	15.0x
(1)	Selected publicly traded company metrics reflect historical information per public SEC filings, Bloomberg and FactSet as of January 20, 2023.
In performing its selected publicly traded companies analysis with respect to Xylem, Guggenheim Securities selected a reference range of CY 2023E Adjusted EBITDA multiples of 18.0x–26.0x and a reference range of CY 2023E Adjusted EBITA multiples of 22.0x–30.0x. Guggenheim Securities’ selected publicly traded companies analysis resulted in an overall reference range for purposes of evaluating Xylem Common Stock on a stand-alone public market trading basis of (i) $93–$136 per share based on CY 2023E Adjusted EBITDA from the Xylem-Provided Financial Projections and (ii) $101–$139 per share based on CY 2023E Adjusted EBITA from the Xylem-Provided Financial Projections.

Xylem Reference Information
In order to provide certain context for the financial analyses of Xylem in connection with its opinion as described above, Guggenheim Securities undertook various additional financial reviews and analyses as summarized below solely for informational reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews and analyses to be determinative methodologies for purposes of its opinion.
Wall Street Equity Research Analyst Stock Price Targets
Guggenheim Securities reviewed selected Wall Street equity research analyst stock price targets for Xylem on a standalone basis that were published on or after November 15, 2022 and prior to January 20, 2023 (the last trading day prior to announcement of the Merger Agreement). Guggenheim Securities noted that such Wall Street equity research analyst stock price targets for shares of Xylem Common Stock were $92–$129 per share, with a median stock price target of $110.
52-Week High / Low
Guggenheim Securities reviewed Xylem’s stock price trading history since Evoqua’s initial public offering on November 2, 2017. Guggenheim Securities noted that for the year-ended January 20, 2023 (the last trading day prior to the announcement of the Merger Agreement), the lowest closing price was $73 on June 17, 2022, and the highest closing price was $117 on January 13, 2023.
Implied Exchange Ratio Analysis
In assessing the Exchange Ratio, Guggenheim Securities derived valuation ranges for the Xylem Common Stock and Evoqua Common Stock, respectively, using the financial methodologies described above under the subsections “Evoqua Discounted Cash Flow Analyses”, “Evoqua Selected Publicly Traded Companies Analysis”, “Xylem Discounted Cash Flow Analysis” and “Xylem Selected Publicly Traded Companies Analyses”.
The following table summarizes the implied exchange ratios derived using each of the foregoing financial methodologies. With respect to any given range of implied exchange ratios, the high implied exchange ratio assumes the maximum Evoqua per share equity value and minimum Xylem per share equity value, while the low implied exchange ratio assumes the minimum Evoqua per share equity value and maximum Xylem per share equity value.
Implied Exchange Ratio Analysis(1)
Merger Agreement Exchange Ratio	0.48 (25% pro forma Evoqua ownership) Implied Evoqua /Xylem Exchange Ratio and Pro Forma Evoqua Ownership Percentage
	Low	High
Financial Analyses
Discounted Cash Flow Analyses:
Excluding Synergies	0. 227x(14%)	0.486x (25%)
Including Synergies	0.334x(19%)	0.708x (33%)
Selected Publicly Traded Companies Analyses:
2023E Adj. EBITDA
Excluding Synergies	0.283x(16%)	0.627x (30%)
Including Synergies	0.427x(23%)	0.934x (39%)
2023E Adj. EBITA
Excluding Synergies	0.237x(14%)	0.468x (25%)
Including Synergies	0.410x(22%)	0.794x (36%)
For Informational Reference Purposes
Analyst Price Targets	0.256x(15%)	0.587x (29%)
52 Week High/Low Closing Prices	0.263x(15%)	0.653x (31%)
(1)
Synergy cases assume $140 million of cost synergies. Historical information per subject company filings and projected financial information per Xylem senior management and FactSet data as of January 20, 2023.

Other Considerations
Except as described in the summary above, Xylem did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its financial analyses, or providing its opinion. The type and amount of consideration payable in the Merger were determined through negotiations between Xylem and Evoqua and were approved by the Xylem Board. The decision to enter into the Merger Agreement was solely that of the Xylem Board. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by the Xylem Board. Consequently, Guggenheim Securities’ financial analyses should not be viewed as determinative of the decision of the Xylem Board with respect to the fairness, from a financial point of view, to Xylem of the Exchange Ratio in connection with the Merger.
Pursuant to the terms of Guggenheim Securities’ engagement, Xylem has agreed to pay Guggenheim Securities a cash transaction fee of $20 million. In connection with Guggenheim Securities’ engagement, Xylem has previously paid Guggenheim Securities a cash opinion fee of $4 million that became payable upon delivery of Guggenheim Securities’ opinion, which will be credited against the foregoing cash transaction fee. In addition, Xylem has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify Guggenheim Securities against certain liabilities arising out of its engagement.
Aside from its current engagement by Xylem, Guggenheim Securities has not previously been engaged during the past two years by Xylem, nor has Guggenheim Securities been previously engaged during the past two years by Evoqua, to provide any financial advisory or investment banking services for which Guggenheim Securities received fees. Guggenheim Securities may seek to provide Xylem and Evoqua and their respective affiliates with financial advisory and investment banking services unrelated to the Merger in the future, for which services Guggenheim Securities would expect to receive compensation.
Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to Xylem, Evoqua, other participants in the Merger and their respective affiliates, for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Xylem, Evoqua, other participants in the Merger and their respective affiliates. Furthermore, Guggenheim Securities and its affiliates and related entities and its or their respective directors, officers, employees, consultants and agents may have investments in Xylem, Evoqua, other participants in the Merger and their respective affiliates.
Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Xylem, Evoqua and their respective affiliates and the Merger that differ from the views of Guggenheim Securities’ investment banking personnel.
Recommendation of the Evoqua Board and its Reasons for the Merger
By unanimous vote, the Evoqua Board, at a meeting held on January 22, 2023, among other things, (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair and in the best interest of, and are advisable to, Evoqua and the Evoqua stockholders, (ii) approved and adopted the Merger Agreement and approved the Merger and the other transactions contemplated by the Merger Agreement and (iii) recommended that the Evoqua stockholders approve the Merger Agreement. The Evoqua Board unanimously recommends that Evoqua stockholders vote “FOR” the Merger Proposal.
As described above in the section titled “The Merger—The Background of the Merger” beginning on page 66 of this joint proxy statement/prospectus, in evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Evoqua Board consulted with Evoqua’s senior management, outside legal counsel and Evoqua’s financial, tax and strategy advisors. The Evoqua Board determined that entering into the Merger Agreement with Xylem was fair and in the best interests of, and advisable to, Evoqua and Evoqua stockholders. In arriving at this determination and in recommending that the Evoqua stockholders vote their shares of Evoqua Common Stock in favor of adoption of the Merger Agreement, the Evoqua Board considered a number of factors, including the following factors (not necessarily in order of relative importance) which the Evoqua Board viewed as being generally positive or favorable in coming to its determination, approval and related recommendation:
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The Evoqua Board’s belief that the Merger will create a differentiated global water technology company with complementary businesses, which will enhance opportunities for product cross-selling and market expansion and benefit stockholders by creating long-term growth potential.

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The Evoqua Board’s belief that the cultural alignment between Evoqua and Xylem, which includes complementary, purpose-driven cultures with a focus on sustainability, will create economic and social value and enable the combined company to deliver on its customer commitments.

•	The Evoqua Board’s belief that the Merger will provide Evoqua with a larger global footprint with expanded operations in high-growth regions.
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The Evoqua Board’s expectation that the Merger could achieve annual cost synergies of $140 million, and that there is significant potential for the ongoing realization of operational synergies that would generate long-term value for Xylem shareholders, and that Evoqua stockholders will participate in the benefits from these synergies to the combined company.

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The Evoqua Board’s belief that the combined company’s enhanced scale and diversified revenue mix would result in improved opportunities for growth and cost savings and enhance the combined company’s ability to capitalize on new growth opportunities and to compete for customers and key employee talent.

•	The Evoqua Board’s belief that the combined company will have enhanced scale and sufficient balance sheet flexibility to make technological and other investments to serve customers.
•	The Evoqua Board’s belief that the combined company could attract a broader investor base of Environmental, Social and Governance-focused investors.
•	The Evoqua Board’s view of the financial condition of Xylem and the Evoqua Board’s expectation that Xylem would have the ability to retire and refinance certain of Evoqua’s existing indebtedness.
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The expectation that, following the Merger, the combined company would have a strong financial and credit profile, which may unlock access to capital that is not available to Evoqua on a standalone basis.

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The implied value of the Merger Consideration to be received by Evoqua stockholders (which was $52.89 per share of Evoqua Common Stock, calculated based on the closing price of Xylem Common Stock on the NYSE on January 20, 2023, representing a premium of approximately 28.9% over the closing price of the Evoqua Common Stock on the same date and a premium of approximately 29.6% over the 30-trading day volume weighted average trading price of the Evoqua Common Stock.)

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The fact that the Exchange Ratio in the Merger is fixed and will not fluctuate as a result of changes in the market value of Xylem Common Stock or Evoqua Common Stock, which provides certainty as to the respective pro forma percentage ownership of the combined company, limits the impact of external factors on the Merger and affords Evoqua stockholders the opportunity to benefit from any increase in the market value of the Xylem Common Stock between the announcement and consummation of the Merger.

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The fact that the consideration to be received by Evoqua stockholders in the Merger, consisting of shares of Xylem Common Stock, which will be listed for trading on the NYSE, continues to provide liquidity for Evoqua stockholders desiring to liquidate their investment after the Merger and provides Evoqua stockholders the opportunity to participate in the future growth of the combined company following the Merger.

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The fact that Xylem currently pays quarterly cash dividends to Xylem shareholders and that Evoqua stockholders will be entitled to participate in and receive any dividends or distributions paid on Xylem Common Stock with a record date at or after the Effective Time.

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The fact that the strategic combination with Xylem will allow the Evoqua stockholders to have a meaningful ownership interest in the combined company, with an expected pro forma ownership of approximately 25%, and allow certain continuing Evoqua officers and directors to participate in the execution of the strategy and business plan of the combined company through the expansion of the Xylem Board to a total of 12 directors and the appointment of two Evoqua directors to the Xylem Board, in each case effective as of the Closing.

•	The requirement that Evoqua stockholders approve the Merger Proposal as a condition to the Merger.
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The Evoqua Board’s consideration, with the assistance of Evoqua’s advisors and Evoqua senior management, of the potential for alternative transactions or remaining as a standalone company, and belief that it was unlikely that an alternative transaction or remaining as a standalone company would provide more long-term value to the Evoqua stockholders than the Merger.

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The Evoqua Board’s and Evoqua senior management’s knowledge of the business, product portfolio, operations, financial condition, earnings and prospects of Xylem and Evoqua, taking into account the results of Evoqua’s due diligence review of Xylem, the expected pro forma effect of the Merger on the combined company, as well as its and their knowledge of the current and prospective environment in which Xylem and Evoqua operate, including economic and market conditions.

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The Evoqua Board’s consideration of the terms of the Merger Agreement related to Evoqua’s ability to respond to unsolicited acquisition proposals and determination that third parties would be unlikely to be deterred from making a competing proposal by the provisions of the Merger Agreement, including because the Evoqua Board may, under certain circumstances, furnish information with respect to Evoqua and participate in discussions or negotiations in connection with an acquisition proposal if necessary to comply with their fiduciary duties, including that:

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subject to its compliance with the Merger Agreement and prior to the adoption of the Merger Agreement by the Evoqua stockholders, the Evoqua Board can change its recommendation to the Evoqua stockholders with respect to the adoption of the Merger Agreement if, among other things, it determines that the failure to withdraw or modify its recommendation to the Evoqua stockholders would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; and

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while the Merger Agreement contains the Evoqua Termination Fee that Evoqua would be required to pay to Xylem in certain circumstances, the Evoqua Board believes that the Evoqua Termination Fee is reasonable in light of such circumstances and the overall terms of the Merger Agreement, consistent with fees in comparable transactions, and not preclusive of other offers. For further discussion regarding the circumstances in which Evoqua would be required to pay the Evoqua Termination Fee to Xylem, please see the section titled “The Merger Agreement—Termination Fee” beginning on page 170 of this joint proxy statement/prospectus.

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The fact that upon termination of the Merger Agreement in certain circumstances, Xylem would be required to pay to Evoqua the Xylem Termination Fee or a Regulatory Failure Fee, as applicable, that would help offset some of the costs of the transaction as further described in the section titled “The Merger Agreement—Termination Fee” beginning on page 170 of this joint proxy statement/prospectus.

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The fact that if the Merger Agreement is terminated by either party because Xylem shareholders do not approve the Share Issuance Proposal, then Xylem has agreed to reimburse Evoqua for the Evoqua Expenses, as further described in the sections titled “The Merger Agreement—Expenses—Evoqua’s Requirement to Pay the Xylem Expenses” and “The Merger Agreement—Expenses—Xylem’s Requirement to Pay the Evoqua Expenses” beginning on pages 170 and 170 of this joint proxy statement/prospectus, respectively.

•	The Evoqua Board’s belief in the ability of Xylem senior management to successfully oversee the integration of and operations of Evoqua’s business.
•	The Evoqua Board’s belief that the combined company will offer opportunities for career advancement to Evoqua and Xylem personnel within the combined company.
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The fact that Evoqua and Xylem agreed to use their respective reasonable best efforts to consummate the Merger and obtain the necessary approvals and clearances required under applicable Antitrust Laws, including the obligation of Xylem to divest or hold separate or take other actions with respect to the assets or businesses of Evoqua or Xylem and their subsidiaries if necessary to obtain antitrust approval for the Merger, except where doing so would reasonably be expected to have, individually or in the aggregate, a material impact on Evoqua and its subsidiaries (taken as a whole) or Xylem and its subsidiaries (taken as a whole and assuming that Xylem and its subsidiaries are the same size as Evoqua and its subsidiaries) or the reasonably expected benefits of the Merger.

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The Evoqua Board’s belief that, although the consummation of the Merger is subject to various regulatory approvals, such approvals are likely to be obtained and the Merger consummated on a timely basis.

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The Evoqua Board’s belief of the reasonable likelihood that the Merger will be consummated based on, among other things, the conditions to the Merger and that the Outside Date allows for sufficient time to consummate the Merger.

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The Evoqua Board’s belief that the strong track record of Xylem’s senior management team as an experienced acquirer and proven integrator will facilitate an effective and timely integration of the two companies’ operations.

•	The fact that there are no financing conditions or contingencies, and that Xylem does not require financing in order to consummate the Merger.

•	The fact that Evoqua has the right to specifically enforce Xylem’s obligations under the Merger Agreement.
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The fact that the Merger is intended to qualify for the Intended Tax Treatment for U.S. federal income tax purposes with the result that U.S. holders of shares of Evoqua Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of Xylem Common Stock in exchange for Evoqua Common Stock in the Merger.

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The fact that a representative of Goldman Sachs and representatives of BofA Securities each reviewed their respective financial analyses of the Exchange Ratio and Goldman Sachs and BofA Securities each delivered to the Evoqua Board an oral opinion, each of which was subsequently confirmed by delivery of a written opinion dated January 22, 2023, to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken as set forth in the respective written opinions (i) in the case of the opinion delivered by Goldman Sachs, the Exchange Ratio was fair, from a financial point of view, to holders of Evoqua Common Stock (other than Xylem and its affiliates) and (ii) in the case of the opinion delivered by BofA Securities, the Exchange Ratio was fair, from a financial point of view, to holders of Evoqua Common Stock (other than holders of Excluded Shares), as more fully described below under the section titled “The Merger—Opinions of Evoqua’s Financial Advisors” beginning on page 105 of this joint proxy statement/prospectus.

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The Evoqua Board’s belief, based on its review in consultation with Evoqua’s advisors, that the structure of the Merger and the financial and other terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties and covenants and the circumstances under which the Merger Agreement may be terminated, including related termination fees, are reasonable.

The Evoqua Board also considered and balanced against the potentially positive factors a number of uncertainties, risks and factors it deemed generally negative or unfavorable in making its determination, approval and related recommendation, including the following (not necessarily in order of relative importance):
•	The fact that the Evoqua stockholders will not receive cash in the transaction even though certain of the Evoqua stockholders may desire liquidity.
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The fact that, after the Merger, Evoqua stockholders will have a significantly lower ownership and voting interest in the combined company than they currently have in Evoqua and will exercise less influence over management.

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The ability of Xylem to terminate the Merger Agreement (i) under specified circumstances in order to enter into an agreement providing for the implementation of a Xylem Superior Proposal upon payment by Xylem to Evoqua of the Xylem Termination Fee, or (ii) under specified other circumstances, as applicable, upon payment by Xylem to Evoqua of the Evoqua Expenses; for more information, see the sections titled “The Merger Agreement—Termination” and “The Merger Agreement—Expenses—Xylem’s Requirements to Pay Evoqua Expenses” beginning on pages 168 and 170 of this joint proxy statement/prospectus.

•	The limitations on Evoqua’s ability to solicit alternative transactions prior to the termination of the Merger Agreement or consummation of the Merger.
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Evoqua’s obligation to pay to Xylem the Evoqua Termination Fee or the Xylem Expenses, as applicable, if the Merger Agreement is terminated under specified circumstances; for more information, see the sections titled “The Merger Agreement—Termination” and “The Merger Agreement—Expenses—Xylem’s Requirements to Pay Evoqua Expenses” beginning on pages 168 and 170 of this joint proxy statement/prospectus.

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The possibility that the Evoqua Termination Fee could potentially deter a potential acquirer from proposing an alternative transaction that would provide greater value to Evoqua stockholders than the proposed Merger.

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Notwithstanding the likelihood of the Merger being consummated, the Merger may not be consummated, or that consummation may be unduly delayed, including because Evoqua stockholders may not approve the Merger and the other transactions contemplated by the Merger Agreement, the Xylem shareholders may not approve the Share Issuance Proposal, applicable regulatory approvals may not be obtained or because of reasons beyond the control of Xylem and Evoqua.

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The possibility that governmental entities may oppose or refuse to grant regulatory clearances of the Merger or impose conditions on Xylem and Evoqua prior to approving the Merger that may adversely impact the ability of the combined company to realize the anticipated benefits that are projected to occur in connection with the Merger.

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The impact that failure to consummate or delays in consummating the Merger and the other transactions contemplated by the Merger Agreement could have on the market value of shares of Evoqua Common Stock and Evoqua’s operating results.

•	The cost savings, cost synergies and other benefits to the Evoqua stockholders that are expected to result from the Merger might not be fully realized or not realized at all.
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The challenges of integrating the businesses, management teams, operations, workforce, strategies and organizations of Xylem and Evoqua, including the possibility that the Merger and resulting integration process could result in the disruption of ongoing business.

•	The substantial costs to be incurred in connection with the transaction, including the transaction expenses arising from the Merger and the costs of integrating the businesses of Xylem and Evoqua.
•	The fact that Evoqua’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those of Evoqua’s stockholders generally, including that certain of
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Evoqua’s directors will serve as directors on the Xylem Board following the Merger and certain interests arising from the employment and compensation arrangements of Evoqua’s executive officers and the manner in which they would be affected by the Merger, as detailed in the sections titled “The Merger—Interests of Evoqua’s Directors and Executive Officers in the Merger” and “The Merger—Interests of Evoqua’s Directors and Executive Officers in the Merger—Summary of Potential Transaction Payments to Named Executive Officers of Evoqua” beginning on pages 125 and 129 of this joint proxy statement/prospectus, respectively.

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The restrictions on the conduct of Evoqua’s business during the period between the execution of the Merger Agreement and the consummation of the Merger; for more information, see the section titled “The Merger Agreement—Covenants—Conduct of Business” beginning on page 147 of this joint proxy statement/prospectus.

•	The diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the Merger.
•	The combined company’s potential inability to retain key employees.
•	The fixed Exchange Ratio will not adjust to compensate for any increase in the market value of Xylem Common Stock prior to the consummation of the Merger.
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The fact that the opinions of Goldman Sachs and BofA Securities as to the fairness, from a financial point of view, of the Exchange Ratio speak only as of the date of such opinion and did not and will not take into account events occurring or information that has become available after such date, including any changes in the operations and prospects of Evoqua or Xylem, financial, economic, market and other conditions and other factors that may be beyond the control of Evoqua and Xylem and on which such opinion was based, any of which may be material.

•	The fact that Evoqua stockholders will not be entitled to appraisal rights in connection with the Merger.
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Other matters described in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 20 and 47 of this joint proxy statement/prospectus, respectively.

The Evoqua Board considered all of these factors as a whole, as well as others, and, on balance, unanimously concluded that the potential benefits of the Merger to Evoqua stockholders outweighed the risks, uncertainties, restrictions and potentially negative factors associated with the Merger.
The foregoing discussion of factors considered by the Evoqua Board is not, and is not intended to be, exhaustive. The Evoqua Board collectively reached the conclusion to approve the Merger Agreement in light of the various factors described above and other factors that the members of the Evoqua Board believed were appropriate. In light of the variety of factors considered in connection with its evaluation of the Merger, the Evoqua Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Evoqua Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Evoqua Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Evoqua Board based its recommendation on the totality of the information available to it, including discussions with Evoqua’s management and outside legal and financial advisors.

It should be noted that this explanation of the reasoning of the Evoqua Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 47 of this joint proxy statement/prospectus.
Opinions of Evoqua’s Financial Advisors
Opinion of Evoqua’s Financial Advisor—Goldman Sachs & Co. LLC
Goldman Sachs rendered its opinion to Evoqua’s board of directors that, as of January 22, 2023 and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to Merger Agreement was fair from a financial point of view to the holders (other than Xylem and its affiliates) of Evoqua Common Stock.
The full text of the written opinion of Goldman Sachs, dated January 22, 2023, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of Evoqua’s board of directors in connection with its consideration of the Merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Evoqua Common Stock should vote with respect to the Merger or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the Merger Agreement;
•	annual reports to stockholders and Annual Reports on Form 10 K of Evoqua for the five fiscal years ended September 30, 2022;
•	annual reports to stockholders and Annual Reports on Form 10 K of Xylem for the five fiscal years ended December 31, 2021;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Evoqua and Xylem;
•	certain other communications from Evoqua and Xylem to their respective stockholders;
•	certain publicly available research analyst reports for Evoqua and Xylem;
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certain unaudited internal financial analyses and internal financial forecasts for Evoqua on a stand-alone basis prepared by its management, as approved for Goldman Sachs’ use by Evoqua (referred to in this section as the “Evoqua Management Forecasted Financial Information Including M&A”), and for Xylem on a stand-alone basis prepared by its management, as approved for Goldman Sachs’ use by Evoqua (referred to in this section as the “Xylem Management Forecasted Financial Information”);

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certain operating synergies projected by the managements of Evoqua and Xylem to result from the transaction, as approved for Goldman Sachs’ use by Evoqua (referred to in this section as the “Evoqua View of Xylem Forecasted Potential Synergies”); and

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certain financial analyses and forecasts for Xylem pro forma for the transaction, comprised of the Evoqua Management Forecasted Financial Information Including M&A, the Xylem Management Forecasted Financial Information and the Evoqua View of Xylem Forecasted Potential Synergies, as approved for Goldman Sachs’ use by Evoqua (referred to in this section as the “Evoqua Integrated Forecasted Financial Information” and, together with the Evoqua Management Forecasted Financial Information Including M&A and the Xylem Management Forecasted Financial Information, for purposes of this section, the “Forecasts”).

The Forecasts and Evoqua View of Xylem Forecasted Potential Synergies are further described in the section titled “The Merger—Certain Unaudited Forecasted Financial Information” beginning on page 118 of this joint proxy statement/prospectus.
Goldman Sachs also held discussions with members of the senior managements of Evoqua and Xylem regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Merger Agreement and the past and current business operations, financial condition and future prospects of Evoqua and Xylem; reviewed the reported price and trading activity for shares of Evoqua Common Stock and shares of Xylem Common Stock; compared certain financial and stock market information for Evoqua and Xylem with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the water industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with Evoqua’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Evoqua’s consent that the Forecasts, including the Evoqua View of Xylem Forecasted Potential Synergies, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Evoqua. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Evoqua or Xylem or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Merger Agreement will be obtained without any adverse effect on Evoqua or Xylem or on the expected benefits of the transaction contemplated by the Merger Agreement in any way meaningful to its analysis. Goldman Sachs also assumed that the transaction contemplated by the Merger Agreement will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of Evoqua to engage in the transaction contemplated by the Merger Agreement or the relative merits of the transaction contemplated by the Merger Agreement as compared to any strategic alternatives that may be available to Evoqua; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Xylem and its affiliates) of Evoqua Common Stock, as of the date of the opinion, of the Exchange Ratio pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the transaction contemplated by the Merger Agreement or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the transaction contemplated by the Merger Agreement, including the fairness of the transaction contemplated by the Merger Agreement to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Evoqua; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Evoqua, or class of such persons in connection with the Merger, whether relative to the Exchange Ratio pursuant to the agreement or otherwise. Goldman Sachs’ opinion is necessarily based on economic, monetary market and other condition as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Xylem Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Evoqua or Xylem or the Merger, or as to the impact of the Merger on the solvency or viability of Evoqua or Xylem or the ability of Evoqua or Xylem to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Evoqua Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 20, 2023, the last trading day before the public announcement of the transaction contemplated by the Merger Agreement, and is not necessarily indicative of current market conditions.
Historical Stock Trading Analysis.
Goldman Sachs reviewed the historical trading prices for Evoqua Common Stock for the two-year period ended January 20, 2023. In addition, Goldman Sachs calculated the implied consideration per share of Evoqua Common Stock by multiplying the Exchange Ratio by $110.18, the closing price per share of Xylem Common Stock on January 20, 2023, the last trading day before the public announcement of the Merger, and analyzed the $52.89 implied consideration per share of Evoqua Common Stock represented by the Exchange Ratio (the “Implied Consideration Per Share”) in relation to (i) the closing price of the Evoqua Common Stock on January 20, 2023, (ii) the volume weighted average price (“VWAP”) of the Evoqua Common Stock during the 30-day period ended on January 20, 2023 (the “30-day VWAP”), (iii) the VWAP of the Evoqua Common Stock during the 60-day period ended on January 20, 2023 (the “60-day VWAP”), (iv) the VWAP of the Evoqua Common Stock during the 90-day period ended on January 20, 2023 (the “90-day VWAP”), (v) the highest intra-day price of the Evoqua Common Stock over the 52-week period ended on January 20, 2023 (the “52-week high”), and (vi) the broker median price target as of January 20, 2023.

This analysis indicated that the $52.89 Implied Consideration Per Share represented:
•	a premium of 28.9% to the closing price of $41.03;
•	a premium of 29.6% to the 30-day VWAP of $40.81;
•	a premium of 28.8% to the 60-day VWAP of $41.06;
•	a premium of 35.8% to the 90-day VWAP of $38.95;
•	a premium of 11.1% to the 52-week high of $47.61; and
•	a premium of 12.5% to the broker median price target of $47.00.
Illustrative Discounted Cash Flow Analysis—Evoqua Standalone.
Using the Evoqua Management Forecasted Financial Information Including M&A, Goldman Sachs performed an illustrative discounted cash flow analysis of Evoqua on a standalone basis. Using the mid-year convention for discounting cash flows and discount rates ranging from 9.0% to 10.5%, reflecting estimates of Evoqua’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2022 (i) estimates of unlevered free cash flow for Evoqua for the second through fourth quarters of fiscal year 2023 and for fiscal years 2024 and 2025 as reflected in the Evoqua Management Forecasted Financial Information Including M&A as described in the section titled “Certain Unaudited Forecasted Financial Information” beginning on page 118 of this joint proxy statement/prospectus and (ii) a range of illustrative terminal values for Evoqua, which were calculated by applying terminal year exit EV/EBITDA multiples ranging from 18.0x to 22.0x, to a terminal year estimate of the EBITDA to be generated by Evoqua, as reflected in the Evoqua Management Forecasted Financial Information Including M&A (which analysis implied perpetuity growth rates of 5.1% to 7.3%). In addition, using a discount rate of 7.4%, reflecting an estimate of Evoqua’s cost of debt, Goldman Sachs discounted to present value as of December 31, 2022 the estimated benefits of Evoqua’s net operating losses, or (“NOLs”) for the second through fourth quarters of fiscal year 2023 and for fiscal years 2024 and 2025, as reflected in the Evoqua Management Forecasted Financial Information Including M&A. The range of terminal year exit EV/EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of Evoqua over certain prior periods (and estimates of last-twelve-months (“LTM”) and next-twelve-months (“NTM”) EV/EBITDA as reported by IBES). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (“CAPM”), which requires certain company-specific inputs, including Evoqua’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Evoqua, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived ranges of illustrative enterprise values (“EV”) for Evoqua by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative EVs it derived for Evoqua the amount of Evoqua’s net debt as provided by and approved for Goldman Sachs’ use by the management of Evoqua, to derive a range of illustrative equity values for Evoqua. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Evoqua Common Stock, as provided by and approved for Goldman Sachs’ use by the management of Evoqua, using the treasury stock method, to derive a range of illustrative present values per share of Evoqua Common Stock ranging from $42 to $54, rounded to the nearest dollar.
Illustrative Discounted Cash Flow Analysis—Pro Forma Combined Company.
Using the Evoqua Integrated Forecasted Financial Information, which take into account the Evoqua View of Xylem Forecasted Potential Synergies, Goldman Sachs performed an illustrative discounted cash flow analysis of the combined company on a pro forma basis. Using the mid-year convention for discounting cash flows and discount rates ranging from 9.0% to 10.5%, reflecting estimates of the combined company’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2022 (i) estimates of unlevered free cash flow for the pro forma combined company for the second through fourth quarters of fiscal year 2023 and for fiscal years 2024 and 2025 as reflected in the Evoqua Integrated Forecasted Financial Information and (ii) a range of illustrative terminal values for the pro forma combined company, which were calculated by applying terminal year exit EV/EBITDA multiples ranging from 21.0x to 25.0x, to a terminal year estimate of the EBITDA to be generated by the pro forma combined company, as reflected in the Evoqua Integrated Forecasted Financial Information (which analysis implied perpetuity growth rates of 5.7% to 7.7%). In addition, using a discount rate of 5.1%, reflecting an estimate of the pro forma combined company’s cost of debt, Goldman Sachs discounted to present value as of December 31, 2022 the estimated benefits of the pro forma combined company’s NOLs for the second through fourth quarters of fiscal year 2023 and for fiscal years 2024 and 2025, as reflected in the Evoqua Integrated Forecasted Financial

Information. The range of terminal year exit EV/EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of Evoqua and Xylem over certain prior periods (and estimates of LTM and NTM EV/EBITDA as reported by IBES). Goldman Sachs derived such discount rates by application of the CAPM, which requires certain company-specific inputs, including the pro forma combined company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the pro forma combined company, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived ranges of illustrative pro forma EVs for the combined company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative pro forma EVs the amount of pro forma combined company net debt as provided by and approved for Goldman Sachs’ use by the management of Evoqua, to derive a range of implied pro forma equity values for the combined company. Goldman Sachs then divided the range of implied pro forma equity values it derived by the number of pro forma fully diluted shares of combined company common stock (“Combined Company Common Stock”) expected to be outstanding following the consummation of the Merger, as provided by and approved for Goldman Sachs’ use by the management of Evoqua, using the treasury stock method. Lastly, Goldman Sachs multiplied such amount by the Exchange Ratio of 0.48x to derive a range of illustrative present values per share of the Combined Company Common Stock to be received by Evoqua stockholders as consideration ranging from $59 to $73, rounded to the nearest dollar.
Illustrative Present Value of Future Share Price Analysis—Evoqua Standalone.
Using the Evoqua Management Forecasted Financial Information Including M&A, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Evoqua Common Stock on a standalone basis, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s financial multiples. For this analysis, Goldman Sachs first calculated the illustrative EV for Evoqua as of September 30 for each of the fiscal years 2023 and 2024, by applying a range multiples of EV/NTM EBITDA of 17.0x to 21.0x to estimates of Evoqua’s forward adjusted EBITDA unburdened by stock-based compensation for each of the fiscal years 2023 and 2024. This illustrative range of EV/NTM EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM EBITDA multiples for Evoqua over certain periods (and estimates of NTM EV/EBITDA as reported by IBES).
Goldman Sachs then subtracted the amount of Evoqua’s net debt for each of the fiscal years 2023 and 2024, each as provided by and approved for Goldman Sachs’ use by the management of Evoqua, from the respective illustrative EVs in order to derive a range of implied equity values as of September 30 for Evoqua for each of the fiscal years 2023 and 2024. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of Evoqua Common Stock each of fiscal years 2023 and 2024, calculated using information provided by and approved for Goldman Sachs’ use by the management of Evoqua, to derive a range of implied future values per share of Evoqua Common Stock. Goldman Sachs then discounted these implied future equity values per share of Evoqua Common Stock to December 31, 2022, using an illustrative discount rate of 10.5%, reflecting an estimate of Evoqua’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for Evoqua, as well as certain financial metrics for the U.S. financial markets generally. This analysis resulted in a range of implied present values of $42 to $54 per share of Evoqua Common Stock, rounded to the nearest dollar.
Illustrative Present Value of Future Share Price Analysis—Pro Forma Combined Company.
Using the Evoqua Integrated Forecasted Financial Information, which take into account the Evoqua View of Xylem Forecasted Potential Synergies, Goldman Sachs performed an illustrative analysis of the implied present value of a share of Combined Company Common Stock. For this analysis, Goldman Sachs first calculated the illustrative pro forma EV as of September 30 for each of the fiscal years 2023 and 2024, by applying a range multiples of EV/NTM EBITDA of 18.0x to 22.0x to estimates of pro forma forward adjusted EBITDA unburdened by stock-based compensation for each of the fiscal years 2023 and 2024 and inclusive of run rate cost synergies based on the Evoqua View of Xylem Forecasted Potential Synergies. This illustrative range of EV/NTM EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM EBITDA multiples for Evoqua and Xylem over certain periods (and estimates of NTM EV/EBITDA as reported by IBES).
Goldman Sachs then subtracted the amount of the combined company’s net debt for each of the fiscal years 2023 and 2024, each as provided by and approved for Goldman Sachs’ use by the management of Evoqua, from the respective illustrative pro forma EVs in order to derive a range of implied pro forma equity values as of September 30 for each of the fiscal years 2023 and 2024.

Goldman Sachs then divided these implied pro forma equity values by the projected year-end number of shares of Combined Company Common Stock for each of fiscal years 2023 and 2024, calculated using information provided by and approved for Goldman Sachs’ use by the management of Evoqua, to derive a range of implied pro forma future values per share of Combined Company Common Stock (excluding dividends). Goldman Sachs then added the cumulative pro forma dividends per share for each of fiscal years 2023 and 2024 projected to be paid to combined company’s stockholders to derive a range of implied pro forma future values per share of Combined Company Common Stock (including cumulative dividends). Goldman Sachs then discounted these implied pro forma future equity values per share of Combined Company Common Stock (including cumulative dividends) to December 31, 2022, using an illustrative pro forma discount rate of 10.5%, reflecting an estimate of combined company’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for the combined company, as well as certain financial metrics for the United States financial markets generally. Lastly, Goldman Sachs multiplied such amount by the Exchange Ratio of 0.48x to derive a range of implied pro forma present values of the Combined Company Common Stock to be received by Evoqua stockholders as consideration ranging from $52 to $68 per share of Combined Company Common Stock, rounded to the nearest dollar.
Selected Transactions Analysis.
Goldman Sachs analyzed certain information relating to the following selected transactions in the water industry since 2014. For each of the selected transactions, Goldman Sachs calculated and compared the implied EV of the applicable target company based on the consideration paid in the transaction as a multiple of the target company’s LTM adjusted EBITDA based on information in public filings, press releases and investor relations documents. While none of the companies that participated in the selected transactions are directly comparable to Evoqua, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Evoqua’s results, market sizes and product profile.
The following table presents the results of this analysis:
Announcement Date	Acquiror	Target	EV/LTM Adj. EBITDA
February 2022	Zurn Water Solutions Corporation	Elkay Manufacturing Company	16.6x
January 2020	Cott Corporation	Primo Water Corporation	15.4x
December 2019	Culligan International Company	AquaVenture Holdings Limited	15.1x
December 2017	Xylem Inc.	Pure Technologies Ltd.	24.4x
March 2017	SUEZ | Caisse de dépôt et placement du Québec	GE Power & Water	12.5x
August 2016	Xylem Inc.	Sensus USA Inc	10.7x
May 2015	Danaher Corporation	Pall Corporation	20.8x
November 2014	Watts Water Technologies Inc.	AERCO International Inc.	11.0x
Based on the results of the foregoing calculations and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of EV/LTM Adjusted EBITDA multiples of 11.0x to 24.0x to Evoqua’s LTM adjusted EBITDA as of December 31, 2022, as provided by and approved for Goldman Sachs’ use by the management of Evoqua, to derive a range of implied EVs for Evoqua. Goldman Sachs then subtracted the net debt of Evoqua as of December 31, 2022, as provided by and approved for Goldman Sachs’ use by the management of Evoqua, and divided the result by the number of fully diluted outstanding shares of Evoqua Common Stock as of December 31, 2022, as provided by and approved for Goldman Sachs’ use by the management of Evoqua, to derive a reference range of implied values per share of Evoqua Common Stock of $22 to $54, rounded to the nearest dollar.
Premia Paid Analysis.
Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-stock acquisition transactions announced from 2017 through 2022 involving a public company based in the United States as the target where the disclosed target company EVs for the transaction were between $3 billion and $20 billion and where target company shareholders were estimated at the time of signing to own 10% to 30% of the combined company on a pro forma basis following the transaction. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premia of the price paid in the sixteen transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 18% across the period. This analysis also indicated a 25th percentile premium of 14% and 75th percentile premium of 29% across the period.

Using this analysis, Goldman Sachs applied a reference range of illustrative premia of 14% to 29% to the undisturbed closing price per share of Evoqua Common Stock of $41.03 as of January 20, 2023 and calculated a range of implied equity values per share of Evoqua Common Stock of $47 to $53, rounded to the nearest dollar.
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Evoqua or Xylem or the contemplated transaction.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Evoqua Board that, as of January 22, 2023 and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders (other than Xylem and its affiliates) of Evoqua Common Stock. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Evoqua, Xylem, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The Exchange Ratio was determined through arm’s-length negotiations between Evoqua and Xylem and was approved by the Evoqua Board. Goldman Sachs provided advice to Evoqua during these negotiations. Goldman Sachs did not, however, recommend any specific Exchange Ratio to Evoqua or the Evoqua Board or that any specific Exchange Ratio constituted the only appropriate Exchange Ratio for the transaction.
As described above in the section titled “The Merger—Recommendation of the Evoqua Board and its Reasons for the Merger” beginning on page 100 of this joint proxy statement/prospectus, Goldman Sachs’ opinion to the Evoqua Board was one of many factors taken into consideration by the Evoqua Board in approving and adopting the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and recommending that the Evoqua stockholders approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.
Goldman Sachs and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Evoqua, Xylem, any of their respective affiliates and third parties or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement. Goldman Sachs acted as financial advisor to Evoqua in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the Merger Agreement. During the two-year period ended January 22, 2023, Goldman Sachs Investment Banking has not been engaged by Evoqua or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. During the two-year period ended January 22, 2023, Goldman Sachs Investment Banking has not been engaged by Xylem or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Evoqua, Xylem and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.
The Evoqua Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated January 22, 2023, Evoqua engaged Goldman Sachs to act as its financial advisor in connection with the Merger. The engagement letter between Evoqua and Goldman Sachs provides for a transaction fee equal to approximately $40 million, $2.5 million of which became payable upon the execution of the Merger Agreement and the remainder of which is contingent upon consummation of the transaction. In addition, Evoqua has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under federal securities laws.

Opinion of Evoqua’s Financial Advisor—BofA Securities, Inc.
Evoqua has retained BofA Securities to act as Evoqua’s financial advisor in connection with the Merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Evoqua selected BofA Securities to act as Evoqua’s financial advisor in connection with the Merger on the basis of BofA Securities’ experience in transactions similar to the Merger, its reputation in the investment community and its familiarity with Evoqua and its business.
On January 22, 2023, at a meeting of the Evoqua Board held to evaluate the Merger, BofA Securities delivered to the Evoqua Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated January 22, 2023, to the effect that, as of that date and based upon and subject to various assumptions and limitations described in its opinion, the Exchange Ratio provided for in the Merger was fair, from a financial point of view, to holders of Evoqua Common Stock (other than holders of Excluded Shares).
The full text of BofA Securities’ written opinion to the Evoqua Board, which describes, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. BofA Securities provided its opinion to the Evoqua Board (in its capacity as such) for the benefit and use of the Evoqua Board in connection with and for purposes of its evaluation of the Exchange Ratio from a financial point of view. BofA Securities’ opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Evoqua or in which Evoqua might engage or as to the underlying business decision of Evoqua to proceed with or effect the Merger. BofA Securities’ opinion does not constitute a recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.
In connection with rendering its opinion, BofA Securities:
•	reviewed certain publicly available business and financial information relating to Evoqua and Xylem;
•
reviewed certain unaudited internal financial and operating information with respect to the business, operations and prospects of Evoqua on a standalone basis furnished to or discussed with BofA Securities by the management of Evoqua, including certain unaudited internal financial forecasts relating to Evoqua on a standalone basis prepared by the management of Evoqua reflecting, among other things, the financial impact of bolt-on acquisitions anticipated by the management of Evoqua to be made by Evoqua, referred to in this section as the “Evoqua Management Forecasted Financial Information Including M&A”;

•
reviewed certain unaudited internal financial and operating information with respect to the business, operations and prospects of Xylem on a standalone basis furnished to or discussed with BofA Securities by the management of Xylem, including certain unaudited internal financial forecasts relating to Xylem on a standalone basis prepared by the management of Xylem, referred to in this section as the “Xylem Management Forecasted Financial Information” and together with the Evoqua Management Forecasted Financial Information Including M&A, the “Forecasts”;

•
reviewed certain estimates as to the amount and timing of cost savings anticipated by the managements of Evoqua and Xylem to result from the Merger, referred to in this section as the “Evoqua View of Xylem Forecasted Potential Synergies”;

•	reviewed the potential pro forma financial impact of the Merger on the future financial performance of Xylem, including the potential effect on Xylem’s estimated earnings per share;
•
reviewed the trading histories for Evoqua Common Stock and Xylem Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA Securities deemed relevant;

•	compared certain financial and stock market information of Evoqua and Xylem with similar information of other companies BofA Securities deemed relevant;
•	reviewed the relative financial contributions of Evoqua and Xylem to the future financial performance of the combined company on a pro forma basis;
•	reviewed a draft, dated January 21, 2023, of the Merger Agreement; and

•	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.
The Forecasts and the Evoqua View of Xylem Forecasted Potential Synergies are further described in the section titled “The Merger—Certain Unaudited Forecasted Financial Information” beginning on page 118 of this joint proxy statement/prospectus.
In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of Evoqua and Xylem that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Evoqua Management Forecasted Financial Information Including M&A and the Evoqua View of Xylem Forecasted Potential Synergies, BofA Securities was advised by Evoqua, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Evoqua as to the future financial performance of Evoqua. With respect to the Xylem Management Forecasted Financial Information, BofA Securities was advised by Xylem, and assumed, with Evoqua’s consent, that it was reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Xylem as to the future financial performance of Xylem and other matters covered thereby. BofA Securities did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Evoqua or Xylem, nor did it make any physical inspection of the properties or assets of Evoqua or Xylem. BofA Securities did not evaluate the solvency or fair value of Evoqua or Xylem under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of Evoqua, that the Merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Evoqua, Xylem or the contemplated benefits of the Merger.
BofA Securities expressed no view or opinion as to any terms or other aspects of the Merger (other than the Exchange Ratio to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Merger. BofA Securities was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Evoqua or any alternative transaction. BofA Securities’ opinion was limited to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Evoqua Common Stock (other than holders of Excluded Shares) and no opinion or view was expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Evoqua or in which Evoqua might engage or as to the underlying business decision of Evoqua to proceed with or effect the Merger. BofA Securities did not express any opinion as to what the value of Xylem Common Stock actually would be when issued or the prices at which Evoqua Common Stock or Xylem Common Stock would trade at any time, including following announcement or consummation of the Merger. In addition, BofA Securities expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter. Except as described above, Evoqua imposed no other limitations on the investigations made or procedures followed by BofA Securities in rendering its opinion.
BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Securities does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities.
The following represents a brief summary of the material financial analyses presented by BofA Securities to the Evoqua Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.

Summary of Material Evoqua Financial Analyses
Selected Publicly Traded Companies Analysis
BofA Securities reviewed publicly available financial and stock market information for Evoqua and the following six publicly traded companies in the water industry (referred to in this section as “Evoqua selected publicly traded companies”), the first three of which (referred to in this section as “Evoqua primary peer selected publicly traded companies”), in BofA Securities’ professional judgement and experience, were designated as primary selected publicly traded companies more similar to Evoqua than the other Evoqua selected publicly traded companies (referred to in this section as “Evoqua other selected publicly traded companies”), in each case, when viewed as a whole as regards to financial, operating and other characteristics, and each of which BofA Securities considered based on, among other things, their respective end markets, operations, growth profiles and profit margins, to be relevant to BofA Securities’ analysis:
•	Ecolab Inc.
•	Xylem Inc.
•	Industrie De Nora S.p.A.
•	Pentair plc
•	A. O. Smith Corporation
•	Kurita Water Industries Ltd.
BofA Securities also reviewed enterprise values of the Evoqua selected publicly traded companies, calculated as equity values based on closing stock prices on January 20, 2023, plus debt and debt-like items, preferred equity, non-controlling interests and tax-effected pensions less cash and marketable securities, as a multiple of calendar year estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, unburdened by stock-based compensation, restructuring and related business transformation costs, and other one-time costs, gains and losses per Evoqua’s definition, which is referred to, solely for purposes of this section, entitled “Evoqua Financial Analyses,” as “adjusted EBITDA.” The mean and median enterprise value / estimated adjusted EBITDA multiples observed for the Evoqua primary peer selected publicly traded companies were 19.4x and 19.8x, respectively, for calendar year 2023 and 17.1x and 16.3x for calendar year 2024, and the mean and median enterprise value / estimated adjusted EBITDA multiples for the Evoqua other selected publicly traded companies were 11.6x and 12.3x, respectively, for calendar year 2023 and 10.9x and 11.6x, respectively, for calendar year 2024.
BofA Securities then applied calendar year 2023 adjusted EBITDA multiples of 16.0x to 20.0x derived from the Evoqua selected publicly traded companies to Evoqua’s calendar year 2023 estimated adjusted EBITDA and applied calendar year 2024 adjusted EBITDA multiples of 14.5x to 18.5x derived from the Evoqua selected publicly traded companies to Evoqua’s calendar year 2024 estimated adjusted EBITDA. In applying the calendar year 2023 and 2024 adjusted EBITDA multiples, BofA Securities took into consideration, among other things, the observed data for Evoqua and for the Evoqua selected publicly traded companies, the historical trading prices of Evoqua Common Stock and the common stocks of the Evoqua selected publicly traded companies and the differences in the financial profiles of Evoqua and the Evoqua selected publicly traded companies, including that Evoqua had an enterprise value / estimated NTM adjusted EBITDA that was (i) 1.3x, 0.4x, 0.7x, 0.3x, 2.5x, 3.8x and 4.1x lower than the current (as of January 20, 2023), 3-month, 6-month, 1-year, 2-year, 3-year and 5-year average multiples, respectively, for the Evoqua primary peer selected publicly traded companies and (ii) 6.3x, 6.6x, 6.5x, 7.1x, 5.6x, 4.2x and 2.4x higher than the current (as of January 20, 2023), 3-month, 6-month, 1-year, 2-year, 3-year and 5-year average multiples, respectively, for the Evoqua other selected publicly traded companies. This analysis indicated the following approximate implied per share equity value reference ranges for Evoqua (rounded to the nearest $0.05) as compared to the implied per share price of Evoqua Common Stock implied by the Exchange Ratio calculated based on the closing share price of Xylem Common Stock on January 20, 2023:
Implied Per Share Equity Value Reference Ranges for Evoqua		Per Share Price Implied by Exchange Ratio
EV /CY2023E Adj. EBITDA	EV / CY2024E Adj. EBITDA
$36.90 - $47.75	$36.85 - $49.00	$52.89
No company used in this analysis is identical or directly comparable to Evoqua. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Evoqua was compared.

Discounted Cash Flow Analysis
BofA Securities performed a discounted cash flow analysis of Evoqua to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Evoqua was forecasted to generate during Evoqua’s second through fourth quarters of Evoqua’s fiscal year ending September 30, 2023 and fiscal years ending September 30, 2024 and September 30, 2025, respectively, based on the Evoqua Management Forecasted Financial Information Including M&A. BofA Securities calculated terminal values for Evoqua by applying terminal forward multiples of 16.0x to 20.0x to Evoqua’s fiscal year ending September 30, 2025 estimated adjusted EBITDA. The cash flows and terminal values were then discounted to present value, assuming a mid-year convention, as of December 31, 2022, using discount rates ranging from 9.0% to 11.0%, which were based on an estimate of Evoqua’s weighted average cost of capital, derived using the capital asset pricing model. This analysis indicated the following approximate implied per share equity value reference ranges for Evoqua (rounded to the nearest $0.05) as compared to the implied per share price of Evoqua Common Stock implied by the Exchange Ratio calculated based on the closing share price of Xylem Common Stock on January 20, 2023:
Implied Per Share Equity Value Reference Range for Evoqua	Per Share Price Implied by Exchange Ratio
$36.15 - $48.75	$52.89
Other Factors
BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:
•	BofA Securities reviewed the trading range for the Evoqua Common Stock for the 12-month period as of January 20, 2023, which was $30.73 to $47.61 per share.
•
BofA Securities reviewed certain publicly available equity research analyst price targets for the Evoqua Common Stock as of January 20, 2023, and noted that the range of such price targets, discounted one year by a 10.7% cost of equity, was $29.80 to $48.80 per share.

•
BofA Securities performed a discounted cash flow analysis of Evoqua to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Evoqua was forecasted to generate during Evoqua’s second through fourth quarters of fiscal year ending September 30, 2023 and fiscal years ending September 30, 2024 and September 30, 2025, respectively, based on the Evoqua Management Forecasted Financial Information Excluding M&A. BofA Securities calculated terminal values for Evoqua by applying terminal forward multiples of 16.0x to 20.0x to Evoqua’s fiscal year ending September 30, 2025 estimated adjusted EBITDA. The cash flows and terminal values were then discounted to present value, assuming a mid-year convention, as of December 31, 2022 using discount rates ranging from 9.0% to 11.0%, which were based on an estimate of Evoqua’s weighted average cost of capital, derived using the capital asset pricing model. This analysis indicated the following approximate implied per share equity value reference ranges for Evoqua: $34.30 to $45.95.

Summary of Material Xylem Financial Analyses
Selected Publicly Traded Companies Analysis.
BofA Securities reviewed publicly available financial and stock market information for Xylem and the following seven publicly traded companies in the water industry (referred to in this section as “Xylem selected publicly traded companies”), the first three of which (referred to in this section as “Xylem primary peer selected publicly traded companies”), in BofA Securities’ professional judgement and experience, were designated as primary selected publicly traded companies more similar to Xylem than other Xylem selected publicly traded companies (referred to in this section as “Xylem other selected publicly traded companies”), in each case, when viewed as a whole as regards to financial, operating and other characteristics, and each of which BofA Securities considered based on, among other things, their respective end markets, operations, growth profiles and profit margins, to be relevant to BofA Securities’ analysis:
•	Evoqua Water Technologies Corp.
•	Franklin Electric Co., Inc.
•	Badger Meter Inc
•	Pentair plc
•	Watts Water Technologies, Inc.

•	Zurn Elkay Water Solutions Corporation
•	Mueller Water Products, Inc.
BofA Securities also reviewed enterprise values of the Xylem selected publicly traded companies, calculated as equity values based on closing stock prices on January 20, 2023, plus debt and debt-like items, preferred equity, non-controlling interests and tax-effected pensions, less cash and marketable securities, as a multiple of calendar year estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, unburdened by stock-based compensation, restructuring and related business transformation costs, and other one-time costs, gains and losses per Xylem’s definition, which is referred to, solely for purposes of this section, entitled “Xylem Financial Analyses,” as “adjusted EBITDA.” The mean and median enterprise value / estimated adjusted EBITDA multiples observed for the Xylem primary peer selected publicly traded companies were 19.1x and 18.2x, respectively, for calendar year 2023 and 17.9x and 16.8x for calendar year 2024, and the mean and median enterprise value / estimated adjusted EBITDA multiples for the Xylem other selected publicly traded companies were 12.1x and 12.5x, respectively, for calendar year 2023 and 11.3x and 11.6x, respectively, for calendar year 2024.
BofA Securities then applied calendar year 2023 adjusted EBITDA multiples of 17.5x to 23.0x derived from the Xylem selected publicly traded companies to Xylem’s calendar year 2023 estimated adjusted EBITDA and applied calendar year 2024 adjusted EBITDA multiples of 16.0x to 21.0x derived from the Xylem selected publicly traded companies to Xylem’s calendar year 2024 estimated adjusted EBITDA. In applying the calendar year 2023 and 2024 adjusted EBITDA multiples, BofA Securities took into consideration, among other things, the observed data for Xylem and for the Xylem selected publicly traded companies, the historical trading prices of Xylem Common Stock and the common stocks of the Xylem selected publicly traded companies and the differences in the financial profiles of Xylem and the Xylem selected publicly traded companies, including that Xylem had an enterprise value / estimated NTM adjusted EBITDA that was (i) 1.9x, 2.3x, 1.7x, 1.0x, 1.8x, 1.6x and 1.3x higher than the current (as of January 20, 2023), 3-month, 6-month, 1-year, 2-year, 3-year and 5-year average multiples, respectively, for the Xylem primary peer selected publicly traded companies and (ii) 8.9x, 9.3x, 8.6x, 6.8x, 7.4x, 7.0x and 5.6x higher than the current (as of January 20, 2023), 3-month, 6-month, 1-year, 2-year, 3-year and 5-year average multiples, respectively, for the Xylem other selected publicly traded companies. This analysis indicated the following approximate implied per share equity value reference ranges for Xylem (rounded to the nearest $0.05) as compared to the closing price of Xylem Common Stock on January 20, 2023:
Implied Per Share Equity Value Reference Ranges for Xylem		Closing Trading Price of Xylem Common Stock on January 20, 2023
EV / CY2023E Adj. EBITDA	EV / CY2024E Adj. EBITDA
$92.20 - $123.05	$97.50 - $129.85	$110.18
No company used in this analysis is identical or directly comparable to Xylem. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Xylem was compared.
Discounted Cash Flow Analysis
BofA Securities performed a discounted cash flow analysis of Xylem to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Xylem was forecasted to generate during Xylem’s second through fourth quarters of the twelve-month calendarized period ending September 30, 2023 and the twelve-month calendarized periods ending September 30, 2024 and September 30, 2025, respectively, based on the Xylem Management Forecasted Financial Information. BofA Securities calculated terminal values for Xylem by applying terminal forward multiples of 18.0x to 22.0x to Xylem’s twelve-month calendarized period ending September 30, 2025 estimated adjusted EBITDA. The cash flows and terminal values were then discounted to present value, assuming a mid-year convention, as of December 31, 2022, using discount rates ranging from 9.0% to 11.0%, which were based on an estimate of Xylem’s weighted average cost of capital, derived using the capital asset pricing model. This analysis indicated the following approximate implied per share equity value reference ranges for Xylem (rounded to the nearest $0.05) as compared to the closing price of Xylem Common Stock on January 20, 2023:
Implied Per Share Equity Value Reference Range for Xylem	Closing Trading Price of Xylem Common Stock on January 20, 2023
$98.60 - $126.20	$110.18

Pro Forma Accretion/Dilution Analysis
BofA Securities reviewed the potential pro forma financial effect of the Merger on Xylem’s pro forma fiscal years ending December 31, 2024 and December 31, 2025, respectively, estimated adjusted EPS, which is unburdened for restructuring and related business transformation costs and other one-time costs, gains and losses, and burdened for stock-based compensation and acquisition-related intangibles amortization. Estimated financial data of Xylem were based on the Xylem Management Forecasted Financial Information and estimated financial data of Evoqua were based on the Evoqua Management Forecasted Financial Information Including M&A, calendarized to align with Xylem’s fiscal year-end ending December 31. Based on the Exchange Ratio, this analysis indicated that the Merger could be (i) dilutive to Xylem’s estimated adjusted EPS for Xylem fiscal years ending December 31, 2024 and December 31, 2025, respectively, and (ii) accretive to Xylem’s estimated cash adjusted EPS (representing Xylem’s estimated adjusted EPS, unburdened for acquisition-related intangibles amortization, restructuring and related business transformation costs and other one-time costs, gains and losses, and burdened for stock-based compensation) for Xylem fiscal years ending December 31, 2024 and December 31, 2025, respectively. The actual results achieved by the combined company may vary from projected results and the variations may be material.
Other Factors
BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:
•	BofA Securities reviewed the trading range for Xylem Common Stock for the 12-month period as of January 20, 2023, which was $72.91 to $116.93 per share.
•
BofA Securities reviewed certain publicly available equity research analyst price targets for Xylem Common Stock as of January 20, 2023, and noted that the range of such price targets, discounted one year by a 10.3% cost of equity, was $83.40 to $116.90 per share.

Summary of Material Relative Financial Analyses
Implied Exchange Ratio Analyses
Utilizing the implied per share equity value reference ranges derived for Evoqua and Xylem described above and by dividing the low endpoint and the high endpoint of the per share equity reference range derived for Evoqua by the low endpoint and the high endpoint of the per share equity reference range derived for Xylem, respectively, without taking into account the potential pro forma financial effect of the estimated synergies, BofA Securities calculated the following approximate implied exchange ratio reference ranges, as compared to the Exchange Ratio:
Implied Exchange Ratio Reference Ranges
EV / CY2023E Adj. EBITDA	EV /CY2024E Adj. EBITDA	Discounted Cash Flow	Exchange Ratio
0.300x – 0.518x	0.284x – 0.503x	0.286x – 0.494x	0.48x
Additionally, BofA Securities also noted certain implied exchange ratio reference ranges that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes. Accordingly, BofA Securities calculated the following approximate implied exchange ratio reference ranges, as compared to the Exchange Ratio for informational purposes:
Implied Exchange Ratio Reference Ranges
52-Week Closing Low / High	Analyst Price Targets	Discounted Cash Flow*	Exchange Ratio
0.263x – 0.653x	0.255x – 0.585x	0.272x – 0.466x	0.48x
*
With respect to Evoqua, based on the discounted cash flow analysis utilizing the Evoqua Management Forecasted Financial Information Including M&A (but excluding the financial impact of bolt-on acquisitions anticipated by the management of Evoqua to be made by Evoqua).

Has/Gets Analysis
BofA Securities performed a has / gets analysis to calculate the theoretical change in value for holders of Evoqua Common Stock resulting from the Merger based on a comparison of (i) the 100% ownership by holders of Evoqua Common Stock of Evoqua on a standalone basis and (ii) the pro forma ownership by holders of Evoqua Common Stock of Xylem after giving effect to the Merger.

For Evoqua Common Stock on a standalone basis, BofA Securities used the implied reference range indicated in its discounted cash flow analysis described above under “Summary of Material Evoqua Financial Analyses—Discounted Cash Flow Analysis.” BofA Securities then calculated the implied pro forma equity value per share of Evoqua Common Stock by calculating the range of implied equity values allocable to Evoqua stockholders on a pro forma basis, assuming 25.1% pro forma ownership of Xylem (based on the Exchange Ratio and after giving effect to the Merger) based on:
•
the implied reference range of equity value of Evoqua on a standalone basis, plus the implied reference range of equity value of Xylem on a standalone basis, in each case, utilizing the results of the standalone discounted cash flow analyses for Evoqua and Xylem described above under “Summary of Material Evoqua Financial Analyses—Discounted Cash Flow Analysis” and under “Summary of Material Xylem Financial Analyses—Discounted Cash Flow Analysis”, respectively;

•
plus the implied reference range of equity value of the synergies to the combined company calculated by discounting, to December 31, 2022, the estimated after-tax synergies (net of after-tax cost costs to achieve such synergies) using a discount rate range of 9.0% to 11.0% and applying a perpetuity growth rate of 2.5% to 3.5% to the after-tax synergies in the terminal year; and

•	less the decrease in cash resulting from the Merger to the combined company.
This analysis indicated the following approximate implied per share equity value reference ranges (rounded to the nearest $0.05) for Evoqua Common Stock pro forma after giving effect to the Merger and on a standalone basis:
Per Share Equity Value Reference Ranges for Evoqua Common Stock
Pro Forma	$46.25-$60.50
Standalone	$36.15-$48.75
Other Factors
In rendering its opinion, BofA Securities also reviewed and considered other factors that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:
•	historical trading prices of Evoqua Common Stock and Xylem Common Stock during the five-year period ended January 20, 2023;
•
the relationship between movements in Evoqua Common Stock and Xylem Common Stock during the three-year period ended January 20, 2023, including the daily ratio of the closing price of Evoqua Common Stock to the closing price of Xylem Common Stock during such period, and the average of this ratio calculated over various periods ended January 20, 2023.

Miscellaneous
As noted above, the discussion set forth above under “Summary of Material Evoqua Financial Analyses,” “Summary of Material Xylem Financial Analyses,” and “Summary of Material Relative Financial Analyses,” is a summary of the material financial analyses presented by BofA Securities to the Evoqua Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.
In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Evoqua and Xylem. The estimates of the future performance of Evoqua and Xylem in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses.

These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, of the Exchange Ratio and were provided to the Evoqua Board in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of Evoqua or Xylem.
The type and amount of consideration payable in the Merger was determined through negotiations between Evoqua and Xylem, rather than by any financial advisor, and was approved by the Evoqua Board. The decision to enter into the Merger Agreement was solely that of the Evoqua Board. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the Evoqua Board in its evaluation of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement and should not be viewed as determinative of the views of the Evoqua Board or Evoqua management with respect to the Merger or the Exchange Ratio.
Evoqua has agreed to pay BofA Securities for its services in connection with the Merger an aggregate fee of $20 million, $2.5 million of which was payable upon delivery of its opinion and the remainder of which is payable immediately prior to or upon the consummation of the Merger. Evoqua also has agreed to reimburse BofA Securities for certain of its expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any of its affiliates, its and their respective directors, officers, employees and agents and each other person controlling BofA Securities or any of its affiliates against specified liabilities.
BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Evoqua, Xylem and certain of their respective affiliates. From January 1, 2021 through December 31, 2021 and from January 1, 2022 through December 31, 2022, BofA Securities and its affiliates derived aggregate revenues from Evoqua and its affiliates of less than $1 million in each such one-year period, respectively, for corporate banking and global markets services (which includes, among other things, commodity, derivatives and foreign exchange trading services).
BofA Securities and its affiliates in the past have provided, and currently are providing, commercial credit and treasury services to Evoqua, and in the future may provide such services as well as investment banking, commercial banking and other financial services to Evoqua and have received or in the future may receive compensation for the rendering of these services.
Certain Unaudited Forecasted Financial Information
Neither Xylem nor Evoqua, as a matter of course, makes public long-term forecasts or internal projections as to future performance, revenues, production, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. In connection with the Merger, the following unaudited internal financial information was prepared: (i) certain unaudited internal financial forecasts with respect to Xylem on a stand-alone basis, prepared by Xylem management, which we refer to as the “Xylem Management Forecasted Financial Information,” (ii) certain unaudited internal financial forecasts with respect to Evoqua calendarized to a December 31 year end using the Evoqua Management Forecasted Financial Information Excluding M&A (as defined below) that was provided by Evoqua management to Xylem management and Xylem’s financial advisors, prepared by Xylem management, which we refer to as the “Xylem View of Evoqua Forecasted Financial Information,” (iii) certain unaudited internal financial forecasts with respect to the combined company on a pro forma basis after giving effect to the Merger, which were arithmetically calculated by Xylem’s financial advisors, at the direction of and with the approval of such calculations by Xylem management, using certain unaudited internal financial forecasts, comprised of the Xylem Management Forecasted Financial Information and Xylem View of Evoqua Forecasted Financial Information, which we refer to as the “Xylem Integrated Forecasted Financial Information” and together with the Xylem Management Forecasted Financial Information and the Xylem View of Evoqua Forecasted Financial Information, the “Xylem Forecasted Financial Information,” (iv) certain unaudited internal financial forecasts with respect to Evoqua on a stand-alone basis, derived from Evoqua’s long term strategic plan and 2023 annual budget, that assumed that Evoqua would continue to complete tuck-in acquisitions during the time period covered in line with recent practice, prepared by Evoqua management, which we refer to as the “Evoqua Management Forecasted Financial Information Including M&A,” (v) certain unaudited internal financial forecasts with respect to Evoqua on a stand-alone basis, derived from Evoqua’s long term strategic plan and 2023 annual budget, that assumed that Evoqua would not continue to complete tuck-in acquisitions during the time period covered, prepared by Evoqua management, which we refer to as the “Evoqua Management Forecasted Financial Information Excluding M&A” and together with the Evoqua Management Forecasted Financial Information Including M&A, the “Evoqua Management Forecasted Financial Information,” (vi) certain unaudited cost synergy estimates derived from certain unaudited internal cost synergy estimates projected by Xylem management to be realized by the combined company assuming that the Merger is consummated, as adjusted to account for Evoqua’s September 30 fiscal year-end, which we refer to as the “Evoqua View of Xylem Forecasted Potential Synergies” and (vii) certain unaudited internal financial forecasts with respect to the combined company on a pro forma basis after giving effect to the Merger comprised of the Xylem Management Forecasted Financial Information (calendarized to a September 30 year-end), the Evoqua Management Forecasted Financial Information Including M&A and the Evoqua View of Xylem Forecasted Potential Synergies, which we refer to as the “Evoqua Integrated Forecasted Financial Information,” and together with the Evoqua Management Forecasted Financial Information and the Evoqua View of Xylem Forecasted Potential Synergies, the “Evoqua Forecasted Financial Information.” We refer to the Xylem Forecasted Financial Information and the Evoqua Forecasted Financial Information, collectively, as the “Forecasted Financial Information.” The Xylem Forecasted Financial Information was provided by Xylem management to the Xylem Board and Xylem’s financial advisors, and the Xylem Board directed Xylem’s financial advisors to use the Xylem Forecasted Financial Information in connection with their respective financial analyses and opinions as described in the section titled “The Merger—Opinions of Xylem’s Financial Advisors” beginning on page 83 of this joint proxy statement/prospectus. Further, the Evoqua Forecasted Financial Information, the Xylem Management Forecasted Financial Information and the Evoqua View of Xylem Forecasted Potential Synergies was provided by Evoqua management to the Evoqua Board and Evoqua’s financial advisors, and the Evoqua Board directed Evoqua’s financial advisors to use the Evoqua Forecasted Financial Information and the Xylem Management Forecasted Financial Information in connection with their respective financial analyses and opinions as described in the section titled “The Merger—Opinions of Evoqua’s Financial Advisors” beginning on page 105 of this joint proxy statement/prospectus.
The inclusion of this Forecasted Financial Information should not be regarded as an indication that any of Xylem, Evoqua, their respective affiliates, officers, directors, advisors or other representatives including Goldman Sachs, BofA Securities, Lazard or Guggenheim Securities, or any other recipient of this Forecasted Financial Information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.
The Forecasted Financial Information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the Forecasted Financial Information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Xylem’s and Evoqua’s managements. Further, given that the Forecasted Financial Information covers multiple years, by its nature, it becomes subject to greater uncertainty with each successive year beyond its preparation. The Forecasted Financial Information is subject to various risks, including, among others, the effect of future regulatory or legislative actions on the companies or the industries in which they operate, the potential impact of the announcement or consummation of the Merger on relationships with customers, providers, vendors, competitors, management and other employees, risks relating to Xylem’s and Evoqua’s indebtedness, changes in the general economic environment, or social or political conditions, that could affect the businesses, potential liability resulting from pending or future litigation, the uncertainties, costs and risks involved in Xylem’s and Evoqua’s operations, including as a result of employee misconduct, the impact of reduced demand for the companies’ products and services and products made from them due to governmental and societal actions taken in response to the COVID-19 pandemic, the risk that the cost savings, synergies and growth from the Merger may not be fully realized or may take longer to realize than expected, the impact of a prolonged federal, state or local government shutdown and threats not to increase the federal government’s debt limit and other matters described in the sections titled “Cautionary Statement Regarding Forward-Looking Statements,” “Where You Can Find More Information” and “Risk Factors” beginning on pages 47, 207 and 20 of this joint proxy statement/prospectus.
The Forecasted Financial Information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, personal judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. None of Xylem, Evoqua or their respective affiliates, officers, directors, advisors or other representatives can give assurance that the Forecasted Financial Information and the underlying estimates and assumptions will be realized. This Forecasted Financial Information constitutes “forward-looking statements” and actual results may differ materially and adversely from those set forth below.
Neither Xylem nor Evoqua, as a matter of course, make public projections as to future sales, earnings or other financial results. As such, the Forecasted Financial Information was not prepared with a view toward public disclosure. The Forecasted Financial Information does not take into account any circumstances or events occurring after the date it was prepared and neither Xylem nor Evoqua can give assurance that, had the Forecasted Financial Information that was prepared by it been prepared either as of the date of the Merger Agreement or as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. The Forecasted Financial Information does not take into account all of the possible financial and other effects of the Merger on Xylem or Evoqua, the effect on Xylem or Evoqua of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Further, the Forecasted Financial Information does not take into account the effect on Xylem or Evoqua of any possible failure of the Merger to occur. None of Xylem or Evoqua or any of their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Xylem shareholder or Evoqua stockholder or other person regarding Xylem’s or Evoqua’s ultimate performance compared to the information contained in the Forecasted Financial Information or that the Forecasted Financial Information will be achieved. The inclusion of the Forecasted Financial Information herein should not be deemed an admission or representation by Xylem, Evoqua, their respective affiliates, officers, directors, advisors or other representatives or any other person that it is viewed as material information of Xylem or Evoqua, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the Forecasted Financial Information included below is not being included in this joint proxy statement/prospectus in order to influence the decision of any Xylem shareholder or Evoqua stockholder or to induce any Xylem shareholder or Evoqua stockholder to vote in favor of any of the proposals at the Xylem Special Meeting or the Evoqua Special Meeting, as applicable.
The Forecasted Financial Information was not prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, but, in the view of Xylem management (with respect to the Forecasted Financial Information prepared by Xylem management) and Evoqua management (with respect to the Forecasted Financial Information prepared by Evoqua management), was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of Xylem management’s and Evoqua management’s knowledge and belief, the expected course of action and the expected future financial performance of Xylem and Evoqua, respectively. The Xylem Forecasted Financial Information (other than any portion thereof provided by Evoqua) included in this joint proxy statement/prospectus has been prepared at the direction of, and is the responsibility of, management of Xylem. The Evoqua Forecasted Financial Information included in this joint proxy statement/prospectus is the responsibility of, management of Evoqua. Neither Deloitte & Touche LLP nor Ernst & Young LLP has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Forecasted Financial Information and, accordingly, neither Deloitte & Touche LLP nor Ernst & Young LLP expresses an opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information with respect thereto. The report of Deloitte & Touche LLP contained in Xylem’s Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference into this joint proxy statement/prospectus, relates to historical financial information of Xylem, and such report does not extend to the Xylem Forecasted Financial Information and should not be read to do so. In addition, the Ernst & Young LLP report contained in Evoqua’s Annual Report on Form 10-K for the year ended September 30, 2022, which is incorporated by reference in this joint proxy statement/prospectus, relates to historical financial information of Evoqua, and such report does not extend to the Evoqua Forecasted Financial Information and should not be read to do so.
The Forecasted Financial Information includes non-GAAP financial measures, including Adjusted EBIT, Adjusted EBITDA and Unlevered Free Cash Flow for each of Xylem and Evoqua. Please see the tables below for a description of how Xylem and Evoqua define these non-GAAP financial measures for purposes of the Forecasted Financial Information in this section. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, and non-GAAP financial measures used by Xylem and Evoqua may not be comparable to similarly titled measures used by other companies.
In light of the foregoing, and considering that the Xylem Special Meeting and the Evoqua Special Meeting will be held several months after the Forecasted Financial Information was prepared, as well as the uncertainties inherent in any forecasted information, Xylem shareholders and Evoqua stockholders are cautioned not to place undue reliance on such information, and each of Xylem and Evoqua caution you that the Forecasted Financial Information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Xylem and Evoqua, as applicable, contained in their respective public filings with the SEC. See the section titled “Where You Can Find More Information” beginning on page 207 of this joint proxy statement/prospectus.

Xylem Forecasted Financial Information
The following tables reflect selected metrics reflected in, or generated from, the Xylem Management Forecasted Financial Information, which do not take into account any circumstances or events occurring after the date that they were prepared, and, other than with respect to the Xylem Integrated Forecasted Financial Information, do not take into account any potential cost synergies or revenue opportunities arising out of the Merger, and do not give effect to the Merger:
Xylem Management Forecasted Financial Information
The following table sets forth the Xylem Management Forecasted Financial Information for the fiscal years 2022 through 2025.
	Xylem Management Forecasted Financial Information(1) December 31,
($ in millions)	2022E	2023E	2024E	2025E
Revenue	$5,416	$5,716	$6,173	$6,544
Adj. EBIT(2)	$649	$754	$908	$1,066
Adj. EBITDA (burdened by SBC)(3)	$884	$991	$1,148	$1,308
Adj. EBITDA (unburdened by SBC)(4)	$920	$1,027	$1,184	$1,344
Unlevered Free Cash Flow(5)	$384	$619	$638	$772
(1)
The Forecasted Financial Information set forth in this table does not take into account any circumstances or events occurring after the date it was prepared. Given that the Evoqua Special Meeting and the Xylem Special Meeting will be held several months after the Forecasted Financial Information was prepared, as well as the uncertainties inherent in any forecasted information, Evoqua stockholders and Xylem shareholders are cautioned not to place undue reliance on such information.

(2)
“Adjusted EBIT” is defined as earnings before interest and taxes and includes share-based compensation charges and other adjustments to exclude restructurings and realignment costs, special charges and gain or loss from sale of businesses. Adjusted EBIT is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP. Adjusted EBIT was arithmetically calculated by Xylem’s financial advisors, at the direction of and with the approval of such calculations by Xylem management, using certain unaudited internal financial forecasts provided by Xylem management with respect to Xylem for the fiscal years presented herein.

(3)
“Adjusted EBITDA (burdened by SBC)” is defined as earnings before interest, taxes, depreciation and amortization expense and includes share-based compensation charges and other adjustments to exclude restructurings and realignment costs, special charges and gain or loss from sale of businesses. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(4)
“Adjusted EBITDA (unburdened by SBC)” is defined as earnings before interest, taxes, depreciation and amortization expense, excluding share-based compensation charges, and includes other adjustments to exclude restructurings and realignment costs, special charges and gain or loss from sale of businesses. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(5)
“Unlevered Free Cash Flow” is defined as Adjusted EBIT less cash taxes, capital expenditures and cash restructuring expenses, plus depreciation and amortization expenses, and less or plus (as applicable) changes in net working capital. Unlevered Free Cash Flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP. Unlevered Free Cash Flow was arithmetically calculated by Xylem’s financial advisors, at the direction of and with the approval of such calculations by Xylem management, using certain unaudited internal financial forecasts provided by Xylem management with respect to Xylem for the fiscal years presented herein.

Xylem View of Evoqua Forecasted Financial Information
The following table sets forth the Xylem View of Evoqua Management Forecasted Financial Information Excluding M&A for the fiscal years 2022 through 2025 (calendarized to a December 31 year end).
	Xylem View of Evoqua Forecasted Financial Information(1) December 31,
($ in millions)	2022E	2023E	2024E	2025E(2)
Revenue	$1,807	$1,893	$1,997	$2,121
Adj. EBIT(3)	$154	$180	$202	$227
Adj. EBITDA(4)	$293	$315	$344	$376
Unlevered Free Cash Flow(5)	$137	$162	$161	$193
(1)
The Forecasted Financial Information set forth in this table does not take into account any circumstances or events occurring after the date it was prepared. Given that the Evoqua Special Meeting and the Xylem Special Meeting will be held several months after the Forecasted Financial Information was prepared, as well as the uncertainties inherent in any forecasted information, Evoqua stockholders and Xylem shareholders are cautioned not to place undue reliance on such information.

(2)
The Forecasted Financial Information with respect to fiscal year 2025E was determined by extrapolating certain unaudited internal financial forecasts with respect to Evoqua for fiscal year 2026E in order to calendarize the Evoqua Management Forecasted Financial Information Excluding M&A to a December 31 year end.

(3)
“Adjusted EBIT” is defined as earnings before interest and taxes and includes share-based compensation charges and other adjustments to exclude restructurings and realignment costs, special charges and gain or loss from sale of businesses. Adjusted EBIT is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP. Adjusted EBIT was arithmetically calculated by Xylem’s financial advisors, at the direction of and with the approval of such calculations by Xylem management, using certain unaudited internal financial forecasts provided by Xylem management with respect to Evoqua for the fiscal years presented herein.

(4)
“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation and amortization expense and includes share-based compensation charges and other adjustments to exclude restructurings and realignment costs, special charges and gain or loss from sale of businesses. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(5)
“Unlevered Free Cash Flow” is defined as Adjusted EBIT less cash taxes, capital expenditures and cash restructuring expenses, plus depreciation and amortization expenses, and less or plus (as applicable) changes in net working capital. Unlevered Free Cash Flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP. Unlevered Free Cash Flow was arithmetically calculated by Xylem’s financial advisors, at the direction of and with the approval of such calculations by Xylem management, using certain unaudited internal financial forecasts provided by Xylem management with respect to Xylem for the fiscal years presented herein.

Xylem Integrated Forecasted Financial Information
The following table sets forth the Xylem Integrated Forecasted Financial Information for the fiscal years 2023 through 2025 and, solely with respect to cost synergies and net synergies, through 2027.
	Xylem Integrated Forecasted Financial Information(1)(2) December 31,
($ in millions)	2023E	2024E	2025E(3)	2026E	2027E(4)
Revenue	$7,609	$8,170	$8,665	$—	$—
Adj. EBIT(5)	$959	$1,185	$1,413	$—	$—
Adj. EBITDA(6)	$1,331	$1,566	$1,804	$—	$—
Unlevered Free Cash Flow(7)	$779	$829	$1,034	$—	$—
Cost Synergies	$25	$75	$120	$140	$144
Net Synergies	$(3)	$40	$93	$140	$144
(1)
The Forecasted Financial Information set forth in this table does not take into account any circumstances or events occurring after the date it was prepared. Given that the Evoqua Special Meeting and the Xylem Special Meeting will be held several months after the Forecasted Financial Information was prepared, as well as the uncertainties inherent in any forecasted information, Evoqua stockholders and Xylem shareholders are cautioned not to place undue reliance on such information.

(2)
The Forecasted Financial Information set forth in this table was arithmetically calculated by Xylem’s financial advisors, at the direction of and with the approval of such calculations by Xylem management, using certain unaudited internal financial forecasts provided by Xylem management with respect to each of Xylem and Evoqua for the fiscal years presented herein.

(3)
The Forecasted Financial Information with respect to fiscal year 2025E was determined by extrapolating certain unaudited internal financial forecasts with respect to Evoqua for fiscal year 2026E in order to calendarize the Evoqua Management Forecasted Financial Information Excluding M&A to a December 31 year end.

(4)
The Forecasted Financial Information with respect to fiscal year 2027E was arithmetically calculated by Lazard, at the direction of and with the approval of such calculations by Xylem management, using certain unaudited internal financial forecasts provided by Xylem management with respect to such fiscal year.

(5)
“Adjusted EBIT” is defined as earnings before interest and taxes and includes share-based compensation charges and other adjustments to exclude restructurings and realignment costs, special charges and gain or loss from sale of businesses. Adjusted EBIT is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP. Adjusted EBIT was arithmetically calculated by Xylem’s financial advisors, at the direction of and with the approval of such calculations by Xylem management, using certain unaudited internal financial forecasts provided by Xylem management with respect to Xylem and Evoqua for the fiscal years presented herein.

(6)
“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation and amortization expense and includes share-based compensation charges and other adjustments to exclude restructurings and realignment costs, special charges and gain or loss from sale of businesses. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(7)
“Unlevered Free Cash Flow” is defined as Adjusted EBIT less cash taxes, capital expenditures and cash restructuring expenses, plus depreciation and amortization expenses, and less or plus (as applicable) changes in net working capital. Unlevered Free Cash Flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP. Unlevered Free Cash Flow was arithmetically calculated by Xylem’s financial advisors, at the direction of and with the approval of such calculations by Xylem management, using certain unaudited internal financial forecasts provided by Xylem management with respect to Xylem for the fiscal years presented herein.

Evoqua Forecasted Financial Information
The following tables reflect selected metrics reflected in, or derived from, the Evoqua Forecasted Financial Information, which do not take into account any circumstances or events occurring after the date that they were prepared:
Evoqua Management Forecasted Financial Information Including M&A
The following table sets forth selected metrics reflected in, or derived from, the Evoqua Management Forecasted Financial Information Including M&A for the nine-month period ended September 30, 2023, the fiscal years ended September 30, 2023, September 30, 2024, and September 30, 2025, which Evoqua Management directed its financial advisors to use for their analyses and was provided to the Evoqua Board and, excluding Unlevered Free Cash Flow, to Xylem. The Evoqua Management Forecasted Financial Information Including M&A does not take into account any potential cost synergies or revenue opportunities arising out of the Merger and does not give effect to the Merger.
	Evoqua Management Forecasted Financial Information Including M&A(1) September 30,
($ in millions)	2023E	Q2-Q4 2023E	2024E	2025E
Revenue	$1,918	$1,439	$2,070	$2,246
Adj. EBIT(2)	$201	$151	$229	$268
Adj. EBITDA(3)	$338	$253	$377	$426
Unlevered Free Cash Flow(4)	$—	$34	$95	$142
(1)
The Forecasted Financial Information set forth in this table does not take into account any circumstances or events occurring after the date it was prepared. Given that the Evoqua Special Meeting and the Xylem Special Meeting will be held several months after the Forecasted Financial Information was prepared, as well as the uncertainties inherent in any forecasted information, Evoqua stockholders and Xylem shareholders are cautioned not to place undue reliance on such information.

(2)
“Adjusted EBIT” is defined as earnings before interest and taxes and does not include stock-based compensation charges. Adjusted EBIT is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(3)
“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation and amortization expense, and minority interest expense and does not include stock-based compensation charges. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(4)
“Unlevered Free Cash Flow” is defined as Adjusted EBIT less stock-based compensation expense, cash taxes, capital expenditures and cash mergers and acquisitions spend, plus depreciation and amortization expenses, and less or plus (as applicable) changes in net working capital. Unlevered Free Cash Flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP. Unlevered Free Cash Flow was arithmetically calculated using certain unaudited internal financial forecasts with respect to Evoqua for the fiscal years presented herein. Unlevered Free Cash Flow was not calculated for the fiscal year ended September 30, 2023.

Evoqua Management Forecasted Financial Information Excluding M&A
The following table sets forth selected metrics reflected in, or derived from, the Evoqua Management Forecasted Financial Information Excluding M&A for the nine-month period ended September 30, 2023 and for the fiscal years ended September 30, 2023, September 30, 2024 and September 30, 2025, which was provided to the Evoqua Board and, excluding Unlevered Free Cash Flow, to Xylem. The Evoqua Management Forecasted Financial Information Excluding M&A does not take into account any potential cost synergies or revenue opportunities arising out of the Merger or the completion of tuck-in acquisitions during the time period covered and does not give effect to the Merger. Unlevered Free Cash Flow was calculated for the Evoqua Management Forecasted Financial Information Excluding M&A for reference purposes only.
	Evoqua Management Forecasted Financial Information Excluding M&A(1) September 30,
($ in millions)	2023E	Q2-Q4 2023E	2024E	2025E
Revenue	$1,868	$1,401	$1,967	$2,088
Adj. EBIT(2)	$195	$146	$215	$245
Adj. EBITDA(3)	$328	$246	$355	$392
Unlevered Free Cash Flow(4)	$—	$96	$170	$208
(1)
The Forecasted Financial Information set forth in this table does not take into account any circumstances or events occurring after the date it was prepared. Given that the Evoqua Special Meeting and the Xylem Special Meeting will be held several months after the Forecasted Financial Information was prepared, as well as the uncertainties inherent in any forecasted information, Evoqua stockholders and Xylem shareholders are cautioned not to place undue reliance on such information.

(2)
“Adjusted EBIT” is defined as earnings before interest and taxes and does not include stock-based compensation charges. Adjusted EBIT is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(3)
“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation and amortization expense, and minority interest expense and does not include stock-based compensation charges. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(4)
“Unlevered Free Cash Flow” is defined as Adjusted EBIT less stock-based compensation expense, cash taxes, and capital expenditures, plus depreciation and amortization expenses, and less or plus (as applicable) changes in net working capital. Unlevered Free Cash Flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP. For reference purposes only, Unlevered Free Cash Flow was arithmetically calculated using certain unaudited internal financial forecasts with respect to Evoqua for the fiscal years presented herein. Unlevered Free Cash Flow was not calculated for the fiscal year ended September 30, 2023.

Evoqua View of Xylem Forecasted Potential Synergies
The following table sets forth selected metrics reflected in, or derived from, the Evoqua View of Xylem Forecasted Potential Synergies for the six-month period ended September 30, 2023, and the fiscal years ended September 30, 2024 through September 30, 2027, which was provided to the Evoqua Board. The Evoqua View of Xylem Forecasted Potential Synergies does not take into account any potential revenue opportunities arising out of the Merger.
	Evoqua View of Xylem Forecasted Potential Synergies(1)(2) September 30,
($ in millions)	Q3-Q4 2023E	2024E	2025E	2026E	2027E
Cost Synergies	$13	$69	$109	$135	$140
Net Synergies	$(2)	$29	$79	$128	$140
(1)
The Forecasted Financial Information set forth in this table does not take into account any circumstances or events occurring after the date it was prepared. Given that the Evoqua Special Meeting and the Xylem Special Meeting will be held several months after the Forecasted Financial Information was prepared, as well as the uncertainties inherent in any forecasted information, Evoqua stockholders and Xylem shareholders are cautioned not to place undue reliance on such information.

(2)
The Forecasted Financial Information set forth in this table was arithmetically calculated using certain unaudited internal synergy estimates provided by Xylem management to Evoqua management and adjusted to account for Evoqua’s September 30 fiscal year end.

Evoqua Integrated Forecasted Financial Information
The following table sets forth selected metrics reflected in, or derived from, the Evoqua Integrated Forecasted Financial Information for the nine-month period ended September 30, 2023 and the fiscal years ended September 30, 2024 and September 30, 2025, which was provided to the Evoqua Board. The Evoqua Integrated Forecasted Financial Information does not take into account any potential revenue opportunities arising out of the Merger.
	Evoqua Integrated Forecasted Financial Information(1)(2) September 30,
($ in millions)	Q2-Q4 2023E	2024E	2025E
Revenue	$5,670	$8,128	$8,697
Adj. EBIT(3)	$722	$1,163	$1,409
Adj. EBITDA(4)	$1,002	$1,550	$1,809
Unlevered Free Cash Flow(5)	$435	$745	$944
(1)
The Forecasted Financial Information set forth in this table does not take into account any circumstances or events occurring after the date it was prepared. Given that the Evoqua Special Meeting and the Xylem Special Meeting will be held several months after the Forecasted Financial Information was prepared, as well as the uncertainties inherent in any forecasted information, Evoqua stockholders and Xylem shareholders are cautioned not to place undue reliance on such information.

(2)
The Forecasted Financial Information set forth in this table was arithmetically calculated using certain unaudited internal financial forecasts with respect to each of Xylem and Evoqua for the fiscal years presented herein.

(3)
“Adjusted EBIT” is defined as earnings before interest and taxes and includes Net Synergies but does not include stock-based compensation charges. Adjusted EBIT is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(4)
“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation and amortization expense, and minority interest expense and includes Net Synergies but does not include stock-based compensation charges. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(5)
“Unlevered Free Cash Flow” is defined as Adjusted EBIT less stock-based compensation expense, cash taxes, capital expenditures, cash mergers and acquisitions spend and certain post-tax restructuring costs, plus depreciation and amortization expenses, and less or plus (as applicable) changes in net working capital. Unlevered Free Cash Flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

Except as required by applicable securities laws, Xylem and Evoqua do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the Forecasted Financial Information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be in error or are no longer appropriate, including with respect to the accounting treatment of the Merger under GAAP, or to reflect changes in general economic or industry conditions.
Interests of Evoqua’s Directors and Executive Officers in the Merger
In considering the recommendations of the Evoqua Board, Evoqua stockholders should be aware that Evoqua’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of other Evoqua stockholders generally. The Evoqua Board was aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the Merger, in approving the Merger Agreement and in recommending the applicable Merger-related proposals. See the section titled “The Merger—The Background of the Merger” beginning on page 66 of this joint proxy statement/prospectus for more information on certain discussions that occurred regarding Xylem’s plans with respect to the retention of certain employees and members of Evoqua senior management and the proposed changes to the compensation arrangements and employment agreements for certain members of Evoqua senior management.
These interests include:
•
Ron C. Keating, Benedict J. Stas, Rodney O. Aulick, Snehal Desai, Hervé Fages, Vincent Grieco, James M. Kohosek and Anthony Webster (such executives of Evoqua, the “executive officers”) have arrangements with Evoqua that provide for certain severance payments or benefits, accelerated vesting of certain equity-based awards and other rights and other payments or benefits in the event of a Qualifying Termination (as defined below) of employment following the consummation of the Merger;

•
The Evoqua directors have arrangements with Evoqua that provide for accelerated vesting of restricted stock unit awards in the event of a Qualifying Termination of services following the consummation of the Merger;

•	Executive officers and Evoqua directors have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive the consummation of the Merger;
•	Two current Evoqua directors will join the Xylem Board following Closing; and
•
At the Effective Time, Rodney Aulick will be appointed to continue to lead the Integrated Services and Solutions for the combined company as its President, and Snehal Desai will be appointed Xylem’s Chief Growth and Innovation Officer to lead growth, innovation, and integration execution for the combined company.

The following discussion sets forth certain of these interests in the Merger of each executive officer or non-employee director of Evoqua.
Treatment of Evoqua Equity Awards
The Merger Agreement provides for the treatment set forth below with respect to the Evoqua equity awards that are outstanding at the Effective Time.
Evoqua Options
At the Effective Time, each Evoqua Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time will be converted into a Xylem Option with the same terms and conditions (including any vesting provisions and any provisions providing for accelerated vesting upon certain events) as were applicable under such Evoqua Option as of immediately prior to the Effective Time and specifically subject to any provisions providing for accelerated vesting upon certain terminations of employment following the consummation of the transactions contemplated by the Merger Agreement, whether contained in any Evoqua Equity Plan, an applicable award agreement, an employment agreement, or any other agreement or severance plan (or in any consent or approval adopted by the Evoqua Board (or a committee thereof)) governing the terms of such Evoqua Option as in effect immediately prior to the Effective Time; provided, however, that (a) such Xylem Option will provide the right to purchase a whole number of shares of Xylem Common Stock (rounded down to the nearest whole share, if necessary) equal to the number of shares of Evoqua Common Stock subject to such Evoqua Option, multiplied by the Exchange Ratio, and (b) the exercise price per share for each such Xylem Option will be equal to the exercise price per share of such Evoqua Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest whole cent). In addition, the Evoqua Options held by the executive officers have been amended to extend the applicable post-termination exercise periods for the stock options to one year following termination of employment (but in no event after the expiration of the maximum term applicable to such stock options).

The following sets forth, for each Evoqua executive officer and non-employee director, the aggregate number of shares of Evoqua Common Stock subject to outstanding Evoqua Options held by such executive officer or non-employee director assuming (i) as required under SEC rules, the closing price of a share of Evoqua Common Stock is $47.71 (the “Estimated Closing Value”), which is equal to the average closing price of a share of Evoqua Common Stock over the first five business days following the first public announcement of the entry into the Merger Agreement, (ii) a closing date of March 1, 2023 (which is the assumed date of Closing solely for the purpose of the disclosure in this section) and (iii) such executive officer or non-employee remains continuously employed with or engaged by Evoqua or a subsidiary until the Effective Time.
	Number of Shares Subject to Evoqua Options
Name of Executive Officer or Non-Employee Director	Vested Evoqua Options (#)	Unvested Evoqua Options (#)	Estimated Value of Vested Evoqua Options ($)	Estimated Value of Unvested Evoqua Options ($)
Executive Officer:
Ron C. Keating	1,915,311	159,518	26,565,457	3,732,322
Benedict J. Stas	461,697	46,426	15,893,280	1,086,472
Rodney O. Aulick	121,372	29,455	3,252,443	688,823
Snehal A. Desai	139,690	18,365	3,848,205	429,642
Hervé P. Fages	33,614	27,030	945,182	632,003
Vincent Grieco	125,593	18,365	3,887,022	429,642
James M. Kohosek	87,291	15,940	2,519,673	372,822
Anthony J. Webster	94,072	15,940	2,701,607	372,822
Non-Employee Director:
Nick Bhambri	54,807	—	2,360,537	—
Martin J. Lamb	44,903	—	1,933,972	—
Evoqua RSU Awards
At the Effective Time, each Evoqua RSU that is outstanding immediately prior to the Effective Time will cease to represent a right to acquire shares of Evoqua Common Stock and will be converted into a Xylem restricted stock unit that vests based on the passage of time on the same terms and conditions (including any vesting provisions and any provisions providing for accelerated vesting upon certain events) as were applicable under such Evoqua RSU as of immediately prior to the Effective Time and specifically subject to any provisions providing for accelerated vesting upon certain terminations of employment following the consummation of the transactions contemplated by the Merger Agreement, whether contained in any Evoqua Equity Plan, an applicable award agreement, an employment agreement or any other agreement or severance plan (or in any consent or approval adopted by the Evoqua Board (or a committee thereof)) governing the terms of such Evoqua RSU as in effect immediately prior to the Effective Time; provided, however, that the number of shares of Xylem Common Stock subject to each such Xylem restricted stock unit will be equal to the product of (a) the number of shares of Evoqua Common Stock subject to the Evoqua RSU immediately prior to the Effective Time and (b) the Exchange Ratio, with any fractional RSUs rounded down to the nearest whole share.
The following sets forth, for each Evoqua executive officer and non-employee director, the aggregate number of shares of Evoqua Common Stock subject to outstanding Evoqua RSUs held by such executive officer or non-employee director assuming (i) as required under SEC rules, the closing price of a share of Evoqua Common Stock is the Estimated Closing Value, (ii) a closing date of March 1, 2023 (which is the assumed date of Closing solely for the purpose of the disclosure in this section) and (iii) such executive officer or non-employee director remains continuously employed with or engaged by Evoqua or a subsidiary until the Effective Time.
Name of Executive Officer or Non-Employee Director	Number of Shares Subject to Unvested Evoqua RSUs (#)	Estimated Value of Unvested Evoqua RSUs ($)
Executive Officer:
Ron C. Keating	233,481	11,139,379
Benedict J. Stas	47,851	2,282,971
Rodney O. Aulick	29,164	1,391,414

Name of Executive Officer or Non-Employee Director	Number of Shares Subject to Unvested Evoqua RSUs (#)	Estimated Value of Unvested Evoqua RSUs ($)
Snehal A. Desai	20,496	977,864
Hervé P. Fages	27,092	1,292,559
Vincent Grieco	20,496	977,864
James M. Kohosek	18,191	867,893
Anthony J. Webster	17,955	856,633
Non-Employee Director:
Gary A. Cappeline	2,474	118,035
Nick Bhambri	2,474	118,035
Lisa Glatch	2,474	118,035
Martin J. Lamb	2,474	118,035
Julia A. Sloat	2,474	118,035
Sherrese Clarke Soares	2,474	118,035
Lynn C. Swann	2,474	118,035
Peter M. Wilver	2,474	118,035
Evoqua PSU Awards
At the Effective Time, each Evoqua PSU that is outstanding immediately prior to the Effective Time will cease to represent a right to acquire shares of Evoqua Common Stock and will be converted into a Xylem restricted stock unit that vests based on the passage of time on the same terms and conditions (including any vesting provisions and any provisions providing for accelerated vesting upon certain events) as were applicable under such Evoqua PSU as of immediately prior to the Effective Time and specifically subject to any provisions providing for accelerated vesting upon certain terminations of employment following the consummation of the transactions contemplated by the Merger Agreement, whether contained in any Evoqua Equity Plan, an applicable award agreement, an employment agreement, or any other agreement or severance plan (or in any consent or approval adopted by the Evoqua Board (or a committee thereof)) governing the terms of such Evoqua PSU as in effect immediately prior to the Effective Time (provided, that with respect to any Evoqua PSU, the performance-vesting component will be deemed to have been satisfied in full at the target level of performance); provided, however, that the number of shares of Xylem Common Stock subject to each such Xylem restricted stock unit will be equal to the product of (a) the number of shares of Evoqua Common Stock subject to the Evoqua PSU outstanding immediately prior to the Effective Time and (b) the Exchange Ratio, with any fractional RSUs rounded down to the nearest whole share.
The following sets forth, for each Evoqua executive officer, the aggregate number of shares of Evoqua Common Stock subject to outstanding Evoqua PSUs held by such executive officer assuming (i) as required under SEC rules, the closing price of a share of Evoqua Common Stock is the Estimated Closing Value, (ii) a closing date of March 1, 2023 (which is the assumed date of Closing solely for the purpose of the disclosure in this section) and (iii) that the Evoqua PSUs, awarded on May 18, 2021, and with a tranche performance period ending on May 18, 2023 and a tranche performance period ending on May 18, 2024, in each case, will be achieved at a target award level and (iv) such executive officer remains continuously employed with Evoqua or a subsidiary until the Effective Time.
Name of Executive Officer	Number of Shares Subject to Unvested Evoqua PSUs (#) (at Target)	Estimated Value of Unvested Evoqua PSUs (at Target) ($)
Ron C. Keating	413,392	19,722,932
Benedict J. Stas	59,989	2,862,075
Rodney O. Aulick	33,902	1,617,464
Snehal A. Desai	27,746	1,323,761
Hervé P. Fages	32,243	1,538,313
Vincent Grieco	27,746	1,323,761
James M. Kohosek	26,033	1,242,034
Anthony J. Webster	25,797	1,230,775

Certain Actions
Prior to the Effective Time, Evoqua and Xylem will take all actions that Evoqua and Xylem determine are reasonably necessary or desirable to effectuate the provisions of the Merger Agreement related to the treatment of the Evoqua equity awards, including obtaining board or committee consents or, in the case of Xylem, adopting or assuming an Evoqua Equity Plan.
At or prior to the Effective Time, Xylem will be required to take all actions reasonably necessary to reserve for issuance a number of shares of Xylem Common Stock in connection with the Evoqua equity awards assumed by Xylem pursuant to the terms of the Merger Agreement.
At or prior to the Effective Time, Xylem will file a registration statement on Form S-8 (or other applicable form) with respect to the shares of Xylem Common Stock subject to the assumed awards described in the Merger Agreement.
Employment Agreements
Evoqua has entered into employment agreements with each executive officer (the “Employment Agreements”), which contain provisions regarding change in control severance arrangements. In the event Evoqua experiences a “change in control” (as defined in the Employment Agreements, and which the Merger will constitute), and the executive officer’s employment is terminated without Cause (including in connection with a non-renewal of the term of the agreement) or the executive officer resigns for Good Reason (each as defined below) (any such termination, a “Qualifying Termination”) on or within two years following such change in control, the applicable executive officer will be entitled to (i) full vesting of all outstanding equity awards held by such officer (or a cash payment in lieu thereof) (and any such awards that vest subject to performance metrics will vest at 100% of target), (ii) a cash severance payment equal to two times (or, with respect to Mr. Keating, two and one half times) the executive officer’s then-current base salary and target annual cash bonus opportunity, (iii) a pro-rated bonus based on the executive officer’s annual target bonus opportunity, (iv) continued medical and dental coverage for up to one year following a Qualifying Termination and (v) outplacement assistance reimbursement for six months up to a maximum reimbursement amount of $15,000. Evoqua’s obligations to pay and provide the aforementioned payments and benefits is generally conditioned upon the executive officer’s continued compliance with certain restrictive covenants, including regarding confidentiality, non-disparagement, proprietary rights and two- or one-year non-competition and non-solicitation covenants (as applicable), in the Employment Agreement and execution, delivery and non-revocation of a valid and enforceable general release of claims within 45 days after the date on which the executive officer’s employment terminates. In the case of the cash severance amounts described in clauses (ii) and (iii) above, such amounts will be paid in lump sum on the first payroll date following the effective date of such general release of claims.
In addition, the total direct compensation (base salary, target annual bonus opportunity, and target long-term incentive opportunity) (“TDC”) of each executive officer other than Mr. Keating for the 12-month period following the Effective Time will be equal to, or greater than, each such executive officer’s TDC immediately prior to the Effective Time.
For purposes of the Employment Agreements:
“Cause” means the executive officer having engaged in any of the following: (A) commission of an act which constitutes common law fraud, embezzlement or a felony, an act of moral turpitude, or any tortious or unlawful act causing material harm to the business, standing or reputation of Evoqua or any of its affiliates, (B) gross negligence on the part of the executive officer in the performance of his duties under the Employment Agreement, (C) breach of his duty of loyalty or care to Evoqua, (D) other misconduct that is materially detrimental to Evoqua or any of its affiliates or (E) ongoing and deliberate refusal or failure to perform the executive officer’s duties as contemplated by the Employment Agreement or any other agreement with or for the benefit of Evoqua to which the executive officer is a party or by which the executive officer is bound, which in the case of a failure that is capable of being cured, is not cured to the reasonable satisfaction of the Evoqua Board within 30 days after the executive officer receives from Evoqua written notice of such failure, provided that for the avoidance of doubt a failure to meet performance expectations will not in and of itself constitute Cause. If Evoqua terminates the executive officer’s employment for Cause, Evoqua will provide written notice to the executive officer of that fact on or before the termination of employment. However, if, within 60 days following the termination, Evoqua first discovers facts that would have established “Cause” for termination, and those facts were not known by Evoqua at the time of the termination, then Evoqua may provide the executive officer with written notice, including the facts establishing that the purported “Cause” was not known at the time of the termination, in which case the executive officer’s termination of employment will be considered a for Cause termination under the Employment Agreement.
“Good Reason” for the executive officers other than Mr. Keating means one of the following has occurred: (A) a material and adverse change in the executive officer’s duties or responsibilities as an employee of Evoqua (which, for the avoidance of doubt, will include a change in his direct reporting relationship, following the acquisition of Evoqua by an acquiror in a strategic transaction, to anyone other than to the chief executive officer of the ultimate parent entity of such acquiror (an “Acquiror”)), (B) a relocation of the executive officer’s principal place of employment without his consent or (C) a breach by Evoqua of a material term of the Employment Agreement. A termination of employment by the executive officer for Good Reason will be effectuated by giving Evoqua written notice of the termination, setting forth the conduct of Evoqua that constitutes Good Reason, within 30 days of the first date on which the executive officer has knowledge of such conduct. The executive officer will further provide Evoqua at least 30 days following the date on which such notice is provided to cure such conduct. Failing such cure, a termination of employment by the executive officer for Good Reason will be effective on the day following the expiration of such cure period. Notwithstanding the foregoing, with respect to the executive officers (other than Messrs. Keating and Stas) and in the event the Acquiror is Xylem and the Closing Date occurs on or before the Outside Date, the executive officer may not claim that “Good Reason” exists under the circumstances set forth in clause (A) during the first 12 months following the Effective Time (the “One-Year Delay”) by reason of a change in the executive officer’s direct reporting relationship to anyone other than to the chief executive officer of the ultimate parent entity of Xylem or a change in the executive officer’s duties or responsibilities if the executive officer continues to have such duties and responsibilities that are substantially similar to those as in effect immediately prior to the Effective Time. With respect to Mr. Stas, the circumstances set forth in clause (A) above will not include the One-Year Delay. With respect to Mr. Keating, “Good Reason” means one of the following has occurred: (A) a material and adverse change in Mr. Keating’s duties or responsibilities as an employee of Evoqua, (B) a relocation of Mr. Keating’s principal place of employment without his consent, or (C) a breach by Evoqua of a material term of his Employment Agreement. A termination of employment by Mr. Keating for Good Reason will be effectuated by giving Evoqua written notice of the termination, setting forth the conduct of Evoqua that constitutes Good Reason, within 30 days of the first date on which Mr. Keating has knowledge of such conduct. Mr. Keating will further provide Evoqua at least 30 days following the date on which such notice is provided to cure such conduct. Failing such cure, a termination of employment by Mr. Keating for Good Reason will be effective on the day following the expiration of such cure period.
The Merger will constitute a “change in control” under the Employment Agreements. For the quantification of the estimated value of the severance payments and benefits described above that would be payable to Evoqua’s executive officers, see the table below titled “Summary of Potential Transaction Payments to Named Executive Officers of Evoqua.”
Section 280G
The award agreements governing the executive officers’ Evoqua Options, Evoqua RSUs and Evoqua PSUs provide that, if any of the payments or benefits that become payable pursuant to such award agreement or any employment or other agreement with Evoqua (or otherwise in connection with, or arising out of, the executive officer’s employment with Evoqua or a change in ownership or effective control of Evoqua or a substantial portion of its assets) (any such payment or benefit, a “Parachute Payment”) would be subject to an excise tax under Section 4999 of the Code (the “Excise Tax”), then such officer will receive a “net better cutback,” such that the payment will be the greater of the following (on an after-tax basis): (a) payment in full of the entire amount of the Parachute Payment, or (b) payment of only a portion of the Parachute Payment such that the named executive officer receives the largest payment possible without the imposition of the Excise Tax.
Summary of Potential Transaction Payments to Named Executive Officers of Evoqua
The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the Merger that Evoqua’s named executive officers could receive in connection with the Merger, as described more fully above under the section titled “The Merger—Interests of Evoqua’s Directors and Executive Officers in the Merger” beginning on page 125 of this joint proxy statement/prospectus.
The “named executive officers” of Evoqua are the individuals listed as such in Evoqua’s most recent annual proxy statement filed with the SEC, who are:
•	Ron C. Keating—President and Chief Executive Officer
•	Benedict J. Stas—Executive Vice President, Chief Financial Officer and Treasurer
•	Rodney O. Aulick—Executive Vice President, Integrated Solutions and Services Segment President
•	Hervé P. Fages—Executive Vice President, Applied Product Technologies Segment President
•	Vincent Grieco—Executive Vice President, General Counsel and Secretary

As described above, the named executive officers are parties to Employment Agreements that provide for enhanced severance benefits, including accelerated vesting of equity awards, in the event of a Qualifying Termination of such individual’s employment on or within two years following the Merger, as described in more detail above.
The amounts set forth below have been calculated assuming (i) the Effective Time is March 1, 2023, which is the assumed date of Closing solely for purposes of the disclosures in this section, (ii) a price equal to the Estimated Closing Value, (iii) the annual base salary and annual target bonus opportunity for each of the named executive officers remains unchanged from the amount determined as of the date hereof, (iv) none of Evoqua’s named executive officers receives any additional equity-based awards following the date hereof, (v) each named executive officer is terminated without Cause or resigns for Good Reason at or immediately following the Effective Time, (vi) the golden parachute rules under Section 280G of the Code do not limit the payments to the named executive officer and (vii) each of Evoqua’s named executive officers has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive such payments and benefits. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of Evoqua’s named executive officers, if any, may materially differ from the amounts set forth below.
Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits(3)	Total ($)
Ron C. Keating	$5,507,571	$34,594,633	$38,114	$40,140,318
Benedict J. Stas	$1,973,487	$6,231,518	$37,806	$8,242,811
Rodney O. Aulick	$1,642,000	$3,697,701	$37,806	$5,377,507
Hervé P. Fages	$1,702,728	$3,462,875	$23,333	$5,188,936
Vincent Grieco	$1,387,992	$2,731,267	$15,000	$4,134,259
(1)
Amounts shown reflect the cash severance payments pursuant to each named executive officer’s Employment Agreement upon a Qualifying Termination that occurs on or within two years following a change in control of Evoqua, which consist of a (i) cash severance equal to two times (or, with respect to Mr. Keating, two and one half times) the named executive officer’s then-current base salary and target annual cash bonus opportunity and (ii) pro-rated bonus based on the named executive officer’s annual target bonus opportunity—all as described under “Employment Agreements” above. The estimated amount of each such payment is set forth in the table below:

Name	Severance – Base Salary ($)	Severance – Target Annual Cash Bonus Opportunity ($)	Severance – Pro-Rated Bonus ($)	Total ($)
Ron C. Keating	$2,437,500	$2,639,958	$430,113	$5,507,571
Benedict J. Stas	$1,077,886	$743,837	$151,764	$1,973,487
Rodney O. Aulick	$923,912	$595,543	$122,545	$1,642,000
Hervé P. Fages	$958,082	$617,569	$127,077	$1,702,728
Vincent Grieco	$810,654	$479,505	$97,833	$1,387,992
(2)
Amounts shown reflect the sum of the potential value that each named executive officer could receive in connection with accelerated vesting and settlement of Evoqua equity awards upon a Qualifying Termination that occurs on or within two years following a change in control of Evoqua as described under “Employment Agreements” above. The estimated amount of each such payment is set forth in the table below:

Name	Evoqua Stock Options ($)	Evoqua RSUs ($)	Evoqua PSUs ($)	Total ($)
Ron C. Keating	$3,732,322	$11,139,379	$19,722,932	$34,594,633
Benedict J. Stas	$1,086,472	$2,282,971	$2,862,075	$6,231,518
Rodney O. Aulick	$688,823	$1,391,414	$1,617,464	$3,697,701
Hervé P. Fages	$632,003	$1,292,559	$1,538,313	$3,462,875
Vincent Grieco	$429,642	$977,864	$1,323,761	$2,731,267
(3)
As to each named executive officer, amounts shown reflect the estimated cost of continued participation in health and welfare benefits for the one year following termination of employment without Cause or for Good Reason (whether or not related to a change in control) and $15,000 in outplacement assistance reimbursement.

Interests of Xylem’s Directors and Executive Officers in the Merger
Other than with respect to continued service for, employment by and the right to continued indemnification by the combined company, as of the date of this joint proxy statement/prospectus, Xylem directors and executive officers do not have interests in the Merger that are different from, or in addition to, the interests of Xylem shareholders generally. These interests may create the appearance of conflicts of interest. The Xylem Board was aware of these potential conflicts of interest during its deliberations on the merits of the Merger and in making its decision to approve the Merger Agreement and the Merger. See the sections titled “The Merger—Background of the Merger” and “The Merger—Recommendation of the Xylem Board and its Reasons for the Merger” beginning on pages 66 and 81 of this joint proxy statement/prospectus, respectively.
Each of the current members of the Xylem Board will continue as a director of Xylem following the consummation of the Merger and will hold office from and after the consummation of the Merger until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement or removal.
Additionally, all of Xylem’s current executive officers are expected to continue to serve in their current positions following the consummation of the Merger.
The Merger will not result in a “change in control” for purposes of any cash or equity-based awards or employment-related agreements, and so no payments, accelerated vesting or benefit enhancements will be triggered by the Merger.
Ownership of Xylem After Consummation of the Merger
As of the date of this joint proxy statement/prospectus, based on the Exchange Ratio and the number of outstanding shares of Evoqua Common Stock and Xylem Common Stock (in each case, on a fully diluted basis), it is estimated that Xylem shareholders will own approximately 75% and Evoqua stockholders will own approximately 25% of the issued and outstanding shares of Xylem Common Stock on a fully diluted basis immediately following the Effective Time. The relative ownership interests of Xylem shareholders and former Evoqua stockholders in the combined company immediately following the Merger will depend on the number of shares of Xylem Common Stock and Evoqua Common Stock issued and outstanding immediately prior to the Merger.
Governance of Xylem After Consummation of the Merger
Articles of Incorporation
At the Effective Time, the Xylem Charter, as in effect immediately prior to the Effective Time, will be the articles of incorporation of Xylem until thereafter amended in accordance with applicable law.
Bylaws
At the Effective Time, the Xylem Bylaws, as in effect immediately prior to the Effective Time, will be the bylaws of Xylem until thereafter amended in accordance with applicable law.
Board of Directors After Consummation of the Merger
The Xylem Board at the Effective Time will be composed of (i) the Legacy Xylem Directors and (ii) the Evoqua Appointed Directors.
Headquarters
Following the Effective Time, the headquarters of Xylem will continue to be located in Washington, D.C.
Financing Cooperation
Prior to the consummation of the Merger, it may be necessary for Xylem to refinance, renew or replace indebtedness (including, without limitation, the raising of new financing, the refinancing of the Xylem credit agreement, the retirement, prepayment or redemption of the Xylem credit agreement and/or obtaining amendments, amendment and restatements, modifications, waivers or consents relating to the Xylem credit agreement). Prior to the Effective Time, Evoqua has agreed to, and to cause its subsidiaries to, use its commercially reasonable efforts to cause its and their Representatives to, provide all customary cooperation and all customary financial and other information, in each case, that is reasonably requested by Xylem in connection with any new financing by Xylem in connection with the refinancing, replacement or repayment of any indebtedness (the “Financing”), including cooperating with any customary due diligence process as reasonably requested by Xylem or the providers of any such Financing and using commercially reasonable efforts to cause Evoqua’s independent accountants to provide any customary “comfort” letters (including customary “negative assurance” comfort for any applicable

Financing) in connection with any such Financing, subject to certain limitations as further described in the section titled “The Merger Agreement—Covenants—Financing Cooperation” beginning on page 165 of this joint proxy statement/prospectus. The consummation of any financing transaction in connection with the Merger is not a condition to closing.
Financing Matters
Evoqua will, and will cause its subsidiaries to, use reasonable best efforts to deliver to Xylem at or prior to the Closing Date executed Payoff Letters in form and substance customary for transactions of this type (and drafts reasonably in advance thereof) with respect to indebtedness that Xylem has requested be paid off from the applicable agent on behalf of the persons to whom such indebtedness is owed.
From the date of the Merger Agreement until the earlier of the Closing and the termination of the Merger Agreement, Evoqua and Xylem will, and cause each of their subsidiaries and Representatives to, use reasonable best efforts to:
•
obtain all necessary waivers, consents, amendments or approvals with respect to their respective material contracts relating to indebtedness, to the extent that the consummation of the transactions contemplated by the Merger Agreement would result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any notification or consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, such contracts relating to indebtedness;

•
if requested by Xylem, refinance, renew or replace the indebtedness under such contracts on terms mutually agreeable to Xylem and Evoqua, provided that the transactions contemplated by the Merger Agreement would not result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any notification or consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, any contract under which such indebtedness is refinanced, renewed or replaced; or

•
to the extent that waivers, consents, amendments or approvals are not obtained and such indebtedness is not refinanced, renewed or replaced, in the case of contracts relating to indebtedness of Xylem, to ensure that sufficient cash is available for the prompt payment in full of any indebtedness under any such contract and termination of any such contract, or with respect to contracts relating to indebtedness of Evoqua, Xylem will ensure that satisfactory arrangements have been made to repay in full, or cause the repayment in full of, any indebtedness under any such contract and terminate any such contract upon the consummation of the Merger, in each case at or prior to the Closing Date.

Additionally, in connection with any refinancing, replacement or repayment in full of any indebtedness of Evoqua, Evoqua will, and will cause its subsidiaries to, deliver all notices and take all other actions reasonably requested by Xylem that are required to facilitate in accordance with the terms thereof the termination of all commitments outstanding under each contract relating to indebtedness of Evoqua, the repayment in full of all obligations, if any, outstanding thereunder, the release of any liens securing such obligations (including the termination of any precautionary UCC financing statements and UCC financing statements evidencing the sale of receivables), and the release of any guarantees in connection therewith, in each case, on the Closing Date as of the Effective Time (such termination, repayment and releases, the “Credit Facility Terminations”).
As of the date of this joint proxy statement/prospectus, Xylem intends to repay and terminate certain of Evoqua’s indebtedness in connection with the Closing. For other financing matters, see the section titled “The Merger Agreement—Covenants—Financing Cooperation” beginning on page 165 of this joint proxy statement/prospectus.
Directors’ and Officers’ Indemnification and Insurance
From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Xylem will cause the bylaws of the Surviving Corporation to provide that the Surviving Corporation will, indemnify and hold harmless each present (as of the Effective Time) and former director and officer of Evoqua and its subsidiaries who, at the request of Evoqua or any of its subsidiaries while so serving as a director or officer of Evoqua, as applicable, is or was previously serving as a director, officer, employee or agent of another entity (each a “D&O Indemnified Party” and collectively, the “D&O Indemnified Parties”) from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement (including all interest, assessments and other charges) or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the fact that such D&O Indemnified Party is or was an officer or director of Evoqua or any of its subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Evoqua or the applicable subsidiary of Evoqua would have been permitted under applicable law and under the Evoqua Charter, the Evoqua Bylaws or other governing documents in effect on the date of the Merger Agreement to indemnify such D&O Indemnified Party. In the event of any such proceeding, each D&O Indemnified Party will be entitled to advancement of fees, costs and expenses incurred from the Surviving Corporation to the fullest extent permitted under applicable law, provided that such D&O Indemnified Party first provides an undertaking to repay such advances if it is ultimately determined by a final and non-appealable judicial determination that such person is not entitled to indemnification. All rights to indemnification in respect of any claim, action, suit, proceeding or investigation, in each case to the extent a claim in connection therewith has been asserted prior to the sixth anniversary of the Effective Time, will continue until the disposition or resolution of such matter.
Xylem and Merger Sub have agreed that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the D&O Indemnified Parties as provided in the Evoqua Charter, the Evoqua Bylaws or any indemnification agreement between such directors or officers and Evoqua (in each case, as in effect on, and, in the case of any indemnification agreement, to the extent made available to Xylem prior to, the date of the Merger Agreement) will be assumed and performed by the Surviving Corporation and will continue in full force and effect for a period of six years from the Effective Time, except as otherwise required by applicable law.
From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Xylem will cause to be maintained in effect Evoqua’s current directors’ and officers’ liability insurance covering each person currently covered by such liability insurance policy for acts or omissions occurring prior to the Effective Time. Xylem may obtain a substitute policy therefor, the material terms of which, including coverage and amount, are no less favorable, in the aggregate, to such directors and officers than Evoqua’s existing policies as of the date of the Merger Agreement or request that Evoqua obtain extended reporting period coverage under its existing insurance programs; provided, however, that neither Xylem nor the Surviving Corporation will be required to pay annual premiums for such directors’ and officers’ insurance policy in excess of 300% of the 2022 annual premium paid by Evoqua, but in such case will purchase as much coverage as may be obtained for 300%.
The provisions contained in the indemnification, exculpation and insurance covenant will survive the consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Parties and their respective heirs and legal representatives.
In the event that Xylem or the Surviving Corporation or any of their respective successors or assigns:
•	consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger; or
•	transfers all or a majority of its properties and assets to any person;
then, and in each such case, Xylem will cause proper provision to be made so that the successors or assigns of Xylem or the Surviving Corporation assumes the obligations set forth in the indemnification, exculpation and insurance covenant of the Merger Agreement.
Dividend Policy
Xylem has historically paid regular quarterly cash dividends on Xylem Common Stock. Xylem most recently declared a cash dividend of $0.33 per share that was paid on March 22, 2023. Aggregate quarterly dividends declared were $1.20, $1.12, $1.04 and $0.96 during fiscal years 2022, 2021, 2020 and 2019, respectively. Xylem currently expects to continue to pay quarterly cash dividends, although any future payment of cash dividends on Xylem Common Stock will be at the discretion of the Xylem Board and will depend upon Xylem’s results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by the Xylem Board. The Merger Agreement permits Xylem to declare, set aside or pay regular quarterly cash dividends payable in respect of Xylem Common Stock with declaration, record and payment dates consistent with Xylem’s past practices and in an amount per share of Xylem Common Stock as approved by the Xylem Board in the ordinary course of business.
Listing of Xylem Common Stock; Delisting and Deregistration of Evoqua Common Stock
Before consummation of the Merger, Xylem has agreed to use its reasonable best efforts to cause the shares of Xylem Common Stock to be issued in the Merger, and such other shares of Xylem Common Stock to be reserved for issuance in connection with the Merger, to be approved for listing on the NYSE, subject to official notice of issuance. The approval for listing of such shares of Xylem Common Stock on the NYSE (subject to official notice of issuance) is a condition to the consummation of the Merger.
If the Merger is consummated, Evoqua Common Stock will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

U.S. Federal Securities Law Consequences of the Merger
Assuming the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, the shares of Xylem Common Stock issued in the Merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for shares of Xylem Common Stock issued to any Evoqua stockholder who may be deemed an “affiliate” of Xylem after the consummation of the Merger. This joint proxy statement/prospectus does not cover resales of shares of Xylem Common Stock received by any person upon the consummation of the Merger, and no person is authorized to make any use of this joint proxy statement/prospectus, or the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, in connection with any resale of shares of Xylem Common Stock.
Material U.S. Federal Income Tax Consequences of the Merger
The following is a summary of material U.S. federal income tax considerations generally applicable to a “U.S. Evoqua stockholders” (as defined below) of Evoqua Common Stock that receives Xylem Common Stock pursuant to the Merger. This discussion is based upon the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax, or Medicare contribution tax considerations.
The following discussion applies only to U.S. Evoqua stockholders who hold shares of Evoqua Common Stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. Evoqua stockholders in light of their specific circumstances and does not apply to U.S. Evoqua stockholders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities (or investors in such partnerships, S corporations or other such pass-through entities), regulated investment companies, real estate investment trusts, former citizens or residents of the United States, holders whose functional currency is not the U.S. dollar, holders who hold shares of Evoqua Common Stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, or holders who acquired Evoqua Common Stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, or holders who actually or constructively own more than 5% of the outstanding shares of Evoqua Common Stock).
For purposes of this discussion, a “U.S. Evoqua Stockholder” is a beneficial owner of Evoqua Common Stock that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) such trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.
If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Evoqua Common Stock, the tax treatment of a partner in such partnership (or an equity owner of such other entity or arrangement) will generally depend on the status of the partner and the activities of the partner (or equity owner) and the partnership (or such other entity or arrangement). Any partnership (or entity treated as a partnership for U.S. federal income tax purposes) that holds Evoqua Common Stock, and any partners in such partnership (or such other entity or arrangement), should consult their tax advisors regarding the tax considerations of the Merger to their specific circumstances.
The tax considerations of the Merger to any Evoqua stockholder who is not a U.S. Evoqua stockholder are not discussed in this joint proxy statement/prospectus. Such holders should consult their tax advisors regarding the tax considerations of the Merger to them in light of their specific circumstances.
Assuming that the Merger is consummated as currently contemplated, Xylem and Evoqua intend for (and have agreed to use their commercially reasonable efforts to cause) the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Furthermore, it is a condition to Evoqua’s obligation to consummate the Merger that Evoqua receive the Closing Tax Opinion, which will be solely for the use of Evoqua and may not be relied upon by any other person (including, but not limited to, Evoqua stockholders, Xylem and Xylem shareholders).

Xylem and Evoqua will use commercially reasonable efforts to cause the delivery of (i) any opinion of Xylem Tax Counsel (or another nationally recognized law firm or accounting firm) with respect to the tax treatment of the Merger required to be filed in connection with this joint proxy statement/prospectus (a “S-4 Tax Opinion”) that the transactions will qualify for the Intended Tax Treatment and (ii) certain tax certificates as reasonably necessary or appropriate to enable counsel to render the S-4 Tax Opinion.
The S-4 Tax Opinion will be based on, among other things, certain assumptions stated in the S-4 Tax Opinion and in the registration statement of which this document is a part, as well as on the accuracy, correctness and completeness of certain covenants, representations and statements made by Xylem and Evoqua. If any of the assumptions, representations or statements made by Xylem or Evoqua are, or become, inaccurate, incorrect or incomplete, or if Xylem or Evoqua breach any of their covenants, the S-4 Tax Opinion may be invalid and the conclusions reached therein could be jeopardized. Neither Xylem nor Evoqua intends to request any ruling from the IRS as to the U.S. federal income tax considerations of the Merger. Consequently, no assurance can be given that the IRS will not challenge the conclusions reflected herein or in the S-4 Tax Opinion or that a court would not sustain such a challenge. Therefore, notwithstanding Evoqua’s receipt of the Closing Tax Opinion, which will be solely for the use of Evoqua and which may not be relied upon by any other person (including, but not limited to, Evoqua stockholders, Xylem and Xylem shareholders), or the filing of the S-4 Tax Opinion, the IRS could assert successfully that the Merger is taxable. In that event, U.S. Evoqua stockholders who received shares of Xylem Common Stock in the Merger would be subject to U.S. federal income tax liability.
If the Merger were taxable, U.S. Evoqua stockholders would be considered to have made a taxable sale of their Evoqua Common Stock to Xylem, and such Evoqua stockholders would generally recognize taxable gain or loss on their receipt of Xylem Common Stock in the Merger.
Provided the Merger qualifies for the Intended Tax Treatment, the material U.S. federal income tax considerations of the Merger will generally be as described below.
Exchange of Shares of Evoqua Common Stock for Shares of Xylem Common Stock
Upon the exchange of a U.S. Evoqua stockholder’s shares of Evoqua Common Stock for Xylem Common Stock in the Merger, a U.S. Evoqua stockholder will generally not recognize gain or loss, except with respect to cash received in lieu of fractional shares of Xylem Common Stock (as discussed below). Further, such holder will have an aggregate tax basis in the Xylem Common Stock received in the Merger (including any fractional shares of Xylem Common Stock deemed received and exchanged for cash as described below) equal to such U.S. Evoqua stockholder’s aggregate adjusted tax basis in the Evoqua Common Stock surrendered in exchange therefor. A U.S. Evoqua stockholder will have a holding period for the shares of Xylem Common Stock received in the Merger (including any fractional shares deemed received and exchanged for cash as described below) that includes the holding period of the shares of Evoqua Common Stock surrendered in the Merger.
A U.S. Evoqua stockholder who acquired different blocks of Evoqua Common Stock at different times or different prices should consult its tax advisor regarding the manner in which the basis and holding period should be allocated among the U.S. Evoqua stockholder’s Evoqua Common Stock in light of the U.S. Evoqua stockholder’s specific circumstance.
Receipt of Cash in Lieu of Fractional Shares
If a U.S. Evoqua stockholder receives cash in lieu of a fractional share of Xylem Common Stock, the U.S. Evoqua stockholder will generally be treated as having received such fractional share of Xylem Common Stock pursuant to the Merger and then as having received cash in exchange for such fractional share of Xylem Common Stock. As a result, the U.S. Evoqua stockholder will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and the U.S. Evoqua stockholder’s basis in the fractional share of Evoqua Common Stock as set forth above. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, as of the Effective Time, the U.S. Evoqua stockholder’s holding period for such fractional share (including the holding period of shares of Evoqua Common Stock surrendered therefor) exceeds one year. For U.S. Evoqua stockholders who are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.
Backup Withholding and Information Reporting
Payments of any cash in lieu of a fractional share of Xylem Common Stock are subject to information reporting unless the U.S. Evoqua stockholder is an exempt recipient and may, under certain circumstances, be subject to backup withholding (currently, at a rate of 24%), unless such holder provides the withholding agent with its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a U.S. Evoqua stockholder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against such U.S. Evoqua stockholder’s U.S. federal income tax liability; provided that such U.S. Evoqua stockholder timely furnishes the required information to the IRS.
This discussion of material U.S. federal income tax considerations of the Merger is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Determining the actual tax considerations of the Merger to you may be complex and will depend on your specific situation and on factors that are not within Xylem nor Evoqua’s knowledge or control. You should consult your tax advisors with respect to the application of U.S. federal income tax laws to your specific situation as well as any tax considerations arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction.
Accounting Treatment of the Merger
The Merger will be accounted for using the acquisition method of accounting in accordance with ASC 805. Xylem management has evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the Merger and concluded, based on a consideration of the pertinent facts and circumstances, that Xylem will be the acquirer for financial accounting purposes. Accordingly, Xylem’s cost to acquire Evoqua has been allocated to Evoqua’s acquired assets, assumed liabilities and commitments based upon their estimated fair values. The allocation of the purchase price is dependent upon estimates of certain valuations that are subject to change. In addition, the final purchase price of Xylem’s acquisition of Evoqua will not be known until the date of the consummation of the Merger and could vary materially from the preliminary purchase price. Accordingly, the final acquisition accounting adjustments may be materially different from the preliminary unaudited pro forma adjustments presented.
Exchange of Shares in the Merger
Xylem will appoint the Exchange Agent to handle the payment and delivery of the Merger Consideration (including the exchange of certificates formerly evidencing shares of Evoqua Common Stock for shares of Xylem Common Stock), any dividends or other distributions payable pursuant to the Merger Agreement (without interest) and the cash payments to be delivered in lieu of fractional shares of Xylem Common Stock. As soon as reasonably practicable after the Effective Time, but, in any event, no later than three business days following the Effective Time, the Surviving Corporation will cause the Exchange Agent to mail to each holder of record of Certificates whose shares were converted into the right to receive the Merger Consideration, any dividends or distributions payable pursuant to the Merger Agreement (without interest) and any cash in lieu of fractional shares of Xylem Common Stock pursuant to the terms of the Merger Agreement, a letter of transmittal and instructions for use in effecting the surrender of such Certificates (or affidavit of loss in lieu thereof) to the Exchange Agent in exchange for the Merger Consideration, any dividends or distributions payable pursuant to the Merger Agreement (without interest) and any cash in lieu of fractional shares of Xylem Common Stock payable pursuant to the Merger Agreement. Each Evoqua stockholder who surrenders its Certificate to the Exchange Agent along with the duly completed and validly executed letter of transmittal and any other documents as the Exchange Agent may reasonably require will be entitled to receive the Merger Consideration and any dividends or other distributions payable pursuant to the Merger Agreement (without interest). Holders of Book-Entry Shares will not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent and will automatically, upon the Effective Time be entitled to receive the Merger Consideration and any dividends or other distributions payable pursuant to the Merger Agreement (without interest). From and after the Effective Time, there will be no further registration of transfers of any shares of Evoqua Common Stock that were outstanding immediately prior to the Effective Time.
If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate or Book-Entry Share is registered, (i) such Certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer or (ii) such Book-Entry Share must be properly transferred such that the person requesting payment of the Merger Consideration has paid any required transfer and other taxes or has otherwise established to Xylem’s satisfaction that such tax is not applicable.

Regulatory Matters
The consummation of the Merger is subject to various regulatory approvals (as further described in the section titled “The Merger Agreement—Covenants—Regulatory Approvals; Consents” beginning on page 151 of this joint proxy statement/prospectus), including:
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any applicable waiting period (and any extension thereof) under the HSR Act and other Antitrust Laws relating to the transactions contemplated by the Merger Agreement, as well as any agreement not to close embodied in a “timing agreement” between the parties and a governmental entity, having expired or terminated;

•
the other antitrust, competition, investment, trade regulation or similar consents, authorizations, orders or approvals that are required under certain Antitrust Laws set forth in Evoqua’s disclosure letter to the Merger Agreement having been obtained or made or any applicable waiting period in respect thereof having expired or been terminated;

•
any consents, authorizations, orders or approvals that are required under any foreign investment law, the absence of which would prohibit the consummation of the Merger and the other transactions contemplated by the Merger Agreement, having been obtained or made or any applicable waiting period in respect thereof having expired or been terminated; and

•
no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition being in effect, and no law having been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that prohibits or makes illegal the consummation of the Merger.

On February 3, 2023, Xylem and Evoqua each filed notification and report forms under the HSR Act with the FTC and the DOJ with respect to the proposed Merger. At 11:59 p.m. Eastern Time on March 6, 2023, the 30-day HSR waiting period expired without issuance of a Request for Additional Information and Documentary Material. Accordingly, the condition to the consummation of the Merger requiring that the waiting period (or any extension thereof) relating to the transactions contemplated by the Merger Agreement under the HSR Act shall have expired or been terminated has been satisfied.
On March 6, 2023, notification and report forms were filed by the parties with certain foreign merger control and foreign direct investment authorities as required under certain Antitrust Laws and foreign investment laws as set forth in Evoqua’s disclosure letter to the Merger Agreement. As of April 10, 2023, the parties have obtained the necessary approvals, clearances or consents, as applicable, from the relevant merger control authorities in Germany, Colombia and Austria to consummate the transactions contemplated by the Merger Agreement.
Subject to the terms and conditions of the Merger Agreement (including certain exceptions described in the Merger Agreement), Xylem, Merger Sub and Evoqua will use their respective reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, including, among other things, using reasonable best efforts to obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary registrations, declarations and filings and make all reasonable best efforts to obtain an approval or waiver from, or to avoid any action by, any governmental entity, including making filings and submissions in connection with applicable antitrust and foreign investment law authorities.
No Appraisal Rights
Appraisal rights are statutory rights that, if applicable under law, enable shareholders or stockholders of a corporation to dissent from a merger and to demand that such corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to such shareholders or stockholders in connection with the transaction. Under the DGCL, stockholders do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. In addition, shareholders or stockholders of the constituent corporation surviving the merger are not entitled to appraisal rights if the merger did not require the vote of the stockholders or shareholders of the surviving corporation pursuant to Section 251(f) of the DGCL. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving or resulting corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash in lieu of fractional shares or (iv) any combination of the foregoing. Further, under the IBCL, appraisal rights are available to shareholders of a constituent corporation to a merger only under certain specified circumstances.

No dissenters’ or appraisal rights will be available to Evoqua stockholders or Xylem shareholders with respect to the Merger or any of the other transactions contemplated by the Merger Agreement under either the DGCL or the IBCL, as applicable.
Litigation Relating to the Merger
On March 13, 2023, a purported Evoqua stockholder filed the O’Dell Action. The O’Dell Action generally alleges that Evoqua and the Evoqua Board violated federal securities laws, including Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated under the Exchange Act, by issuing a materially incomplete and misleading registration statement on Form S-4. The plaintiff in the O’Dell Action seeks, among other things, to enjoin the transactions contemplated by the Merger Agreement and an award of attorneys’ and expert fees and expenses.
Xylem and Evoqua believe that the allegations in the O’Dell Action are without merit. Additional lawsuits arising out of the Merger may also be filed in the future. If additional similar lawsuits are filed, Xylem and Evoqua may choose not to announce them unless they contain material new or different allegations.

THE MERGER AGREEMENT
The following description sets forth the principal terms of the Merger Agreement, which is attached as Annex A and incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this description, which is summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. You are encouraged to read the Merger Agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding any of the proposals described in this joint proxy statement/prospectus. This section is only intended to provide you with information regarding the terms of the Merger Agreement. Neither Xylem nor Evoqua intend that the Merger Agreement will be a source of business or operational information about Xylem or Evoqua. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this joint proxy statement/prospectus and in the public filings Xylem and Evoqua make with the SEC, as described in the section titled “Where You Can Find More Information” beginning on page 207 of this joint proxy statement/prospectus.
Explanatory Note Regarding the Merger Agreement
The Merger Agreement and this summary of terms are included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Xylem and Evoqua contained in this joint proxy statement/prospectus or in the public reports of Xylem and Evoqua filed with the SEC may supplement, update or modify the factual disclosures about Xylem and Evoqua contained in the Merger Agreement. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement, as of a specific date. In addition, these representations, warranties and covenants were made solely for the benefit of the parties to the Merger Agreement and may be qualified and subject to important limitations agreed to by Xylem and Evoqua in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with a principal purpose of allocating risk between parties to the Merger Agreement rather than the purpose of establishing these matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders or shareholders and reports and documents filed with the SEC and, in some cases, were qualified by the matters contained in the confidential disclosures that Xylem and Evoqua each delivered in connection with the Merger Agreement, which disclosures were not reflected in the Merger Agreement itself. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus or in the respective public filings made by Xylem and Evoqua with the SEC.
Additional information about Xylem and Evoqua may be found elsewhere in this joint proxy statement/prospectus or incorporated by reference herein. Please see the section titled “Where You Can Find More Information” beginning on page 207 of this joint proxy statement/prospectus.
The Merger
Upon satisfaction or waiver of the conditions to closing in the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into Evoqua, the separate corporate existence of Merger Sub will cease and Evoqua will continue as the Surviving Corporation in the Merger as a direct, wholly-owned subsidiary of Xylem.
Closing; Effective Time
Subject to the provisions of the Merger Agreement, the Closing will take place on a date to be specified by Xylem and Evoqua, but no later than the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions), unless another time, date or place is agreed to in writing by Xylem and Evoqua (such date being the “Closing Date”). The Closing will take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166.
Concurrently with the Closing, Xylem and Evoqua will cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed and filed with the Delaware Secretary of State as provided under the DGCL. The Merger will become effective at the time the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date and time as is agreed between Xylem and Evoqua and specified in the Certificate of Merger. The Merger will have the effects set forth in the Merger Agreement and the applicable provisions of the DGCL.

Conversion of Capital Stock
At the Effective Time, by virtue of the Merger and without any further action on the part of Xylem, Merger Sub, Evoqua or any holder of capital stock thereof:
•	the Excluded Shares will automatically be canceled and retired and cease to exist, and no consideration or payment will be delivered in exchange therefor or in respect thereof;
•
each share of Evoqua Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) will thereupon be converted into and become exchangeable for, in accordance with the terms of the Merger Agreement, the Merger Consideration;

•
each share of Evoqua Common Stock to be converted into the right to receive the Merger Consideration as provided in the Merger Agreement will as of the Effective Time no longer be outstanding and will be automatically canceled and will cease to exist, and the Certificates or Book-Entry Shares, which immediately prior to the Effective Time represented such Evoqua Common Stock, will cease to have any rights with respect to such Evoqua Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with the Merger Agreement, the Merger Consideration and any dividends or other distributions payable to such holder pursuant to the Merger Agreement; and

•
each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

No fractional shares of Xylem Common Stock will be issued upon the conversion of Evoqua Common Stock pursuant to the Merger Agreement, and such fractional share interests will not entitle the owner thereof to any dividends or other distributions with respect to Xylem Common Stock or to vote or to any other rights of a Xylem shareholder. In lieu of any such fractional shares, each Evoqua stockholder otherwise entitled to a fractional share of Xylem Common Stock will be entitled to receive an amount in cash, without interest, representing such Evoqua stockholder’s proportionate interest in the proceeds from the sale by the Exchange Agent in one or more transactions of an aggregate number of shares of Xylem Common Stock equal to the excess of (i) the aggregate number of shares of Xylem Common Stock to be delivered to the Exchange Agent by Xylem over (ii) the aggregate number of whole shares of Xylem Common Stock to be issued to the Evoqua stockholders. As soon as practicable after the determination of the amount of cash to be paid to Evoqua stockholders, if any, the Exchange Agent will pay the applicable amount, without interest, to each of the Evoqua stockholders entitled to receive such cash. The payment of cash in lieu of fractional share interests pursuant to the Merger Agreement is not a separately bargained-for consideration.
Treatment of Options and Other Equity-Based Awards
Evoqua Options
As of the Effective Time, each Evoqua Option, whether vested or unvested, that is then outstanding will be converted into a Xylem Option with the same terms and conditions as were applicable to such Evoqua Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, except that:
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such Xylem Option will provide the right to purchase that whole number of shares of Xylem Common Stock (rounded down to the nearest whole share) equal to the number of shares of Evoqua Common Stock subject to such Evoqua Option, multiplied by the Exchange Ratio; and

•
the exercise price per share for each such Xylem Option will be equal to the exercise price per share of such Evoqua Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest whole cent).

Notwithstanding the foregoing, the conversion of the Evoqua Options will be made in a manner consistent with Section 424(a) and Section 409A of the Code.
Evoqua RSUs and Evoqua PSUs
As of the Effective Time, each unvested Evoqua RSU and unvested Evoqua PSU that is then outstanding immediately prior to the Effective Time will be converted into a Xylem RSU Award that will vest based on the passage of time with the same terms and conditions as were applicable to such Evoqua RSU or Evoqua PSU, as applicable, immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, except that such Xylem RSU Award will be comprised of that number of Xylem restricted stock units as is equal to the product of the number of shares of Evoqua Common Stock subject to each Evoqua RSU or Evoqua PSU, as applicable, immediately prior to the Effective Time and the Exchange Ratio (with any fractional restricted stock units rounded down to the nearest whole share of Xylem Common Stock). With respect to any Evoqua PSU, the performance-vesting component will be deemed to have been satisfied in full at the target level of performance.
Evoqua SARs
As of the Effective Time, each Evoqua SAR, whether vested or unvested, that is then outstanding will be converted into a Xylem SAR, with substantially the same terms and conditions as were applicable to such Evoqua SAR immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, except that such Xylem SAR will be comprised of that number of Xylem SARs as is equal to the product of the number of shares of Evoqua Common Stock relating to each such Evoqua SAR immediately prior to the Effective Time and the Exchange Ratio (rounded down to the nearest whole share of Xylem Common Stock). Each such Xylem SAR will have a base price per share (rounded up to the nearest whole cent) equal to the base price per share of Evoqua Common Stock otherwise relating to such Evoqua SAR immediately prior to the Effective Time divided by the Exchange Ratio. Notwithstanding the foregoing, in the case of any Evoqua SAR to which Section 409A of the Code applies as of the Effective Time, the base price of the number of shares of Xylem Common Stock to which it will relate, and the terms and conditions of exercise of such Xylem SAR, in each case following conversion, will be determined in a manner consistent with the requirements of Section 409A of the Code.
Evoqua ESPP
With respect to any offering period under the Evoqua ESPP as in effect on the date of the Merger Agreement, no Evoqua employee who is not already a participant in the Evoqua ESPP as of such date may become a participant in the Evoqua ESPP and no participating employee may increase the percentage of his or her payroll deduction election in effect as of the current Evoqua ESPP offering period. Upon consummation of the Merger, the Evoqua ESPP will terminate immediately. Prior to the Effective Time and if any Evoqua ESPP offering period is then in effect, the last day of such offering period will be accelerated to a date before the Closing Date as determined by the Evoqua Board (or relevant committee thereof) in its discretion, and the final settlement or purchase of Evoqua Common Stock thereunder will be made on that day.
Certain Actions
Prior to the Effective Time, Evoqua will take all action necessary for the adjustment of the Evoqua Options, Evoqua SARs, Evoqua RSUs and Evoqua PSUs. Evoqua will ensure that, as of the Effective Time, no holder of an Evoqua Option, Evoqua SAR, Evoqua RSU or Evoqua PSU (or former holders of such Evoqua equity awards) and no participant in any Evoqua Equity Plan will have any rights thereunder to acquire, or other rights in respect of, the capital stock of Evoqua, the Surviving Corporation or any of their subsidiaries, or any other equity interest therein.
Xylem will reserve for issuance a number of shares of Xylem Common Stock at least equal to the number of shares of Xylem Common Stock that will be subject to the Xylem Options and the Xylem restricted stock units in connection with the conversion of Evoqua equity awards into Xylem equity awards as described above. As soon as practicable following the Effective Time, Xylem will file a registration statement on Form S-8 with respect to the shares of Xylem Common Stock subject to the Xylem Options and Xylem restricted stock units described in the Merger Agreement.
Exchange and Payment
Exchange Agent
At or prior to the Effective Time, Xylem will deposit or cause to be deposited with the Exchange Agent, for exchange in accordance with the Merger Agreement through the Exchange Agent, Book-Entry Shares (or Certificates, if requested) representing the full number of whole shares of Xylem Common Stock issuable pursuant to the Merger Agreement, constituting at least the amount necessary to pay the Merger Consideration in accordance with the terms and conditions of the Merger Agreement. Xylem will make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or distributions payable pursuant to the Merger Agreement (such shares of Xylem Common Stock provided to the Exchange Agent, together with any dividends, distributions and cash deposited with the Exchange Agent, the “Exchange Fund”).

Exchange Procedures for Certificates and Book-Entry Shares
As soon as reasonably practicable following the Effective Time, and no later than three business days thereafter, the Surviving Corporation will cause the Exchange Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Evoqua Common Stock:
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a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and which will be in customary form and have such other provisions as Xylem or the Exchange Agent may reasonably specify); and

•	instructions for use in effecting the surrender of the Certificates in exchange for:
•	the Merger Consideration;
•	any dividends or other distributions payable to such holder pursuant to the Merger Agreement; and
•	cash in lieu of fractional shares of Xylem Common Stock payable to such holder pursuant to the Merger Agreement.
Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate will be entitled to receive in exchange therefor:
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the number of whole shares of Xylem Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificate pursuant to the Merger Agreement;

•	any dividends or other distributions payable pursuant to the Merger Agreement; and
•	cash in lieu of fractional shares of Xylem Common Stock payable pursuant to the Merger Agreement, and the Certificate (or affidavits of loss in lieu thereof) so surrendered will be forthwith canceled.
Promptly following the Effective Time, and no later than three business days thereafter, the Surviving Corporation will cause the Exchange Agent to issue and send to each holder of Book-Entry Shares:
•
the number of shares of Xylem Common Stock (which will be in book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Book-Entry Shares pursuant to the Merger Agreement;

•	any dividends or other distributions payable pursuant to the Merger Agreement; and
•
cash in lieu of any fractional share of Xylem Common Stock payable pursuant to the Merger Agreement, and the Book-Entry Shares so surrendered will be canceled, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent.

Until surrendered as contemplated by the Merger Agreement, each Certificate or Book-Entry Share will be deemed after the Effective Time, to represent only the right to receive the applicable Merger Consideration as contemplated by the Merger Agreement and any dividends or other distributions payable pursuant to the Merger Agreement and any cash in lieu of fractional shares of Xylem Common Stock payable pursuant to the Merger Agreement.
Lost Certificates
If any Certificate is lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Xylem, of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Xylem or the Exchange Agent, the posting by such person of a bond, in such amount as Xylem or the Exchange Agent may determine is reasonably necessary, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration any dividends or other distributions payable pursuant to the Merger Agreement and any cash in lieu of fractional shares of Xylem Common Stock payable pursuant to the Merger Agreement to which the holder thereof is entitled pursuant to the Merger Agreement.
Dividends and Distributions
Following surrender of a Certificate in accordance with the Merger Agreement, there will be paid to the holder of the Certificate:
•
promptly after such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Xylem Common Stock and the amount of any cash payable in lieu of a fractional share of Xylem Common Stock to which such holder is entitled; and

•
at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Xylem Common Stock.

Holders of Book-Entry Shares who are entitled to receive shares of Xylem Common Stock under the Merger Agreement will be paid:
•
at the time of payment of such Xylem Common Stock by the Exchange Agent, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Xylem Common Stock, and the amount of any cash payable in lieu of a fractional share of Xylem Common Stock to which such holder is entitled; and

•
at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such payment by the Exchange Agent and a payment date subsequent to the time of such payment by the Exchange Agent payable with respect to such whole shares of Xylem Common Stock.

If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate or Book-Entry Share is registered, it is a condition of payment that such Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer or such Book-Entry Share be properly transferred and that the person requesting such payment will have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or Book-Entry Share or will have established to the satisfaction of Xylem that such tax is not applicable.
Termination of the Exchange Fund
Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one year after the Effective Time will be delivered to the Surviving Corporation, upon demand, and any remaining holders of Certificates or Book-Entry Shares will thereafter look only to the Surviving Corporation, as general creditors thereof, for payment of the Merger Consideration, any unpaid dividends or other distributions payable pursuant to the Merger Agreement, and any cash in lieu of fractional shares of Xylem Common Stock payable pursuant to the Merger Agreement (subject to abandoned property, escheat or other similar laws), without interest.
No Liability
None of Xylem, the Surviving Corporation, the Exchange Agent, or any other person will be liable to any person in respect of any shares of Xylem Common Stock, or dividends or distributions with respect thereto, or cash in lieu of fractional shares of Xylem Common Stock properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
Withholding Rights
Xylem, Merger Sub, the Surviving Corporation and the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to the Merger Agreement to any former Evoqua stockholder or otherwise pursuant to the Merger Agreement such amounts as Xylem, Merger Sub, the Surviving Corporation or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable law. However, if Xylem, Merger Sub, the Surviving Corporation or the Exchange Agent becomes aware that withholding may be required in connection with the Merger, such party will use commercially reasonable efforts to provide prior notice to the other parties of such potential withholding, and, in such case, the parties will cooperate in good faith with each other to determine whether any such deduction or withholding is required under applicable tax law and use commercially reasonable efforts to obtain any available exemption or reduction of, or otherwise minimize, such deduction and withholding. Any amounts so withheld will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of whom such deduction and withholding was made.
Investment of Exchange Fund
The Exchange Agent will invest any cash included in the Exchange Fund as directed by Xylem on a daily basis. Any interest or income produced by such investments will be payable to Xylem.
Adjustments to the Merger Consideration
The Exchange Ratio will be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of securities convertible into Evoqua Common Stock or Xylem Common Stock, reorganization, recapitalization, reclassification or other like change with respect to the Evoqua Common Stock or Xylem Common Stock having a record date occurring on or after the date of the Merger Agreement and prior to the Effective Time; provided that such adjustment does not permit Evoqua to take any action with respect to its securities that is prohibited by the terms of the Merger Agreement.
Representations and Warranties
The Merger Agreement contains representations and warranties made (i) by Xylem and Merger Sub to Evoqua and (ii) by Evoqua to Xylem and Merger Sub. Certain of the representations and warranties in the Merger Agreement are subject to materiality or Material Adverse Effect (as defined below) qualifications (that is, they will not be deemed to be inaccurate or incorrect unless their failure to be true or correct is material or would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the party making such representation or warranty). In addition, certain of the representations and warranties in the Merger Agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge. Furthermore, each of the representations and warranties is subject to the qualifications set forth on the disclosure letter to the Merger Agreement delivered to Evoqua by Xylem, in the case of representations and warranties made by Xylem, or to Xylem by Evoqua, in the case of representations and warranties made by Evoqua, as well as certain of the reports of Xylem and Evoqua filed with or furnished to the SEC and publicly available after January 1, 2021 through at least one business day prior to the date of the Merger Agreement (excluding any predictive, cautionary or forward-looking disclosures contained under the captions titled “risk factors,” “forward-looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward-looking in nature)).
In the Merger Agreement, Evoqua has made representations and warranties to Xylem regarding:
•	organization, standing and power;
•	capital stock;
•	subsidiaries;
•	authority relative to the Merger Agreement;
•	vote required;
•	no conflict;
•	required filings and consents;
•	SEC filings;
•	financial statements;
•	no undisclosed liabilities;
•	certain information supplied in this joint proxy statement/prospectus;
•	absence of certain changes or events;
•	litigation;
•	compliance with laws and permits;
•	benefit plans;
•	labor matters;
•	environmental matters;
•	taxes;
•	government contracts and other material contracts;
•	insurance;
•	properties;
•	intellectual property;

•	data privacy and cybersecurity;
•	state takeover laws;
•	no rights plan;
•	related party transactions;
•	certain payments (anti-corruption/Foreign Corrupt Practices Act);
•	material suppliers;
•	material customers;
•	brokers;
•	opinions of financial advisors; and
•	international trade laws.
In the Merger Agreement, Xylem and Merger Sub have made representations and warranties to Evoqua regarding:
•	organization, standing and power;
•	capital stock;
•	subsidiaries;
•	authority relative to the Merger Agreement;
•	vote required;
•	no conflict;
•	required filings and consents;
•	SEC filings;
•	financial statements;
•	no undisclosed liabilities;
•	certain information supplied in this joint proxy statement/prospectus;
•	absence of certain changes or events;
•	litigation;
•	compliance with laws and permits;
•	benefit plans;
•	labor matters;
•	environmental matters;
•	taxes;
•	insurance;
•	properties;
•	intellectual property;
•	data privacy and cybersecurity;
•	related party transactions;
•	certain payments (anti-corruption/Foreign Corrupt Practices Act);
•	brokers;
•	international trade laws;

•	Merger Sub;
•	state takeover laws; and
•	opinions of financial advisors.
For purposes of the Merger Agreement, a “Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (i) would reasonably be expected to prevent the applicable party from consummating the Merger, or to delay the applicable party from consummating the Merger beyond the Outside Date; or (ii) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the applicable party or its subsidiaries, taken as a whole.
Notwithstanding the foregoing, in the case of clause (ii) only, “Material Adverse Effect” will not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from:
•
changes or conditions generally affecting the industries in which the applicable party and its subsidiaries operate (provided that the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to the applicable party and its subsidiaries, taken as a whole, as compared to other participants in the industries in which the applicable party and its subsidiaries operate);

•
changes or conditions in the economy or the financial, credit or securities markets, including changes in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes and effects resulting from any regulatory and political conditions or developments in general (provided that the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to the applicable party and its subsidiaries, taken as a whole, as compared to other participants in the industries in which the applicable party and its subsidiaries operate);

•
geopolitical conditions or changes that are the result of the outbreak, conduct or escalation of war, acts of terrorism, sabotage or cyber-intrusion (provided that the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to the applicable party and its subsidiaries, taken as a whole, as compared to other participants in the industries in which the applicable party and its subsidiaries operate);

•
any failure, in and of itself, by the applicable party or its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, production or other financial or operating metrics for any period (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such failure may be deemed to constitute or be taken into account in determining whether there has occurred or would occur a “Material Adverse Effect” if they are not otherwise excluded by this definition);

•
changes in law or GAAP first proposed after the date of the Merger Agreement (provided that the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to the applicable party and its subsidiaries, taken as a whole, as compared to other participants in the industries in which the applicable party and its subsidiaries operate);

•
any change, in and of itself, in the market price or trading volume of the applicable party’s securities or in the credit rating of the applicable party or its subsidiaries (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” if they are not otherwise excluded by this definition);

•
any epidemic, pandemic, disease outbreak (including the COVID-19 virus, any COVID-19 measures or any change in such COVID-19 measures or interpretations thereof following the date of the Merger Agreement) or other public health crisis, public health event, or the worsening of any of the foregoing, or any hurricane, tornado, flood, fire, volcano, earthquake, or other natural or man-made disaster, calamity, crisis or disaster (provided that the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to the applicable party and its subsidiaries, taken as a whole, as compared to other participants in the industries in which the applicable party and its subsidiaries operate);

•
the announcement or pendency of the Merger or any of the other transactions contemplated by the Merger Agreement, including any litigation, claim or proceeding arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the Merger Agreement and the transactions contemplated by the Merger Agreement; or

•	the taking of any action expressly required by the Merger Agreement (other than any obligation under the Merger Agreement to operate in the ordinary course of business (or similar obligation)).

Covenants
Conduct of Business
Conduct of Business by Evoqua
During the period from the date of the Merger Agreement to the Effective Time, except (A) as may be consented to in writing in advance by Xylem (such consent not to be unreasonably withheld, conditioned or delayed), (B) as set forth in Evoqua’s disclosure letter to the Merger Agreement, (C) as required by any governmental entity or any applicable law (including any COVID-19 measures), (D) for reasonable actions taken in response to COVID-19 (including all COVID-19 measures) that are taken in good faith and are consistent with reasonable commercial practice in response to COVID-19 and with respect to which Evoqua has reasonably consulted with Xylem (to the extent practicable) or (E) as otherwise specifically required, contemplated or permitted by the Merger Agreement, Evoqua will, and will cause each of its subsidiaries to, use reasonable best efforts to carry on its business in all material respects in the ordinary course of business consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers and key employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with it; provided, however, that the failure to take any action expressly prohibited by or the taking of any action specifically addressed by the covenants and agreements set forth in the bulleted list below by Evoqua or any of its subsidiaries will not be deemed to be a breach by Evoqua or its subsidiaries of the covenants and agreements set forth in this sentence. In addition to and without limiting the generality of the foregoing, during the period from the date of the Merger Agreement to the Effective Time, except (i) as set forth in Evoqua’s disclosure letter to the Merger Agreement, (ii) as may be consented to in writing in advance by Xylem (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as required by any governmental entity or any applicable law (including any COVID-19 measures), (iv) for reasonable actions taken in response to COVID-19 (including all COVID-19 measures) that are taken in good faith and are consistent with reasonable commercial practice in response to COVID-19 and with respect to which Evoqua has reasonably consulted with Xylem (to the extent practicable) or (v) as otherwise specifically required, contemplated or permitted by the Merger Agreement, Evoqua will not, and will not permit any of its subsidiaries, to:
•
(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly-owned subsidiary of Evoqua to its parent, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of Evoqua or its subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, other than repurchases of shares of Evoqua Common Stock in connection with the vesting or settlement of Evoqua stock awards, in each case outstanding as of January 19, 2023 (the “Measurement Date”) in accordance with the present terms of the Evoqua Equity Plans and applicable award agreements of such Evoqua stock awards or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests (other than transactions (1) solely among Evoqua and one or more of its wholly-owned subsidiaries or (2) solely among Evoqua’s wholly-owned subsidiaries) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

•
issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of Evoqua on a deferred basis or other rights linked to the value of shares of Evoqua Common Stock, including pursuant to contracts as in effect on the date of the Merger Agreement (other than the issuance of shares of Evoqua Common Stock upon the exercise of Evoqua Options or settlement of Evoqua RSUs outstanding on the Measurement Date in accordance with their terms as in effect on such date);

•	amend or otherwise change, or authorize or propose to amend or otherwise change, the Evoqua Charter or the Evoqua Bylaws (or similar organizational documents);
•
directly or indirectly acquire, agree to acquire, or make an offer to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets that are otherwise material to the business of Evoqua and its subsidiaries, taken as a whole, other than inventory acquired in the ordinary course of business;

•
directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any lien (other than permitted liens) or otherwise dispose in whole or in part of any properties, assets or rights that are material to the business of Evoqua and its subsidiaries, taken as a whole, or any interest therein, except (A) sales of inventory or equipment in the ordinary course of business consistent with past practice, (B) transactions (1) solely among Evoqua and one or more of its wholly-owned subsidiaries or (2) solely among Evoqua’s wholly-owned subsidiaries, (C) in connection with indebtedness permitted to be incurred pursuant to the Merger Agreement, (D) with respect to obsolete assets or (E) for sales, leases, licenses or other dispositions of properties, assets or rights with a fair market value not in excess of $5 million individually or $10 million in the aggregate;
•
adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization other than such transactions among wholly-owned subsidiaries of Evoqua;

•
(A) incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness, or amend, modify or refinance any indebtedness, in each case, except for indebtedness for borrowed money and indebtedness under working capital, operating capital, and equipment/project financing facilities and arrangements such as revolving credit facilities, equipment loans and leases, purchase card facilities, credit/debit card facilities, cash management facilities (including controlled disbursement, ACH facilities, credit card processing facilities, foreign exchange, overdraft lines, accounts or services) and letter of credit facilities (including the application for and issuance of letters of credit for the account of Evoqua and/or its subsidiaries) not to exceed $20 million in aggregate principal amount incurred in the ordinary course of business consistent with past practice, so long as such indebtedness (x) can be prepaid at par at any time without premium or penalty and (y) is not comprised of debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise) or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than Evoqua or any direct or indirect wholly-owned subsidiary of Evoqua, other than trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business not to exceed $15 million in the aggregate;

•
incur or commit to incur any capital expenditure or authorization or commitment with respect thereto, except for (A) capital expenditures not to exceed the amounts set forth in the capital expenditure budget set forth in Evoqua’s disclosure letter to the Merger Agreement or (B) capital expenditures not to exceed $20 million in the aggregate incurred in the ordinary course of business consistent with past practice;

•
other than as permitted by the Merger Agreement, (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of the Merger Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of Evoqua included in Evoqua’s SEC documents filed prior to the date of the Merger Agreement (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) cancel any indebtedness owed to Evoqua or any of its subsidiaries that is material to the business of Evoqua and its subsidiaries, taken as a whole or (C) waive, release, grant or transfer any right of value material to the business of Evoqua and its subsidiaries, taken as a whole;

•
(A) modify, amend, terminate, cancel or extend any Evoqua material contract or (B) enter into any contract that if in effect on the date of the Merger Agreement would be an Evoqua material contract, in each case, outside of the ordinary course of business consistent with past practice;

•
commence any action or other proceeding (other than an action or other proceeding in connection with an action or other proceeding commenced against Evoqua or any of its subsidiaries), or compromise, settle or agree to settle any action or other proceeding (including any action or other proceeding relating to the Merger Agreement or the transactions contemplated by the Merger Agreement) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of (A) reserves reflected in the most recent audited financial statements of Evoqua included in Evoqua’s SEC documents filed prior to the date of the Merger Agreement or (B) if not subject to reserves reflected on Evoqua’s financial statements included in Evoqua’s SEC documents, $2 million individually or $10 million in the aggregate, in any case, without the imposition of any equitable relief on, or the admission of wrongdoing by, Evoqua or any of its subsidiaries;

•
change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable law, or revalue any of its assets material to the business of Evoqua and its subsidiaries, taken as a whole;

•
settle or compromise any material liability for taxes; amend any material tax return, or file any claims for material tax refunds; make, revoke or modify any material tax election; file any material tax return other than on a basis consistent with past practice; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material amount of taxes; enter into any tax agreement (other than a customary tax indemnification provision contained in an ordinary course commercial agreement not primarily related to taxes) or any closing or other similar agreement, in each case, with respect to material taxes; or change any material method of accounting for tax purposes;

•	change its fiscal year;
•
other than as required by any Evoqua benefit plan (each, an “Evoqua Plan”) or collective bargaining agreement in effect as of the date of the Merger Agreement and made available to Xylem, (A) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, (B) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, (C) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Evoqua Plan or awards made thereunder) except as required to comply with any applicable law or any Evoqua Plan in effect as of the date of the Merger Agreement, (D) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Evoqua Plan or other contract, (E) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Evoqua Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable law or (F) adopt, enter into, amend, modify or terminate any collective bargaining agreement, similar labor agreement or works council agreement;

•
hire (A) employees at the executive leadership team of Evoqua or higher or (B) any other employees with annual salary or wages in excess of $250,000, other than in the case of clause (B), in connection with filling a position that is filled as of the date of the Merger Agreement, but that becomes vacant thereafter, and provided that Evoqua has first reasonably consulted with Xylem;

•
terminate any employees of Evoqua or its subsidiaries or otherwise cause any employees of Evoqua or its subsidiaries to resign, in each case other than (A) in the ordinary course of business consistent with past practice or (B) for cause or poor performance (documented in accordance with Evoqua’s past practices);

•
fail to keep in force any insurance policies or replacement or revised provisions regarding insurance coverage material to the business of Evoqua and its subsidiaries, taken as a whole, with respect to the assets, operations and activities of Evoqua and its subsidiaries as currently in effect;

•	renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of Evoqua or any of its subsidiaries;
•	enter into any new line of business outside of its existing business;
•
enter into any new lease or amend in any material respect the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $5 million (other than any renewal in the ordinary course of business on the existing terms of such lease with commercially reasonable increases in pricing terms); or

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.
Conduct of Business by Xylem
During the period from the date of the Merger Agreement to the Effective Time, except (A) as may be consented to in writing in advance by Evoqua (which consent will not to be unreasonably withheld, conditioned or delayed), (B) as required by any governmental entity or any applicable law (including any COVID-19 measures), (C) for reasonable actions taken in response to COVID-19 (including all COVID-19 measures) that are taken in good faith and are consistent with reasonable commercial practice in response to COVID-19 and with respect to which Xylem has reasonably consulted with Evoqua (to the extent practicable) or (D) as otherwise specifically required, contemplated or permitted by the Merger Agreement, Xylem will, and will cause each of its subsidiaries to, use reasonable best efforts to carry on its business in all material respects in the ordinary course of business consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers and key employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with it; provided, however, that the failure to take any action expressly prohibited by or the taking of any action specifically addressed by the covenants and agreements in the bulleted list below by Xylem or any of its subsidiaries will not be deemed to be a breach by Xylem or its subsidiaries of the covenants and agreements set forth in the Merger Agreement. In addition to and without limiting the generality of the foregoing, during the period from the date of the Merger Agreement to the Effective Time, except (i) as set forth in Xylem’s disclosure letter to the Merger Agreement, (ii) as may be consented to in writing in advance by Evoqua (which consent will not to be unreasonably withheld, conditioned or delayed), (iii) as required by any governmental entity or any applicable law (including any COVID-19 measures), (iv) for reasonable actions taken in response to COVID-19 (including all COVID-19 measures) taken in good faith and are consistent with reasonable commercial practice in response to COVID-19 and with respect to which Xylem has reasonably consulted with Evoqua (to the extent practicable) or (v) as otherwise specifically required, contemplated or permitted by the Merger Agreement, Xylem will not, and will not permit any of its subsidiaries to:
•
(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for (1) dividends by a subsidiary of Xylem not to exceed $15 million in the aggregate, or (2) regular quarterly cash dividends payable by Xylem in respect of Xylem Common Stock with declaration, record and payment dates consistent with Xylem’s past practices and in an amount per share of Xylem Common Stock as approved by the Xylem Board in the ordinary course of business, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of Xylem or any options, warrants, or rights to acquire any such shares or other equity interests, other than (1) repurchases of shares of Xylem Common Stock in connection with the vesting or settlement of Xylem Options, in each case outstanding as of the Measurement Date in accordance with the present terms of Xylem’s equity plans and applicable award agreements of such Xylem Options or (2) repurchases of shares of Xylem Common Stock up to $500 million, in the aggregate, pursuant to an open-market repurchase program for the prevailing market price or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests (other than transactions (1) solely among Xylem and one or more of its wholly-owned subsidiaries or (2) solely among Xylem’s wholly-owned subsidiaries) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

•
issue, deliver, sell, grant any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of Xylem on a deferred basis or other rights linked to the value of shares of Xylem Common Stock, in each case other than (x) pursuant to contracts as in effect on the date of the Merger Agreement, (y) the issuance of shares of Xylem Common Stock, Xylem Options, Xylem RSU Awards, Xylem performance share units or other equity awards for any commercially reasonable compensatory purpose or (z) in an amount not to exceed $100 million in the aggregate in connection with any strategic transaction entered into on arms’ length terms;

•
amend or otherwise change, or authorize or propose to amend or otherwise change, the Xylem Charter or the Xylem Bylaws (or similar organizational documents) (whether by merger, consolidation, conversion or otherwise);

•
directly or indirectly acquire, agree to acquire, or make an offer to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets that are otherwise material to the business of Xylem and its subsidiaries, taken as a whole, other than inventory acquired in the ordinary course of business, except, in each case, for acquisitions with a value or purchase price not in excess of $1 billion in the aggregate;

•
adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization other than such transactions among wholly-owned subsidiaries of Xylem;

•	change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable law, or revalue any of its material assets; or
•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Regulatory Approvals; Consents
Subject to the terms and conditions of the Merger Agreement, Xylem, Merger Sub and Evoqua will use their respective reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to:
•	obtain all required consents, approvals or waivers from, or participate in other discussions or negotiations with, third parties, including as required under certain of Evoqua’s material contracts;
•
obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary registrations, declarations and filings and make all reasonable best efforts to obtain an approval or waiver from, or to avoid any action by, any governmental entity, including (A) file a Notice and Report Form under the HSR Act with the FTC and the Antitrust Division of the DOJ as promptly as reasonably practicable and in any event within 10 business days of the date of the Merger Agreement (unless otherwise mutually agreed upon in writing), (B) file all other filings and submissions (or substantially complete drafts thereof, as applicable) required under any other applicable antitrust, competition, fair trade or similar applicable laws as promptly as reasonably practicable and in any event within 30 business days of the date of the Merger Agreement (unless otherwise mutually agreed by Xylem and Evoqua in writing), (C) file all other filings and submissions (or substantially complete drafts thereof, as applicable) required or advisable (as determined pursuant to Evoqua’s disclosure letter to the Merger Agreement), as applicable, under any foreign investment laws as promptly as practicable following the date of the Merger Agreement and (D) file all filings and notices required by the Federal Communications Commission; and

•
execute and deliver any additional instruments contemplated by the Merger Agreement and necessary to carry out fully the purposes of the Merger Agreement (unless otherwise mutually agreed upon in writing).

However, neither Evoqua nor any of its subsidiaries will commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any contract in connection with obtaining any consent without the prior written consent of Xylem.
On February 3, 2023, Xylem and Evoqua each filed notification and report forms under the HSR Act with the FTC and the DOJ with respect to the proposed Merger. At 11:59 p.m. Eastern Time on March 6, 2023, the 30-day HSR waiting period expired without issuance of a Request for Additional Information and Documentary Material. Accordingly, the condition to the consummation of the Merger requiring that the waiting period (or any extension thereof) relating to the transactions contemplated by the Merger Agreement under the HSR Act shall have expired or been terminated has been satisfied.
On March 6, 2023, notification and report forms were filed by the parties with certain foreign merger control and foreign direct investment authorities as required under certain Antitrust Laws and foreign investment laws as set forth in Evoqua’s disclosure letter to the Merger Agreement. As of April 10, 2023, the parties have obtained the necessary approvals, clearances or consents, as applicable, from the relevant merger control authorities in Germany, Colombia and Austria to consummate the transactions contemplated by the Merger Agreement.
Subject to Xylem’s material compliance with the regulatory approvals and consents covenants of the Merger Agreement, Xylem has the sole right to control and direct all strategy in connection with review of the transactions contemplated by the Merger Agreement by any governmental entity, or any litigation by, or negotiations with, any governmental entity or other person relating to the transaction under any other Antitrust Laws or foreign investment law and will take the lead in all meetings, discussions, and communications with any governmental entity relating to obtaining approval of the transactions contemplated by the Merger Agreement; provided that Xylem will consult with and consider in good faith Evoqua’s comments in connection with any filing, communication, defense, litigation, negotiation, or strategy. Each of Xylem, Evoqua and Merger Sub will:
•
promptly furnish to each other such necessary information and provide reasonable assistance as the other may reasonably request in connection with the preparation of any governmental filings, submissions or other documents;

•
have the right, subject to applicable law, to review in advance, and to the extent practicable each will consult with the other in connection with, all of the information relating to Xylem or Evoqua, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the Merger and the other transactions contemplated by the Merger Agreement;

•
with respect to Xylem and Evoqua, act reasonably and as promptly as practicable in exercising its rights under the regulatory approvals and consents covenants of the Merger Agreement, including responding as promptly as reasonably practicable and advisable to requests for additional information or inquiries from any governmental entity; and

•
with respect to Xylem and Evoqua, subject to applicable law and the instructions of any governmental entity, keep each other reasonably apprised of the status of matters relating to the consummation of the transactions contemplated by the Merger Agreement, including promptly furnishing the other with copies of notices or other written communications received by Evoqua or Xylem, as the case may be, or any of their respective subsidiaries, from any governmental entity or third party with respect to such transactions, and, to the extent practicable under the circumstances, will provide the other party and its counsel with the opportunity to participate in any meeting with any governmental entity in respect of any filing, investigation or other inquiry in connection therewith.

Xylem will not, and will cause its subsidiaries not to, directly or indirectly acquire, agree to acquire, or make an offer to acquire by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof, the effect of which would be to materially delay, impede, or prevent the ability of the parties to consummate the Merger and the other transactions contemplated by the Merger Agreement.
In addition, Xylem’s obligations under the regulatory approvals and consents covenants include:
•
agreeing or proffering to divest or hold separate (in a trust or otherwise, and whether by a consent decree, hold separate order or otherwise), lease, license, transfer, dispose of, commit to behavioral or conduct remedies, or otherwise encumber, limit or impair or take any other action (or refrain from taking any action) with respect to, any of the assets or businesses of Evoqua, Xylem or any of their respective subsidiaries contemporaneously with or subsequent to the Effective Time; provided that neither Xylem nor any of its affiliates will be required to take any action (or refrain from taking any action) if the taking of any such action (or omission) would have or would reasonably be expected to have, individually or in the aggregate, a material impact on either (x)(A) Evoqua and its subsidiaries (taken as a whole) or (B) Xylem and its subsidiaries (taken as a whole, which will be deemed to be the same size as Evoqua and its subsidiaries (taken as a whole)), or (y) the reasonably expected benefits of the Merger; and

•
contesting, and seeking to have vacated, lifted, reversed or overturned any decree, order, judgment, or action seeking to prevent the Merger, in each case, as a condition or in order to obtain the required governmental consents.

Stockholders’ Meetings
Evoqua Special Meeting
As promptly as practicable after the Form S-4, of which this joint proxy statement/prospectus forms a part, is declared effective under the Securities Act, Evoqua and Xylem will mutually agree upon a date, which will be the same date, for the Evoqua Special Meeting and the Xylem Special Meeting, and Evoqua will duly call, give notice of, convene and hold the Evoqua Special Meeting for the purpose of obtaining the Evoqua Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act. Evoqua may postpone or adjourn the Evoqua Special Meeting solely (i) with the consent of Xylem; (ii) (A) due to the absence of a quorum or (B) if Evoqua has not received proxies representing a sufficient number of shares of Evoqua Common Stock for the Evoqua Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Evoqua Board has determined in good faith after consultation with outside legal counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Evoqua stockholders prior to the Evoqua Special Meeting; provided, that Evoqua may not postpone or adjourn the Evoqua Special Meeting more than a total of two times. Notwithstanding the foregoing, Evoqua will, at the request of Xylem, to the extent permitted by law, adjourn the Evoqua Special Meeting to a date mutually agreed with Xylem for the absence of a quorum or if Evoqua has not received proxies representing a sufficient number of shares of Evoqua Common Stock for the Evoqua Stockholder Approval; provided, that Evoqua will not be required to adjourn the Evoqua Special Meeting more than one time, and no such adjournment will be required to be for a period exceeding 10 business days. Except in the case of an Evoqua Adverse Recommendation Change, Evoqua, through the Evoqua Board, will (i) recommend to Evoqua stockholders that they approve the Merger Proposal and the transactions contemplated thereby and (ii) include such recommendation in this joint proxy statement/prospectus. Without limiting the generality of the foregoing, Evoqua agrees that, notwithstanding any Evoqua Adverse Recommendation Change, unless the Merger Agreement is terminated in accordance with its terms, (x) Evoqua will use its reasonable best efforts to solicit proxies to obtain the Evoqua Stockholder Approval and (y) Evoqua’s obligations pursuant to the Merger Agreement will not be affected by the commencement, public proposal, public disclosure or communication to Evoqua or any other person of any Evoqua Acquisition Proposal or the occurrence of any Evoqua Adverse Recommendation Change.
Xylem Special Meeting
As promptly as practicable after the Form S-4, of which this joint proxy statement/prospectus forms a part, is declared effective under the Securities Act, Evoqua and Xylem will mutually agree upon a date, which will be the same date, for the Evoqua Special Meeting and the Xylem Special Meeting, and Xylem will duly call, give notice of, convene and hold the Xylem Special Meeting for the purpose of obtaining the Xylem Shareholder Approval. Xylem may postpone or adjourn the Xylem Special Meeting solely (i) with the consent of Evoqua; (ii) (A) due to the absence of a quorum or (B) if Xylem has not received proxies representing a sufficient number of shares of Xylem Common Stock for obtaining the Xylem Shareholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Xylem Board has determined in good faith after consultation with outside legal counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Xylem shareholders prior to the Xylem Special Meeting; provided, that Xylem may not postpone or adjourn the Xylem Special Meeting more than a total of two times. Notwithstanding the foregoing, Xylem will, at the request of Evoqua, to the extent permitted by law, adjourn the Xylem Special Meeting to a date mutually agreed with Evoqua for the absence of a quorum or if Xylem has not received proxies representing a sufficient number of shares of Xylem Common Stock for obtaining the Xylem Shareholder Approval; provided, that Xylem will not be required to adjourn the Xylem Special Meeting more than one time, and no such adjournment will be required to be for a period exceeding 10 business days. Except in the case of a Xylem Adverse Recommendation Change, Xylem, through the Xylem Board, will (i) recommend to Xylem shareholders that they approve the Share Issuance Proposal and (ii) include such recommendation in this joint proxy statement/prospectus. Without limiting the generality of the foregoing, Xylem agrees that, notwithstanding any Xylem Adverse Recommendation Change, unless the Merger Agreement is terminated in accordance with its terms, (x) Xylem will use its reasonable best efforts to solicit proxies to obtain the Xylem Shareholder Approval and (y) Xylem’s obligations pursuant to the Merger Agreement will not be affected by the commencement, public proposal, public disclosure or communication to Xylem or any other person of any Xylem Acquisition Proposal or the occurrence of any Xylem Adverse Recommendation Change.
Access to Information; Confidentiality
From the date of the Merger Agreement until the earlier of the Effective Time and the date, if any, on which the Merger Agreement is terminated in accordance with its terms, upon reasonable notice, each of Xylem and Evoqua will (and will cause each of its subsidiaries to) afford reasonable access to the other party’s Representatives, during normal business hours, to the personnel, assets, properties, books, contracts, commitments and records of such party and its subsidiaries and, during such period, will (and will cause each of its subsidiaries to) furnish reasonably promptly to the other parties any reasonably requested information concerning the business, properties and personnel of such party and its subsidiaries, for purposes of consummating the Merger or for a bona fide business purpose; provided, however, that nothing in the access to information and confidentiality covenants will require a party or any of its subsidiaries to disclose any information to the other party if such disclosure would involve disclosing any information:
•	if providing access would unreasonably disrupt such party’s operations;
•
that is a trade secret of a third party or is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of the Merger Agreement or entered into after the date of the Merger Agreement in the ordinary course of business (provided, however, that the withholding party will use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure);

•
the disclosure of which would violate any law applicable to such party or any of its Representatives (provided, however, that the withholding party will use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any law or duty); or

•
that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding party will use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege).

None of Evoqua, Xylem or any of their respective subsidiaries will be required to permit any environmental testing or sampling or subsurface investigations, including surface and subsurface soils and water, soil gas, air or building materials, on any of the properties owned, leased or operated by it or any of its respective subsidiaries.
No investigation or access permitted pursuant to the Merger Agreement will affect or be deemed to modify any representation, warranty, covenant, rights or remedies, or conditions or obligations made by Xylem, Merger Sub or Evoqua. All information furnished under the access to information covenants of the Merger Agreement will be kept confidential in accordance with the confidentiality agreement entered into between Xylem and Evoqua on December 6, 2022 (the “Confidentiality Agreement”).
No Solicitation
No Solicitation by Evoqua
Evoqua will, and will cause its subsidiaries and Representatives to, (A) immediately cease, cause to be terminated all existing discussions and negotiations with any person conducted with respect to any Evoqua Acquisition Proposal (as defined below) or potential Evoqua Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such person; (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Evoqua Acquisition Proposal or potential Evoqua Acquisition Proposal; and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its affiliates or Representatives is a party with respect to any Evoqua Acquisition Proposal or potential Evoqua Acquisition Proposal, and will use commercially reasonable efforts to enforce the provisions of any such agreement, which will include seeking any injunctive relief available to enforce such agreement (provided, that Evoqua will be permitted to grant waivers of, and not enforce, any standstill agreement, but solely to the extent that Evoqua Board has determined in good faith, after consultation with its outside counsel, that failure to take such action (i) would prohibit or delay the counterparty from making an unsolicited Evoqua Acquisition Proposal to the Evoqua Board in compliance with the Merger Agreement and (ii) would be reasonably likely to be inconsistent with its fiduciary duties under applicable law).
From the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, Evoqua will not, and will not authorize or permit any of its Representatives to, directly or indirectly:
•	solicit, initiate, endorse, knowingly encourage or knowingly facilitate any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Evoqua Acquisition Proposal;
•
enter into or participate in any discussions or negotiations with, or furnish any non-public information or data to, any person (other than Xylem or any of its affiliates or any of their respective Representatives) that is reasonably likely to be considering or seeking to make an Evoqua Acquisition Proposal, in each case relating to, or as would reasonably be expected to lead to, an Evoqua Acquisition Proposal; or

•	agree or propose to do any of the actions contemplated by the previous bullets.
Notwithstanding the foregoing, if at any time after the date of the Merger Agreement and prior to obtaining the Evoqua Stockholder Approval, Evoqua receives a written Evoqua Acquisition Proposal (as defined below) from a third party that the Evoqua Board believes in good faith to be bona fide and such Evoqua Acquisition Proposal was unsolicited and did not otherwise result from a breach of the non-solicitation covenants of the Merger Agreement, and the Evoqua Board determines in good faith (after consultation with outside counsel) that the failure to take the actions in the bullets below would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, then Evoqua may, before (but not after) the Evoqua Stockholder Approval is obtained, directly or indirectly through its Representatives:
•
furnish information (including material non-public information) with respect to Evoqua and its subsidiaries and provide access to the business, properties, assets, books and records of Evoqua and its subsidiaries to the person making such Evoqua Acquisition Proposal pursuant to an acceptable confidentiality agreement (provided, that (i) Evoqua will provide Xylem a non-redacted copy of each confidentiality agreement Evoqua has executed in accordance with the Merger Agreement and (ii) that any non-public information provided to any such person will have been previously provided to Xylem or will be provided to Xylem prior to or concurrently with the time it is provided to such person); and

•	participate in discussions or negotiations with the person and its Representatives making such Evoqua Acquisition Proposal regarding such Evoqua Acquisition Proposal.

In the case of the previous two bullets, Evoqua may take such actions only if (i) the Evoqua Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Evoqua Acquisition Proposal constitutes or is reasonably likely to lead to a Evoqua Superior Proposal (as defined below), and (ii) the Evoqua Board determines in good faith, after consultation with outside counsel, that the failure to take the actions referred to in the previous bullets would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.
Evoqua will not provide (and will not permit any of its Representatives to provide) any commercially or competitively sensitive non-public information in connection with the actions permitted by the Merger Agreement, except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on Evoqua, which procedures will be consistent in all material respects with Evoqua’s practices in dealing with the disclosures of such information to Xylem or its Representatives.
Evoqua will not, and will cause its subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of the Merger Agreement that would restrict Evoqua’s ability to comply with any of the terms of the non-solicitation covenants of the Merger Agreement.
Evoqua:
•
will promptly (and in any case within 24 hours of receipt) provide Xylem notice in writing of any inquiries, proposals or offers received, that would reasonably be expected to lead to an Evoqua Acquisition Proposal, and disclose the identity of the other person and a description of the material terms and conditions of and facts surrounding any such inquiry, offer, or proposal and, in the case of written materials, provide copies of such written proposal, offer or draft agreement provided by such person; and

•
will keep Xylem informed (orally and in writing) in all material respects on a timely basis of the status and details (and, in any case, within 24 hours after the occurrence of any material amendment or modification of such proposal and the status of any discussions or negotiations relating thereto) of any such Evoqua Acquisition Proposal, inquiry, offer, or proposal, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.

Evoqua will not take any action to exempt any person (other than Xylem, Merger Sub and their respective affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other applicable state takeover law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing.
Evoqua may take and disclose a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, provided that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) will be deemed to be an Evoqua Adverse Recommendation Change unless the Evoqua Board expressly reaffirms its recommendation to the Evoqua stockholders in favor of the approval of the Merger Agreement and the Merger in such disclosure and expressly rejects any applicable Evoqua Acquisition Proposal.
No Solicitation by Xylem
Xylem will, and will cause each of its subsidiaries and the Representatives of Xylem and its subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any person conducted heretofore with respect to any Xylem Acquisition Proposal (as defined below) or potential Xylem Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such person, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Xylem Acquisition Proposal or potential Xylem Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its affiliates or Representatives is a party with respect to any Xylem Acquisition Proposal or potential Xylem Acquisition Proposal, and will use commercially reasonable efforts to enforce the provisions of any such agreement, which will include seeking any injunctive relief available to enforce such agreement (provided that Xylem will be permitted to grant waivers of, and not enforce, any standstill agreement, but solely to the extent that the Xylem Board has determined in good faith, after consultation with its outside counsel, that failure to take such action (i) would prohibit or delay the counterparty from making an unsolicited Xylem Acquisition Proposal to the Xylem Board in compliance with the Merger Agreement and (ii) would be reasonably likely to be inconsistent with its fiduciary duties under applicable law).

From the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, Xylem will not, and will not authorize or permit any of its subsidiaries or its or their Representatives to, directly or indirectly:
•	solicit, initiate, endorse, knowingly encourage or knowingly facilitate any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Xylem Acquisition Proposal;
•
enter into or participate in any discussions or negotiations with, or furnish any non-public information or data to, any person (other than Evoqua or any of its affiliates or any of their respective Representatives) that is reasonably likely to be considering or seeking to make a Xylem Acquisition Proposal, in each case relating to, or as would reasonably be expected to lead to, a Xylem Acquisition Proposal; or

•	agree or propose to do any of the actions contemplated by the previous bullets.
Notwithstanding the foregoing, if at any time after the date of the Merger Agreement and prior to obtaining the Xylem Shareholder Approval, Xylem receives a written Xylem Acquisition Proposal from a third party that the Xylem Board believes in good faith to be bona fide and such Xylem Acquisition Proposal was unsolicited and did not otherwise result from a breach of the non-solicitation covenants of the Merger Agreement, and the Xylem Board determines in good faith (after consultation with outside counsel) that the failure to take the actions in the bullets below would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, then Xylem may, before (but not after) the Xylem Shareholder Approval is obtained, directly or indirectly through its Representatives:
•
furnish information (including material non-public information) with respect to Xylem and its subsidiaries and provide access to the business, properties, assets, books and records of Xylem and its subsidiaries to the person making such Xylem Acquisition Proposal pursuant to an acceptable confidentiality agreement (provided, that (i) Xylem will provide Evoqua a non-redacted copy of each confidentiality agreement Xylem has executed in accordance with the Merger Agreement and (ii) that any non-public information provided to any such person will have been previously provided to Evoqua or will be provided to Evoqua prior to or concurrently with the time it is provided to such person); and

•	participate in discussions or negotiations with the person and its Representatives making such Xylem Acquisition Proposal regarding such Xylem Acquisition Proposal.
In the case of the previous two bullets, Xylem may take such actions only if (i) the Xylem Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Xylem Acquisition Proposal constitutes or is reasonably likely to lead to a Xylem Superior Proposal (as defined below), and (ii) the Xylem Board determines in good faith, after consultation with outside counsel, that the failure to take the actions referred to in the previous bullets would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.
Xylem will not provide (and will not permit any of its Representatives to provide) any commercially or competitively sensitive non-public information in connection with the actions permitted by the Merger Agreement, except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on Xylem, which procedures will be consistent in all material respects with Xylem’s practices in dealing with the disclosures of such information to Evoqua or its Representatives.
Xylem will not, and will cause its subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of the Merger Agreement that would restrict Xylem’s ability to comply with any of the terms of the non-solicitation covenants of the Merger Agreement.
Xylem:
•
will promptly (and in any case within 24 hours of receipt) provide Evoqua notice in writing of any inquiries, proposals or offers received by, that would reasonably be expected to lead to a Xylem Acquisition Proposal, and disclose the identity of the other person and a description of the material terms and conditions of and facts surrounding any such inquiry, offer, or proposal and, in the case of written materials, provide copies of such written proposal, offer or draft agreement provided by such person; and

•
will keep Evoqua informed (orally and in writing) in all material respects on a timely basis of the status and details (and, in any case, within 24 hours after the occurrence of any material amendment or modification of such proposal and the status of any discussions or negotiations relating thereto) of any such Xylem Acquisition Proposal, inquiry, offer, or proposal, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.

Xylem will not take any action to exempt any person (other than Evoqua and its affiliates) from the restrictions on “business combinations” contained in Chapter 43 of the IBCL (or any similar provision of any other applicable state takeover law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing.
Xylem may take and disclose a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, provided that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) will be deemed to be a Xylem Adverse Recommendation Change unless the Xylem Board expressly reaffirms its recommendation to the Xylem shareholders in favor of the approval of the Share Issuance Proposal in such disclosure and expressly rejects any applicable Xylem Acquisition Proposal.
Certain Definitions
The following terms used throughout this joint proxy statement/prospectus have the meanings set forth below:
•
“Evoqua Acquisition Proposal” means any proposal or offer from any person with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (1) assets or businesses of Evoqua and its subsidiaries that generate 20% or more of the net revenues or net income (for the 12-month period ending on the last day of Evoqua’s most recently completed fiscal quarter) or that represent 20% or more of the total assets (based on fair market value) of Evoqua and its subsidiaries, taken as a whole, immediately prior to such transaction, or (2) 20% or more of any class of capital stock, other equity securities or voting power of Evoqua or any of its subsidiaries whose business constitutes 20% or more of the net revenues or net income (for the 12-month period ending on the last day of Evoqua’s most recently completed fiscal quarter) or assets of Evoqua and its subsidiaries, taken as a whole, in each case, other than the Merger and other transactions contemplated by the Merger Agreement.

•
“Xylem Acquisition Proposal” means any proposal or offer from any person with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (1) assets or businesses of Xylem and its subsidiaries that generate 20% or more of the net revenues or net income (for the 12-month period ending on the last day of Xylem’s most recently completed fiscal quarter) or that represent 20% or more of the total assets (based on fair market value) of Xylem and its subsidiaries, taken as a whole, immediately prior to such transaction, or (2) 20% or more of any class of capital stock, other equity securities or voting power of Xylem or any of its subsidiaries whose business constitutes 20% or more of the net revenues or net income (for the 12-month period ending on the last day of Xylem’s most recently completed fiscal quarter) or assets of Xylem and its subsidiaries, taken as a whole, in each case, other than the Merger and other transactions contemplated by the Merger Agreement.

No Change of Recommendation
By Evoqua
Except as permitted by the Merger Agreement, neither the Evoqua Board nor any committee thereof will:
•
withdraw (or modify or qualify in any manner adverse to Xylem or Merger Sub) the recommendation or declaration of advisability by the Evoqua Board or any such committee of the Merger Agreement, the Merger or any of the other transactions contemplated thereby;

•	recommend or otherwise declare advisable the approval by Evoqua stockholders of any Evoqua Acquisition Proposal;
•
make any public recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication by the Evoqua Board of the type contemplated by Rule 14d-9(f) under the Exchange Act or fail to recommend against acceptance of such a tender or exchange offer by the close of business by the 10th business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act;

•
other than with respect to a tender offer or exchange offer, fail to publicly reaffirm the recommendation or declaration of advisability by the Evoqua Board or any such committee of the Merger Agreement, the Merger or any of the other transactions contemplated thereby within 10 business days following receipt of a written notice from Xylem requesting such reaffirmation, delivered after an Evoqua Acquisition Proposal has become publicly known;

•	agree or propose to take any such actions; or
•
cause or permit Evoqua or any of its subsidiaries to enter into any Alternative Acquisition Agreement (as defined below), in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Evoqua Acquisition Proposal, or resolve, agree or propose to take any such actions.

Each such action listed above is referred to herein as an “Evoqua Adverse Recommendation Change.”
Permitted Evoqua Change of Recommendation—Superior Proposal
If, at any time after the date of the Merger Agreement and prior to obtaining the Evoqua Stockholder Approval, the Evoqua Board receives an Evoqua Superior Proposal (as defined below), the Evoqua Board may effect an Evoqua Adverse Recommendation Change or terminate the Merger Agreement pursuant to its terms in order to enter into a binding Alternative Acquisition Agreement (as defined below) with respect to such Evoqua Superior Proposal if:
•
the Evoqua Board determines in good faith, after consultation with its outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, taking into account all adjustments to the terms of the Merger Agreement that may be offered by Xylem pursuant to its matching rights;

•
Evoqua notifies Xylem in writing at least four business days before taking such action, of its intention to effect such Evoqua Adverse Recommendation Change or terminate the Merger Agreement, and specifies the reasons therefor, including the material terms and conditions of (including price), and the identity of the person making such Evoqua Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Evoqua Superior Proposal will require a new written notice by Evoqua and a new three business day period);

•
during the four business day period prior to its effecting an Evoqua Adverse Recommendation Change, Evoqua will, and will cause its financial and legal advisors to, negotiate with Xylem in good faith (to the extent Xylem seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by the Merger Agreement proposed by Xylem. Notwithstanding anything to the contrary contained in the Merger Agreement, neither Evoqua nor any of its subsidiaries will enter into any Alternative Acquisition Agreement unless the Merger Agreement has been terminated in accordance with its terms (including the payment of the Evoqua Termination Fee pursuant to the Merger Agreement, if applicable); and

•
if Xylem makes a proposal during such four business day period to adjust the terms and conditions of the Merger Agreement, the Evoqua Board, after taking into consideration the adjusted terms and conditions of the Merger Agreement as proposed by Xylem, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that:

•	such Evoqua Superior Proposal that is the subject of the notice described above continues to be an Evoqua Superior Proposal; and
•
the failure to make an Evoqua Adverse Recommendation Change or terminate the Merger Agreement, as applicable, would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

Permitted Evoqua Change of Recommendation—Intervening Event
Prior to (but not after) obtaining the Evoqua Stockholder Approval, the Evoqua Board may, in response to an Evoqua Intervening Event (as defined below), effect an Evoqua Adverse Recommendation Change if:
•
the Evoqua Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to effect an Evoqua Adverse Recommendation Change in response to such Evoqua Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties under applicable law;

•
the Evoqua Board has first caused Evoqua to provide to Xylem at least four business days’ prior written notice of its intent to effect such Evoqua Adverse Recommendation Change (which notice must specify in reasonable detail the circumstances related to such determination);

•
the Evoqua Board caused Evoqua and its Representatives to negotiate, to the extent Xylem so wishes to negotiate, during such four business day period following delivery of such notice, in good faith with Xylem concerning any revisions to the terms of the Merger Agreement that Xylem wishes to propose in response to such Evoqua Intervening Event; and

•
after complying with the two preceding bullets, the Evoqua Board has determined in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to effect an Evoqua Adverse Recommendation Change in response to such Evoqua Intervening Event continues to be reasonably likely to be inconsistent with its fiduciary duties under applicable law after taking into account any changes committed in writing to be made to the Merger Agreement by Xylem.

By Xylem
Except as permitted by the Merger Agreement, neither the Xylem Board nor any committee thereof will:
•	withdraw (or modify or qualify in any manner adverse to Evoqua) the recommendation or declaration of advisability by the Xylem Board or any such committee of the Share Issuance Proposal;
•	recommend or otherwise declare advisable the approval by the Xylem shareholders of any Xylem Acquisition Proposal;
•
make any public recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication by the Xylem Board of the type contemplated by Rule 14d-9(f) under the Exchange Act or fail to recommend against acceptance of such a tender or exchange offer by the close of business by the 10th business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act;

•
other than with respect to a tender offer or exchange offer, fail to publicly reaffirm the recommendation or declaration of advisability by the Xylem Board or any such committee of the Merger Agreement, the Merger or any of the other transactions contemplated thereby within 10 business days following receipt of a written notice from Evoqua requesting such reaffirmation, delivered after a Xylem Acquisition Proposal has become publicly known;

•	agree or propose to take any such actions; or
•
cause or permit Xylem or any of its subsidiaries to enter into any Alternative Acquisition Agreement, in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Xylem Acquisition Proposal, or resolve, agree or propose to take any such actions.

Each such action listed above is referred to herein as a “Xylem Adverse Recommendation Change.”
Permitted Xylem Change of Recommendation—Superior Proposal
Notwithstanding the provisions of the Merger Agreement described above, if, at any time after the date of the Merger Agreement and prior to obtaining the Xylem Shareholder Approval, the Xylem Board receives a Xylem Superior Proposal (as defined below), the Xylem Board may effect a Xylem Adverse Recommendation Change or terminate the Merger Agreement pursuant to its terms in order to concurrently enter into a binding Alternative Acquisition Agreement with respect to such Xylem Superior Proposal if:
•
the Xylem Board determines in good faith, after consultation with its outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law;

•
Xylem notifies Evoqua in writing at least four business days before taking that action of its intention to effect such a Xylem Adverse Recommendation Change or terminate the Merger Agreement pursuant to its terms, which notice must include the material terms and conditions of (including price), and the identity of the person making, such Xylem Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Xylem Superior Proposal will require a new written notice by Xylem and a new three business day period);

•
during the four business day period prior to its effecting a Xylem Adverse Recommendation Change as referred to in the bullet above, Xylem will, and will cause its financial and legal advisors to, negotiate with Evoqua in good faith (to the extent Evoqua seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by the Merger Agreement proposed by Evoqua. Notwithstanding anything to the contrary in the Merger Agreement, neither Xylem nor any of its subsidiaries will enter into any Alternative Acquisition Agreement unless the Merger Agreement has been terminated in accordance with its terms (including the payment of the Xylem Termination Fee pursuant to the Merger Agreement, if applicable); and

•
if Evoqua makes a proposal during such four business day period to adjust the terms and conditions of the Merger Agreement, the Xylem Board, after taking into consideration the adjusted terms and conditions of the Merger Agreement as proposed by Evoqua, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Xylem Superior Proposal continues to be a Xylem Superior Proposal and that the failure to make a Xylem Adverse Recommendation Change or terminate the Merger Agreement, as applicable, would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

Permitted Xylem Change of Recommendation—Intervening Event
Notwithstanding the provisions of the Merger Agreement described above, other than in connection with a Xylem Superior Proposal, prior to (but not after) obtaining the Xylem Shareholder Approval, the Xylem Board may, in response to a Xylem Intervening Event (as defined below), effect a Xylem Adverse Recommendation Change if:
•
the Xylem Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to effect a Xylem Adverse Recommendation Change in response to such Xylem Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties under applicable law;

•
Xylem Board has caused Xylem to provide Evoqua at least four business days’ prior written notice of its intent to effect such Xylem Adverse Recommendation Change (which notice will specify in reasonable detail the circumstances related to such determination);

•
Xylem Board has caused Xylem and its Representatives to negotiate, to the extent Evoqua so wishes to negotiate, during such four business day period following delivery of such notice (pursuant to the previous bullet), in good faith with Evoqua concerning any revisions to the terms of the Merger Agreement that Evoqua wishes to propose in response to such Xylem Intervening Event; and

•
after complying with the bullets above, the Xylem Board determined in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to effect a Xylem Adverse Recommendation Change in response to such Xylem Intervening Event continues to be reasonably likely to be inconsistent with its fiduciary duties under applicable law after taking into account any changes committed in writing to be made to the Merger Agreement by Evoqua.

Certain Definitions
The following terms used throughout this joint proxy statement/prospectus have the meanings set forth below:
•
“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract, except for a customary confidentiality agreement containing terms substantially similar to, and no less favorable in the aggregate to Evoqua or Xylem, as applicable, than, those set forth in the Confidentiality Agreement (including any standstill agreement contained therein).

•
“Evoqua Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to the Evoqua Board on the date of the Merger Agreement (or if known, the material consequences of which were not known or reasonably foreseeable to the Evoqua Board as of the date of the Merger Agreement), which event or circumstance, or any consequence thereof, becomes known to the Evoqua Board prior to obtaining the Evoqua Stockholder Approval; provided, that in no event will (x) any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Evoqua Acquisition Proposal constitute an Evoqua Intervening Event or (y) the mere fact, in and of itself, that Evoqua meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period, or changes in the market price or trading volume of Evoqua Common Stock or the credit rating of Evoqua be deemed to be an Evoqua Intervening Event (it being understood that the underlying cause of any of the foregoing in this clause (y) may be taken into account).

•
“Evoqua Superior Proposal” means any unsolicited bona fide binding written Evoqua Acquisition Proposal that the Evoqua Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account at the time of the determination all relevant circumstances, including the various legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and all the terms and conditions of such proposal and the Merger Agreement, is (1) more favorable to the Evoqua stockholders from a financial point of view than the Merger and the other transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions proposed by Xylem in response to such proposal) and (2) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Evoqua Superior Proposal,” references in the term “Evoqua Acquisition Proposal” to “20%” will be deemed to be references to “50%.”
•
“Xylem Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to the Xylem Board on the date of the Merger Agreement (or if known, the material consequences of which were not known or reasonably foreseeable to the Xylem Board as of the date of the Merger Agreement), which event or circumstance, or any consequence thereof, becomes known to the Xylem Board prior to obtaining the Xylem Shareholder Approval; provided, that in no event will (x) any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Xylem Acquisition Proposal constitute a Xylem Intervening Event or (y) the mere fact, in and of itself, that Xylem meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period, or changes in the market price or trading volume of the Xylem Common Stock or the credit rating of Xylem be deemed to be a Xylem Intervening Event (it being understood that the underlying cause of any of the foregoing in this clause (y) may be taken into account).

•
“Xylem Superior Proposal” means any unsolicited bona fide binding written Xylem Acquisition Proposal that the Xylem Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account at the time of the determination all relevant circumstances, including the various legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and all the terms and conditions of such proposal and the Merger Agreement, is (1) more favorable to the Xylem shareholders from a financial point of view than the Merger and the other transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions proposed by Evoqua in response to such proposal) and (2) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Xylem Superior Proposal,” references in the term “Xylem Acquisition Proposal” to “20%” will be deemed to be references to “50%.”

Indemnification, Exculpation and Insurance
From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Xylem will cause the bylaws of the Surviving Corporation to provide that the Surviving Corporation will, indemnify and hold harmless the D&O Indemnified Parties from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement (including all interest, assessments and other charges) or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the fact that such D&O Indemnified Party is or was an officer or director of Evoqua or any of its subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Evoqua or the applicable subsidiary of Evoqua would have been permitted under applicable law and under the Evoqua Charter, the Evoqua Bylaws or other governing documents in effect on the date of the Merger Agreement to indemnify such D&O Indemnified Party. In the event of any such proceeding, each D&O Indemnified Party will be entitled to advancement of fees, costs and expenses from the Surviving Corporation to the fullest extent permitted under applicable law, provided that such D&O Indemnified Party first provides an undertaking to repay such advances if it is ultimately determined by a final and non-appealable judicial determination that such person is not entitled to indemnification. All rights to indemnification in respect of any claim, action, suit, proceeding or investigation, in each case to the extent a claim in connection therewith has been asserted prior to the sixth anniversary of the Effective Time, will continue until the disposition or resolution of such matter.
Xylem and Merger Sub have agreed that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the D&O Indemnified Parties as provided in the Evoqua Charter, the Evoqua Bylaws or any indemnification agreement between such directors or officers and Evoqua (in each case, as in effect on, and, in the case of any indemnification agreement, to the extent made available to Xylem prior to, the date of the Merger Agreement) will be assumed and performed by the Surviving Corporation and will continue in full force and effect for a period of six years from the Effective Time, except as otherwise required by applicable law.
From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Xylem will cause to be maintained in effect Evoqua’s current directors’ and officers’ liability insurance covering each person currently covered by such liability insurance policy for acts or omissions occurring prior to the Effective Time. Xylem may obtain a substitute policy therefor, the material terms of which, including coverage and amount, are no less favorable, in the aggregate, to such directors and officers than Evoqua’s existing policies as of the date of the Merger Agreement or request that Evoqua obtain extended reporting period coverage under its existing insurance programs; provided, however, that neither Xylem nor the Surviving Corporation will be required to pay annual premiums for such directors’ and officers’ insurance policy in excess of 300% of the 2022 annual premium paid by Evoqua, but in such case will purchase as much coverage as may be obtained for 300%.
The provisions contained in the indemnification, exculpation and insurance covenant will survive the consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Parties and their respective heirs and legal representatives.
In the event that Xylem or the Surviving Corporation or any of their respective successors or assigns:
•	consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger; or
•	transfers all or a majority of its properties and assets to any person;
then, and in each such case, Xylem will cause proper provision to be made so that the successors or assigns of Xylem or the Surviving Corporation assumes the obligations set forth in the indemnification, exculpation and insurance covenant of the Merger Agreement.
Notification of Certain Matters
Evoqua will give prompt notice to Xylem, and Xylem will give prompt notice to Evoqua, of:
•
any action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries that relates to the transactions contemplated by the Merger Agreement;

•
any notice or other communication received by such party from any governmental entity in connection with the Merger or the other transactions contemplated by the Merger Agreement or from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Merger Agreement;

•	any other notice or communication from any governmental entity in connection with the transactions contemplated by the Merger Agreement.
Notwithstanding anything in the Merger Agreement to the contrary:
•
no such notification will affect any of the representations, warranties, covenants rights or remedies of the parties to the Merger Agreement or the conditions to the obligations of the parties to the Merger Agreement; and

•
failure by a party to the Merger Agreement to comply with the obligations set forth in notification of certain matters covenant will not result in the failure of certain conditions under the Merger Agreement except to the extent that the underlying fact or circumstance not so notified would, standing alone, constitute such a failure.

Public Announcements
Each of Xylem and Merger Sub, on the one hand, and Evoqua, on the other hand, will, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and will not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.
However, Xylem and Evoqua may make a statement, public announcement or other disclosure if:
•	Evoqua’s disclosure is made with respect to any Evoqua Acquisition Proposal or Evoqua Adverse Recommendation Change, in each case, in compliance with Merger Agreement;
•	Xylem’s disclosure is made with respect to any Xylem Acquisition Proposal or Xylem Adverse Recommendation Change, in each case, in compliance with the Merger Agreement;
•
Evoqua and Xylem make disclosures concerning the Merger Agreement or the Merger that consist solely of information previously disclosed in previous public announcements, statements or other disclosures made by Evoqua or Xylem in compliance with the Merger Agreement; or

•
Evoqua and Xylem make any public statements in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, and such statements consist solely of information previously disclosed in previous press releases, public disclosures or public statements made by Evoqua or Xylem in compliance with the Merger Agreement.

Employee Matters
With respect to each employee of Evoqua and its subsidiaries as of the Effective Time (the “Affected Employees”), for a period of 12 months following the Closing Date or, if shorter, through the termination of employment of the applicable Affected Employee, Xylem will provide each Affected Employee with:
•
a base salary or wage rate, as applicable, and annual cash target bonus opportunity, in each case, that is no less than the base salary or wage rate, as applicable, and annual cash target bonus opportunity provided by Evoqua to such Affected Employee immediately prior to the Effective Time; and

•
employee benefits (excluding defined benefit pension plans, nonqualified retirement plans, plans providing for retiree medical benefits, equity and other long-term incentives, and change in control and retention payments), in each case, that are no less favorable than either those provided by Evoqua to such Affected Employee immediately prior to the Effective Time or those provided by Xylem to its similarly-situated employees.

Xylem will cause any employee benefit plans of Xylem or a subsidiary in which the Affected Employees are entitled to participate after the Closing Date to take into account for purposes of eligibility, vesting, level of benefits (but not benefit accruals under any defined benefit pension plans), service by such employees as if such service were with Xylem, but solely to the extent service was credited for the same purpose under an analogous Evoqua Plan as of the Closing Date, and except to the extent it would result in a duplication of benefits.
In the plan year in which the Closing Date occurs, Xylem will:
•
use commercially reasonable efforts to cause any preexisting conditions or limitations and eligibility waiting periods under any group health plans of Xylem and its subsidiaries to be waived with respect to Affected Employees and their eligible dependents to the same extent waived under the corresponding Evoqua Plan as of the Closing Date; and

•
give each Affected Employee credit for the plan year in which the Closing Date occurs towards applicable copayments, deductibles and annual out-of-pocket limits for expenses incurred prior to the Closing Date in such plan year under the corresponding Evoqua Plan.

Notwithstanding anything to the contrary in the Merger Agreement, the terms and conditions of employment for any Affected Employee covered by a collective bargaining agreement, similar labor agreement or agreement with any works council immediately prior to the Effective Time will continue to be governed by such agreement (as it may be amended in the future) and will be consistent with applicable law.
Nothing contained in the employee matters covenant of the Merger Agreement, express or implied (i) will be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, or limit the ability of Xylem or any of its affiliates (including, following the Closing, Evoqua and its subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them or (ii) is intended to confer upon any person (including Affected Employees, employees, retirees, or dependents or beneficiaries of employees or retirees, or any labor or employee representative) any rights as a third-party beneficiary of the Merger Agreement.
Certain Tax Matters
For U.S. federal income tax purposes, it is intended that:
•	the Merger will qualify for the Intended Tax Treatment;
•
with respect to the Merger, the Merger Agreement constitutes a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); and

•
each of the parties will use its commercially reasonable efforts to cause the Merger to qualify for the Intended Tax Treatment, and no such party will take or cause to be taken or knowingly fail to take or cause to be taken any action which could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

Xylem and Evoqua will use their respective commercially reasonable best efforts to promptly notify the other parties of any challenge to the Intended Tax Treatment by any governmental entity. Xylem and Evoqua will promptly notify the other if, at any time before the Effective Time, either party becomes aware of any fact or circumstance that could reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment.

Xylem and Evoqua will use commercially reasonable efforts to cause the delivery of the S-4 Tax Opinion and certain tax certificates as reasonably necessary or appropriate to enable counsel to render the S-4 Tax Opinion.
Xylem and Evoqua will use commercially reasonable efforts to cause the delivery, on the Closing Date but before the Effective Time, a Closing Tax Opinion.
Xylem and Evoqua will reasonably cooperate in the preparation, execution and filing of all tax returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar taxes which become payable in connection with the Merger, and will pay any such taxes or fees imposed on it by any governmental entity, which becomes payable in connection with the Merger.
Section 16 Matters
Prior to the Effective Time, Xylem and Evoqua will take all such steps as may be necessary or appropriate to cause the transactions contemplated by the Merger Agreement, including any dispositions of Evoqua Common Stock (including derivative securities with respect to such Evoqua Common Stock) or acquisitions of Xylem Common Stock (including derivative securities with respect to such Xylem Common Stock) resulting from the transactions contemplated by the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Evoqua or will become subject to such reporting requirements with respect to Xylem to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Financing Matters
Evoqua will, and will cause its subsidiaries to, use reasonable best efforts to deliver to Xylem at or prior to the Closing Date executed Payoff Letters with respect to each of the contracts relating to indebtedness of Evoqua that, subject to the following sentence, Xylem has requested be paid off in form and substance customary for transactions of this type (and drafts reasonably in advance thereof), from the applicable agent on behalf of the persons to whom such indebtedness is owed, which Payoff Letters together with any related release documentation will, among other things, include the payoff amount and provide that all liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of Evoqua and Evoqua subsidiaries securing such indebtedness and any other obligations secured thereby, will, upon the payment of the amount set forth in the applicable Payoff Letter on the Closing Date, be released and terminated.
Notwithstanding anything in the Merger Agreement to the contrary, in no event will the financing matters covenant require Evoqua or any of its subsidiaries to cause the Credit Facility Terminations contemplated by the Merger Agreement to be effective unless and until the Effective Time has occurred and Xylem has provided or caused to be provided to Evoqua or its subsidiaries funds (or Xylem has directed Evoqua or any of its subsidiaries to use funds on their balance sheet) to pay in full the then-outstanding principal amount of and accrued and unpaid interest and fees under each contract relating to indebtedness of Evoqua.
From the date of the Merger Agreement until the earlier of the Closing and the termination of the Merger Agreement, each of Evoqua and Xylem will, and will cause their respective subsidiaries and their respective Representatives to, use reasonable best efforts to:
•
obtain all necessary waivers, consents, amendments or approvals with respect to their respective material contracts relating to indebtedness, to the extent that the consummation of the transactions contemplated by the Merger Agreement would result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any notification or consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, such contracts relating to indebtedness;

•
if requested by Xylem, refinance, renew or replace the indebtedness under such contracts on terms mutually agreeable to Xylem and Evoqua, provided that the transactions contemplated by the Merger Agreement would not result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any notification or consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, any contract under which such indebtedness is refinanced, renewed or replaced; or

•
to the extent that the waivers, consents, amendments or approvals contemplated by the first bullet are not obtained and such indebtedness is not refinanced, renewed or replaced as contemplated by the second bullet, in the case of contracts relating to indebtedness of Xylem, to ensure that sufficient cash is available for the prompt payment in full of any indebtedness under any such contract and termination of any such contract, or with respect to contracts relating to indebtedness of Evoqua, Xylem will ensure that satisfactory arrangements have been made to repay in full, or cause the repayment in full of, any indebtedness under any such contract and terminate any such contract upon the consummation of the Merger, in each case at or prior to the Closing Date.

In connection with any refinancing, replacement or repayment in full of any indebtedness of Evoqua, Evoqua will, and will cause its subsidiaries to, deliver all notices and take all other actions reasonably requested by Xylem that are required to facilitate in accordance with the terms thereof the Credit Facility Terminations, on the Closing Date as of the Effective Time. As of the date of this joint proxy statement/prospectus, Xylem intends to repay and terminate certain of Evoqua’s indebtedness in connection with the Closing.
NYSE Listing
Xylem will use its reasonable best efforts to cause the shares of Xylem Common Stock to be issued in the Merger, and such other shares of Xylem Common Stock to be reserved for issuance in connection with the Merger, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.
Financing Cooperation
Prior to the Effective Time, Evoqua will, and will cause its subsidiaries to, and will use its commercially reasonable efforts to cause its and their Representatives to, provide all customary cooperation and all customary financial and other information, in each case, that is reasonably requested by Xylem in connection with the Financing, including cooperating with any customary due diligence process as reasonably requested by Xylem or the providers of any such Financing and using commercially reasonable efforts to cause Evoqua’s independent accountants to provide any customary “comfort” letters (including customary “negative assurance” comfort for any applicable Financing) in connection with any such Financing; provided, that neither Evoqua nor any of its subsidiaries will be required to:
•	become an issuer or an obligor with respect to the Financing prior to the Effective Time;
•
cause any director, officer, member, partner, accountant, legal counsel, employee or other Representative of Evoqua or any of its subsidiaries to take any action that would reasonably be expected to result in such person incurring any personal liability;

•	waive or amend any terms of the Merger Agreement; or
•	incur any fees, expenses or other liabilities prior to the Effective Time for which it is not previously or simultaneously reimbursed and indemnified.
Xylem will:
•
promptly upon written request by Evoqua, reimburse Evoqua for any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) actually incurred by Evoqua, its subsidiaries and their respective Representatives in connection with the cooperation contemplated by the Merger Agreement; and

•
indemnify and hold harmless Evoqua, its subsidiaries and its and their respective affiliates and Representatives from and against any and all liabilities, losses, damages, claims, costs and expenses (including reasonable attorney’s fees) suffered or incurred by them in connection with their cooperation with the Financing pursuant to the Merger Agreement, the provision of information utilized in connection therewith (other than written information provided by or on behalf of Evoqua) and the cooperation contemplated by the Merger Agreement, in each case, other than to the extent any such costs, expenses, liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties are the result of the gross negligence, bad faith or willful misconduct of Evoqua, any of its subsidiaries or their respective Representatives, as determined by a court of competent jurisdiction by final and non-appealable judgment, which indemnification will survive the termination of the Merger Agreement.

Xylem’s obligations under the Merger Agreement are not conditioned in any manner whatsoever upon Xylem obtaining any financing, including the Financing. Xylem further acknowledges and agrees that Evoqua’s, its subsidiaries’ or their respective Representatives’ compliance or failure of compliance with the Merger Agreement’s financing cooperation covenant will not be taken into account for purposes of determining whether Evoqua’s obligations under the Merger Agreement have been satisfied in all material respects.
Evoqua consents to the reasonable use of Evoqua’s and its subsidiaries’ logos solely in connection with the marketing of the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Evoqua or its subsidiaries or the reputation or goodwill of Evoqua or its subsidiaries.
Stock Exchange Delisting; Deregistration
Prior to the Closing Date, Evoqua will cooperate with Xylem and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NYSE to enable the delisting of the Evoqua Common Stock from the NYSE and the deregistration of the Evoqua Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than 10 days after the Closing Date.
Takeover Laws
If any takeover law is or becomes applicable to the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement, the parties will cooperate in good faith and will take any and all steps necessary to cause such takeover law to cease to apply such that the Merger and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to eliminate the effect of such takeover law with respect to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, as further set forth in Evoqua’s disclosure letter to the Merger Agreement.
Stockholder Litigation
Neither Xylem nor Evoqua will enter into any settlement agreement in respect of any shareholder or stockholder litigation against such party or its directors or officers relating to the Merger or any of the other transactions contemplated by the Merger Agreement without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Evoqua will control any stockholder litigation against Evoqua or its officers or directors relating to the Merger or any other transactions contemplated by the Merger Agreement. Evoqua will give Xylem the opportunity to participate in, at Xylem’s sole cost and expense, the defense and settlement of such litigation. Xylem will control any shareholder litigation against Xylem or its officers or directors relating to the Merger or any other transactions contemplated by the Merger Agreement. Xylem will give Evoqua the opportunity to participate in, at Evoqua’s sole cost and expense, the defense and settlement of such litigation.
Governance Matters
As of the Closing, the Xylem Board will consist 12 directors and will be composed of (i) the Legacy Xylem Directors and (ii) the Evoqua Appointed Directors. The Evoqua Appointed Directors will be two members from the current Evoqua Board and will be selected by the Evoqua Board and approved by the Xylem Board. During the 12-month period following the Effective Time, the Xylem Board will not propose to remove any Evoqua Appointed Director other than for cause. As of the date of this joint proxy statement/prospectus, the Evoqua Appointed Directors who will join the Xylem Board have not been determined.
In the event that the Closing occurs prior to Xylem’s annual meeting of shareholders for the year in which the Closing takes place, subject to each such Evoqua Appointed Director’s continued willingness and ability to serve, Xylem will take such actions as may be necessary to nominate each such Evoqua Appointed Director for election to the Xylem Board at Xylem’s annual meeting for such year.
Conditions Precedent
Conditions to Each Party’s Obligation to Effect the Merger
Each of Xylem’s and Evoqua’s obligation to effect the Merger is subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
•	obtaining the Evoqua Stockholder Approval;
•	obtaining the Xylem Shareholder Approval;
•
(i) the expiration or earlier termination of any applicable waiting period (and any extension of such period) under the HSR Act or any other applicable Antitrust Laws relating to the transactions contemplated by the Merger Agreement, as well as any agreement not to close embodied in a “timing agreement” between the parties and a governmental entity; (ii) the receipt of, making of or expiration or earlier termination of any applicable waiting period of the other antitrust, competition, investment, trade regulation or similar consents, authorizations, orders or approvals, in each case, that are required under certain Antitrust Laws set forth in Evoqua’s disclosure letter to the Merger Agreement will have been obtained; and (iii) the receipt of, making of or expiration or earlier termination of any applicable waiting period of any consents, authorizations, orders or approvals, in each case, that are required under any foreign investment law, the absence of which would prohibit the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including in certain jurisdictions agreed to by the parties as set forth in Evoqua’s disclosure letter to the Merger Agreement;

•
no governmental authority or court of competent jurisdiction having issued a temporary restraining order, preliminary or permanent injunction or other judgment, order or decree, and no other legal restraint or prohibition being in effect, and no law will have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any such case, prohibits or makes illegal the consummation of the Merger;

•	the NYSE having approved the listing of the shares of Xylem Common Stock to be issued in the Merger, subject to official notice of issuance; and
•
the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, having been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness being in effect, and no proceedings for that purpose will have been initiated or threatened.

Conditions to the Obligations of Xylem and Merger Sub
Xylem’s and Merger Sub’s obligation to effect the Merger is subject to the satisfaction (or waiver by Xylem) at or prior to the Effective Time of the following conditions:
•	The accuracy of certain representations and warranties of Evoqua:
•
regarding capitalization were true and correct in all respects (other than de minimis inaccuracies) as of the date of the Merger Agreement and will be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•
regarding organization, standing and power; capital stock, Evoqua stock awards, Evoqua Equity Plans and Evoqua Options; authority; no conflicts with Evoqua and its subsidiaries’ organizational documents; takeover laws; no stockholder rights plans and brokers were true and correct in all material respects as of the date of the Merger Agreement and will be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and

•
regarding the matters contained in each of the other representations and warranties of Evoqua set forth in the Merger Agreement, were true and correct as of the date of the Merger Agreement and will be true and correct as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Evoqua (it being understood that, for purposes of determining the accuracy of such representations and warranties, all references to “materially,” “in all material respects,” “Material Adverse Effect” and similar materiality qualifications and exceptions contained in such representations and warranties will be disregarded except in the case of the representations in Section 3.9(b) of the Merger Agreement (regarding the non-occurrence of a Material Adverse Effect with respect to Evoqua);

•	Evoqua’s performance in all material respects of all its obligations required under the Merger Agreement at or prior to the Effective Time;
•	Xylem will have received a certificate signed by an executive officer of Evoqua certifying as to the matters set forth in the immediately preceding bullets; and
•
since the date of the Merger Agreement, there will not have been any event, change, circumstance, occurrence, effect, or state of facts that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Evoqua.

Conditions to the Obligations of Evoqua
Evoqua’s obligation to effect the Merger is subject to the satisfaction at Closing, (or waiver by Evoqua) at or prior to the Effective Time of the following conditions:
•	The accuracy of certain representations and warranties of Xylem and Merger Sub:
•
regarding capitalization were true and correct in all respects (other than de minimis inaccuracies) as of the date of the Merger Agreement and will be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•
regarding organization, standing, and power; authorized capital stock; authority; no conflicts with Xylem or Merger Sub’s organizational documents; brokers and takeover laws were true and correct in all material respects as of the date of the Merger Agreement and will be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and
•
regarding the matters contained in each of the other representations and warranties of Xylem set forth in the Merger Agreement were true and correct as of the date of the Merger Agreement and will be true and correct as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Xylem (it being understood that, for purposes of determining the accuracy of such representations and warranties, all references to “materially,” “in all material respects,” “Material Adverse Effect” and similar materiality qualifications and exceptions contained in such representations and warranties will be disregarded except in the case of the representations in Section 4.9(b) of the Merger Agreement (regarding the non-occurrence of a Material Adverse Effect with respect to Xylem);

•	Xylem’s and Merger Sub’s performance in all material respects of all of their respective obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time;
•	Evoqua will have received a certificate signed by an executive officer of Xylem certifying as to the matters set forth in the immediately preceding bullets;
•
since the date of the Merger Agreement, there will not have been any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Xylem; and

•	Evoqua will have received, on the Closing Date, but before the Effective Time, the Closing Tax Opinion.
Xylem, Merger Sub and Evoqua may not rely on the failure of any condition set forth in the Merger Agreement to be satisfied if such failure was caused by Xylem’s, Merger Sub’s or Evoqua’s breach of Merger Agreement.
Termination
By Mutual Consent
The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after the Evoqua Stockholder Approval or Xylem Shareholder Approval have been obtained (with any termination by Xylem also being an effective termination by Merger Sub) by mutual written consent of Xylem and Evoqua.
By Either Xylem or Evoqua
The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after the Evoqua Stockholder Approval or Xylem Shareholder Approval have been obtained (with any termination by Xylem also being an effective termination by Merger Sub) by either Xylem or Evoqua if:
•
the Merger is not consummated on or before the Outside Date; provided, that such right to terminate the Merger Agreement will not be available to any party whose material breach of the Merger Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Merger to be consummated by the Outside Date;

•
any court of competent jurisdiction or other governmental entity has issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement and such judgment, order, injunction, rule, decree or other action will have become final and non-appealable or if any law will have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any such case, prohibits or makes illegal the consummation of the Merger; provided, that the right to terminate the Merger Agreement pursuant to this bullet will not be available to any party whose material breach of the Merger Agreement has been the primary cause of, or the primary factor that resulted in, the issuance of such judgment, order, injunction, rule or decree or the failure to obtain a required governmental consent;

•
the Evoqua Stockholder Approval is not obtained at the Evoqua Special Meeting duly convened or at any adjournment or postponement thereof at which a vote on the adoption of the Merger Agreement was taken; provided that Evoqua will not be permitted to terminate the Merger Agreement pursuant to this bullet if the failure to obtain such Evoqua Stockholder Approval is proximately caused by any action or failure to act of Evoqua that constitutes a material breach of the Merger Agreement; or

•
the Xylem Shareholder Approval is not obtained at the Xylem Special Meeting duly convened or at any adjournment or postponement thereof at which a vote on the approval of the Share Issuance Proposal was taken; provided that Xylem will not be permitted to terminate the Merger Agreement pursuant to this bullet if the failure to obtain such Xylem Shareholder Approval is proximately caused by any action or failure to act of Xylem or Merger Sub that constitutes a material breach of the Merger Agreement.

By Xylem
The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after the Evoqua Stockholder Approval or Xylem Shareholder Approval have been obtained (with any termination by Xylem also being an effective termination by Merger Sub) by Xylem if:
•
Evoqua breaches or fails to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, or if any representation or warranty of Evoqua becomes untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time:

•	would result in the failure of conditions to each party’s obligations to consummate the Merger set forth in the Merger Agreement; and
•	cannot be, or has not been, cured by the earlier of (i) the Outside Date and (ii) 30 days after the giving of written notice to Evoqua of such breach or failure to perform;
provided, however, that Xylem cannot terminate the Merger Agreement pursuant to the foregoing if Xylem or Merger Sub is then in material breach of any of its covenants or agreements in the Merger Agreement such that its conditions regarding the truthfulness of its representations and warranties or its performance of its covenants or obligations in the Merger Agreement would not be satisfied;
•
the Evoqua Board makes an Evoqua Adverse Recommendation Change, or Evoqua materially breaches or fails to perform its obligations to include in this joint proxy statement/prospectus the Evoqua Recommendation or materially breaches or fails to perform its obligations under the non-solicitation provisions of the Merger Agreement; or

•	at any time before the Xylem Shareholder Approval is obtained, in order to accept a Xylem Superior Proposal if:
•
simultaneously with its termination of the Merger Agreement, Xylem entered into an Alternative Acquisition Agreement with respect to a Xylem Superior Proposal that did not result from a breach of its non-solicitation obligations under the Merger Agreement;

•
the Xylem Board has complied, in all non-de minimis respects, with its obligations under the applicable terms and conditions of the Merger Agreement in respect of such Xylem Superior Proposal (including the notice provisions thereof); and

•	Xylem has paid, prior to or simultaneously with the termination of the Merger Agreement, the Xylem Termination Fee.
By Evoqua
The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after the Evoqua Stockholder Approval or Xylem Shareholder Approval have been obtained (with any termination by Xylem also being an effective termination by Merger Sub) by Evoqua if:
•
Xylem or Merger Sub breach or fail to perform any of their respective representations, warranties, covenants or agreements set forth in the Merger Agreement, or if any representation or warranty of Xylem or Merger Sub becomes untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time:

•	would result in the failure of any conditions to each party’s obligations to consummate the Merger or to Evoqua’s obligations to consummate the Merger set forth in the Merger Agreement; and
•	cannot be or has not been cured by the earlier of (i) the Outside Date and (ii) 30 days after the giving of written notice to Xylem of such breach or failure;
provided, however, that Evoqua cannot terminate the Merger Agreement pursuant to the foregoing if Evoqua is then in material breach of any of its covenants or agreements in the Merger Agreement such that its conditions regarding the truthfulness of its representations and warranties or its performance of its covenants or obligations to the Merger would not be satisfied;

•
the Xylem Board makes a Xylem Adverse Recommendation Change, Xylem materially breaches or fails to perform its obligations to include in this joint proxy statement/prospectus the Xylem Recommendation or materially breaches or fails to perform its obligations under the non-solicitation provisions of the Merger Agreement; or

•	at any time before the Evoqua Stockholder Approval is obtained, in order to accept an Evoqua Superior Proposal if:
•
simultaneously with its termination of the Merger Agreement, Evoqua entered into an Alternative Acquisition Agreement with respect to an Evoqua Superior Proposal that did not result from a breach of its non-solicitation obligations under the Merger Agreement;

•
the Evoqua Board has complied, in all non-de minimis respects, with its obligations under the applicable terms and conditions of the Merger Agreement in respect of such Evoqua Superior Proposal (including the notice provisions thereof); and

•	Evoqua has paid, prior to or simultaneously with the termination of the Merger Agreement, the Evoqua Termination Fee.
Expenses
Except as otherwise provided in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that (i) the expenses incurred in connection with the filing, printing and mailing of this Form S-4 and this joint proxy statement/prospectus, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), will be shared equally by Xylem and Evoqua, and (ii) Xylem will pay all filing fees under the Antitrust Laws in connection with the Merger.
Evoqua’s Requirement to Pay the Xylem Expenses
In the event that the Merger Agreement is terminated by Evoqua or Xylem due to a failure to obtain the Evoqua Stockholder Approval under circumstances in which the Evoqua Termination Fee is not then payable pursuant to the Merger Agreement, then Evoqua will reimburse Xylem and its affiliates for the Xylem Expenses, up to a maximum amount of $50 million; provided, that the payment by Evoqua of the Xylem Expenses (i) will not relieve Evoqua of any subsequent obligation to pay the Evoqua Termination Fee pursuant to the Merger Agreement and (ii) will not relieve Evoqua from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or fraud.
Xylem’s Requirement to Pay the Evoqua Expenses
In the event that the Merger Agreement is terminated by Xylem or Evoqua due to the failure to obtain the Xylem Shareholder Approval under circumstances in which the Xylem Termination Fee is not then payable pursuant to the Merger Agreement, then Xylem will reimburse Evoqua and its affiliates for the Evoqua Expenses, up to a maximum amount of $50 million; provided, that the payment by Xylem of the Evoqua Expenses, (i) will not relieve Xylem of any subsequent obligation to pay the Xylem Termination Fee pursuant to the Merger Agreement or the Regulatory Failure Fee and (ii) will not relieve Xylem from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or fraud.
Termination Fee
Evoqua Payment of Termination Fee
Evoqua will be required to pay to Xylem the Evoqua Termination Fee (less the amount of Xylem Expenses previously paid to Xylem (if any)) in the event that:
•
an Evoqua Acquisition Proposal (whether or not conditional) or Evoqua’s intention to make an Evoqua Acquisition Proposal (whether or not conditional) is made directly to Evoqua’s stockholders or is otherwise publicly disclosed after the date of the Merger Agreement, and:

•
the Merger Agreement is terminated by (i) Evoqua or Xylem due to either (A) the failure to consummate the Merger on or before the Outside Date, or (B) the failure to obtain the Evoqua Stockholder Approval, or (ii) Xylem due to a failure of Evoqua to perform certain of its representations, warranties, covenants or agreements (other than the non-solicitation covenant, discussed above) under the Merger Agreement (and such

Evoqua Acquisition Proposal or stated intention to make an Evoqua Acquisition Proposal has not been publicly withdrawn prior to the date of the Evoqua Special Meeting (in the case of the failure to obtain Evoqua Stockholder Approval) or prior to the date of such termination (in the case of the failure to consummate the Merger on or before January 22, 2024 or the failure of Evoqua to perform certain of its representations, warranties, covenants or agreements under the Merger Agreement); and
•
within 12 months after the date of such termination, Evoqua enters into an agreement in respect of any Evoqua Acquisition Proposal, or recommends or submits an Evoqua Acquisition Proposal to Evoqua stockholders for adoption, or a transaction in respect of any Evoqua Acquisition Proposal is consummated, which, in each case, need not be the same Evoqua Acquisition Proposal that was made, disclosed or communicated prior to termination of the Merger Agreement (provided, that for such purposes, each reference to “20%” in the definition of “Evoqua Acquisition Proposal” will be deemed to be a reference to “50%”);

•
the Merger Agreement is terminated by Xylem due to an Evoqua Adverse Recommendation Change, Evoqua’s material breach or failure to perform its obligations under the non-solicitation provisions or to include in this joint proxy statement/prospectus the Evoqua Recommendation; or

•	the Merger Agreement is terminated by Evoqua in order to accept an Evoqua Superior Proposal.
If the Evoqua Termination Fee or Xylem Expenses become payable by, and are paid by, Evoqua, then such Evoqua Termination Fee or Xylem Expenses, as applicable, will be Xylem’s sole and exclusive remedy for damages against Evoqua and its affiliates and its and their Representatives in connection with the termination of the Merger Agreement (other than Xylem’s right, after having received the Xylem Expenses, to receive the Evoqua Termination Fee less the Xylem Expenses, as applicable), and in no event will Xylem or any other person seek to recover any other money damages or seek any other remedy based on a claim in law or equity for any reason in connection with the termination of the Merger Agreement; provided, that the payment by Evoqua of the Evoqua Termination Fee pursuant to the foregoing or Xylem Expenses will not relieve Evoqua from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or fraud.
Xylem Payment of Termination Fee
Xylem Termination Fee
Xylem will be required to pay to Evoqua the Xylem Termination Fee (less the amount of Evoqua Expenses previously paid to Evoqua (if any)), if:
•
a Xylem Acquisition Proposal (whether or not conditional) or Xylem’s intention to make a Xylem Acquisition Proposal (whether or not conditional) is made directly to Xylem’s shareholders or is otherwise publicly disclosed after the date of the Merger Agreement, and:

•
the Merger Agreement is terminated by (i) Xylem or Evoqua pursuant to either (A) failure to consummate the Merger on or before the Outside Date, or (B) failure to obtain the Xylem Shareholder Approval or (ii) Evoqua due to a failure of Xylem to perform its representations, warranties, covenants or agreements (other than the non-solicitation covenant, discussed above) under the Merger Agreement (and such Xylem Acquisition Proposal or stated intention to make a Xylem Acquisition Proposal has not been publicly withdrawn prior to the date of the Xylem Special Meeting (in the case of the failure to obtain Xylem Shareholder Approval) or prior to the date of such termination (in the case of the failure to consummate the Merger on or before January 22, 2024 or the failure of Xylem to perform certain of its representations, warranties, covenants or agreements under the Merger Agreement); and

•
within 12 months after the date of such termination, Xylem enters into an agreement in respect of any Xylem Acquisition Proposal, or recommends or submits a Xylem Acquisition Proposal to Xylem shareholders for adoption, or a transaction in respect of any Xylem Acquisition Proposal is consummated, which, in each case, need not be the same Xylem Acquisition Proposal that was made, disclosed or communicated prior to termination of the Merger Agreement (provided, that for such purposes, each reference to “20%” in the definition of “Xylem Acquisition Proposal” will be deemed to be a reference to “50%”);

•
the Merger Agreement is terminated by Evoqua because the Xylem Board made a Xylem Adverse Recommendation Change, Xylem failed to include in this joint proxy statement/prospectus the Xylem Recommendation or Xylem materially violated or breached any of its obligations under the non-solicitation provisions of the Merger Agreement; or

•	the Merger Agreement is terminated by Xylem in order to accept a Xylem Superior Proposal.

Regulatory Failure Fee
If the Merger Agreement is terminated by Xylem or Evoqua (as applicable) pursuant to (i) the failure to consummate the Merger on or before the Outside Date or (ii) the failure to consummate the Merger as a result of a governmental entity, court, or law preventing the consummation of the Merger, at a time when either (x) the condition to obtain the required antitrust or foreign investment approvals or (y) the condition that there are no temporary restraining orders, preliminary or permanent injunctions or other judgments, orders or decrees issued by any court of competent jurisdiction or other legal restraints or prohibitions in effect or laws that have been enacted, entered, promulgated, enforced or deemed applicable that, in each case, prohibit or make illegal the Merger, has not been satisfied or waived (other than any such conditions that have not been satisfied as a result of a breach of the Merger Agreement by Evoqua that was the primary cause of, or the primary factor that resulted in, the failure of such conditions having been satisfied) and, in each case, at the time of such termination, all of the other conditions to Closing set forth in the Merger Agreement have otherwise been satisfied or waived (other than those conditions (A) that by their nature are to be satisfied at the Closing, which would have been satisfied at the Closing had the Closing occurred at the time of such termination or (B) that have not been satisfied as a result of a breach of the Merger Agreement by Xylem or Merger Sub that was the primary cause of, or the primary factor that resulted in, the failure of such conditions having been satisfied), then Xylem will pay to Evoqua a Regulatory Failure Fee, less the amount of Evoqua Expenses previously paid to Evoqua (if any). In no event will Evoqua be entitled to receive both the Xylem Termination Fee and the Regulatory Failure Fee.
If the Xylem Termination Fee, Regulatory Failure Fee or Evoqua Expenses become payable by, and are paid by, Xylem, then such Xylem Termination Fee, Regulatory Failure Fee or Evoqua Expenses, as applicable, will be Evoqua’s sole and exclusive remedy for damages against Xylem and its affiliates and its and their Representatives in connection with the Merger Agreement (other than Evoqua’s right, after having received the Evoqua Expenses, to receive the Xylem Termination Fee less the Evoqua Expenses in the circumstances expressly contemplated in the Merger Agreement), and in no event will Evoqua or any other person seek to recover any other money damages or seek any other remedy based on a claim in law or equity for any reason in connection with the Merger Agreement; provided, that the payment by Xylem of the Xylem Termination Fee, the Regulatory Failure Fee or Evoqua Expenses will not relieve Xylem from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or fraud.
Amendment or Supplement; Extension of Time; Waiver
The Merger Agreement may be amended, modified or supplemented by the parties by action taken or authorized by the Xylem Board and the Evoqua Board, respectively, at any time prior to the Effective Time, whether before or after the Evoqua Stockholder Approval or the Xylem Shareholder Approval has been obtained; provided, however, that after the Evoqua Stockholder Approval has been obtained, no amendment will be made that pursuant to applicable law requires further approval or adoption by the stockholders of Evoqua without such further approval or adoption; provided, further, that after the Xylem Shareholder Approval has been obtained, no amendment will be made that pursuant to applicable law requires further approval or adoption by the shareholders of Xylem without such further approval or adoption.
The Merger Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment thereto, signed on behalf of each of the parties in interest at the time of the amendment.
At any time prior to the Effective Time, to the extent permitted by applicable law, any party to the Merger Agreement may:
•	extend the time for the performance of any obligation or other act of any other parties to the Merger Agreement;
•	waive any inaccuracy in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or
•	waive compliance with any agreement or condition contained in the Merger Agreement (subject to applicable law).
provided, however, that after the Evoqua Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable law requires further approval or adoption by the stockholders of Evoqua without such further approval or adoption; provided, further, that after the Xylem Shareholder Approval has been obtained, no waiver may be made that pursuant to applicable law requires further approval or adoption by the shareholders of Xylem without such further approval or adoption. Any agreement on the part of a party to any such waiver will be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
No failure or delay of any party in exercising any right or remedy under the Merger Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties are cumulative and are not exclusive of any rights or remedies which each party thereto would otherwise have under the Merger Agreement.
Governing Law; Submission to Jurisdiction
The Merger Agreement and all disputes or controversies arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware, except that matters exclusively relating to the duties of the Xylem Board will be subject to the IBCL.
Any legal action or proceeding arising out of or relating to the Merger Agreement brought by any party or its affiliates against any other party or its affiliates will be brought and determined in the Court of Chancery of the State of Delaware, provided that if such jurisdiction is not available, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of Evoqua, Xylem and Merger Sub irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to the Merger Agreement and the transactions contemplated thereunder. Evoqua, Xylem and Merger Sub agree not to commence any action, suit or proceeding relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such.
Waiver of Jury Trial
Each of Evoqua, Xylem and Merger Sub irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to the Merger Agreement or the transactions contemplated thereunder.
Specific Performance
The parties to the Merger Agreement agree that irreparable damage would occur in the event that they do not perform the provisions of the Merger Agreement (including failing to take such actions as are required of it under the Merger Agreement to consummate the Merger Agreement) in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of the Merger Agreement in accordance with its terms, each of Xylem, Merger Sub and Evoqua acknowledge and agree that each party will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the Court of Chancery of the State of Delaware, in addition to any other remedy to which such party is entitled at law or in equity, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties to the Merger Agreement agrees to waive (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
No Third-Party Beneficiaries
The Merger Agreement was not intended to and cannot confer upon any person other than Xylem, Merger Sub and Evoqua any rights or remedies under the Merger Agreement except that it is specifically intended that the D&O Indemnified Parties are intended third-party beneficiaries of the Merger Agreement.
The representations and warranties in the Merger Agreement are the product of negotiations among the parties to the Merger Agreement and are for the sole benefit of such parties. Any inaccuracies in such representations and warranties are subject to waiver by such parties in accordance with the Merger Agreement without notice or liability to any other person. In some instances, the representations and warranties in the Merger Agreement may represent an allocation among such parties of risks associated with particular matters regardless of the knowledge of any of the parties to the Merger Agreement. Consequently, persons other than the parties to the Merger Agreement may not rely upon the representations and warranties in the Merger Agreement as characterizations of actual facts or circumstances as of the date of the Merger Agreement or as of any other date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF XYLEM
COMMON STOCK AND XYLEM MANAGEMENT
The following table sets forth information known to Xylem regarding the beneficial ownership of Xylem Common Stock as of April 5, 2023:
•	each person who is the beneficial owner of more than 5% of the outstanding shares of Xylem Common Stock;
•	each of Xylem’s current named executive officers and directors; and
•	all officers and directors of Xylem, as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including securities that such he, she or it has the right to acquire within 60 days of a specified date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement.
The beneficial ownership of Xylem Common Stock is based on 180,617,802 shares of Xylem Common Stock issued and outstanding as of April 5, 2023.
Unless otherwise indicated, Xylem believes that all persons named in the table below have sole voting and investment power with respect to all shares of Xylem Common Stock or Xylem Common Stock beneficially owned by them. In addition, unless otherwise indicated, the address of each of the individuals and entities named below is c/o Xylem Inc., 301 Water Street SE, Washington, D.C. 20003.
Name	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
Jeanne Beliveau-Dunn	7,553 (1)	*
Patrick K. Decker	1,054,570 (2)	*
Earl R. Ellis	249(3)	*
Robert F. Friel	29,767(4)	*
Victoria D. Harker	21,099(5)	*
Steven R. Loranger	58,645(6)	*
Mark D. Morelli	2,233(7)	*
Jerome A. Peribere	25,972 (8)	*
Markos I. Tambakeras	30,779(9)	*
Lila Tretikov	4,588(10)	*
Uday Yadav	4,557(11)	*
Dorothy G. Capers	3,507(12)	*
Matthew F. Pine	197,199(13)	*
Sandra E. Rowland	52,962(14)	*
Hayati Yarkadas	11,369(15)	*
All current directors and executive officers as a group (17 persons)	1,627,493(16)	*
BlackRock, Inc.(17) 55 East 52nd Street New York, NY 10055	20,207,719	11.2%
The Vanguard Group, Inc.(18) 100 Vanguard Boulevard Malvern, PA 19355	21,037,631	11.67%
Aristotle Capital Management, LLC(19) 11100 Santa Monica Boulevard, Suite 1700 Los Angeles, CA 90025	10,076,810	5.59%
*	Less than 1%
(1)
Shares of Xylem Common Stock shown includes 5,736 vested but deferred Xylem restricted stock units and 1,812 Xylem restricted stock units to vest within 60 days of the Xylem Record Date. Settlement of the 1,812 Xylem restricted stock units has been deferred.

(2)	Shares of Xylem Common Stock shown includes 800,596 Xylem Options exercisable within 60 days of the Xylem Record Date.
(3)	Mr. Ellis joined the Xylem Board on March 9, 2023.
(4)
Shares of Xylem Common Stock shown includes 5,662 vested but deferred Xylem restricted stock units, of which 2,627 will vest within 60 days of the Xylem Record Date. Settlement of the 2,627 Xylem restricted stock units has been deferred.

(5)	Shares of Xylem Common Stock shown includes 1,812 Xylem restricted stock units, which will vest within 60 days of the Xylem Record Date.
(6)
Shares of Xylem Common Stock shown includes 10,426 vested but deferred Xylem restricted stock unit, 1,812 of which will vest within 60 days of the Xylem Record Date. Shares of Xylem Common Stock shown includes 46,407 shares of Xylem Common Stock indirectly held in the Steven R. Loranger Revocable Trust .

(7)	Shares of Xylem Common Stock shown includes 1,812 Xylem restricted stock units, which will vest within 60 days of the Xylem Record Date.
(8)
Shares of Xylem Common Stock shown includes 1,812 Xylem restricted stock units, which will vest within 60 days of the Xylem Record Date. Shares of Xylem Common Stock shown includes 24,160 shares of Xylem Common Stock indirectly held in the Jerome A. Peribere 2016 Revocable Trust.

(9)
Shares of Xylem Common Stock shown includes 1,812 Xylem restricted stock units, which will vest within 60 days of the Xylem Record Date. Shares of Xylem Common Stock shown includes 27,639 shares of Xylem Common Stock indirectly held in the Tambakeras Family Trust.

(10)	Shares of Xylem Common Stock shown includes 1,812 Xylem restricted stock units, which will vest within 60 days of the Xylem Record Date.
(11)	Shares of Xylem Common Stock shown includes 1,812 Xylem restricted stock units, which will vest within 60 days of the Xylem Record Date.
(12)	Shares of Xylem Common Stock shown includes 2,623 Xylem Options exercisable within 60 days of the Xylem Record Date.
(13)	Shares of Xylem Common Stock shown includes 173,428 Xylem Options exercisable and 16,050 Xylem restricted stock units which will vest within 60 days of the Xylem Record Date.
(14)	Shares of Xylem Common Stock shown includes 42,493 Xylem Options exercisable within 60 days of the Xylem Record Date.
(15)	Shares of Xylem Common Stock shown includes 6,466 Xylem Options exercisable and 1,337 Xylem restricted stock units which will vest within 60 days of the Xylem Record Date.
(16)
Shares of Xylem Common Stock shown includes 1,097,390 Xylem Options exercisable, and 34,759 Xylem restricted stock units to vest within 60 days of the Xylem Record Date. Includes 21,824 vested but deferred Xylem restricted stock units, and 138,665 shares of Xylem Common Stock held indirectly in trusts.

(17)
As of December 31, 2022, BlackRock, Inc. had sole voting power with respect to 18,282,583 shares and sole dispositive power with respect to 20,207,719 shares. The foregoing information is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 24, 2023.

(18)
As of December 30, 2022, The Vanguard Group had sole dispositive power with respect to 20,296,754 shares, shared voting power with respect to 253,826 shares and shared dispositive power with respect to 740,877 shares. The foregoing information is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2023.

(19)
As of December 31, 2022, Aristotle Capital Management, LLC had sole voting power with respect to 9,034,831 shares and sole dispositive power with respect to 10,076,810 shares. The foregoing information is based solely on Schedule 13G/A filed by Aristotle Capital Management, LLC with the SEC on February 14, 2023.

DESCRIPTION OF XYLEM CAPITAL STOCK
The following description of the Xylem capital stock is not complete and may not contain all the information you should consider before investing in Xylem capital stock. This description is a summary of certain provisions contained in, and is qualified in its entirety by reference to, the Xylem Bylaws and the Xylem Charter.
The description of Xylem’s capital stock in this section applies to the shares of Xylem Common Stock to be issued in the Merger. See the section titled “Comparison of Stockholders’ and Shareholders’ Rights” beginning on page 179 of this joint proxy statement/prospectus for additional information.
Description of Xylem Common Stock
As of the Xylem Record Date, the total number of shares of capital stock of all classes that Xylem has authority to issue is 800,000,000 shares, consisting of 750,000,000 shares of Xylem Common Stock, and 50,000,000 shares of preferred stock, having no par or stated value except that, solely for the purpose of any statute or regulation imposing any fee or tax based upon the capitalization of Xylem, such shares of preferred stock will be deemed to have a par value of $0.01 per share (the “Xylem Preferred Stock”). As of the Xylem Record Date, 180,617,802 shares of Xylem Common Stock were issued and outstanding, and no shares of Xylem Preferred Stock were issued and outstanding.
The principal stock exchange on which Xylem Common Stock is listed is the NYSE under the symbol “XYL.” All outstanding shares of Xylem Common Stock are validly issued, fully paid and nonassessable.
Voting Rights
The Xylem shareholders are entitled to one vote per share on all matters to be voted on by shareholders. There is no provision for cumulative voting with regard to the election of directors.
Dividend and Liquidation Rights
Subject to all the rights of the holders of Xylem Preferred Stock, the Xylem shareholders will be entitled to receive, when, as and if declared by the Xylem Board, out of funds legally available for the payment thereof, dividends payable in cash, stock or otherwise. Upon any liquidation, dissolution or winding up of Xylem, whether voluntary or involuntary, and subject to the rights of the holders of the Xylem Preferred Stock, the remaining assets of Xylem available for distribution will be distributed to the Xylem shareholders ratably according to the number of shares of Xylem Common Stock held by such holder.
Other Rights
Xylem shareholders have no preemptive rights and no rights to convert their Xylem Common Stock into any other securities, and the Xylem Common Stock is not subject to any redemption or sinking fund provisions.
Anti-Takeover Provisions of the Xylem Charter, Xylem Bylaws and Indiana Law
Various provisions contained in the Xylem Charter, the Xylem Bylaws and Indiana law could delay or discourage some transactions involving an actual or potential change in control of Xylem and may limit the ability of Xylem shareholders to remove current management or approve transactions that Xylem shareholders may deem to be in their best interests. Provisions in the Xylem Charter and Xylem Bylaws:
•	authorize the Xylem Board to establish one or more series of undesignated preferred stock, the terms of which can be determined by the Xylem Board at the time of issuance;
•	do not authorize cumulative voting;
•	authorize the Xylem Board to supplement, amend or repeal the Xylem Bylaws and to adopt new bylaws;
•
provide that a special meeting of the shareholders may be called by (i) the Xylem Board, (ii) the chair of the Xylem Board or (iii) Xylem’s Corporate Secretary upon the request of at least 25% of the outstanding shares of Xylem Common Stock entitled to vote on the matter or matters to be brought before the proposed special meeting;

•	in connection with shareholder meetings, provide an advance written notice procedure with respect to shareholder nomination for directors and bringing other business; and
•
provide that Xylem directors may fill any vacancies on the Xylem Board, including newly created board seats resulting from an increase in the authorized number of directors and vacancies resulting from death, retirement, resignation or removal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF EVOQUA
COMMON STOCK AND EVOQUA MANAGEMENT
The following table sets forth information regarding the beneficial ownership of Evoqua Common Stock as of April 5, 2023:
•	each person or entity who is known by Evoqua to beneficially own more than 5% of Evoqua Common Stock;
•	each of Evoqua’s directors and named executive officers; and
•	all of Evoqua’s directors and executive officers as a group.
Information with respect to beneficial ownership is based upon information furnished to Evoqua by each director, executive officer or stockholder, and on information reported in Schedules 13G filed with the SEC, as the case may be. The amounts and percentages of Evoqua Common Stock beneficially owned are reported on the basis of rules of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. Persons who have a right to acquire beneficial ownership of Evoqua Common Stock within 60 days after April 5, 2023, including any shares of Evoqua Common Stock subject to an option that has vested or will vest within 60 days after April 5, 2023, are also deemed to be beneficial owners of Evoqua Common Stock. More than one person may be deemed to be a beneficial owner of the same securities.
Each stockholder’s percentage of beneficial ownership is based on 122,348,878 shares of Evoqua Common Stock outstanding as of April 5, 2023, plus the number of shares of Evoqua Common Stock such stockholder has the right to acquire, including through the exercise of options, within 60 days of April 5, 2023.
Unless otherwise indicated below, to Evoqua’s knowledge, all persons listed below have sole voting and investment power with respect to their shares of Evoqua Common Stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated below, the address for each person or entity listed below is c/o Evoqua Water Technologies Corp., 210 Sixth Avenue, Pittsburgh, PA 15222.
Name of Beneficial Owner	Number of Evoqua Shares Beneficially Owned	Percentage of Class
5% Stockholders
BlackRock, Inc.(1)	12,787,375	10.45%
Invesco Ltd.(2)	7,645,697	6.25%
The Vanguard Group(3)	11,382,827	9.30%
Directors and Named Executive Officers
Ron C. Keating(4)	2,439,740	1.96%
Benedict J. Stas(5)	646,989	*
Rodney O. Aulick(6)	217,744	*
Hervé P. Fages(7)	54,065	*
Vincent Grieco(8)	178,472	*
Gary A. Cappeline(9)	18,976	*
Nick Bhambri(10)	213,360	*
Sherrese Clarke Soares	3,472	*
Lisa Glatch	9,953	*
Martin J. Lamb(11)	148,379	*
Julia A. Sloat	2,217	*
Lynn C. Swann	32,944	*
Peter M. Wilver	23,765	*
All executive officers and directors as a group (16 persons)	4,495,581	3.58%
*	Represents beneficial ownership of less than 1% of outstanding Evoqua Common Stock.

(1)
Based on information as of December 31, 2022, contained in a Schedule 13G/A filed with the SEC on January 31, 2023, by BlackRock, Inc. The Schedule 13G/A indicates that BlackRock, Inc. has sole voting power with respect to 11,771,294 shares of Evoqua Common Stock and sole dispositive power with respect to 12,787,375 shares of Evoqua Common Stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(2)
Based on information as of December 30, 2022, contained in a Schedule 13G/A filed with the SEC on February 3, 2023, by Invesco Ltd. The Schedule 13G/A indicates that Invesco Ltd. has sole voting power with respect to 7,515,017 shares of Evoqua Common Stock and sole dispositive power with respect to 7,645,697 shares of Evoqua Common Stock. The address for Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, Georgia 30309.

(3)
Based on information as of December 30, 2022, contained in a Schedule 13G/A filed with the SEC on February 9, 2023, by The Vanguard Group. The Schedule 13G/A indicates that The Vanguard Group has shared voting power with respect to 200,781 shares of Evoqua Common Stock, sole dispositive power with respect to 11,073,814 shares of Evoqua Common Stock, and shared dispositive power with respect to 309,013 shares of Evoqua Common Stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)
Includes (i) 1,915,311 shares of Evoqua Common Stock issuable upon exercise of options that have vested or will vest within 60 days after April 5, 2023 and (ii) 54,672 shares of Evoqua Common Stock issuable upon the vesting of restricted stock units that will vest within 60 days after April 5, 2023.

(5)
Includes (i) 461,697 shares of Evoqua Common Stock issuable upon exercise of options that have vested or will vest within 60 days after April 5, 2023 and (ii) 5,858 shares of Evoqua Common Stock issuable upon the vesting of restricted stock units that will vest within 60 days after April 5, 2023.

(6)
Includes (i) 121,372 shares of Evoqua Common Stock issuable upon exercise of options that have vested or will vest within 60 days after April 5, 2023 and (ii) 2,929 shares of Evoqua Common Stock issuable upon the vesting of restricted stock units that will vest within 60 days after April 5, 2023

(7)
Includes (i) 33,614 shares of Evoqua Common Stock issuable upon exercise of options that have vested or will vest within 60 days after April 5, 2023 and (ii) 2,929 shares of Evoqua Common Stock issuable upon the vesting of restricted stock units that will vest within 60 days after April 5, 2023.

(8)
Includes (i) 125,593 shares of Evoqua Common Stock issuable upon exercise of options that have vested or will vest within 60 days after April 5, 2023 and (ii) 2,929 shares of Evoqua Common Stock issuable upon the vesting of restricted stock units that will vest within 60 days after April 5, 2023.

(9)	Includes 7,893 shares of Evoqua Common Stock held indirectly through the Gary Cappeline and Vicky Hu Joint Revocable Trust U/A dtd 11/12/2018 (of which Mr. Cappeline is a trustee).
(10)
Includes (i) 134,788 shares held indirectly through the Nick Bhambri Revocable Trust dated June 23, 2008 (of which Mr. Bhambri is the trustee) and (ii) 54,807 shares of Evoqua Common Stock issuable upon exercise of options that have vested.

(11)
Includes (i) 49,711 shares of Evoqua Common Stock held indirectly through The Lamb Family Bare Trust (of which Mr. Lamb is the trustee), (ii) 40,000 shares of Evoqua Common Stock held indirectly through Packwood Investments, a Family Investment Company controlled by Mr. Lamb and (iii) 44,903 shares of Evoqua Common Stock issuable upon exercise of options that have vested.

COMPARISON OF STOCKHOLDERS’ AND SHAREHOLDERS’ RIGHTS
If the Merger is consummated, Evoqua stockholders as of the Evoqua Record Date will receive shares of Xylem Common Stock. The Xylem Charter will be the combined company’s charter. The Xylem Bylaws will be the combined company’s bylaws.
Evoqua is a Delaware corporation subject to the DGCL. Xylem is an Indiana corporation subject to the IBCL. If the Merger is consummated, the rights of Evoqua stockholders who become Xylem shareholders through the exchange of shares and the rights of Xylem shareholders will be governed by the IBCL, the Xylem Charter and the Xylem Bylaws.
The following description summarizes certain material differences between the rights of Evoqua stockholders and the rights of Xylem shareholders as of the date hereof. This does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Evoqua stockholders should read carefully the relevant provisions of the IBCL, the Xylem Charter, the Xylem Bylaws, the Evoqua Charter and the Evoqua Bylaws. Copies of the documents referred to in this summary may be obtained as described under the section titled “Where You Can Find More Information” beginning on page 207 of this joint proxy statement/prospectus.
EVOQUA	XYLEM
AUTHORIZED CAPITAL STOCK; OUTSTANDING CAPITAL STOCK
Evoqua’s authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.

As of the close of business on April 5, 2023, the latest practicable date prior to the date of this joint proxy statement/prospectus, Evoqua had 122,348,878 shares of Evoqua Common Stock and no shares of preferred stock issued and outstanding.

Xylem is authorized capital stock consists of 750,000,000 shares of common stock, par value $0.01 per share and 50,000,000 shares of preferred stock, no par value per share.

As of the close of business on April 5, 2023, the latest practicable date prior to the date of this joint proxy statement/prospectus, Xylem had 180,617,802 shares of Xylem Common Stock and no shares of preferred stock issued and outstanding, which number of shares of Xylem Common Stock does not include the shares of Xylem Common Stock expected to be issued in the Merger.

RIGHTS OF PREFERRED STOCK
The Evoqua Board is expressly authorized, to the fullest extent permitted by law, to provide for one or more series of preferred stock and to designate, without further stockholder approval, the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of preferred stock and the number of shares of such series.

The Xylem Board is expressly authorized, to the extent permitted by law, from time to time and without further shareholder approval, to divide the authorized and unissued shares of preferred stock into classes or series, or both, and to determine the preferences, limitations and relative voting and other rights of any such class or series of preferred stock, with such divisions and determinations to be accomplished by an amendment to the Xylem Charter.

VOTING RIGHTS
Evoqua stockholders are entitled to one vote for each share outstanding in his, her or its name on the books of Evoqua on all matters on which Evoqua stockholders are entitled to vote generally; provided that, to the fullest extent permitted by law, Evoqua stockholders are not entitled to vote on an amendment to the Evoqua Charter that relates solely to the terms of one or more outstanding series of preferred stock if the holders of the affected series of preferred stock are entitled to vote on such matter pursuant to applicable law or the Evoqua Charter.

Other than the election of directors, all questions brought before a meeting of the Evoqua stockholders will be decided by the vote of the majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the subject matter, except as otherwise

Xylem shareholders are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders.

Other than the election of directors, action on a matter voted on at any shareholders meeting is approved if the votes cast within the applicable voting group favoring the action exceed the votes cast opposing the action, unless an express provision of law or the Xylem Charter require a greater number of affirmative votes.

Except with respect to vacancies and newly created directorships, the Xylem Bylaws and Xylem Charter provide that the Xylem Board’s directors are elected by the vote of a majority of the votes cast by shares entitled to vote in the

EVOQUA	XYLEM
expressly required by law, stock exchange rules or regulations, regulations applicable to Evoqua or its securities or the Evoqua Charter or Evoqua Bylaws.

Except with respect to vacancies or newly created directorships and subject to the Evoqua Charter, director elections will be determined by a plurality of the votes cast in respect of the shares of stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The Evoqua Charter does not provide for cumulative voting.

election at a meeting at which a quorum is present. However, if there are more nominees for election than the number of directors to be elected, directors will be elected by a plurality of votes cast by shares entitled to vote in the election at a meeting at which a quorum is present.

The Xylem Charter does not provide for cumulative voting.

QUORUM AND ADJOURNMENT
Except as otherwise provided by law, the Evoqua Charter or the rules of any stock exchange Evoqua’s securities are listed on, the holders of a majority of the voting power of the issued and outstanding shares of capital stock of Evoqua entitled to vote present in person or represented by proxy, will constitute a quorum for the transaction of business at all meetings of stockholders. Where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, will constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it will not be broken by the subsequent withdrawal of any stockholders.

At any meeting of stockholders of Evoqua where less than a quorum is present, the chairperson of the meeting or stockholders holding a majority in voting power of the shares of stock of Evoqua, present in person or by proxy and entitled to vote thereat, may adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum is present. If the adjournment is for more than thirty days or the Evoqua Board fixes a new record date for determination of stockholders entitled to vote at the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at such adjourned meeting. Except to the extent inconsistent with rules and regulations as adopted by the Evoqua Board, the chairperson of a meeting of the Evoqua stockholders will have the right and authority to, for any or no reason, adjourn the meeting

Except as otherwise provided by law, the presence in person or by proxy of shareholders entitled to cast a majority of votes thereat will constitute a quorum. Shares of the Xylem Common Stock belonging to Xylem or to another corporation, if a majority of the shares entitled to vote in an election of the directors of such other corporation is held by Xylem, will neither be counted for the purpose of determining the presence of a quorum nor entitled to vote at any meeting of the shareholders.

A majority in interest of the shareholders present (or present by proxy) or the chair of the meeting (or, in the absence of such chair, the officer presiding at the meeting) may adjourn the meeting from time to time without notice, other than announcement of the new date, time and place at the original meeting or as otherwise required by law. If a new date, time and place of an adjourned meeting is not announced at the original meeting before adjournment or if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given in the manner specified in the Xylem Bylaws.

SPECIAL MEETINGS OF STOCKHOLDERS/SHAREHOLDERS
Except as required by law and subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders may be called at any time only by or at the direction of the Evoqua Board or the chairperson of the Evoqua Board.

Evoqua stockholders do not have the right to call a special meeting of the stockholders.

Except as otherwise expressly required by law, special meetings of shareholders may be called for any purpose at any time by the chair of the Xylem Board, a majority vote of the Xylem Board, or the Xylem Corporate Secretary upon the written request of the holders of at least 25% of the outstanding shares of Xylem Common Stock.

Business transacted at any shareholder requested special

EVOQUA	XYLEM

meeting will be limited to the purpose stated in the shareholder meeting request; provided, however, that the Board is permitted to submit matters to the shareholders at any such meeting in the notice of special meeting. A request for a special meeting by the shareholders of Xylem must be delivered personally or sent by United States mail, postage prepaid, to the Xylem Corporate Secretary at Xylem’s principal executive offices and be signed and dated by each shareholder of record (or a duly authorized agent of such shareholder) requesting the special meeting and include:

• all information required to be provided by a shareholder proposing business or nominating directors at an annual meeting, including all information required by the advance notice provisions of the Xylem Bylaws and all updates required thereunder;

• a representation that such shareholders (or one or more qualified representatives of such shareholder) intend to appear in person or by proxy at the special meeting to present the proposal or business;

• an agreement that such shareholders will notify Xylem promptly in the event of a decrease in the number of shares of Xylem Common Stock held by such shareholder following delivery of the request for a special meeting and prior to the special meeting and an acknowledgement that such decrease will be deemed to be a revocation of the request to the extent of the reduction; and

• documentary evidence that such shareholders own at least 25% of the outstanding shares of Xylem Common Stock as of the date the request is delivered to the Xylem Corporate Secretary; provided, however, that the special meeting request must include documentary evidence that the beneficial owners on whose behalf the request is made beneficially own at least 25% of the outstanding shares of Xylem Common Stock as of the date the request is delivered to the Xylem Corporate Secretary if the shareholder(s) of record submitting the request are not the beneficial owners of such percentage of outstanding shares of Xylem Common Stock.

NOTICE OF MEETINGS OF STOCKHOLDERS/SHAREHOLDERS
Record Date	Record Date
The Evoqua Board may fix a record date for the purpose of determining the Evoqua stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, which record date cannot precede the date upon which the resolution fixing the record date is adopted by the Evoqua Board, and which record date must not be more than 60 nor less than 10 days before the date of such meeting unless otherwise required by law. If the Evoqua Board fixes a record date for

The Xylem Board may fix, in advance, a date as the record date for the purpose of determining the shareholders entitled to notice of, or to vote at, any meeting of the shareholders or any adjournment thereof, which record date will not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date must not be more than 60 days nor less than 10 days before the date of a meeting of the shareholders.

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notice, such date will also be the record date for determining the stockholders entitled to vote at such meeting unless the Evoqua Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting will be the date for making such determination.

If the Evoqua Board does not fix a record date, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders will apply to any adjournment of the meeting; provided, however, that the Evoqua Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case will also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as was fixed for determination of stockholders entitled to vote at the adjourned meeting

If no record date is fixed by the Xylem Board, the record date for determining the shareholders entitled to notice of or to vote at a shareholders’ meeting will be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders will apply to any adjournment of the meeting; provided, however, that the Xylem Board may fix a new record date for the adjourned meeting and must fix a new record date if such adjourned meeting is more than 120 days after the date of the original meeting

Notice of Stockholder Meetings	Notice of Shareholder Meetings
Whenever stockholders are required or permitted to take any action at a meeting, the Evoqua Secretary must mail or transmit electronically to each stockholder of record entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting a timely notice in writing or by electronic transmission, in the manner provided in Section 232 of the DGCL, of the meeting, which notice must state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if the date is different from the record date for determining stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purposes for which the meeting is called. Unless otherwise provided by law, the Evoqua Charter or the Evoqua Bylaws, the notice of any meeting must be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Notice of Xylem shareholders’ meetings, stating the place, date and hour thereof, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must be given by the Xylem Corporate Secretary to each Xylem shareholder of record entitled to vote thereat at least 10 days but not more than 60 days before the date of the meeting, unless a different period is required or permitted by law.

STOCKHOLDER/SHAREHOLDER RIGHTS PLANS
Evoqua does not currently have a shareholder rights plan in effect.	Xylem does not currently have a shareholder rights plan in effect.

STOCKHOLDER/SHAREHOLDER INSPECTION RIGHTS; STOCKHOLDER/SHAREHOLDER LISTS
Under Section 220 of the DGCL, a stockholder or his or her agent has a right to inspect the corporation’s stock ledger, a list of its stockholders and its other books and records during	Under Chapter 52 of the IBCL, a shareholder or his or her agent or attorney has a right to inspect and copy during regular business hours at the corporation’s principal office, upon at least

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the usual hours of business upon written demand stating a proper purpose (which must be reasonably related to such person’s interest as a stockholder). If the corporation refuses to permit such inspection or fails to reply to the request within five business days of the demand, the stockholder may apply to the Court of Chancery for an order to compel such inspection.

Evoqua must, no later than the 10th day before each Evoqua stockholder meeting, make a complete list of the Evoqua stockholders entitled to vote at the meeting; provided, however, that if the record date for determining the Evoqua stockholders entitled to vote is less than 10 days before the meeting, the list must reflect the Evoqua stockholders entitled to vote as of the 10th day before the meeting date.

Evoqua stockholders must appear in alphabetical order with their address and the number of shares registered in their name. Evoqua is not required to include electronic mail addresses or other electronic contact information on such list.

Under the Evoqua Bylaws, the list will be open to the examination of any Evoqua stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting:

• on a reasonably accessible electronic network; provided, that the access information is provided with the notice of the meeting, or

• during ordinary business hours, at Evoqua’s principal place of business.

Under the Evoqua Bylaws, the list must also be available to any Evoqua stockholder during the entire meeting at the place of such meeting or, if the meeting is to be held solely by means of remote communication, on a reasonably accessible electronic network (access information will be provided with the notice of the meeting).

If Evoqua makes the list available on an electronic network, it may take reasonable steps to ensure that such information is available only to the Evoqua stockholders.

five business days’ written demand, the corporation’s articles or restated articles of incorporation and all amendments to them currently in effect, its bylaws or restated bylaws and all amendments to them currently in effect, all resolutions adopted by its board of directors with respect to one or more classes or series of shares and fixing their relative rights, preferences, and limitations, if shares issued pursuant to those resolutions are outstanding, minutes of all shareholders’ meetings, and records of all action taken by shareholders without a meeting, for the past three years, written communications to shareholders generally within the past three years, including the financial statements furnished for the past three years under Section 23-1-53-1 of the IBCL, a list of the names and business addresses of its current directors and officers, and its most recent biennial report delivered to the secretary of state.

If the corporation refuses to permit such inspection or fails to reply to the request within a reasonable time of the demand, the shareholder may apply to the circuit or superior court of the county where the corporation’s principal office (or, if none in Indiana, its registered office) is located for an order to compel such inspection at the corporation’s expense.

A shareholder or his or her agent or attorney also has a right to inspect and copy, during regular business hours at the corporation’s principal office, the corporation’s record of shareholders, accounting records, and excerpts from meeting minutes and its other books and records during regular hours of business upon written demand stating a proper purpose (which must be reasonably related to such person’s interest as a shareholder and described with reasonable particularity) at a reasonable location specified by the corporation and with at least five business days written notice.

If the corporation does not allow within a reasonable time of the demand the shareholder to inspect and copy any such records, the shareholder may apply to the circuit or superior court of the county where the corporation’s principal office (or, if none in Indiana, its registered office) is located for an order to compel such inspection.

Pursuant to the IBCL, Xylem must, at least five business days in advance of any Xylem shareholder meeting, make a complete list of the Xylem shareholders entitled to vote thereat. Xylem shareholders must appear in alphabetical order arranged by voting group. The list of shareholders must show the address of and number of shares held by each shareholder; email or other electronic contact information is not required. Such list must be open to the examination of any Xylem shareholder entitled to vote at the meeting for a period of at least five days prior to the meeting:

• at the corporation’s principal office; or

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• at a place identified in the meeting notice in the city where the meeting will be held.

The list must also be produced and kept at the time and place of the meeting, and it may be inspected during the meeting by any shareholder or the shareholder’s agent or attorney authorized in writing.

NUMBER OF DIRECTORS; TERM
Number of Directors
Subject to the right of the holders of any series of preferred stock to elect additional directors, the Evoqua Charter provides that the total number of directors on the Evoqua Board will be determined from time to time exclusively pursuant to a resolution adopted by the Evoqua Board.

There are currently nine members of the Evoqua Board.

Number of Directors
The Xylem Charter provides that the Xylem Board must consist of not fewer than three nor more than 25 persons. The exact number of directors within the maximum and minimum limitations specified the Xylem Charter will be fixed from time to time by resolution adopted by the majority of the Xylem Board.

There are currently ten members of the Xylem Board.

Term
The Evoqua directors are divided into three classes designated Class I, Class II and Class III. Each class must consist, as nearly as possible, of one-third of the total number of directors. The directors of each class are elected for a three-year term, and each director holds his or her office until such director’s successor is elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal from office.

Term
The Xylem directors are elected at the annual meeting of Xylem shareholders, and each director holds his or her office until the next annual meeting of Xylem shareholders and until his or her successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

ELECTION OF DIRECTORS
Except with respect to vacancies or newly created directorships and subject to the Evoqua Charter, director elections will be determined by a plurality of the votes cast in respect of the shares of stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The Evoqua Charter does not provide for cumulative voting.

The Xylem Bylaws and Xylem Charter provide that, if the number of director nominees does not exceed the number of directors to be elected, each Xylem director is elected by a vote of the majority of the votes cast by the shares entitled to vote in the election at a meeting for the election of directors at which a quorum is present.

If the number of nominees exceeds the number of directors to be elected, the directors will be elected by the vote of a plurality of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present.

Any nominee who is a director at the time of an uncontested election and fails to be re-elected by the requisite vote must provide a written resignation to the Chair of the Xylem Board or the Xylem Corporate Secretary and remains a director until a successor is elected and qualified. Xylem’s Nominating and Governance Committee (or the then existing equivalent committee) must consider the resignation and will make a recommendation to the Xylem Board to accept or reject the tendered resignation or whether other action should be taken. The Xylem Board will act on such recommendation no later than the earlier to occur of its next regularly scheduled meeting or within 90 days after certification of the applicable shareholder vote.

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The Xylem Charter does not provide for cumulative voting.

FILLING VACANCIES ON THE BOARD OF DIRECTORS
Pursuant to the Evoqua Charter, subject to the rights granted to the holders of any one or more series of preferred stock then outstanding and except as otherwise provided by applicable law, a majority of the directors then in office, though less than a quorum, or if only one director remains, by the sole remaining director or, if there are no directors, by the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of Evoqua stock entitled to vote thereon, voting together as a single class, must fill any newly created directorship on the Evoqua Board that results from an increase in the number of directors and any vacancy occurring in the Evoqua Board (whether by death, resignation, retirement, disqualification, removal or other cause). Any director elected to fill a vacancy or newly created directorship will hold office until the next election of the class for which such director will have been chosen and until his or her successor will be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Pursuant to the Xylem Bylaws and Xylem Charter, vacancies resulting from the death, retirement, resignation, or removal of a director and newly created directorships resulting from any increase in the authorized number of directors must be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen will hold office until the next annual meeting of shareholders and until their successors are duly elected and qualify, unless sooner replaced. If there are no directors in office, then an election of directors may be held in the manner provided by applicable law.

REMOVAL OF DIRECTORS
Evoqua stockholders may remove Evoqua directors (other than directors elected by holders of any series of preferred stock) only for cause and only by the affirmative vote of at least two-thirds in voting power of all then outstanding shares of Evoqua stock entitled to vote thereon, voting as a single class.

Xylem shareholders may remove Xylem directors only for cause and only upon the affirmative vote of at least a majority of the shares then entitled to vote at a meeting called, and notice provided, in accordance with the IBCL, the Xylem Charter, and the Xylem Bylaws.

DIRECTOR NOMINATIONS BY STOCKHOLDERS/SHAREHOLDERS
Pursuant to the Evoqua Charter and the Evoqua Bylaws, only such persons who are nominated in accordance with the procedures set forth in the Evoqua Bylaws will be eligible to serve as directors. A stockholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to director nominations; provided, however, that, to the fullest extent permitted by law, references to the Exchange Act will not limit the requirements of the advance notice provisions applicable to nominations and compliance with such advance notice provisions will be the exclusive means for a stockholder to make nominations. Nominations of persons for election to the Evoqua Board may be made at an annual meeting of stockholders only:

• pursuant to Evoqua’s notice of meeting (or any supplement thereto) delivered pursuant to the Evoqua Bylaws;

• by or at the direction of the Evoqua Board or any authorized committee thereof; or

• by any Evoqua stockholder who is entitled to vote at the
meeting, who complied with the advance notice

Pursuant to the Xylem Bylaws, only persons who are nominated in accordance with the procedures set forth in the Xylem Bylaws are eligible for election as directors of Xylem.

Nominations of persons for election to the Xylem Board may be made at any annual meeting or at any special meeting of shareholders only:

• if specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Xylem Board;

• if otherwise properly brought before the meeting by or at the direction of the Xylem Board;

• by any shareholder of Xylem:

• who is a shareholder of record at the time of the giving of the notice provided for in the Xylem Bylaws;

• who is entitled to vote at the meeting; and

• who complied with the notice procedures set forth in the Xylem Bylaws; or

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procedures set forth in the Evoqua Bylaws and who was a stockholder of record at the time such notice is delivered to the Evoqua Secretary.

Nominations of persons for election to the Evoqua Board may be made at a special meeting of stockholders only:

• by or at the direction of the Evoqua Board or any authorized committee thereof; or

• if the Evoqua Board has determined that directors will be elected at such meeting, by any Evoqua stockholder who is entitled to vote at the meeting, who complied with the notice procedures set forth in the Evoqua Bylaws and who was a stockholder of record at the time such notice is delivered to the Evoqua Secretary.

• by any shareholder of Xylem who properly brings such nomination before the meeting in accordance with the proxy access provisions of the Xylem Bylaws and whose nominee is included in Xylem’s proxy materials for the relevant annual meeting.

Advance Notice	Advance Notice
To be timely, an Evoqua stockholder’s notice of a nomination to be brought before an annual meeting of the Evoqua stockholders must be delivered to the Evoqua Secretary at the principal executive offices of Evoqua no earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting and no later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice delivered no earlier than the 120th day prior to such meeting and no later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of the meeting is first made. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

If the number of directors to be elected to the Evoqua Board at an annual meeting is increased and there is no public announcement by Evoqua naming all of the nominees for director or specifying the size of the increased Evoqua Board at least 100 calendar days prior to the first anniversary of the prior year’s annual meeting of stockholders, then a stockholder’s required notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Evoqua Secretary not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by Evoqua.

If Evoqua calls a special meeting of Evoqua stockholders for purpose of electing directors, to be timely, an Evoqua stockholder’s notice of a nomination to be brought before such

To be timely, a Xylem shareholder’s notice of a nomination to be brought before an annual meeting or a special meeting must be given to the Xylem Corporate Secretary by personal delivery or by United States mail, postage prepaid, and received at Xylem’s principal executive offices:

• with respect to an election at an annual meeting, no more than 120 calendar days and no less than 90 calendar days prior to the anniversary date of the release of Xylem’s proxy statement to shareholders in connection with the prior year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting was changed by more than 30 calendar days from the anniversary date of the previous year’s annual meeting, notice must be received by the close of business on the date that is not earlier than 120 calendar days prior to such annual meeting and not later than the later of 90 calendar days prior to such annual meeting or 10 calendar days following the date on which public announcement of the date of the meeting is first made; and

• with respect to an election at a special meeting, no more than 120 calendar days prior to such meeting and not later than the later of 90 calendar days prior to such special meeting or 10 calendar days following the date on which public announcement of the meeting is first made.

To be in proper written form, a shareholder’s notice of intent to make a nomination to the Xylem Corporate Secretary must set forth:

• the name and record address of such shareholder and the beneficial owner, if any, on whose behalf the nomination is made and of the person to be nominated;

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special meeting must be delivered to the Evoqua Secretary at the principal executive offices of Evoqua no earlier than the 120th day prior to such meeting and no later than the close of business on the later of the 90th day prior to such special meeting and the 10th day following the day on which public announcement of the date of the meeting and of the nominees proposed by the Evoqua Board is first made. The public announcement of an adjournment or postponement of a special meeting will not commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

To be in proper form, an Evoqua stockholder’s notice of nomination of directors must set forth:

• as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies as required pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director;

• as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

• the name and address of such stockholder and of such beneficial owner,

• the class or series and number of shares of Evoqua capital stock that are owned, directly or indirectly, beneficially and of record by such stockholder and such beneficial owner,

• a representation that the stockholder is a holder of record of the Evoqua stock at the time of the giving of the notice, will be entitled to vote at such meeting and will appear in person or by proxy at the meeting to propose such nomination,

• a representation whether the stockholder or the beneficial owner, if any, will be or is part of a group that will (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of Evoqua’s outstanding capital stock required to elect the nominee and/or, (ii) otherwise solicit proxies or votes from stockholders in support of such nomination,

• a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial

• a representation that such shareholder is a holder of record of Xylem stock entitled to vote and that the shareholder (or a qualified representative) intends to appear in person or by proxy at the meeting to nominate the nominee;

• a description of any agreement, arrangement or understanding with respect to the nomination and/or the voting of shares of any class or series of stock of Xylem between the shareholder, the beneficial owner, if any, the nominee, any of their respective affiliates or associates including, if such shareholder or beneficial owner is an entity, each director, executive, managing member or any other “control” person of such entity, and/or any others acting in concert with any of the foregoing (collectively, “Proponent Persons”) and any other person;

• any other information relating to such shareholder, the beneficial owner, if any, and the nominee proposed by such shareholder as would have been required to be included in a proxy statement or other filings in connection with solicitations of proxies for the election of directors in an election contest (or that is otherwise required pursuant to and in accordance with Section 14(a) of the Exchange Act);

• the consent of each nominee to being named as a nominee in a proxy statement and form of proxy and to serve as a director if so elected and each nominee’s completed and signed questionnaire generally required of Xylem’s directors;

• whether the shareholder or beneficial owner, if any, intends or is part of a group that intends to solicit proxies or votes from shareholders in support of such shareholder’s nominee(s), and if so, (i) whether such solicitation is an exempt solicitation and the name of each participant in such solicitation, (ii) except for an exempt solicitation or a nomination made in accordance with the proxy access provisions of the Xylem Bylaws, confirming that such person or group will deliver a proxy statement and form of proxy to holders of at least 67% of the voting power of all outstanding shares of stock of Xylem entitled to vote generally in an election of directors and (iii) a representation that such shareholder or beneficial owner, if any, will provide Xylem with documents specifically demonstrating that the necessary steps have been taken to deliver a proxy statement and form of proxy to holders of such percentage;

• the class or series and number of shares of stock of Xylem which are owned of record by such shareholder and such beneficial owner as of the date of the notice;

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owner’s acquisition of shares of Evoqua capital stock or other securities and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of Evoqua, and

• any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other required filings to be made in connection with solicitation of proxies for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;

• a description of any agreement, arrangement or understanding with respect to the nomination and/or the voting of shares of any class or series of stock of Evoqua between or among the stockholder giving the notice, the beneficial owner, if any, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “Proponent Persons”);

• a description of any agreement, arrangement or understanding to which any Proponent Person is a party, the intent or effect of which may be (i) to transfer to or from any Proponent Person, in whole or in part, any of the economic consequences of ownership of any security of Evoqua, (ii) to increase or decrease the voting power of any Proponent Person with respect to shares of any class or series of stock of Evoqua and/or (iii) to provide any Proponent Person, directly or indirectly, with the opportunity to benefit economically from, any change in the value of any security of Evoqua (a “Derivative Instrument”);

• the principal amount of any indebtedness of Evoqua or any of its subsidiaries beneficially owned by the Proponent Persons, together with the title of the instrument under which such indebtedness was issued and a description of any Derivative Instrument entered into by or on behalf of the Proponent Persons relating to the value or payment of any indebtedness of Evoqua or any such subsidiary; and

• any material interest of the stockholder in such business.

Except as otherwise provided by law, the Evoqua Charter or the Evoqua Bylaws, the chairperson of the meeting must determine whether a nomination proposed to be brought before the meeting was proposed in accordance with the procedures set forth in the Evoqua Bylaws and, if any nomination is not in compliance, to declare that such defective nomination will be disregarded.

• a description of any agreement, arrangement or understanding to which any Proponent Person is a party, the intent or effect of which may be (i) to transfer to or from any Proponent Person any of the economic consequences of ownership of any Xylem security, (ii) to maintain, increase or decrease the voting power of any Proponent Person with respect to shares of any class or series of capital stock of Xylem and/or (iii) to provide any Proponent Person with the opportunity to benefit economically from, or to mitigate any loss resulting from, the value (or any change in the value) of any Xylem security;

• the class or series and number of shares of stock of Xylem which are beneficially owned by the shareholder, the beneficial owner, if any, or any other Proponent Person as of the date of the notice; and

• a written representation and agreement of each nominee pursuant to which each such nominee will represent and agree that he, she or they (i) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such nominee, if elected as a director, will act or vote on any issue or question that (a) has not been disclosed to Xylem or (b) could limit or interfere with his, her or their ability to comply with his, her or their fiduciary duties as a director under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Xylem with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed to Xylem and (iii) if elected as a director, will comply with all of Xylem’s corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines, and any other policies and guidelines applicable to directors.

Proxy Access. The Evoqua Charter and the Evoqua Bylaws do	Proxy Access. The Xylem Bylaws contain a “proxy access”

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not provide for “proxy access.”
provision. This provision allows an eligible Xylem shareholder to have a director nominee, together with an optional statement of support from the nominating shareholder, included in Xylem’s proxy statement whenever the Xylem Board solicits proxies with respect to the election of directors at an annual meeting of shareholders.

An eligible shareholder is any single shareholder (or group of up to 20 shareholders) holding at least 3% of the outstanding shares of Xylem Common Stock continuously for at least three years, both as of the date seven days prior to the notice delivered to the Xylem Corporate Secretary and the date of the meeting.

To be timely, a notice of the nomination and other required information must be delivered to the Xylem Corporate Secretary no earlier than 150 days and no later than 120 days before the anniversary of the date that Xylem issued its proxy statement for the previous year’s annual meeting of shareholders.

Xylem is not required to include in its proxy statement more than the greater of (1) two nominees and (2) 20% of the total number of directors in office (rounded down), subject to adjustment in the event of a decrease in the size of the Xylem Board prior to the meeting.

STOCKHOLDER/SHAREHOLDER PROPOSALS
Pursuant to the Evoqua Charter, advance notice of business to be brought by Evoqua stockholders at any meeting of the Evoqua stockholders must be given in the manner provided in the Evoqua Bylaws and, pursuant to the Evoqua Bylaws, only such business that is brought before a meeting in accordance with the procedures set forth in the Evoqua Bylaws will be conducted at a meeting of the Evoqua stockholders. An Evoqua stockholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to stockholder proposals; provided, however, that, to the fullest extent permitted by law, references to the Exchange Act will not limit the requirements of the advance notice provisions applicable to proposals as to business to be considered at a stockholder meeting and compliance with such advance notice provisions will be the exclusive means for a stockholder to submit business.

The proposal of business to be considered may be made at an annual meeting of stockholders only:

• pursuant to Evoqua’s notice of meeting (or any supplement thereto) delivered pursuant to the Evoqua Bylaws;

• by or at the direction of the Evoqua Board or any authorized committee thereof; or

The Xylem Bylaws provide that to be properly brought before an annual meeting, business must be:

• specified in the notice of the meeting given by or at the direction of the Board;

• otherwise properly brought before the meeting by or at the direction of the Board;

• properly brought before the meeting by a shareholder of Xylem:

• who is a shareholder of record at the time of the giving of notice provided for in the Xylem Bylaws;

• who is entitled to vote at the meeting; and

• who complied with the notice procedures set forth in the Xylem Bylaws.

The Xylem Bylaws specify that compliance with the requirements of the Xylem Bylaws is the exclusive means for a shareholder to propose other business (other than a proposal included in Xylem’s proxy materials pursuant to and in compliance with Rule 14a-8 under the Exchange Act) at an annual meeting of shareholders.

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• by any Evoqua stockholder who is entitled to vote at the meeting, who complied with the notice procedures set forth in the Evoqua Bylaws and who was a stockholder of record at the time such notice is delivered to the Evoqua Secretary.

The Xylem Bylaws provide that for business to be properly brought before an annual meeting by a Xylem shareholder, such shareholder must have given timely notice thereof in proper written form to the Xylem Corporate Secretary.

Advance Notice
To be timely, an Evoqua stockholder’s notice of business to be brought before an annual meeting of the Evoqua stockholders must be delivered to the Evoqua Secretary at the principal executive offices of Evoqua no earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting and no later than the close of business on the 90th day prior to the anniversary first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice delivered no earlier than the 120th day prior to such meeting and no later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of the meeting is first made.

Proposed business must constitute a proper matter for stockholder action to be properly brought before an annual meeting by a stockholder.

To be in proper form, a stockholder’s notice of business proposed to be brought before a meeting must set forth:

• a brief description of the business to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Evoqua Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

• as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

• the name and address of such stockholder and of such beneficial owner,

• the class or series and number of shares of Evoqua capital stock that are owned, directly or indirectly, beneficially and of record by such stockholder and such beneficial owner,

• a representation that the stockholder is a holder of record

Advance Notice
To be timely, a shareholder’s notice to the Xylem Corporate Secretary must be delivered to or mailed and received at the principal executive offices of Xylem not less than 90 calendar days nor more than 120 calendar days prior to the anniversary date of the Xylem’s proxy statement released to shareholders in connection with the previous year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting was changed by more than 30 calendar days from the anniversary date of the previous year’s annual meeting, notice by the shareholder in order to be timely must be so received not later than the close of business on the date that is (i) not earlier than 120 calendar days prior to such annual meeting and (ii) not later than 90 calendar days prior to such annual meeting or 10 calendar days following the date on which notice of the date of the annual meeting was disclosed in a press release reported by a national news service or in a publicly filed document with the SEC, whichever is later.

To be in proper written form, a shareholder’s notice to the Xylem secretary must set forth as to each matter such shareholder proposes to bring before the annual meeting:

• a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Xylem Bylaws, the language of the proposed amendment;

• the name and address of the shareholder proposing such business and the beneficial owner, if any, on whose behalf the nomination is made and of the nominee;

• representation that the shareholder is a holder of record of stock of Xylem entitled to vote at the meeting and that the shareholder (or a qualified representative) intends to appear in person or by proxy at the meeting to propose such business;

• any material interest of the shareholder, and the beneficial owner, if any, in such business;

• if the shareholder or beneficial owner, if any, intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of Xylem’s outstanding capital stock required to approve or adopt the proposal or (ii) otherwise solicit proxies or votes in

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of the Evoqua stock at the time of the giving of the notice, will be entitled to vote at such meeting and will appear in person or by proxy at the meeting to propose such business,

• a representation whether the stockholder or the beneficial owner, if any, will be or is part of a group that will (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of Evoqua’s outstanding capital stock required to approve or adopt the proposal and/or, (ii) otherwise solicit proxies or votes from stockholders in support of such proposal,

• a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of Evoqua capital stock or other securities and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of Evoqua, and

• any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other required filings to be made in connection with solicitation of proxies for the proposal pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;

• a description of any agreement, arrangement or understanding with respect to the proposal and/or the voting of shares of any class or series of stock of Evoqua between or among the Proponent Persons;

• a description of any Derivative Instrument;

• the principal amount of any indebtedness of Evoqua or any of its subsidiaries beneficially owned by the Proponent Persons, together with the title of the instrument under which such indebtedness was issued and a description of any Derivative Instrument entered into by or on behalf of the Proponent Persons relating to the value or payment of any indebtedness of Evoqua or any such subsidiary; and

• any material interest of the stockholder in such business.

Except as otherwise provided by law, the Evoqua Charter or the Evoqua Bylaws, the chairperson of the meeting must determine whether business proposed to be brought before the meeting was proposed in accordance with the procedures set forth in the Evoqua Bylaws and, if any proposed business is not in compliance, to declare that such defective proposal will be support of such shareholder’s proposal, a representation to that effect, and the name of each participant in such solicitation;

• the class or series and number of shares of stock of Xylem which are beneficially owned by the shareholder, the beneficial owner, if any, or any other Proponent Person as of the date of the notice;

• any other information relating to such shareholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal, pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;

• any plans or proposal that such shareholder and beneficial owner, if any, may have with respect to Xylem securities that would be required to be disclosed pursuant to Item 4 of Schedule 13D;

• a description of any agreement, arrangement or understanding with respect to the proposal and/or the voting of shares of any class or series of stock of Xylem between or among the shareholder giving the notice, the beneficial owner, if any, on whose behalf the proposal is made, any Proponent Person and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Schedule 13D under the Exchange Act;

• a description of any agreement, arrangement or understanding to which any Proponent Person is a party, the intent or effect of which may be (i) to transfer to or from any Proponent Person, in whole or in part, any of the economic consequences of ownership of any Xylem security, (ii) to maintain, increase or decrease the voting power of any Proponent Person with respect to shares of any class or series of capital stock of Xylem and/or (iii) to provide any Proponent Person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, or to mitigate any loss resulting from, the value (or any increase or decrease in the value) of any Xylem security; and

 • the class or series and number of shares of stock of Xylem which are beneficially owned by the shareholder, the beneficial owner, if any, on whose behalf the proposal is made, or any other Proponent Person as of the date of the notice.

The chair of any annual meeting of shareholders or the Xylem Board may refuse to permit any business to be brought before an annual meeting without compliance with the foregoing

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disregarded.
procedures or if the shareholder solicits proxies in support of such shareholder’s proposal without such shareholder having made the representation that such shareholder intends or is part of a group that intends to (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of Xylem’s outstanding capital stock required to approve or adopt the proposal or (y) otherwise solicit (within the meaning of Rule 14a-1(l) under the Exchange Act) proxies or votes in support of such shareholder’s proposal, and the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation.

STOCKHOLDER/SHAREHOLDER ACTION BY WRITTEN CONSENT
The DGCL provides that, unless otherwise stated in a company’s certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted.

The Evoqua Charter provides that any action required or permitted to be taken by the Evoqua stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of preferred stock may be taken without a meeting to the extent expressly provided by the applicable certificate of designations relating to such series of preferred stock.

Section 23-1-29-4 of the IBCL provides that, an action required or permitted to be taken at a shareholders’ meeting by shareholder of a corporation that has a class of voting shares registered with the United States Securities and Exchange Commission under Section 12 of the Exchange Act may be taken without a meeting by unanimous written consent of all the shareholders entitled to vote on the action.

CERTIFICATE/ARTICLES OF INCORPORATION AMENDMENTS
Under Section 242 of the DGCL, a company’s certificate of incorporation may be amended upon a resolution of the board of directors and, subject to certain exceptions, approved by:

• the holders of a majority of the outstanding shares entitled to vote; and

• a majority of the outstanding shares of each class entitled to a class vote if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preference, or special rights of the shares of such class so as to affect them adversely; provided, that if the amendment would alter or change the powers, preferences or special rights of one or more series of a class so as to affect them adversely, but will not so affect the entire class, then only the shares of the series so affected will be considered a separate class for purposes of the vote.

The Evoqua Charter provides that Evoqua reserves the right,

Under Chapter 38 of the IBCL, a company’s articles of incorporation may be amended, subject to certain exceptions, upon a resolution of the board of directors recommending such amendment to the shareholders (unless the board determines that it should not make a recommendation and communicates the basis for its determination to the shareholders) and the approval of:

• a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenter’s rights, and

• by a majority of the votes cast at a meeting where a quorum is present with respect to every other voting group entitled to vote on the amendment.

The IBCL specifies that holders of a class of shares are entitled to vote as a separate voting group if the proposed amendment would have certain effects on such class, including, but not limited to, an increase or decrease of the number of authorized shares of such class, an exchange or

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at any time and from time to time, to alter, amend, add to or repeal any provision in the Evoqua Charter in any manner prescribed by law (subject to the express provisions of the Evoqua Charter that prohibit retroactive application of changes), and all rights, preferences, privileges and powers of any nature conferred upon stockholders, directors or any other persons in the Evoqua Charter are granted subject to this reservation.

The Evoqua Charter provides that, in addition to any vote required by law, the Evoqua Charter may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith may be adopted, only by the affirmative vote of the holders of at least a two-thirds in voting power of all the then outstanding shares of Evoqua stock entitled to vote thereon, voting together as a single class.

To the fullest extent permitted by law, Evoqua stockholders are not entitled to vote on any amendment to the Evoqua Charter that relates solely to the terms of one or more outstanding series of preferred stock if the holders of the affected series of preferred stock are entitled, either separately or together with the holders of one or more other series of preferred stock, to vote on such matter pursuant to applicable law or the Evoqua Charter.

reclassification of all or part of the shares of such class into shares of another class, a change in the designations, rights, preferences or limitations of all or part of the shares of such class, or a change the shares of all or part of such class into a different number of shares of the same class.

In certain limited instances, the board of directors may amend the articles of incorporation.

The Xylem Charter provides that Xylem reserves the right to supplement, amend, or repeal any provision contained in the Xylem Charter, in the manner prescribed by statute, and all rights conferred upon shareholders in the Xylem Charter are granted subject to such reservation.

BYLAW AMENDMENTS
The DGCL provides that stockholders of a Delaware corporation, and, when provided for in the certificate of incorporation, the board of directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

The Evoqua Charter and the Evoqua Bylaws provide that, in addition to any vote required by law, the Evoqua Bylaws may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds in voting power of all the then outstanding shares of Evoqua stock entitled to vote thereon, voting together as a single class.

The Xylem Charter and Xylem Bylaws provide that the Xylem Bylaws may from time to time be supplemented, amended or repealed, or new bylaws may be adopted, by the Xylem Board at any regular or special meeting of the Board, (if approved by a majority of the entire Board), or, subject to any express provision of statute or the Xylem Charter, by the shareholders at any regular or special meeting of the shareholders at which a quorum is present if such supplement, amendment, repeal or adoption is approved by at least a majority of the voting power of the outstanding shares of Xylem Common Stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS
The Evoqua Bylaws provide that each current or former director or officer of Evoqua (an “Indemnitee”) who was or is a party, is threatened to be made a party to, or is otherwise involved in, as a witness or otherwise, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including any and all appeals, by reason of the fact that he or she is or was a director or an officer of Evoqua or, while serving as a director or officer of Evoqua, is or was serving at the request of Evoqua as a director, officer, employee or agent of another corporation, limited liability

The Xylem Bylaws provide that any person who is or was a director or officer of Xylem (an “Indemnitee”) and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including, without limitation, any action, suit or proceeding by or in the right of Xylem to procure a judgment in its favor) (an “Indemnifiable Proceeding”) by reason of the fact that such person is or was a director, officer, employee or agent of Xylem or is or was

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company, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted by Indemnitee in any such capacity or in any other capacity while serving as a director, officer, employee or agent (an “Indemnifiable Proceeding”), will be indemnified and held harmless by Evoqua to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to, the extent that such amendment permits Evoqua to provide broader indemnification rights than the DGCL permitted Evoqua to provide prior to such amendment), from and against all loss and liability suffered and expenses (including attorneys’ fees, costs and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding, including any appeals; provided, however, that, except as provided in the Evoqua Bylaws with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such Indemnitee, Evoqua will indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof)was authorized by the Evoqua Board; provided, further, that Evoqua will not be obligated under the Evoqua Bylaws: (i) to indemnify the Indemnitee under the Evoqua Bylaws for any amounts paid in settlement of any Indemnifiable Proceeding unless Evoqua consents to such settlement, which consent will not be unreasonably withheld, delayed or conditioned, or (ii) to indemnify Indemnitee for any disgorgement of profits made from the purchase or sale by Indemnitee of securities of Evoqua under Section 16(b) of the Exchange Act. Evoqua will not be liable to make any payment of amounts otherwise indemnifiable under the indemnification provisions of the Evoqua Bylaws(including, without limitation, judgments, fines and amounts paid in settlement) if and to the extent that the Indemnitee has otherwise actually received such payment under the indemnification provisions of the Evoqua Bylaws or any insurance policy, contract, agreement or otherwise.

In addition to the right to indemnification under the Evoqua Bylaws, an Indemnitee will have the right to be paid by Evoqua the expenses (including attorney’s fees, costs and expenses) incurred by the Indemnitee arising out of or related to, any Indemnifiable Proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under the indemnification provisions of the Evoqua Bylaws in connection with such indemnity, but only upon receipt, by Evoqua, of an undertaking by the Indemnitee to repay such payments if he or she is finally adjudicated to be not entitled to indemnification under the Evoqua Bylaws.

serving at the request of Xylem as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan), against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Indemnifiable Proceeding.

Reasonable expenses incurred by or on behalf of the Indemnitee in connection with any Indemnifiable Proceeding will be advanced to the Indemnitee by Xylem within 20 days after the receipt by Xylem of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Indemnifiable Proceeding. Any such statement or statements will reasonably evidence the expenses incurred by the Indemnitee and will include (i) a written affirmation of the Indemnitee’s good faith belief that he or she has met the standard of conduct for indemnification set forth in applicable law in effect at the time of such advance and (ii) an undertaking to reimburse (without interest) Xylem for such expenses in the event and only to the extent that it will be ultimately and finally determined that the Indemnitee is not entitled to indemnification under applicable law, the Xylem Charter, the Xylem Bylaws or otherwise.

Notwithstanding the Xylem Bylaws, no indemnification or advancement or payment of expenses will be made to the Indemnitee with respect to an Indemnifiable Proceeding, or part thereof, commenced voluntarily by the Indemnitee (including claims and counterclaims, whether such counterclaims are asserted by the Indemnitee, or Xylem in an Indemnifiable Proceeding commenced by the Indemnitee), except an Indemnifiable Proceeding pursuant to the Xylem Bylaws to enforce the Indemnitee’s rights under the Xylem Bylaws, or an Indemnifiable Proceeding commencing or continuing after a Change in Control (as defined in the Xylem Bylaws), unless the Xylem Board determines that indemnification or advancement is appropriate.

The Indemnitee will be deemed to be, and will be, entitled to indemnification unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the supporting documentation or (B) such indemnification is prohibited by law.

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LIMITATION OF LIABILITY OF DIRECTORS
The DGCL provides that a corporation may limit or eliminate a director’s or officer’s personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director or officer, except for liability for: (i) any breach of the director’s or officer’s duty of loyalty to such corporation or its stockholders; (ii) acts or omissions of a director or officer not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) willful or negligent violation by a director of provisions of Delaware law governing payment of dividends and stock purchases or redemptions; (iv) any transaction from which the director or officer derived an improper personal benefit; or (v) liability of an officer in any action by or in the right of the corporation.

The Evoqua Charter provides that, to the fullest extent permitted by the DGCL (as it exists now or as it may be amended), a director of Evoqua will not be personally liable to Evoqua or its stockholders for monetary damages for breach of fiduciary duty owed to Evoqua or its stockholders.

Neither the amendment nor repeal of the limitation of liability provisions of the Evoqua Charter, nor the adoption of any provision of the Evoqua Charter, nor, to the fullest extent permitted by the DGCL, any modification of law will eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of Evoqua existing at the time of such amendment, repeal, adoption or modification.

The IBCL provides that a director is not liable for any action taken as a director, or any failure to take any action, regardless of the nature of the alleged breach of duty, including alleged breaches of the duty of care, the duty of loyalty, and the duty of good faith, unless: (1) the director has breached or failed to perform the duties of the director’s office in compliance with the standard of conduct set forth in Indiana Code Section 23-1-35-1; and (2) the breach or failure to perform constitutes willful misconduct or recklessness.

The Xylem Charter provides that, to the fullest extent permitted by law, no director or officer of Xylem will be personally liable to Xylem or any of its shareholders for damages for any action taken as a director or officer, or any failure or omission to take any action, regardless of the nature of the breach or alleged breach, including any breach or alleged breach of the duty of care, the duty of loyalty or the duty of good faith.

No repeal or modification of the limitation of liability provisions of the Xylem Charter will adversely affect any right or protection of a director or officer of Xylem existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

CERTAIN BUSINESS COMBINATIONS
Unless otherwise provided in a corporation’s certificate of incorporation, Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in certain “business combination” transactions with any “interested stockholder” for a period of three years following the date that such stockholder became an interested stockholder. Evoqua has opted out of Section 203 of the DGCL in the Evoqua Charter.

However, the Evoqua Charter provides that Evoqua will not engage in any Business Combination (as defined below), at any point in time at which time the Evoqua Common Stock is registered under the Exchange Act, with any Interested Stockholder (as defined below) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

• prior to such time, the Evoqua Board approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder;

• upon consummation of the transaction that resulted in the stockholder becoming an Interested or any subsidiary of the resident domestic corporation with: (A) the interested

In general, Section 23-1-43-18 of the IBCL, subject to certain exceptions set forth therein, prohibits a “resident domestic corporation” from engaging in any “business combination” with an “interested shareholder” for a period of five years following the interested shareholder’s share acquisition date unless the business combination or the purchase of shares made by the interested shareholder on the interested shareholder’s share acquisition date is approved by the board of directors of the corporation before the interested shareholder’s share acquisition date. Section 23-1-43-19 of the IBCL lists additional conditions for permissible business combinations involving interested shareholders.

Section 23-1-43-13 defines a resident domestic corporation as an Indiana corporation that has more than one hundred shareholders, but Section 23-1-43-20 limits the application of the statue to resident domestic corporations with a class of voting shares registered under Section 12 of the Exchange Act unless its articles of incorporation provide otherwise. Section 23-1-43-5 defines “business combination,” as: (1) any merger of a resident domestic corporation

• any transaction that results in the issuance or transfer by

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shareholder; or (B) any other corporation (whether or not itself an interested shareholder of the Stockholder, the Interested Stockholder owned at least 85% of the voting stock of Evoqua outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

• at or subsequent to such time, the Business Combination is approved by the Evoqua Board and authorized or approved at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds in voting power of all of the then outstanding shares of stock of Evoqua entitled to vote thereon that is not owned by the Interested Stockholder, voting together as a single class.

The Evoqua Charter defines “Business Combination,” as:

• any merger or consolidation of Evoqua or any direct or indirect majority-owned subsidiary of Evoqua (1) with the Interested Stockholder or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section (B) of the Business Combination provision of the Evoqua Charter is not applicable to the surviving entity;

• any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one or more transactions), except proportionately as a stockholder of Evoqua, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of Evoqua or of any direct or indirect majority-owned subsidiary of Evoqua, which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of Evoqua determined on a consolidated basis or the aggregate market value of all the then outstanding stock of Evoqua; not with or into or otherwise involving the interested shareholder); proposed by, or under any agreement, arrangement, or understanding with, the interested shareholder or any affiliate or associate of the interested shareholder, that has the effect of increasing the proportionate share of the outstanding shares of any class or series of voting shares or securities convertible into voting shares of the Stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for,

Evoqua or by any direct or indirect majority-owned subsidiary of Evoqua of any stock of Evoqua or of such subsidiary to the Interested resident domestic corporation) that is, or after the merger or consolidation would be, an affiliate or associate of the interested shareholder; (2) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with the interested shareholder or any affiliate or associate of the interested shareholder of assets of the resident domestic corporation or any subsidiary of the resident domestic corporation: (A) having an aggregate market value equal to 10% or more of the aggregate market value of all the assets, determined on a consolidated basis, of the resident domestic corporation; (B) having an aggregate market value equal to 10% or more of the aggregate market value of all the outstanding shares of the resident domestic corporation; or (C) representing 10% or more of the earning power or net income, determined on a consolidated basis, of the resident domestic corporation; (3) the issuance or transfer by the resident domestic corporation or any subsidiary of the resident domestic corporation (in one or more transactions) of any shares of the resident domestic corporation or any if its subsidiaries that have an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the resident domestic corporation to the interested shareholder or any affiliate or associate of the interested shareholder except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all shareholders of the resident domestic corporation; (4) the adoption of any plan or proposal for the liquidation or dissolution of the resident domestic corporation proposed by, or under any agreement, arrangement, or understanding (whether or not in writing) with, the interested shareholder or any affiliate or associate of the interested shareholder; (5) any: (A) reclassification of securities; (B) recapitalization of the resident domestic corporation; (C) merger or consolidation of the resident domestic corporation with any of its subsidiaries; or (D) other transaction (whether or expressly permitted by the definition of Business Combination) provided by or through Evoqua or any direct or indirect majority-owned subsidiary. resident domestic corporation or any of its subsidiaries that is directly or indirectly owned by the interested shareholder or any affiliate or associate of the interested shareholder, except as a result of immaterial changes due to fractional share adjustments; or (6) any receipt by the interested shareholder or any affiliate or associate of the interested shareholder of the benefit, of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by or through the resident domestic corporation.

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exchangeable for or convertible into stock of Evoqua or any such subsidiary, which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of Evoqua or any such subsidiary, which security is distributed, pro rata to all holders of a class or series of stock of Evoqua subsequent to the time the Interested Stockholder became such; (iv) pursuant to an exchange offer by Evoqua to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by Evoqua; provided, however, that in no case under items (iii) through (v) will there be an increase in the Interested Stockholder’s proportionate share of the stock of any class or series of Evoqua or of the voting stock of Evoqua (except as a result of immaterial changes due to fractional share adjustments);

• any transaction involving Evoqua or any direct or indirect majority-owned subsidiary of Evoqua that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of Evoqua or of any such subsidiary that is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption or other transfer of any shares of stock not caused, directly or indirectly, by the Interested Stockholder; or

• any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of Evoqua), of any loans, advances, guarantees, pledges or other financial benefits (other than those otherwise

The Evoqua Charter defines “Interested Stockholder” as any person (other than Evoqua or any direct or indirect majority-owned subsidiary of Evoqua), and the affiliates and associates of such person, that:

• is the owner of 15% or more of the then outstanding voting stock of Evoqua, or

• is an affiliate or associate of Evoqua and was the owner of 15% or more of the then outstanding voting stock of Evoqua at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an Interested
Stockholder;

Section 23-1-43-10 defines an interested shareholder as any entity or person beneficially owning 10% or more of the outstanding voting power of the outstanding shares of a resident domestic corporation and any entity or person affiliated with or associated with by a resident domestic corporation which at any time within the five year period immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation.

Xylem has not opted out of Chapter 43 of the IBCL.

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but “Interested Stockholder” will not include:

• certain exempt transferees or their respective affiliates or successors or any “group,” or any member of any such group, of which any of such persons is a party under Rule 13d-5 of the Exchange Act, or

• any person whose ownership of shares in excess of the 15% limitation set forth in the Evoqua Charter is the result of any action taken solely by Evoqua, provided that such person will be an Interested Stockholder if thereafter such person acquires additional shares of voting stock of Evoqua, except as a result of further corporate action not caused, directly or indirectly, by such person.

CONTROL SHARE ACQUISITIONS
No analogous provision
Chapter 42 of the IBCL provides that, unless an “issuing public corporation” provides an exemption in its articles of incorporation or bylaws, any person who makes a “control share acquisition” may not vote the shares acquired in that acquisition, except to the extent voting rights relating to those shares are granted by a resolution approved by a vote of disinterested shareholders. An issuing public corporation is defined as an Indiana corporation that has:

• one hundred or more shareholders;

• its principal place of business or principal office in Indiana, or that owns or controls assets within Indiana having a fair market value of more than $1,000,000; and

• either:

• more than ten percent of its shareholders resident in Indiana;

•  more than ten percent of its shares owned of record or beneficially by Indiana residents; or

• one thousand shareholders resident in Indiana.

A “control share acquisition” is defined as the acquisition by a person of, or the power to direct the voting of, shares representing between 1/5 and 1/3, between 1/3 and ½, or ½ or more of an issuing public corporation’s voting power in the election of directors, either within a 90-day period or pursuant to a plan to make a control share acquisition of ownership. The acquiring person may request, and the issuing public corporation must call, a special shareholders’ meeting to restore or approve voting rights after the acquiring person delivers to the issuing public corporation a statement describing the acquisition or proposed acquisition, which is

EVOQUA	XYLEM

referred to as an acquiring person statement, and an undertaking to pay the expenses relating to the meeting. If no request is made, the voting rights to be accorded the shares acquired in the control share acquisition will be presented to the next special or annual meeting of shareholders. Shares acquired in a control share acquisition in which no acquiring person statement has been filed may be redeemed by the issuing public corporation at their fair value, if authorized in a corporation’s articles of incorporation or bylaws before a control share acquisition has occurred. Unless otherwise provided in a corporation’s articles of incorporation or bylaws, if shares acquired in a control share acquisition are given full voting rights and the acquiring person has acquired shares representing a majority or more of the issuing public corporation’s voting power, then the other shareholders will be entitled to dissenters’ rights of appraisal. If shares acquired in a control share acquisition are not given full voting rights after a special shareholders’ meeting to restore or approve voting rights, the control shares may be redeemed. Xylem has not opted out of Chapter 42 of the IBCL.

FORUM SELECTION
The Evoqua Charter provides that the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

• any derivative action or proceeding brought on behalf of Evoqua,

• any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Evoqua to Evoqua or Evoqua’s stockholders,

• any action asserting a claim against Evoqua arising pursuant to any provision of the DGCL or the Evoqua Charter or the Evoqua Bylaws; or

• any action asserting a claim against Evoqua governed by the internal affairs doctrine, in each case, subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.
The Xylem Charter and Xylem Bylaws do not designate an exclusive forum for any actions brought against Xylem.

APPRAISAL RIGHTS AND DISSENTERS’ RIGHTS
Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Court of Chancery of the State of Delaware in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are

As Xylem is an Indiana corporation subject to the IBCL, the shareholders of Xylem have those dissenters’ rights provided by Chapter 44 of the IBCL, to the extent applicable, provided they satisfy the special criteria and conditions set forth in Chapter 44 of the IBCL.

Under Section 23-1-44-8 of the IBCL, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions: (1) Consummation of a plan of merger to which the corporation is a party if: (A) shareholder

EVOQUA	XYLEM
available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash instead of fractional shares or (iv) any combination of clauses (i)—(iii). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

The Evoqua Charter does not provide for appraisal rights in any additional circumstance other than as required by applicable law. Under Section 262 of the DGCL, Evoqua stockholders are not entitled to appraisal or dissenters’ rights in connection with the Merger. Please see the section titled “The Merger—No Appraisal Rights” beginning on page 137 of this joint proxy statement/prospectus.

approval is required for the merger by IBCL 23-1-40, IBCL 23-0.6-1-7, or the articles of incorporation; and (B) the shareholder is entitled to vote on the merger; (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; (4) The approval of a control share acquisition; (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or (6) Election to become a benefit corporation.

Section 23-1-44-8 does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were a covered security under Section 18(b)(1)(A) or 18(b)(1)(B) of the Securities Act.

Under Section 23-1-44-8 of the IBCL, Xylem shareholders are not entitled to appraisal or dissenters’ rights in connection with the Merger. Please see the section titled “The Merger—No Appraisal Rights” beginning on page 137 of this joint proxy statement/prospectus.

BUSINESS OPPORTUNITIES
Pursuant to the Evoqua Charter, each member of the Evoqua Board who is not an officer or employee of Evoqua (the “Specified Directors”), and his or her affiliates will not, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (i) engaging in any Competitive Opportunity (as defined below) or (ii) otherwise competing with Evoqua or any of its controlled affiliates, and, to the fullest extent permitted by law.

However, Evoqua does not renounce its interest in any Competitive Opportunity offered to any Specified Director if the opportunity is expressly offered to such person solely in his or her capacity as a director of Evoqua.

The Evoqua Charter defines “Competitive Opportunity as any transaction or matter that may be an investment or corporate or business opportunity or offer a prospective economic or

Section 23-1-35-5 of the IBCL states that a director’s taking advantage, directly or indirectly, of a business opportunity may not be the subject of equitable relief or give rise to an award of damages or other sanctions against the director, in a proceeding by or in the right of the corporation on the ground that the opportunity should have first been offered to the corporation, if one of the following applies:

• the opportunity and all material facts concerning the opportunity then known to the director were disclosed to or known by the board of directors or a committee of the board of directors before the director became legally obligated regarding the opportunity and the board of directors or a committee of the board of directors disclaimed the corporation’s interest in the opportunity.
• the opportunity and all material facts concerning the opportunity then known to the director were disclosed to

EVOQUA	XYLEM
competitive advantage in which Evoqua or any of its controlled affiliates, directly or indirectly, could have an interest or expectancy. Notwithstanding the foregoing, a business or other opportunity will not be deemed to be a potential Competitive Opportunity if it is an opportunity that (i) Evoqua (together with its controlled affiliates) is neither financially or legally able, nor contractually permitted to undertake, (ii) is not in the line of Evoqua’s business or is of no practical advantage to Evoqua or (iii) is one in which Evoqua has no interest or reasonable expectancy.

Neither the alteration, amendment or repeal of the Competitive Opportunity provision of the Evoqua Charter, the adoption of any provision of the Evoqua Charter inconsistent with such provision nor, to the fullest extent permitted by Delaware law, any modification of law, will eliminate or reduce the effect of the Competitive Opportunity provision with respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification or known by the shareholders entitled to vote before the director became legally obligated regarding the opportunity and the shareholders disclaimed the corporation’s interest in the opportunity.

The Xylem Charter and the Xylem Bylaws are silent on business opportunities.

VALIDITY OF COMMON STOCK
The validity of the shares of Xylem Common Stock offered hereby will be passed upon for Xylem by Barnes & Thornburg LLP.

STOCKHOLDER PROPOSALS
Xylem
Shareholder Proposals—SEC Rule 14a-8
Xylem will hold its 2023 annual meeting of shareholders on May 18, 2023 (the “2023 Xylem Annual Meeting”).
In order for a shareholder proposal to have been considered for inclusion in Xylem’s proxy statement for the 2023 Xylem Annual Meeting of shareholders pursuant to Rule 14a-8 of the Exchange Act, such proposal must have been received by Xylem’s Corporate Secretary at Xylem Inc., 301 Water Street SE, Washington, D.C. 20003 by no later than the close of business on November 29, 2022. Such proposals must have also met the other requirements and procedures prescribed by Rule 14a-8 of the Exchange Act relating to shareholder proposals.
Advance Notice of Xylem Shareholder Proposals
Under the Xylem Bylaws, director nominations to be included in Xylem’s proxy materials pursuant to the proxy access provisions of the Xylem Bylaws must have been received by Xylem’s Corporate Secretary at the address noted above no earlier than the close of business on October 30, 2022, and no later than the close of business on November 29, 2022. In the event that the date of the 2023 Xylem Annual Meeting of shareholders is changed by more than 30 calendar days from the anniversary date of Xylem’s 2022 annual meeting of shareholders, such notice must be received by the close of business (i) not earlier than 150 calendar days prior to the 2023 Xylem Annual Meeting and (ii) not later than 120 calendar days prior to the 2023 Xylem Annual Meeting of shareholders or 10 calendar days following the date on which public announcement of the 2023 Xylem Annual Meeting of shareholders is first made, whichever is later.
Under the Xylem Bylaws, in order for a shareholder to present other business or nominate a director candidate directly at the 2023 Xylem Annual Meeting of shareholders, rather than for inclusion in Xylem’s proxy materials, a timely notice of such business or nomination must have been received by Xylem’s Corporate Secretary at the address noted above no earlier than the close of business on November 29, 2022 and no later than the close of business on December 29, 2022. In the event that the date of the 2023 Xylem Annual Meeting of shareholders is changed by more than 30 calendar days from the anniversary date of Xylem’s 2022 annual meeting of shareholders, such notice must be received by the close of business (i) not earlier than 120 calendar days prior to the 2023 Xylem Annual Meeting of shareholders and (ii) not later than 90 calendar days prior to the 2023 Xylem Annual Meeting of shareholders or 10 calendar days following the date on which public announcement of the 2023 Xylem Annual Meeting of shareholders is first made, whichever is later.
Universal Proxy Rules for Director Nominations—SEC Rule 14a-19
In addition, if a shareholder intended to solicit proxies in support of nominees submitted under the advance notice provision of the Xylem Bylaws under Rule 14a-19, the SEC’s universal proxy rule, notice must have been received by Xylem’s Corporate Secretary at the address noted above no later than the close of business on March 13, 2023.
For more information regarding shareholder proposals for Xylem’s 2024 annual meeting of shareholders, see the “How can I submit a proposal for inclusion in Xylem’s proxy materials for next year’s annual meeting?” and “How can I submit other proposals and a candidate for the Board for next year’s annual meeting?” sections of Xylem’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 3, 2023.

Evoqua
Advance Notice of Evoqua Stockholder Proposals
Evoqua stockholders who wish to nominate persons for election to Evoqua’s Board or propose other matters to be considered at Evoqua’s 2024 Annual Meeting of Stockholders (the “2024 Evoqua Annual Meeting”) must provide Evoqua with advance written notice of their director nomination or stockholder proposal, as well as the information specified in the Evoqua Bylaws, no earlier than October 10, 2023, and no later than November 9, 2023. However, in the event that the date of the 2024 Evoqua Annual Meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the 2023 Evoqua Annual Meeting of Stockholders (the “2023 Evoqua Annual Meeting”), notice by stockholders, to be timely, must be delivered not earlier than the 120th day prior to the date of the 2024 Evoqua Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the 2024 Evoqua Annual Meeting and the 10th day following the day on which public announcement of the date of the 2024 Evoqua Annual Meeting is first made. Evoqua stockholders are advised to review the Evoqua Bylaws, which contain the requirements for advance notice of director nominations and stockholder proposals. Notice of director nominations and stockholder proposals must be mailed to Evoqua’s General Counsel and Secretary at 210 Sixth Avenue, Pittsburgh, PA 15222. The requirements for advance notice of stockholder proposals under the Evoqua Bylaws do not apply to proposals properly submitted under Rule 14a-8 under the Exchange Act, as those stockholder proposals are governed by Rule 14a-8. Evoqua reserves the right to reject, rule out of order, or take other appropriate action with respect to any director nomination or stockholder proposal that does not comply with the Evoqua Bylaws and other applicable requirements.
Universal Proxy Rules for Director Nominations—SEC Rule 14a-19
In addition to satisfying the requirements under the Evoqua Bylaws, Evoqua stockholders who intend to solicit proxies in support of director nominees other than Evoqua’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act (including a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of Evoqua’s shares entitled to vote on the election of directors in support of director nominees other than Evoqua’s nominees) to comply with the universal proxy rules, which notice must be postmarked or transmitted electronically to Evoqua at its principal executive offices no later than 60 calendar days prior to the anniversary date of the 2023 Evoqua Annual Meeting (for the 2024 Evoqua Annual Meeting, no later than December 11, 2023). However, if the date of the 2024 Evoqua Annual Meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2024 Evoqua Annual Meeting and the 10th calendar day following the day on which public announcement of the date of the 2024 Evoqua Annual Meeting is first made.
Stockholder Proposals—SEC Rule 14a-8
August 25, 2023, is the deadline for stockholders to submit proposals to be included in Evoqua’s Proxy Statement for the 2024 Evoqua Annual Meeting under Rule 14a-8 under the Exchange Act. However, if the date of the 2024 Evoqua Annual Meeting is changed by more than 30 days from the anniversary of the date of the 2023 Evoqua Annual Meeting, then the deadline will be a reasonable time before Evoqua begins to print and send its Proxy Statement for the 2024 Evoqua Annual Meeting. Proposals by Evoqua stockholders must comply with all requirements of applicable rules of the SEC, including Rule 14a-8, and be mailed to Evoqua’s General Counsel and Secretary at 210 Sixth Avenue, Pittsburgh, PA 15222. Evoqua reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with Rule 14a-8 and other applicable requirements.

EXPERTS
Xylem
The consolidated financial statements of Xylem Inc. as of December 31, 2022 and December 31, 2021, and for each of the three years in the period ended December 31, 2022 incorporated by reference into this joint proxy statement/prospectus and the effectiveness of Xylem Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given on their authority as experts in accounting and auditing.
Evoqua
The consolidated financial statements of Evoqua Water Technologies Corp. appearing in Evoqua Water Technologies Corp.’s Annual Report (Form 10-K) for the year ended September 30, 2022, and the effectiveness of Evoqua Water Technologies Corp.’s internal control over financial reporting as of September 30, 2022 (excluding the internal control over financial reporting of the Mar Cor Business and Smith Engineering), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on the effectiveness of Evoqua Water Technologies Corp.’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of the Mar Cor Business and Smith Engineering from the scope of such firm’s audit of internal control over financial reporting included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

HOUSEHOLDING OF PROXY MATERIALS
Each registered Evoqua stockholder and Xylem shareholder (meaning you own shares in your own name on (i) the books of Evoqua’s transfer agent, American Stock Transfer & Trust Company, LLC, or (ii) the books of Xylem’s transfer agent, Equiniti Trust Company) will receive one copy of this joint proxy statement/prospectus per account, regardless of whether you have the same address as another shareholder or stockholder of record. SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders or stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders or stockholders. This process, commonly called “householding,” provides cost savings for companies. If you hold shares through a broker, some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders or stockholders sharing an address unless contrary instructions have been received from the affected shareholders or stockholders. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.
Evoqua will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any Evoqua stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations, at Evoqua’s principal executive offices, 210 Sixth Avenue, Pittsburgh, Pennsylvania 15222, or contact Evoqua Investor Relations by telephone at (724) 720-1605 or by email at Dan.Brailer@Evoqua.com. In the same way, two or more stockholders sharing an address can request delivery of a single copy of this joint proxy statement/prospectus if they are receiving multiple copies.
Xylem will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any Xylem shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations at Xylem’s principal executive offices, 301 Water Street SE, Washington, D.C. 20003, or by telephone at (914) 260-8612 or by email at andrea.vanderberg@xylem.com. In the same way, two or more shareholders sharing an address can request delivery of a single copy of this joint proxy statement/prospectus if they are receiving multiple copies.

WHERE YOU CAN FIND MORE INFORMATION
Xylem and Evoqua file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both Xylem and Evoqua, which you can access at www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus.
Xylem has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Xylem Common Stock to be issued to Evoqua stockholders in connection with the Merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Xylem and Evoqua, respectively. The rules and regulations of the SEC allow Xylem and Evoqua to omit certain information included in the registration statement from this joint proxy statement/prospectus.
In addition, the SEC allows Xylem and Evoqua to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below.
This joint proxy statement/prospectus incorporates by reference the documents listed below that Xylem and Evoqua have previously filed with the SEC. They contain important information about the companies and their financial condition.
Xylem SEC Filings
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 24, 2023;
•	Definitive Proxy Statement on Schedule 14A for the 2023 Annual Meeting of Shareholders filed with the SEC on April 3, 2023;
•	Current Reports on Form 8-K filed on March 2, 2023, February 7, 2023 and January 23, 2023; and
•
The description of the Xylem Common Stock contained in Exhibit 4.1 of Xylem’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and filed on February 24, 2023, including any amendment or report filed for the purposes of updating such description.

Evoqua SEC Filings
•	Annual report on Form 10-K for the fiscal year ended September 30, 2022 filed with the SEC on November 16, 2022;
•	Definitive Proxy Statement on Schedule 14A for the 2023 Annual Meeting of Stockholders filed with the SEC on December 23, 2022;
•	Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2022 filed with the SEC on January 31, 2023;
•	Current Reports on Form 8-K filed March 7, 2023, February 10, 2023, January 23, 2023 and December 15, 2022; and
•
The description of the securities of Evoqua contained in Exhibit 4.2 of Evoqua’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020 and filed on November 20, 2020, and any other amendment or report filed for the purposes of updating such description.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, by either Xylem or Evoqua, respectively, such information or exhibit is specifically not incorporated by reference.
Xylem and Evoqua incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the Xylem Special Meeting and the Evoqua Special Meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

Statements contained in this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC.
You can obtain any of the incorporated documents listed above from the SEC, through the SEC’s website at the address indicated above or from Xylem or Evoqua, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers.
For Xylem Shareholders:	For Evoqua Stockholders:
Xylem Inc. 301 Water Street SE Washington, D.C. 20003 Attention: Corporate Secretary Telephone: (202) 869-9150	Evoqua Water Technologies Corp. 210 Sixth Avenue Pittsburgh, Pennsylvania 15222 Attention: Secretary Telephone: (724) 772-0044
In addition, you may obtain free copies of the documents Xylem and Evoqua file with the SEC, including the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, by going to Xylem and Evoqua’s websites at www.xylem.com and www.evoqua.com, respectively. The websites of Xylem and Evoqua are provided as inactive textual references only. The information contained on or accessible through the websites of Xylem and Evoqua (other than the documents listed below that are incorporated by reference herein) does not constitute a part of this joint proxy statement/prospectus, and is not incorporated by reference herein.
If you are an Evoqua stockholder and would like to request documents, please do so by May 4, 2023, to receive them before the Evoqua Special Meeting. If you are a Xylem shareholder and would like to request documents, please do so by May 4, 2023, to receive them before the Xylem Special Meeting. If you request any documents from Xylem or Evoqua, Xylem or Evoqua will mail them to you by first class mail, or another equally prompt means, within one business day after Xylem or Evoqua, as the case may be, receives your request.
This document is a prospectus of Xylem and is a joint proxy statement of Evoqua and Xylem for the Evoqua Special Meeting and the Xylem Special Meeting, as the case may be. Neither Xylem nor Evoqua has authorized anyone to give any information or make any representation about the Merger, Xylem or Evoqua that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Xylem or Evoqua has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

EXECUTION VERSION
ANNEX A—MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

among

XYLEM INC.,

FORE MERGER SUB, INC.

and

EVOQUA WATER TECHNOLOGIES CORP.

Dated as of January 22, 2023

A-i

Exhibit A	Form of Certificate of Incorporation
Exhibit B	Form of Company Tax Certificate Representations
Exhibit C	Form of Parent Tax Certificate Representations
A-ii

INDEX OF DEFINED TERMS
Definition	Location
Acceptable Confidentiality Agreement	8.3(a)
Action	3.10
Affected Employees	5.17(a)
Affiliate	8.3(b)
Agreement	Preamble
Alternative Acquisition Agreement	5.2(a)(iii)(B)
Anti-Corruption Laws	8.3(c)
Antitrust Laws	5.5(a)
Book-Entry Shares	2.3(b)
Business Day	8.3(d)
CARES Act	8.3(e)
Certificate of Merger	1.3
Certificates	2.3(b)
Closing	1.2
Closing Date	1.2
Closing Tax Opinion	6.3(e)
COBRA	3.12(c)(vi)
Code	Recitals
Company	Preamble
Company Acquisition Proposal	5.2(a)(xi)(A)
Company Adverse Recommendation Change	5.2(a)(iii)(A)
Company Board	2.2(f)
Company Board Designees	5.18(a)
Company Business IP	3.20(b)
Company Business Trade Secrets	3.20(d)
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Common Stock	2.1(a)
Company Disclosure Letter	Article III
Company Equity Plans	2.2(a)
Company ESPP	2.2(f)
Company Expenses	7.3(e)
Company Intervening Event	5.2(a)(xi)(B)
Company Material Contract	3.16(a)
Company Option	2.2(a)
Company Plans	3.12(a)
Company Preferred Stock	3.2(a)
Company PSU	2.2(b)
Company Registered IP	3.20(a)
Company RSU	2.2(b)
Company SAR	2.2(c)
Company SEC Documents	3.6(a)
Company Stock Awards	3.2(b)
Company Stockholder Approval	3.4(a)
Company Stockholders Meeting	5.3(a)
Company Superior Proposal	5.2(a)(xi)(C)
Company Tax Counsel	5.12(a)(iv)
Company Termination Fee	7.3(b)
Confidentiality Agreement	5.4
Contract	8.3(f)
control	8.3(g)
controlled	8.3(g)
controlled by	8.3(g)
Copyrights	8.3(n)
COVID-19	8.3(h)
COVID-19 Measures	8.3(i)
Credit Facility Terminations	5.13
Current ESPP Offering Period	2.2(f)
Delaware Secretary of State	1.3
DGCL	Recitals
Domain Names	8.3(n)
Effective Time	1.3
Environmental Law	3.14(c)
Environmental Permits	3.14(d)
ERISA	3.12(a)
Exchange Act	3.5(b)
Exchange Agent	2.3(a)
Exchange Fund	2.3(a)
Exchange Ratio	2.1(a)
Excluded Shares	2.1(b)
Expense Reimbursement Cap	7.3(d)
FCC	3.5(b)
Financing	5.14(a)
Foreign Investment Laws	8.3(j)
Form S-4	5.3(a)
GAAP	3.6(b)
GDPR	8.3(t)
A-iii

INDEX OF DEFINED TERMS
Definition	Location
Government Bid	8.3(k)
Government Contract	8.3(l)
Governmental Entity	3.5(b)
Hazardous Substance	3.14(e)
HSR Act	3.5(b)
IBCL	Recitals
Indebtedness	8.3(m)
Intellectual Property	8.3(n)
Intended Tax Treatment	Recitals
International Trade Laws	3.30(c)(i)
Joint Proxy Statement	5.3(a)
knowledge	8.3(o)
Law	3.5(a)
Liens	3.2(a)
Marks	8.3(n)
Material Adverse Effect	8.3(p)
Measurement Date	3.2(a)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
Merger Sub Bylaws	4.1(b)
Merger Sub Charter	4.1(b)
Non-U.S. Benefit Plan	3.12(c)(vii)
Notice 7	5.12(b)(iii)
NYSE	3.5(a)
OFAC	3.30(c)(iii)
Outside Date	7.1(b)(i)
Parent	Preamble
Parent Acquisition Proposal	5.2(b)(xi)(A)
Parent Adverse Recommendation Change	5.2(b)(iii)(A)
Parent Board	4.4(b)
Parent Business IP	4.18(b)
Parent Business Trade Secrets	4.18(d)
Parent Bylaws	4.1(b)
Parent Charter	4.1(b)
Parent Common Stock	Recitals
Parent Disclosure Letter	Article IV
Parent Expenses	7.3(d)
Parent Intervening Event	5.2(b)(xi)(B)
Parent Option	2.2(a)
Parent Plans	4.12(a)
Parent Preferred Stock	4.2(a)
Parent Registered IP	4.18(a)
Parent RSU	2.2(b)
Parent SAR	2.2(c)
Parent SEC Documents	4.6(a)
Parent Shareholder Approval	4.4(a)
Parent Shareholders Meeting	5.3(a)
Parent Superior Proposal	5.2(b)(xi)(C)
Parent Tax Counsel	5.12(a)(iv)
Parent Termination Fee	7.3(c)
Patents	8.3(n)
Payoff Letter	5.13
PBGC	3.12(c)(iv)
Pension Plan	3.12(b)
Permits	3.11
Permitted Liens	8.3(q)
Person	8.3(r)
Personal Information	8.3(s)
Privacy Laws	8.3(t)
Privacy Requirements	8.3(t)
Regulatory Failure Fee	7.3(f)
Representatives	5.2(a)(i)
Required Governmental Consents	6.1(b)
S-4 Tax Opinion	5.12(a)(iv)
Sanctioned Jurisdiction	3.30(c)(ii)
Sanctioned Person	3.30(c)(iii)
Sanctions Authority	3.30(c)(iv)
Sarbanes-Oxley Act	3.6(a)
SEC	3.6(a)
Securities Act	3.5(b)
Share Issuance	Recitals
Significant Subsidiary	8.3(u)
Subsidiary	8.3(v)
Surviving Corporation	1.1
Takeover Laws	3.22
Tax Agreement	3.15(i)
A-iv

INDEX OF DEFINED TERMS
Definition	Location
Tax Return	8.3(w)
Taxes	8.3(x)
Top Customers	3.27
Top Suppliers	3.26
Trade Secrets	8.3(n)
Treasury Regulations	8.3(y)
under common control with	8.3(g)
WARN Act	3.13(d)
A-v

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 22, 2023, between Xylem Inc., an Indiana corporation (“Parent”), Fore Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), and Evoqua Water Technologies Corp., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, the parties intend to effect the merger (the “Merger”) of Merger Sub with and into the Company, with the Company surviving that merger, on the terms and subject to the conditions set forth herein;
WHEREAS, the Board of Directors of the Company has (a) determined that the Merger is in the best interests of, and is advisable to, the Company and its stockholders, (b) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and (c) determined to recommend that the stockholders of the Company approve this Agreement;
WHEREAS, the Board of Directors of Parent has (a) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement, and (b) determined to recommend that the shareholders of Parent approve the issuance of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) constituting the Merger Consideration pursuant to the Merger as contemplated by this Agreement (the “Share Issuance”);
WHEREAS, (a) the Board of Directors of Merger Sub has (i) determined that the Merger is in the best interests of, and advisable to, Merger Sub and Parent, as its sole shareholder, (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) recommended that Parent, as the sole shareholder of Merger Sub, approve this Agreement and (b) Parent, as the sole shareholder of Merger Sub, has approved, adopted and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement;
WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved this Agreement and the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Business Corporation Law of the State of Indiana (the “IBCL”), as applicable, and determined that the Merger is advisable;
WHEREAS, it is intended that, for U.S. federal income tax purposes, the Merger (i) will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the Company, Merger Sub and Parent will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code (the “Intended Tax Treatment”), and this Agreement is hereby adopted as a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); and
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.
AGREEMENT
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE MERGER
Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and as a direct, wholly owned subsidiary of Parent.
Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, unless another date, time or place is agreed to in writing by Parent and the Company; provided, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the parties shall cooperate in connection therewith. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation in accordance with the terms and conditions of this Agreement and the relevant provisions of the DGCL.
Section 1.5 Certificate of Incorporation; Bylaws.
(a) At the Effective Time, the certificate of incorporation of the Company shall be amended so that it reads in its entirety as set forth in Exhibit A hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.
(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended so that they read in their entirety the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.
Section 1.6 Directors. The directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.
Section 1.7 Officers. The officers of Merger Sub as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.
ARTICLE II
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:
(a) Subject to Section 2.3(f), each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) shall thereupon be converted into and become exchangeable for 0.48 (the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f), in each case to be issued or paid in accordance with Section 2.3, without interest.
(b) Each share of Company Common Stock held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
(d) The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, reorganization, recapitalization, reclassification or other like change with respect to the Company Common Stock or Parent Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time; provided, that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
Section 2.2 Treatment of Options and Other Equity-Based Awards.
(a) Company Options. At the Effective Time, each option (each, a “Company Option”) to purchase shares of Company Common Stock granted under any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company (the “Company Equity Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into an option to purchase shares of Parent Common Stock (a “Parent Option”), on the same terms and conditions (including any vesting provisions and any provisions providing for accelerated vesting upon certain events) as were applicable under such Company Option as of immediately prior to the Effective Time and specifically subject to any provisions providing for accelerated vesting upon certain terminations of employment following the consummation of the transactions contemplated hereby, whether contained in the Company Equity Plan, an applicable award agreement, an employment agreement, or any other agreement or severance plan (or in any consent or approval adopted by the Company’s Board of Directors (or a committee thereof)) governing the terms of such Company Option as in effect immediately prior to the Effective Time. The number of shares of Parent Common Stock subject to each such Parent Option shall be equal to (i) the number of shares of Company Common Stock subject to each Company Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down, if necessary, to the nearest whole share of Parent Common Stock, and such Parent Option shall have an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock otherwise purchasable pursuant to such Company Option divided by (B) the Exchange Ratio; provided, that in the case of any Company Option to which Section 421 of the Code applies as of the Effective Time (taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided further, that in the case of any Company Option to which Section 409A of the Code applies as of the Effective Time, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 409A of the Code in order to avoid the imposition of any additional taxes thereunder.
(b) Company RSUs and Company PSUs. At the Effective Time, each unvested restricted stock unit (each, a “Company RSU”) and unvested performance stock unit (each, a “Company PSU”) granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time shall, at the Effective Time, cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into a Parent restricted stock unit which vests based on the passage of time (a “Parent RSU”), on the same terms and conditions (including any vesting provisions and any provisions providing for accelerated vesting upon certain events) as were applicable under such Company RSU or Company PSU, as applicable, as of immediately prior to the Effective Time and specifically subject to any provisions providing for accelerated vesting upon certain terminations of employment following the consummation of the transactions contemplated hereby, whether contained in the Company Equity Plan, an applicable award agreement, an employment agreement, or any other agreement or severance plan (or in any consent or approval adopted by the Company’s Board of Directors (or a committee thereof)) governing the terms of such Company RSU or Company PSU (as applicable) as in effect immediately prior to the Effective Time (provided, that with respect to any Company PSU, the performance-vesting component shall be deemed to have been satisfied in full at the target level of performance). The number of shares of Parent Common Stock subject to each such Parent RSU shall be equal to (i) the number of shares of Company Common Stock subject to each Company RSU or Company PSU, as applicable, immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down, if necessary, to the nearest whole share of Parent Common Stock.
(c) Company SARs. Each vested and unvested cash-settled stock appreciation right (each, a “Company SAR”) granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time shall, at the Effective Time, cease to represent an award that relates to shares of Company Common Stock and shall be converted, at the Effective Time, into an award that relates to shares of Parent Common Stock (a “Parent SAR”) by multiplying the number of shares of Company Common Stock relating to each such Company SAR immediately prior to the Effective Time by the Exchange Ratio (rounded down to the nearest whole share of Parent Common Stock), and each such Parent SAR shall have a base price per share (rounded up to the nearest whole cent) equal to (i) the base price per share of Company Common Stock otherwise relating to such Company SAR immediately prior to the Effective Time divided by (ii) the Exchange Ratio; provided, however, that in the case of any Company SAR to which Section 409A of the Code applies as of the Effective Time, the base price of the number of shares of Parent Common Stock to which it will relate, and the terms and conditions of exercise of such Parent SAR, in each case following the conversion described herein shall be determined in a manner consistent with the requirements of Section 409A of the Code in order to avoid the imposition of any additional taxes thereunder. Except as specifically provided above, following the Effective Time, each such Parent SAR shall continue to be governed by substantially the same terms and conditions (including any vesting provisions and any provisions providing for accelerated vesting upon certain events) as were applicable under such Company SAR as of immediately prior to the Effective Time and specifically subject to any provisions providing for accelerated vesting upon certain terminations of employment following the consummation of the transactions contemplated hereby, whether contained in the Company Equity Plan, an applicable award agreement, an employment agreement, or any other agreement or severance plan (or in any consent or approval adopted by the Company’s Board of Directors (or a committee thereof)) governing the terms of such Company SAR as in effect immediately prior to the Effective Time.
(d) Prior to the Effective Time, the Company shall take all action necessary for the adjustment of the Company Options, Company RSUs and Company PSUs under this Section 2.2. The Company shall ensure that, as of the Effective Time, no holder of a Company Option, Company RSU or Company PSU (or former holder of a Company Option, Company RSU and Company PSU) or a participant in any Company Equity Plan shall have any rights thereunder to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, or any other equity interest therein (including “phantom” stock or stock appreciation rights).
(e) Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Options and Parent RSUs as a result of the actions contemplated by this Section 2.2. As soon as practicable following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Parent Common Stock subject to such Parent Options and Parent RSUs and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options and Parent RSUs remain outstanding and are required to be registered.

(f) Company ESPP. As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company’s Employee Stock Purchase Plan (the “Company ESPP”) that are necessary to provide that: (i) with respect to any offering period in effect as of the date hereof (the “Current ESPP Offering Period”), no employee who is not a participant in the Company ESPP as of the date hereof may become a participant in the Company ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for the Current ESPP Offering Period; (ii) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time; and (iii) if any Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period shall be accelerated to a date before the Closing Date determined by the Board of Directors of the Company (the “Company Board”) (or relevant committee thereof) in its discretion and the final settlement or purchase of Company Common Stock thereunder shall be made on that day.
Section 2.3 Exchange and Payment.
(a) At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), in trust for the benefit of holders of shares of Company Common Stock immediately prior to the Effective Time (other than holders to the extent they hold Excluded Shares), book-entry shares (or certificates if requested) representing the shares of Parent Common Stock issuable pursuant to Section 2.1(a) constituting at least the amounts necessary to pay Merger Consideration in accordance with the terms and conditions of this Agreement. In addition, Parent shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or distributions payable pursuant to Section 2.3(d). All certificates representing shares of Parent Common Stock, dividends, distributions and cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.”
(b) As soon as reasonably practicable after the Effective Time, and in any event no later than three Business Days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate (“Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive the Merger Consideration, any dividends or distributions payable pursuant to Section 2.3(d), and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d), and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f). Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange for the shares of Company Common Stock formerly represented by such Certificate (other than Excluded Shares) (A) that number of whole shares of Parent Common Stock (after taking into account all shares of Company Common Stock then held by such holder under all Certificates so surrendered) to which such holder of Company Common Stock shall have become entitled pursuant to Section 2.1(a), (B) any dividends or other distributions payable pursuant to Section 2.3(d) and (C) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the third Business Day thereafter, the Surviving Corporation shall cause the Exchange Agent to issue and send to each holder of uncertificated shares of Company Common Stock represented by book entry (“Book-Entry Shares”), other than with respect to Excluded Shares, (1) that number of whole shares of Parent Common Stock to which such holder of Book-Entry Shares shall have become entitled pursuant to the provisions of Section 2.1(a) (which shall be in book-entry form unless a physical certificate is requested), (2) any dividends or other distributions payable pursuant to Section 2.3(d) and (3) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f), without such holder being required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued on any unpaid dividends and distributions or cash in lieu of fractional shares, if any, payable to holders of Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f).
(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that such tax is not applicable.
(d) Dividends and Distributions.
(i) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.3(f), in each case until the holder thereof shall surrender such Certificate in accordance with this Article II. Following the surrender of a Certificate in accordance with this Article II, there shall be paid to the record holder thereof, without interest, (A) promptly after such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(f) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.
(ii) Notwithstanding anything in the foregoing to the contrary, holders of Book-Entry Shares who are entitled to receive shares of Parent Common Stock under this Article II shall be paid (A) at the time of payment of such Parent Common Stock by the Exchange Agent under Section 2.3(b), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(f) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such payment by the Exchange Agent under Section 2.3(b) and a payment date subsequent to the time of such payment by the Exchange Agent under Section 2.3(b) payable with respect to such whole shares of Parent Common Stock.
(e) The Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f) issued and paid in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.
(f) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividends or other distributions with respect to the Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, each holder of record of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.3, a cash payment representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale), as agent for former holders of Company Common Stock, in one or more transactions of an aggregate number of shares of Parent Common Stock (which Parent shall issue to the Exchange Agent on behalf of such former holders of Company Common Stock) equal to the excess of (i) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.3(a) over (ii) the aggregate number of whole shares of Parent Common Stock to be issued to the holders of Company Common Stock pursuant to Section 2.1. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock in respect of any fractional shares of Company Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Company Common Stock entitled to receive such cash.
(g) Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any remaining holders of Certificates or Book-Entry Shares (except to the extent representing Excluded Shares) shall thereafter look only to the Surviving Corporation, as general creditors thereof, for payment of the Merger Consideration, any unpaid dividends or other distributions payable pursuant to Section 2.3(d), and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f) (subject to abandoned property, escheat or other similar laws), without interest.
(h) None of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Parent Common Stock, dividends or other distributions with respect thereto or cash in lieu of fractional shares of Parent Common Stock properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(i) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.
(j) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f).

Section 2.4 Withholding Rights. Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from any amount otherwise payable to any holder of shares of Company Common Stock or otherwise pursuant to this Agreement such amounts as Parent, Merger Sub, the Surviving Corporation or the Exchange Agent determines it is required to deduct and withhold under the Code, or any provision of state, local or non-U.S. applicable Tax Law; provided, however, that if Parent, Merger Sub, the Surviving Corporation or the Exchange Agent becomes aware that withholding may be required in connection with the Merger, such party shall use commercially reasonable efforts to provide prior notice to the other parties of such potential withholding, and, in such case, the parties shall cooperate in good faith with each other to determine whether any such deduction or withholding is required under applicable Law and use commercially reasonable efforts to obtain any available exemption or reduction of, or otherwise minimize to the extent permitted by applicable Law, such deduction and withholding. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (i) as set forth in the disclosure letter delivered by the Company to Parent immediately prior to or simultaneously with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Article III to which the relevance of such information is reasonably apparent on the face of such disclosure) or (ii) as disclosed or reflected in the Company SEC Documents filed and publicly available after January 1, 2021 through at least one Business Day prior to the date hereof (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature), the Company represents and warrants to Parent and Merger Sub as follows:
Section 3.1 Organization, Standing and Power.
(a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or equivalent) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept or equivalent) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), and in the case of clauses (i) and (ii) as they relate to Subsidiaries, where the failure to be so organized or validly existing, or to have such power or authority, or to be so qualified, licensed or in good standing (with respect to jurisdictions that recognize such concept or equivalent), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
(b) The Company has filed with the SEC, prior to the date of this Agreement, true and complete copies of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”), in each case as amended to the date of this Agreement, and each is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws.
Section 3.2 Capital Stock.
(a) The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of January 19, 2023 (the “Measurement Date”), (i) 122,135,681 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, (ii) 1,663,615 shares of Company Common Stock were held by the Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding, and (iv) 5,747,299 shares of Company Common Stock were reserved for issuance pursuant to Company Equity Plans (of which (x) 4,175,496 shares were subject to outstanding Company Options, (y) 889,670 shares were subject to outstanding Company RSUs and (z) 687,355 shares were subject to outstanding Company PSUs (at a target award level)). All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”), other than Permitted Liens. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter. Except as set forth above in this Section 3.2(a) and except for changes since the Measurement Date resulting from the exercise, grant, settlement or vesting of any Company Stock Awards described in Section 3.2(b), there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the

Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (C) or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.
(b) Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the Measurement Date, of outstanding Company Options, Company RSUs, Company PSUs, and Company SARs granted under the Company Equity Plans or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of shares of Company Common Stock subject to such Company Stock Award, and whether the vesting of such Company Stock Award will be accelerated by the consummation of the Merger and the other transactions contemplated by this Agreement. The Company has made available to Parent true and complete copies of all Company Equity Plans and the forms of all stock option agreements evidencing outstanding Company Options.
Section 3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.
Section 3.4 Authority.
(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to obtaining the Company Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to (i) the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”) and (ii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).
(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the Merger is in the best interests of, and is advisable to, the Company and its stockholders, (ii) approving and adopting this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) determining to recommend that the stockholders of the Company approve this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.2.
(c) The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation of the Merger. No vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company other than the Merger.
Section 3.5 No Conflict; Consents and Approvals.
(a) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) any Company Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) or any rule or regulation of the New York Stock Exchange (the “NYSE”) applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury) (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any equivalent foreign filings under applicable Antitrust Laws or applicable Foreign Investment Laws, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other applicable state, federal or foreign securities, takeover and “blue sky” laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iv) any filings and approvals required under the rules and regulations of the NYSE, (v) the filings with and approval from the Federal Communications Commission (the “FCC”) and (vi) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
Section 3.6 SEC Reports; Financial Statements.
(a) The Company has filed with or furnished to the Securities and Exchange Commission (the “SEC”) on a timely basis all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2020 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the applicable rules and regulations of the SEC promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents (i) have been prepared in a manner consistent with the books and records of the Company and its consolidated Subsidiaries, (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since September 30, 2022, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of the Company and its Subsidiaries have been, and are being maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.
(c) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such filings.
(d) The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the preparation of the Company’s financial statements or internal control over financial reporting. The Company has provided or made available to Parent a true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee.
(e) Since January 1, 2020, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.
(f) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents, and none of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review or investigation.
(g) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.
(h) The Company is in compliance in all material respects with the listing and corporate governance rules and regulations of the NYSE that are applicable to the Company.
(i) No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.
Section 3.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (including as a result of COVID-19 or any COVID-19 Measures), whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2022 included in the Annual Report on Form 10-K filed by the Company with the SEC on November 16, 2022 (without giving effect to any amendment thereto filed on or after the date hereof), (b) executory obligations under Contracts entered into by the Company or any of its Subsidiaries in the ordinary course of business, (c) for liabilities and obligations incurred pursuant to this Agreement and the transactions contemplated by this Agreement, and (d) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2022 that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
Section 3.8 Certain Information. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Joint Proxy Statement will not, at the time it is first mailed to the Company’s stockholders and Parent’s shareholders, at the time of any amendments or supplements thereto and at the time of the Company Stockholders Meeting and the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Joint Proxy Statement based on information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein.
Section 3.9 Absence of Certain Changes or Events. Since September 30, 2022 through the date of this Agreement: (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, excluding any actions of the Company or its Subsidiaries reasonably taken to mitigate or remedy the impact of COVID-19 on the Company or its Subsidiaries; (b) there has not been any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company; (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; (d) neither the Company nor any of its Subsidiaries has experienced any business interruptions arising out of, resulting from or related to COVID-19 or COVID-19 Measures, whether directly or indirectly; and (e) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1(a)(i), (ii), (iii), (iv), (v), (vi), (xii) or (xx) or authorized any of, or committed, resolved or agreed to take any of, the actions in the foregoing covenants.

Section 3.10 Litigation. As of the date of this Agreement, there is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding, whether involving a private litigant or a Governmental Entity (each, an “Action”) (or basis therefor) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such (whether regarding contractual, labor, employment, benefits or other matters), other than any Action that (a) does not involve an amount in controversy that would be material to the Company and its Subsidiaries, taken as a whole, and (b) does not seek material injunctive or other non-monetary relief. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.
Section 3.11 Compliance with Laws. The Company and each of its Subsidiaries are and, at all times since January 1, 2020 have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received, since January 1, 2020, a notice or other written communication alleging or relating to a possible violation of any Law applicable to their businesses, operations, properties or assets, which alleged violation has not been finally resolved and which, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, approvals, authorizations, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any material Permit, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any indication, written or otherwise, or has any reason to believe that (i) any existing Permit will be declared void, cancelled, modified or otherwise revoked, or (ii) renewal of any existing Permit will be denied, in each case, including as a result of the transactions contemplated hereby.
Section 3.12 Benefit Plans.
(a) Section 3.12(a) of the Company Disclosure Letter contains a true and complete list of each material “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all material stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether written or oral, under which any current or former employee, director or consultant of the Company or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or the Company or its Subsidiaries sponsors or maintains, is making contributions to or has any present liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. All such material plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.” The Company has provided or made available to Parent a current, accurate and complete copy of each Company Plan, or if such Company Plan is not in written form, a written summary of all of the material terms of such Company Plan.
(b) Neither the Company, its Subsidiaries nor any member of their Controlled Group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o)) sponsors, maintains, contributes to, is required to contribute to or has any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, or (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code.
(c) With respect to the Company Plans, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:
(i) each Company Plan complies with its terms and complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;
(ii) no accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made or accrued;
(iii) each Company Plan intended to be qualified under Section 401(a) of the Code has received or is the subject of a favorable determination, advisory or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred that would reasonably be expected to result in the loss of the qualified status of such Company Plan;

(iv) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor, to the knowledge of the Company, are there facts or circumstances that exist that could reasonably give rise to any such actions;
(v) none of the Company, its Subsidiaries or any member of their Controlled Group has incurred any direct or indirect liability under ERISA, the Code or other applicable Laws in connection with the termination of, withdrawal from or failure to fund, any Company Plan, and no fact or event exists that would reasonably be expected to give rise to any such liability;
(vi) none of the Company Plans currently provides any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”), and none of the Company, its Subsidiaries or any members of their Controlled Group has any liability to provide post-termination or retiree welfare benefits to any person, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA;
(vii) with respect to each Company Plan that is not subject exclusively to United States Law (a “Non-U.S. Benefit Plan”): (A) all employer and employee contributions to each Non-U.S. Benefit Plan required by applicable Law or by the terms of such Non-U.S. Benefit Plan or pursuant to any other contractual obligation (including contributions to all mandatory provident fund schemes) have been timely made in accordance with applicable Law; (B) from and after the Effective Time, such funds, accruals or reserves under the Non-U.S. Benefit Plans shall be used exclusively to satisfy benefit obligations accrued under such Non-U.S. Benefit Plans or else shall remain or revert to the Company and its Affiliates in accordance with the terms of such Non-U.S. Benefit Plan or applicable Law; and (C) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and
(viii) the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of the Company or any Subsidiary to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.
(d) Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan (including any Company Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which any of the Company or any Subsidiary is a party or by which any of them is otherwise bound to compensate any person in respect of taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.
Section 3.13 Labor Matters.
(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are and have been in compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans. Since January 1, 2020, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any material labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees.
(b) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, an effective or pending collective bargaining agreement, similar labor agreement or any agreement with any works council. To the knowledge of the Company, there has not been any activity on behalf of any labor union, labor organization, works council or similar employee group to organize any employees of the Company or any of its Subsidiaries. There are no material (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement, similar labor agreement or any agreement with any works council.
(c) The consent or rendering of formal advice by, or the conclusion of any legally required consultation process with, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.
(d) Since January 1, 2020, (i) neither the Company nor any Subsidiary has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company or any Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither the Company nor any Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law.
(e) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, with respect to any current or former employee, officer, consultant or other service provider of the Company, there are no actions against the Company or any of its Subsidiaries pending, or to the Company’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of the Company, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws.
(f) Since January 1, 2020, (i) no allegations of workplace sexual harassment, sex discrimination or other sexual misconduct have been made, initiated, filed or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or involving any of their respective senior level management employees and (ii) neither the Company nor any of its Subsidiaries have entered into any settlement agreement related to allegations of sexual harassment, sex discrimination or other sexual misconduct by any senior level management employees.
(g) The Company and its Subsidiaries are in compliance in all material respects with all COVID-19 Measures applicable to any location in which the Company or its Subsidiaries operate, except for any noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
Section 3.14 Environmental Matters.
(a) Except as has not been or would not reasonably be expected to be material to the Company or any of its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries have since January 1, 2020 conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) the Company and its Subsidiaries have obtained and are in compliance with all Environmental Permits; (iii) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of the Company or any of its Subsidiaries under applicable Environmental Laws; (iv) neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (v) to the knowledge of the Company, no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries at any location and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental Law; (vi) neither the Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or, to the knowledge of the Company, are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities; and (vii) neither the Company nor any of its Subsidiaries are the subject of any claims or litigation arising out the alleged exposure to asbestos, asbestos-containing material, or per-polyfluoroalkyl substances.
(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required with respect to the Company in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof pursuant to any Environmental Law or Environmental Permit, including but not limited to the New Jersey Industrial Site Remediation Act or the Connecticut Transfer Act.
(c) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.
(d) As used herein, “Environmental Permits” means all Permits issued by Governmental Entities that are required under any Environmental Law to enable the Company and its Subsidiaries to continue to conduct their operations in the same manner in which such operations are presently conducted.
(e) As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum and per-polyfluoroalkyl substances.

Section 3.15 Taxes. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:
(a) All income and other material Tax Returns that are required to have been filed by or with respect to the Company or any of its Subsidiaries have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any income or other material Tax Return.
(b) The Company and each of its Subsidiaries have timely, properly and in accordance with applicable Law paid all income and other material Taxes which may be due and owing by or with respect to any of them (whether or not shown or required to be shown on any Tax Return).
(c) The Company financial statements contained in the Company SEC Documents contain adequate reserves in accordance with GAAP for all liabilities for income and other material Taxes of the Company or any of its Subsidiaries that had accrued but were not yet due and payable or that were being contested in good faith as of the dates thereof.
(d) All Taxes that the Company or any of its Subsidiaries are required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Entity.
(e) There is not pending or, to the knowledge of the Company, threatened any audit, examination, investigation or other action with respect to any income or other material Taxes of the Company or any of its Subsidiaries.
(f) No deficiencies or other assessments or adjustments for any income or other material Taxes with respect to the Company or any of its Subsidiaries have been threatened claimed, proposed or assessed by any Governmental Entity that have not been paid in full or otherwise finally resolved.
(g) Neither the Company nor any of its Subsidiaries has waived in writing any statute of limitations with respect to income or other material Taxes which waiver is currently in effect, and no request for such a waiver is currently outstanding.
(h) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) (i) since January 1, 2020, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.
(i) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing, Tax indemnity or Tax reimbursement agreement or arrangement (a “Tax Agreement”) (other than (i) a customary Tax indemnification provision contained in an ordinary course commercial agreement not primarily related to Taxes, or (ii) pursuant to any agreement or arrangement solely among the Company or any of its Subsidiaries).
(j) Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(k) Neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), except as a result of being a member of a consolidated, affiliated or similar combined group the common parent of which is the Company, (ii) as a transferee or successor, or (iii) by Contract (other than a customary Tax indemnification provision contained in an ordinary course commercial agreement not primarily related to Taxes and other than pursuant to any agreement or arrangement solely among the Company and its Subsidiaries).
(l) Neither the Company nor any of its Subsidiaries (nor Parent or any Subsidiary of Parent by reason of its ownership of the Company or any of its Subsidiaries) are or will be required to pay any amount of material Tax, include any material amounts in income, profits or gains, or exclude any material items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of an action, event, election, relationship or circumstance entered into or occurring (or deemed for Tax purposes to have been entered into or to have occurred) on or before the Closing Date, including as a result of: (i) a change in or incorrect method of accounting occurring prior to the Closing, including by reason of application of Section 481 of the Code (or analogous provision of state, local or non-U.S. applicable Law) executed on or prior to the Closing Date; (ii) an installment sale or open transaction entered into before Closing; (iii) a prepaid amount received or deferred revenue accrued prior to the Closing; (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. applicable Law) executed on or prior to the Closing Date; or (v) application of Sections 951, 951A, 956 or 965 (including an election under Section 965(h)) of the Code.
(m) No claim has been received in writing by the Company or any of its Subsidiaries from any Tax authority in a jurisdiction where such entity has not filed Tax Returns of a particular type that such entity is or may be subject to Tax by, or required to file Tax Returns with respect to Taxes in, such jurisdiction, in each case with respect to such particular type of Tax.
(n) There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(o) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or non-U.S. Law).
(p) Neither the Company nor any of its Subsidiaries has (i) deferred any material Taxes that remain outstanding or (ii) claimed any material Tax credits, in each case, under any COVID-19 Relief Programs, or the CARES Act, or other COVID-19 pandemic federal or state governmental programs or relief efforts.
Section 3.16 Contracts.
(a) Section 3.16 of the Company Disclosure Letter lists, as of the date of this Agreement, each Contract (other than any Company Plan) of the following types to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:
(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;
(ii) any Contract that (A) limits the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area, or (B) restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person, in each case, in a manner that is material to the business of the Company and its Subsidiaries, taken as a whole;
(iii) any Contract that grants the other party or any third Person “most favored nation” status or any type of special discount rights, in each case, that is material to the business of the Company and its Subsidiaries, taken as a whole;
(iv) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership or other similar agreement or arrangement;
(v) any Contract relating to Indebtedness (other than such Contracts solely between or among the Company and its Subsidiaries) and having an outstanding principal amount in excess of $25,000,000;
(vi) any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $25,000,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice) and under which the Company or its Subsidiaries have a continuing obligation or liability;
(vii) any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations (other than indemnification or guarantee obligations contained in commercial Contracts entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice), in each case, that could result in payments in excess of $15,000,000;
(viii) any Contract not entered into in the ordinary course of business between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company;
(ix) any Government Contract that is material to the Company and its Subsidiaries, taken as a whole; or
(x) any Contract with a Top Supplier or Top Customer that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $15,000,000 over the remaining term of such Contract (including for any capital commitment, loan or expenditure).
Each contract of the type described in clauses (i) through (x) is referred to herein as a “Company Material Contract.”
(b) (i) Each Company Material Contract is valid and binding on the Company or its Subsidiaries, as applicable, and, to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity; (ii) the Company and each of its Subsidiaries, and, to the knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Company Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company; and (iii) there is no default under any Company Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Company Material Contract, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company; provided, however, that the foregoing is without limitation to the provisions of subsection (c) of this Section 3.16. The Company has made available to Parent true and complete copies of all Company Material Contracts, including all amendments thereto.

(c) Neither the Company nor any of its Subsidiaries has received any unresolved written notices seeking (i) to excuse a third party’s non-performance, or delay a third party’s performance, under existing Company Material Contracts due to interruptions caused by COVID-19 (through invocation of force majeure or similar provisions, or otherwise) or (ii) to modify in any material respect any Company Material Contract due to COVID-19.
Section 3.17 Government Contracts.
(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each Government Contract for which the period of performance has not been completed or for which final payment has not been received is a valid and binding obligation of the Company or its Subsidiaries and, to the Company’s knowledge, of each other party thereto and, to the Company’s knowledge, is in full force and effect and enforceable in accordance with its terms and conditions, and (ii) to the Company’s knowledge, no Government Contract is currently the subject of bid protest proceedings.
(b) To the Company’s knowledge and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, at all times since January 1, 2020, (A) the Company and its Subsidiaries, as applicable, have complied with the terms and conditions of each Government Contract and all Laws applicable to each Government Contract, including all clauses, provisions and requirements incorporated expressly by reference; (B) the representations and certifications made by the Company or its Subsidiaries, as applicable, with respect to each Government Contract and Government Bid were accurate, in all material respects, as of their respective effective dates and the Company or its Subsidiaries, as applicable, have complied with all such representations, certifications, disclosures and warranties; and (C) no cure notices, letters of concern or show cause notices have been received in writing by the Company or any Subsidiary with respect to any Government Contract.
(c) Since January 1, 2020, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (i) all invoices and claims for payment, reimbursement or adjustment, including requests for progress payments and provisional payments, submitted or on behalf of the Company or any of its Subsidiaries in connection with a Government Contract were current, accurate and complete as of their applicable submission dates; (ii) the Company and its Subsidiaries have, to the extent required by applicable Laws and the terms of their Government Contracts, maintained systems of internal controls, including quality control systems, cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and material management systems, that are in compliance with all requirements of such Government Contracts; (iii) no Governmental Entity or other Person has notified the Company or any of its Subsidiaries in writing or, to the knowledge of the Company, orally of any breach or violation of any applicable Law that pertains to any Government Contract; and (iv) no Government Contract has been terminated for default.
(d) Since January 1, 2020, neither the Company nor any of its Subsidiaries nor any of their respective Principals (as defined in 48 C.F.R. § 2.101) has been debarred, suspended, proposed for debarment or otherwise excluded from participation in the award of government contracts (excluding ineligibility to bid on certain contracts due to generally-applicable bidding requirements).
(e) Except as would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2020, (i) neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice of any non-routine audit, review, inspection, survey, examination of records or investigation by any Governmental Entity that pertains to a Government Contract; (ii) neither the Company nor any of its Subsidiaries has made any voluntary or mandatory disclosure (or been required to make such a disclosure) to any Governmental Entity with respect to any irregularity, misstatement, significant overpayment or violation of Law arising under or relating to any Government Contract or Government Bid; (iii) neither the Company nor any of its Subsidiaries has represented itself as a small business concern, a small disadvantaged business, a service-disabled, veteran-owned small business concern, a veteran-owned small business concern, a women-owned business concern, a “protégé” under a mentor-protégé agreement or program, a Historically Underutilized Business Zone small business concern, or a participant in the program established under Section 8(a) of the Small Business Act, as defined by the relevant Small Business Administration regulations or received a Government Contract or benefit restricted to Persons having such status; and (iv) there have been no actual or, to the knowledge of the Company, threatened disputes, claims, requests for equitable adjustments, action or proceedings asserted by or against a Governmental Entity or other Persons pertaining to a Government Contract or Government Bid.
(f) Neither the Company nor any of its Subsidiaries (nor any of their respective employees acting on behalf of the Company or any of its Subsidiaries) currently hold any facility or personnel security clearances or national industrial security authorizations or accreditations that are necessary to conduct the business of the Company and its Subsidiaries as currently being conducted.
Section 3.18 Insurance. All casualty, directors and officers liability, general liability, product liability and all other types of insurance maintained with respect to the Company or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the businesses of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any failures to maintain insurance policies that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, since January 1, 2020, no notice of cancellation or termination has been received by the Company or its Subsidiaries with respect to any such insurance policy.

Section 3.19 Properties.
(a) The Company or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its material real properties and tangible assets, free and clear of all Liens other than Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the tangible personal property currently used in the operation of the business of the Company and its Subsidiaries is in good working order (reasonable wear and tear excepted).
(b) Each of the Company and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
Section 3.20 Intellectual Property.
(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, (i) all registered Marks, Domain Names, Patents, and Copyrights, including any pending applications to register any of the foregoing, owned or purported to be owned (in whole or in part) by the Company or any of its Subsidiaries (collectively, “Company Registered IP”) (other than patent applications or applications to register trademarks) are valid, subsisting and, to the knowledge of the Company, enforceable and (ii) no Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP.
(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, the Company or its Subsidiaries own exclusively, free and clear of any and all Liens, other than Permitted Liens, all Company Registered IP and all other Intellectual Property that is material to the businesses of the Company or any of its Subsidiaries other than Intellectual Property owned by a third party that is licensed to the Company or a Subsidiary thereof (such licensed Intellectual Property, together with the Intellectual Property owned by the Company or its Subsidiaries, the “Company Business IP”). The Company Business IP constitutes all material Intellectual Property used in or otherwise necessary for the conduct of the businesses of the Company or any of its Subsidiaries as currently conducted.
(c) None of the activities or operations of the Company or any of its Subsidiaries (including the use of any Intellectual Property in connection therewith) have infringed upon, misappropriated, diluted or otherwise violated any Intellectual Property of any third party, and neither the Company nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, dilution or other violation is or may be occurring or has or may have occurred, except where any such infringement, misappropriation, dilution or other violation, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. To the Company’s knowledge, no third party is misappropriating, infringing, diluting or otherwise violating in any material respect any material Intellectual Property owned (or purported to be owned) by or exclusively licensed to the Company or any of its Subsidiaries that is material to any of the businesses of the Company or any of its Subsidiaries. No Intellectual Property (i) owned (or purported to be owned) by or (ii) to the Company’s knowledge, exclusively licensed to the Company or any of its Subsidiaries, in each case that is material to any of the businesses of the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries.
(d) Each of the Company and its Subsidiaries has taken reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and the secrecy, confidentiality, and value of all Trade Secrets used in any of the businesses of the Company or any of its Subsidiaries (the “Company Business Trade Secrets”), including entering into appropriate confidentiality agreements with all officers, directors, employees, and other Persons with access to the Company Business Trade Secrets. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, none of the Company Business Trade Secrets has been disclosed or authorized to be disclosed to any Person other than to employees or agents of the Company or its Subsidiaries for use in connection with the businesses of the Company or its Subsidiaries or pursuant to a confidentiality or non-disclosure agreement that reasonably protects the interest of the Company and its Subsidiaries in and to such matters. To the knowledge of the Company, no unauthorized disclosure of any Company Business Trade Secrets has occurred. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, all Persons who have contributed to, developed or conceived any Intellectual Property in the course of their employment or engagement with the Company or any of its Subsidiaries have done so pursuant to a valid and enforceable written agreement that irrevocably assigns to the Company or its Subsidiaries exclusive ownership of each such Person’s contribution, development or conception and all Intellectual Property embodied therein or arising therefrom.
(e) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby will not result in the loss of, or give rise to any right of any third party to terminate or modify any of the Company’s or any of its Subsidiaries’ rights or obligations under, any agreement under which the Company or any of its Subsidiaries grants to any Person, or any Person grants to the Company or any of its Subsidiaries, a license or right under or with respect to any Intellectual Property.
Section 3.21 Data Privacy and Cybersecurity.
(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries are and have been in compliance with all applicable Privacy Requirements, and neither the Company nor any of its Subsidiaries has received any written notice or claim alleging any violation thereof, or been subject to any audit or investigation relating thereto.
(b) The Company and its Subsidiaries have implemented commercially reasonable and appropriate technical, physical, and organizational measures and security systems and technologies to ensure the integrity and security of Personal Information and all Company data and to prevent any destruction, loss, alteration, corruption or misuse of or unauthorized disclosure or access thereto. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries have experienced any data security breach or security incident in which Personal Information was or may have been stolen, lost, unavailable, destroyed, altered or improperly accessed, disclosed or used without authorization. To the knowledge of the Company, no circumstance has arisen in which any Privacy Law would require the Company or any of its Subsidiaries to notify a Person or Governmental Entity of a data security breach or security incident.
(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the performance of this Agreement by the Company will not violate any Privacy Requirements. Upon execution of this Agreement, each of the Company and its Subsidiaries shall continue to have the right to use and process any Personal Information collected, processed or used by it before the date of this Agreement in order to be able to conduct the ordinary course of its business.
Section 3.22 State Takeover Laws. The restrictions applicable to business combinations contained in Section 203 of the DGCL are inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other transactions contemplated hereby. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company Charter or Company Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.
Section 3.23 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.
Section 3.24 Related Party Transactions. Since January 1, 2020 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Affiliates of the Company, on the other hand (other than the Company’s Subsidiaries) that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents.
Section 3.25 Certain Payments. During the past five years, neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees acting on behalf of the Company or any of its Subsidiaries), (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees or a foreign or domestic government-owned entity, (c) has violated or is violating any provision of Anti-Corruption Laws, (d) has made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, (e) has established or maintained, or is maintaining, any fund of corporate monies or other properties for the purpose of supplying funds for any of the purposes described in the foregoing clause (d), (f) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature, (g) has violated or is violating any Law that prohibits commercial bribery, domestic corruption, or money laundering and the standards established by the Financial Action Task Force on Money Laundering.
Section 3.26 Suppliers. Section 3.26 of the Company Disclosure Letter sets forth a true, correct and complete list of the top five suppliers (the “Top Suppliers”) by the aggregate amounts paid by the Company and its Subsidiaries during the 12 month period ended September 30, 2022. Since January 1, 2022, (a) there has been no termination of the business relationship of the Company or its Subsidiaries with any Top Supplier, (b) there has been no material change in the material terms of its business relationship with any Top Supplier adverse to the Company or its Subsidiaries and (c) no Top Supplier has notified the Company or any of its Subsidiaries that it intends to terminate or change the pricing or the terms of its business relationship in any material respect adverse to the Company or its Subsidiaries.
Section 3.27 Customers. Section 3.27 of the Company Disclosure Letter sets forth a true, correct and complete list of the top five customers of the Company, as measured for the 12-month period ended September 30, 2022 (the “Top Customers”). No Top Customer or any customer which individually accounted for more than 10% of the Company’s consolidated revenues during the 12 month period preceding the date hereof, has cancelled or otherwise terminated or, to the knowledge of the Company, threatened to cancel, terminate or otherwise materially and adversely alter the terms of its business relationship with the Company. Neither the Company nor any of its Subsidiaries is involved in any material dispute with any such customer of the Company or has been notified by or has notified any such customer, in writing, of any breach or violation of any contract or agreement with any such customer.
Section 3.28 Brokers. No broker, investment banker, financial advisor or other Person, other than Goldman Sachs & Co. LLC and BofA Securities, Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of any Contract between the Company and Goldman Sachs & Co. LLC and BofA Securities, Inc., respectively, pursuant to which Goldman Sachs & Co. LLC or BofA Securities, Inc. could be entitled to any payment from the Company or any of its Subsidiaries relating to the transactions contemplated hereby.
Section 3.29 Opinion of Financial Advisor. The Company has received the opinion of Goldman Sachs & Co. LLC and BofA Securities, Inc., dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the various assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Company Common Stock (other than holders of Excluded Shares), a signed true and complete copy of such opinion has been or will promptly be provided to Parent for informational purposes only.
Section 3.30 International Trade Laws.
(a) The Company and its Subsidiaries, and, to the knowledge of the Company, their respective directors, executives, representatives, agents or employees acting on behalf of the Company or its Subsidiaries, are, and have been for the past five years, in compliance with International Trade Laws, and have not taken any action that violates, evades or avoids, or attempts to violate, evade or avoid International Trade Laws, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, executives, or employees, representatives or agents acting on behalf of the Company or its Subsidiaries, currently or during the past five years: (i) is or has been a Sanctioned Person or has acted, directly or indirectly, on behalf of a Sanctioned Person; (ii) is unlawfully conducting or has unlawfully conducted any business or engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person; or (iii) is unlawfully dealing in or has unlawfully dealt in, or otherwise engaged in, any transaction relating to, any property or interests in property of any Sanctioned Person.
(b) The Company and its Subsidiaries have adopted and implemented policies and procedures reasonably designed to prevent, detect and deter violations of applicable International Trade Laws.
(c) For purposes of this Agreement, the following terms shall have the meanings assigned below:
(i) “International Trade Laws” means all applicable United States Laws pertaining to trade and economic sanctions, export controls, and imports, including such laws, regulations, and orders administered and enforced by the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State, and the U.S. Customs and Border Protection agency, including but not limited to the sanctions and export controls administered and enforced by the Office of Foreign Assets Control; the United States Export Administration Act of 1979, as amended, the Export Control Reform Act of 2018, and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; the anti-boycott regulations, guidelines and reporting requirements under the Export Administration Regulations and Section 999 of the Code; and any similar Laws in any other jurisdiction in which the parties or their respective agents and Representatives, conduct business.
(ii) “Sanctioned Jurisdiction” means a country or territory which is, or during the past five years has been, the subject or target of comprehensive U.S. sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea, “Donetsk People’s Republic” and “Luhansk People’s Republic” regions of Ukraine).
(iii) “Sanctioned Person” any Person that is the subject or target of sanctions or restrictions under International Trade Laws, including: (i) any Person identified on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including but not limited to the Specially Designated Nationals and Blocked Persons List, List of Persons Identified as Blocked Solely Pursuant to Executive Order 13599, and Sectoral Sanctions Identifications List, maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”); the Denied Persons, Unverified, or Entity Lists, maintained by the U.S. Department of Commerce; the Debarred List or non-proliferation sanctions lists maintained by the U.S. State Department; the Consolidated List of Persons, Groups and Entities Subject to Financial Sanctions, maintained by the European Union; the Consolidated List of Assets Freeze Targets, maintained by HM Treasury (U.K.); or the UN Consolidated List, maintained by the UN Security Council Committee; or any other similar list maintained by any other Governmental Entity having jurisdiction over the Agreement; (ii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled, by a Person or Persons described in clause (i) so as to subject the Person to sanctions; or (iii) any Person that is organized, resident, or located in a Sanctioned Jurisdiction.

(iv) “Sanctions Authority” means the United States government, OFAC, the U.S. Department of State, the Bureau of Industry and Security of the U.S. Department of Commerce, the United Nations Security Council, the European Union, any Member State of the European Union and the competent national authorities thereof, the United Kingdom, the Office of Financial Sanctions Implementation of His Majesty’s Treasury, the Export Control Joint Unit of the UK Department of International Trade, and any other relevant governmental, intergovernmental or supranational body, agency or authority with jurisdiction over the parties to this Agreement.
Section 3.31 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except (i) as set forth in the disclosure letter delivered by Parent to the Company immediately prior to or simultaneously with the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Article IV to which the relevance of such information is reasonably apparent on the face of such disclosure) or (ii) as disclosed or reflected in the Parent SEC Documents filed and publicly available after January 1, 2021 through at least one Business Day prior to the date hereof (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature), Parent and Merger Sub represent and warrant to the Company as follows:
Section 4.1 Organization, Standing and Power.
(a) Each of Parent, its Subsidiaries and Merger Sub (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or equivalent) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept or equivalent) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), and in the case of clauses (i) and (ii) as they relate to Subsidiaries (other than Merger Sub), where the failure to be so organized or validly existing, or to have such power or authority, or to be so qualified, licensed or in good standing (with respect to jurisdictions that recognize such concept or equivalent), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.
(b) Parent (i) has filed with the SEC, prior to the date of this Agreement, true and complete copies of Parent’s articles of incorporation (the “Parent Charter”) and bylaws (the “Parent Bylaws”) and (ii) has previously made available to the Company true and complete copies of Merger Sub’s certificate of incorporation (the “Merger Sub Charter”) and bylaws (the “Merger Sub Bylaws”), in each case as amended to the date of this Agreement, and each is in full force and effect. Parent is not in violation of any provision of the Parent Charter or the Parent Bylaws. Merger Sub is not in violation of any provision of the Merger Sub Charter or the Merger Sub Bylaws.
Section 4.2 Capital Stock.
(a) The authorized capital stock of Parent consists of 750,000,000 shares of Parent Common Stock and 50,000,000 shares of preferred stock without any par or stated value, except that, solely for the purpose of any statute or regulation imposing any fee or tax based upon the capitalization of Parent, such preferred shares shall be deemed to have a par value of $0.01 per share (the “Parent Preferred Stock”). As of the Measurement Date, (i) 180,255,820 shares of Parent Common Stock (excluding treasury shares) were issued and outstanding, (ii) 15,769,788 shares of Parent Common Stock were held by Parent in its treasury, (iii) no shares of Parent Preferred Stock were issued and outstanding, and (iv) 2,932,816 shares of Parent Common Stock were reserved for issuance pursuant to employee or director stock options, stock purchase or equity compensation plans, arrangements or agreements of Parent (of which (x) 1,928,538 shares were subject to outstanding Parent Options, (y) 551,084 shares were subject to outstanding Parent RSUs and (z) 515,938 shares were subject to outstanding Parent performance share units). All outstanding shares of capital stock of Parent are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. No shares of capital stock of Parent are owned by any Subsidiary of Parent. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of Parent have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Parent, free and clear of all Liens, other than Permitted Liens.

Neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Parent or such Subsidiary on any matter. Except as set forth in Section 4.2(a) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Parent or such Subsidiary on any matter. Except as set forth above in this Section 4.2(a) and except for changes since the Measurement Date resulting from the exercise, grant, settlement or vesting of any Parent Options, Parent RSUs or Parent performance share units, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Parent, (B) securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Parent or other voting securities or equity interests of Parent or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Parent or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any shares of capital stock of Parent or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent or any of its Subsidiaries or rights or interests described in the preceding clause (C) or (E) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party or of which Parent has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Parent or any of its Subsidiaries. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.
(b) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $ 0.01 per share, of which 100 shares are issued and outstanding, all of which shares are beneficially owned by Parent, and which are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.
Section 4.3 Subsidiaries. Section 4.3 of the Parent Disclosure Letter sets forth a true and complete list of each Subsidiary of Parent, including its jurisdiction of incorporation or formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.
Section 4.4 Authority.
(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, and, subject to obtaining the Parent Shareholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to (i) the approval of this Agreement by Parent as the sole stockholder of Merger Sub and (ii) the approval of the Share Issuance by the holders of at least a majority of the outstanding shares of Parent Common Stock (the “Parent Shareholder Approval”). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).
(b) The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held at which all directors of Parent were present, duly and unanimously adopted resolutions (i) approving and adopting this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) determining to recommend that the shareholders of Parent approve the Share Issuance, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.2.
(c) The Parent Shareholder Approval is the only vote of the holders of any class or series of Parent’s capital stock or other securities required in connection with the consummation of the Merger and the Share Issuance. No vote of the holders of any class or series of Parent’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Parent other than the Merger and the Share Issuance.
Section 4.5 No Conflict; Consents and Approvals.
(a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent, any of its Subsidiaries or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Parent Charter, the Parent Bylaws, the Merger Sub Charter or the Merger Sub Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of Parent, (ii) any material Contract to which Parent, any of its Subsidiaries or Merger Sub is a party or by which Parent, any of its Subsidiaries or Merger Sub or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.4(b), any Law or any rule or regulation of the NYSE applicable to Parent, any of its Subsidiaries or Merger Sub or by which Parent, any of its Subsidiaries, Merger Sub or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.
(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent, any of its Subsidiaries or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the HSR Act and any equivalent foreign filings under applicable Antitrust Laws or applicable Foreign Investment Laws, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state, federal or foreign securities, takeover and “blue sky” laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iv) any filings and approvals required under the rules and regulations of the NYSE, (v) the filings with and approval from the FCC and (vi) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.
Section 4.6 SEC Reports; Financial Statements.
(a) Parent has filed with or furnished to the SEC on a timely basis all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2020 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the applicable rules and regulations of the SEC promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents (i) have been prepared in a manner consistent with the books and records of Parent and its consolidated Subsidiaries, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since December 31, 2021, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.
(c) Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, required to be disclosed in Parent’s periodic and current reports under the Exchange Act is recorded, processed, summarized and reported on a timely basis to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such filings.
(d) Parent and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the preparation of Parent’s financial statements or internal control over financial reporting.
(e) Since January 1, 2020, (i) neither the Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.
(f) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Documents, and none of the Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review or investigation.
(g) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or other Parent SEC Documents.
(h) Parent is in compliance in all material respects with the listing and corporate governance rules and regulations of the NYSE that are applicable to Parent.
(i) No Subsidiary of Parent is required to file any form, report, schedule, statement or other document with the SEC.
Section 4.7 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (including as a result of COVID-19 or any COVID-19 Measures), whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of Parent and its Subsidiaries as at December 31, 2021 included in the Annual Report on Form 10-K filed by Parent with the SEC on February 25, 2022 (without giving effect to any amendment thereto filed on or after the date hereof), (b) executory obligations under Contracts entered into by Parent or any of its Subsidiaries in the ordinary course of business, (c) for liabilities and obligations incurred pursuant to this Agreement and the transactions contemplated by this Agreement and (d) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2021 that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
Section 4.8 Certain Information. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Joint Proxy Statement will not, at the time it is first mailed to the Company’s stockholders and Parent’s shareholders, at the time of any amendments or supplements thereto and at the time of the Company Stockholders Meeting and the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and Form S-4 will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Joint Proxy Statement based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein.
Section 4.9 Absence of Certain Changes or Events. Since December 31, 2021 through the date of this Agreement: (a) Parent and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, excluding any actions of Parent or its Subsidiaries reasonably taken to mitigate or remedy the impact of COVID-19 on Parent or its Subsidiaries; (b) there has not been any event, change, circumstance, occurrence, effect or state of facts that individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent; (c) neither Parent nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; (d) neither Parent nor any of its Subsidiaries has experienced any business interruptions arising out of, resulting from or related to COVID-19 or COVID-19 Measures, whether directly or indirectly; and (e) neither Parent nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1(b).

Section 4.10 Litigation. There is no Action (or basis therefor) pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Parent or any of its Subsidiaries in such individual’s capacity as such (whether regarding contractual, labor, employment, benefits or other matters), other than any Action that (a) does not involve an amount in controversy that would be material to Parent and its Subsidiaries, taken as a whole and (b) does not seek material injunctive or other non-monetary relief. Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent. There is no Action pending or, to the knowledge of Parent, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.
Section 4.11 Compliance with Laws. Parent and each of its Subsidiaries are and, at all times since January 1, 2020 have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has received, since January 1, 2020, a notice or other written communication alleging or relating to a possible violation of any Law applicable to their businesses, operations, properties or assets, which alleged violation has not been finally resolved and which, individually or in the aggregate, would be material to Parent and its Subsidiaries, taken as a whole. Parent and each of its Subsidiaries have in effect all material Permits of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. There has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any material Permit, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor its Subsidiaries has received any indication, written or otherwise, or has any reason to believe that (i) any existing Permit will be declared void, cancelled, modified or otherwise revoked, or (ii) renewal of any existing Permit will be denied, in each case, including as a result of the transactions contemplated hereby.
Section 4.12 Benefit Plans.
(a) Each material “employee benefit plan” (within the meaning of ERISA section 3(3), whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all material stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether written or oral, under which any current or former employee, director or consultant of Parent or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or Parent or its Subsidiaries sponsors or maintains, is making contributions to or has any present liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. All such material plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Parent Plans.”
(b) Neither Parent, its Subsidiaries nor any member of their Controlled Group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o)) sponsors, maintains, contributes to, is required to contribute to or has any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) a Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.
(c) With respect to the Parent Plans, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent:
(i) each Parent Plan complies with its terms and complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;
(ii) no accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Parent Plan, and all contributions required to be made under the terms of any Parent Plan have been timely made or accrued;
(iii) each Parent Plan intended to be qualified under Section 401(a) of the Code has received or is the subject of a favorable determination, advisory or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred that would reasonably be expected to result in the loss of the qualified status of such Parent Plan;
(iv) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Parent, threatened, relating to the Parent Plans, any fiduciaries thereof with respect to their duties to the Parent Plans or the assets of any of the trusts under any of the Parent Plans (other than routine claims for benefits) nor, to the knowledge of Parent, are there facts or circumstances that exist that could reasonably give rise to any such actions;
(v) none of Parent, its Subsidiaries or any member of their Controlled Group has incurred any direct or indirect liability under ERISA, the Code or other applicable Laws in connection with the termination of, withdrawal from or failure to fund, any Parent Plan, and no fact or event exists that would reasonably be expected to give rise to any such liability;
(vi) none of the Parent Plans currently provides any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required under COBRA, and none of Parent, its Subsidiaries or any members of their Controlled Group has any liability to provide post-termination or retiree welfare benefits to any person, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA;
(vii) with respect to each Parent Plan that is a Non-U.S. Benefit Plan: (A) all employer and employee contributions to each Non-U.S. Benefit Plan required by applicable Law or by the terms of such Non-U.S. Benefit Plan or pursuant to any other contractual obligation (including contributions to all mandatory provident fund schemes) have been timely made in accordance with applicable Law; (B) from and after the Effective Time, such funds, accruals or reserves under the Non-U.S. Benefit Plans shall be used exclusively to satisfy benefit obligations accrued under such Non-U.S. Benefit Plans or else shall remain or revert to Parent and its Affiliates in accordance with the terms of such Non-U.S. Benefit Plan or applicable Law; and (C) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and
(viii) the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of Parent or any Subsidiary to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.
(d) Neither Parent nor any Subsidiary is a party to any agreement, contract, arrangement or plan (including any Parent Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which any of Parent or any Subsidiary is a party or by which any of them is otherwise bound to compensate any person in respect of taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.
Section 4.13 Labor Matters.
(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and its Subsidiaries are and have been in compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans. Since January 1, 2020, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of Parent, threatened, any material labor dispute, work stoppage, labor strike or lockout against Parent or any of its Subsidiaries by employees.
(b) Neither Parent nor any of its Subsidiaries is a party to, or otherwise bound by, an effective or pending collective bargaining agreement, similar labor agreement or any agreement with any works council. To the knowledge of Parent, there has not been any activity on behalf of any labor union, labor organization, works council or similar employee group to organize any employees of Parent or any of its Subsidiaries. There are no material (i) unfair labor practice charges or complaints against Parent or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of Parent no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against Parent or any of its Subsidiaries that arose out of or under any collective bargaining agreement, similar labor agreement or any agreement with any works council.
(c) The consent or rendering of formal advice by, or the conclusion of any legally required consultation process with, any labor or trade union, works council or other employee representative body is not required for Parent to enter into this Agreement or to consummate any of the transactions contemplated hereby.
(d) Since January 1, 2020, (i) neither Parent nor any Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with Parent or any Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither Parent nor any Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law.

(e) Except as would not reasonably be expected to have a Material Adverse Effect on Parent, with respect to any current or former employee, officer, consultant or other service provider of Parent, there are no actions against Parent or any of its Subsidiaries pending, or to Parent’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of Parent, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws.
(f) Since January 1, 2020, (i) no allegations of workplace sexual harassment, sex discrimination or other sexual misconduct have been made, initiated, filed or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries or involving any of their respective senior level management employees and (ii) neither Parent nor any of its Subsidiaries have entered into any settlement agreement related to allegations of sexual harassment, sex discrimination or other sexual misconduct by any senior level management employees.
(g) Parent and its Subsidiaries are in compliance in all material respects with all COVID-19 Measures applicable to any location in which Parent or its Subsidiaries operate, except for any noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.
Section 4.14 Environmental Matters.
(a) Except as has not been or would not reasonably be expected to be material to Parent or any of its Subsidiaries, taken as a whole, (i) Parent and each of its Subsidiaries have since January 1, 2020 conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) Parent and its Subsidiaries have obtained and are in compliance with all Environmental Permits; (iii) there has been no release of any Hazardous Substance by Parent or any of its Subsidiaries or, to the knowledge of Parent, any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of Parent or any of its Subsidiaries under applicable Environmental Laws; (iv) neither Parent nor any of its Subsidiaries has received any written or, to the knowledge of Parent, oral claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that Parent or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (v) to the knowledge of Parent, no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries at any location and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Parent or any of its Subsidiaries under any Environmental Law; (vi) neither Parent, its Subsidiaries nor any of their respective properties or facilities are subject to, or, to the knowledge of Parent, are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities; and (vii) neither Parent nor any of its Subsidiaries, are the subject of any claims or litigation arising out the alleged exposure to asbestos, asbestos-containing material, or per-polyfluoroalkyl substances.
(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof pursuant to any Environmental Law or Environmental Permit, including but not limited to the New Jersey Industrial Site Remediation Act or the Connecticut Transfer Act.
Section 4.15 Taxes. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent:
(a) All income and other material Tax Returns that are required to have been filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects. Neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any income or other material Tax Return.
(b) Parent and each of its Subsidiaries have timely, properly and in accordance with applicable Law paid all income and other material Taxes which may be due and owing by or with respect to any of them (whether or not shown or required to be shown on any Tax Return).
(c) The Parent financial statements contained in the Parent SEC Documents contain adequate reserves in accordance with GAAP for all liabilities for income and other material Taxes of Parent or any of its Subsidiaries that had accrued but were not yet due and payable or that were being contested in good faith as of the dates thereof.
(d) All Taxes that Parent or any of its Subsidiaries are required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Entity.
(e) There is not pending or, to the knowledge of Parent, threatened any audit, examination, investigation or other action with respect to any income or other material Taxes of Parent or any of its Subsidiaries.

(f) No deficiencies or other assessments or adjustments for any income or other material Taxes with respect to Parent or any of its Subsidiaries have been threatened, claimed, proposed or assessed by any Governmental Entity that have not been paid in full or otherwise finally resolved.
(g) Neither Parent nor any of its Subsidiaries has waived in writing any statute of limitations with respect to income or other material Taxes which waiver is currently in effect, and no request for such a waiver is currently outstanding.
(h) Neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) (i) since January 1, 2020, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.
(i) Neither Parent nor any of its Subsidiaries is a party to any Tax Agreement (other than (i) a customary Tax indemnification provision contained in an ordinary course commercial agreement not primarily related to Taxes or (ii) pursuant to any agreement or arrangement solely among Parent or any of its Subsidiaries).
(j) Neither Parent nor any of its Subsidiaries is, or has been, a United States real property holding corporation as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(k) Neither Parent nor any of its Subsidiaries has any liability for Taxes of any other Person (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), except as a result of being a member of a consolidated, affiliated or similar combined group the common parent of which is Parent, (ii) as a transferee or successor, or (iii) by Contract (other than a customary Tax indemnification provision contained in an ordinary course commercial agreement not primarily related to Taxes and other than pursuant to any agreement or arrangement solely among Parent and its Subsidiaries).
(l) Neither Parent nor any of its Subsidiaries are or will be required to pay any amount of material Tax, include any material amounts in income, profits or gains, or exclude any material items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of an action, event, election, relationship or circumstance entered into or occurring (or deemed for Tax purposes to have been entered into or to have occurred) on or before the Closing Date, including as a result of: (i) a change in or incorrect method of accounting occurring prior to the Closing, including by reason of application of Section 481 of the Code (or analogous provision of state, local or non-U.S. applicable Law) executed on or prior to the Closing Date; (ii) an installment sale or open transaction entered into before Closing; (iii) a prepaid amount received or deferred revenue accrued prior to the Closing; (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. applicable Law) executed on or prior to the Closing Date; or (v) application of Sections 951, 951A, 956 or 965 (including an election under Section 965(h)) of the Code.
(m) No claim has been received in writing by Parent or any of its Subsidiaries from any Tax authority in a jurisdiction where such entity has not filed Tax Returns of a particular type that such entity is or may be subject to Tax by, or required to file Tax Returns with respect to Taxes in, such jurisdiction, in each case with respect to such particular type of Tax.
(n) There are no Liens for Taxes upon any property or assets of Parent or any of its Subsidiaries, except for Permitted Liens.
(o) Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or non-U.S. Law).
(p) Neither Parent nor any Parent Subsidiary has (i) deferred any material Taxes that remain outstanding or (ii) claimed any material Tax credits, in each case, under any COVID-19 Relief Programs, or the CARES Act, or other COVID-19 pandemic federal or state governmental programs or relief efforts.
Section 4.16 Insurance. All casualty, directors and officers liability, general liability, product liability and all other types of insurance maintained with respect to Parent or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the businesses of Parent and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any failures to maintain insurance policies that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent, since January 1, 2020, no notice of cancellation or termination has been received by Parent or its Subsidiaries with respect to any such insurance policy.
Section 4.17 Properties.
(a) Parent or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its material real properties and tangible assets, free and clear of all Liens other than Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, the tangible personal property currently used in the operation of the business of Parent and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b) Each of Parent and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.
Section 4.18 Intellectual Property.
(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent, (i) all registered Marks, Domain Names, Patents, and Copyrights, including any pending applications to register any of the foregoing, owned or purported to be owned (in whole or in part) by Parent or any of its Subsidiaries (collectively, “Parent Registered IP”) (other than patent applications or applications to register trademarks) are valid, subsisting and, to the knowledge of Parent, enforceable and (ii) no Parent Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Parent, no such action is or has been threatened with respect to any of the Parent Registered IP.
(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent, Parent or its Subsidiaries own exclusively, free and clear of any and all Liens other than Permitted Liens, all Parent Registered IP and all other Intellectual Property that is material to the businesses of Parent or any of its Subsidiaries other than Intellectual Property owned by a third party that is licensed to Parent or a Subsidiary thereof (such licensed Intellectual Property, together with the Intellectual Property owned by Parent or its Subsidiaries, the “Parent Business IP”). The Parent Business IP constitutes all material Intellectual Property used in or otherwise necessary for the conduct of the businesses of Parent or any of its Subsidiaries as currently conducted.
(c) None of the activities or operations of Parent or any of its Subsidiaries (including the use of any Intellectual Property in connection therewith) have infringed upon, misappropriated, diluted or otherwise violated any Intellectual Property of any third party, and neither Parent nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, dilution or other violation is or may be occurring or has or may have occurred, except where any such infringement, misappropriation, dilution or other violation, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. To Parent’s knowledge, no third party is misappropriating, infringing, diluting or otherwise violating in any material respect any material Intellectual Property owned (or purported to be owned) by or exclusively licensed to Parent or any of its Subsidiaries that is material to any of the businesses of Parent or any of its Subsidiaries. No Intellectual Property (i) owned (or purported to be owned) by or (ii) to Parent’s knowledge, exclusively licensed to Parent or any of its Subsidiaries that is material to any of the businesses of Parent or any of its Subsidiaries, in each case is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by Parent or any of its Subsidiaries.
(d) Each of Parent and its Subsidiaries has taken reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and the secrecy, confidentiality, and value of all Trade Secrets used in any of the businesses of Parent or any of its Subsidiaries (the “Parent Business Trade Secrets”), including entering into appropriate confidentiality agreements with all officers, directors, employees, and other Persons with access to the Parent Business Trade Secrets. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent, none of the Parent Business Trade Secrets has been disclosed or authorized to be disclosed to any Person other than to employees or agents of Parent or its Subsidiaries for use in connection with the businesses of Parent or its Subsidiaries or pursuant to a confidentiality or non-disclosure agreement that reasonably protects the interest of Parent and its Subsidiaries in and to such matters. To the knowledge of Parent, no unauthorized disclosure of any Parent Business Trade Secrets has occurred. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent, all Persons who have contributed to, developed or conceived any Intellectual Property in the course of their employment or engagement with Parent or any of its Subsidiaries have done so pursuant to a valid and enforceable written agreement that irrevocably assigns to Parent or its Subsidiaries exclusive ownership of each such Person’s contribution, development or conception and all Intellectual Property embodied therein or arising therefrom.
(e) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, the execution, delivery and performance by Parent of this Agreement, and the consummation of the transactions contemplated hereby will not result in the loss of, or give rise to any right of any third party to terminate or modify any of Parent’s or any of its Subsidiaries’ rights or obligations under, any agreement under which Parent or any of its Subsidiaries grants to any Person, or any Person grants to Parent or any of its Subsidiaries, a license or right under or with respect to any Intellectual Property.
Section 4.19 Data Privacy and Cybersecurity.
(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent, Parent and its Subsidiaries are and have been in compliance with all applicable Privacy Requirements, and neither Parent nor any of its Subsidiaries has received any written notice or claim alleging any violation thereof, or been subject to any audit or investigation relating thereto.
(b) Parent and its Subsidiaries have implemented commercially reasonable and appropriate technical, physical, and organizational measures and security systems and technologies to ensure the integrity and security of Personal Information and all Parent data and to prevent any destruction, loss, alteration, corruption or misuse of or unauthorized disclosure or access thereto. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries have experienced any data security breach or security incident in which Personal Information was or may have been stolen, lost, unavailable, destroyed, altered or improperly accessed, disclosed or used without authorization. To the knowledge of Parent, no circumstance has arisen in which any Privacy Law would require Parent or any of its Subsidiaries to notify a Person or Governmental Entity of a data security breach or security incident.
(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, the performance of this Agreement by Parent will not violate any Privacy Requirements. Upon execution of this Agreement, each of Parent and its Subsidiaries shall continue to have the right to use and process any Personal Information collected, processed or used by it before the date of this Agreement in order to be able to conduct the ordinary course of its business.
Section 4.20 Related Party Transactions. Since January 1, 2020 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and the Affiliates of Parent, on the other hand (other than Parent’s Subsidiaries) that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in Parent SEC Documents.
Section 4.21 Certain Payments. During the past five years, neither Parent nor any of its Subsidiaries (nor, to the knowledge of Parent, any of their respective directors, executives, representatives, agents or employees acting on behalf of Parent or any of its Subsidiaries) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees or a foreign or domestic government-owned entity, (c) has violated or is violating any provision of Anti-Corruption Laws, (d) has made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, (e) has established or maintained, or is maintaining, any fund of corporate monies or other properties for the purpose of supplying funds for any of the purposes described in the foregoing clause (d), (f) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or (g) has violated or is violating any Law that prohibits commercial bribery, domestic corruption, or money laundering and the standards established by the Financial Action Task Force on Money Laundering.
Section 4.22 Brokers. No broker, investment banker, financial advisor or other Person, other than Lazard Frères & Co LLC and Guggenheim Securities, LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
Section 4.23 International Trade Laws.
(a) Parent and its Subsidiaries, and, to the knowledge of Parent, their respective directors, executives, representatives, agents or employees acting on behalf of Parent or its Subsidiaries, are, and have been for the past five years, in compliance with International Trade Laws and have not taken any action that violates, evades or avoids, or attempts to violate, evade or avoid International Trade Laws except in each case as would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any of their respective directors, executives, or employees, representatives or agents acting on behalf of Parent or its Subsidiaries, currently or in the past five years: (i) is or has been a Sanctioned Person or has acted, directly or indirectly, on behalf of a Sanctioned Person; (ii) is unlawfully conducting or has unlawfully conducted any business or engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person; or (iii) is unlawfully dealing in or has unlawfully dealt in, or otherwise engaged in, any transaction relating to, any property or interests in property of any Sanctioned Person.
(b) Parent and its Subsidiaries have adopted and implemented policies and procedures reasonably designed to prevent, detect and deter violations of applicable International Trade Laws.
Section 4.24 Merger Sub. Merger Sub is an entity incorporated pursuant to the laws of the state of Delaware and was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and since its date of formation, has not engaged in any activities other than the execution of this Agreement, the performance of its obligations hereunder, and matters ancillary thereto, and prior to the Effective Time will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger.
Section 4.25 State Takeover Laws. The restrictions applicable to business combinations contained in Indiana Code Section 23-1-42 (the Indiana Control Shares Acquisition Chapter) and Indiana Code Section 23-1-43 (the Indiana Business Combinations Chapter) are inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other transactions contemplated hereby. No other Takeover Laws or any similar anti-takeover provision in the Parent Charter or Parent Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 4.26 Opinion of Financial Advisors. Parent has received the opinions of Lazard Frères & Co LLC and Guggenheim Securities, LLC, dated the date of this Agreement, each to the effect that, as of such date and based upon and subject to the various assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent.
Section 4.27 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated by this Agreement. None of Parent, Merger Sub or any other Person will have or be subject to any liability to the Company or any other Person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms” or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement.
ARTICLE V
COVENANTS
Section 5.1 Conduct of Business.
(a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except (i) as consented to in writing in advance by Parent (such consent not to be unreasonably withheld, conditioned or delayed), (ii) as set forth in Section 5.1(a) of the Company Disclosure Letter, (iii) as required by any Governmental Entity or any applicable Law (including any COVID-19 Measures), (iv) for reasonable actions taken in response to COVID-19 (including all COVID-19 Measures) that are taken in good faith and are consistent with reasonable commercial practice in response to COVID-19 and with respect to which the Company has reasonably consulted with Parent (to the extent practicable) or (v) as otherwise specifically required, contemplated or permitted by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to carry on its business in all material respects in the ordinary course of business consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers and key employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with it; provided, however, that the failure to take any action expressly prohibited by or the taking of any action specifically addressed by the covenants and agreements set forth in the next sentence by the Company or any of its Subsidiaries shall not be deemed to be a breach by the Company or its Subsidiaries of the covenants and agreements set forth in this sentence. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except (1) as set forth in Section 5.1(a) of the Company Disclosure Letter, (2) as consented to in writing in advance by Parent (such consent not to be unreasonably withheld, conditioned or delayed), (3) as required by any Governmental Entity or any applicable Law (including any COVID-19 Measures), (4) for reasonable actions taken in response to COVID-19 (including all COVID-19 Measures) that are taken in good faith and are consistent with reasonable commercial practice in response to COVID-19 and with respect to which the Company has reasonably consulted with Parent (to the extent practicable) or (5) as otherwise specifically required, contemplated or permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to:
(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to its parent, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, other than repurchases of shares of Company Common Stock in connection with the vesting or settlement of Company Stock Awards, in each case outstanding as of the Measurement Date in accordance with the present terms of the Company Equity Plans and applicable award agreements of such Company Stock Awards or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests (other than transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;
(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of shares of Company Common Stock, including pursuant to Contracts as in effect on the date hereof (other than the issuance of shares of Company Common Stock upon the exercise of Company Options or settlement of Company RSUs outstanding on the Measurement Date in accordance with their terms as in effect on such date);
(iii) amend or otherwise change, or authorize or propose to amend or otherwise change, its certificate of incorporation or by-laws (or similar organizational documents);

(iv) directly or indirectly acquire, agree to acquire, or make an offer to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets that are otherwise material to the business of the Company and its Subsidiaries, taken as a whole, other than inventory acquired in the ordinary course of business;
(v) directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose in whole or in part of any properties, assets or rights that are material to the business of the Company and its Subsidiaries, taken as a whole, or any interest therein, except (A) sales of inventory or equipment in the ordinary course of business consistent with past practice, (B) transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries, (C) in connection with Indebtedness permitted to be incurred pursuant to Section 5.01(a)(vii) or (D) with respect to obsolete assets or (E) for sales, leases, licenses or other dispositions of properties, assets or rights with a fair market value not in excess of $5,000,000 individually or $10,000,000 in the aggregate;
(vi) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization other than such transactions among wholly-owned Subsidiaries of the Company;
(vii) (A) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness, in each case, except for Indebtedness for borrowed money and Indebtedness under working capital, operating capital, and equipment/project financing facilities and arrangements such as revolving credit facilities, equipment loans and leases, purchase card facilities, credit/debit card facilities, cash management facilities (including controlled disbursement, ACH facilities, credit card processing facilities, foreign exchange, overdraft lines, accounts or services) and letter of credit facilities (including the application for and issuance of letters of credit for the account of the Company and/or its Subsidiaries) not to exceed $20,000,000 in aggregate principal amount incurred in the ordinary course of business consistent with past practice, so long as such Indebtedness (x) can be prepaid at par at any time without premium or penalty and (y) is not comprised of debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise) or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company, other than trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business not to exceed $15,000,000 in the aggregate;
(viii) incur or commit to incur any capital expenditure or authorization or commitment with respect thereto, except for (A) capital expenditures not to exceed the amounts set forth in the capital expenditure budget set forth in Section 5.1(a)(viii) of the Company Disclosure Letter or (B) capital expenditures not to exceed $20,000,000 in the aggregate incurred in the ordinary course of business consistent with past practice;
(ix) other than as permitted by Section 5.1(a)(vii) and Section 5.1(a)(xi), (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date hereof (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) cancel any Indebtedness owed to the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, or (C) waive, release, grant or transfer any right of value material to the business of the Company and its Subsidiaries, taken as a whole;
(x) (A) modify, amend, terminate, cancel or extend any Company Material Contract or (B) enter into any Contract that if in effect on the date hereof would be a Company Material Contract, in each case, outside of the ordinary course of business consistent with past practice;
(xi) commence any Action (other than an Action in connection with an Action commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of (A) reserves reflected in the most recent audited financial statements of the Company included in the Company SEC Documents filed prior to the date hereof or (B) if not subject to reserves reflected on the Company’s financial statements included in the Company SEC Documents, $2,000,000 individually or $10,000,000 in the aggregate, in any case, without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;
(xii) change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its assets material to the business of the Company and its Subsidiaries, taken as a whole;
(xiii) settle or compromise any material liability for Taxes; amend any material Tax Return, or file any claims for material Tax refunds; make, revoke or modify any material Tax election; file any material Tax Return other than on a basis consistent with past practice; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material amount of Taxes; enter into any Tax Agreement (other than a customary Tax indemnification provision contained in an ordinary course commercial agreement not primarily related to Taxes) or any closing or other similar agreement, in each case, with respect to material Taxes; or change any material method of accounting for Tax purposes;
(xiv) change its fiscal year;
(xv) other than as required by any Company Plan or collective bargaining agreement in effect as of the date hereof and made available to Parent, (A) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, (B) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, (C) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder) except as required to comply with any applicable Law or any Company Plan in effect as of the date hereof, (D) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan or other Contract, (E) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable Law or (F) adopt, enter into, amend, modify or terminate any collective bargaining agreement, similar labor agreement or works council agreement;
(xvi) hire (A) employees at the executive leadership team of the Company or higher or (B) any other employees with annual salary or wages in excess of $250,000, other than in the case of clause (B), in connection with filling a position that is filled as of the date hereof, but that becomes vacant thereafter, and provided that the Company has first reasonably consulted with Parent;
(xvii) terminate any employees of the Company or its Subsidiaries or otherwise cause any employees of the Company or its Subsidiaries to resign, in each case other than (A) in the ordinary course of business consistent with past practice or (B) for cause or poor performance (documented in accordance with the Company’s past practices);
(xviii) fail to keep in force any insurance policies or replacement or revised provisions regarding insurance coverage material to the business of the Company and its Subsidiaries, taken as a whole, with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect;
(xix) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;
(xx) enter into any new line of business outside of its existing business;
(xxi) enter into any new lease or amend in any material respect the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $5,000,000 (other than any renewal in the ordinary course of business on the existing terms of such lease with commercially reasonable increases in pricing terms); or
(xxii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.
(b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, except (i) as consented to in writing in advance by the Company (such consent not to be unreasonably withheld, conditioned or delayed), (ii) as required by any Governmental Entity or any applicable Law (including any COVID-19 Measures), (iii) for reasonable actions taken in response to COVID-19 (including all COVID-19 Measures) that are taken in good faith and are consistent with reasonable commercial practice in response to COVID-19 and with respect to which Parent has reasonably consulted with the Company (to the extent practicable) or (iv) as otherwise specifically required, contemplated or permitted by this Agreement, Parent shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to carry on its business in all material respects in the ordinary course of business consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers and key employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with it; provided, however, that the failure to take any action expressly prohibited by or the taking of any action specifically addressed by the covenants and agreements set forth in the next sentence by Parent or any of its Subsidiaries shall not be deemed to be a breach by Parent or its Subsidiaries of the covenants and agreements set forth in this sentence. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except (1) as set forth in Section 5.1(b) of the Parent Disclosure Letter, (2) as consented to in writing in advance by the Company (such consent not to be unreasonably withheld, conditioned or delayed), (3) as required by any Governmental Entity or any applicable Law (including any COVID-19 Measures), (4) for reasonable actions taken in response to COVID-19 (including all COVID-19 Measures) taken in good faith and are consistent with reasonable commercial practice in response to COVID-19 and with respect to which Parent has reasonably consulted with the Company (to the extent practicable) or (5) as otherwise specifically required, contemplated or permitted by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to:
(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for (1) dividends by a Subsidiary of Parent not to exceed

$15,000,000 in the aggregate, or (2) regular quarterly cash dividends payable by Parent in respect of the Parent Common Stock with declaration, record and payment dates consistent with Parent’s past practices and in an amount per share of Parent Common Stock as approved by the Parent Board in the ordinary course of business, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of Parent or any options, warrants, or rights to acquire any such shares or other equity interests, other than (1) repurchases of shares of Parent Common Stock in connection with the vesting or settlement of Parent Options, in each case outstanding as of the Measurement Date in accordance with the present terms of Parent’s equity plans and applicable award agreements of such Parent Options or (2) repurchases of shares of Parent Common Stock up to $500,000,000, in the aggregate, pursuant to an open-market repurchase program for the prevailing market price or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests (other than transactions (1) solely among Parent and one or more of its wholly owned Subsidiaries or (2) solely among the Parent’s wholly owned Subsidiaries) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;
(ii) issue, deliver, sell, grant any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of Parent on a deferred basis or other rights linked to the value of shares of Parent Common Stock, in each case other than (x) pursuant to Contracts as in effect on the date hereof, (y) the issuance of shares of Parent Common Stock, Parent Options, Parent RSUs, Parent performance share units or other equity awards for any commercially reasonable compensatory purpose or (z) in an amount not to exceed $100,000,000 in the aggregate in connection with any strategic transaction entered into on arms’ length terms;
(iii) amend or otherwise change, or authorize or propose to amend or otherwise change, the certificate of incorporation or by-laws (or similar organizational documents) (whether by merger, consolidation, conversion or otherwise) of Parent;
(iv) directly or indirectly acquire, agree to acquire, or make an offer to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets that are otherwise material to the business of Parent and its Subsidiaries, taken as a whole, other than inventory acquired in the ordinary course of business, except, in each case, for acquisitions with a value or purchase price not in excess of $1,000,000,000 in the aggregate;
(v) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization other than such transactions among wholly owned Subsidiaries of Parent;
(vi) change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets; or
(vii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.
Section 5.2 No Solicitation.
(a) No Solicitation by the Company.
(i) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as provided in this Section 5.2(a), the Company shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of the Company or any of its Subsidiaries to, directly or indirectly, (A) solicit, initiate, endorse, knowingly encourage or knowingly facilitate any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (B) enter into or participate in any discussions or negotiations with, or furnish any non-public information or data to, any Person (other than Parent or any of its Affiliates or any of their respective Representatives) that is reasonably likely to be considering or seeking to make a Company Acquisition Proposal, in each case relating to, or as would reasonably be expected to lead to, a Company Acquisition Proposal, or (C) agree or propose to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, (1) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal or potential Company Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (2) request the prompt return or destruction of all confidential information previously furnished with respect to any Company Acquisition Proposal or potential Company Acquisition Proposal, and (3) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Company Acquisition Proposal or potential Company Acquisition Proposal, and shall use commercially reasonable efforts to enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement (provided, that the Company shall be permitted to grant waivers of, and not enforce, any standstill agreement, but solely to the extent that the Company Board has determined in good faith, after consultation with its outside counsel, that failure to take such action (I) would prohibit or delay the counterparty from making an unsolicited Company Acquisition Proposal to the Company Board in compliance with this Section 5.2(a) and (II) would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law).
(ii) Notwithstanding anything to the contrary contained herein or in Section 5.2(a)(i), if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (A) the Company receives a written Company Acquisition Proposal that the Company Board believes in good faith to be bona fide, (B) such Company Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 5.2(a), (C) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Company Acquisition Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal, and (D) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then the Company may, before (but not after) the Company Stockholder Approval is obtained, directly or indirectly through its Representatives, (x) furnish information (including material non-public information) with respect to the Company and its Subsidiaries and provide access to the business, properties, assets, books and records of the Company and its Subsidiaries to the Person making such Company Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement; provided, that (I) the Company shall provide Parent a non-redacted copy of each confidentiality agreement the Company has executed in accordance with this Section 5.2(a) and (II) that any non-public information provided to any such Person shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person and its Representatives making such Company Acquisition Proposal regarding such Company Acquisition Proposal. The Company shall not provide (and shall not permit any of its Representatives to provide) any commercially or competitively sensitive non-public information in connection with the actions permitted by this Section 5.2(a)(i), except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on the Company, which procedures shall be consistent in all material respects with the Company’s practices in dealing with the disclosures of such information to Parent or its Representatives.
(iii) Subject to Section 5.2(a)(iv) and Section 5.2(a)(x), neither the Company Board nor any committee thereof shall:
(A) (1) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub) the recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (2) recommend or otherwise declare advisable the approval by the Company stockholders of any Company Acquisition Proposal, (3) make any public recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication by its board of directors of the type contemplated by Rule 14d-9(f) under the Exchange Act or fail to recommend against acceptance of such a tender or exchange offer by the close of business by the 10th Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act, (4) other than with respect to a tender offer or exchange offer, fail to publicly reaffirm the recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby within 10 Business Days following receipt of a written notice from Parent requesting such reaffirmation, delivered after a Company Acquisition Proposal has become publicly known or (5) agree or propose to take any such actions (each such action set forth in this Section 5.2(a)(iii)(A) being referred to herein as a “Company Adverse Recommendation Change”); or
(B) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, except for an Acceptable Confidentiality Agreement (each, an “Alternative Acquisition Agreement”), in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Company Acquisition Proposal, or resolve, agree or propose to take any such actions.
(iv) Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 5.2(a), (x) make a Company Adverse Recommendation Change in response to a Company Superior Proposal or (y) terminate this Agreement in accordance with Section 7.1(d)(iii) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Company Superior Proposal; provided, however, that the Company may not make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(iii) in response to a Company Superior Proposal unless:
(1) the Company notifies Parent in writing at least four Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including the material terms and conditions of (including price), and the identity of the Person making, such Company Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Company Superior Proposal shall require a new written notice by the Company and a new three Business Day period); and

(2) if Parent makes a proposal during such four Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Company Superior Proposal continues to be a Company Superior Proposal and that the failure to make a Company Adverse Recommendation Change or terminate this Agreement, as applicable, would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; and
(3) during the four Business Day period prior to its effecting a Company Adverse Recommendation Change as referred to above, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement has been terminated in accordance with its terms (including the payment of the Company Termination Fee pursuant to Section 7.3(b), if applicable).
(v) In addition to the obligations of the Company set forth in Section 5.2(a)(ii) and Section 5.2(a)(iii), the Company promptly (and in any event within 24 hours of receipt) shall advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receives any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal, in each case, together with a description of the material terms and conditions of and facts surrounding any such inquiry, proposal or offer, the identity of the Person making any such inquiry, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall keep Parent informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any material amendment or modification of such proposal and the status of any discussions or negotiations relating thereto) of any such Company Acquisition Proposal, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.
(vi) The Company agrees that any violation of the restrictions set forth in this Section 5.2(a) by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company.
(vii) The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 5.2(a), and represents that neither it nor any of its Subsidiaries is a party to any such agreement.
(viii) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing.
(ix) Subject to Section 5.2(a)(iii)(A), nothing contained in Section 5.2(a)(i) shall prohibit the Company from taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change (including for purposes of Section 7.1(c)(ii)) unless the Company Board expressly reaffirms its recommendation to the Company’s stockholders in favor of the approval of this Agreement and the Merger in such disclosure and expressly rejects any applicable Company Acquisition Proposal.
(x) Notwithstanding anything to the contrary in Section 5.2(a)(iii), the Company Board may, at any time prior to (but not after) obtaining the Company Stockholder Approval, effect a Company Adverse Recommendation Change if (i) a Company Intervening Event occurs and (ii) the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to effect a Company Adverse Recommendation Change in response to such Company Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that the Company Board has first (x) caused the Company to provide to Parent at least four Business Days’ prior written notice of its intent to effect such Company Adverse Recommendation Change, which shall specify in reasonable detail the circumstances related to such determination, (y) caused the Company and its Representatives to negotiate, to the extent Parent so wishes to negotiate, during such four Business Day period following delivery of such notice, in good faith with Parent concerning any revisions to the terms of this Agreement that Parent wishes to propose in response to such Company Intervening Event, and (z) after complying with clause (x) and clause (y) above, determined in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to effect a Company Adverse Recommendation Change in response to such Company Intervening Event continues to be reasonably likely to be inconsistent with its fiduciary duties under applicable Law after taking into account any changes committed in writing to be made to this Agreement by Parent.
(xi) For purposes of this Agreement:
(A) “Company Acquisition Proposal” means any proposal or offer from any Person with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (1) assets or businesses of the Company and its Subsidiaries that generate 20% or more of the net revenues or net income (for the 12-month period ending on the last day of the Company’s most recently completed fiscal quarter) or that represent 20% or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (2) 20% or more of any class of capital stock, other equity securities or voting power of the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenues or net income (for the 12-month period ending on the last day of the Company’s most recently completed fiscal quarter) or assets of the Company and its Subsidiaries, taken as a whole, in each case, other than the Merger and other transactions contemplated by this Agreement;
(B) “Company Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to the Company Board on the date of this Agreement (or if known, the material consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the Company Board prior to the Company Stockholder Approval; provided, that in no event shall (x) any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal constitute a Company Intervening Event or (y) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period, or changes in the market price or trading volume of the Company Common Stock or the credit rating of the Company be deemed to be a Company Intervening Event (it being understood that the underlying cause of any of the foregoing in this clause (y) may be taken into account); and
(C) “Company Superior Proposal” means any unsolicited bona fide binding written Company Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account at the time of the determination all relevant circumstances, including the various legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and all the terms and conditions of such proposal and this Agreement, is (1) more favorable to the stockholders of the Company from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal) and (2) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Company Superior Proposal,” references in the term “Company Acquisition Proposal” to “20%” shall be deemed to be references to “50%.”
(b) No Solicitation by Parent.
(i) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as provided in this Section 5.2(b), Parent shall not, and shall not permit or authorize any of its Subsidiaries or Representatives of Parent or any of its Subsidiaries to, directly or indirectly, (A) solicit, initiate, endorse, knowingly encourage or knowingly facilitate any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal, (B) enter into or participate in any discussions or negotiations with, or furnish any non-public information or data to, any Person (other than the Company or any of its Affiliates or any of their respective Representatives) that is reasonably likely to be considering or seeking to make a Parent Acquisition Proposal, in each case relating to, or as would reasonably be expected to lead to, a Parent Acquisition Proposal, or (C) agree or propose to do any of the foregoing. Parent shall, and shall cause each of its Subsidiaries and the Representatives of Parent and its Subsidiaries to, (1) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Parent Acquisition Proposal or potential Parent Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (2) request the prompt return or destruction of all confidential information previously furnished with respect to any Parent Acquisition Proposal or potential Parent Acquisition Proposal, and (3) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Parent Acquisition Proposal or potential Parent Acquisition Proposal, and shall use commercially reasonable efforts to enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement (provided, that Parent shall be permitted to grant waivers of, and not enforce, any standstill agreement, but solely to the extent that the Parent Board has determined in good faith, after consultation with its outside counsel, that failure to take such action (I) would prohibit or delay the counterparty from making an unsolicited Parent Acquisition Proposal to the Parent Board in compliance with this Section 5.2(b) and (II) would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law).
(ii) Notwithstanding anything to the contrary contained herein or in Section 5.2(b)(i), if at any time following the date of this Agreement and prior to obtaining the Parent Shareholder Approval, (A) Parent receives a written Parent Acquisition Proposal that the Parent Board believes in good faith to be bona fide, (B) such Parent Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 5.2(b), (C) the Parent Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Parent Acquisition Proposal constitutes or is reasonably likely to lead to a Parent Superior Proposal, and (D) the Parent Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then Parent may, before (but not after) the Parent Shareholder Approval is obtained, directly or indirectly through its Representatives, (x) furnish information (including material non-public information) with respect to Parent and its Subsidiaries and provide access to the business, properties, assets, books and records of the Parent and its Subsidiaries to the Person making such Parent Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement; provided, that (I) Parent shall provide the Company a non-redacted copy of each confidentiality agreement Parent has executed in accordance with this Section 5.2(b) and (II) that any non-public information provided to any such Person shall have been previously provided to the Company or shall be provided to the Company prior to or concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person and its Representatives making such Parent Acquisition Proposal regarding such Parent Acquisition Proposal. Parent shall not provide (and shall not permit any of its Representatives to provide) any commercially or competitively sensitive non-public information in connection with the actions permitted by this Section 5.2(b)(i), except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on Parent, which procedures shall be consistent in all material respects with Parent’s practices in dealing with the disclosures of such information to the Company or its Representatives.
(iii) Subject to Section 5.2(b)(iv) and Section 5.2(b)(x), neither the Parent Board nor any committee thereof shall:
(A) (1) withdraw (or modify or qualify in any manner adverse to the Company) the recommendation or declaration of advisability by the Parent Board or any such committee of the Share Issuance, (2) recommend or otherwise declare advisable the approval by the Parent shareholders of any Parent Acquisition Proposal, (3) make any public recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication by its board of directors of the type contemplated by Rule 14d-9(f) under the Exchange Act or fail to recommend against acceptance of such a tender or exchange offer by the close of business by the 10th Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act, (4) other than with respect to a tender offer or exchange offer, fail to publicly reaffirm the recommendation or declaration of advisability by the Parent Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby within 10 Business Days following receipt of a written notice from the Company requesting such reaffirmation, delivered after a Parent Acquisition Proposal has become publicly known or (5) agree or propose to take any such actions (each such action set forth in this Section 5.2(b)(iii)(A) being referred to herein as a “Parent Adverse Recommendation Change”); or
(B) cause or permit Parent or any of its Subsidiaries to enter into any Alternative Acquisition Agreement, in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Parent Acquisition Proposal, or resolve, agree or propose to take any such actions.
(iv) Notwithstanding the foregoing, at any time prior to obtaining the Parent Shareholder Approval, the Parent Board may, if the Parent Board determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by the Company pursuant to this Section 5.2(b), (x) make a Parent Adverse Recommendation Change in response to a Parent Superior Proposal or (y) terminate this Agreement in accordance with Section 7.1(c)(iii) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Parent Superior Proposal; provided, however, that Parent may not make a Parent Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(c)(iii) in response to a Parent Superior Proposal unless:
(1) Parent notifies the Company in writing at least four Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including the material terms and conditions of (including price), and the identity of the Person making, such Parent Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Parent Superior Proposal shall require a new written notice by Parent and a new three Business Day period); and
(2) if the Company makes a proposal during such four Business Day period to adjust the terms and conditions of this Agreement, the Parent Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by the Company, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Parent Superior Proposal continues to be a Parent Superior Proposal and that the failure to make a Parent Adverse Recommendation Change or terminate this Agreement, as applicable, would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; and
(3) during the four Business Day period prior to its effecting a Parent Adverse Recommendation Change as referred to above, Parent shall, and shall cause its financial and legal advisors to, negotiate with the Company in good faith (to the extent the Company seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by the Company. Notwithstanding anything to the contrary contained herein, neither Parent nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement has been terminated in accordance with its terms (including the payment of the Parent Termination Fee pursuant to Section 7.3(c), if applicable).
(v) In addition to the obligations of Parent set forth in Section 5.2(b)(ii) and Section 5.2(b)(iii), Parent promptly (and in any event within 24 hours of receipt) shall advise the Company in writing in the event Parent or any of its Subsidiaries or Representatives receives any Parent Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Acquisition Proposal, in each case, together with a description of the material terms and conditions of and facts surrounding any such inquiry, proposal or offer, the identity of the Person making any such inquiry, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. Parent shall keep the Company informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any material amendment or modification of such proposal and the status of any discussions or negotiations relating thereto) of any such Parent Acquisition Proposal, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.
(vi) Parent agrees that any violation of the restrictions set forth in this Section 5.2(b) by any Representative of Parent or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of Parent or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by Parent.
(vii) Parent shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict Parent’s ability to comply with any of the terms of this Section 5.2(b), and represents that neither it nor any of its Subsidiaries is a party to any such agreement.
(viii) Parent shall not take any action to exempt any Person (other than the Company and its Affiliates) from the restrictions on “business combinations” contained in Indiana Code § 23-1-43 (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing.
(ix) Subject to Section 5.2(b)(iii)(A), nothing contained in Section 5.2(b)(i) shall prohibit Parent from taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Parent Adverse Recommendation Change (including for purposes of Section 7.1(d)(ii)) unless the Parent Board expressly reaffirms its recommendation to Parent’s shareholders in favor of the Share Issuance in such disclosure and expressly rejects any applicable Parent Acquisition Proposal.
(x) Notwithstanding anything to the contrary in Section 5.2(b)(iii), the Parent Board may, at any time prior to (but not after) obtaining the Parent Shareholder Approval, effect a Parent Adverse Recommendation Change if (i) a Parent Intervening Event occurs and (ii) the Parent Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to effect a Parent Adverse Recommendation Change in response to such Parent Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that the Parent Board has first (x) caused Parent to provide to the Company at least four Business Days’ prior written notice of its intent to effect such Parent Adverse Recommendation Change, which shall specify in reasonable detail the circumstances related to such determination, (y) caused Parent and its Representatives to negotiate, to the extent the Company so wishes to negotiate, during such four Business Day period following delivery of such notice, in good faith with the Company concerning any revisions to the terms of this Agreement that the Company wishes to propose in response to such Parent Intervening Event, and (z) after complying with clause (x) and clause (y) above, determined in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to effect a Parent Adverse Recommendation Change in response to such Parent Intervening Event continues to be reasonably likely to be inconsistent with its fiduciary duties under applicable Law after taking into account any changes committed in writing to be made to this Agreement by the Company.
(xi) For purposes of this Agreement:
(A) “Parent Acquisition Proposal” means any proposal or offer from any Person with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (1) assets or businesses of Parent and its Subsidiaries that generate 20% or more of the net revenues or net income (for the 12-month period ending on the last day of Parent’s most recently completed fiscal quarter) or that represent 20% or more of the total assets (based on fair market value) of Parent and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (2) 20% or more of any class of capital stock, other equity securities or voting power of Parent or any of its Subsidiaries whose business constitutes 20% or more of the net revenues or net income (for the 12-month period ending on the last day of Parent’s most recently completed fiscal quarter) or assets of Parent and its Subsidiaries, taken as a whole, in each case, other than the Merger and other transactions contemplated by this Agreement;
(B) “Parent Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to the Parent Board on the date of this Agreement (or if known, the material consequences of which were not known or reasonably foreseeable to the Parent Board as of the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the Parent Board prior to the Parent Shareholder Approval; provided, that in no event shall (x) any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Parent Acquisition Proposal constitute a Parent Intervening Event or (y) the mere fact, in and of itself, that Parent meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period, or changes in the market price or trading volume of the Parent Common Stock or the credit rating of Parent be deemed to be a Parent Intervening Event (it being understood that the underlying cause of any of the foregoing in this clause (y) may be taken into account); and
(C) “Parent Superior Proposal” means any unsolicited bona fide binding written Parent Acquisition Proposal that the Parent Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account at the time of the determination all relevant circumstances, including the various legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and all the terms and conditions of such proposal and this Agreement, is (1) more favorable to the shareholders of Parent from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by the Company in response to such proposal) and (2) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Parent Superior Proposal,” references in the term “Parent Acquisition Proposal” to “20%” shall be deemed to be references to “50%.”
Section 5.3 Preparation of Form S-4 and Proxy Statement; Stockholders’ Meetings.
(a) As promptly as practicable after the date of this Agreement (and in any event within 45 calendar days after the date hereof), the Company and Parent shall (i) prepare and file with the SEC a joint proxy statement (as amended or supplemented from time to time, the “Joint Proxy Statement”) to be sent to the stockholders of the Company relating to the special meeting of the Company’s stockholders (the “Company Stockholders Meeting”) to be held to consider the adoption of this Agreement and the special meeting of Parent’s shareholders (the “Parent Shareholders Meeting”) to be held to consider the approval of the Share Issuance and (ii) prepare, and Parent shall cause to be filed with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock subject to the Share Issuance. The parties shall consult each other in connection with setting a preliminary record date for each of the Company Stockholders Meeting and the Parent Shareholders Meeting and shall commence a broker searches pursuant to Section 14a-13 of the Exchange Act in connection therewith. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the Share Issuance and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Each of the Company and Parent shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company’s stockholders and Parent’s shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by Parent or the Company, as applicable, without providing the other a reasonable opportunity to review and comment thereon and without the other’s prior approval (which shall not be unreasonably withheld). Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice thereof, of the time when the Form S-4 has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in the Share Issuance for offering or sale in any jurisdiction or any oral or written request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of the Company and shareholders of Parent; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.
(b) As promptly as practicable after the Form S-4 is declared effective under the Securities Act, the Company and Parent shall mutually agree upon a date, which shall be the same date, for the Company Stockholders Meeting and the Parent Shareholders Meeting, and the Company shall duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith. The Company may postpone or adjourn the Company Stockholders Meeting solely (i) with the consent of Parent; (ii) (A) due to the absence of a quorum or (B) if the Company has not received proxies representing a sufficient number of shares of Company Common Stock for the Company Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting; provided, that the Company may not postpone or adjourn the Company Stockholders Meeting more than a total of two times pursuant to clause (ii)(A) or clause (ii)(B) of this Section. Notwithstanding the foregoing, the Company shall, at the request of Parent, to the extent permitted by Law, adjourn the Company Stockholders Meeting to a date mutually agreed with Parent for the absence of a quorum or if the Company has not received proxies representing a sufficient number of shares or Company Common Stock for the Company Stockholder Approval; provided, that the Company shall not be required to adjourn the Company Stockholders Meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 Business Days. Except in the case of a Company Adverse Recommendation Change specifically permitted by Section 5.2(a)(ii), the Company, through the Company Board, shall (i) recommend to its stockholders that they adopt this Agreement and the transactions contemplated hereby and (ii) include such recommendation in the Joint Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that, notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, (x) the Company shall use its reasonable best efforts to solicit proxies to obtain the Company Stockholder Approval and (y) the Company’s obligations pursuant to this Section 5.3(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Company Acquisition Proposal or the occurrence of any Company Adverse Recommendation Change.
(c) As promptly as practicable after the Form S-4 is declared effective under the Securities Act, Parent and the Company shall mutually agree upon a date, which shall be the same date, for the Company Stockholders Meeting and the Parent Shareholders Meeting, and Parent shall duly call, give notice of, convene and hold the Parent Shareholders Meeting for the purpose of obtaining the Parent Shareholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith. Parent may postpone or adjourn the Parent Shareholder Meeting solely (i) with the consent of the Company; (ii) (A) due to the absence of a quorum or (B) if Parent has not received proxies representing a sufficient number of shares of Parent Common Stock for the Parent Shareholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Parent Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent’s shareholders prior to the Parent Shareholders Meeting; provided, that Parent may not postpone or adjourn the Parent Shareholders Meeting more than a total of two times pursuant to clause (ii)(A) or clause (ii)(B) of this Section. Notwithstanding the foregoing, Parent shall, at the request of the Company, to the extent permitted by Law, adjourn the Parent Shareholders Meeting to a date mutually agreed with the Company for the absence of a quorum or if Parent has not received proxies representing a sufficient number of shares of Parent Common Stock for the Parent Shareholder Approval; provided, that Parent shall not be required to adjourn the Parent Shareholders Meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 Business Days. Except in the case of a Parent Adverse Recommendation Change specifically permitted by Section 5.2(b)(ii), Parent, through the Parent Board, shall (i) recommend to its shareholders that they approve the Share Issuance and (ii) include such recommendation in the Joint Proxy Statement. Without limiting the generality of the foregoing, Parent agrees that, notwithstanding any Parent Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, (x) Parent shall use its reasonable best efforts to solicit proxies to obtain the Parent Shareholder Approval and (y) Parent’s obligations pursuant to this Section 5.3(c) shall not be affected by the commencement, public proposal, public disclosure or communication to Parent or any other Person of any Parent Acquisition Proposal or the occurrence of any Parent Adverse Recommendation Change.
Section 5.4 Access to Information; Confidentiality. Each party shall, and shall cause each of its Subsidiaries to, afford to the other parties and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, each party shall, and shall cause each of its Subsidiaries to, furnish promptly to the other parties all other information concerning its business, properties and personnel as the other parties may reasonably request for purposes of completing the Merger or for a bona fide business purpose (including Tax Returns filed and those in preparation and the work papers of its auditors, and including, with respect to the Company, making available to Parent each of the items set forth on Section 5.4 of the Company Disclosure Letter); provided, however, that the foregoing shall not require any party to disclose any information (a) if providing such access would unreasonably disrupt such party’s operations, (b) that is a trade secret of a third party or is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business (provided, however, that the withholding party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (c) the disclosure of which would violate any Law applicable to such party or any of its Representatives (provided, however, that withholding party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), or (d) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that withholding party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege); provided, further, that the foregoing shall not require the Company, Parent or any of their respective Subsidiaries to permit any environmental testing or sampling or subsurface investigations, including surface and subsurface soils and water, soil gas, air or building materials, on any of the properties owned, leased or operated by it or any of its respective Subsidiaries. All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Parent and the Company, dated as of December 6, 2022 (the “Confidentiality Agreement”); provided, that the parties hereto agree that the provisions of paragraph 7 of the Confidentiality Agreement shall terminate immediately and no longer be in force and effect from and after the date of this Agreement. No investigation pursuant to this Section 5.4 or information provided, made available or delivered to a party pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.
Section 5.5 Regulatory Approvals; Consents.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Company Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and make all reasonable best efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, including (A) filing a Notice and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice as promptly as reasonably practicable and in any event within 10 Business Days of the date of this Agreement (unless otherwise mutually agreed upon in writing), (B) filing all other filings and submissions (or substantially complete drafts thereof, as applicable) required under any other applicable antitrust, competition, fair trade or similar applicable Laws (collectively, together with the HSR Act, “Antitrust Laws”) as promptly as reasonably practicable (and in any event within 30 Business Days of the date of this Agreement unless otherwise mutually agreed by Parent and the Company in writing), (C) filing all other filings and submissions (or substantially complete drafts thereof, as applicable) required or advisable (as determined pursuant to Section 5.5(a) of the Company Disclosure Letter), as applicable, under any Foreign Investment Laws as promptly as practicable following the date of this Agreement and (D) filings and notices required by the FCC, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement (unless otherwise mutually agreed upon in writing); provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent. Subject to Parent’s material compliance with the other provisions of this Section 5.5, Parent has the sole right to control and direct all strategy in connection with review of the transactions contemplated by this Agreement by any Governmental Entity, or any litigation by, or negotiations with, any Governmental Entity or other Person relating to the transaction under the HSR Act or any other Antitrust Law or Foreign Investment Law and will take the lead in all meetings, discussions, and communications with any Governmental Entity relating to obtaining approval of the transactions contemplated by this Agreement provided that Parent will consult with and consider in good faith the comments of the Company in connection with any filing, communication, defense, litigation, negotiation, or strategy. Each of the parties hereto shall promptly furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Parent and the Company shall each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable, including responding as promptly as reasonably practicable and advisable to requests for additional information or inquiries from any Governmental Entity. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection therewith.
(b) The obligations of Parent under this Section 5.5 include Parent (i) agreeing or proffering to divest or hold separate (in a trust or otherwise, and whether by a consent decree, hold separate order or otherwise), lease, license, transfer, dispose of, commit to behavioral or conduct remedies, or otherwise encumber, limit or impair or take any other action (or refrain from taking any action) with respect to, any of the assets or businesses of the Company, Parent or any of their respective Subsidiaries contemporaneously with or subsequent to the Effective Time and (ii) contesting, and seeking to have vacated, lifted, reversed or overturned any decree, order, judgment, or Action seeking to prevent the Merger, in each case, as a condition or in order to obtain the Required Governmental Consents; provided, however, that in the case of clause (i), neither Parent nor any of its Affiliates shall be required to take any action (or refrain from taking any action) if the taking of any such action (or omission) would have or would reasonably be expected to have, individually or in the aggregate, a material impact on either (x)(A) the Company and its Subsidiaries (taken as a whole) or (B) Parent and its Subsidiaries (taken as a whole), but, for purposes of this clause (B), Parent and its Subsidiaries (taken as a whole) shall be deemed to be the same size as the Company and its Subsidiaries (taken as a whole) or (y) the reasonably expected benefits of the Merger.
(c) Except as specifically required by this Agreement and notwithstanding anything contained in Section 5.1(b)(iv), Parent shall not, and shall cause its Subsidiaries not to, directly or indirectly acquire, agree to acquire, or make an offer to acquire by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof, the effect of which would be to materially delay, impede, or prevent the ability of the parties to consummate the Merger and the other transactions contemplated hereby.
Section 5.6 Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, the parties shall cooperate in good faith and shall take any and all steps necessary to cause such Takeover Law to cease to apply such that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby, as further set forth in Section 5.6 of the Company Disclosure Letter.
Section 5.7 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, or (c) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relates to the transactions contemplated hereby; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder; provided, further, that failure to give prompt notice pursuant to this Section 5.7 shall not constitute a failure of a condition to the Merger set forth in Article VI, except to the extent that the underlying fact or circumstance not so notified would, standing alone, constitute such a failure. The parties agree and acknowledge that neither the Company nor Parent’s compliance or failure of compliance with this Section 5.7 shall be taken into account for purposes of determining whether the conditions referred to in Section 6.2(b) or Section 6.3(b) shall have been satisfied.
Section 5.8 Indemnification, Exculpation and Insurance.
(a) From and after the Effective Time for a period of six years, Parent will cause the Surviving Corporation to, and the Surviving Corporation shall cause the bylaws of the Surviving Corporation to provide that the Surviving Corporation will, indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries who, at the request of the Company or any of its Subsidiaries while so serving as a director or officer of the Company, as applicable, is or was previously serving as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, fiduciary, partner or manager or similar capacity) of another Person (in each case, when acting in such capacity), determined as of the Effective Time, from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement (including all interest, assessments and other charges) or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the fact that such Person is or was an officer or director of the Company or any of its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or the applicable Subsidiary of the Company would have been permitted under applicable Law and under its certificate of incorporation or by-laws or other governing documents in effect on the date of this Agreement to indemnify such Person (and the Surviving Corporation shall also advance fees, costs and expenses (including attorney’s fees and disbursements) as incurred to the fullest extent permitted under applicable Law; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and non-appealable judicial determination that such Person is not entitled to indemnification hereunder or thereunder); provided, further, that all rights to indemnification in respect of any claim, action, suit, proceeding or investigation, in each case to the extent a claim in connection therewith has been asserted prior to the sixth anniversary of the Effective Time, shall continue until the disposition or resolution of such matter.
(b) Parent and Merger Sub agree that all rights to indemnification existing in favor of the current or former directors and officers of the Company as provided in the Company Charter or Company Bylaws or in any indemnification agreement as in effect on the date hereof and which has previously been made available to Parent as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time shall be assumed and performed by the Surviving Corporation and shall continue in full force and effect until the sixth anniversary of the Closing Date with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law.
(c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time; provided, that Parent may (i) substitute therefor policies of an insurance company the material terms of which, including coverage and amount, are no less favorable, in the aggregate, to such directors and officers than the Company’s existing policies as of the date hereof or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); and provided further, that in no event shall Parent or the Company be required to pay annual premiums for insurance under this Section 5.8(b) in excess of 300% of the amount of the annual premiums paid by the Company for fiscal year 2022 for such purpose, it being understood that Parent shall nevertheless be obligated to provide as much coverage as may be obtained for such 300% amount.

(d) In the event that Parent, the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or a majority of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 5.8.
(e) The provisions of this Section 5.8 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.
Section 5.9 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger, and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.
Section 5.10 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.
Section 5.11 Stockholder Litigation. The Company shall give Parent the opportunity to participate in (but not control, it being understood that the Company will control), at Parent’s sole cost and expense, the defense and settlement of any stockholder litigation against the Company or its officers or directors relating to the Merger or any of the other transactions contemplated by this Agreement. Parent shall give the Company the opportunity to participate in (but not control, it being understood that Parent will control), at the Company’s sole cost and expense, the defense and settlement of any stockholder litigation against Parent or its officers or directors relating to the Merger or any of the other transactions contemplated by this Agreement. No party shall enter into any settlement agreement in respect of any stockholder litigation against such party or its directors or officers relating to the Merger or any of the other transactions contemplated hereby without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
Section 5.12 Certain Tax Matters.
(a) Intended Tax Treatment.
(i) The parties intend that the Merger qualifies for the Intended Tax Treatment. The Merger shall be reported by the parties for all applicable Tax purposes in accordance with the Intended Tax Treatment, and the parties will not take any inconsistent position on any Tax Return or during the course of any action, audit, or other similar proceeding with respect to Taxes, unless otherwise required by a Governmental Entity as a result of a “determination” within the meaning of Section 1313(a)(1) of the Code (or any similar or corresponding provision of state, local, or non-U.S. Law). Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Entity.
(ii) Parent shall promptly notify the Company if, at any time before the Effective Time, Parent becomes aware of any fact or circumstance that could reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment. The Company shall promptly notify Parent if, at any time before the Effective Time, the Company becomes aware of any fact or circumstance that could reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment.
(iii) Each of the parties shall use its commercially reasonable efforts to cause the Merger to qualify for the Intended Tax Treatment, and no such party shall take or cause to be taken or knowingly fail to take or cause to be taken any action which could reasonably be expected to prevent or impede the Intended Tax Treatment.
(iv) The Company and Parent shall each use commercially reasonable efforts to cause the delivery of (A) any opinion of Gibson, Dunn, & Crutcher LLP, tax counsel for Parent (“Parent Tax Counsel”), or such other nationally recognized law or accounting firm reasonably acceptable to the Company or Parent, as applicable, with respect to the tax treatment of the Merger required to be rendered in connection with any filing described in Section 5.3 (the “S-4 Tax Opinion”) and (B) certain Tax certificates, each in substantially the form of Exhibit B and Exhibit C, attached hereto, with respect to the Company and Parent, respectively, dated as of the date such filing is declared effective by the SEC and signed by an officer of the Company or Parent, as applicable, containing representations and covenants, in each case, as reasonably necessary and appropriate to enable counsel to render the S-4 Tax Opinion. Further, the Company and Parent shall each use commercially reasonable efforts to cause the delivery, on the Closing Date but before the Effective Time, of certain Tax certificates, each in substantially the form of Exhibit B and Exhibit C, attached hereto, with respect to the Company and Parent, respectively, dated as of the Closing Date and signed by an officer of the Company or Parent, as applicable, containing representations and covenants, in each case, as reasonably necessary and appropriate to enable Jones Day (“Company Tax Counsel”) (or other counsel as applicable) to render the Closing Tax Opinion (as defined below) pursuant to Section 6.3(e) of this Agreement. Each of Parent and the Company shall use its commercially reasonable efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the Tax certifications, covenants, and representations included in the certificates described in this Section 5.12(a)(iv).
(v) The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(b) Transfer Taxes.
(i) The Company and Parent shall reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time. Each of Parent and the Company shall pay, without deduction from any consideration or other amounts payable or otherwise deliverable pursuant to this Agreement and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Entity, which becomes payable in connection with the Merger.
(ii) For the avoidance of doubt, the Company and Parent shall reasonably cooperate in the preparation, execution, and filing of all Tax Returns, questionnaires, applications or other documents in connection with the German real estate transfer tax, including any filings or notifications that are required to be made, as determined in Parent’s reasonable discretion, in connection with the signing of this Agreement and with the Closing.
(iii) The Company and Parent shall reasonably cooperate between the date of this Agreement and the Closing to determine whether the transactions contemplated by this Agreement require any filings, notifications, or other documentation, or the payment of any Tax, in connection with Circular – SAT Notice [2015]7 (“Notice 7”). If Parent determines, in reasonable consultation with the Company, that Notice 7 is applicable, then (A) the Company and Parent shall cooperate in any filings that are required to be made, as determined in Parent’s reasonable discretion, with the applicable Governmental Entity in the People’s Republic of China, and (B) if any Tax is due in connection with Notice 7, then such Tax shall be timely paid by the Company and to the applicable Governmental Entity in the People’s Republic of China.
Section 5.13 Financing Matters. From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with Section 7.1, each of the Company and Parent shall, and shall cause their respective Subsidiaries and their respective Representatives to, use reasonable best efforts (a) to obtain all necessary waivers, consents, amendments or approvals with respect to their respective material Contracts relating to Indebtedness, to the extent that the consummation of the transactions contemplated by this Agreement would result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any notification or consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, such Contracts relating to Indebtedness, (b) if requested by Parent, to refinance, renew or replace the Indebtedness under such Contracts on terms mutually agreeable to Parent and the Company, provided that the transactions contemplated by this Agreement would not result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any notification or consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, any Contract under which such Indebtedness is refinanced, renewed or replaced, or (c) to the extent that the waivers, consents, amendments or approvals contemplated by clause (a) are not obtained and such Indebtedness is not refinanced, renewed or replaced as contemplated by clause (b), in the case of Contracts relating to Indebtedness of Parent, to ensure that sufficient cash is available for the prompt payment in full of any Indebtedness under any such Contract and termination of any such Contract, or with respect to Contracts relating to Indebtedness of the Company, Parent will ensure that satisfactory arrangements have been made to repay in full, or cause the repayment in full of, any Indebtedness under any such Contract and terminate any such Contract upon the consummation of the Merger, in each case at or prior to the Closing Date. In connection with any refinancing, replacement or repayment in full of any Indebtedness of the Company, the Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other actions reasonably requested by Parent that are required to facilitate in accordance with the terms thereof the termination of all commitments outstanding under each Contract relating to Indebtedness of the Company, the repayment in full of all obligations, if any, outstanding thereunder, the release of any Liens securing such obligations (including the termination of any precautionary UCC financing statements and UCC financing statements evidencing the sale of receivables), and the release of any guarantees in connection therewith, in each case, on the Closing Date as of the Effective Time (such termination, repayment and releases, the “Credit Facility Terminations”). In furtherance and not in limitation of the foregoing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver to Parent at or prior to the Closing Date, executed payoff letters with respect to each of the Contracts relating to Indebtedness of the Company that, subject to the following sentence, Parent has requested be paid off (each, a “Payoff Letter”) in form and substance customary for transactions of this type (and drafts reasonably in advance thereof), from the applicable agent on behalf of the Persons to whom such Indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that all Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and the Company Subsidiaries securing such Indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the applicable Payoff Letter on the Closing Date, be released and terminated. Notwithstanding anything herein to the contrary, in no event shall this Section 5.13 require the Company or any of its Subsidiaries to cause the Credit Facility Terminations to be effective unless and until the Effective Time has occurred and Parent has provided or caused to be provided to the Company or its Subsidiaries funds (or Parent has directed the Company or any of its Subsidiaries to use funds on their balance sheet) to pay in full the then-outstanding principal amount of and accrued and unpaid interest and fees under each Contract relating to Indebtedness of the Company.
Section 5.14 Financing Cooperation.
(a) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause its and their Representatives to, provide all customary cooperation and all customary financial and other information, in each case, that is reasonably requested by Parent in connection with any new financing by Parent in connection with the refinancing, replacement or repayment of any Indebtedness (the “Financing”), including cooperation with any customary due diligence process as reasonably requested by Parent or the providers of any such Financing and using commercially reasonable efforts to cause the Company’s independent accountants to provide any customary “comfort” letters (including customary “negative assurance” comfort for any applicable Financing) in connection with any such Financing; provided, that neither the Company nor any of its Subsidiaries shall be required to (i) become an issuer or an obligor with respect to the Financing prior to the Effective Time, (ii) cause any director, officer, member, partner, accountant, legal counsel, employee or other Representative of the Company or any of its Subsidiary to take any action that would reasonably be expected to result in such Person incurring any personal liability, (iii) waive or amend any terms of this Agreement or (iv) incur any fees, expenses or other liabilities prior to the Effective Time for which it is not previously or simultaneously reimbursed and indemnified. The Company hereby consents to the reasonable use of the Company’s and its Subsidiaries’ logos solely in connection with the marketing of the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries.
(b) Parent shall (i) promptly upon written request by the Company, reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) actually incurred by the Company, its Subsidiaries and their respective Representatives in connection with the cooperation contemplated by this Section 5.14, and (ii) indemnify and hold harmless the Company, its Subsidiaries and its and their respective Affiliates and Representatives from and against any and all liabilities, losses, damages, claims, costs and expenses (including reasonable attorney’s fees) suffered or incurred by them in connection with their cooperation with the Financing pursuant to this Agreement, the provision of information utilized in connection therewith (other than written information provided by or on behalf of the Company) and the cooperation contemplated by this Section 5.14, in each case, other than to the extent any such costs, expenses, liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties are the result of the gross negligence, bad faith or willful misconduct of the Company, any of its Subsidiaries or their respective Representatives, as determined by a court of competent jurisdiction by final and non-appealable judgment. This indemnification shall survive the termination of this Agreement.
(c) Parent expressly acknowledges and agrees that Parent’s obligations under this Agreement, including pursuant to Article VI are not conditioned in any manner whatsoever upon Parent obtaining any financing, including the Financing. Parent further acknowledges and agrees that the Company’s, its Subsidiaries’ or their respective Representatives’ compliance or failure of compliance with this Section 5.14 shall not be taken into account for purposes of determining whether the condition referred to in Section 6.2(b) shall have been satisfied.
Section 5.15 Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided that (a) each of the Company and Parent may make public announcements, statements or other disclosures concerning this Agreement or the Merger that consist solely of information previously disclosed in previous public announcements, statements or other disclosures made by the Company or Parent in compliance with this Section 5.15, (b) each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, so long as such statements consist solely of information previously disclosed in previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 5.15, (c) the Company need not consult with Parent in connection with any public announcement, statement or other disclosure to be issued or made with respect to any Company Acquisition Proposal or Company Adverse Recommendation Change, in each case, in compliance with Section 5.2(a); and (d) Parent need not consult with the Company in connection with any public announcement, statement or other disclosure to be issued or made with respect to any Parent Acquisition Proposal or Parent Adverse Recommendation Change, in each case, in compliance with Section 5.2(b). The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of Parent and the Company in a form that is mutually agreed.
Section 5.16 Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Company Common Stock (including derivative securities with respect to such Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to such Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.17 Employee Matters.
(a) With respect to each employee of the Company and its Subsidiaries as of the Effective Time (the “Affected Employees”), for a period of 12 months following the Closing Date or, if shorter, through the termination of employment of the applicable Affected Employee, Parent shall provide each Affected Employee with (i) a base salary or wage rate, as applicable, and annual cash target bonus opportunity, in each case, that is no less than the base salary or wage rate, as applicable, and annual cash target bonus opportunity provided by the Company to such Affected Employee immediately prior to the Effective Time, and (ii) employee benefits (excluding defined benefit pension plans, nonqualified retirement plans, plans providing for retiree medical benefits, equity and other long-term incentives, and change in control and retention payments), in each case, that are no less favorable than either those provided by the Company to such Affected Employee immediately prior to the Effective Time or those provided by Parent to its similarly-situated employees.
(b) Parent will cause any employee benefit plans of Parent or a Subsidiary in which the Affected Employees are entitled to participate after the Closing Date to take into account for purposes of eligibility, vesting, level of benefits (but not benefit accruals under any defined benefit pension plans), service by such employees as if such service were with Parent, but solely to the extent service was credited for the same purpose under an analogous Company Plan as of the Closing Date, and except to the extent it would result in a duplication of benefits.
(c) In the plan year in which the Closing Date occurs, Parent shall (i) use commercially reasonable efforts to cause any preexisting conditions or limitations and eligibility waiting periods under any group health plans of Parent and its Subsidiaries to be waived with respect to Affected Employees and their eligible dependents to the same extent waived under the corresponding Company Plan as of the Closing Date and (ii) give each Affected Employee credit for the plan year in which the Closing Date occurs towards applicable copayments, deductibles and annual out-of-pocket limits for expenses incurred prior to the Closing Date in such plan year under the corresponding Company Plan.
(d) Nothing contained in this Section 5.17, express or implied (i) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, or limit the ability of Parent or any of its Affiliates (including, following the Closing, the Company and is Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them or (ii) is intended to confer upon any Person (including Affected Employees, employees, retirees, or dependents or beneficiaries of employees or retirees, or any labor or employee representative) any rights as a third-party beneficiary of this Agreement.
(e) Notwithstanding anything to the contrary in this Section 5.17, the terms and conditions of employment for any Affected Employee covered by a collective bargaining agreement, similar labor agreement or agreement with any works council immediately prior to the Effective Time shall continue to be governed by such agreement (as it may be amended in the future) and shall be consistent with applicable Law.
Section 5.18 Governance Matters.
(a) Subject to applicable Law and the listing and corporate governance rules and regulations of the NYSE that are applicable to Parent, Parent (i) shall take all necessary corporate action to increase the Parent Board to a total of 12 directors effective as of the Closing and (ii) shall take all necessary corporate action to provide that two individual members of the Company Board (such individuals, the “Company Board Designees”) be appointed to the Parent Board effective as of the Closing in accordance with the Parent Charter and Parent Bylaws. Company Board Designees shall be selected by the Company Board (provided such Person shall have consented to serve on the Parent Board following the Effective Time) and approved by the Parent Board. During the 12-month period following the Effective Date, the Parent Board shall not propose to remove any Company Board Designee other than for cause.
(b) In the event that the Closing occurs prior to Parent’s annual meeting of shareholders for the year in which the Closing takes place, subject to each such Company Board Designee’s continued willingness and ability to serve, Parent shall take such actions as may be necessary to nominate each such Company Board Designee for election to the Parent Board at Parent’s annual meeting for such year.
Section 5.19 Merger Sub; Parent Vote. During the period from the date of this Agreement through the earlier of the Effective Time or the date of termination of this Agreement, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement. Parent shall ensure that Merger Sub duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Merger Sub under this Agreement, and Parent shall be jointly and severally liable with Merger Sub for the due and timely performance and satisfaction of each such covenant, obligation and liability. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with the IBCL and in its capacity as the sole shareholder of Merger Sub, a written consent adopting this Agreement.
ARTICLE VI
CONDITIONS PRECEDENT
Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a) Stockholder Approval. Each of the Company Stockholder Approval and the Parent Shareholder Approval shall have been obtained.
(b) HSR Act; Antitrust. (i) Any applicable waiting period (and any extension thereof) under the HSR Act or any other applicable Antitrust Law relating to the transactions contemplated by this Agreement, as well as any agreement not to close embodied in a “timing agreement” between the parties and a Governmental Entity, shall have expired or been terminated, (ii) the other antitrust, competition, investment, trade regulation or similar consents, authorizations, orders or approvals, in each case, that are required under any Antitrust Law as set forth in Section 6.1(b) of the Company Disclosure Letter shall have been obtained or made or any applicable waiting period in respect thereof shall have expired or been terminated, and (iii) any consents, authorizations, orders or approvals, in each case, that are required under any Foreign Investment Law, the absence of which would prohibit the consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained or made or any applicable waiting period in respect thereof shall have expired or been terminated (clauses (i), (ii) and (iii), the “Required Governmental Consents”).
(c) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger.
(d) NYSE Listing. The shares of Parent Common Stock issuable to the stockholders of the Company and to holders of Company Options as provided for in Article II shall have been approved for listing on the NYSE, subject to official notice of issuance.
(e) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened.
Section 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 3.1, Section 3.2(b), Section 3.4, Section 3.5(a)(i), Section 3.22, Section 3.23 and Section 3.28 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company (it being understood that, for purposes of determining the accuracy of such representations and warranties (other than the representation set forth in Section 3.9(b)), all references to “materially,” “in all material respects,” “Material Adverse Effect” and similar materiality qualifications and exceptions contained in such representations and warranties shall be disregarded).
(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.
(c) Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d).
(d) Absence of Company Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.
Section 6.3 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub set forth in Section 4.1, Section 4.2(b), Section 4.4, Section 4.5(a)(i), Section 4.22 and Section 4.25 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (ii) the representations and warranties set forth in Section 4.2(a) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (iii) each of the other representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent (it being understood that, for purposes of determining the accuracy of such representations and warranties (other than the representation in Section 4.9(b)), all references to “materially,” “in all material respects,” “Material Adverse Effect” and similar materiality qualifications and exceptions contained in such representations and warranties shall be disregarded).
(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(d).
(d) Absence of Parent Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.
(e) Tax Opinion. The Company shall have received, on the Closing Date, but before the Effective Time, a tax opinion (the “Closing Tax Opinion”) from Company Tax Counsel concluding that (i) for U.S. federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and (ii) the Company, Merger Sub, and Parent will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn or adversely modified; provided, that if Company Tax Counsel indicates that it is unwilling or unable to deliver its Closing Tax Opinion, (i) Parent Tax Counsel may, at the election of Parent, deliver the Closing Tax Opinion to the Company in satisfaction of this Section 6.3(e), or (ii) if Parent does not elect to have Parent Tax Counsel deliver such Closing Tax Opinion, the Company shall use its reasonable best efforts to obtain a Closing Tax Opinion from another nationally recognized tax counsel reasonably acceptable to the Company and Parent.
Section 6.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Shareholder Approval have been obtained (with any termination by Parent also being an effective termination by Merger Sub):
(a) by mutual written consent of Parent and the Company;
(b) by either Parent or the Company:
(i) if the Merger shall not have been consummated on or before 12 months from the date of this Agreement (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose material breach of this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Merger to be consummated by the Outside Date;
(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and non-appealable or if any Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose material breach of this Agreement has been the primary cause of, or the primary factor that resulted in, the issuance of such judgment, order, injunction, rule or decree or the failure to obtain a Required Governmental Consent;
(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; provided that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b)(iii) if the failure to obtain such Company Stockholder Approval is proximately caused by any action or failure to act of the Company that constitutes a material breach of this Agreement; or
(iv) if the Parent Shareholder Approval shall not have been obtained at the Parent Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Share Issuance was taken; provided that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b)(iv) if the failure to obtain such Parent Shareholder Approval is proximately caused by any action or failure to act of Parent or Merger Sub that constitutes a material breach of this Agreement;
(c) by Parent:
(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.2(a) or Section 5.3(b), as to which Section 7.1(c)(ii)(B) will apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 and (B) cannot be or has not been cured by the earlier of (1) the

Outside Date and (2) 30 days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied;
(ii) if (A) a Company Adverse Recommendation Change shall have occurred or (B) the Company shall have materially breached or failed to perform any of its obligations set forth in Section 5.2(a) or Section 5.3(b); or
(iii) if at any time before the Parent Shareholder Approval is obtained, in order to accept a Parent Superior Proposal (A) Parent shall have simultaneously with the termination of this Agreement entered into an Alternative Acquisition Agreement with respect to a Parent Superior Proposal, (B) the Parent Board has complied, in all non-de minimis respects, with its obligations under Section 5.2(b) in respect of such Parent Superior Proposal (including the notice provisions thereof), and (C) Parent has paid, prior to or simultaneously with the termination of this Agreement, the Parent Termination Fee due under Section 7.3(c) that is payable if this Agreement is terminated pursuant to this Section 7.1(c)(iii).
(d) by the Company:
(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.2(b) or Section 5.3(c), as to which Section 7.1(d)(ii)(B) will apply), or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied;
(ii) if (A) a Parent Adverse Recommendation Change shall have occurred or (B) Parent shall have breached or failed to perform any of its obligations set forth in Section 5.2(b) or Section 5.3(c); or
(iii) if at any time before the Company Stockholder Approval is obtained, in order to accept a Company Superior Proposal, (A) the Company shall have simultaneously with the termination of this Agreement entered into an Alternative Acquisition Agreement with respect to a Company Superior Proposal that did not result from a breach of Section 5.2, (B) the Company Board has complied, in all non-de minimis respects, with its obligations under Section 5.2(a) in respect of such Company Superior Proposal (including the notice provisions thereof), and (C) the Company has paid, prior to or simultaneously with the termination of this Agreement, the Company Termination Fee due under Section 7.3(b) that is payable if this Agreement is terminated pursuant to this Section 7.1(d)(iii).The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.
Section 7.2 Effect of Termination. In the event of termination of the Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, provided, that:
(a) the Confidentiality Agreement (as amended hereby) and the provisions of Section 3.28 and Section 4.22 (Brokers), Section 5.15 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (No Third Party Beneficiaries), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Specific Performance), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial) and Section 8.16 (No Presumption Against Drafting Party) shall survive the termination hereof;
(b) the Company and Parent may have liability as provided in Section 7.3; and
(c) no such termination shall relieve any party from any liability or damages arising out of a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.
Section 7.3 Fees and Expenses.
(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that (i) the expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Parent and the Company, and (ii) Parent shall pay all filing fees under the HSR Act and any other applicable Antitrust Laws in connection with the Merger.
(b) In the event that:
(i) (A) a Company Acquisition Proposal (whether or not conditional) or intention to make a Company Acquisition Proposal (whether or not conditional) is made directly to the Company’s stockholders or is otherwise publicly disclosed after the date of this

Agreement, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) (and such Company Acquisition Proposal or stated intention to make a Company Acquisition Proposal has not been publicly withdrawn prior to the date of the Company Stockholders Meeting (in the case of Section 7.1(b)(iii)) or prior to the date of such termination (in the case of Section 7.1(b)(i) or Section 7.1(c)(i))), and (C) within 12 months after the date of such termination, the Company enters into an agreement in respect of any Company Acquisition Proposal, or recommends or submits a Company Acquisition Proposal to its stockholders for adoption, or a transaction in respect of any Company Acquisition Proposal is consummated, which, in each case, need not be the same Company Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “20%” in the definition of “Company Acquisition Proposal” shall be deemed to be a reference to “50%”);
(ii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii); or
(iii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(iii);
then, in any such event, the Company shall pay to Parent a fee of $225,000,000 (the “Company Termination Fee”) less the amount of Parent Expenses previously paid to Parent (if any) pursuant to Section 7.3(d), it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Without limiting Section 7.2(c), if the Company Termination Fee or Parent Expenses become payable by, and are paid by, the Company, then such Company Termination Fee or Parent Expenses, as applicable, shall be Parent’s sole and exclusive remedy for damages against the Company and its Affiliates and its and their Representatives in connection with the termination of this Agreement (other than Parent’s right, after having received the Parent Expenses, to receive the Company Termination Fee less the Parent Expenses in the circumstances expressly contemplated in this Section 7.3(b)), and in no event will Parent or any other Person seek to recover any other money damages or seek any other remedy based on a claim in law or equity for any reason in connection with the termination of this Agreement; provided, that the payment by the Company of the Company Termination Fee pursuant to this Section 7.3(b) or Parent Expenses pursuant to Section 7.3(d) shall not relieve the Company from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.
(c) In the event that:
(i) (A) a Parent Acquisition Proposal (whether or not conditional) or intention to make a Parent Acquisition Proposal (whether or not conditional) is made directly to Parent’s shareholders or is otherwise publicly disclosed after the date of this Agreement, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iv) or by the Company pursuant to Section 7.1(d)(i) (and such Parent Acquisition Proposal or stated intention to make a Parent Acquisition Proposal has not been publicly withdrawn prior to the date of the Parent Shareholders Meeting (in the case of Section 7.1(b)(iv)) or prior to the date of such termination (in the case of Section 7.1(b)(i) or Section 7.1(d)(i))), and (C) within 12 months after the date of such termination, Parent enters into an agreement in respect of any Parent Acquisition Proposal, or recommends or submits a Parent Acquisition Proposal to its stockholders for adoption, or a transaction in respect of any Parent Acquisition Proposal is consummated, which, in each case, need not be the same Parent Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “20%” in the definition of “Parent Acquisition Proposal” shall be deemed to be a reference to “50%”);
(ii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii); or
(iii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(iii);
then, in any such event, Parent shall pay to the Company a fee of $225,000,000 (the “Parent Termination Fee”) less the amount of Company Expenses previously paid to the Company (if any) pursuant to Section 7.3(e), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. If the Parent Termination Fee, Regulatory Failure Fee or Company Expenses become payable by, and are paid by, Parent, then such Parent Termination Fee, Regulatory Failure Fee or Company Expenses, as applicable, shall be the Company’s sole and exclusive remedy for damages against Parent and its Affiliates and its and their Representatives in connection with this Agreement (other than the Company’s right, after having received the Company Expenses, to receive the Parent Termination Fee less the Parent Expenses in the circumstances expressly contemplated in this Section 7.3(c)), and in no event will the Company or any other Person seek to recover any other money damages or seek any other remedy based on a claim in law or equity for any reason in connection with this Agreement; provided, that the payment by Parent of the Parent Termination Fee pursuant to this Section 7.3(c), the Regulatory Failure Fee pursuant to Section 7.3(f) or Company Expenses pursuant to Section 7.3(e) shall not relieve Parent from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.
(d) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii) under circumstances in which the Company Termination Fee is not then payable pursuant to Section 7.3(b)(i), then the Company shall reimburse Parent and its Affiliates for all of their reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Parent and Merger Sub and their Affiliates) incurred by Parent, Merger Sub and their Affiliates or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”), up to a maximum amount of $50,000,000 (the “Expense Reimbursement Cap”); provided, that the payment by the Company of the Parent Expenses pursuant to this

Section 7.3(d), (i) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 7.3(b) except to the extent indicated in such Section and (ii) shall not relieve the Company from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.
(e) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(iv) under circumstances in which the Parent Termination Fee is not then payable pursuant to Section 7.3(c)(i), then Parent shall reimburse the Company and its Affiliates for all of their reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Company and its Affiliates) incurred by the Company and its Affiliates or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Company Expenses”), up to a maximum amount of the Expense Reimbursement Cap; provided, that the payment by Parent of the Company Expenses pursuant to this Section 7.3(e), (i) shall not relieve Parent of any subsequent obligation to pay the Parent Termination Fee pursuant to Section 7.3(c) or the Regulatory Failure Fee pursuant to Section 7.3(f), except to the extent indicated in such Sections and (ii) shall not relieve Parent from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.
(f) If this Agreement is terminated (i) by Parent or the Company (as applicable) pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) at a time when one or more of the conditions set forth in Section 6.1(b) or Section 6.1(c) were not satisfied or waived (other than any such conditions that have not been satisfied as a result of a breach of this Agreement by the Company that was the primary cause of, or the primary factor that resulted in, the failure of such conditions having been satisfied) and, in each case, at the time of such termination, all of the other conditions set forth in Section 6.1, Section 6.2 and Section 6.3 have otherwise been satisfied or waived (other than those conditions (A) that by their nature are to be satisfied at the Closing, which would have been satisfied at the Closing had the Closing occurred at the time of such termination or (B) that have not been satisfied as a result of a breach of this Agreement by Parent or Merger Sub that was the primary cause of, or the primary factor that resulted in, the failure of such conditions having been satisfied), then Parent shall pay to the Company an amount equal to $325,000,000 (the “Regulatory Failure Fee”) less the amount of Company Expenses previously paid to the Company (if any) pursuant to Section 7.3(e). In no event shall the Company be entitled to receive both the Parent Termination Fee and the Regulatory Failure Fee.
(g) Payment of the Company Termination Fee, the Parent Termination Fee or the Regulatory Failure Fee, as applicable, shall be made by wire transfer of same-day funds to the accounts designated by Parent or the Company, as applicable, (i) on the earliest of the execution of a definitive agreement with respect to, submission to the stockholders of, or consummation of, any transaction contemplated by a Company Acquisition Proposal or Parent Acquisition Proposal, as applicable, in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(i) or a Parent Termination Fee payable pursuant to Section 7.3(c)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) in the case of a Regulatory Failure Fee payable pursuant to Section 7.3(f), (iii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by Parent pursuant to Section 7.1(c)(ii), (iv) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by the Company pursuant to Section 7.1(d)(ii); and (v) prior to or simultaneously with the termination of this Agreement, in the case of termination by Parent pursuant to Section 7.1(c)(iii) or the Company pursuant to Section 7.1(d)(iii). Payment of the Parent Expenses shall be made by wire transfer of same-day funds to the accounts designated by Parent within two Business Days after the Company’s having been notified of the amounts thereof by Parent. Payment of the Company Expenses shall be made by wire transfer of same-day funds to the accounts designated by the Company within two Business Days after Parent’s having been notified of the amounts thereof by the Company.
(h) Each of the parties hereto acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement and that any amounts payable pursuant to this Section 7.3 do not constitute a penalty. Accordingly, if the Company or Parent, as applicable, fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent or the Company, as applicable, institutes any legal action to enforce this Agreement that results in a judgment against the other party for the amounts set forth in this Section 7.3, the Company or Parent, as applicable, shall pay to the other party its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such legal action, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.
Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Shareholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption; provided, further, that after the Parent Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the shareholders of Parent without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption; provided, further, that after the Parent Shareholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of Parent without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.
Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, at the time of delivery (provided there is no automated return email indicating that the email address is no longer valid or active or the recipient is unavailable), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)	if to Parent, Merger Sub or the Surviving Corporation, to:

Xylem Inc.
301 Water Street SE Washington, DC 20003
	Attention:	General Counsel
	E-mail:	Dorothy.Capers@xylem.com
General.Counsel@xylem.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Saee Muzumdar
E-mail: SMuzumdar@gibsondunn.com

(ii)	if to the Company, to:

Evoqua Water Technologies Corp.
210 Sixth Avenue
Suite 3300
Pittsburgh, Pennsylvania 15222
	Attention:	General Counsel
	E-mail:	vincent.grieco@evoqua.com

with a copy (which shall not constitute notice) to:

Jones Day
500 Grant Street, Suite 4500
Pittsburgh, PA 15219
	Attention:	David Grubman
Dotun Obadina Zachary Brecheisen
	E-mail:	dgrubman@jonesday.com
dobadina@jonesday.com
zbrecheisen@jonesday.com

Section 8.3 Certain Definitions. For purposes of this Agreement:
(a) “Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms substantially similar to, and no less favorable in the aggregate to the Company or Parent, as applicable, than, those set forth in the Confidentiality Agreement (including any standstill agreement contained therein);
(b) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;
(c) “Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, the UK Bribery Act, and any similar Laws in any other jurisdiction in which either party or any of their respective Subsidiaries, or their respective agents and Representatives, conduct business;
(d) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed;
(e) “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (116th Cong.) Mar. 27, 2020), the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notice 2020-65, the Consolidated Appropriations Act, 2021 and any related or successor legislation, guidance, rules and regulations promulgated thereunder relating to COVID-19;
(f) “Contract” means any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, concession or franchise, whether oral or written, including all amendments thereto;
(g) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;
(h) “COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associate epidemics, pandemic or disease outbreaks;
(i) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” furlough, workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation by any Governmental Entity, including the U.S. Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to COVID-19;
(j) “Foreign Investment Laws” means any Law intended to prohibit, restrict, or regulate acquisitions or investments in Persons organized, domiciled, or operating in a jurisdiction by foreign Persons;
(k) “Government Bid” means (i) any outstanding written bid, offer or proposal that, if accepted or successful, would reasonably be expected to result in a Government Contract and (ii) any written bid, offer or proposal that no longer remains outstanding but that did result in a Government Contract;
(l) “Government Contract” means any written Contract between the Company or any of its Subsidiaries, on the one hand, and any (i) Governmental Entity, (ii) prime contractor of a Governmental Entity in its capacity as a prime contractor or (iii) higher-tier subcontractor with respect to any contract of a type described in clause (i) or clause (ii), on the other hand. For the purpose of this definition, a task, delivery, work or purchase order under a Government Contract shall not constitute a separate Government Contract, and shall be considered part of the Government Contract to which it relates;
(m) “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts and receivables securitization arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others;
(n) “Intellectual Property” means any and all intellectual property rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trademarks, service marks, trade dress, trade names, and other indicia of origin or source, all registrations and applications for all of the foregoing, including all extensions, modifications and renewals thereof, and all goodwill associated with all of the foregoing (collectively, “Marks”); (ii) domain names and other Internet addresses or identifiers (collectively, “Domain Names”), (iii) patents, patent applications and invention disclosures, including amendments, certificates of correction, counterparts, continuations, continuations-in-part, divisionals, extensions, non-provisionals, provisionals, reexaminations, reissues, renewals, reviews and substitutions thereof (collectively, “Patents”); (iv) published and unpublished works of authorship, copyrights therein and thereto, software (including source code, object code, development documentation, programming tools, drawings, specifications and data), and all registrations and applications for all of the foregoing, including all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (v) trade secrets, know-how, proprietary information, inventions, discoveries and ideas, including financial, business, scientific, technical, economic and engineering information, patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, codes, schematics, databases, drawings, models, methodologies, and customer lists, whether tangible or intangible and whether stored, compiled or memorialized physically, electronically, graphically, photographically or in writing (collectively, “Trade Secrets”); and (vi) any other proprietary, intellectual or industrial property rights of any kind or nature;
(o) “knowledge” means, (i) in the case of the Company, the actual knowledge of the individuals set forth on Section 8.3(o)(i) of the Company Disclosure Letter, and (ii) in the case of Parent, the actual knowledge of the individuals set forth on Section 8.3(o)(ii) of the Parent Disclosure Letter;
(p) “Material Adverse Effect” as applied with respect to the Company or with respect to Parent, means any event, change, circumstance, occurrence, effect or state of facts that (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the applicable party or its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent the applicable party from consummating the Merger, or to delay the applicable party from consummating the Merger beyond the Outside Date; provided, however, that in the case of clause (i) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (A) changes or conditions generally affecting the industries in which the applicable party and its Subsidiaries operate, (B) changes or conditions in the economy or the financial, credit or securities markets, including changes in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes and effects resulting from any regulatory and political conditions or developments in general, (C) geopolitical conditions or changes that are the result of the outbreak, conduct or escalation of war, acts of terrorism, sabotage or cyber-intrusion, (D) any failure, in and of itself, by the applicable party or its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, production or other financial or operating metrics for any period (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such failure may be deemed to constitute or be taken into account in determining whether there has occurred or would occur a Material Adverse Effect if they are not otherwise excluded by this definition), (E) changes in Law or GAAP first proposed after the date hereof, (F) any change, in and of itself, in the market price or trading volume of the applicable party’s securities or in the credit rating of the applicable party or its Subsidiaries (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect if they are not otherwise excluded by this definition), (G) any epidemic, pandemic, disease outbreak (including the COVID-19 virus, any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof following the date of this Agreement) or other public health crisis, public health event, or the worsening of any of the foregoing, or any hurricane, tornado, flood, fire, volcano, earthquake, or other natural or man-made disaster, calamity, crisis or disaster, (H) the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, including any litigation, claim or proceeding arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement and the transactions contemplated hereby, or (I) the taking of any action expressly required by this Agreement (other than any obligation under this Agreement to operate in the ordinary course of business (or similar obligation) pursuant to Section 5.1); provided, that, with respect to clauses (A), (B) (C), (E) and (G), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to the applicable party and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the applicable party and its Subsidiaries operate;
(q) “Permitted Liens” means, with respect to any Person, (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of any of the assets of such Person and its Subsidiaries as currently conducted and that arise in the ordinary course of business consistent with past practice, (ii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) title defects or Liens (other than those constituting Liens for the payment of Indebtedness), if any, that do not or would not, individually or in the aggregate, impair in any material respect the continued ownership, use or occupancy of the assets of such Person and its Subsidiaries to which such Liens relate, (iv) Liens for Taxes that are not yet due or payable or that may thereafter be paid without penalty, (v) zoning, building codes, and other land use Laws regulating the use or occupancy of leased real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such leased real property, (vi) grants to others of rights-of-way, surface leases or crossing rights and amendments, modifications, and releases of rights-of-way, surface leases or crossing rights in the ordinary course of business, (vii) with respect to rights-of-way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record, (viii) Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially impair the continued use of owned or leased real property as currently operated and (ix) any other Liens that will be released on or prior to the Closing Date;
(r) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;
(s) “Personal Information” means any information defined as “personal data,” “personally identifiable information,” “personal information,” any substantial equivalent of these terms, or other data regulated under applicable Privacy Laws;
(t) “Privacy Requirements” means, in each case as they relate to data privacy, data or cybersecurity, data protection, breach notification, data localization, sending solicited or unsolicited electronic mail and text messages, cookies, trackers and collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information, (i) all Laws, including the European General

Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) and any implementing or equivalent national Laws (collectively, the “GDPR”), the UK Data Protection Act 2018 and the GDPR as incorporated into UK law pursuant to the European Union (Withdrawal) Act 2018, the Personal Information Protection Law of the People’s Republic of China, the Privacy Act 1988, the Personal Information Protection and Electronic Documents Act, the California Consumer Privacy Act of 2018, the California Privacy Rights Act of 2020, and the New York SHIELD Act (collectively, “Privacy Laws”); (ii) all published guidelines by Governmental Entities charged with enforcement or interpretation of Laws; (iii) reputable industry practice, standards, self-governing rules and policies, including the Payment Card Industry Data Security Standard; (iv) all contractual obligations binding upon the Company or any of its Subsidiaries; and (v) the Company’s and its Subsidiaries’ own policies and procedures;
(u) “Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act;
(v) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;
(w) “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof;
(x) “Taxes” means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any Tax Agreement or any other express or implied agreement to indemnify any other Person; and
(y) “Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.
Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.
Section 8.5 Entire Agreement; No Other Representations.
(a) This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.
(b) Without limiting the generality of Section 8.5(a), except for the representations and warranties expressly contained in Article III or any certificate delivered by the Company hereunder or as set forth in the Company SEC Documents: (i) Parent and Merger Sub acknowledge and agree that the Company has not made and is not making any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement, that none of Parent or Merger Sub or any of their respective Representatives is relying on, and none of the foregoing has relied on, in connection with each of Parent’s and Merger Sub’s entry into this Agreement and agreement to consummate the transactions contemplated hereby or otherwise, any representations or warranties, express or implied, whatsoever regarding the Company, any of its Subsidiaries, any of their respective Representatives, or any other matter, and that no Representative of the Company or any other Person has made or is making any representations or warranties, express or implied, whatsoever regarding the Company, any of its Subsidiaries, any of their respective Representatives, any other subject matter of this Agreement or any other matter; and (ii) without limiting the foregoing, Parent and Merger Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding and none of Parent, Merger Sub or any of their respective Representatives has relied on, (x) any forecasts, projections, estimates or budgets discussed with, delivered to or made available to Parent or Merger Sub or to any of their Representatives, or otherwise (including in certain “data rooms,” “virtual rooms,” management presentations or in any form in expectation of, or in connection with, the transactions contemplated hereby) regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business and operations of the Company or any of its Subsidiaries or (y) oral or written information made available to Parent, Merger Sub or their respective Representatives in the course of their due diligence investigation of the Company and its Subsidiaries, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(c) Without limiting the generality of Section 8.5(a), except for the representations and warranties expressly contained in Article IV or any certificate delivered by Parent or Merger Sub hereunder or as set forth in the Parent SEC Documents: (i) the Company acknowledges and agrees that Parent and Merger Sub have not made and are not making any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement, that none of the Company or any of its Representatives are relying on, and none of the foregoing has relied on, in connection with the Company’s entry into this Agreement and agreement to consummate the transactions contemplated hereby or otherwise, any representations or warranties, express or implied, whatsoever regarding Parent or any of its Subsidiaries, any of their respective Representatives, or any other matter, and that no Representative of Parent or any other Person has made or is making any representations or warranties, express or implied, whatsoever regarding Parent, any of its Subsidiaries, Merger Sub or any of their respective Representatives, any other subject matter of this Agreement or any other matter; and (ii) without limiting the foregoing, the Company acknowledges and agrees that Parent and Merger Sub have not made and are not making any representations or warranties whatsoever regarding, and none of the Company or its Representatives has relied on, (x) any forecasts, projections, estimates or budgets discussed with, delivered to or made available to the Company or to its Representatives, or otherwise (including in certain “data rooms,” “virtual rooms,” management presentations or in any form in expectation of, or in connection with, the transactions contemplated hereby) regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent, any of its Subsidiaries or Merger Sub or the future business and operations of Parent, any of its Subsidiaries or Merger Sub or (y) oral or written information made available to the Company or its Representatives in the course of their due diligence investigation of Parent, its Subsidiaries and Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
Section 8.6 No Third Party Beneficiaries.
(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as expressly provided in Section 5.8.
(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware, except that matters exclusively relating to the duties of the Parent Board shall be subject to the IBCL.
Section 8.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent and Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement after the Effective Time, to any Person. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.
Section 8.10 Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement pursuant to Section 7.1, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, in addition to any other remedy to which such party is entitled at law or in equity, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.
Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 8.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
Section 8.15 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.
Section 8.16 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
XYLEM INC.

By:	/s/ Patrick Decker
	Name:	Patrick Decker
	Title:	President and Chief Executive Officer

FORE MERGER SUB, INC.

By:	/s/ Matthew Pine
	Name:	Matthew Pine
	Title:	President

EVOQUA WATER TECHNOLOGIES CORP.

By:	/s/ Ron C. Keating
	Name:	Ron C. Keating
	Title:	President & Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

ANNEX B—OPINION OF GOLDMAN SACHS & CO. LLC
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

January 22, 2023
Board of Directors
Evoqua Water Technologies Corp.
210 Sixth Avenue
Pittsburgh, Pennsylvania 15222
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Xylem Inc. (“Xylem”) and its affiliates) of all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Evoqua Water Technologies Corp. (the “Company”) of the exchange ratio of 0.480 of a share of common stock, par value $0.01 per share, (the “Xylem Common Stock”), of Xylem to be paid for each Share (the “Exchange Ratio”) pursuant to the Agreement and Plan of Merger, dated as of January 22, 2023 (the “Agreement”), by and among Xylem, Fore Merger Sub, Inc., a wholly owned subsidiary of Xylem, and the Company.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Xylem, any of their respective affiliates and third parties or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We may also in the future provide financial advisory and/or underwriting services to the Company, Xylem and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended September 30, 2022; annual reports to stockholders and Annual Reports on Form 10-K of Xylem for the five fiscal years ended December 31, 2021; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Xylem; certain other communications from the Company and Xylem to their respective stockholders; certain publicly available research analyst reports for the Company and Xylem; certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Company Forecasts”), and for Xylem standalone prepared by its management, as approved for our use by the Company (the “Xylem Forecasts”); certain operating synergies projected by the managements of the Company and Xylem to result from the Transaction, as approved for our use by the Company (the “Synergies”); and certain financial analyses and forecasts for the Xylem pro forma for the Transaction, comprised of the Company Forecasts, the Buyer Forecasts and the Synergies, as approved for our use by the Company (the “Pro Forma Forecasts” and, together with the Company Forecasts and Xylem Forecasts, the “Forecasts”). We have also held discussions with members of the senior managements of the Company and Xylem regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Xylem; reviewed the reported price and trading activity for the Shares and shares of Xylem Common Stock; compared certain financial and stock market information for the Company and Xylem with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the water industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Xylem or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the
B-1

consummation of the Transaction will be obtained without any adverse effect on the Company or Xylem or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Xylem and its affiliates) of Shares, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which Shares or shares of Xylem Common Stock will trade at any time or as to the potential effects of volatility in the credit, financial and stock markets on the Company or Xylem or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Xylem or the ability of the Company or Xylem to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than Xylem and its affiliates) of Shares.
Very truly yours,

(GOLDMAN SACHS & CO. LLC)
B-2

ANNEX C—OPINION OF BofA SECURITIES, INC.
Global Corporate & Investment Banking
BofA Securities, Inc.
One Bryant Park, New York, NY 10036
January 22, 2023
The Board of Directors
Evoqua Water Technologies Corp.
210 Sixth Avenue
Pittsburgh, Pennsylvania 15222
Members of the Board of Directors:
We understand that Evoqua Water Technologies Corp. (“Evoqua”) proposes to enter into an Agreement and Plan of Merger, dated as of January 22, 2023 (the “Agreement”), among Evoqua, Xylem Inc. (“Xylem”) and Fore Merger Sub, Inc., a direct, wholly owned subsidiary of Xylem (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Evoqua (the “Merger”), with Evoqua as the surviving corporation, and each outstanding share of the common stock, par value $0.01 per share, of Evoqua (“Evoqua Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (other than any Excluded Shares (as defined in the Agreement)) will be converted into the right to receive 0.480 (the “Exchange Ratio”) of a share of the common stock, par value $0.01 per share, of Xylem (“Xylem Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement.
You have requested our opinion as to the fairness, from a financial point of view, to the holders of Evoqua Common Stock (other than holders of Excluded Shares) of the Exchange Ratio provided for in the Merger.
In connection with this opinion, we have, among other things:
(i)	reviewed certain publicly available business and financial information relating to Evoqua and Xylem;
(ii)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of Evoqua furnished to or discussed with us by the management of Evoqua, including certain financial forecasts relating to Evoqua prepared by the management of Evoqua (such forecasts, “Evoqua Forecasts”);

(iii)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of Xylem furnished to or discussed with us by the management of Xylem, including certain financial forecasts relating to Xylem prepared by the management of Xylem (such forecasts, “Xylem Forecasts”);

(iv)	reviewed certain estimates as to the amount and timing of cost savings (collectively, the “Synergies”) anticipated by the managements of Evoqua and Xylem to result from the Merger;
(v)	reviewed the potential pro forma financial impact of the Merger on the future financial performance of Xylem, including the potential effect on Xylem’s estimated earnings per share;
(vi)
reviewed the trading histories for Evoqua Common Stock and Xylem Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(vii)	compared certain financial and stock market information of Evoqua and Xylem with similar information of other companies we deemed relevant;
(viii)	reviewed the relative financial contributions of Evoqua and Xylem to the future financial performance of the combined company on a pro forma basis;
(ix)	reviewed a draft, dated January 21, 2023, of the Agreement (the “Draft Agreement”); and
(x)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.
In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Evoqua and Xylem that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Evoqua Forecasts, we have been advised by Evoqua, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Evoqua as to the future financial performance of Evoqua. With respect to the Xylem Forecasts and Synergies, we have been advised by Xylem, and have assumed, with the consent of Evoqua, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Xylem as to the future financial performance of Xylem and other matters covered thereby. We have not made or been provided with any independent evaluation or appraisal of the assets
C-1

or liabilities (contingent or otherwise) of Evoqua or Xylem, nor have we made any physical inspection of the properties or assets of Evoqua or Xylem. We have not evaluated the solvency or fair value of Evoqua or Xylem under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We also have assumed, at the direction of Evoqua, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us. We have assumed, at the direction of Evoqua, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Evoqua, Xylem or the contemplated benefits of the Merger.
We express no view or opinion as to any terms or other aspects of the Merger (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Evoqua or any alternative transaction. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to holders of Evoqua Common Stock (other than holders of Excluded Shares) and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Evoqua or in which Evoqua might engage or as to the underlying business decision of Evoqua to proceed with or effect the Merger. We are not expressing any opinion as to what the value of Xylem Common Stock actually will be when issued or the prices at which Evoqua Common Stock or Xylem Common Stock will trade at any time, including following announcement or consummation of the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.
We have acted as financial advisor to Evoqua in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the delivery of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Evoqua has agreed to reimburse certain of our expenses and indemnify us against certain liabilities arising out of our engagement.
We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Evoqua, Xylem and certain of their respective affiliates.
We and our affiliates in the past have provided, and currently are providing, commercial credit and treasury services to Evoqua, and in the future may provide such services as well as investment banking, commercial banking and other financial services to Evoqua and have received or in the future may receive compensation for the rendering of these services.
It is understood that this letter is for the benefit and use of the Board of Directors of Evoqua (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.
Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Evoqua, Xylem or the Merger. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.
Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the holders of Evoqua Common Stock (other than holders of Excluded Shares).
Very truly yours,

BOFA SECURITIES, INC.
C-2

Annex D
ANNEX D—OPINION OF LAZARD FRÈRES & CO. LLC

January 22, 2023
The Board of Directors
Xylem Inc.
301 Water Street SE
Washington, D.C. 20003
Dear Members of the Board:
We understand that Xylem Inc., an Indiana corporation (“Xylem”), Fore Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Xylem (“Merger Sub”), and Evoqua Water Technologies Corp., a Delaware corporation (“Evoqua”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Xylem will acquire Evoqua (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into Evoqua and each outstanding share of the common stock, par value $0.01 per share, of Evoqua (“Evoqua Common Stock”), other than shares of Evoqua Common Stock held in the treasury of Evoqua or owned, directly or indirectly, by Xylem or Merger Sub, will be converted into the right to receive 0.480 (“Exchange Ratio”) of a share of the common stock, par value $0.01 per share, of Xylem (“Xylem Common Stock”). The terms and conditions of the Transaction are more fully set forth in the Agreement.
You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to Xylem of the Exchange Ratio provided for in the Transaction.
In connection with this opinion, we have:
(i)	Reviewed the financial terms and conditions of a draft, dated January 21, 2023, of the Agreement;
(ii)	Reviewed certain publicly available historical business and financial information relating to Evoqua and Xylem;
(iii)
Reviewed various financial forecasts and other data provided to us by Evoqua relating to the business of Evoqua, and extrapolations thereof in respect of the fourth calendar quarter of 2025 based on the guidance of management of Xylem and approved by Xylem for our use, financial forecasts and other data provided to us by Xylem relating to the business of Xylem, and the projected cost synergies and other benefits, including the amount and timing thereof, anticipated by the management of Xylem to be realized from the Transaction;

(iv)
Held discussions with members of the senior management of Evoqua and Xylem with respect to the businesses and prospects of Evoqua and Xylem, respectively, and with members of senior management of Xylem and Evoqua with respect to the projected cost synergies and other benefits anticipated by the management of Xylem to be realized from the Transaction;

(v)	Reviewed public information with respect to certain other companies in lines of business that we believe to be generally relevant in evaluating the businesses of Evoqua and Xylem, respectively;
(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the businesses of Evoqua;
(vii)	Reviewed historical stock prices and trading volumes of Evoqua Common Stock and Xylem Common Stock;
(viii)
Reviewed the potential pro forma financial impact of the Transaction on Xylem based on the financial forecasts referred to above relating to Evoqua and Xylem and the projected cost synergies and other benefits anticipated by the management of Xylem to be realized from the Transaction; and

(ix)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.
We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Evoqua or Xylem or concerning the solvency or fair value of Evoqua or Xylem, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, including those related to projected cost synergies anticipated by the management of Xylem to be realized from the Transaction, we have assumed, with the consent of Xylem, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Evoqua and Xylem, respectively, and such synergies. In addition, we have assumed, with the consent of Xylem, that the financial forecasts and projected cost synergies will be realized in the amounts and at the times contemplated thereby. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.
D-1

The Board of Directors
Xylem Inc.
1.22.23

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We further note that the recent volatility in the financial markets may or may not have an effect on Xylem and Evoqua and we are not expressing an opinion as to the effects of such volatility or such disruption on Xylem or Evoqua. We do not express any opinion as to the prices at which shares of Xylem Common Stock or Evoqua Common Stock may trade at any time subsequent to the announcement of the Transaction. Our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Xylem might engage or the merits of the underlying decision by Xylem to engage in the Transaction.
In rendering our opinion, we have assumed, with the consent of Xylem, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of Xylem have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of Xylem, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Xylem, Evoqua or the Transaction. We further have assumed, with the consent of Xylem, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Xylem obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Exchange Ratio to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Exchange Ratio or otherwise.
Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Xylem in connection with the Transaction and will receive a fee for such services, a portion of which will be payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. We in the past have provided, currently are providing and in the future may provide certain investment banking services to Xylem, for which we have received and may receive compensation, including, in the past two years, advising Xylem with respect to a contemplated minority investment in another company. In addition, in the ordinary course, Lazard and our affiliates and employees may trade securities of Xylem, Evoqua and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Xylem, Evoqua and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.
Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Xylem (in its capacity as such) and our opinion is rendered to the Board of Directors of Xylem in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.
Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to Xylem.
Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ Mark T. McMaster
Mark T. McMaster
Global Head of Mergers & Acquisitions
D-2

Annex E
ANNEX E—OPINION OF GUGGENHEIM SECURITIES, LLC
Guggenheim Securities, LLC
330 Madison Avenue
New York, New York 10017
GuggenheimPartners.com
January 22, 2023

The Board of Directors
Xylem Inc.
301 Water Street SE
Washington, D.C. 20003

Members of the Board:
We understand that Xylem Inc. (“Xylem”) and Evoqua Water Technologies Corp. (“Evoqua”) intend to enter into an Agreement and Plan of Merger to be dated as of January 22, 2023 (the “Agreement”) pursuant to which Fore Merger Sub, Inc., a wholly owned subsidiary of Xylem (“Merger Sub”), will merge with and into Evoqua (the “Merger”) and Evoqua will become a wholly owned subsidiary of Xylem. Pursuant to the Agreement, each of the issued and outstanding shares of the common stock, par value $0.01 per share, of Evoqua (“Evoqua Common Stock”) will, subject to certain exceptions, be converted into and become exchangeable for 0.4800 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of Xylem (“Xylem Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement.
You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to Xylem.
In connection with rendering our opinion, we have:
•	Reviewed a draft of the Agreement dated as of January 20, 2023;
•	Reviewed certain publicly available business and financial information regarding each of Xylem and Evoqua;
•
Reviewed certain non-public business and financial information regarding Xylem’s and Evoqua’s respective businesses and future prospects (including certain financial projections for Xylem for the years ending December 31, 2022 through December 31, 2025 and for Evoqua for the years ending December 31, 2022 through December 31, 2025 (together, the “Xylem-Provided Financial Projections”) and certain other estimates and other forward-looking information), all as prepared and approved for our use by Xylem’s senior management (collectively with the Synergy Estimates (as defined below), the “Xylem-Provided Information”);

•
Reviewed certain non-public business and financial information regarding Evoqua’s business and future prospects (including certain financial projections for Evoqua on a stand-alone basis for the fiscal years ending September 30, 2022 through September 30, 2025 (the “Evoqua-Provided Financial Projections” and, together with the Xylem-Provided Financial Projections, the “Financial Projections”) and certain other estimates and other forward-looking information), all as prepared and approved for our use by Evoqua’s senior management and reviewed by, discussed with and approved for our use by Xylem’s senior management (collectively, the “Evoqua-Provided Information”);

•
Reviewed certain estimated operating and financial synergies expected to result from the Merger and estimated costs to achieve the same (collectively, the “Synergy Estimates” or the “Synergies”), all as prepared and approved for our use by Xylem’s senior management;

•
Discussed with Xylem’s senior management their strategic and financial rationale for the Merger as well as their views of Xylem’s and Evoqua’s respective businesses, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in their respective sectors;

•
Discussed with Evoqua’s senior management their views of Evoqua’s business, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the water treatment sector;

•	Performed discounted cash flow analyses based on the Xylem-Provided Financial Projections and the Synergy Estimates;
•	Reviewed the valuation and financial metrics of certain mergers and acquisitions that we deemed relevant in evaluating the Merger;
•	Reviewed the historical prices, trading multiples and trading activity of Xylem Common Stock and Evoqua Common Stock;
•
Compared the financial performance of Xylem and Evoqua and the trading multiples and trading activity of Xylem Common Stock and Evoqua Common Stock with corresponding data for certain other publicly traded companies that we deemed relevant in evaluating Xylem and Evoqua;

•	Reviewed the pro forma financial results, financial condition and capitalization of Xylem giving effect to the Merger; and
•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

The Board of Directors
Xylem Inc.
January 22, 2023
With respect to the information used in arriving at our opinion:
•
We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with Xylem or Evoqua (including, without limitation, the Xylem-Provided Information and the Evoqua-Provided Information) or obtained from public sources, data suppliers and other third parties.

•
We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the Xylem-Provided Information or the Evoqua-Provided Information), (ii) express no view or opinion regarding the reasonableness or achievability of the Financial Projections, the Synergy Estimates, any other estimates and any other forward-looking information provided by Xylem or Evoqua or the assumptions upon which any of the foregoing are based and (iii) have relied upon the assurances of Xylem’s senior management that they are (in the case of the Xylem-Provided Information) and have assumed that Evoqua’s senior management are (in the case of the Evoqua-Provided Information) unaware of any facts or circumstances that would make the Xylem-Provided Information or the Evoqua-Provided Information incomplete, inaccurate or misleading.

•
Specifically, with respect to (i) the Xylem-Provided Financial Projections and the Synergy Estimates utilized in our analyses, (a) we have been advised by Xylem’s senior management, and we have assumed, that the Xylem-Provided Financial Projections and the Synergy Estimates have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Xylem’s senior management as to the expected future performance of Xylem and Evoqua and the expected amounts and realization of the Synergies and (b) we have assumed that the Xylem-Provided Financial Projections and the Synergy Estimates have been reviewed by Xylem’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion, (ii) the Evoqua-Provided Financial Projections, we have assumed that such financial projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Evoqua’s senior management as to the expected future performance of Evoqua on a stand-alone basis and (iii) any financial projections/forecasts, any other estimates and/or any other forward-looking information obtained by us from public sources, data suppliers and other third parties, we have assumed that such information is reasonable and reliable.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Xylem, Evoqua or any other entity or the solvency or fair value of Xylem, Evoqua or any other entity, nor have we been furnished with any such appraisals. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Xylem’s senior management, Evoqua’s senior management and Xylem’s and Evoqua’s respective other professional advisors with respect to such matters. We have assumed that the Merger will qualify, for US federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and Evoqua, Merger Sub and Xylem will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code. We are not expressing any view or rendering any opinion regarding the tax consequences of the Merger to Xylem or Evoqua or their respective securityholders.
In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) the final executed form of the Agreement will not differ from the draft that we have reviewed, (ii) Xylem, Evoqua and Merger Sub will comply with all terms and provisions of the Agreement and (iii) the representations and warranties of Xylem, Evoqua and Merger Sub contained in the Agreement are true and correct and all conditions to the obligations of each party to the Agreement to consummate the Merger will be satisfied without any waiver, amendment or modification thereof. We also have assumed that (i) the Merger will be consummated in a timely manner in accordance with the terms of the Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, divestiture or other requirements, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Xylem, Evoqua, Merger Sub or the Merger (including its contemplated benefits) in any way meaningful to our analyses or opinion.
In rendering our opinion, we do not express any view or opinion as to (i) the prices at which Xylem Common Stock or Evoqua Common Stock or other securities or financial instruments of or relating to Xylem or Evoqua may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets on Xylem or Evoqua, their respective securities or other financial instruments, the Merger or any related refinancing or (iii) the impact of the Merger on the solvency or viability of Xylem, Evoqua or Merger Sub or the ability of Xylem, Evoqua or Merger Sub to pay their respective obligations when they come due.
We have acted as a financial advisor to Xylem in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is payable upon successful consummation of the Merger and a portion of which is payable upon the rendering of our opinion. In addition, Xylem has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

The Board of Directors
Xylem Inc.
January 22, 2023
Aside from our current engagement by Xylem, we have not previously been engaged during the past two years by Xylem, nor have we been previously engaged during the past two years by Evoqua, to provide any financial advisory or investment banking services for which we received fees. We may seek to provide Xylem and Evoqua and their respective affiliates with financial advisory and investment banking services unrelated to the Merger in the future, for which services we would expect to receive compensation.
We and our affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, we and our affiliates and related entities may (i) provide such financial services to Xylem, Evoqua, other participants in the Merger and their respective affiliates, for which services we and our affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Xylem, Evoqua, other participants in the Merger and their respective affiliates. Furthermore, we and our affiliates and related entities and our or their respective directors, officers, employees, consultants and agents may have investments in Xylem, Evoqua and other participants in the Merger and their respective affiliates.
Consistent with applicable legal and regulatory guidelines, we have adopted certain policies and procedures to establish and maintain the independence of our research departments and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Xylem, Evoqua, other participants in the Merger and their respective affiliates and the Merger that differ from the views of our investment banking personnel.
Our opinion has been provided to Xylem’s Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Exchange Ratio. Our opinion is not intended to be used or relied upon for any other purpose or by any other person or entity and may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of Xylem Common Stock in connection with the Merger.
Our opinion and any materials provided in connection therewith do not constitute a recommendation to Xylem’s Board of Directors with respect to the Merger, nor does our opinion or any summary of our underlying analyses constitute advice or a recommendation to any holder of Xylem Common Stock or Evoqua Common Stock as to how to vote or act in connection with the Merger or otherwise. Our opinion does not address Xylem’s underlying business or financial decision to pursue or effect the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Xylem, any refinancing related to the Merger or the effects of any other transaction in which Xylem might engage. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio to Xylem to the extent expressly specified herein. We do not express any view or opinion as to (i) any other term, aspect or implication of (a) the Merger (including, without limitation, the form or structure of the Merger) or the Agreement or (b) any other agreement, transaction document or instrument contemplated by the Agreement or to be entered into or amended in connection with the Merger or (ii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities, creditors or other constituencies of Xylem or Evoqua. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Xylem’s or Evoqua’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Exchange Ratio or otherwise.
Our opinion has been authorized for issuance by our Fairness Opinion and Valuation Committee. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, business, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.
Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Xylem.
Very truly yours,

GUGGENHEIM SECURITIES, LLC

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on Wednesday, May 10, 2023. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AQUA2023SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on Wednesday, May 10, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V11607-S65166

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EVOQUA WATER TECHNOLOGIES CORP.

The Board of Directors recommends you vote FOR Proposals 1, 2 and 3

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

EVOQUA WATER TECHNOLOGIES CORP.
SPECIAL MEETING OF STOCKHOLDERS
May 11, 2023, 11:00 a.m. Eastern Time
www.virtualshareholdermeeting.com/AQUA2023SM

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement are available at www.proxyvote.com.

V11608-S65166

EVOQUA WATER TECHNOLOGIES CORP.
Special Meeting of Stockholders
May 11, 2023, 11:00 a.m. Eastern Time
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Vincent Grieco and Anthony J. Webster, and each of them, as proxies, each with full power of substitution, to represent the undersigned and to vote on all matters designated on the reverse side, all shares of the common stock of Evoqua Water Technologies Corp. (the "Company") that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company, to be held virtually at www.virtualshareholdermeeting.com/AQUA2023SM, at 11:00 a.m. Eastern Time on May 11, 2023, or any adjournment or postponement thereof, with all powers that the undersigned would possess if personally present.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of Proposals 1, 2, and 3. The proxies are also authorized to vote, in accordance with their judgment, upon such other matters as may properly come before the Special Meeting of Stockholders of the Company and any adjournment or postponement thereof.

Your vote on the proposals described in the accompanying Proxy Statement may be specified on the reverse side. **If properly signed, dated and returned, this proxy will be voted as specified on the reverse side or, if no choice is specified, this proxy will be voted in accordance with the recommendations of the Board of Directors.**

Continued and to be signed on reverse side